As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Codere Online Luxembourg, S.A.

(Exact Name of Registrant as Specified in Its Charter)

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Grand Duchy of Luxembourg	7990	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

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7 rue Robert Stümper
L-2557 Luxembourg,
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B255798
+34 91354 28 19

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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CT Corporation System
28 Liberty Street
New York, NY 10005
(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Michael J. Willisch, Esq. Davis Polk & Wardwell LLP Paseo de la Castellana, 41 Madrid, Spain 28046 Tel: +34 91 768 9610 Fax: +34 91 768 9710	Alan I. Annex, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0576 Fax: (305) 579-0717

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price		Amount of registration fee(2)
Ordinary Shares(3)(4)	22,719,000	$9.94	$225,826,860	(5)	$24,638
Warrants(6)(4)	6,435,000	N/A	N/A	(7)	N/A	(7)
Ordinary Shares issuable on exercise of Warrants(8)(4)	6,435,000	$11.50	74,002,500		$8,074	(9)
Total			$299,829,360		$32,712

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(1)      All securities being registered will be issued by Codere Online Luxembourg, S.A., a limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”). In connection with the Business Combination described in this registration statement and the enclosed proxy statement/prospectus (the “Business Combination”), among other things, (i) Codere Newco, S.A.U. (“Codere Newco”), the sole shareholder of both Holdco and Servicios de Juego Online S.A.U., a limited liability company (sociedad anónima unipersonal) governed by the laws of Spain (“SEJO”), will contribute its ordinary shares of SEJO, all with a nominal value of €1.00 per share (“SEJO Ordinary Shares”), to Holdco in exchange for additional ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by Codere Newco (such contribution and exchange of SEJO Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”), (ii) as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Codere Newco will continue to hold all the issued and outstanding Holdco Ordinary Shares and (iii) Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”), a newly-formed subsidiary of Holdco, will be merged with and into DD3 Acquisition Corp. II, a Delaware corporation (“DD3”), with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection with the Merger, (a) all of the outstanding shares of DD3’s Class A common stock, par value $0.0001 per share (the “DD3 Class A Common Stock”) and, pursuant to the Class B Conversion (as defined herein), DD3’s Class B common stock, par value $0.0001 (the “DD3 Class B Common Stock” and, together with the DD3 Class A Common Stock, the “DD3 Common Stock”), will be exchanged for Holdco Ordinary Shares and (b) all of the outstanding warrants of DD3 (the “Public Warrants”) included in the units sold in DD3’s initial public offering (the “Public Units”), and all of the outstanding warrants of DD3 (the “Private Warrants” and, together with the Public Warrants, the “DD3 Warrants”) included in the units purchased in a private placement in connection with DD3’s initial public offering (the “Private Placement Units” and, together with the Public Units, the “DD3 Units”), in each case, entitling the holder thereof to purchase one share of the DD3 Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment), will be converted into the right to purchase Holdco Ordinary Shares on substantially the same terms as the DD3 Warrants (the “Holdco Warrants”). Immediately prior to the closing of the Business Combination, all DD3 Units will be separated into their component securities, which will be exchanged for equivalent securities of Holdco upon the consummation of the Business Combination as described in the proxy statement/prospectus included herein.

(2)      Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(3)      Consists of Holdco Ordinary Shares issuable in exchange for (i) 12,870,000 shares of DD3 Class A Common Stock initially issued as part of the DD3 Units, (ii) 3,125,000 shares of DD3 Class A Common Stock to be issued upon the Class B Conversion, (iii) 5,000,000 shares of DD3 Class A Common Stock to be issued immediately prior to the Closing pursuant to the Forward Purchase Agreements (as defined herein), and (iv) 1,724,000 shares of DD3 Class A Common Stock to be issued to the Current Subscribers (as defined herein) immediately prior to the Closing pursuant to the Subscription Agreements with the Current Subscribers (as defined herein).

(4)      Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)      Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $9.94, which represents the average of the high and low prices of the shares of DD3 Class A Common Stock on The Nasdaq Stock Market LLC on August 6, 2021, by 22,719,000, the estimated number of shares of DD3 Class A Common Stock that will be outstanding immediately prior to the closing of the Business Combination (assuming no redemptions pursuant to DD3’s amended and restated certificate of incorporation, including 6,724,000 shares of DD3 Class A Common Stock that are expected to be issued pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers and excluding any other shares that may be issued in private placements prior to the Business Combination and following the Class B Conversion and the separation of the DD3 Units).

(6)      DD3 Warrants will convert into Holdco Warrants upon consummation of the Business Combination as described in the proxy statement/prospectus included herein.

(7)      The maximum number of Holdco Warrants and Holdco Ordinary Shares of the registrant issuable upon exercise of the Holdco Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Holdco Warrants has been allocated to the Holdco Ordinary Shares underlying such warrants and those Holdco Ordinary Shares are included in the registration fee as calculated in footnote (8) below.

(8)      Consists of Holdco Ordinary Shares issuable upon exercise of Holdco Warrants. Each Holdco Warrant will entitle the warrant holder to purchase one Holdco Ordinary Share at a price of $11.50 per share (subject to adjustment).

(9)      No separate registration fee required pursuant to Rule 457(g) under the Securities Act. Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Holdco Ordinary Shares underlying the Holdco Warrants is calculated based on an exercise price of $11.50 per share.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT FOR SPECIAL MEETING OF DD3 Acquisition Corp. II AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF Codere Online Luxembourg, S.A.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2021

DD3 Acquisition Corp. II
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico

Dear DD3 Acquisition Corp. II Stockholders:

You are cordially invited to attend the special meeting of stockholders of DD3 Acquisition Corp. II (“DD3”) at 11:00 a.m., Eastern time, on           , 2021, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166.

At the special meeting of stockholders, in addition to the other proposals described in this proxy statement/prospectus, DD3 stockholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 21, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among DD3, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain (“Codere Newco”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain (“SEJO”) whose sole shareholder is Codere Newco, Codere Online Luxembourg, S.A., a limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”) whose sole shareholder is Codere Newco, and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) whose sole stockholder is Holdco, and the Business Combination (as defined below) contemplated thereby.

Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to that certain Contribution and Exchange Agreement, dated as of June 21, 2021, by and among Holdco, SEJO and Codere Newco, effective on the effective time of the Exchange (as defined below), Codere Newco will contribute its ordinary shares of SEJO (“SEJO Ordinary Shares”), constituting all the issued and outstanding share capital of SEJO, to Holdco in exchange for additional ordinary shares of Holdco (“Holdco Ordinary Shares”), to be subscribed for by Codere Newco (such contribution and exchange of SEJO Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”); as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco; (ii) after the Exchange and immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), each share of DD3 Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for one share of DD3 Class A common stock, par value $0.0001 per share (“Class A Common Stock,” and such conversion, the “Class B Conversion”); (iii) not earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange, Merger Sub will merge with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”; (iv) in connection with the Merger, all shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for one Holdco Ordinary Share for each share of Class A Common Stock pursuant to a share capital increase of Holdco; and (v) as of the Merger Effective Time, each DD3 warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms (together with the other transactions related thereto, the “Business Combination”).

Pursuant to forward purchase agreements entered into at the time of DD3’s initial public offering and subscription agreements entered into contemporaneously with the execution and delivery of the Business Combination Agreement, certain investors have committed to purchase an aggregate of 6,724,000 shares of Class A Common Stock, at a purchase price of $10.00 per share, in a private placement to occur immediately prior to the closing of the Business Combination (the “Closing”), in each case which will be converted into Holdco Ordinary Shares upon consummation of the Merger. In addition, one of DD3’s investors has agreed not to seek redemption of at least 996,069 shares of Class A Common Stock it currently holds.

Upon consummation of the Business Combination and subject to the assumptions set forth in this proxy statement/prospectus, Holdco is expected to have up to 49,719,000 Holdco Ordinary Shares outstanding. For additional information, see the section entitled “The Business Combination Agreement — Consideration to be Received in the Business Combination” beginning on page 144 of this proxy statement/prospectus.

DD3’s publicly-traded units, shares of Class A Common Stock and warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “DDMXU,” “DDMX” and “DDMXW,” respectively. Any outstanding units will be separated into their component securities immediately prior to the Closing. Holdco intends to apply to list the Holdco Ordinary Shares and Holdco warrants on Nasdaq in connection with the Closing. DD3 cannot assure you that the Holdco Ordinary Shares or Holdco warrants will be approved for listing on Nasdaq.

Holdco is a “foreign private issuer” and an “emerging growth company” under the applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. In addition, upon completion of the Business Combination, Holdco will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will be eligible and may in the future decide to take advantage of exemptions from certain Nasdaq corporate governance standards.

DD3 is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders. Whether or not you plan to attend the special meeting, DD3 urges you to read the entire proxy statement/prospectus (including the financial statements and annexes attached hereto and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 62 of this proxy statement/prospectus.

After careful consideration, DD3’s board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that DD3 stockholders vote FOR all of the proposals presented to DD3 stockholders in this proxy statement/prospectus. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of DD3’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of DD3’s Directors and Officers in the Business Combination.”

On behalf of DD3’s board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2021	Dr. Martin M. Werner Chairman and Chief Executive Officer

This proxy statement/prospectus is dated         , 2021 and is first being mailed to the stockholders of DD3 on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

DD3 ACQUISITION CORP. II
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON              , 2021

To the Stockholders of DD3 Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of DD3 Acquisition Corp. II, a Delaware corporation (“DD3”), will be held on              , 2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting of stockholders for the following purposes:

(1)    The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 21, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among DD3, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain (“Codere Newco”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain (“SEJO”) whose sole shareholder is Codere Newco, Codere Online Luxembourg, S.A., a limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”) whose sole shareholder is Codere Newco, and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) whose sole stockholder is Holdco, and the Business Combination (as defined below) contemplated thereby, pursuant to which each of the following transactions will occur in the following order:

•        pursuant to that certain Contribution and Exchange Agreement, dated as of June 21, 2021, by and among Holdco, SEJO and Codere Newco, effective on the effective time of the Exchange (as defined below), Codere Newco will contribute its ordinary shares of SEJO (“SEJO Ordinary Shares”), constituting all the issued and outstanding share capital of SEJO, to Holdco in exchange for additional ordinary shares of Holdco (“Holdco Ordinary Shares”), to be subscribed for by Codere Newco (such contribution and exchange of SEJO Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”); as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco;

•        after the Exchange and immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), each share of DD3 Class B common stock, par value $0.0001 per share (“Class B Common Stock”), issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for one share of DD3 Class A common stock, par value $0.0001 per share (“Class A Common Stock,” and such conversion, the “Class B Conversion”);

•        not earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange, Merger Sub will merge with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”;

•        in connection with the Merger, all shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for one Holdco Ordinary Share for each share of Class A Common Stock pursuant to a share capital increase of Holdco; and

•        as of the Merger Effective Time, each DD3 warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms (together with the other transactions related thereto, the “Business Combination,” and collectively, the “Business Combination Proposal”);

(2)    The Nasdaq Proposal: to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the current total issued and outstanding shares of DD3 common stock to the Forward Purchasers (as defined below) and the Subscribers (as defined below) (the “Nasdaq Proposal”); and

(3)    The Adjournment Proposal: to consider and vote upon a proposal to authorize the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders (as defined below) have elected to redeem an amount of Public Shares (as defined below) such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied (the “Adjournment Proposal”).

Only holders of record of DD3 common stock at the close of business on                    , 2021 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of DD3 stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders at DD3’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to DD3’s amended and restated certificate of incorporation, DD3 is providing the holders (the “Public Stockholders”) of the shares of Class A Common Stock (the “Public Shares”) issued in DD3’s initial public offering (the “IPO”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of the IPO (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including any interest not previously released to DD3 but net of taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $125.0 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal and any of the other proposals presented. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares without DD3’s prior consent. Holders of DD3’s outstanding warrants to purchase shares of Class A Common Stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of (i) the shares of Class B Common Stock and (ii) the shares of Class A Common Stock underlying the private units sold in the IPO (the “Private Shares”) have agreed to waive their redemption rights with respect to such shares. In addition, one of DD3’s investors has agreed not to seek redemption of at least 996,069 shares of Class A Common Stock it currently holds. The shares of Class B Common Stock and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. DD3 Sponsor Group, LLC, MG Partners Multi-Strategy Fund LP and DD3’s officers and directors have agreed to vote their shares of Class B Common Stock, Private Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. As of the record date, such holders beneficially own an aggregate of approximately 21.6% of the issued and outstanding shares of DD3 common stock.

Pursuant to forward purchase agreements entered into at the time of the IPO, certain investors (the “Forward Purchasers”) have elected to purchase an aggregate of 5,000,000 shares of Class A Common Stock, at a price of $10.00 per share, for an aggregate purchase price of $50,000,000. Additionally, pursuant to subscription agreements entered into contemporaneously with the execution and delivery of the Business Combination Agreement, certain investors (the “Subscribers”) have committed to purchase an aggregate of 1,724,000 shares of Class A Common Stock, at a purchase price of $10.00 per share, for an aggregate purchase price of $17,240,000. Such issuances will occur in a private placement immediately prior to the closing of the Business Combination (the “Closing”), in each case which shares of Class A Common Stock will be converted into Holdco Ordinary Shares upon consummation of the Merger.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of DD3 common stock entitled to vote thereon at the special meeting of stockholders. Each of the Nasdaq Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of DD3 common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. The Closing is conditioned on the adoption of the Business Combination Proposal. The Nasdaq Proposal is also conditioned on the adoption of the Business Combination Proposal. Neither the Business Combination Proposal nor the Adjournment Proposal is conditioned on the adoption of any other proposal set forth in the accompanying proxy statement/prospectus.

DD3 has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Gross Proceeds (as defined in the Business Combination Agreement) amount to at least $77 million. If redemptions by Public Stockholders cause DD3 to be unable to meet this closing condition, then SEJO will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that SEJO waives this condition, DD3 does not intend to seek additional stockholder approval or to extend the time period in which Public Stockholders can exercise their redemption rights. In no event, however, will DD3 redeem Public Shares in an amount that would cause DD3’s net tangible assets to be less than $5,000,001 immediately after the Closing.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of stockholders. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting of stockholders. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of any vote on the Nasdaq Proposal or, if presented, the Adjournment Proposal.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of stockholders. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting of stockholders in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the other proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto and any documents incorporated into the proxy statement/prospectus by reference) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. DD3 encourages you to read the entire proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call DD3’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200. Banks and brokers may reach Morrow Sodali LLC at (203) 658-9400. This notice of meeting and the accompanying proxy statement/prospectus are available at               .

By Order of the Board of Directors,

, 2021	Dr. Martin M. Werner
Chairman and Chief Executive Officer

i

About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form F-4 (File No. 333-        ) filed with the U.S. Securities and Exchange Commission (the “SEC”) by Holdco, constitutes a prospectus of Holdco under Section 5 of the Securities Act, with respect to the Holdco Ordinary Shares to be issued to DD3 stockholders, as well as the Holdco Warrants to acquire Holdco Ordinary Shares to be issued upon conversion of the DD3 Warrants and the Holdco Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of DD3 stockholders at which DD3 stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area which apply Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”), unless they are qualified investors for the purposes of the Prospectus Regulation in such member state or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, and no person in member states of the European Economic Area that is not a relevant person or qualified investor may act or rely on this document or any of its contents.

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us or our affiliates and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or our affiliates will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Market and Industry Data

This proxy statement/prospectus contains estimates, projections, and other information concerning Codere Online’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Codere Online’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Codere Online operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, Codere Online obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. While Codere Online has compiled, extracted, and reproduced industry data from these sources, Codere Online has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Frequently Used Terms

In this document, unless the context otherwise requires:

“1915 Law” means the Luxembourg Law of August 10, 1915 on commercial companies, as amended from time to time (loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée).

“Adjournment Proposal” means a proposal to authorize the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

“AenP Agreement” means the Contrato de Asociación en Participación, dated June 21, 2021, by and between SEJO and Libros Foráneos, S.A. de C.V., which will become effective on the Merger Effective Time. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — AenP Agreement.”

“ALTA” means Alta Cordillera, S.A.

“ALTA License” means the standalone online gaming license granted to ALTA in Panama, under which ALTA will be authorized to conduct online gaming operations in Panama for a twenty (20) year term starting on December 1, 2021, subject to compliance with certain requirements.

“Ancillary Agreements” means the Contribution and Exchange Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the Indemnification Letter, the Warrant Amendment Agreement, and all other agreements, certificates and instruments executed and delivered by DD3, Codere Newco, Holdco, Merger Sub or SEJO in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Annual Combined Carve-out Financial Statements” means the audited combined carve-out financial statements of the Codere Online Business as of December 31, 2020 and 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019, prepared in accordance with IFRS, as adopted by the International Accounting Standards Board, and the accompanying notes.

“Baron” means Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund.

“Baron Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of November 17, 2020, by and between DD3 and Baron, as amended by the Baron FPA Amendment.

“Baron FPA Amendment” means Amendment No. 1 to the original Baron Forward Purchase Agreement, dated as of June 21, 2021, by and between DD3 and Baron.

“Baron IPO Shares” refers to the 996,069 Public Shares acquired by Baron in the IPO that Baron has agreed not to have redeemed pursuant to the Baron Support Agreement.

“Baron Support Agreement” means the Investor Support Agreement, dated as of June 21, 2021, by and between DD3 and Baron.

“Buenos Aires License” means the permit granted to Iberargen S.A. by LOTBA under code DI-2021-238-GCABA-LOTBA on March 12, 2021 for a period of five (5) years. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Restructuring, the Exchange, the Class B Conversion, the Merger and the Holdco Capital Increase.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 21, 2021, as may be amended, supplemented, or otherwise modified from time to time, by and among DD3, Codere Newco, SEJO, Holdco and Merger Sub.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the Business Combination.

“Colombia License” means license C1470, which allows for the operation of online gaming, granted by the Colombian gaming regulator, Coljuegos, to Codere Colombia, S.A. for a term of five (5) years and which expires on November 15, 2022.

“CDON” means Codere Online, S.A.U.

“CDON Licenses” means the following online licenses granted to CDON: (A) three (3) general licenses for a ten (10) year term that will expire on June 1, 2022: (i) Other Games License; (ii) Contests License; and (iii) Betting License, and (B) six (6) singular licenses: (i) slots (granted until July 30, 2025); (ii) roulette (granted until June 22, 2022); (iii) black jack (granted until June 22, 2022); (iv) sports betting (granted until April 28, 2025); (v) horse betting (granted until April 28, 2024); and (vi) other bets (granted until April 28, 2025).

“Certificate of Merger” refers to a certificate of merger to be filed, in accordance with the Business Combination Agreement, with the Delaware Secretary of State immediately following the consummation of the Exchange.

“Class B Conversion” means the automatic conversion and exchange immediately prior to the Merger Effective Time pursuant to the Business Combination Agreement of each share of DD3 Class B Common Stock for one validly issued, fully paid and nonassessable share of DD3 Class A Common Stock.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Codere Group” means Codere, S.A. and its subsidiaries.

“Codere Newco” means Codere Newco, S.A.U.

“Codere Online,” the “Company,” “we,” “our” and “us” refer to Holdco, including the Codere Online Business to be contributed to Holdco in connection with the consummation of the Business Combination, unless the context otherwise requires.

“Codere Online Argentina” means Codere Online Argentina, S.A., the subsidiary of Codere Online Business in Argentina, which is in the process of being incorporated and whose definitive name and legal form may change.

“Codere Online Business” means the integrated online gambling operators in Spain, Mexico, Colombia, Panama, Italy, Gibraltar, Israel and Malta focused on online gambling and other online services of Codere, S.A. See Note 1 to the Annual Combined Carve-out Financial Statements for information on the entities and/or businesses that form the Codere Online Business. According to the Business Combination Agreement, Codere Newco will transfer to Holdco the entities and/or businesses of the Codere Group that form the Codere Online Business.

“Codere Online Colombia” means Codere Online Colombia, S.A.S., the subsidiary of Codere Online Business in Colombia, which is in the process of being incorporated and whose definitive name and legal form may change.

“Codere Online Panama” means Codere Online Panama, S.A.

“Codere Redeemable Amount” means (i) if the Gross Proceeds are equal to, or lower than, $125,000,000, $0 (nil), and (ii) if the Gross Proceeds are higher than $125,000,000, the amount by which the Gross Proceeds exceed $125,000,000 subject to a cap of $30,000,000.

“Codere Redeemable Shares” means Holdco Ordinary Shares to be owned by Codere Newco and redeemed by Holdco from Codere Newco, at Codere Newco’s sole discretion, at the Codere Redemption Price, payable in cash up to an amount, as determined by Codere Newco and set forth in the Codere Redemption Agreement, equal to (rounded down to the nearest whole number of Holdco Ordinary Shares) the quotient of (i) the Codere Redeemable Amount, divided by (ii) the Codere Redemption Price.

“Codere Redemption Agreement” means the agreement to be entered into, upon Codere Newco’s request, by Codere Newco and Holdco on or about the Exchange Effective Time in connection with the redemption by Holdco of the Codere Redeemable Shares and the terms thereof, and substantially in the form attached as Exhibit G to the Business Combination Agreement.

“Codere Redemption Price” means $10.00 per Holdco Ordinary Share.

“Combined Company” means Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company, DD3’s transfer agent and warrant agent.

“Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, dated as of June 21, 2021, by and between Holdco, SEJO and Codere Newco.

“Current Subscribers” means the Subscribers that, as of the date of this proxy statement/prospectus, have entered into Subscription Agreements.

“DD3” means DD3 Acquisition Corp. II, a Delaware corporation.

“DD3 Capital” means DD3 Capital Partners S.A. de C.V.

“DD3 Capital Subscription Agreement” means the Subscription Agreement, dated as of June 21, 2021, by and among DD3, DD3 Capital and Holdco, pursuant to which, among other things, DD3 Capital has agreed to subscribe for, and DD3 has agreed to sell, upon the terms and subject to the conditions of the DD3 Capital Subscription Agreement, 500,000 shares of DD3 Class A Common Stock for an aggregate purchase price of $5,000,000, at a price of $10.00 per each share of DD3 Class A Common Stock, immediately prior to the Closing Date.

“DD3 Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of DD3 filed with the Delaware Secretary of State on December 7, 2020, as may be amended, modified or supplemented from time to time.

“DD3 Class A Common Stock” means DD3’s Class A common stock, par value $0.0001 per share.

“DD3 Class B Common Stock” means DD3’s Class B common stock, par value $0.0001 per share.

“DD3 Common Stock” means the DD3 Class A Common Stock and the DD3 Class B Common Stock, collectively.

“DD3 Contribution Supporting Documents” means, in relation to the Holdco Capital Increase, all supporting documents from DD3, its stockholders and the Exchange Agent, as may be required by a Luxembourg notary chosen by SEJO and DD3 and who has experience in transactions similar to the Transactions, to proceed with and implement the Holdco Capital Increase and the related Holdco Ordinary Shares Merger Issuance upon contribution of the DD3 Class A Common Stock to Holdco at the Merger Effective Time, including but not limited, to the extent required by such Luxembourg notary from DD3, (i) any “know your customer” and “anti-money laundering” documentation, and (ii) documents supporting the power of the Exchange Agent to contribute, on behalf of all holders of DD3 Class A Common Stock outstanding immediately prior to the Merger Effective Time, to the share capital of Holdco, all such shares of DD3 Class A Common Stock, including but not limited, to the extent required by such Luxembourg notary, a legal opinion issued by a reputable U.S. law firm confirming that the Exchange Agent has such power immediately prior to the Merger Effective Time.

“DD3 Organizational Documents” means the DD3 Certificate of Incorporation, DD3’s bylaws and the Trust Agreement (as defined in the Business Combination Agreement), in each case as amended, modified or supplemented from time to time.

“DD3 Units” means the Public Units and the Private Placement Units, collectively.

“DD3 Warrants” means the Public Warrants and the Private Warrants, collectively.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange” means the contribution and exchange, effective on the Exchange Effective Time, by Codere Newco of its SEJO Ordinary Shares to Holdco in exchange for additional Holdco Ordinary Shares to be subscribed for by Codere Newco, as contemplated by and pursuant to the Contribution and Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning ascribed to it in the Business Combination Agreement.

“Exchange Consideration” means, as of the Exchange Effective Time, $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital of Holdco, SEJO and its subsidiaries.

“Exchange Effective Time” means 10:00 a.m. New York time on the Business Day (as defined in the Business Combination Agreement) prior to the Closing Date.

“Exchange Issuance” has the meaning ascribed to it in the Business Combination Agreement.

“Existing Warrant Agreement” means the warrant agreement, dated as of December 7, 2020, by and between DD3 and Continental, as warrant agent, governing the outstanding DD3 Warrants.

“Expenses Reimbursement Letter” means that certain letter agreement to be entered into immediately prior to the Closing by and among the Sponsor, DD3, Codere Newco and Holdco, substantially in the form attached as Exhibit H to the Business Combination Agreement.

“First Holdco Auditor Report” means a report to be prepared in accordance with the Exchange Agreement and articles 420-10 and 420-23 of the 1915 Law and to be issued by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco at or before the Exchange Effective Time on the contributions in kind relating to the Exchange Issuance.

“Forward Purchase Agreements” means, collectively, (i) the Baron Forward Purchase Agreement and (ii) the MG Forward Purchase Agreement, in each case as may be amended from time to time.

“Forward Purchase Amendments” means, collectively, (i) the Baron FPA Amendment and (ii) the MG FPA Amendment.

“Forward Purchasers” means Baron and MG, collectively.

“Forward Purchase Shares” means an aggregate of 5,000,000 shares of DD3 Class A Common Stock to be issued to the Forward Purchasers in a private placement immediately prior to the Closing pursuant to the Forward Purchase Agreements, which shares will be converted into Holdco Ordinary Shares upon consummation of the Business Combination.

“Gross Proceeds” means the sum of (i) the cash held by DD3 outside of the Trust Account, including the aggregate amount of proceeds from the Investment (as defined in the Business Combination Agreement) pursuant to the Forward Purchase Agreements and Subscription Agreements consummated prior to, or as of, the Closing, and (ii) the cash held in the Trust Account (including the amount of proceeds held in the Trust Account as a result of Baron not exercising any of its Redemption Rights pursuant to the Baron Support Agreement), after deducting all payments made or required to be made pursuant to exercises of Redemption Rights.

“HIPA” means Hípica de Panamá, S.A.

“HIPA License” means Resolution No. 921 of September 21, 2017 which authorizes to operate online sports betting by virtue of Contract No. 1 of April 16, 2018 (under which HIPA was awarded 5 licenses for a five (5) year term, renewable for another five (5) years) and Contract No. 193 of 4 October 4, 2005 (under which HIPA was awarded 51 licenses for a twenty (20) year term).

“Holdco” means Codere Online Luxembourg, S.A., a limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B255798.

“Holdco Board” means the board of directors of Holdco.

“Holdco Board Approval” means the Holdco Board resolutions with respect to the approval of the Transactions and the Transaction Documents.

“Holdco Capital Increase” means the share capital increase of Holdco by way of the Holdco Ordinary Shares Merger Issuance.

“Holdco Ordinary Shares” means the ordinary shares of Holdco, with a nominal value of €1.00 per share.

“Holdco Ordinary Shares Merger Issuance” means the issuance of one Holdco Ordinary Share in consideration of each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (which for the avoidance of doubt shall not include any share of DD3 Class A Common Stock as to which Redemption Rights have been exercised).

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approvals, as applicable.

“Holdco Shareholder Approval 1” means the approval of Codere Newco, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on or about the date of the Exchange to implement the Exchange and the Exchange Issuance.

“Holdco Shareholder Approval 2” means the approval of Codere Newco, as the sole shareholder of Holdco, by means of written resolutions taken under private seal, on or about the date of the Merger to implement as promptly as practicable after the Closing the redemption of Holdco Ordinary Shares contemplated under the Codere Redemption Agreement.

“Holdco Shareholder Approval 3” means the approval of Codere Newco, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on the Closing Date after the Merger Effective Time to implement the Merger (i.e., contribution in kind of the DD3 Class A Common Stock outstanding immediately prior to the Merger and the Holdco Capital Increase and related Holdco Ordinary Shares Merger Issuance).

“Holdco Shareholder Approvals” means the Holdco Shareholder Approval 1, the Holdco Shareholder Approval 2 and the Holdco Shareholder Approval 3.

“Holdco Shareholders” means holders of Holdco Ordinary Shares. Prior to the Merger, Codere Newco will be the sole shareholder of Holdco.

“Holdco Warrants” means the warrants to be issued by Holdco, in connection with the Merger, in exchange for the DD3 Warrants, on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Existing Warrant Agreement.

“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board, as in effect from time to time.

“Indemnification Letter” means the indemnification agreement to be entered into by Codere Newco, Holdco and SEJO, at or prior to Closing, substantially in the form attached as Exhibit C to the Business Combination Agreement.

“Interim Combined Carve-out Financial Information” means the unaudited combined carve-out financial information of the Codere Online Business as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, prepared in accordance with IFRS, as adopted by the International Accounting Standards Board.

“Investors” means Baron, MG, DD3 Capital, Larrain and any other person that has entered or will enter into any Subscription Agreement.

“IPO” means DD3’s initial public offering of Public Units, consummated on December 10, 2020.

“Italy License” means Remote Gaming License no. 15411 granted to Codere Scommesse S.r.l. on October 7, 2019, which expires on December 31, 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Larrain” means Larrain Investment Inc.

“Larrain Subscription Agreement” means the Subscription Agreement, dated as of June 21, 2021, by and among DD3, Larrain and Holdco, pursuant to which, among other things, Larrain has agreed to subscribe for, and DD3 has agreed to sell, upon the terms and subject to the conditions of the Larrain Subscription Agreement, 1,224,000 shares of DD3 Class A Common Stock for an aggregate purchase price of $12,240,000, at a price of $10.00 per each share of DD3 Class A Common Stock, immediately prior to the Closing Date.

“LIFO” means Libros Foráneos, S.A. de C.V.

“LIFO License” means license 2768 granted to LIFO in May 1990, which was renewed for a period of 12 years under Official Letter DGJS/1018/2015, expiring on May 10, 2027, which allows for the operation of 18 retail locations in Mexico and online gaming. By virtue of Official Letter No. DGJS/234/2019, dated March 14, 2019 the Ministry of Interior authorizes Codere Online to operate online gaming through the website: www.codere.mx.

“Merger” means the merger of Merger Sub with and into DD3, with DD3 surviving the Merger as a wholly-owned subsidiary of Holdco. In connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”

“Merger Consideration” has the meaning ascribed to it in the Business Combination Agreement.

“Merger Effective Time” means 12:01 a.m. New York time on the business day immediately following the day of the filing of the Certificate of Merger.

“Merger Sub” means Codere Online U.S. Corp., a Delaware corporation.

“MG” means MG Partners Multi-Strategy Fund LP, an Ontario limited partnership.

“MG Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of November 19, 2020, by and between DD3 and MG, as amended by the MG FPA Amendment.

“MG FPA Amendment” means Amendment No. 1 to the original MG Forward Purchase Agreement, dated as of June 21, 2021, by and between DD3 and MG.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the current total issued and outstanding shares of DD3 Common Stock to the Forward Purchasers and the Subscribers.

“net gaming revenue” means all gross amounts wagered of Codere Online less: (i) player wins, (ii) player bonuses and (iii) promotional bets.

“Nomination Agreement” means that certain nomination agreement to be entered into by Codere Newco, Holdco and the Sponsor, at or prior to Closing, substantially in the form attached as Exhibit B to the Business Combination Agreement.

“ONOL” means Codere Online Operator Limited.

“OMSE” means Codere Online Management Services LTD.

“Panama Restructuring Agreement” refers to the Restructuring Agreement to be entered into among Codere Online Panama and HIPA. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Panama Restructuring Agreement.”

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means the private placement pursuant to which the Subscribers will purchase the PIPE Shares, which will occur immediately prior to the Closing.

“PIPE Shares” means the shares of DD3 Class A Common Stock to be issued to the Subscribers in the PIPE, which shares will be converted into Holdco Ordinary Shares upon consummation of the Business Combination. An aggregate of 1,724,000 shares of DD3 Class A Common Stock will be issued to the Current Subscribers in the PIPE.

“Platform and Technology Services Agreement” means the Platform and Technology Services Agreement, effective January 1, 2021, by and among Codere Newco, OMSE and Codere Apuestas España, S.L.U., for the provision of platform and technology services by Codere Newco and Codere Apuestas España, S.L.U. to OMSE’s online casino and sports betting business. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Platform and Technology Services Agreement.”

“Private Placement Units” means the aggregate 370,000 units purchased by the Sponsor and the Forward Purchasers in a private placement in connection with the IPO, each of which consisted of one Private Share and one-half of one Private Warrant.

“Private Shares” means the shares of DD3 Class A Common Stock issued as part of the Private Placement Units.

“Private Warrants” means the warrants included in the Private Placement Units, each of which is exercisable for one share of DD3 Class A Common Stock, in accordance with its terms.

“Public Shares” means the shares of DD3 Class A Common Stock issued as part of the Public Units.

“Public Stockholders” means the holders of Public Shares.

“Public Units” means the 12,500,000 units issued in the IPO, each of which consisted of one Public Share and one-half of one Public Warrant.

“Public Warrants” means the warrants included in the Public Units, each of which is exercisable for one share of DD3 Class A Common Stock, in accordance with its terms.

“Redemption Rights” means the redemption rights provided for in Article IX of the DD3 Certificate of Incorporation.

“Related-Party Agreements” means, collectively, (i) the Sponsorship and Services Agreement, (ii) the Relationship and License Agreement, (iii) the AenP Agreement, and (iv) the Platform and Technology Services Agreement.

“Relationship and License Agreement” means the Relationship and License Agreement, dated June 21, 2021, by and between Codere Newco and SEJO, which will become effective as of the Merger Effective Time. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.”

“Registration Rights and Lock-Up Agreement” means that certain registration rights and lock-up agreement to be entered into by DD3, Codere Newco, Holdco, the Sponsor and the other parties thereto, at or prior to Closing, substantially in the form attached as Exhibit A to the Business Combination Agreement.

“Restructuring” means the corporate restructuring pursuant to which all of the Codere Group’s online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing, and pari-mutuel activities will be operated or owned, as applicable, by SEJO and its subsidiaries by holding or receiving assets, rights and/or entities from the Codere Group, as set forth in the Business Combination Agreement; except that, if such corporate restructuring cannot be consummated by October 1, 2021 substantially in accordance with the step plan agreed with DD3 in Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as a result of the failure to obtain any permit, consent, approval, authorization, qualification or order of any governmental authority or any other third party or any change in any law which would prevent such consummation or would otherwise render the consummation of a particular step of the restructuring economically unviable, in lieu of causing the consummation of such step of the restructuring in such jurisdiction, Codere Newco and SEJO shall enter into a written agreement with the relevant subsidiary in the affected jurisdiction (or any other subsidiary in form and substance reasonably satisfactory to DD3) (each, a “Restructuring Agreement”) and take such other actions prior to the Closing to provide to SEJO and its subsidiaries in such jurisdiction substantially the same economic effect and benefits to SEJO and its subsidiaries as if each such permit, consent, approval, authorization, qualification and order had been obtained, such law had not changed, and each transaction contemplated in the step plan agreed with DD3 had been consummated as originally contemplated to the greatest extent possible.

“Restructuring Agreement” has the meaning set forth in the definition of “Restructuring.”

“RM Sponsorship Agreement” means the sponsorship agreement (“Contrato de Patrocinio”), dated October 11, 2016, between Codere Newco and Real Madrid Club de Fútbol, as amended on April 10, 2019 and November 24, 2020 and as further amended from time to time, pursuant to which, Codere Online is, and is expected to continue to be, the licensee of certain rights, marks, names, images, designations, anthems, photographs and brands set forth under the RM Sponsorship Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Holdco Auditor Report” means a report to be prepared in accordance with articles 420-10 and 420-23 of the 1915 Law and to be issued by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco at or before the Merger Effective Time on the contributions in kind relating to the Holdco Ordinary Shares Merger Issuance.

“Securities Act” means the Securities Act of 1933, as amended.

“SEJO” means Servicios de Juego Online S.A.U.

“SEJO Ordinary Shares” means the ordinary shares of SEJO, all with a nominal value of €1.00 per share.

“Spanish Gaming Law” means Spanish Law 13/2011, of May 27, on gaming regulation.

“special meeting of stockholders” means the special meeting of the stockholders of DD3, to be held on
             , 2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

“Sponsor” means DD3 Sponsor Group, LLC, a Delaware limited liability company.

“Sponsorship and Services Agreement” means the Sponsorship and Services Agreement, dated June 21, 2021, by and between Codere Newco and SEJO, which will become effective as of the Merger Effective Time. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Sponsorship and Services Agreement.”

“Subscribers” means the Investors that have entered or will enter into Subscription Agreements.

“Subscription Agreements” means (i) the DD3 Capital Subscription Agreement, (ii) the Larrain Subscription Agreement, and (iii) any PIPE Subscription Agreement (as defined in the Business Combination Agreement) entered into after June 21, 2021 by and among DD3, Holdco and an Investor in connection with any PIPE transactions on or prior to the Closing Date.

“Supporting Entities” means OMSE, Codere Israel Marketing Support Services LTD and Codere (Gibraltar) Marketing Services LTD.

“Surviving Corporation” means DD3 as surviving corporation of the Merger. Upon the Merger, DD3 will be a wholly-owned subsidiary of Holdco and its corporate name will change to “Codere Online U.S. Corp.”

“Surviving Corporation Exchange” means the exchange in which each share of Merger Sub will be converted into one share of the Surviving Corporation.

“TAM” means total addressable market.

“Transaction Documents” means the Business Combination Agreement, including all schedules and exhibits thereto and related disclosure schedules, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by DD3, Codere Newco, Holdco, Merger Sub or SEJO in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Restructuring, the Exchange and the Merger.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Warrant Amendment Agreement” means that certain agreement to amend the Existing Warrant Agreement to be entered into by DD3, Holdco and Continental, as warrant agent, at or prior to Closing, substantially in the form attached as Exhibit F to the Business Combination Agreement.

Questions and Answers About the Proposals

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to DD3’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     DD3 has entered into the Business Combination Agreement with Codere Newco, SEJO, Holdco and Merger Sub, which provides for the Business Combination in which, among other transactions, SEJO and DD3 will each become a direct wholly-owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination: (i) the holders of all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will receive one validly issued and fully paid Holdco Ordinary Share in exchange for each share of DD3 Class A Common Stock held by them; and (ii) Codere Newco will receive an aggregate of 29,970,000 Holdco Ordinary Shares which, together with Holdco Ordinary Shares previously held by Codere Newco, will result in Codere Newco holding an aggregate of 30,000,000 Holdco Ordinary Shares, assuming no redemption by Holdco of any Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. See “The Business Combination Agreement — Ownership of the Combined Company Upon Completion of the Business Combination,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Agreements Related to the Business Combination — Codere Redemption Agreement,” and “Unaudited Pro Forma Combined Financial Information” for further information.

DD3 stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other proposals, at the special meeting of stockholders. You are receiving this proxy statement/prospectus because you hold DD3 Common Stock as of the record date for the special meeting of stockholders.

The publicly-traded DD3 Units, shares of DD3 Class A Common Stock and DD3 Warrants are currently listed on Nasdaq under the symbols “DDMXU,” “DDMX” and “DDMXW,” respectively. Holdco intends to apply to list the Holdco Ordinary Shares and Holdco Warrants on Nasdaq in connection with the Closing. All outstanding DD3 Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Holdco will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting of stockholders. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Holdco with respect to the Holdco Ordinary Shares and the Holdco Warrants (including the Holdco Ordinary Shares underlying such warrants) issuable in connection with the Business Combination.

Q.     When and where is the special meeting?

A.     The special meeting of stockholders will be held on              , 2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Q.     What matters will stockholders consider at the special meeting of stockholders?

A.     At the special meeting of stockholders, DD3 will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the current total issued and outstanding shares of DD3 Common Stock to the Forward Purchasers and the Subscribers.

•        The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Q.     Are any of the proposals conditioned on one another?

A.     The Closing is conditioned on the adoption of the Business Combination Proposal. The Nasdaq Proposal is also conditioned on the adoption of the Business Combination Proposal. Neither the Business Combination Proposal nor the Adjournment Proposal is conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. It is important to note that in the event that the Business Combination Proposal is not approved, then DD3 will not consummate the Business Combination. If DD3 does not consummate the Business Combination and fails to complete an initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, DD3 will be required to dissolve and liquidate.

Q.     What will happen in the Business Combination?

A.     Pursuant to the Business Combination Agreement, each of the following transactions will occur, in the following order: (i) pursuant to the Contribution and Exchange Agreement, Codere Newco, effective on the Exchange Effective Time, will contribute its SEJO Ordinary Shares, constituting all the issued and outstanding share capital of SEJO, to Holdco in exchange for additional Holdco Ordinary Shares, to be subscribed for by Codere Newco; as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco at the Exchange Effective Time; (ii) after the Exchange and immediately prior to the Merger Effective Time, each share of DD3 Class B Common Stock will automatically be converted into and exchanged for one share of DD3 Class A Common Stock pursuant to the Class B Conversion; (iii) not earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange, pursuant to the Merger, Merger Sub will merge with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”; (iv) in connection with the Merger, all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for the Merger Consideration in the form of one Holdco Ordinary Share for each share of DD3 Class A Common Stock pursuant to the Holdco Capital Increase, as set forth in the Business Combination Agreement; and (v) as of the Merger Effective Time, each DD3 Warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms.

In connection with the Business Combination:

•        Codere Newco will receive an aggregate of 29,970,000 Holdco Ordinary Shares pursuant to the Exchange which, together with Holdco Ordinary Shares previously held by Codere Newco, will result in Codere Newco holding an aggregate of 30,000,000 Holdco Ordinary Shares, assuming no redemption by Holdco of any Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement;

•        each outstanding share of DD3 Common Stock will be exchanged for one Holdco Ordinary Share;

•        each issued and outstanding DD3 Warrant will cease to represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share, at the same exercise price and on substantially the same terms as in effect immediately prior to the Merger Effective Time; and

•        each share of Merger Sub will be converted into one share of the Surviving Corporation pursuant to the Surviving Corporation Exchange, such that, following the Surviving Corporation Exchange, each of the Surviving Corporation and SEJO will be direct wholly-owned subsidiaries of Holdco.

Q.     Why is DD3 proposing the Business Combination Proposal?

A.     DD3 is a blank check company formed under the laws of the State of Delaware on September 30, 2020, for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. DD3 may consummate a business combination with a target business in any geographic location or industry.

DD3 received net proceeds of $125,000,000 from the IPO and sale of the Private Placement Units, which was placed into the Trust Account immediately following the IPO. In accordance with the DD3 Certificate of Incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 15,995,000 shares of DD3 Common Stock issued and outstanding, consisting of (i) 12,870,000 shares of DD3 Class A Common Stock, including 12,500,000 Public Shares and 370,000 Private Shares, and (ii) 3,125,000 shares of DD3 Class B Common Stock. In addition, there currently are 6,435,000 DD3 Warrants issued and outstanding, including 6,250,000 Public Warrants and 185,000 Private Warrants. Each whole DD3 Warrant entitles the holder thereof to purchase one share of DD3 Class A Common Stock at a price of $11.50 per share, subject to adjustment. The DD3 Warrants will become exercisable on the later of (i) 30 days after the completion of DD3’s initial business combination or (ii) December 10, 2021, and expire at 5:00 p.m., New York City time, five years after the completion of DD3’s initial business combination or earlier upon redemption or liquidation. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. There are no shares of DD3 preferred stock issued and outstanding.

Additionally, DD3 anticipates issuing 6,724,000 shares of DD3 Class A Common Stock pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers upon completion of the Forward Purchase Agreements and the PIPE.

Under the DD3 Certificate of Incorporation, DD3 must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of DD3’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

Q.     Why is DD3 proposing the Nasdaq Proposal?

A.     DD3 is seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(a). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (i) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities. The aggregate 6,724,000 shares of DD3 Class A Common Stock that DD3 anticipates issuing pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers will constitute more than 20% of the then outstanding shares of DD3 Common Stock, and DD3 is therefore required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rule 5635(a). For more information, see the section entitled “DD3 Stockholder Proposal No. 2 — The Nasdaq Proposal.” The Nasdaq Proposal is conditioned on the adoption of the Business Combination Proposal.

Q.     Who is Codere Online?

A.     The renowned gaming operator Codere Group launched its online gaming line of business in 2014. Codere Online offers online casino and sports betting through its state-of-the art websites and mobile applications, which are supported by an established and flexible technology platform. Codere Online currently operates in its core markets of Spain, Italy, Mexico, Colombia and Panama and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Codere Online’s online business is complemented by the Codere Group’s physical presence throughout Latin America, forming the foundation of the leading omnichannel gaming and casino operations in the region. The Codere Group is a multinational group devoted to entertainment and leisure. It is a leading player in the private gaming industry, with four decades of experience and with presence in seven countries in Europe (Spain and Italy) and Latin America (Argentina, Colombia, Mexico, Panama, and Uruguay).

Q.     What equity stake will current DD3 stockholders and Codere Newco have in Holdco after the Closing?

A.     The table below illustrates the ownership levels in Holdco (excluding the impact of the shares underlying the Holdco Warrants) immediately after the Closing based on the following assumptions under two different redemption scenarios: (i) “No Redemptions of Public Shares,” which assumes that none of the Public Stockholders exercise their Redemption Rights, and (ii) “Maximum Redemptions of Public Shares,” which assumes the exercise of Redemption Rights by Public Stockholders in respect of 11,503,931 Public Shares (i.e., the maximum number of Public Shares that may be redeemed by Public Stockholders in order to fulfill the minimum cash condition under the Business Combination Agreement that Gross Proceeds amount to at least $77 million).

In the “No Redemptions of Public Shares” scenario, upon completion of the Business Combination, (i) DD3’s existing stockholders, including the Sponsor but excluding the Forward Purchasers, will own approximately 30.0% of the issued and outstanding Holdco Ordinary Shares, including 3,421,000 shares held by the Sponsor that will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement and 11,500,000 Public Shares acquired by the Public Stockholders (excluding Baron) in the IPO, (ii) Codere Newco, currently the sole shareholder of Holdco, will own approximately 54.3% of the issued and outstanding Holdco Ordinary Shares, all of which will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement, (iii) the Forward Purchasers will collectively own approximately 12.2% of the issued and outstanding Holdco Ordinary Shares, of which Baron and MG will own approximately 7.1% and 5.1% of the issued and outstanding Holdco Ordinary Shares, respectively, and (iv) the Current Subscribers in the PIPE will own approximately 3.5% of the issued and outstanding Holdco Ordinary Shares. These relative percentages assume that (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, (iv) the Sponsor does not transfer any shares of DD3 Common Stock prior to the Business Combination or Holdco Ordinary Shares following the consummation of the Business Combination and (v) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. In the “Maximum Redemptions of Public Shares” scenario, all of the assumptions outlined in the “No Redemptions of Public Shares” scenario apply, except that it is assumed that, with respect to assumption “(i)”, Public Stockholders exercise their Redemption Rights in respect of 11,503,931 Public Shares and, with respect to assumption “(v)”, Holdco does not redeem any Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement.

The foregoing does not give effect to Baron’s economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG’s right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date (see the section of this proxy statement/prospectus entitled “Certain DD3 Relationships and Related Person Transactions”). If the actual facts are different than these assumptions, the percentage ownerships referred to above will be different.

	No Redemptions of Public Shares		Maximum Redemptions of Public Shares
	Number of Holdco Ordinary Shares	Percentage of total number of Holdco Ordinary Shares(1)	Number of Holdco Ordinary Shares	Percentage of total number of Holdco Ordinary Shares(1)
DD3’s existing stockholders(2)	14,921,000	30.0%	3,421,000	8.3%
Forward Purchasers
Baron(3)	3,537,000	7.1%	3,533,069	8.6%
MG(4)	2,537,000	5.1%	2,537,000	6.2%
Current Subscribers	1,724,000	3.5%	1,724,000	4.2%
Codere Newco	27,000,000	54.3%	30,000,000	72.8%
Total	49,719,000		41,215,069

_________

(1)      Figures have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

(2)      Includes shares held by Public Stockholders and shares of DD3 Class B Common Stock but excludes shares of DD3 Class A Common Stock held by the Forward Purchasers per footnotes 3 and 4 below.

(3)      The “No Redemptions of Public Shares” scenario assumes that Baron holds 2,500,000 Forward Purchase Shares, 37,000 Private Shares, 996,069 Baron IPO Shares and 3,931 additional Public Shares acquired by Baron in the IPO. The “Maximum Redemptions of Public Shares” scenario assumes the redemption of the 3,931 additional Public Shares acquired by Baron in the IPO.

(4)      Assumes MG holds 2,500,000 Forward Purchase Shares and 37,000 Private Shares.

Q.     Who will be the senior managers and directors of Holdco if the Business Combination is consummated?

A.     It is anticipated that, following consummation of the Business Combination during the Sponsor Proposal Period (as defined herein), the Holdco Board will consist of seven (7) directors (i.e., the Codere Newco Directors, the Sponsor Directors and the Industry Expert Independent Director, all as defined herein). The Sponsor Directors identified herein have been nominated for appointment to the Holdco Board upon consummation of the Business Combination. The Codere Newco Directors and the Industry Expert Independent Director to be appointed to the Holdco Board upon consummation of the Business Combination are in the process of being identified. Holdco’s senior management team will primarily be led by the current management of Codere Online Business. See the section entitled “Management of Holdco after the Business Combination” for additional information.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that DD3’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.     What happens if I sell my shares of DD3 Common Stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of DD3 Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be able to seek redemption of your shares of DD3 Common Stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of DD3 Common Stock prior to the record date, you will have no right to vote those shares at the special meeting of stockholders or to have them redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account. Only DD3’s stockholders on the date of the Closing will be entitled to receive Holdco Ordinary Shares in connection with the Closing.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of DD3 Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Nasdaq Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of DD3 Common Stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal or, if presented the Adjournment Proposal.

Q.     Does Codere Newco need to approve the Business Combination?

A.     It is a condition to Closing that Codere Newco approves the Exchange and related transactions. Codere Newco has approved the Exchange and related transactions in the Contribution and Exchange Agreement, as further described below, and is expected to deliver the Holdco Shareholder Approvals in due course.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Holdco, SEJO and Codere Newco entered into the Contribution and Exchange Agreement, pursuant to which Codere Newco has agreed to implement the Exchange by contributing all of the issued and outstanding SEJO Ordinary Shares in exchange for, pursuant to the terms of the Business Combination Agreement (and reduced by the Holdco Ordinary Shares held by Codere Newco immediately prior to the Exchange), 30,000,000 Holdco Ordinary Shares valued at $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital of Holdco, SEJO and SEJO’s subsidiaries, which valuation shall be confirmed in a valuation report to be prepared and issued at the Exchange Effective Time by a Luxembourg independent auditor (réviseur d’entreprises), as further described therein.

Q.     Is DD3 required to have a minimum amount of cash after redemptions in order to close the Business Combination?

A.     Yes. It is a condition to closing under the Business Combination Agreement that Gross Proceeds amount to at least $77 million. If redemptions by Public Stockholders cause DD3 to be unable to meet this closing condition, then SEJO will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

The Gross Proceeds are expected to fulfill the minimum cash condition, even if all of the Public Shares are redeemed other than the Baron IPO Shares, because DD3 has entered into the Subscription Agreements and the Forward Purchase Agreements to raise an aggregate of over $67 million immediately prior to the Closing, and Baron has agreed not to seek redemption of the Baron IPO Shares pursuant to the Baron Support Agreement (representing a roll-over of approximately $10 million based on funds in the Trust Account of approximately $125.0 million as of March 31, 2021). However, there can be no assurance that the counterparties to the Subscription Agreements, the Forward Purchase Agreements and the Baron Support Agreement will perform their obligations thereunder. See also the questions entitled “May DD3, the Sponsor or DD3’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?” and “Will DD3 or Holdco issue additional equity securities in connection with the consummation of the Business Combination?”

Q.     May DD3, the Sponsor or DD3’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and DD3’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of DD3 Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the aggregate amount on deposit in the Trust Account. None of the Sponsor or DD3’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of DD3 Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or DD3’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount on deposit in the Trust Account. The purpose of these purchases could be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that Gross Proceeds amount to at least $77 million.

Q.     Will DD3 or Holdco issue additional equity securities in connection with the consummation of the Business Combination?

A.     In connection with the Business Combination, DD3 has obtained commitments from the Current Subscribers to purchase an aggregate of 1,724,000 PIPE Shares, which will be converted into Holdco Ordinary Shares in connection with the Closing, at a price of $10.00 per share, for an aggregate purchase price of $17,240,000.

Pursuant to the Forward Purchase Agreements, the Forward Purchasers have elected to purchase an aggregate of 5,000,000 Forward Purchase Shares, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $50,000,000.

DD3, subject to the prior written consent of SEJO, may enter into one or more Subscription Agreements with a financing source or sources relating to a PIPE transaction or transactions, under substantially identical terms to those contained in the DD3 Capital Subscription Agreement, including with respect to price, in an additional amount of investment not to exceed $15,000,000 in the aggregate. The purposes of any such financings may include increasing the likelihood of DD3 meeting the minimum available cash condition to consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders and the other Holdco Shareholders.

Q.     How many votes do I have at the special meeting of stockholders?

A.     DD3’s stockholders are entitled to one vote at the special meeting of stockholders for each share of DD3 Common Stock held of record as of the record date. As of the close of business on the record date, there were 15,995,000 outstanding shares of DD3 Common Stock.

Q.     How will the Sponsor, MG and DD3’s directors and officers vote?

A.     In connection with the IPO, DD3 entered into a letter agreement with the Sponsor, MG and DD3’s directors and officers, pursuant to which each agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination Proposal. As of the record date, such holders beneficially own an aggregate of approximately 21.6% of the issued and outstanding shares of DD3 Common Stock.

Q.     What interests do the Sponsor and DD3’s directors and officers have in the Business Combination?

A.     When you consider the recommendation of DD3’s board of directors in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of DD3’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 3,125,000 shares of DD3 Class B Common Stock held by the Sponsor, acquired for an aggregate purchase price of $25,000, which shares would become worthless if DD3 does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of the DD3 Class A Common Stock of $         on Nasdaq on         , 2021;

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 296,000 Private Placement Units, acquired for an aggregate purchase price of $2,960,000, which units, including the component Private Shares and Private Warrants, would become worthless if DD3 does not complete a business combination within the applicable time period, as the holders of the Private Placement Units have waived any right to redemption with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to DD3 Warrants. Such units have an aggregate market value of approximately $        , based on the closing price of the DD3 Units of $         on Nasdaq on              , 2021;

•        the fact that DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares of DD3 Class A Common Stock, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000,000;

•        if the Trust Account is liquidated in the event that DD3 is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, provided that the Sponsor will not be liable as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        to the extent DD3 is unable to complete an initial business combination and its remaining assets outside of the Trust Account are insufficient to pay the costs of liquidation, the Sponsor has agreed to advance DD3 the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses;

•        DD3’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on DD3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated (as of March 31, 2021, no such expenses have been incurred);

•        the potential continuation of certain of DD3’s directors as directors of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of DD3 and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence DD3’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — DD3’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.     What interests do the Forward Purchasers have in the Business Combination?

A.     Simultaneously with the consummation of the IPO, DD3 consummated the private placement of an aggregate of 370,000 Private Placement Units at a price of $10.00 per Private Placement Unit, of which the Forward Purchasers purchased an aggregate of 74,000 Private Placement Units.

In connection with the proposed Business Combination, (i) Baron has elected to purchase an aggregate of 2,500,000 shares of DD3 Class A Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Class A Common Stock, pursuant to the terms of the Baron Forward Purchase Agreement, and (ii) MG has elected to purchase an aggregate of 2,500,000 shares of DD3 Class A Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Class A Common Stock, pursuant to the terms of the MG Forward Purchase Agreement, in each case in a private placement to occur immediately prior to the Closing Date. Additionally, Baron has an economic interest in the

Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG has the right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date.

The Forward Purchase Shares have an aggregate market value of approximately $         based on the closing price of the shares of DD3 Class A Common Stock of $         on Nasdaq on             , 2021. The Forward Purchase Shares will not be outstanding on the record date and will not be entitled to vote at the special meeting of stockholders. The issuance of the Forward Purchase Shares pursuant to the Forward Purchase Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The Forward Purchase Shares will be converted into Holdco Ordinary Shares upon consummation of the Business Combination.

MG has agreed to vote all of its shares of DD3 Common Stock in favor of the Business Combination Proposal and not to seek redemption with respect to such shares. Baron has agreed not to seek redemption of the Baron IPO Shares and the Private Shares that it holds.

The aggregate 6,724,000 shares of DD3 Class A Common Stock that DD3 anticipates issuing pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers will constitute more than 20% of the then outstanding shares of DD3 Common Stock, and DD3 is therefore required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rule 5635(a). For more information, see the section entitled “DD3 Stockholder Proposal No. 2 — The Nasdaq Proposal.”

Q.     What interests do the Subscribers have in the Business Combination?

A.     In connection with the Business Combination, DD3 entered into separate Subscription Agreements with each Current Subscriber, pursuant to which the Current Subscribers agreed to purchase, and DD3 agreed to sell to the Current Subscribers, an aggregate of 1,724,000 PIPE Shares, at a purchase price of $10.00 per share, for an aggregate purchase price of $17,240,000. One of the Subscribers, DD3 Capital, is an affiliate of the Sponsor.

The PIPE Shares have an aggregate market value of approximately $         based on the closing price of the shares of DD3 Class A Common Stock of $         on Nasdaq on             , 2021.

The PIPE Shares will not be outstanding on the record date and will not be entitled to vote at the special meeting of stockholders. The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The PIPE Shares will be converted into Holdco Ordinary Shares upon consummation of the Business Combination.

The aggregate 6,724,000 shares of DD3 Class A Common Stock that DD3 anticipates issuing pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers will constitute more than 20% of the then outstanding shares of DD3 Common Stock, and DD3 is therefore required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rule 5635(a). For more information, see the section entitled “DD3 Stockholder Proposal No. 2 — The Nasdaq Proposal.”

Q.     Did DD3’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     DD3’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. DD3’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. DD3’s board of directors also determined, without seeking a valuation from a financial advisor, that Codere Online’s fair market value was at least 80% of DD3’s assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account). Accordingly, investors will be relying on the judgment of DD3’s board of directors as described above in valuing Codere Online’s business and assuming the risk that DD3’s board of directors may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and DD3 does not consummate a business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, DD3 will be required to dissolve and liquidate the Trust Account.

Q.     Do I have Redemption Rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interest not previously released to DD3 but net of taxes payable, upon the consummation of the Business Combination. Holders of the outstanding DD3 Warrants do not have Redemption Rights with respect to such warrants in connection with the Business Combination. The Sponsor, MG and DD3’s officers and directors have agreed to waive their Redemption Rights with respect to all of their shares of DD3 Common Stock. In addition, Baron has agreed not to seek redemption of the Baron IPO Shares and the Private Shares it holds. The DD3 Class B Common Stock and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $125.0 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00. This is approximately equal to the $10.00 IPO price of the Public Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the aggregate amount on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, in connection with the liquidation of the Trust Account if DD3 does not complete a business combination within the applicable time period.

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares without DD3’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by such stockholder for cash.

Q.     Will how I vote affect my ability to exercise Redemption Rights?

A.     No. You may exercise your Redemption Rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal and the Nasdaq Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to have their Public Shares redeemed holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that Gross Proceeds amount to at least $77 million. If redemptions by Public Stockholders cause DD3 to be unable to meet this closing condition, then Codere Online will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.     How do I exercise my Redemption Rights?

A.     In order to exercise your Redemption Rights, you must, prior to 4:30 p.m. Eastern time on                    , 2021 (two business days before the special meeting of stockholders), (i) submit a written request to Continental, DD3’s transfer agent, that DD3 redeem your Public Shares for cash, and (ii) deliver your Public Shares to DD3’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of DD3’s transfer agent is listed under the question “Who can help answer my questions?” below. DD3 requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your Public Shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to DD3’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and DD3’s transfer agent will need to act to facilitate the request. It is DD3’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because DD3 does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with DD3’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to DD3’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that DD3’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting DD3’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     Redemptions will generally be taxable to U.S. DD3 stockholders. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of DD3 Common Stock” for further information.

Q.     If I hold DD3 Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the DD3 Warrants.

Q.     If I hold DD3 Warrants, what are the U.S. federal income tax consequences of my DD3 Warrants converting to Holdco Warrants?

A.     In connection with the Business Combination, each issued and outstanding DD3 Warrant will cease to represent a right to acquire shares of DD3 Class A Common Stock and will instead represent the right to acquire the same number of Holdco Ordinary Shares, at the same exercise price and on substantially the same terms as in effect immediately prior to the Merger Effective Time.

If the Merger qualifies as a “reorganization” under Section 368 of the Code, subject to Section 367(a) of the Code, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of DD3 Warrants generally should not recognize any gain or loss upon the conversion of the DD3 Warrants to Holdco Warrants; the aggregate tax basis of such U.S. holder’s basis in the Holdco Warrants will be the same as the aggregate tax basis of such U.S. holder’s DD3 Warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue, provided that the DD3 Warrants are held as capital assets on the effective date of the closing of the Business Combination. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination.

If the Merger does not qualify as a “reorganization” under Section 368 of the Code, a U.S. holder of DD3 Warrants that exchanges its warrants for Holdco Warrants, but does not also exchange DD3 Common Stock for Holdco Ordinary Shares, will recognize gain or loss on the warrants exchange. The amount of gains or loss will be the difference between the fair market value of the Holdco Warrants received and the U.S. holder’s tax basis in the DD3 Warrants surrendered. However, if the Merger does not qualify as a “reorganization” under Section 368 of the Code but the U.S. holder exchanges both DD3 Warrants and shares of DD3 Common Stock in exchange for Holdco Warrants and Holdco Ordinary Shares, the U.S. Holder could be treated as transferring its DD3 Warrants and shares of DD3 Common Stock in an exchange governed by Section 351 of the Code. If so treated, the U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants and Holdco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the DD3 Warrants and shares of DD3 Common Stock exchanged therefor) and (ii) the fair market value of the Holdco Warrants received by such holder in such exchange.

Greenberg Traurig, P.A. (“Greenberg Traurig”) is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code. For an additional discussion of the U.S. federal income tax treatment of DD3 Warrants in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — The Business Combination.”

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of shares of DD3 Common Stock or DD3 Warrants in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) DD3 stockholders who properly exercise their Redemption Rights and (ii) cash consideration pursuant to the Business Combination Agreement, which is expected to be used for general corporate purposes of the Combined Company following the consummation of the Business Combination.

Additionally, if the Gross Proceeds are higher than $125,000,000, Codere Newco will have the right to cause Holdco to redeem the Codere Redeemable Shares at the Codere Redemption Price. If applicable, the redemption by Holdco of the Codere Redeemable Shares shall be consummated immediately after the completion of the Closing.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, DD3 is unable to complete a business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, the DD3 Certificate of Incorporation provides that DD3 will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DD3’s remaining stockholders and board of directors, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to DD3’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks Related to DD3 and the Business Combination — DD3 may not be able to complete its initial business combination prior to December 10, 2022, or such later date as may be approved by DD3’s stockholders, in which case DD3 would cease all operations except for the purpose of winding up and DD3 would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the DD3 Warrants will expire worthless” and “— DD3’s stockholders may be held liable for claims by third parties against DD3 to the extent of distributions received by them upon redemption of their shares.” Holders of DD3 Class B Common Stock and the Private Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding DD3 Warrants. Accordingly, the DD3 Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q:     What do I need to do now?

A:     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of DD3 Common Stock on              , 2021, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If applicable, simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. You should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the special meeting of stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee. Holders of DD3 Common Stock are encouraged to vote in advance of the special meeting of stockholders.

If you have any questions or need assistance voting your shares, please call DD3’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: ddmx.info@investor.morrowsodali.com

Q:     What will happen if I abstain from voting or fail to vote at the special meeting of stockholders?

A:     At the special meeting of stockholders, DD3 will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the Nasdaq Proposal or, if presented, the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by DD3 without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented at the special meeting of stockholders.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to attend the special meeting of stockholders to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. DD3 encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in (and incorporated by reference into) this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. DD3 believes the proposals presented to the stockholders at the special meeting of stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the special meeting of stockholders and will have the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on each of the Nasdaq Proposal and, if presented, the Adjournment Proposal. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your Redemption Rights for a pro rata portion of the aggregate amount on deposit in the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. If you are a stockholder of record, you may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting of stockholders and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting of stockholders. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum of DD3’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the DD3 Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the chairman of the special meeting of stockholders will have the power to adjourn such meeting.

Q.     What happens to DD3 Warrants I hold if I vote my shares of DD3 Class A Common Stock against approval of the Business Combination Proposal or the Nasdaq Proposal or validly exercise my Redemption Rights?

A.     If you vote your shares of DD3 Class A Common Stock against approval of the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus, it may be more likely that the Business Combination will not be completed. Properly exercising your Redemption Rights as a DD3 stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your DD3 Warrants will convert into warrants to purchase Holdco Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your DD3 Warrants, and if DD3 does not otherwise consummate an initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, DD3 will be required to dissolve and liquidate, and your DD3 Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     DD3 will pay the cost of soliciting proxies for the special meeting of stockholders. DD3 has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting of stockholders. DD3 has agreed to pay Morrow Sodali LLC a fee of $22,500. DD3 will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. DD3 also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of DD3 Common Stock for their expenses in forwarding soliciting materials to beneficial owners of DD3 Common Stock and in obtaining voting instructions from those owners. DD3’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus, or the enclosed proxy card, you should contact DD3’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: ddmx.info@investor.morrowsodali.com

You may also contact DD3 at:

DD3 Acquisition Corp. II
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico
+52 (55) 8647-0417
Email: contact@dd3.mx

To obtain timely delivery of the documents in advance of the special meeting of stockholders to be held on              , 2021, DD3’s stockholders must request the materials no later than             , 2021, five business days prior to the special meeting of stockholders.

You may also obtain additional information about DD3 from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The accompanying proxy statement/prospectus incorporates important business and financial information about DD3 and Codere Online from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to DD3 should be directed to the addresses and telephone numbers listed above. Requests made to Codere Online should be directed to the address and telephone number noted below:

Codere Online Luxembourg, S.A.
7 rue Robert Stümper
L-2557 Luxembourg
Grand Duchy of Luxembourg
Email: inversor@codere.com
Tel: +34 91354 28 19

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to DD3’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

Summary of the Proxy Statement/Prospectus

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

DD3 Acquisition Corp. II

DD3 is a blank check company formed under the laws of the State of Delaware on September 30, 2020, for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. DD3 may consummate a business combination with a target business in any geographic location or industry.

The publicly-traded DD3 Units, shares of DD3 Class A Common Stock and DD3 Warrants are currently listed on Nasdaq under the symbols “DDMXU,” “DDMX” and “DDMXW,” respectively. At the Closing, the outstanding shares of DD3 Class A Common Stock will be converted into Holdco Ordinary Shares and the outstanding DD3 Warrants will be converted into Holdco Warrants. All outstanding DD3 Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Holdco will not have units outstanding following consummation of the Business Combination.

The mailing address of DD3’s principal executive office is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico, and its telephone number is +52 (55) 4340-1269.

Codere Newco, S.A.U.

Codere Newco is a limited liability company (sociedad anónima unipersonal) governed by the laws of Spain with its registered office at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and registered with the Madrid commercial registry (Registro Comercial de Madrid) under number A-87172003.

Codere Newco is currently a wholly-owned subsidiary of Codere, S.A., which is the holding company of the Codere Group. For more information about the Codere Group, see the section entitled “Information About Codere Online.”

The mailing address of Codere Newco’s principal executive office is Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and its telephone number is +34 91 354 2800.

Servicios de Juego Online S.A.U.

SEJO is a limited liability company (sociedad anónima unipersonal) governed by the laws of Spain with its registered office at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and registered with the Madrid commercial registry (Registro Comercial de Madrid) under number A-88102009.

SEJO was founded with a mission to expand Codere Group’s business into the online gaming industry, including gaming via websites and mobile apps. After obtaining the appropriate licenses, Codere Group launched online gaming operations in Spain, first in Madrid and subsequently after obtaining a national license, nationwide. Since then, SEJO has explored and continues to explore opportunities to expand into online gaming in the rest of the countries in which the Codere Group operates, to the extent permitted or not forbidden by law.

SEJO will become a subsidiary of Holdco upon the consummation of the Business Combination, as part of the Exchange. See “Codere Online Management’s Discussion and Analysis of Financial Condition and Results of Operations — Incorporation of Holdco and Preparation of Interim Combined Carve-out Financial Information and Annual Combined Carve-out Financial Statements.”

The mailing address of SEJO’s principal executive office is Avenida de Bruselas 26, 28108, Alcobendas, Madrid and its telephone number is +34 91 354 2866.

Holdco

Holdco was incorporated under the laws of the Grand Duchy of Luxembourg by Codere Newco on June 4, 2021 as a limited liability company (société anonyme) having its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B255798. Holdco owns no material assets and does not operate any business. As of the date of this proxy statement/prospectus, the directors of Holdco are Moshe Edree, Oscar Iglesias and Gonzalo de Osma.

Holdco expects to apply to list its Holdco Ordinary Shares and Holdco Warrants on Nasdaq under the symbols “              ” and “              ,” respectively. Holdco intends to explore the possibility after Closing of also applying to list its Holdco Ordinary Shares and Holdco Warrants on a recognized securities exchange in a member state of the European Union, which has not yet been identified.

The address of Holdco’s registered office is 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and its telephone number is +34 91354 28 19. After the consummation of the Business Combination, its registered office will remain at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms part, Holdco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Holdco no longer qualifies as an emerging growth company, as long as Holdco continues to qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, Holdco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, Holdco will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. Also, upon completion of the Business Combination, Holdco will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will be eligible and may in the future decide to take advantage of exemptions from certain Nasdaq corporate governance standards.

Merger Sub

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Holdco. Merger Sub was formed by Codere Newco solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The mailing address of Merger Sub’s principal executive office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, United States.

The Business Combination

The Business Combination Agreement

On June 21, 2021, DD3, Codere Newco, SEJO, Holdco and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, expenses provisions and other terms relating to the Merger and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchange and the Merger, the parties will consummate the Business Combination and SEJO and DD3 will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order:

•        pursuant to the Contribution and Exchange Agreement, Codere Newco, effective on the Exchange Effective Time, will contribute its SEJO Ordinary Shares constituting all the issued and outstanding share capital of SEJO to Holdco in exchange for additional Holdco Ordinary Shares, to be subscribed for by Codere Newco. As a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco at the Exchange Effective Time;

•        after the Exchange and immediately prior to the Merger Effective Time, each share of DD3 Class B Common Stock will automatically be converted into and exchanged for one share of DD3 Class A Common Stock pursuant to the Class B Conversion;

•        not earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange, pursuant to the Merger, Merger Sub will merge with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”;

•        in connection with the Merger, all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for the Merger Consideration in the form of one Holdco Ordinary Share for each share of DD3 Class A Common Stock pursuant to the Holdco Capital Increase, as set forth in the Business Combination Agreement; and

•        as of the Merger Effective Time, each DD3 Warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms.

The Merger is to become effective on the Merger Effective Time by the filing of the Certificate of Merger with the Delaware Secretary of State immediately following the consummation of the Exchange. The Certificate of Merger will specify that the Merger will become effective at the Merger Effective Time, which effectiveness shall not be earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange. The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the Class B Conversion, by virtue of the Merger, the Holdco Requisite Approvals, the Second Holdco Auditor Report and the DD3 Contribution Supporting Documents, and without any further action on the part of DD3, Merger Sub, Holdco or SEJO or the holders of any of the following securities:

•        each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (which for the avoidance of doubt shall not include any share of DD3 Class A Common Stock as to which Redemption Rights have been exercised) shall be contributed to Holdco in exchange for one Holdco Ordinary Share, following the Holdco Capital Increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of DD3 Class A Common Stock;

•        upon the Holdco Capital Increase and the related Holdco Ordinary Shares Merger Issuance, all shares of DD3 Class A Common Stock (which for the avoidance of doubt shall not include any share of DD3 Class A Common Stock as to which Redemption Rights have been exercised) shall be cancelled and shall cease to exist and to be outstanding and (i) each certificate formerly representing each of the shares of DD3 Class A Common Stock and (ii) each book-entry account formerly representing each of the uncertificated shares of DD3 Class A Common Stock shall thereafter, in case of both (i) and (ii), only represent the Merger Consideration and the right, if any, to receive any distribution or dividend pursuant to the Business Combination Agreement; and

•        each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation and, as a result thereof, all of the shares of common stock of the Surviving Corporation will be owned by Holdco.

For more information, see the section entitled “The Business Combination Agreement — The Structure of the Business Combination.”

Consideration to be Received in the Business Combination

Codere Newco will receive the Exchange Consideration in the form of Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share as of the Exchange Effective Time. The Holdco Ordinary Shares making up the Exchange Consideration, minus any Holdco Ordinary Shares owned by Codere Newco immediately prior to the Exchange Effective Time, shall be issued to Codere Newco. After such issuance and prior to the redemption by Holdco of any Codere Redeemable Shares owned by Codere Newco, Codere Newco shall hold 30,000,000 Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share.

At the Merger Effective Time, each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will be exchanged for one validly issued and fully paid Holdco Ordinary Share.

For more information, see the section entitled “The Business Combination Agreement — Consideration to be Received in the Business Combination.”

Conditions to the Closing

General Conditions

Under the Business Combination Agreement, the obligations of DD3, Codere Newco, SEJO, Holdco and Merger Sub to consummate the proposed Business Combination, including the Merger and the Exchange, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following conditions: (a) the SPAC Proposals (as defined in the Business Combination Agreement) shall have been approved and adopted by the requisite affirmative vote of the stockholders of DD3 in accordance with this proxy statement/prospectus, the DGCL, the DD3 Organizational Documents and the rules and regulations of the Nasdaq Capital Market; (b) a Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued (i) at or before the Exchange Effective Time, in accordance with the Contribution and Exchange Agreement, the First Holdco Auditor Report, and (ii) at or before the Merger Effective Time, the Second Holdco Auditor Report; (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger or Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Merger or Exchange; (d) the Registration Statement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn; (e) the Holdco Ordinary Shares and Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance; (f) upon consummation of the Transactions, Holdco, SEJO and its subsidiaries shall not be treated as a domestic corporation pursuant to Code Section 7874 and Treasury Regulations thereunder; (g) Codere Newco shall have obtained Codere Bondholders Consent by August 15, 2021, which Codere Bondholders Consent was obtained on July 6, 2021; and (h) DD3 shall have provided all the DD3 Contribution Supporting Documents.

DD3 Conditions to Closing

The obligations of DD3 to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following additional conditions:

a)      (i)     certain representations and warranties of Codere Newco and SEJO contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of Codere Newco and SEJO contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

(ii)    certain representations and warranties of Holdco and Merger Sub contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of Holdco and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would be materially adverse to Holdco or Merger Sub;

b)      Codere Newco, SEJO, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Exchange Effective Time or the Closing Date, provided that Holdco shall have performed or complied in all respects with certain agreements and covenants required by Section 7.01(c) of the Business Combination Agreement;

c)      Codere Newco, SEJO, Holdco and Merger Sub shall have delivered to DD3 a certificate, signed by an officer of SEJO, certifying the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) of the Business Combination Agreement;

d)      no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred;

e)      the Holdco Requisite Approvals shall have been obtained and delivered to DD3 in form and substance reasonably acceptable to DD3;

f)      Codere Newco, SEJO and Holdco shall have consummated the Exchange;

g)      Holdco and Codere Newco shall have duly executed and delivered to DD3 the Registration Rights and Lock-Up Agreement;

h)      Codere Newco and Holdco shall have duly executed and delivered to DD3 the Nomination Agreement;

i)       Holdco shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the Warrant Amendment Agreement to DD3;

j)       The Restructuring shall have been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement except with respect to certain steps related to approvals from governmental authorities or third parties (which such third party shall not be an affiliate of Codere Newco, SEJO, or SEJO’s subsidiary) or changes in laws in any of Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as long as a Restructuring Agreement is entered into between Codere Newco and/or the relevant Codere Group subsidiary in the affected jurisdiction, SEJO and/or the applicable SEJO subsidiary in the relevant jurisdiction which provides substantially the same economic effect and benefits to SEJO and its subsidiaries;

k)      None of Holdco, Merger Sub, SEJO or any of its subsidiaries shall have any indebtedness outstanding;

l)       Codere Newco, Holdco and SEJO shall have duly executed and delivered to DD3 the Indemnification Letter; and

m)     Codere Newco and Holdco shall have duly executed and delivered to DD3 and the Sponsor the Expenses Reimbursement Letter.

SEJO Conditions to Closing

The obligations of SEJO to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing:

a)      certain representations and warranties of DD3 contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of DD3 contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or SPAC Material Adverse Effect or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

b)      DD3 shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Exchange Effective Time or the Closing Date;

c)      DD3 shall have delivered to SEJO a certificate, signed by an officer of DD3, certifying the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) of the Business Combination Agreement and the number of shares of DD3 Class A Common Stock in respect of which Redemption Rights have been validly exercised in accordance with the provisions of the DD3 Organizational Documents;

d)      no SPAC Material Adverse Effect shall have occurred;

e)      on or prior to the Closing Date, DD3 shall have delivered to SEJO the certificate provided for in Section 8.08(d) of the Business Combination Agreement;

f)      DD3 and the Sponsor shall have duly executed and delivered to Holdco the Registration Rights and Lock-Up Agreement;

g)      the Sponsor shall have duly executed and delivered the Nomination Agreement;

h)      DD3 shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the Warrant Amendment Agreement;

i)       all officers and directors of DD3 shall have executed written resignations as officers and directors of DD3 effective as of the Merger Effective Time;

j)       the Gross Proceeds shall be at least $77,000,000; and

k)      DD3 shall, and shall have caused the Sponsor to, have duly executed and delivered to Codere Newco and Holdco the Expenses Reimbursement Letter.

Termination Rights

The Business Combination Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of SEJO or DD3, as follows:

a)      by mutual written consent of DD3 and SEJO;

b)      by either DD3 or SEJO if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on December 31, 2021, provided, however, that the Business Combination Agreement may not be terminated under this sub-section by or on behalf of any party that either directly or indirectly through its affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article IX of the Business Combination Agreement on or prior to December 31, 2021;

c)      by either DD3 or SEJO if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

d)      by either DD3 or SEJO if any of the SPAC Proposals (as defined in the Business Combination Agreement) fail to receive the requisite vote for approval at DD3’s meeting of stockholders;

e)      by DD3 upon a breach of any representation, warranty, covenant or agreement on the part of Codere Newco, SEJO, Holdco or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Codere Newco, SEJO, Holdco or Merger Sub will have become untrue, in either case only if the conditions set forth in Sections 9.02(a) and (b) of the Business Combination Agreement would not be satisfied; provided that DD3 has not waived such breach and DD3 is not then in material breach of any of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such breach is curable by Codere Newco, SEJO, Holdco or Merger Sub, DD3 may not terminate the Business Combination Agreement under this sub-section for so long as Codere Newco, SEJO, Holdco or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by DD3 to SEJO;

f)      by SEJO upon a breach of any representation, warranty, covenant or agreement on the part of DD3 set forth in the Business Combination Agreement, or if any representation or warranty of DD3 shall have become untrue, in either case only if the conditions set forth in Sections 9.03(a) and (b) of the Business Combination Agreement would not be satisfied; provided that SEJO has not waived such breach and Codere Newco, SEJO, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such breach is curable by DD3, SEJO may not terminate the Business Combination Agreement under this sub-section for so long as DD3 continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SEJO to DD3;

g)      by DD3 if the PCAOB Financials (as defined in the Business Combination Agreement) have not been delivered by August 21, 2021;

h)      by DD3 if the Restructuring shall have not been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement by September 30, 2021 with respect to Spain, Italy and Mexico; or

i)       by DD3 if the Restructuring shall have not been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement or a Restructuring Agreement will not have been entered into by November 15, 2021 with respect to Colombia, Panama and the City of Buenos Aires (Argentina).

The Business Combination Agreement also provided that DD3 could have terminated the Business Combination Agreement if Codere Newco shall not have obtained Codere Bondholders Consent by August 15, 2021, which Codere Bondholders Consent was obtained on July 6, 2021.

Other Agreements Related to the Business Combination Agreement

Contribution and Exchange Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Holdco, SEJO and Codere Newco entered into the Contribution and Exchange Agreement, pursuant to which Codere Newco has agreed to implement the Exchange by contributing all of the issued and outstanding SEJO Ordinary Shares in exchange for, pursuant to the terms of the Business Combination Agreement (and reduced by the Holdco Ordinary Shares held by Codere Newco immediately prior to the Exchange), 30,000,000 Holdco Ordinary Shares valued at $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital of Holdco, SEJO and SEJO’s subsidiaries, which valuation shall be confirmed in a valuation report to be prepared and issued at the Exchange Effective Time by a Luxembourg independent auditor (réviseur d’entreprises). Upon the closing of the Transactions, Codere Newco is expected to maintain between approximately 54% to 73% ownership of Holdco and the Gross Proceeds to Codere Online are expected to range between $77 million and $192 million (prior to any expenses), in each case, depending on, among others, the level of Redemption Rights that are exercised in respect of Public Shares and the number of Codere Redeemable Shares that are redeemed by Holdco.

The Contribution and Exchange Agreement is subject to customary conditions, covenants, representations and warranties.

Subscription Agreements

The below description refers to the Subscription Agreements that are currently in place, but DD3 and Holdco may enter into further Subscription Agreements with one or more Investors on or prior to the Closing Date. The purpose of the PIPE is to raise additional capital for use in connection with the proposed Business Combination and to assist in meeting the minimum cash requirement (which consists of the Gross Proceeds amounting to at least $77 million) which is a condition to the consummation of the Business Combination in the Business Combination Agreement.

Contemporaneously with the execution and delivery of the Business Combination Agreement, DD3 entered into two separate Subscription Agreements with DD3 Capital and Larrain, in each case to which Holdco is also a party, pursuant to which DD3 has agreed to issue and sell, in a private placement to close immediately prior to the Closing, (i) an aggregate of 500,000 shares of DD3 Common Stock, for an aggregate purchase price of $5,000,000, at a price of $10.00 per each share of DD3 Common Stock, to DD3 Capital, and (ii) an aggregate of 1,224,000 shares of DD3 Common Stock, for an aggregate purchase price of $12,240,000, at a price of $10.00 per each share of DD3 Common Stock, to Larrain, in each case which shares of DD3 Common Stock will become Holdco Ordinary Shares as a result of the Merger.

The closing of the PIPE (the “PIPE Closing”) is contingent upon the substantially concurrent consummation of the proposed Business Combination. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the proposed Business Combination. The PIPE Closing will be subject to customary conditions, including:

•        all representations and warranties of DD3 and the Subscriber contained in the relevant Subscription Agreement will be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Subscription Agreements), which representations and warranties will be true in all respects) at and as of the PIPE Closing;

•        no governmental authority having competent jurisdiction will have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, and no governmental authority having competent jurisdiction will have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

•        all conditions precedent to the Closing of the proposed Business Combination, including the approval of DD3’s stockholders, will have been satisfied or waived.

Pursuant to the Subscription Agreements with the Current Subscribers, Holdco agreed that, within 30 calendar days after the Closing, Holdco will file with the SEC a registration statement registering the Holdco Ordinary Shares received by the Subscribers in connection with the proposed Business Combination (the “PIPE Registration Statement”), and Holdco shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that Holdco’s obligations to include the Holdco Ordinary Shares held by a Subscriber in the PIPE Registration Statement will be contingent upon the respective Subscriber furnishing in writing to Holdco such information regarding the Subscriber, such Holdco Ordinary Shares held by such Subscriber and the intended method of disposition of such shares as shall be reasonably requested by Holdco to effect the registration, and will execute such documents in connection with such registration as Holdco may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding anything to the contrary in the Subscription Agreements, Holdco may, upon giving prompt written notice of such action to the respective Subscriber, delay the filing or initial effectiveness of, suspend use of, the PIPE Registration Statement for a period of not more than sixty (60) consecutive days or more than two times in any calendar year if the filing, initial effectiveness or continued use of the PIPE Registration Statement would, in the good faith judgment of the Holdco Board, make Holdco fail to comply with applicable disclosure requirements or would require the inclusion in such PIPE Registration Statement of (i) financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, (ii) audited financial statements as of a date other than Holdco’s fiscal year end, or (iii) pro forma financial statements that are required to be included in a registration statement.

Each Current Subscriber acknowledged and agreed that, without the prior written consent of DD3 and Holdco, during the period commencing on the Closing Date and continuing until the earlier of the ninety (90) calendar day period commencing on the date of the closing of the Business Combination and the date when the PIPE Registration Statement is declared effective by the SEC, each Subscriber, and any person or entity acting on its behalf or pursuant to any understanding with it, will not (i) sell, assign, transfer (including by operation of law), incur any liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, dispose of or otherwise encumber, (ii) make any short sale of, grant any option for the purchase of, or (iii) enter into any hedging or similar transaction with the same economic effect as a transfer in sub-section (i) above of, any of the PIPE Shares.

Each Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the proposed Business Combination being consummated, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement or (iii) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing.

For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Forward Purchase Agreements

In connection with the proposed Business Combination, (i) Baron has elected to purchase an aggregate of 2,500,000 shares of DD3 Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Common Stock, pursuant to the terms of the Baron Forward Purchase Agreement, and (ii) MG has elected to purchase an aggregate of 2,500,000 shares of DD3 Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Common Stock, pursuant to the terms of the MG Forward Purchase Agreement, in each case in a private placement to occur immediately prior to the Closing Date.

Pursuant to the Baron FPA Amendment and the MG FPA Amendment, among other matters, (i) DD3 agreed not to enter into any agreement with any other investor or prospective investor on terms that are more favorable to such other investor or prospective investor than the terms provided to Baron or MG, as applicable, and (ii) certain closing conditions were amended in part to align with the closing conditions in the Business Combination Agreement, including that the terms of the Business Combination Agreement (as the same existed on the date of the Baron FPA Amendment and the MG FPA Amendment) shall not have been amended or modified in a manner, and no waiver thereunder shall have occurred, that would reasonably be expected to be materially adverse to the economic benefits that Baron or MG would reasonably expect to receive under their respective Forward Purchase Agreement, without Baron’s or MG’s written consent, as applicable.

For more information about the Forward Purchase Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Forward Purchase Agreements.”

Baron Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, DD3 and Baron entered into the Baron Support Agreement, pursuant to which Baron irrevocably waived its Redemption Rights with respect to the Baron IPO Shares and agreed that it will not (a) redeem or exercise any of its Redemption Rights with respect to, any Baron IPO Shares in connection with DD3’s special meeting of stockholders to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement; or (b) directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Baron IPO Shares or otherwise agree to do any of the foregoing, (ii) deposit any Baron IPO Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Baron Support Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Baron IPO Shares. The Baron Support Agreement and the obligations of Baron under the Baron Support Agreement will automatically terminate upon the earliest of the Closing of the proposed Business Combination and the termination of the Business Combination Agreement in accordance with its terms.

The Baron Support Agreement is subject to customary conditions, covenants, representations and warranties.

Pursuant to the Business Combination Agreement, DD3 has undertaken not to amend, modify, waive or otherwise change any of the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements without the prior written consent of SEJO, such consent not to be unreasonably withheld, delayed or conditioned.

Registration Rights and Lock-Up Agreement

In connection with the Closing of the proposed Business Combination, DD3, Codere Newco, Holdco, MG, Baron and the Sponsor will enter into a Registration Rights and Lock-Up Agreement which will provide customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain Holdco Ordinary Shares and Holdco Warrants (including underlying securities) held by the Holders (as defined in the Registration Rights and Lock-Up Agreement), and that it will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days following the filing deadline, provided that the effectiveness deadline will be extended to 90 calendar days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC.

Pursuant to the Registration Rights and Lock-Up Agreement, each of Codere Newco and the Sponsor will agree to not transfer any Lock-Up Securities (as defined in the Registration Rights and Lock-Up Agreement) until the earliest of: (i) the date that is one year from the Closing, (ii) the date on which the closing price of the Holdco Ordinary Shares on Nasdaq equals or exceeds $12.50 per Holdco Ordinary Share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Closing or (iii) such date on which Holdco completes a liquidation, merger, share exchange or other similar transaction that results in all Holdco shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property, subject to certain exceptions.

Nomination Agreement

In connection with the Closing of the proposed Business Combination, the Sponsor, Codere Newco and Holdco will enter into a Nomination Agreement, pursuant to which Codere Newco and the Sponsor will have, among others, certain director nomination rights with respect to Holdco.

During the Sponsor Proposal Period, the board of directors of Holdco will consist of seven (7) directors and (i) Codere Newco will have the right to propose for appointment four (4) Codere Newco Directors; (ii) the Sponsor will have the right to propose for appointment two (2) Sponsor Directors; and (iii) Codere Newco and the Sponsor will have the right to jointly propose for appointment the Industry Expert Independent Director. After the Sponsor Proposal Period, Codere Newco will have the right to propose for appointment five (5) directors, with at least two (2) of them having to qualify as independent directors (subject to independence requirements under applicable securities exchange rules that may require a greater number of independent directors). Both during and after the Sponsor Proposal Period, at least one (1) of the Codere Newco Directors shall qualify as a Luxembourg tax resident.

Codere Newco will have the right to propose for reappointment the Codere Newco Directors and the Sponsor will have the right to propose for reappointment the Sponsor Directors appointed within the Sponsor Proposal Period; provided that one (1) Sponsor Director shall not have the right to serve as director past the second annual shareholders’ meeting of Holdco after the Closing Date and the second Sponsor Director shall not have the right to serve as director past the third annual shareholders’ meeting of Holdco after the Closing Date.

Pursuant to the Nomination Agreement, the Holdco audit committee shall include at least one (1) Codere Newco Director and one (1) Sponsor Director (in either case only to the extent such director (i) qualifies as an independent director and (ii) meets the heightened independence requirements applicable to audit committees under the SEC rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Holdco Ordinary Shares are listed). Further, Codere Newco will have the right, but not the obligation, to propose for appointment one (1) non-executive, non-independent director as an observer to the audit committee to be appointed by the Holdco Board, subject to compliance with Rule 10A-3 under the Exchange Act.

Codere Newco and the Sponsor agreed to cooperate in facilitating any action or right described in or required by the Nomination Agreement, including by voting their respective Holdco Ordinary Shares. Other than reimbursement for reasonable and documented out-of-pocket expenses, only the Remunerated Directors (as defined below) shall be entitled to compensation as consideration for serving on the board of directors of Holdco and/or any committees. See the section entitled “Management of Holdco after the Business Combination” for additional information.

Unless earlier terminated by the mutual agreement of Holdco, Codere Newco and the Sponsor, the Nomination Agreement shall continue in full force and effect for a period of five years from the date thereof; provided, however, that the Nomination Agreement will automatically terminate, with respect to Codere Newco, on the date on which Codere Newco and/or its affiliates cease to beneficially own, in the aggregate, at least 30% of the issued and outstanding Holdco Ordinary Shares, and with respect to the Sponsor, after the Sponsor Proposal Period; provided, further, that Codere Newco and Holdco shall, no later than 30 days prior to the fifth anniversary of the Nomination Agreement, agree in writing to renew the Nomination Agreement, with respect to Codere Newco and Holdco, for an additional five years if Codere Newco and/or its affiliates beneficially own, in the aggregate, no less than 30% of the issued and outstanding Holdco Ordinary Shares.

For more information about the Nomination Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Nomination Agreement.”

Indemnification Letter

In connection with the Closing of the proposed Business Combination, Codere Newco, Holdco and SEJO have agreed to cause the Restructuring and will enter into the Indemnification Letter, pursuant to which Codere Newco will indemnify Holdco, SEJO and their respective subsidiaries (“Indemnitees”), including under the principles of transferee or successor liability but excluding any debts, losses, damages, fines, penalties, expenses and liabilities (“Liabilities”) reflected or reserved against in the Year-End Financial Statements (as defined in the Business Combination Agreement) or the Interim Financial Statement (as defined in the Business Combination Agreement), for (i) Liabilities incurred by any Indemnitee and arising under or in connection with the ownership of the assets (other than entities, assets or rights to be transferred to SEJO or its subsidiaries pursuant to the Restructuring) of, or the operation of the business (other than the online business) by, Codere Newco or any affiliate of Codere Newco (excluding Holdco, Merger Sub, SEJO and its subsidiaries) (“Non-Online Losses”); (ii) Liabilities incurred by any Indemnitee as a result of the consummation of the Restructuring, but only to the extent that such Liabilities would not have been incurred but for the Restructuring (“Restructuring Losses”); and (iii) Taxes (as defined in the Business Combination Agreement) of any Indemnitee, including Transfer Taxes (as defined in the Business Combination

Agreement), incurred by any Indemnitee as a result of the consummation of the Restructuring, but only to the extent that such Taxes would not have been incurred but for the Restructuring (such Taxes in (iii), together with Non-Online Losses and Restructuring Losses, “Losses”). The obligations of Codere Newco to indemnify and hold harmless the Indemnitees against, or to contribute to, Losses pursuant to the Indemnification Letter shall remain in full force and effect until the date that is 24 months after the Closing Date. The aggregate amount of all Losses for which Codere Newco shall be liable pursuant to the Indemnification Letter, including, for the avoidance of doubt, any legal or other expenses incurred by the Indemnitees and required to be paid by Codere Newco in connection with investigating and defending any related action or claim, shall not exceed $10,000,000 in the aggregate.

Warrant Amendment Agreement

In connection with the Closing of the proposed Business Combination, DD3, Holdco and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement, pursuant to which, among others, as of the Merger Effective Time, (i) each of the issued DD3 Warrants that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms as set forth in the Existing Warrant Agreement and (ii) DD3 will assign to Holdco all of DD3’s right, title and interest in and to the Existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of DD3’s liabilities and obligations under the Existing Warrant Agreement arising from and after the Merger Effective Time.

Codere Redemption Agreement

In connection with the Closing of the proposed Business Combination, if the Gross Proceeds are higher than $125,000,000, Codere Newco shall have the right, at its sole discretion, to cause Holdco to enter into the Codere Redemption Agreement with Codere Newco on or about the Exchange Effective Time and redeem from Codere Newco, immediately after completion of the Closing and at the Codere Redemption Price, the number of Codere Redeemable Shares equal to (rounded down to the nearest whole number of Holdco Ordinary Shares) the quotient of (i) the amount by which the Gross Proceeds exceed $125,000,000, divided by (ii) $10.00. The Codere Redeemable Shares shall not exceed 3,000,000 Holdco Ordinary Shares and the total purchase price under the redemption shall not exceed $30,000,000.

The Codere Redemption Agreement may be terminated by mutual agreement of the parties thereto, by Codere Newco if the Consideration Payment Confirmation (as defined in the Codere Redemption Agreement) has not been provided by Holdco to Codere Newco by certain date to be agreed by the parties or by Holdco if Codere Newco breaches certain obligations or warranties or as a consequence of a misrepresentation generally.

The Codere Redemption Agreement is subject to customary conditions, covenants, representations and warranties.

Expenses Reimbursement Letter

In connection with the Closing of the proposed Business Combination, DD3, Codere Newco, Holdco and the Sponsor will enter into the Expenses Reimbursement Letter, pursuant to which (i) the Sponsor will agree to reimburse Holdco, as future sole shareholder of the Surviving Corporation, for the aggregate amount of SPAC Transaction Expenses (as defined in the Business Combination Agreement) payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses (as defined in the Business Combination Agreement) required to be paid by the Surviving Corporation pursuant to Section 11.03 of the Business Combination Agreement, subject to Sections 1 and 2 of the Expenses Reimbursement Letter; and (ii) Codere Newco will agree to reimburse Holdco, as future shareholder of SEJO and future sole shareholder of the Surviving Corporation, for the aggregate amount of Company Transaction Expenses (as defined in the Business Combination Agreement) payable by the Surviving Corporation, Holdco, SEJO or any of its subsidiaries in excess of the maximum Company Transaction Expenses (as defined in the Business Combination Agreement) required to be paid by the Surviving Corporation pursuant to Section 11.03 of the Business Combination Agreement, subject to Sections 1 and 2 of the Expenses Reimbursement Letter.

For more information about the Expenses Reimbursement Letter, see the section entitled “Certain Agreements Related to the Business Combination — Expenses Reimbursement Letter.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of DD3’s board of directors in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of DD3’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 3,125,000 shares of DD3 Class B Common Stock held by the Sponsor, acquired for an aggregate purchase price of $25,000, which shares would become worthless if DD3 does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of the DD3 Class A Common Stock of $         on Nasdaq on              , 2021;

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 296,000 Private Placement Units, acquired for an aggregate purchase price of $2,960,000, which units, including the component Private Shares and Private Warrants, would become worthless if DD3 does not complete a business combination within the applicable time period, as the holders of the Private Placement Units have waived any right to redemption with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to DD3 Warrants. Such units have an aggregate market value of approximately $        , based on the closing price of the DD3 Units of $         on Nasdaq on             , 2021;

•        the fact that DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares of DD3 Class A Common Stock, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000,000;

•        if the Trust Account is liquidated in the event that DD3 is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, provided that the Sponsor will not be liable as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        to the extent DD3 is unable to complete an initial business combination and its remaining assets outside of the Trust Account are insufficient to pay the costs of liquidation, the Sponsor has agreed to advance DD3 the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses;

•        DD3’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on DD3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated (as of March 31, 2021, no such expenses have been incurred);

•        the potential continuation of certain of DD3’s directors as directors of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of DD3 and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence DD3’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — DD3’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, DD3’s board of directors unanimously recommends that DD3’s stockholders vote “FOR” each proposal being submitted to a vote of the DD3 stockholders at the special meeting of stockholders. For a description of DD3’s board of directors’ reasons for the approval of the Business Combination and the recommendation of DD3’s board of directors, see the section entitled “The Business Combination — DD3’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the DD3 Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Public Stockholders are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interest not previously released to DD3 but net of taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $125.0 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

If you exercise your Redemption Rights, your shares of DD3 Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meeting of DD3 Stockholders — Redemption Rights.”

Impact of the Business Combination on Holdco’s Public Float

The table below illustrates the ownership levels in Holdco (excluding the impact of the shares underlying the Holdco Warrants) immediately after the Closing based on the following assumptions under two different redemption scenarios: (i) “No Redemptions of Public Shares,” which assumes that none of the Public Stockholders exercise their Redemption Rights, and (ii) “Maximum Redemptions of Public Shares,” which assumes the exercise of Redemption Rights by Public Stockholders in respect of 11,503,931 Public Shares (i.e., the maximum number of Public Shares that may be redeemed by Public Stockholders in order to fulfill the minimum cash condition under the Business Combination Agreement that Gross Proceeds amount to at least $77 million).

In the “No Redemptions of Public Shares” scenario, upon completion of the Business Combination, (i) DD3’s existing stockholders, including the Sponsor but excluding the Forward Purchasers, will own approximately 30.0% of the issued and outstanding Holdco Ordinary Shares, including 3,421,000 shares held by the Sponsor that will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement and 11,500,000 Public Shares acquired by the Public Stockholders (excluding Baron) in the IPO, (ii) Codere Newco, currently the sole shareholder of Holdco, will own approximately 54.3% of the issued and outstanding Holdco Ordinary Shares, all of which will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement, (iii) the Forward Purchasers will collectively own approximately 12.2% of the issued and outstanding Holdco Ordinary Shares, of which Baron and MG will own approximately 7.1% and 5.1% of the issued and outstanding Holdco Ordinary Shares, respectively, and (iv) the Current Subscribers in the PIPE will own approximately 3.5% of the issued and outstanding Holdco Ordinary Shares. These relative percentages assume that (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, (iv) the Sponsor does not transfer any shares of DD3 Common Stock prior to the Business Combination or Holdco Ordinary Shares following the consummation of the Business Combination and (v) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. In the “Maximum Redemptions of Public Shares” scenario, all of the assumptions outlined in the “No Redemptions of Public Shares” scenario apply, except that it is assumed that, with respect to assumption “(i)”, Public Stockholders exercise their Redemption Rights in respect of 11,503,931 Public Shares and, with respect to assumption “(v)”, Holdco does not redeem any Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement.

The foregoing does not give effect to Baron’s economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG’s right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date (see the section of this proxy statement/prospectus entitled “Certain DD3 Relationships and Related Person Transactions”). If the actual facts are different than these assumptions, the percentage ownerships referred to above will be different.

	No Redemptions of Public Shares		Maximum Redemptions of Public Shares
	Number of Holdco Ordinary Shares	Percentage of total number of Holdco Ordinary Shares(1)	Number of Holdco Ordinary Shares	Percentage of total number of Holdco Ordinary Shares(1)
DD3’s existing stockholders(2)	14,921,000	30.0%	3,421,000	8.3%
Forward Purchasers
Baron(3)	3,537,000	7.1%	3,533,069	8.6%
MG(4)	2,537,000	5.1%	2,537,000	6.2%
Current Subscribers	1,724,000	3.5%	1,724,000	4.2%
Codere Newco	27,000,000	54.3%	30,000,000	72.8%
Total	49,719,000		41,215,069

____________

(1)      Figures have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

(2)      Includes shares held by Public Stockholders and shares of DD3 Class B Common Stock but excludes shares of DD3 Class A Common Stock held by the Forward Purchasers per footnotes 3 and 4 below.

(3)      The “No Redemptions of Public Shares” scenario assumes that Baron holds 2,500,000 Forward Purchase Shares, 37,000 Private Shares, 996,069 Baron IPO Shares and 3,931 additional Public Shares acquired by Baron in the IPO. The “Maximum Redemptions of Public Shares” scenario assumes the redemption of the 3,931 additional Public Shares acquired by Baron in the IPO.

(4)      Assumes MG holds 2,500,000 Forward Purchase Shares and 37,000 Private Shares.

Certain Codere Online Relationships and Related Person Transactions

Restructuring and Exchange

In accordance with the Business Combination Agreement, the Codere Group will undergo a corporate restructuring pursuant to which the entities and/or businesses of the Codere Group that form the Codere Online Business will be transferred to Holdco. This transfer will be performed in two steps:

(i)     Restructuring.    In this first step, the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO will be transferred to SEJO. Spain and Italy are the only two jurisdictions in which existing operating entities, Codere Online, S.A.U. (“CDON”) and Codere Scommesse S.r.l., respectively, will be transferred to SEJO. In Panama, Colombia and Argentina, new entities have been or will be incorporated with SEJO as sole or majority shareholder. The licenses pursuant to which Codere Online Business currently operates in these jurisdictions (in the case of Panama and Colombia) or is expected to begin operating in the near future (in the case of Argentina), will be transferred, together with the existing businesses, to SEJO. In Mexico, the online business will be transferred to SEJO though the consummation of an “Asociación en Participación” or “AenP” (an unincorporated joint venture) between LIFO (the entity which holds the LIFO License, the license under which Codere Online Business currently operates in Mexico) as asociante, and SEJO as asociado, pursuant to which SEJO will have the right to receive 99.99% of any distributed profits.

(ii)    Exchange.    In the second step, SEJO will be transferred to Holdco.

Upon consummation of the Business Combination, the Codere Online Business will be formed by the following entities:

Entity	Entity Type	Location
SEJO	Holding Company	Spain
CDON	Operating Entity	Spain
Codere Scommese S.r.l.	Operating Entity	Italy
Codere Online Panama	Operating Entity(2)	Panama
Codere Online Colombia(1)	Operating Entity(2)	Colombia
Codere Online Argentina(1)	Operating Entity(2)	Argentina
ONOL	Operating Entity	Malta
OMSE	Supporting Entity	Malta
Codere Israel Marketing Support Services LTD	Supporting Entity	Israel
Codere (Gibraltar) Marketing Services LTD	Supporting Entity	Gibraltar

____________

(1)      In the process of being incorporated as of the date of this proxy statement/prospectus. The definitive name and legal form may change.

(2)      If the planned corporate restructuring cannot be consummated by October 1, 2021 with respect to any of the entities that are located in Colombia, Panama or the City of Buenos Aires (Argentina), as the case may be, a Restructuring Agreement will be entered into between the relevant Codere Group entity holding the online license and the Codere Online entity in the affected jurisdiction. In particular, Holdco does not expect that the ALTA License (as defined below) granted to Alta Cordillera S.A., a subsidiary of the Codere Group in Panama (“ALTA”), will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA, to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.”

Related-Party Loans and Liabilities

As of December 31, 2020, Codere Online was party to various participating intra-group loans which were capitalized on June 30, 2021. See “Unaudited Pro Forma Combined Financial Information — Transaction Accounting Adjustments to the unaudited Pro Forma Combined Statement of Financial Position — Codere Online Business Indebtedness Capitalization.” The table below provides certain summary information on the outstanding participating intra-group loans as of December 31, 2020.

Lender	Debtor	Principal Amount (in Euros)	Loan Date	Expiration Date(1)	Interest Rate
Codere España, S.L.	CDON	75,500	12/30/2011	12/30/2023	6%
Codere España, S.L.	CDON	50,000	12/30/2014	12/30/2023	6%
Codere España, S.L.	CDON	15,000	03/01/2015	03/01/2024	6%
Codere España, S.L.	CDON	3,000,000	06/01/2015	05/31/2024	6%
Codere España, S.L.	CDON	600,000	12/30/2015	12/30/2024	6%
Codere España, S.L.	CDON	3,500,000	12/30/2016	12/30/2021	6%
Codere España, S.L.	CDON	6,000,000	12/30/2017	12/30/2022	6%
Codere España, S.L.	CDON	300,000	12/30/2018	12/30/2023	6%
Codere España, S.L.	CDON	2,650,000	12/23/2019	01/16/2024	6%
Codere Newco	SEJO	250,000	03/01/2019	03/01/2024	6%
Codere España, S.L.	CDON	5,000,000	12/31/2019	12/31/2024	6%
		21,440,500

____________

(1)      The participating intra-group loans were capitalized on June 30, 2021.

In addition, Codere Online had the following intra-group current financial liabilities as of December 31, 2020. Except for the intra-group current financial liabilities from other retail companies ($746,000), all the liabilities in the table below were capitalized on June 30, 2021.

Lender	Debtor	Principal Amount (in Euros)
Codere Newco	SEJO	9,048,000
Codere Italia S.P.A	Codere Scommese S.r.l.	1,339,000
Codere España, S.L.	Codere Online S.A.U.	6,644,000
Other retail companies	Codere Online S.A.U.	746,000
Total		17,777,000

Material Agreements

Relationship and License Agreement

Pursuant to the Relationship and License Agreement entered into on June 21, 2021 and which will be effective on the Merger Effective Time, Codere Newco will grant to SEJO, subject to certain limitations and exemptions, an exclusive, sublicenseable and non-transferable license and authority to use certain trademarks (including logos and designs) listed in Schedule A to the Relationship and License Agreement (the “Licensed Marks”) in connection with the operation of Holdco Group’s online gaming business in any jurisdiction in which (i) any member of the Holdco Group conducts the online casino gaming and sports betting business from time to time, (ii) the governing body of Holdco has expressly decided to expand the online casino gaming and sports betting business, or (iii) the Holdco Group has taken actual formal steps towards obtaining the required permits to conduct the online casino gaming and sports betting business in such jurisdiction (collectively, the “Territory,” which, as of the date of the Relationship and License Agreement, included Spain, Italy, Mexico, Brazil, United States of America, Colombia, Panama, Argentina, Malta and Israel). SEJO may sublicense the Licensed Marks to any member of the Holdco Group. In addition to the Licensed Marks, Codere Newco will assign all of its rights, title and interest in and to certain domain names to SEJO and undertakes to use its best efforts to assign the rights, title and interest in and to certain domain names that are not owned by Codere Newco following the Merger Effective Time.

In addition, starting on the Merger Effective Time, Codere Newco and its direct and indirect subsidiaries will not (i) engage or invest in, operate, control, fund, assist, participate in the operation, control or funding, or render services or advice to any person (other than the Holdco Group) that owns or operates, any online casino gaming and sports betting business; (ii) advise, request, induce, attempt to induce or otherwise divert any customer, supplier, licensee or other business relation of any member of the Holdco Group to curtail, limit or cease doing business with any member of the Holdco Group or in any way interfere with the relationship between any such customer, supplier, joint venture partner, licensee or business relation and any member of the Holdco Group; (iii) directly or indirectly own, acquire, attempt to acquire or solicit the acquisition, or participate in the ownership, acquisition, attempt to acquire or solicitation of the acquisition, of (A) any direct or indirect interests in any online casino gaming and sports betting business (other than the Holdco Group) or (B) any interest in any person (other than the Holdco Group) with direct or indirect interests in any online casino gaming and sports betting business; (iv) interfere with any of the direct or indirect interests in the online casino gaming and sports betting business or any other business of any members of the Holdco Group; (v) license, sublicense, sell or otherwise transfer or confer rights with respect to the Licensed Marks and/or other similar or identical marks to any person (other than the Holdco Group) operating an online casino gaming and sports betting business; and/or (vi) in any way attempt to do any of the foregoing or assist any other person to do or attempt to do any of the foregoing. Certain permitted activities are exempted from the foregoing restrictions, including any business of regulated gambling and gaming and related services accessible exclusively through physical retail or other offline channels and certain activities that do not exceed a de minimis threshold.

However, the Relationship and License Agreement provides that Codere Newco may submit a written authorization request to the board of SEJO (which will refer the request to the Holdco Board) regarding any of the foregoing restricted actions or activities that Codere Newco or any of its subsidiaries proposes to take in a jurisdiction that is outside the Territory. Any such actions or activities will be deemed consented to if SEJO does not inform Codere Newco of a determination within 60 business days following receipt of Codere Newco’s request or if, after rejecting Codere Newco’s request, SEJO fails to consummate or materially undertake such actions or activities within six (6) months of Holdco Board’s determination.

For more information about the Relationship and License Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.”

Sponsorship and Services Agreement

Pursuant to the Sponsorship and Services Agreement entered into on June 21, 2021 and which will be effective on the Merger Effective Time, Codere Newco will grant to SEJO, subject to certain limitations and exemptions (including Codere Newco’s right to engage in any permitted activity under the Relationship and License Agreement), an exclusive and non-transferable license and authority to use any and all marks, names, images, designations, anthems, photographs and brands set forth in, or incorporated in the future into, the sponsorship agreement (“Contrato de Patrocinio”) dated October 11, 2016, between Codere Newco and Real Madrid Club de Fútbol, as amended on April 10, 2019 and November 24, 2020 and as further amended from time to time (the “RM Sponsorship Agreement”), within the Territory (subject to any further geographic limitations set forth in the RM Sponsorship Agreement) in connection with the operation of Holdco Group’s online business. We expect a further amendment to the RM Sponsorship Agreement will be entered into before consummation of the Business Combination. SEJO and Codere Newco also agreed to negotiate in good faith and agree on the terms and conditions of a license and authority to use any and all of Codere Newco’s other rights that are licensable under the RM Sponsorship Agreement, from time to time, by Codere Newco to SEJO within the Territory. SEJO and Codere Newco also agreed to negotiate in good faith and agree on the terms and conditions of the assignment or license of any new sponsorship rights under any sponsorship agreements entered into by Codere Newco and certain of its affiliates and subsidiaries from time to time after the Merger Effective Time (together with the foregoing rights licensed under the RM Sponsorship Agreement, the “Sponsorship Rights”). SEJO may sublicense the Sponsorship Rights to any member of the Holdco Group.

In addition, starting on the Merger Effective Time, Codere Newco will provide, or arrange for services providers (including Codere Newco affiliates and any other third-parties) to provide, certain services to the Holdco Group to assist the Holdco Group in operating the online casino gaming and sports betting business in a manner that is consistent with the operation of the online casino gaming and sports betting business prior to the Merger Effective Time. The services include certain internal audit, communication, legal, financial management, human capital, corporate security support, platform services and corporate development services, office space and such other services of the type and nature appropriate for a publicly listed entity in connection with the online casino gaming and sports betting business, which the Holdco Group may reasonably request from time to time (collectively, the “Services”). The Sponsorship and Services Agreement contains covenants of Codere Newco in connection with the standard and quality of the Services.

For more information about the Sponsorship and Services Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Sponsorship and Services Agreement.”

Platform and Technology Services Agreement

Pursuant to the Platform and Technology Services Agreement effective January 1, 2021, Codere Newco and Codere Apuestas España S.L.U. (collectively, the “Providers”) have agreed to provide certain platform and technology services to OMSE’s online casino and sports betting business. These services include personnel, customer support, internal trading personnel, technical assistance and technology, IT operations, security and cybersecurity, systems, communications, equipment, software licenses, trading and other services or development projects that may be requested by the Holdco Group (collectively, the “Platform Services”). The parties will agree on an annual basis the type, nature, timetable, specifications, parameters or terms and conditions of services to be provided by the Providers in the next-succeeding calendar year, provided that OMSE may, at any time, amend the scope of the Platform Services, including by discontinuing the provision of certain Platform Services, by providing prior notice to the Providers. The Platform Services will be provided by the Providers on an exclusive basis, subject to certain limitations and exemptions. Additionally, the Providers will provide certain data protection services in accordance with applicable legislation.

For more information about the Platform and Technology Services Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Platform and Technology Services Agreement.”

AenP Agreement

On June 21, 2021, LIFO and SEJO entered into the AenP Agreement, which will be effective on the Merger Effective Time, in order to regulate their rights and obligations in respect of the online gaming business in Mexico that LIFO is authorized to conduct pursuant to the LIFO License (as defined below). Pursuant to the AenP Agreement, SEJO and LIFO agree to make certain contributions in favor of an unincorporated joint-venture vehicle, the AenP, created by virtue of the AenP Agreement and LIFO agrees to grant SEJO a 99.99% share in the profit and losses of the online gaming business in Mexico.

For more information about the AenP Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — AenP Agreement.”

Internal Affiliate Program Master Agreement

SEJO and Codere Newco entered into an internal affiliate program master agreement effective January 1, 2021 (the “Internal Affiliate Program Master Agreement”) establishing certain revenue sharing principles between the retail and the online businesses in the Omni-Channel Jurisdictions (as defined below). Pursuant to the Internal Affiliate Program Master Agreement, SEJO and Codere Newco agreed to cause certain of their respective subsidiaries to apply and adhere to certain corporate revenue sharing principles.

For more information about the Internal Affiliate Program Master Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Internal Affiliate Program Master Agreement.”

Argentina Transfer Agreement

Iberargen, S.A. and Codere Online Argentina are expected to enter into one or more agreements prior to the consummation of the Business Combination, which will govern the terms and conditions of the assignment, from Iberargen, S.A. to Codere Online Argentina, of the Buenos Aires License and all of the assets, contracts, employees and permits necessary for the operation of the Argentine online gaming business by Codere Online Argentina. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. The transfer of the Buenos Aires License may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization.

Colombia Transfer Agreements

Prior to the consummation of the Business Combination, Codere Colombia, S.A. and Codere Online Colombia are expected to enter into a series of agreements that will govern the terms and conditions of (i) the assignment, from Codere Colombia, S.A. to Codere Online Colombia, of the assets (including the Colombia License, subject to the authorization of the Colombian gaming regulator, Coljuegos), contracts, employees and permits necessary for the operation of the Colombian online gaming business by Codere Online Colombia, and (ii) the provision of retail sports betting operating services by Codere Colombia, S.A. to Codere Online Colombia.

For more information about the foregoing agreements, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Colombia Transfer Agreements.”

Panama Restructuring Agreement

Prior to the consummation of the Business Combination, Codere Online Panama, S.A. (“Codere Online Panama”) and Hípica de Panamá, S.A. (“HIPA”) are expected to enter into an agreement that will govern the terms and conditions of (i) the assignment, from HIPA to Codere Online Panama, of all the assets (other than the HIPA License), contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama, and (ii) the provision of online gaming support services from Codere Online Panama to HIPA until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board (the “Panama Restructuring Agreement”). Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Such transfer may not be effected if the Panama Gaming Control Board fails to grant the required authorization.

Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of DD3 (excluding the impact of the shares underlying the DD3 Warrants).

Sponsor, Baron and MG(1)
Public Stockholders
21.9%
78.1%
DD3 Acquisition Corp. II
(a Delaware corporation)

____________

(1)      Excludes Public Shares held by Baron. For more information about the ownership interests of the Sponsor, Baron and MG prior to and following the consummation of the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

The following diagram shows the current ownership structure of Holdco and SEJO. In accordance with the Business Combination Agreement, the Codere Group will undergo a corporate restructuring pursuant to which the entities and/or businesses of the Codere Group that form the Codere Online Business will be transferred to Holdco. See “Certain Codere Online Relationships and Related Person Transactions — Restructuring and Exchange”.

The diagram above only shows select subsidiaries of Codere Newco and SEJO.

____________

(1)      Codere Newco is currently a wholly-owned subsidiary of Codere, S.A., a Spanish limited liability company listed in Spain.

Following the Business Combination

The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Holdco Warrants) and structure of Holdco immediately following the consummation of the Business Combination. Ownership percentages assume that (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, (iv) the Sponsor does not transfer any shares of DD3 Common Stock prior to the Business Combination or Holdco Ordinary Shares following the consummation of the Business Combination and (v) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. The foregoing does not give effect to Baron’s economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG’s right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date (see the section of this proxy statement/prospectus entitled “Certain DD3 Relationships and Related Person Transactions”).

DD3 existing stockholders(1)
Forward Purchasers(2)
Current Subscribers
Codere Newco, S.A.U.
30.0%
12.2%
3.5%
54.3%
Codere Online Luxembourg, S.A.
(a Luxembourg limited liability company)
100%
100%
DD3 Acquisition Corp. II
(a Delaware corporation)
Servicios de Juego Online, S.A.U.
(a Spanish limited liability company)

____________

(1)      Includes shares held by Public Stockholders and shares of DD3 Class B Common Stock but excludes shares of DD3 Class A Common Stock held by the Forward Purchasers per footnote 2 below.

(2)      Assumes that (i) Baron holds 2,500,000 Forward Purchase Shares, 37,000 Private Shares, 996,069 Baron IPO Shares and 3,931 additional Public Shares acquired by Baron in the IPO and (ii) MG holds 2,500,000 Forward Purchase Shares and 37,000 Private Shares.

See “Certain Agreements Related to the Business Combination — Nomination Agreement” in this proxy statement/prospectus for information on certain director nomination rights of Codere Newco and the Sponsor with respect to the Holdco Board following the consummation of the Business Combination.

Holdco Board Following the Business Combination

It is anticipated that, following the consummation of the Business Combination, the Holdco Board will consist of seven (7) directors (i.e., the Codere Newco Directors, the Sponsor Directors and the Industry Expert Independent Director). The Sponsor Directors identified herein have been nominated for appointment to the Holdco Board upon consummation of the Business Combination. The Codere Newco Directors and the Industry Expert Independent Director to be appointed to the Holdco Board upon consummation of the Business Combination are in the process of being identified. See the section entitled “Management of Holdco after the Business Combination.”

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences and Luxembourg tax consequences of the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Considerations” and “Material Luxembourg Income Tax Considerations” in this proxy statement/prospectus.

Accounting Treatment

The transaction will first be accounted for as a capital reorganization whereby Holdco is the successor to its predecessor Codere Online Business. As a result of the capital reorganization, the existing shareholders of Codere Online Business will continue to retain control through their majority ownership of Holdco. The capital reorganization will be immediately followed by the acquisition of DD3, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by Holdco are recognized at fair value and recorded as consideration for the acquisition of the public shell company, DD3. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of DD3 not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. In addition, the following factors were also taken into consideration when defining applicable accounting treatment: (i) the business of Codere Online Business will comprise the ongoing operations of Holdco; (ii) Codere Online Business’s senior management will comprise the senior management of Holdco; and (iii) the pre-Business Combination shareholders of Codere Online Business will have the largest ownership of Holdco and the right to appoint the highest number of board members relative to other shareholders.

Other Stockholder Proposals

In addition to the Business Combination Proposal, DD3 stockholders will be asked to vote on the Nasdaq Proposal and the Adjournment Proposal. For more information about these proposals, see the sections entitled “DD3 Stockholder Proposal No. 2 — The Nasdaq Proposal,” and “DD3 Stockholder Proposal No. 3 — The Adjournment Proposal.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of DD3 Common Stock or DD3 Warrants in connection with the Business Combination.

Date, Time and Place of Special Meeting

The special meeting of stockholders will be held on              , 2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of DD3 Common Stock at the close of business on              , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of DD3 Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,995,000 shares of DD3 Common Stock outstanding, of which 12,870,000 are shares of DD3 Class A Common Stock and 3,125,000 are shares of DD3 Class B Common Stock.

The Sponsor, MG and DD3’s officers and directors have agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination Proposal. The issued and outstanding DD3 Warrants do not have voting rights at the special meeting of stockholders.

Proxy Solicitation

Proxies may be solicited by mail, telephone or facsimile, on the Internet or in person. DD3 has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting of stockholders. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of DD3 Stockholders — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of DD3’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the DD3 Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting of stockholders will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of DD3 Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Nasdaq Proposal and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of DD3 Common Stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal or, if presented, the Adjournment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The Nasdaq Proposal is also conditioned on the adoption of the Business Combination Proposal. Neither the Business Combination Proposal nor the Adjournment Proposal is conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Recommendation to DD3 Stockholders

DD3’s board of directors believes that each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of DD3 and DD3 stockholders and unanimously recommends that DD3 stockholders vote “FOR” each of the proposals.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Codere Online and DD3 are summarized below:

Risks Related to Codere Online and the Business Combination

•        Codere Online is an early stage company which has not yet demonstrated its ability to obtain profits and expects to incur significant expenses and continuing losses for the foreseeable future.

•        Prospective and illustrative financial information included in this proxy statement/prospectus relies in large part upon internal assumptions and analyses and Codere Online’s future performance may be significantly different.

•        Codere Online has never operated as an independent company and there is substantial doubt about Codere Online’s ability to continue as a going concern.

•        The online gaming industry is subject to extensive regulation, including applicable direct and indirect taxation and anti-corruption, anti-money laundering, economic sanctions and general data protection regulation, and the failure to comply with such regulation could have a material adverse impact on Codere Online’s business, results of operations and financial condition.

•        Codere Online relies on licenses to conduct its operations, and the failure to renew existing licenses or obtain new licenses could have a material adverse effect on its business.

•        Codere Online has international business operations, including in emerging countries in Latin America, which subjects Codere Online to additional costs and risks.

•        Codere Online may require additional capital to support its growth plans, and such capital may not be available on terms acceptable to Codere Online, or at all.

•        Codere Online’s success is dependent on maintaining and enhancing the “Codere” brand. Codere Online may be affected by actions undertaken, or failed to be undertaken, by Codere Newco and other members of the Codere Group.

•        The Codere Group is undergoing a significant financial restructuring of its liabilities which is expected to affect its shareholding structure and may impact its strategy and operations, which could potentially adversely affect Codere Online.

•        Following the consummation of the Business Combination, Codere Online will be dependent on Codere Newco and certain of its subsidiaries to provide Codere Online with certain services, which may not be sufficient to meet Codere Online’s needs.

•        Codere Online’s network, information technology systems and accounting systems are subject to error, damage and interruption and may be vulnerable to hacker intrusion, cyberattacks and system breaches.

•        Codere Online relies on third-party providers to validate the identity and location of its users, and if such providers fail to accurately confirm user information, Codere Online’s business, results of operations and financial condition could be adversely affected.

•        Negative perceptions and negative publicity surrounding the gaming industry could damage Codere Online’s reputation or lead to increased regulation or taxation.

•        Codere Online may be vulnerable to player fraud.

•        Codere Online depends on the skill and experience of its management and key personnel, including non-employee contractors. The loss of managers or key and highly qualified personnel, or an inability to attract such personnel, could adversely impact Codere Online’s business.

•        The Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements are not necessarily indicative of the results of operations and financial position of Codere Online. Further, the unaudited pro forma combined financial statements included in this proxy statement/prospectus are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated therein, or of the future consolidated results of operations or financial position of the Combined Company.

•        After completion of the Business Combination, the Combined Company will be controlled by Codere Newco, and its interests may not be aligned with Holdco’s interests or the interests of other shareholders.

Risks Related to DD3 and the Business Combination

•        If a stockholder fails to receive notice of DD3’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•        The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

•        The Sponsor and DD3’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on the proposed Business Combination and reduce the public “float” of DD3 Class A Common Stock.

•        If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Public Shares, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

•        If, before distributing the funds held in the Trust Account to the Public Stockholders, DD3 files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against DD3 that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of DD3’s stockholders and the per-share amount that would otherwise be received by DD3’s stockholders in connection with DD3’s liquidation may be reduced.

•        DD3’s stockholders may be held liable for claims by third parties against DD3 to the extent of distributions received by them upon redemption of their shares.

•        DD3’s stockholders cannot be sure of the market value of the Holdco Ordinary Shares to be issued upon completion of the Business Combination.

•        The Holdco Ordinary Shares to be received by DD3’s stockholders as a result of the Business Combination will have different rights from shares of DD3 Common Stock.

•        The Sponsor, MG and DD3’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

•        The exercise of discretion by DD3’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of DD3 security holders.

•        DD3’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•        The Sponsor and certain of DD3’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

•        If the PIPE, the sale of the Forward Purchase Shares or other transactions are not consummated for any reason, DD3 may not have enough funds to complete the Business Combination.

•        Public Stockholders at the time of the Business Combination who purchased Public Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

•        DD3’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

•        DD3’s and Codere Online’s ability to consummate the Business Combination, and the operations of Holdco following the consummation of the Business Combination, may be materially adversely affected by the coronavirus (COVID-19) pandemic.

Selected Historical Financial Data of DD3

The following tables summarize selected historical financial data for DD3’s business. DD3’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 are derived from DD3’s unaudited financial statements. DD3’s balance sheet data as of December 31, 2020 and statement of operations data for the three months ended December 31, 2020 and the period from September 30, 2020 (inception) through December 31, 2020 are derived from DD3’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with DD3’s financial statements and related notes and the section entitled “DD3 Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

	For the three months ended March 31, 2021	For the three months ended December 31, 2020
(in thousands of U.S. dollars, except share and per share data)	(unaudited)
Statement of Operations Data:
Revenue	—	—
Loss from operations	(195)	(87)
Interest income on marketable securities	55	5
Provision for income taxes	—	—
Net (loss) income	(161)	(163)
Basic and diluted net income per share	0.00	0.00
Weighted average shares outstanding – basic and diluted	12,048,820	12,064,834
	March 31, 2021	December 31, 2020
	(unaudited)
Balance Sheet Data:
Working capital	477	671
Trust account	125,040	124,999
Total assets	125,727	125,796
Total liabilities	401	308
Value of Class A Common Stock subject to redemption	120,326	120,487
Stockholders’ equity	5,000	5,000

Selected Combined Carve-Out Financial Data of Codere Online

For purposes of this section, references to financial data of Codere Online refer to financial data of the Codere Online Business.

The information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and as of December 31, 2020 and 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019, presented below is derived from the Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements, respectively, included elsewhere in this proxy statement/prospectus.

Holdco was incorporated in June 2021 and, therefore, it did not exist during the periods covered by the Interim Combined Carve-out Financial Information or the Annual Combined Carve-out Financial Statements. As explained in greater detail in Notes 1 and 2 to the Annual Combined Carve-out Financial Statements, the combined carve-out financial information reflects the combination of the results of all of the entities and/or businesses that form the Codere Online Business and that Codere Newco will transfer to Holdco in accordance with the Business Combination Agreement. This transfer will be performed in two steps: first, the transfer to SEJO of all the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO (as part of the Restructuring) and, secondly, the transfer of SEJO to Holdco (as part of the Exchange).

Spain and Italy are the only two jurisdictions in which existing operating entities, CDON and Codere Scommesse S.r.l., respectively, will be transferred to SEJO. In Panama, Colombia and Argentina, new entities have been or will be incorporated with SEJO as sole or majority shareholder. The licenses pursuant to which Codere Online Business currently operates in these jurisdictions (in the case of Panama and Colombia) or is expected to begin operating in the near future (in the case of the City of Buenos Aires, Argentina), will be transferred, together with the existing businesses, to SEJO. In Mexico, the online business will be transferred to SEJO though the consummation of an “Asociación en Participación” or “AenP” (an unincorporated joint venture) between LIFO (the entity which holds the LIFO License) as asociante, and SEJO as asociado, pursuant to which SEJO will have the right to receive 99.99% of any distributed profits.

The information presented below should be read alongside the Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements included elsewhere in this proxy statement/prospectus. In addition, you should read this information together with the sections entitled “Risk Factors” and “Codere Online Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table highlights key measures of Codere Online’s financial condition and results of operations (in thousands of Euros, except per share amounts) for the periods and as of the dates indicated:

	For the three months ended March 31,		For the year ended December 31,
	2021	2020	2020	2019
(in thousands of Euros)	(unaudited)
Statement of Income Data:
Revenue	19,840	16,776	70,497	61,583
Personnel expenses	(1,505)	(1,387)	(5,157)	(5,102)
Depreciation and amortization	(224)	(265)	(932)	(1,193)
Other operating expenses	(24,072)	(19,584)	(78,657)	(71,165)
Operating expenses	(25,801)	(21,236)	(84,746)	(77,460)
OPERATING INCOME/(LOSS)	(5,961)	(4,460)	(14,249)	(15,877)
Finance income	20	—	—	—
Finance costs	(174)	(93)	(520)	(269)
Net financial results	(154)	(93)	(520)	(269)
NET INCOME/(LOSS) BEFORE TAX	(6,115)	(4,553)	(14,769)	(16,146)
Income tax benefit/(expense)	11	(85)	(1,510)	53
NET INCOME/(LOSS) FOR THE YEAR	(6,104)	(4,638)	(16,279)	(16,093)
Attributable to equity holders of the parent	(6,107)	(4,655)	(16,274)	(16,191)
Attributable to non-controlling interests	3	17	(5)	98

	For the three months ended March 31,		For the year ended December 31,
	2021	2020	2020	2019
(in thousands of Euros)	(unaudited)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	n.a.	n.a.	3,856	(1,242)
Net cash used in investing activities	n.a.	n.a.	(72)	(275)
Net cash provided by (used in) financing activities	n.a.	n.a.	(175)	6,814
Effect of exchange rate on cash and cash equivalents	n.a.	n.a.	(726)	91
	As of
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019	January 1, 2019
(in thousands of Euros)	(unaudited)
Balance Sheet Data:
Total cash	6,742	5,290	10,901	8,018	2,630
Total assets	18,250	97,149	18,548	44,227	36,074
Total liabilities	64,612	137,015	58,473	75,560	55,424
Total stockholders’ deficit	(46,362)	(39,866)	(39,925)	(31,333)	(19,350)

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The selected unaudited pro forma combined statement of financial position as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The selected unaudited pro forma combined income statements for the three months ended March 31, 2021 and the twelve months ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2020, the beginning of the earliest period presented. This information should be read together with the Annual Combined Carve-out Financial Statements, the Interim Combined Carve-out Financial Information, DD3’s financial statements and related notes included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms part, “Codere Online Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “DD3 Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Combined Carve-Out Financial Data of Codere Online”, “Selected Historical Financial Data of DD3”, “Unaudited Pro Forma Combined Financial Information”, “The Business Combination”, “The Business Combination Agreement” and other financial information included elsewhere in this proxy statement/prospectus.

The following selected unaudited pro forma combined statement of financial position as of March 31, 2021 has been prepared using Codere Online Business’s unaudited combined carve-out statement of financial position as of March 31, 2021, as included elsewhere in this proxy statement/prospectus, and DD3’s unaudited condensed balance sheet as of March 31, 2021, as included elsewhere in this proxy statement/prospectus, including DD3’s unaudited financial information as of March 31, 2021.

The following selected unaudited pro forma combined income statement for the three months ended March 31, 2021 has been prepared using Codere Online Business’s unaudited combined carve-out income statement for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus, and DD3’s unaudited condensed statement of operations for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus, including DD3’s unaudited financial information for the three-month period ended March 31, 2021.

The following selected unaudited pro forma combined income statement for the year ended December 31, 2020 has been prepared using Codere Online Business’s combined carve-out income statement for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus, including the Annual Combined Carve-out Financial Statements, and DD3’s condensed statement of operations for the period from September 30, 2020 (inception) through December 31, 2020, as included elsewhere in this proxy statement/prospectus, including DD3’s financial information for the period ended December 31, 2020.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of shares of DD3 Class A Common Stock:

•        Assuming No Redemptions for Cash:    This presentation assumes that no DD3 stockholders exercise redemption rights with respect to their shares of DD3 Class A Common Stock upon consummation of the Business Combination. Additionally, this presentation assumes a $30 (€25.6) million cash distribution to Codere Newco through the redemption of 3,000,000 Codere Redeemable Shares pursuant to the Codere Redemption Agreement; and

•        Assuming Maximum Redemptions of DD3 Class A Common Stock for Cash:    This presentation assumes that DD3 Public Stockholders exercise their redemption rights with respect to a maximum of 11,503,931 shares of DD3 Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10 (€8.52) per share. Assuming this maximum redemption amount there will be a minimum of $77,200,000 (€65,802,964) of cash held either in or outside of the Trust Account, including i) the aggregate amount of proceeds from certain institutional investors (Baron, MG, Larrain and DD3 Capital) pursuant to the, as applicable, Forward Purchase Agreements and Subscription Agreements and ii) proceeds resulting from the fact that Baron has agreed not to redeem 996,069 Public Shares in connection with the Business Combination. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

The adjustments presented in the selected unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Business Combination.

The Interim Combined Carve-out Financial Information has been prepared in accordance with IFRS and in its presentation currency of the Euro. The financial statements of DD3 as of March 31, 2021 and for the three months ended March 31, 2021 have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The financial information of DD3 included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms part has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined statement of financial position as of March 31, 2021.

Two adjustments were required to convert DD3’s financial statements as of March 31, 2021 from U.S. GAAP to IFRS for purposes of the unaudited pro forma combined statement of financial position as of March 31, 2021: (i) the reclassification of shares of DD3 Class A Common Stock subject to redemption from mezzanine equity to current liabilities and (ii) the reclassification of the Public Warrants from equity to current liabilities.

The selected unaudited pro forma combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Information” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

Selected Unaudited Pro Forma Combined Financial Information
(in thousands of Euros, except share and per share data)

In thousands, except share and per share data	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Combined Income Statement – Three Months Ended March 31, 2021
Total expenses	€(25,963)	€(25,963)
Operating loss	€(6,123)	€(6,123)
Net loss	€(4,250)	€(4,250)
Loss per share	€(0.09)	€(0.10)
Weighted average shares outstanding – basic and diluted	49,719,000	41,215,069
Selected Unaudited Pro Forma Combined Income Statement – Year Ended December 31, 2020
Total expenses	€(130,142)	€(127,676)
Operating loss	€(59,645)	€(57,179)
Net loss	€(50,291)	€(48,442)
Loss per share	€(1.01)	€(1.18)
Weighted average shares outstanding – basic and diluted	49,719,000	41,215,069
Selected Unaudited Pro Forma Combined Statement of Financial Position – As of March 31, 2021
Total current assets	€137,963	€71,786
Total assets	€139,238	€73,061
Total current liabilities	€20,046	€20,046
Total liabilities	€25,813	€25,813
Total stockholders’ equity	€113,424	€47,248

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding DD3’s, Codere Online’s or their respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        DD3’s and Codere Online’s ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        the Combined Company’s financial performance and, in particular, the potential evolution and distribution of its net gaming revenue following the consummation of the Business Combination;

•        prospective and illustrative financial information included in this proxy statement/prospectus;

•        the ability to obtain or maintain the listing of the Holdco Ordinary Shares or Holdco Warrants on Nasdaq, following the consummation of the Business Combination;

•        changes in Codere Online’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Codere Online’s strategic advantages and the impact those advantages will have on future financial and operational results;

•        expansion plans and opportunities, including TAM estimates;

•        Codere Online’s expectations with respect to obtaining and maintaining online gaming licenses;

•        Codere Online’s ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of Codere Online’s business model;

•        developments and projections relating to Codere Online’s competitors and industry;

•        Codere Online’s approach and goals with respect to technology;

•        Codere Online’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic on Codere Online’s business;

•        changes in applicable laws or regulations, including online gaming rules and regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing DD3’s, Codere Online’s or their respective management team’s views as of any subsequent date, and DD3 and Codere Online do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, DD3’s, Codere Online’s or the Combined Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the level of Redemption Rights that are exercised in respect of Public Shares, which may significantly reduce the amount of Gross Proceeds and, therefore, adversely affect Codere Online’s ability to execute its business plan and increase its net gaming revenue;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against DD3, Holdco or Codere Online following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of DD3 or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        Codere Online’s ability to continue as a going concern;

•        the ability to obtain or maintain the listing of the Holdco Ordinary Shares and the Holdco Warrants on Nasdaq following the consummation of the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Codere Online as a result of the announcement and consummation of the transactions described herein;

•        the Combined Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Codere Online to grow and manage growth profitably following the consummation of the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations, including online gaming rules and regulations;

•        the effects of the COVID-19 pandemic on Codere Online’s business;

•        the lack of a third-party valuation in determining whether or not to pursue the Business Combination;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the highly competitive industry in which Codere Online operates;

•        the risk that Codere Online and its current and future collaborators are unable to successfully develop and commercialize Codere Online’s services, or experience significant delays in doing so;

•        the risk that the Combined Company may never achieve or sustain profitability;

•        the risk that the Combined Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the Combined Company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party providers are not able to fully and timely meet their obligations;

•        the risk that the online gaming operations will not provide the expected benefits due to, among other things, the inability to obtain or maintain online gaming licenses in the anticipated time frame or at all;

•        the risk that Codere Online is unable to secure or protect its intellectual property;

•        the possibility that DD3, Codere Online or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

Risk Factors

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on Holdco’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the Holdco Ordinary Shares could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to Codere Online’s business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, results of operations, financial condition, and future prospects of Holdco.

References in this section to Codere Online’s employees include Codere Online’s non-employee contractors, unless the context otherwise requires.

Risks Related to Codere Online

Codere Online is an early stage company which has not yet demonstrated its ability to obtain profits and expects to incur significant expenses and continuing losses for the foreseeable future.

Codere Online has incurred losses in the operation of its business driven primarily by its operating expenses, including, among others, marketing and professional services expenses, since its inception. Codere Online anticipates that its expenses will increase and that it will continue to incur losses in the future until at least it reaches full-scale commercial operation. There can be no assurance that it will be commercially successful and achieve or sustain profitability.

Codere Online expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, expands in its core and expansion markets, increases its sales and marketing activities, implements technology enhancements, and increases its general and administrative functions to support its growing operations. Codere Online may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in the expected revenue growth, which could further increase Codere Online’s losses or otherwise materially and adversely affect its business, results of operations and financial condition.

Prospective and illustrative financial information included in this proxy statement/prospectus relies in large part upon internal assumptions and analyses and Codere Online’s future performance may be significantly different.

This proxy statement/prospectus includes certain prospective financial information, and illustrative financial information, including Codere Online’s estimated 2021-2023 potential net gaming revenue for its core markets, Codere Online’s illustrative potential net gaming revenue and distribution beyond such period and an illustrative consolidated margin outlook for Codere Online’s core markets. Such information reflects current estimates of, or illustrative information in respect of, Codere Online’s potential future performance. Whether actual performance will be consistent with Codere Online’s estimates or such illustrative information depends on a number of assumptions and factors, many of which are outside Codere Online’s control, including, but not limited to:

•        the level of Redemption Rights that are exercised in respect of Public Shares, which may significantly reduce the amount of Gross Proceeds and, consequently, adversely affect Codere Online’s ability to execute its business plan and increase its net gaming revenue;

•        Codere Online’s ability to manage its growth;

•        the ability to obtain, maintain or renew necessary regulatory authorizations, gaming licenses, approvals or findings of suitability (each, a “license”);

•        market size and demand for Codere Online’s online gaming products and services and its ability to capture market share;

•        the timing and costs of existing and new marketing and promotional efforts;

•        competition, including from established and future competitors;

•        Codere Online’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•        the overall performance of the economies in the markets in which it operates or intends to operate in the future; and

•        regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, many of which are beyond Codere Online’s control, could materially and adversely affect its business, results of operations and financial condition and cause the prospective and illustrative financial information included in this proxy statement/prospectus not to be achieved. Moreover, such information is based on assumptions which may be incorrect regardless of whether there are unfavorable changes in any such factors, such as the assumption that no Redemption Rights will be exercised by holders of Public Shares.

Codere Online has never operated as an independent company.

Holdco was incorporated in June 2021 in connection with the spin-off of the online casino and sports betting businesses of the Codere Group, and Codere Online has no experience operating as an independent company. As Codere Online attempts to transition from being fully integrated in the Codere Group to operating as a separate company, it is difficult to forecast Codere Online’s future results, and Codere Online has limited insight into trends that may emerge and affect its business. The costs and timelines estimated by Codere Online to reach full-scale commercial operation are subject to inherent risks and uncertainties, including those involved in the transition to an independent company. There can be no assurance that Codere Online’s estimates related to the costs and time necessary to operate independently will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. Codere Online cannot guarantee that it or its partners will be able to develop the operating and administrative capabilities required to enable Codere Online to operate as an independent company, as well as to successfully maintain and expand its current operations.

You should consider Codere Online’s business and prospects in light of the risks and significant challenges it faces as a company with a limited operating history, including, among other things, with respect to its ability to:

•        obtain, maintain and renew the necessary licenses in a timely and cost-effective manner;

•        maintain and expand its customer base;

•        successfully market its current and future products and services;

•        properly price its products and services;

•        successfully service its customers and maintain customer goodwill;

•        maintain and improve its operational efficiency;

•        successfully operate and improve its technology platform and maintain a reliable, secure, high-performance and scalable technology infrastructure;

•        predict its future revenues and appropriately budget for its expenses;

•        attract, retain and motivate qualified personnel;

•        anticipate trends that may emerge and affect its business;

•        anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•        navigate an evolving and complex regulatory environment.

In addition, even if Codere Online is able to bring its operations to market on time and on budget, there can be no assurance that new customers will embrace Codere Online’s products in significant numbers. Market conditions, many of which are outside of Codere Online’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, regulatory restrictions, changes in perceptions of the gaming industry, changes in policies and increased competition, will impact demand for Codere Online’s online casino and sports betting offerings, and ultimately Codere Online’s success.

If Codere Online fails to adequately address any or all of these risks and challenges, its business, results of operations and financial condition may be materially and adversely affected.

Codere Online’s independent registered public accounting firm’s report contains an explanatory paragraph that describing conditions that raise substantial doubt about Codere Online’s ability to continue as a going concern.

The report issued by Ernst & Young, S.L., Codere Online’s independent registered public accounting firm, on the Annual Combined Carve-out Financial Statements includes an explanatory paragraph describing conditions that raise substantial doubt about Codere Online’s ability to continue as a going concern as described in Note 3(m) to the Annual Combined Carve-out Financial Statements. There is no assurance that Codere Online’s plans to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about Codere Online’s ability to continue as a going concern. The Annual Combined Carve-out Financial Statements and the Interim Combined Carve-out Financial Information do not include any adjustments that might result from the failure to consummate the Business Combination or Codere Online’s inability to continue as a going concern. If Codere Online fails to consummate the Business Combination or is otherwise unable to continue as a going concern, investors could suffer the loss of all or a substantial portion of their investment.

Codere Online has a limited operating history in many of the markets in which it operates and it is difficult to evaluate its future business prospects.

Codere Online has a limited operating history in many of the online casino and sports betting markets in which it operates, which are continuously evolving. Codere Online has been operating in Mexico since 2016, in Panama since 2018, in Italy since 2019, in Colombia since 2019, and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Part of Codere Online’s experience in these countries relates to a period in which the COVID-19 pandemic has had a significant impact on economic, political and social conditions and such conditions may not be representative of future conditions. Moreover, it is possible that Codere Online’s estimates of the total addressable market (“TAM”) opportunities in its core and expansion markets are based on certain assumptions which may prove to be incorrect. For example, TAM estimates for certain Latin American markets are based in part on gambling expenditure data of selected representative markets (United Kingdom, Australia, New Jersey, Spain and Italy) (source: H2 Gambling Capital) and adjusted based on relative macroeconomic data (GDP per capita, internet connectivity and gambling expenditure as a percentage of GDP), and this information may not be comparable and may overstate the TAM for Latin America. Furthermore, Codere Online’s expected expansion markets (Brazil, Chile, Peru, Puerto Rico, Uruguay and Argentina (beyond the City of Buenos Aires, where it expects to start operating in late 2021)), may not open up through new regulatory frameworks and licensing regimes. Codere Online’s limited operating history in many of the online casino and sports betting markets in which it operates may hinder its ability to successfully meet its objectives and make it difficult for potential investors to evaluate its business or prospective operations. As a consequence, it is difficult to forecast Codere Online’s future results based upon its historical data.

The online gaming industry is subject to extensive regulation (including applicable direct and indirect taxation, anti-corruption, anti-money laundering and economic sanctions laws) as well as licensing requirements. Codere Online’s business may be adversely affected if it is unable to comply with regulations or licensing requirements or any regulatory changes.

Regulatory requirements applicable to the online gaming industry vary from jurisdiction to jurisdiction. Because of the broad geographical reach of Codere Online’s operations, Codere Online is subject to a wide range of complex laws and regulations in the jurisdictions in which it operates. These regulations govern, for example, market access, advertisement, payouts, taxation, cash and anti-money laundering compliance procedures and other specific limitations, such as permissible forms of gaming and betting online. In addition to limiting the scope of Codere Online’s permitted activities, these regulations may limit the number and configuration of the online gaming and betting activities it may undertake. Gaming authorities, governments or other regulatory bodies may deny, revoke or suspend Codere Online’s licenses and impose fines or seize Codere Online’s assets if it is found to be in violation of any of these regulations. If a license is required by a regulatory authority, and Codere Online fails to seek or does not obtain the necessary license, then Codere Online may be prohibited from providing its online products or services in the relevant jurisdiction. Codere Online may also experience delays from time to time in the renewal of its licenses, which may result in disruptions to its business and the inability to provide its products or services. Upon the expiration of a license, a regulator could decide to offer that license to one or more third parties (through a competitive tender process or otherwise). In addition, it may issue additional licenses at any time. Renewing a license may be costly and time consuming, and Codere Online’s current licenses may not be renewed upon their expiration on favorable terms or at all. See “— Codere Online relies on licenses to conduct its operations, and termination of these licenses could have a material adverse effect on its business.”

Codere Online, as part of the Codere Group, has designed and implemented policies and procedures aimed at preventing and detecting violations of applicable gaming, anti-corruption and anti-money laundering laws and requirements. Despite Codere Online’s constant efforts to update and maintain such policies and procedures, they may prove to be inadequate or insufficient and Codere Online may be exposed to potential allegations of inappropriate conduct in the future.

Codere Online operates in certain countries and regions with a reputation for heightened corruption risk where it may face challenges or be unsuccessful in implementing and ensuring compliance with the policies and procedures aimed at preventing and detecting violations of applicable gaming, anti-fraud, anti-corruption and anti-money laundering laws and requirements.

In addition, changes in existing laws or regulations, or changes in their interpretation, including laws or regulations with a direct impact on the gaming industry, such as laws or regulations that prohibit money laundering and financing of terrorist and other unlawful financial activities, could impact Codere Online’s profitability and restrict its ability to operate its business. In recent years, changes in existing laws or regulations have had a significant impact on the online gaming industry. As an online gaming operator, Codere Online has experienced and may continue to experience increasing regulatory pressure in the form of advertisement restrictions, taxation increases, limitations on payment methods, licensing and sponsorship restrictions, or limitations on promotions, maximum bets or prizes, among others.

For example, in Spain, online operators must pay a 20% tax on gross gaming revenue in addition to corporate income tax. This tax is reduced to 10% for those entities domiciled in the autonomous cities of Ceuta and Melilla, such as CDON, which is domiciled in Melilla. Players are required to declare any winnings over €1,600 and pay income tax on it. While there is a strict over-18s gambling policy, the Spanish government has recently taken several measures to reduce gaming advertising and exposure of online gaming to minors. Royal Decree 958/2020, of November 3, on the Commercial Communications of Gambling Activities, forbids gambling companies from appearing on uniform shirts of football clubs and sponsoring their stadium names. These restrictions have had a significant impact on the RM Sponsorship Agreement in Spain. By virtue of an amendment to the RM Sponsorship Agreement entered into in November 2020, the sponsorship agreement was terminated in respect of Spain only (and without prejudice to the agreement remaining in force in all other applicable jurisdictions including Mexico, South America and Central America) at the end of the 2020/2021 football season due to newly-enacted advertising legal restrictions (which affect sponsorship) in Spain. We expect a further amendment to the RM Sponsorship Agreement will be entered into before consummation of the Business Combination. Codere Online cannot be certain that laws, regulations or any authorities in the jurisdictions where it operates from time to time will not restrict Codere Online’s use and license under the Sponsorship and Services Agreement, the RM Sponsorship Agreements or any other sponsorship agreements, including any future sponsorship agreements under the Sponsorship and Services Agreement, or the rights of Codere Online’s licensors under any such agreements.

In addition, advertising on television and on the Internet has been restricted to a four-hour window from 1 a.m. to 5 a.m. Furthermore, advertising on the internet must be done through the websites of the gaming operators. The Royal Decree also provides that bonus offers and promotions can only be marketed to existing players, as opposed to new players, among other significant advertising restrictions. Most of these restrictions have become effective following transitional periods ending on dates falling within the period from April to August 2021, so their impact on Codere Online’s activities in Spain is still unclear, but could be material.

There can be no assurance that law enforcement or gaming regulatory authorities in the jurisdictions where Codere Online operates will not seek to restrict Codere Online’s business in such jurisdictions or to initiate investigations which may result in sanctions or enforcement proceedings affecting Codere Online. In addition, there can be no assurance that any such restrictions or investigations, to the extent they result in sanctions or enforcement proceedings, will not have a material adverse impact on Codere Online’s ability to retain and renew existing licenses or to obtain new licenses in such or other jurisdictions, or that they will not otherwise materially and adversely affect its business, results of operations and financial condition.

In Mexico, LIFO recently self-reported to the Mexican tax authorities (“SAT”), within the statutory 30-day remedy period, 111 transactions involving player deposits that exceeded the required reporting thresholds (under currently applicable Mexican anti-money laundering legislation) and which had not been duly reported. In addition, prior to the Closing Date, LIFO expects to self-report to the SAT 264 additional transactions which had not been duly reported and will be reported outside the statutory 30-day remedy period. Codere Online believes that this self-reporting may mitigate both the risk of being sanctioned and, if applicable, the amount of any sanction fees imposed. However there is a risk that, in addition to any economic sanctions imposed by the SAT, which could be material, the Mexican gaming regulator (SEGOB, as defined below) could impose additional sanctions on LIFO including a potential revocation of the LIFO License. There is also a risk that, because this self-reporting option can only be invoked once and LIFO already self-reported certain transactions outside the statutory remedy period in the past, SAT may determine that LIFO may not use this compliance through self-reporting option for the 264 additional transactions that LIFO expects to self-report, and LIFO may be deemed a “repeat offender”. If LIFO is considered a “repeat offender” for such reason or because, following the self-reporting of the 264 transactions, LIFO commits a similar or otherwise qualifying infraction within two (2) years, SEGOB could impose additional or more severe sanctions on LIFO including a potential revocation of the LIFO License. Although Codere Online has designed and implemented a risk-mitigation action plan in Mexico to address these risks and to ensure all transactions are duly and timely reported in the future, if LIFO is deemed an offender or a “repeat offender”, significant economic sanctions could be imposed on LIFO and/or the LIFO License could be revoked, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Certain of the risks referred to above may be exacerbated with respect to Codere Online’s “.com” business. See “Information About Codere Online — Our Markets — Others (“.com” site).” Codere Online currently offers, through Malta-based Aspire Global plc (“Aspire”), online gaming products via a “.com” website in various markets, including the United Kingdom, Germany, South Africa, Austria and Malta. As Aspire operates the “.com” site, Codere Online depends on Aspire to comply with applicable regulation, including by not offering Codere Online’s online gaming products in jurisdictions where any such offering would be prohibited. Any failure or perceived failure by Aspire to comply with applicable regulation may damage Codere Online’s reputation, result in sanctions and/or fines, adversely affect Codere Online’s ability to obtain or renew licenses and to enter any potential strategic partnership, or otherwise materially and adversely affect Codere Online’s business, results of operations and financial condition.

Codere Online relies on licenses to conduct its operations, and the failure to renew or the termination of these licenses could have a material adverse effect on its business.

Codere Online is required to obtain, renew and maintain licenses in order to conduct its operations. Certain of Codere Online’s licenses currently require that an operating retail presence be maintained (including, licenses in Mexico, Panama and Colombia). In addition, certain jurisdictions (such as Spain) require game-specific licenses in addition to a general license. For additional information on Codere Online’s licenses, see “Information About Codere Online — Our Markets.”

Except as indicated below with respect to Mexico, as part of the Restructuring and Exchange, the Codere Group will seek to transfer to Codere Online the licenses (or, in the case of Spain and Italy, to the entities which hold such licenses) under which it operates in its core regions. However, there is no assurance that such transfer will be completed in Colombia, Panama or the City of Buenos Aires (Argentina), as the relevant transfer will need to be approved by the local regulator. In particular, Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA, to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to

Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.” Until such time as the transfer of a license is completed, Codere Online will be dependent on, among other factors outside of Codere Online’s control, the licensee’s good standing and maintenance of its license and Codere Online will face similar risks to those faced with respect to LIFO in Mexico, as described below.

Further, gaming authorities may deny, revoke, suspend or refuse to renew licenses Codere Online holds and impose fines or seize assets if Codere Online or its partners, licensees or clients were found to be in violation of any relevant regulations, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition. Codere Online may also have difficulty or face uncertainty in renewing its existing licenses or obtaining new ones, especially if the relevant regulations are unclear or change, or if new regulations are enacted.

Codere Online intends to renew many of its licenses in the next three years and it cannot assure that any of its licenses will be renewed or that they will be renewed on satisfactory terms. Renewals of Codere Online’s licenses, if approved, may be subject to certain delays, upfront renewal fees, canon tax surcharges or changes to national and regional regulations of the online gaming industry. Additional changes may occur in the future that may have an impact on Codere Online’s ability to renew its licenses, such as changes in the license granting process (such as an open bidding process). Changes in national and regional authorities may also impact Codere Online’s license renewal processes, which may be subject to change from time to time. Consequently, there can be no assurance that Codere Online will be successful in renewing its operating licenses, or that new potential economic terms of renewals will be reasonable or attractive to Codere Online, which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Furthermore, the licenses under which Codere Online operates may be revoked by regulatory authorities in certain circumstances, even if Codere Online is in compliance with all relevant obligations. For example, in Mexico, the Secretaría de Gobernación (“SEGOB”) has complete and discretional authority regarding the granting, renewal, revocation or amendment of licenses. Consequently, Codere Online cannot provide any assurance as to whether the license under which it operates will be amended prior to, or renewed at, the end of its corresponding term. Furthermore, in Italy, the Italian Monopolies and Customs Agency may revoke a license for, among others, supervening reasons of public interest. The CDON Licenses in Spain require that Codere Online establish the necessary systems, controls and procedures to ensure that it complies with applicable rules, laws and regulations in its Spanish operations. If the systems, controls and procedures adopted are not sufficient to comply with the applicable rules, laws and regulations, Codere Online could be deemed to have breached key terms of the CDON Licenses, which may result in its loss. Moreover, an event of insolvency may constitute a breach of certain of Codere Online’s licenses and result in their revocation. For example, in Mexico, the LIFO License, under which Codere Online operates, could be automatically revoked if LIFO were to file for insolvency protection. There can be no assurance that Codere Online would maintain or be able to renew its licenses in the event of insolvency or other financial difficulty, including upon the filing or declaration of insolvency of Codere Newco or Codere, S.A. (the parent company of the Codere Group), as such filing or declaration may be perceived to adversely affect the solvency of Codere Online as well.

In Spain, Law 11/2021, of 9 July (“Law 11/2021”) on measures to prevent and fight against tax fraud, establishing policies against tax evasion practices which have a direct impact on the operation of the internal market, which amends various tax and gaming laws and regulations, became effective on July 11, 2021. Law 11/2021, among others, amends certain provisions of Law 13/2011, of May 27, on gaming regulation (the “Spanish Gaming Law”), which provides the regulatory framework for online gaming in Spain. Law 11/2021 amends section (c), paragraph 2 of Article 13 of the Spanish Gaming Law (the “Amendments”), providing that a natural or legal person may not hold a gaming license or authorization if any person, shareholder, officer, director or any other entity which is part of its corporate group, in the aggregate, has been sanctioned in the previous four (4) years, by virtue of a final administrative ruling, with two (2) or more very serious infringements of gaming regulations at a state or regional (Comunidad Autónoma) level. It is not clear whether the Amendments are effective retroactively, or whether the requirement with respect to the absence of sanctions applies only to any sanctions imposed from the date Law 11/2021 became effective. In Spain, online gaming is regulated at a state level and any operator who wants to operate online gaming in more than one region (Comunidad Autónoma) requires the DGOJ, the Spanish gaming regulator, to grant a general state license. Retail-based gaming activities are regulated on a regional (Comunidad Autónoma) basis. The Codere Group operates retail gaming activities in various Spanish regions (Comunidades Autónomas) and two of its operating companies, Codere Apuestas Galicia, S.L. and Codere Apuestas Extremadura, S.A.U., have been sanctioned with two (2) or more very serious infringements of gaming regulations in the past four (4) years. Codere Online operates online gaming in Spain through the CDON Licenses granted to CDON. If the DGOJ applies Law 11/2021 retroactively, there is a risk that the CDON Licenses may be terminated or may not be renewed due to the sanctions imposed on Codere Apuestas Galicia, S.L. and Codere Apuestas Extremadura, S.A.U. Furthermore, under the terms of Law 11/2021, if CDON or any other company within the Codere Group, in the aggregate, is sanctioned with two (2) or more very serious infringements of gaming regulations after the date Law 11/2021 became effective, CDON could be ineligible to have the CDON Licenses renewed. The termination of the CDON Licenses or any failure to renew the CDON Licenses could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

In Mexico, Codere Online does not own a license but rather operates through an “Asociación en Participación” or “AenP” (an unincorporated joint venture) with LIFO, a wholly-owned entity of the Codere Group, under which Codere Online, through SEJO, operates online gaming and is entitled to receive 99.99% of any distributed profits whereas LIFO is entitled to receive the remaining 0.1% of any such distributed profits. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — AenP Agreement” for additional information on the agreement with LIFO. References in this proxy statement/prospectus to Codere Online’s licenses includes the LIFO License owned by LIFO in Mexico. As a result, in connection with its operations in Mexico, Codere Online is dependent on, among other factors outside of Codere Online’s control, LIFO’s good standing and maintenance of its license. If LIFO does not continue operating or otherwise does not maintain or renew the LIFO License, or if any disputes or disagreements arise between LIFO and Codere Online, Codere Online may be unable to continue operating in Mexico, which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Failure to obtain new licenses, or maintain and renew existing licenses, could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Changes in taxation or the interpretation or application of tax laws could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

The gaming industry is subject to significant taxation in most of the countries in which Codere Online operates. Taxes on gaming activities, including online games and sports betting, may be established or increased or new and more exacting regulations may be enacted. These existing or new taxes may be in the form of gaming taxes on Codere Online’s activity or indirect taxes on players (e.g., taxes on players’ deposits or prizes).

In recent years certain gaming taxes have increased, and they may continue to increase, in the jurisdictions in which Codere Online operates. For example, in 2020, several Mexican states introduced a new tax on “erogaciones” (players’ deposits or cash-in). The taxes were set at 10% in most cases and up to 16.5% in the state of Yucatan. While this tax does not currently impact Codere Online’s business in Mexico, as it has not been introduced in the Mexican state in which LIFO’s Online server is registered (Guanajuato), it is possible that such a new tax, or a similar tax, will be implemented in such state in the future.

Any increases in taxation, or the implementation of any new taxes to which Codere Online’s operations may be subject, would increase its regulatory or tax compliance costs and could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, some of Codere Online’s licenses are subject to taxation upon renewal, and Codere Online cannot be certain of the amounts of future renewal fees or canon tax surcharges attributable to its licenses if and when its licenses are renewed. See “— Codere Online relies on licenses to conduct its operations, and termination of these licenses could have a material adverse effect on its business.”

As gaming taxes imposed by regional or national authorities apply to a significant percentage of Codere Online’s revenues, increases in gaming taxes may impact the profitability or possibility of being profitable of the affected operations and have a material adverse effect on its business, results of operations and financial condition.

Codere Online’s failure to comply with regulations regarding the use of personal customer data could subject Codere Online to lawsuits or result in the loss of its customers’ goodwill and affect its business, results of operations and financial condition.

The actual and perceived integrity and security of an online gaming operation is critical to attracting gaming customers. Codere Online collects information relating to its customers for various business purposes, including regulatory, marketing and promotional purposes. For example, in several jurisdictions, including Mexico and Spain, Codere Online has an obligation to report certain information to tax authorities regarding customer prizes or wagered amounts above certain amounts.

The collection and use of personal data are governed by privacy laws and regulations enacted in the various jurisdictions in which Codere Online operates. Privacy regulations continue to evolve and may be inconsistent from one jurisdiction to another and, as a result, implementation standards and enforcement practices are likely to continue evolving for the foreseeable future. Compliance with applicable privacy regulations may increase Codere Online’s operating costs and/or adversely impact its ability to market its products and services to its customers.

In Spain and Italy, Codere Online is subject to Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“General Data Protection Regulation” or “GDPR”). Codere Online is also subject to national laws adopting the GDPR and to national data protection and privacy laws applicable in non-EU member states. The GDPR contains, among other things, high accountability standards that Codere Online must comply with such as, among others, strict requirements for providing information notices to individuals, rules on international data transfers and outsourcing, mandatory data protection impact assessments of certain processing operations, maintenance of an internal data processing register, restrictions on the collection and use of sensitive personal data and mandatory notification of data security breaches. The GDPR imposes administrative fines for data protection compliance violations of up to the greater of €20 million or 4% of the company’s global annual turnover.

Such laws and regulations limit Codere Online’s ability to collect and use personal information relating to customers and potential customers. Notwithstanding its efforts, Codere Online is exposed to the risk that data could be misappropriated, lost or disclosed, or processed in breach of data protection regulations, by it or on its behalf, including by any of Codere Online’s services providers under the Platform and Technology Services Agreement and the Sponsorship and Services Agreement.

If Codere Online does not comply with the provisions regarding transmission of customer data contained in the GDPR, Codere Online could face very significant sanctions. In this regard, since 2020 penalties for data protection violations have increased significantly, with fines in the millions of euros. This has increased people’s awareness of their privacy. As a result, if Codere Online failed to hold or transmit customer information in a secure manner, or if any loss of personal customer data were to otherwise occur, this could result in the loss of Codere Online’s existing customers’ goodwill and deter new customers from using its services or expose it to significant sanctions, which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

An outbreak of disease or similar public health threat could have a material adverse impact on Codere Online’s business, results of operations and financial condition.

An outbreak of disease or similar public health threat, or fear of such an event, could have a material adverse impact on Codere Online’s business, results of operations and financial condition. In addition, outbreaks of disease could result in increased government restrictions and regulation, including quarantines of Codere Online’s personnel, which could adversely affect its operations.

The COVID-19 pandemic resulted in, among other things, the suspension, shortening, delay or cancellation of sporting events and sports leagues which may occur again in the future and, as it happened in the past, Codere Online may not have an attractive and interesting sports betting offer to sustain sufficient interest in its online sports betting products. Furthermore, shortened seasons for sports leagues may result in a smaller amount of wagers on sporting events throughout the course of each sport’s season. On the other hand, closures or capacity limitations at gaming halls and other similar establishments, lockdowns and other measures imposed in light of the COVID-19 pandemic have resulted in a significant increase in the level of activity for online casinos. If the threat of the COVID-19 pandemic continues to diminish, and retail establishments are progressively able to return to operations at or near pre-pandemic levels, Codere Online will face increased competition from such retail operators. More generally, as other forms of entertainment that were unavailable, or available on a limited basis, during the COVID-19 pandemic are able to resume their operations, Codere Online will face increased competition for consumers’ discretionary time and income from many more forms of entertainment that were unavailable, or available on a limited basis, during the COVID-19 pandemic. As a result, Codere Online’s business, results of operations and financial condition could be adversely affected.

If the COVID-19 pandemic continues, it may affect Codere Online’s employees, clients, partners and suppliers in ways which could materially and adversely affect Codere Online’s business, results of operations and financial condition. Furthermore, the COVID-19 pandemic and any preventive or protective actions that governments or Codere Online may take in respect of this coronavirus, or other variants thereof, may result in a period of business disruption, reduced customer traffic and reduced operations. To the extent the COVID-19 pandemic adversely affects Codere Online’s business, results of operations or financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Even after the COVID-19 pandemic has subsided, Codere Online may suffer an adverse effect to its business due to the global economic effect of the COVID-19 pandemic, changes in customers’ dynamics or otherwise, which could materially and adversely affect Codere Online’s business, results of operations and financial condition.

Codere Online’s business may be negatively impacted by volatility and other economic, market and political conditions in the markets in which it operates and in the locations in which its customers reside.

Codere Online currently operates in Spain, Italy, Mexico, Colombia and Panama and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. In the year ended December 31, 2020, Codere Online derived €48.0 million (or 65.0%) of its consolidated revenue from Spain, €18.4 million (or 28.0%) from Mexico and €2.4 million (or 3.0%) from Colombia.

Codere Online’s business is, and is expected to continue to be, particularly sensitive to reductions in discretionary consumer spending, which is affected by general economic conditions and political conditions in the markets in which Codere Online conducts its operations. Economic contraction, which can eventually lead to an unstable job market, economic uncertainty and the perception by customers of weak or weakening economic conditions may cause a decline in demand for entertainment, including the online gaming products and services Codere Online offers. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as an unstable job market, changes in perceived or actual disposable consumer income and wealth or fears of war and acts of terrorism. Codere Online’s business, results of operations and financial conditions will be affected by economic conditions and volatility in the regions where it operates.

As of the date of this proxy statement/prospectus, Codere Online is particularly exposed to economic, market and political conditions in Spain. The Spanish economy experienced a decline in GDP of 10.8% in 2020 according to the Spanish National Institute of Statistics (Instituto Nacional de Estadística). Furthermore, after a protracted period of political uncertainty, a new coalition government was formed in January 2020 with support from certain regional parties. Political conditions under this government have been, and could continue to be, uncertain (particularly with respect to its negative stance against the gaming industry), given differences in the coalition parties’ political agendas and those of the various other parties whose support is needed to reach majorities in congress. In addition, economic indicators could deteriorate further due to specific policies, resulting in higher fiscal pressure, higher levels of public debt, higher unemployment and higher deficits. Political events related to the independence movement in Catalonia could continue to generate economic volatility and political uncertainty, reducing demand for Codere Online’s products and negatively affecting its business.

Codere Online has international business operations, including in emerging countries in Latin America, which subjects Codere Online to additional costs and risks.

A significant portion of Codere Online’s operations are located in Latin America, particularly in Mexico, Colombia and Panama. Codere Online expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Furthermore and, subject to certain regulation being enacted, Codere Online intends to expand its business operations to other countries in the region, including Brazil, Chile, Peru, Puerto Rico, Uruguay and certain other regions of Argentina. As a result of its international operations, Codere Online is subject to a variety of risks and challenges in managing an organization operating in various countries, including, among others, those related to:

•        general economic conditions in the countries in which Codere Online operates or intends to operate;

•        regulatory changes;

•        political unrest, terrorism and the potential for other hostilities;

•        challenges caused by distance as well as language and cultural differences;

•        public health risks;

•        overlapping, changes in or onerous tax regimes;

•        difficulties in transferring funds from certain countries; and

•        reduced protection for intellectual property rights in some countries.

Moreover, some or all of these risks may be exacerbated in the case of Codere Online’s operations in emerging economies. Emerging economies may experience significant fluctuations in economic performance, political, labor or social unrest, acts of terrorism or other violence. In addition, operating in emerging markets may expose Codere Online to greater risks of loss due to expropriation, nationalization, confiscation of assets and property or the imposition of restrictions on foreign investments and repatriation of invested capital. Moreover, emerging market economies tend to have significantly higher corruption levels. Furthermore, Codere Online’s Latin American operations expose Codere Online to currency risks as many Latin American countries have experienced significant recessions, inflation, unemployment and social unrest and their economies may be more volatile than the European markets in which Codere Online operates, leading to currency devaluation.

Any of the foregoing factors could materially adversely affect Codere Online’s business, results of operations and financial condition.

Fluctuations in the exchange rates between Codere Online’s operating currencies and the euro could adversely affect its results of operations.

Codere Online’s functional currency is the euro. Fluctuations in the exchange rates of Codere Online’s main non-euro operating currencies, mainly the Mexican peso, the Colombian peso and the Argentine Peso (once Codere Online starts operations in Buenos Aires in late 2021), could affect not only the economies of the relevant regions but also Codere Online’s business, results of operations and financial condition. In particular, fluctuations in exchange rates may result in foreign exchange gains or losses for Codere Online. Codere Online is therefore exposed to the risks associated with the fluctuation of these currencies relative to the euro. See Note 16 to the Annual Combined Carve-out Financial Statements for information on the outstanding balances with third parties in foreign currencies as of December 31, 2020 and the impact of a 10% depreciation or appreciation of the Euro against the main foreign currencies on Codere Online’s combined carve-out income statement and equity as of and for the year ended December 31, 2020.

Any increase (decrease) in the value of the euro against any foreign currency of one of Codere Online’s non-euro operating entities will cause Codere Online to experience unrealized foreign currency translation losses (or gains) with respect to amounts already invested in such foreign currencies. Accordingly, Codere Online may experience a negative impact on its income statement and balance sheet with respect to its holdings solely as a result of foreign currency translation.

Codere Online may not be able to manage growth in its business effectively.

Codere Online intends to leverage its operations in Spain and Mexico to expand its business in certain high-growth core Latin American markets (Colombia, Panama and the City of Buenos Aires), enter into new Latin American markets once they become regulated (Brazil, Chile, Peru, Puerto Rico, Uruguay and other regions of Argentina), and pursue options to access the large Hispanic market in the Unites States. As part of such expansion, Codere Online may make selective strategic investments, such as in strategic partnerships and acquisitions in the online gaming industry. Growth can place significant strain on Codere Online’s management resources and financial and accounting control systems as it requires that management identify and execute upon appropriate investments and subsequently integrate, train and manage increased numbers of employees. Codere Online may not be able to implement and enhance effectively the operations, infrastructure, systems and processes required to undertake growth. Further, Codere Online may not be able to attract, integrate, train, motivate or retain additional highly-qualified personnel. Unprofitable investments or expansions or an inability to integrate or manage new investments or expansions could adversely affect Codere Online’s business, results of operations and financial condition.

Codere Online may require additional capital to support its growth plans, and such capital may not be available on terms acceptable to Codere Online, or at all. This could hamper Codere Online’s growth and adversely affect its business.

Codere Online intends to make significant investments to support its business growth, including its expansion into new markets, and may require additional funds to respond to business challenges, including the need to develop new product offerings and features, enhance its existing platform, increase its marketing expenses, improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, Codere Online may need to engage in equity or debt financings to secure additional funds. The need to raise additional funds would be exacerbated if many holders of Public Shares exercise their Redemptions Rights.

Codere Online’s ability to obtain additional capital, if and when required, will depend on its business plan, investor demand, Codere Online’s operating performance, capital markets conditions and other factors. If Codere Online raises additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of its currently issued and outstanding equity, and its existing shareholders may experience dilution. If Codere Online is unable to obtain additional capital when required, or on satisfactory terms, its ability to continue to support its business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and Codere Online’s business, results of operations and financial condition may be harmed.

Codere Online operates in a highly competitive business environment and, as a result, its market share and business may be adversely affected by factors beyond its control.

In many of the markets in which Codere Online operates, it faces competition from a number of large companies, as well as other smaller operators. In addition, companies with whom Codere Online competes may be larger than Codere Online or may have greater financial resources than Codere Online does, which could materially adversely affect its revenues and profitability. Increased competition could reduce Codere Online’s future profit margins and cash flows. Furthermore, Codere Online faces and will continue to face competition from retail establishments, including those of the Codere Group for the discretionary spending of gaming customers, many of which divide their time between retail and online channels, as well as from certain other permitted online gaming and sports betting activities that may be undertaken by the Codere Group under the Relationship and License Agreement. See “— Codere Online may be affected by actions undertaken, or failed to be undertaken, by Codere Newco and other members of the Codere Group” for additional information.

Existing technology, as well as proposed or undeveloped technologies, may become more popular in the future and render Codere Online’s online products less profitable or even obsolete. In general, Codere Online’s ability to compete effectively in the online gaming market will depend on the acceptance by its customers of the products and services it offers. Codere Online cannot assure that it will be able to successfully develop, offer and market appropriate gaming products and services, which could in turn have a material adverse effect on its business, results of operations and financial condition.

Codere Online also faces competition from other existing and future public and private retail gaming establishments including gaming halls, slot route operators and, potentially, integrated destination resorts. Codere Online also competes with illegal retail and online gaming activities, such as all forms of betting that circumvent public regulation, in particular, offshore gaming and operators that, as a result of their disregard of applicable regulations, may offer attractive pricing, promotions or other services. Such unregulated activities may drain significant portions of betting volumes away from the regulated industry. In particular, illegal betting could take away a portion of Codere Online’s regular customers. If such forms of gaming are successful in attracting Codere

Online’s customers, its business, results of operations and financial condition could be materially adversely affected. Codere Online also competes, although to a limited extent, with lotteries, including national, regional and charitable ones.

Codere Online’s success is dependent on maintaining and enhancing the “Codere” brand.

Codere Online’s success is dependent in part on its ability to leverage the “Codere” brand. Codere Online has been licensed by Codere Newco to continue operating under the “Codere” brand after completion of the Business Combination. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.” Codere Online’s current and potential competitors may have greater name recognition and broader customer relationships and marketing resources than Codere Online does. In addition, as Codere Online does not own the “Codere” brand, even if it succeeds in its marketing efforts, the positioning of the “Codere” brand will depend primarily on the policies and success of the Codere Group.

In particular, any adverse change in the Codere Group’s reputation could, in turn, adversely affect Codere Online’s reputation. The Codere Group’s inability to maintain, enhance or strengthen the “Codere” brand, or any actions by any member of the Codere Group or any of its employees that may negatively affect the “Codere” brand or Codere Online’s reputation, could have a material adverse effect on Codere Online’s business, results of operations and financial condition. For example, the Codere Group has undergone a significant financial restructuring of its liabilities in recent years and is in the process of undergoing a further significant financial restructuring of its liabilities which may adversely impact the reputation of the Codere Group and, as a result, adversely affect Codere Online’s reputation and the “Codere” brand. See “— The Codere Group is undergoing a significant financial restructuring of its liabilities which is expected to affect its shareholding structure and may impact its strategy and operations, including its performance of the Related-Party Agreements, which could potentially adversely affect Codere Online.”

Furthermore, actions by members of the Codere Group or any of its employees may negatively affect the “Codere” brand, which would in turn negatively affect the confidence of Codere Online’s clients, regulators or other parties and Codere Online’s reputation. Negative public opinion could result from actual or alleged conduct by the Codere Group entities in any number of activities or circumstances, including, among others, operations, employment-related offenses such as sexual harassment and discrimination, regulatory compliance, the use and protection of data and systems, and the satisfaction of client expectations, and from actions taken by regulators or others in response to such conduct.

In addition, Codere Online may lose the right to use the “Codere” brand if the Relationship and License Agreement is terminated. The Relationship and License Agreement may be terminated upon the occurrence of a change of control (described as the (direct or indirect) acquisition of the beneficial ownership of more than 50% of the share capital of Holdco or SEJO by a non-affiliated third party or a group of non-affiliated third parties acting in concert with each other) or a sale of substantially all of the assets of the Holdco Group on a consolidated basis to a non-affiliated third party or a group of non-affiliated third parties acting in concert with each other, among other termination events, linked to the failure of either party to perform or observe any material term, obligation, condition or agreement contained in such Relationship and License Agreement. For the avoidance of doubt, neither Holdco, nor Codere Newco nor one or more of Codere Newco’s future or current affiliates, successors, assigns or any entity acquiring all of the assets and/or business of Codere Newco shall be deemed to be non-affiliated parties for the purposes of the application of such change of control clauses in the Relationship and License Agreement.

Pursuant to the Relationship and License Agreement, Codere Online may also not be able to use the “Codere” brand in certain jurisdictions where Codere Online operates from time to time if the use or the registration of the “Codere” brand or any related licensed marks is not legal or otherwise permitted under applicable laws in such jurisdiction or the “Codere” brand or any related licensed marks cannot be used or registered without unreasonable or unusual efforts. For more information, see “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.” Developing a new brand would require a substantial investment of resources, and there is no guarantee that Codere Online would be successful operating under a new brand.

Any of the foregoing could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online may be affected by actions undertaken, or failed to be undertaken, by Codere Newco and other members of the Codere Group.

Codere Online’s business may be adversely affected if other members of the Codere Group compete with Codere Online. In order to address this risk, as part of the Relationship and License Agreement entered into by SEJO and Codere Newco, Codere Newco has undertaken, among other commitments, not to invest or operate online gaming businesses within the Territory, as defined therein, or to undertake any other Restricted Activity, as defined therein, subject to certain exceptions. However, Codere Newco is allowed to pursue any business of regulated gambling and gaming and related services accessible exclusively through physical retail or other offline channels. For additional information on the Relationship and License Agreement, see “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.” The Codere Group may elect to focus its investment and resources, including its marketing efforts, on its offline channels, which compete with Codere Online’s business, adversely affecting Codere Online.

Furthermore, due to the existing relationship between Codere Online and the Codere Group, any actual or alleged actions undertaken, or failed to be undertaken, by members of the Codere Group or any of its employees that may affect the “Codere” brand, their licenses, their relationship with governments or regulators, their customers or otherwise affect their reputation, could materially and adversely affect Codere Online’s business, results of operations and financial condition. See also “— The Codere Group is undergoing a significant financial restructuring of its liabilities which is expected to affect its shareholding structure and may impact its strategy and operations, including its performance of the Related-Party Agreements, which could potentially adversely affect Codere Online” and “— Codere Online’s success is dependent on maintaining and enhancing the “Codere” brand.”

The Codere Group is undergoing a significant financial restructuring of its liabilities which is expected to affect its shareholding structure and may impact its strategy and operations, including its performance of the Related-Party Agreements, which could potentially adversely affect Codere Online.

The Codere Group has undergone a significant financial restructuring of its liabilities in recent years and is currently undergoing a further significant financial restructuring of its liabilities which is expected to be finalized in the fourth quarter of 2021. As part of the ongoing restructuring process, the Codere Group’s business will be transferred from Codere, S.A. to a new holding company structure, which will be majority owned by certain of Codere Group’s bondholders, who will become equityholders of the business. The board of directors of the new parent company of the group is expected to be significantly different from the composition of Codere, S.A.’s board of directors, the current parent company of the Codere Group. The ongoing restructuring process may also lead to changes in the governing bodies and management of the entities of the Codere Group, including Codere Newco’s board of directors and management team, the Codere Group’s operations and/or its strategy, including the Codere Group’s strategy with respect to its online business. Furthermore, the ongoing restructuring process could potentially affect the Codere Group’s ability to provide services to Codere Online or its performance of the Related-Party Agreements, on which Codere Online currently depends to conduct its business. Moreover, the ongoing restructuring process may adversely impact the reputation of the Codere Group and, as a result, adversely affect Codere Online’s reputation and the “Codere” brand, or otherwise adversely affect Codere Online’s business, results of operations and financial condition.

Following the consummation of the Business Combination, Codere Online will be dependent on Codere Newco and certain of its subsidiaries to provide Codere Online with certain services, which may not be sufficient to meet Codere Online’s needs, and Codere Online may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that its services agreement with Codere Newco terminates.

Historically, Codere Newco and certain of its subsidiaries have provided, and following the consummation of the Business Combination will continue to provide, certain services related to certain business functions including, among other services, general management, management control, internal audit, communication, legal, financial management, human capital, corporate security support, platform services and corporate development. Following the consummation of the Business Combination, Codere Newco will continue to provide many of these services under a Sponsorship and Services Agreement between Codere Online and Codere Newco. Such services will be provided by Codere Newco directly, through certain of its subsidiaries and through certain third-party services providers. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Sponsorship and Services Agreement.”

In addition, under the Platform and Technology Services Agreement, the Providers (as defined herein) currently provide certain platform and technology services to OMSE’s online casino and sports betting business, including personnel, customer support, internal trading personnel, technical assistance and technology, IT operations, security and cybersecurity, systems, communications, equipment, software licenses and trading services. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Platform and Technology Services Agreement.”

While these services are being provided to Codere Online by Codere Newco and certain of its subsidiaries, Codere Online will be dependent on them for services that are critical to Codere Online’s operation (including platform maintenance), and Codere Online’s operational ability to modify or implement changes with respect to such services and the amounts Codere Online pays for them may be limited. Should the Sponsorship and Services Agreement or the Platform and Technology Services Agreement terminate, Codere Online may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that Codere Online receives from Codere Newco and the Providers under the Sponsorship and Services Agreement and the Platform and Technology Services Agreement, respectively. Although Codere Online may in the future choose to replace fully or partially the services that will be provided by Codere Newco or the Providers following the consummation of the Business Combination, Codere Online may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those Codere Online has or may in the future have in effect.

Codere Online’s failure to keep up with technological developments in the online gaming market could negatively impact its business, results of operations and financial condition.

The market for online gaming products and services is characterized by rapid technological developments, frequent new product and service offerings and evolving industry standards. The emerging character of these products and services and their evolution requires Codere Online to use technologies effectively and continue to improve the performance, features and reliability of its technology and information systems. The widespread adoption of new internet technologies or standards could require substantial expenditures to replace, upgrade, modify or adapt Codere Online’s technologies and systems, which could negatively impact its business, results of operations and financial condition. Additionally, Codere Online depends on the provision of certain services by Codere Newco and certain of its subsidiaries, and their operational ability to keep up with any technological developments or to modify, enhance, develop or otherwise implement changes with respect to such services may be limited. See “— Following the consummation of the Business Combination, Codere Online will be dependent on Codere Newco and certain of its subsidiaries to provide Codere Online with certain services, which may not be sufficient to meet Codere Online’s needs, and Codere Online may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that its services agreement with Codere Newco terminates.” Further, Codere Online’s failure to keep up with technological developments in the online gaming market could negatively impact its business, results of operations and financial condition.

Online games and products are subject to life cycles. Furthermore, changes in consumer preferences, popularity and social acceptance of gaming and sports betting could harm Codere Online’s business.

Approximately 53% of Codere Online’s net revenue is driven from its online sports betting offering, while approximately 47% derives from its online casino products (based on Codere Online’s net gaming revenue for the year ended December 31, 2020, defined as all gross amounts wagered of Codere Online less: (i) player wins, (ii) player bonuses and (iii) promotional bets). Following their introduction, online games and products generally peak and then decline in popularity. The introduction of new online games and products or the modification of existing online games or products is important to the successful operation of Codere Online’s business. Failure to introduce new online games or products or to modify existing online games or products and to retain or attract customers, as well as the introduction of new online games and products that prove to be unpopular, could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online’s business depends on the appeal of its offerings to customers. Codere Online’s offerings compete with various other forms of online and retail gaming and sports betting. Changes in consumer preferences and any inability on Codere Online’s part to anticipate and react to such changes, or the ability of Codere Online’s competitors to adapt faster, could result in reduced demand for Codere Online’s offerings and erosion of its competitive and financial position.

Online casino and sports betting competes, not only with traditional gaming and sports betting establishments, but also with other leisure activities as a form of consumer entertainment and may lose popularity as new leisure activities arise or as other leisure activities become more popular. The popularity and acceptance of online casino and sports betting is also influenced by prevailing social mores, and changes in social mores could result in reduced acceptance of gaming and sports betting as a leisure activity. To the extent that the popularity of gaming or sports betting declines as a result of any of these factors or otherwise, the demand for Codere Online’s offerings may decline, which could have a material adverse effect on its business, results of operations and financial condition.

Codere Online’s network, information technology systems and accounting systems are subject to error, damage and interruption and may be vulnerable to hacker intrusion, cyberattacks and system breaches.

The online casino and sports betting offering by Codere Online depends, to a great extent, on the reliability and security of Codere Online’s information technology systems, software and network, which are subject to error, damage and interruption caused by human error, problems relating to telecommunications networks, software failure, natural disasters, sabotage, viruses and similar events. Any interruption in Codere Online’s systems could have a negative effect on the quality of services offered, on consumer demand and, therefore, on the volume of sales, which in turn could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, Codere Online may be vulnerable to cyberattacks which could adversely affect its business. Examples include DDoS (distributed denial-of-service attacks, which are attacks designed to cause a network to be unavailable to its intended users) and other forms of cybercrime, such as attempts by computer hackers to gain access to Codere Online’s systems and databases, which may cause system failures or business disruption and could have a materially adverse effect on Codere Online’s business, results of operations and financial condition. While Codere Online will continue to implement measures to prevent such attacks, they are, by nature, technologically sophisticated and may be difficult or impossible to detect and defend against. If Codere Online’s prevention measures fail or are circumvented, Codere Online’s reputation may be harmed, which in turn could have a material adverse effect on its business, results of operations and financial condition.

Codere Online’s accounting and reporting systems may also be subject to error, damage and interruption and may result in the unintended misreporting of financial information. While Codere Online continues to develop internal controls and systems to anticipate such risks and increase the robustness of its accounting and reporting platform, there is no assurance that Codere Online’s accounting systems will not be compromised in the future. In addition, Codere Online’s business may be materially and adversely affected by breaches of security and system intrusions conducted for the purpose of stealing Codere Online’s customers’ personal information. Any such activity could harm Codere Online’s reputation and deter current or potential customers from using its services, which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

The success, including the margin, of existing or future online casino and sports wagering products and services depends on a variety of factors and may experience significant volatility.

Sports betting is a results driven industry. Pricing for each sport betting event is based on the statistical probability of each possible outcome happening. Codere Online’s theoretical profit is dependent on the implied probabilities of each event. Over a long period of time, the statistical model is expected to correctly project the win/lose rates and to produce the expected theoretical profit. The actual short-term results, however, can significantly differ from the implied probabilities, therefore causing significant short-term volatility in Codere Online’s margin (measured as net gaming revenue over gross amounts wagered). Additional factors causing margin volatility include the unequal distribution of the wagers compared to the implied probabilities, the skills and sports knowledge of customers, and the share of high-roller wagers. In addition, it is possible that Codere Online’s platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers (including odds publishing platforms and web pages) and risk managers are capable of human error, so even if Codere Online’s wagering products are subject to a capped payout, significant volatility can occur. For online casino, it is also possible that a random number generator outcome or game will malfunction and award errant prizes. As a result of the variability in these factors, the actual take rates (measured as customers’ winnings as a percentage of total amounts wagered) on Codere Online’s online casino and sports wagers may differ from the theoretical or projected take rates Codere Online has estimated and could result in the winnings of its customers exceeding those anticipated. The variability of take rates also has the potential to adversely affect Codere Online’s business, results of operations and financial condition.

Codere Online’s current and future performance relies upon continued compatibility between its app and the major mobile operating systems, third-party platforms continuing to allow distribution of its product offerings, high-bandwidth data capabilities and the interoperability of its platform with widely used mobile operating systems.

Codere Online’s users primarily access its online games and sports wagering product offerings through Codere Online’s app on their mobile devices, and Codere Online believes that this will continue to be the case going forward. To provide Codere Online’s users its product offerings through its app on their mobile devices, Codere Online’s app must be compatible with major mobile operating systems. Codere Online’s app relies upon third-party platforms to distribute its product offerings, interoperability of its platform with popular mobile operating systems, technologies, networks and standards and continued high-bandwidth data capabilities. Third parties with whom Codere Online does not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices. Furthermore, Codere Online’s app relies upon third-party platforms for distribution of its product offerings. Codere Online’s games and online sports wagering product offerings are also distributed through Codere Online’s websites (Codere.es, Codere.it, Codere.mx, Codere. co, Codere.pa, Codere.ar), the Apple App Store and The Google Play store.

The promotion, distribution and operation of Codere Online’s app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation and may not be uniformly enforced across all applications and geographies and with all publishers. Moreover, Codere Online is, and will continue to be, dependent on the interoperability of its platform with popular mobile operating systems, technologies, networks, and standards that it does not control, such as the Android and iOS operating systems. Any changes, bugs, technical, or regulatory issues in such systems, Codere Online’s relationships with mobile manufacturers and carriers, or in their terms of service or policies that negatively affect its offerings’ functionality, reduce or eliminate Codere Online’s ability to distribute its offerings, provide preferential treatment to competitive products, limit Codere Online’s ability to deliver its offerings, or impose fees or other charges related to delivering its offerings, could adversely affect Codere Online’s product usage and monetization on mobile devices.

In addition, Codere Online’s products require high-bandwidth data capabilities for placement of time-sensitive wagers. If high-bandwidth capabilities do not continue to grow or grow more slowly than generally anticipated, particularly for mobile devices, Codere Online’s user growth, retention, and engagement may be negatively impacted. To deliver high-quality content over mobile cellular networks, Codere Online’s product offerings also must work well with a range of mobile technologies, systems, networks, regulations, and standards that Codere Online does not control. In particular, any future changes to the iOS or Android operating systems (which likely will occur) may impact the accessibility, speed, functionality, and other performance aspects of Codere Online’s platform. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for Codere Online’s products and increase its cost of doing business. Specifically, any laws that would allow mobile providers to impede access to content, or otherwise discriminate against content providers like Codere Online over their data networks, could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, if it becomes more difficult for Codere Online’s users to access and use its platform on their mobile devices, if Codere Online’s users may choose not to access or use its platform on their mobile devices, or if Codere Online’s users choose to use mobile products that do not offer access to its platform, Codere Online’s user growth, retention, and engagement could be materially harmed. Additionally, if any of the third-party platforms used for distribution of Codere Online’s product offerings were to limit or disallow advertising on their platforms or technologies were developed that block the display of Codere Online’s ads, Codere Online’s ability to generate revenue could be negatively impacted. These changes could materially impact Codere Online’s business activities and practices, and if Codere Online or its advertising partners are unable to timely and effectively adjust to those changes, there could be an adverse effect on Codere Online’s business, results of operations and financial condition.

If Internet and other technology-based service providers experience service interruptions, Codere Online’s ability to conduct its business may be impaired.

A substantial portion of Codere Online’s network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. If Internet service providers experience service interruptions of any kind, communications over the Internet may be interrupted and impair Codere Online’s ability to conduct its business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of Codere Online’s users to access its platform or product offerings in a timely fashion or at all. There can be no assurance that the Internet infrastructure or Codere Online’s own network systems will continue to be able to meet the demand placed on it by the continued growth of the Internet, the overall online gaming industry and Codere Online’s users. Any difficulties Internet service providers and other technology-based service providers face, as well as certain decisions that such providers may take (on which Codere Online exercises no control), including if certain network traffic receives priority over other traffic (i.e., lack of net neutrality), may adversely affect Codere Online’s business. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of Codere Online’s users’ property or personal information or a delay or interruption in Codere Online’s product offerings, including its ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to Codere Online’s platform and product offerings, cause Codere Online to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in Codere Online’s product offerings, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online relies on third-party providers to validate the identity and location of its users, and if such providers fail to accurately confirm user information, Codere Online’s business, results of operations and financial condition could be adversely affected.

Codere Online cannot guarantee that the third-party geolocation and identity verification systems that it relies on will work effectively. Codere Online relies on these geolocation and identity verification systems to ensure it follows applicable laws and regulations and offers its products and services only in jurisdictions where it is allowed to and to customers who can legally use them. Any service disruption to those systems could prevent Codere Online from ensuring compliance with legal requirements. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in Codere Online inadvertently allowing access to its offerings to individuals who are not permitted to access them, or otherwise inadvertently deny access to individuals who are permitted to access them, in each case based on inaccurate identity or geographic location determinations. Codere Online’s third-party geolocation services providers rely on their ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by Codere Online’s third-party service providers may result in their inability to accurately determine the location of Codere Online’s users. Moreover, failure to maintain Codere Online’s existing contracts with third-party service providers, or to replace them, may result in Codere Online’s inability to access geolocation and identity verification data necessary for Codere Online’s operations. If any of these risks materializes, Codere Online may be subject to disciplinary action, fines, lawsuits, and Codere Online’s business, results of operations and financial condition could be adversely affected.

Codere Online’s platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict Codere Online’s ability to provide its offerings.

Codere Online’s platform (which is provided by the Codere Group) contains software modules licensed by third-party authors under “open source” licenses. The usage and distribution of open source software may entail greater risks than that of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the software. In addition, the public availability of such software may make it easier for others to compromise Codere Online’s platform.

Some open source licenses contain requirements that Codere Online and its third-party providers make available source code for modifications or derivative works Codere Online and its third-party providers create, or that Codere Online or its third-party providers grant other licenses to their proprietary software, based upon the type of open source software Codere Online and its third-party providers use. If Codere Online comingles any in-house software with open source software in a certain manner, Codere Online and its third-party providers could, under certain open source licenses, be required to release their proprietary source code to the public. This would enable Codere Online’s competitors to create similar offerings at a lower cost and ultimately could result in a loss of Codere Online’s competitive advantages. Alternatively, to avoid the public release of the affected portions of Codere Online’s source code, Codere Online could be required to expend substantial time and resources to re-engineer some or all of Codere Online’s software.

In the past, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As such, Codere Online could be subject to lawsuits by parties claiming infringement of intellectual property rights in what Codere Online believes to be open source software. If Codere Online is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, Codere Online could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its offerings on terms that are not economically feasible, to re-engineer Codere Online’s platform, to discontinue or delay the provision of its offerings if re-engineering could not be accomplished on a timely basis or to make proprietary source code generally available, any of which could adversely affect its business, results of operations and financial condition.

Negative perceptions and negative publicity surrounding the gaming industry could damage Codere Online’s reputation or lead to increased regulation or taxation.

The gaming industry may be, and has been from time to time, perceived as an industry involved in political corruption, organized crime, money laundering, tax evasion and other criminal activities and most gaming companies, including Codere Online, face allegations from time to time relating to their and their partners’ involvement in illegal activities.

In addition, the gaming industry is exposed to negative publicity and attention generated by a variety of sources, including citizens’ groups, non-governmental organizations, media sources, local authorities, and other groups and institutions. In particular, in recent years, public attention has been drawn to findings or allegations of illegal betting and gaming, participation or alleged participation in gaming activities by minors, risks related to social issues such as addiction to online gaming and risks related to data protection and payment security. In addition, publicity regarding social issues related to the gaming industry, even if not directly connected to Codere Online or its business, could adversely impact Codere Online’s business, results of operations and financial condition. If the perception develops that the gaming industry is failing to address such concerns adequately, any accompanying political pressure may result in the gaming industry becoming subject to increased regulation, taxation, limitations on advertising or certain additional controls or restrictions to Codere Online’s operations. Future changes in regulation or taxation could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Corruption, bribery and money-laundering are among the risks Codere Online faces in the course of its activity. Despite Codere Online’s efforts, it may fail to prevent irregular conduct and may face allegations regarding involvement in illegal activities. Further, Codere Online cannot assure that negative public perception toward gaming will not give rise to increased governmental scrutiny of its business or allegations of misconduct or illegal activity concerning it or its partners, or potential increased obligations and controls, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Furthermore, in order to build and maintain its business, Codere Online must maintain the confidence of its customers, suppliers, analysts and other parties in its products and services, long-term financial viability and business prospects. Maintaining such confidence may be particularly challenging due to the negative perceptions surrounding the gaming industry and other factors largely outside of Codere Online’s control. If Codere Online were to lose the confidence of customers, suppliers, analysts or other parties, this could have a material adverse effect on Codere Online’s business, results of operations and financial condition. Furthermore, any actions by members of the Codere Group or any of its employees that may negatively affect the “Codere” brand or Codere Online’s reputation could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online is dependent upon its ability to provide secure online gaming products and to maintain the integrity of its employees and its reputation.

The integrity and security of online gaming operations are critical factors to attract and retain customers. Codere Online strives to set exacting standards of personal integrity for its employees and security for the online gaming systems that it provides to its customers. Codere Online’s reputation in this regard is an important factor in its business dealings with governmental authorities. For this reason, an allegation or a finding of illegal or improper conduct on Codere Online’s part, or on the part of one or more of its current or former employees, or an actual or alleged system security defect or failure, could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online may fail to detect money laundering or fraudulent activities by its customers or third parties.

Codere Online is exposed to the risk of money laundering and fraudulent activities by its customers and third parties, including collusion between online customers and the use of sophisticated computer programs that automatically play skill games in its online gaming platform. In connection with Codere Online’s online betting activities, Codere Online has implemented internal control systems that monitor unusual transaction volumes or patterns and screen the personal details of the customer in order to minimize exposure to money laundering and fraud. Codere Online may not, however, be successful in protecting its customers and itself from such activities. In addition, Codere Online could be targeted by third parties, including criminal organizations, for committing fraudulent activities, such as attempts to compromise its system that processes and collects payment information, or attempts to use its betting services to engage in money laundering.

Codere Online’s network partners are required to abide by applicable laws, including those related to identifying the customers placing bets. Although Codere Online has controls in place, it may fail to detect non-compliance with applicable laws or with its policies by it or its Codere Online’s network partners. To the extent Codere Online is not successful in protecting its customers or itself from money laundering and fraudulent activities, Codere Online could be subject to criminal sanctions and administrative fines and could directly suffer losses or lose the confidence of its customer base, which could have a material adverse effect on its business, results of operations and financial condition. Codere Online’s failure to comply with such provisions could result in the imposition of criminal sanctions and/or fines on its directors, other penalties, revocation of concessions and licenses or operational bans, which could have a material adverse effect on Codere Online’s business, results of operations and financial condition. Furthermore, in Italy, Codere Online is subject to Italian Legislative Decree No. 231 of June 8, 2001, as amended (“Decree 231”), regulating quasi-criminal liability of corporate entities, including liability deriving from anti-money laundering violations committed in Codere Online’s interest or for its benefit. In addition, under Spanish law, Codere Online can be held criminally liable if a number of requirements established in the Spanish Criminal Code are met, in particular, it is required that: (i) the criminal activity is carried out by a person acting on behalf of the company (such as its legal representatives, directors, agents, etc.) or by an employee; (ii) there is a failure by the Company to observe its supervisory and control duties over its representatives (which shall be determined on a case by case basis taking into account all relevant circumstances); and (iii) the company benefits directly or indirectly from the aforementioned criminal activity. Any violations of Decree 231 and Article 31 bis of the Spanish Criminal Code could result in the imposition of fines and/or operational bans, and/or the revocation of concessions and licenses, and therefore could have a material adverse effect on Codere Online’s business, financial condition and results of operations. In particular, anti-money laundering laws and regulations require, among other requirements, that certain subsidiaries adopt and implement control policies and procedures which involve “know your customer” principles that comply with the applicable regulations (for customers and providers) and the reporting of suspicious or unusual transactions to the applicable regulatory authorities. While Codere Online has adopted policies and procedures intended to detect and prevent the use of Codere Online’s network for money laundering activities and by terrorists, terrorist organizations and other types of criminal organizations, those policies and procedures may fail to eliminate the risk that Codere Online’s network is used by other parties, without its knowledge, to engage in activities related to money laundering or other illegal activities. To the extent that Codere Online fails to detect money laundering or fraudulent activities by its customers or third parties, it could be subject to fines and other penalties by the relevant authorities. Codere Online cannot guarantee that relevant governmental agencies will not impose penalties or that such penalties will not adversely affect its business, results of operations and financial condition. Furthermore, illegal gaming may drain significant portions of gaming volume away from the regulated industry and adversely affect Codere Online’s business. See “— Codere Online operates in a highly competitive business environment and, as a result, its market share and business may be adversely affected by factors beyond its control.”

Codere Online may be vulnerable to player fraud.

The online gaming industry is vulnerable to attacks by customers through collusion and fraud. Although Codere Online takes steps to minimize the opportunities for fraudulent play, Codere Online can provide no assurance that all instances of collusion and fraud will be detected. If Codere Online fails to detect instances of collusion and fraud either between players or between players and Codere Online’s employees or agents, it could suffer losses directly as a result of such collusion and fraud instances. Further, Codere Online’s customers participating in those games or bets subject to collusion or fraud could also suffer losses and may become dissatisfied with Codere Online’s products. Any of the foregoing could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Further, Codere Online has been affected and may, in the future, continue to be affected by cases of identity theft and fraud. In fraud cases such as the Fraud Complaint, the offender is typically a third party who commits identity theft and opens a Codere player account under a false identity into which the fraud victim is instructed by the offender to deposit certain amounts, which the offender thereafter withdraws via ATMs without the victim’s consent. See “Information about Codere Online — Legal Proceedings” for more information on the Fraud Complaint. As of the date of this proxy statement/prospectus, amounts involved in identified fraud cases have not been material. However, any such fraud cases could result in the imposition of civil and criminal penalties and sanctions on Codere Online and could affect Codere Online’s ability to renew any of its licenses, including the CDON Licenses, which, individually or in the aggregate, could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Increases in the amount or frequency of fraud or other types of misuse of Codere Online’s products and services could have reputational impact for Codere Online and could diminish customer confidence in Codere Online and its products and services, which could result in unfavorable media coverage or publicity and in the imposition of further regulatory restrictions on Codere Online or on the online gaming industry in general. Any of the foregoing factors could materially adversely affect Codere Online’s business, results of operations and financial condition.

Codere Online’s intellectual property could be subject to infringement or misappropriation by third parties or claims of infringement of rights or misappropriation by third parties.

Codere Online relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and other contractual provisions in order to protect its intellectual property. There can be no assurance that these efforts will be adequate, or that third parties will not infringe upon or misappropriate Codere Online’s proprietary rights, which could harm its business and competitive position. For example, consultants, vendors, former employees and current employees may breach their obligations regarding non-disclosure and restrictions on use of its intellectual property. In addition, intellectual property laws in Latin America and other jurisdictions may provide differing and limited protection, may not permit Codere Online to gain or maintain a competitive advantage and may not prevent Codere Online’s competitors from replicating its products or gaining access to its proprietary or licensed information and technology. Codere Online may also be subject to claims of infringement of the rights of others or party to claims to determine the scope and validity of the intellectual property rights of others. Such claims, whether valid or not, could require Codere Online to spend significant resources in litigation, pay damages, rebrand or re-engineer services, acquire licenses to third-party intellectual property and distract management’s attention away from the business, all of which may have a material adverse effect on Codere Online’s business, results of operations and financial condition.

In addition, Codere Online has acquired licenses to intellectual property rights from third parties, including from Codere Newco under the Relationship and License Agreement and the Sponsorship and Services Agreement (see “Certain Codere Online Relationships and Related Person Transactions — Material Agreements”). If such third parties do not properly maintain or enforce the intellectual property rights subject to such licenses, or if such licenses are terminated, Codere Online could lose the right to use the licensed intellectual property, which could adversely affect Codere Online’s competitive position or its ability to commercialize certain of its technologies, products or services, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

In addition, Codere Online may not be able to use the “Codere” brand, other licensed intellectual property or its own intellectual property in certain jurisdictions where Codere Online operates if the use or the registration of any such intellectual property is not legal or otherwise permitted under applicable laws in such jurisdiction or any such intellectual property cannot be used or registered without unreasonable or unusual efforts. See “— Codere Online’s success is dependent on maintaining and enhancing the “Codere” brand.”

Codere Online is and may be party to legal, administrative and arbitration proceedings, including tax and other disputes with regulatory authorities, and may become party to future litigation or disputes that may adversely affect its business.

Due to the nature of its business, Codere Online is and may be subject to a number of legal, administrative and arbitration proceedings from time to time, including tax and other disputes with regulatory authorities, and could become involved in legal, administrative and arbitration proceedings or investigations by government authorities in the future. See “— The online gaming industry is subject to extensive regulation (including applicable direct and indirect taxation, anti-corruption, anti-money laundering and economic sanctions laws) as well as licensing requirements. Codere Online’s business may be adversely affected if it is unable to comply with regulations or licensing requirements or any regulatory changes.” Codere Online cannot assure that it will prevail in any current and/or future disputes, and any adverse resolution of any such dispute could have a material adverse effect on its business, results of operations and financial condition.

As Codere Online grows and expands its operations, there is a risk that Codere Online will fail to maintain effective internal controls and its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. Codere Online may identify material weaknesses in its internal control over financial reporting which it may not be able to remedy in a timely manner.

As a public company, Codere Online will act in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the regulations of Nasdaq, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Codere Online to produce reliable financial reports and are important to help prevent financial fraud. Commencing with its fiscal year ending the year in which the Business Combination is completed, Codere Online must perform system and process evaluation and testing of its internal control over financial reporting to allow Holdco’s management to report on the effectiveness of its internal control over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Prior to the closing of the Business Combination, Codere Online has never been required to test its internal controls under the Sarbanes-Oxley Act and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Codere Online anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Codere Online expects to implement enhancements to its internal control system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would require Codere Online to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Codere Online’s controls and harm its business. Moreover, such disruptions or difficulties could result in unanticipated costs and diversion of management’s attention. Codere Online’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that its objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Codere Online is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, Codere Online may not be able to produce timely and accurate financial statements. If Codere Online cannot provide reliable financial reports or prevent fraud, its business and results of operations could be harmed, investors could lose confidence in its reported financial information and Codere Online could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Differences in views with current or future shareholders or partners may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting certain of Codere Online’s businesses.

Differences in views among current or future shareholders or partners in Codere Online’s operations may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting certain of Codere Online’s businesses and, in turn, Codere Online’s business, results of operations and financial condition. Failure to resolve disagreements with our current or future partners could have a material adverse effect on Codere Online’s business, results of operations and financial condition. Additionally, Codere Online may be forced to make certain decisions in the interest of its operations that might not be in agreement with its current or future partners and could result in litigation, arbitration or other legal procedures. Any of the foregoing could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Codere Online depends on the skill and experience of its management and key personnel, including non-employee contractors. The loss of managers or key and highly qualified personnel, or an inability to attract such personnel, could adversely impact Codere Online’s business.

The ability to maintain Codere Online’s competitive position and to implement its business strategy is dependent on Codere Online’s senior management team, which has many years of experience leading top tier global gaming operators and digital businesses, and key personnel with expertise in the online casino and sports betting space.

Codere Online’s management team will be led by Moshe Edree, who provides services to Codere Online as a non-employee independent contractor, whereas it is customary practice in public companies in the United States to be led by a chief executive officer who is an employee of the company. See “Management of Holdco after the Business Combination — Managing Director Services Agreement”. We cannot predict whether investors will find the Holdco Ordinary Shares less attractive, or whether regulators or other third parties will view us less favorably, as a result of the fact that we are led by a non-employee independent contractor as opposed to an employee/chief executive officer. In addition, Mr. Edree holds a majority interest in Moha Digital Ltd, which in turn holds 50.1% of Marketplay Ltd, an online marketing company for gaming brands active mainly in the United Kingdom and Germany. Mr. Edree also acts as an advisor to Marketplay Ltd’s board of directors on marketing and strategy. Although Codere Online and Marketplay Ltd currently operate in different geographic markets, we can provide no assurance that a conflict of interest will not arise as a result of Mr. Edree’s ownership interest in, and advisory relationship with, Marketplay Ltd. If Codere Online is unable to successfully manage any potential conflict of interest between Mr. Edree’s role as an independent contractor to Codere Online, on the one hand, and his ownership interest in, and advisory relationship with, Marketplay Ltd, or any other ownership interest or relationship of his, on the other, this could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Furthermore, upon consummation of the Business Combination, Codere Online may continue to rely on non-employee independent contractors in the ordinary course to carry out its business. Such non-employee independent contractors may have conflicts of interest in allocating their time and activity to matters relating to Codere Business. Furthermore, if such contractors were, under relevant labor law, determined by the relevant authorities to be employees Codere Online could be found to have tax withholding, social security and other employment obligations with respect to such contractors. As a result of the above, Codere Online’s dependence on non-employee independent contractors may expose it to risks that may have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Furthermore, Codere Online’s inability to retain certain members of the management team or other key personnel could have a material adverse effect on its business, results of operations and financial condition. Codere Online cannot guarantee that it will be able to retain its existing senior executive and management personnel or attract additional qualified senior executive and management personnel. Codere Online’s success depends, in part, on its ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Codere Online may not be able to attract, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Codere Online’s business, including the execution of its business strategy.

In addition, Codere Online’s local officers, directors and key employees are generally required, and shareholders may be required, to file applications with the gaming authorities in each or certain of the jurisdictions in which Codere Online operates and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director, key employee or shareholder unsuitable for licensing or unsuitable to continue having a relationship with Codere Online, Codere Online would have to sever all relationships with that person. Furthermore, the gaming authorities may require Codere Online to terminate the employment of any person who refuses to file appropriate applications. Any of the foregoing factors could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Spanish entities that form the Codere Online group may face tax liabilities as a result of their membership in the consolidated tax group of companies of which Codere, S.A. is the parent company or the termination of such membership.

Each of the Spanish entities that form the Codere Online group will continue to be part of a consolidated tax group of companies of which Codere, S.A. is the parent company until the ongoing financial restructuring of Codere, S.A.’s liabilities is finalized, which is currently expected to occur in the fourth quarter of 2021 (the “Codere Tax Group”). In accordance with Spanish taxation law, membership of a company in a tax group is conditional upon the fulfilment of certain requirements, with the principal condition being the direct or indirect participation of the parent company in the share capital of such company (currently, a minimum of 75% of the subsidiary’s share capital or 70% if the shares of the subsidiary are admitted to trading on a regulated market). Following the consummation of the Business Combination, Codere, S.A. may not maintain the minimum participation shareholding required for such entities to remain part of the Codere Tax Group. Once such entities are excluded from the Codere Tax Group, this may trigger individual taxation by such entities, Codere, S.A. or other entities in the Codere Group. Any such obligations would be determined in accordance with legislation in force at the time. In addition, the members of a tax consolidated group are jointly liable for the Spanish Corporate Income Tax and Value Added Tax debts corresponding to tax years in which they were part of a consolidated tax group. As a result, once the Spanish entities that form the Codere Online group no longer form part of the Codere Tax Group, they will remain jointly liable for any Corporate Income Tax and Value Added Tax corresponding to the Codere Tax Group for those tax periods in which they were part of the Codere Tax Group. As of the date of this proxy statement/prospectus, Spanish tax authorities are carrying out a Corporate Income Tax audit for 2017 and 2018 and a Value Added Tax audit for the period from June 2017 to December 2018, in each case in connection with certain entities of the Codere Tax Group, including Codere, S.A., Codere Newco and Codere Apuestas España, S.L.U., although the scope of the audits may be extended to other entities of the Codere Tax Group. If the Spanish entities that form the Codere Online group were to face tax liabilities as a result of their membership in the Codere Tax Group, Codere Online’s business, results of operations and financial condition could be materially and adversely affected.

Codere Online is dependent on credit and debit card payment service providers and other financial institutions to process payments and handle cash generated by its business.

Codere Online accepts credit and debit card payments from customers among other payment methods. Certain U.S.-based card processing and card-issuing institutions currently restrict the use of their credit cards for online betting and gaming transactions. If other major card processing or card-issuing companies stop accepting payment transactions for online betting and gaming operations, this could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Furthermore, some gaming regulators such as the Gambling Commission in the United Kingdom have recently banned the use of credit cards to place bets online (and offline). Similar measures have been discussed in other markets such as Spain. If any such restrictions to credit cards or other payment methods were to be applied in any of the regions where Codere Online operates, there could be a material adverse effect on its business, results of operations and financial condition.

The Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements are not necessarily indicative of the results of operations and financial position of Codere Online.

As explained in greater detail in Notes 1 and 2 to the Annual Combined Carve-out Financial Statements, the combined carve-out financial information reflects the combination of the results of all of the entities and/or businesses that form the Codere Online Business and that Codere Newco will transfer to Holdco in accordance with the Business Combination Agreement. This transfer will be performed in two steps: first, the transfer to SEJO of all the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO (as part of the Restructuring) and, secondly, the transfer of SEJO to Holdco (as part of the Exchange).

However, the completion of the transfer may be subject to delays, cost overruns and other unforeseen issues. In accordance with the Business Combination Agreement, if the planned corporate restructuring cannot be consummated by October 1, 2021 with respect to any of the entities that are located in Colombia, Panama or the City of Buenos Aires (Argentina), as the case may be, a Restructuring Agreement will be entered into between the relevant Codere Group entity holding the online license and the Codere Online entity in the affected jurisdiction.

In particular, Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA, to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.”

The Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements do not reflect Codere Online’s proposed use of the proceeds of the Transactions, which seeks to enhance and expand its business and operations in the coming years, nor any incremental operating expenses (e.g. due to the reinforcement of the management team and/or related to third-party service providers) needed to support such enhancement and expansion of the business and operation as an independent company. Consequently, the Interim Combined Carve-out Financial Information or the Annual Combined Carve-out Financial Statements may not be indicative of the results of operations and financial position of Holdco.

Additional Risk Factors Related to the Business Combination and Holdco’s Securities

The unaudited pro forma combined financial statements included in this proxy statement/prospectus are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated therein, or of the future consolidated results of operations or financial position of the Combined Company.

This proxy statement/prospectus includes unaudited pro forma combined financial information for the Combined Company. The unaudited pro forma combined income statement of the Combined Company combines the historical audited income statement of DD3 for the year ended December 31, 2020 and the unaudited income statement of DD3 for the three months ended March 31, 2021, with the audited combined carve-out income statement of Codere Online for the year ended December 31, 2020 and the unaudited combined carve-out results of Codere Online for the three months ended March 31, 2021 respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma combined statement of financial position of the Combined Company combines the unaudited statement of financial position of DD3 as of March 31, 2021 and the unaudited combined carve-out statement of financial position of Codere Online as of March 31, 2021 and gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2021. DD3 has no operating history and no revenues.

The unaudited pro forma combined financial information are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Furthermore, the unaudited pro forma combined financial information does not reflect Codere Online’s proposed use of the proceeds of the Transactions, which seeks to enhance and expand its business and operations in the coming years, nor any incremental operating expenses (e.g. due to the reinforcement of the management team and/or related to third-party service providers) needed to support such enhancement and expansion of the business and operation as an independent company. Therefore, the unaudited pro forma combined financial information are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated above, or of the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

After completion of the Business Combination, the Combined Company will be controlled by Codere Newco, and its interests may not be aligned with Holdco’s interests or the interests of other shareholders.

Upon completion of the Business Combination, Codere Newco, a member of the Codere Group, will own between approximately 54% and 73% of the outstanding Holdco Ordinary Shares. As long as Codere Newco owns at least 50% of the outstanding Holdco Ordinary Shares, Codere Newco will have, except as otherwise described in this proxy statement/prospectus, the ability to determine certain corporate actions requiring shareholder approval, including the election and removal of directors and the size of Holdco’s board of directors unless it is already determined in the articles of Holdco.

Furthermore, pursuant to the Nomination Agreement, following consummation of the Business Combination, during the Sponsor Proposal Period, the board of directors of Holdco will consist of seven (7) directors and (i) Codere Newco will have the right to propose for appointment four (4) Codere Newco Directors; (ii) the Sponsor will have the right to propose for appointment two (2) Sponsor Directors; and (iii) Codere Newco and the Sponsor will have the right to jointly propose for appointment the Industry Expert Independent Director. After the Sponsor Proposal Period, Codere Newco will have the right to propose for appointment five (5) directors, with at least two (2) of them having to qualify as independent directors (subject to independence requirements under applicable securities exchange rules that may require a greater number of independent directors). Both during and after the Sponsor Proposal Period, at least one (1) of the Codere Newco Directors shall qualify as a Luxembourg tax resident. See “Certain Agreements Related to the Business Combination — Nomination Agreement” in this proxy statement/prospectus for more information. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Holdco, which could cause the market price of Holdco Ordinary Shares to decline or prevent shareholders from realizing a premium over the market price for Holdco Ordinary Shares. Codere Newco’s interests may conflict with Holdco’s interests as a company or the interests of Holdco’s other shareholders.

The ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Codere Online.

DD3’s and Holdco’s ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel, including non-employee independent contractors, of Codere Online. It is possible that the Combined Company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Although Codere Online anticipates that all of its senior management will remain in place following the consummation of the Business Combination, the loss of key personnel could negatively impact the operations and profitability of the Combined Company and its business, results of operations and financial condition could suffer as a result. See also “— Risks Related to Codere Online — Codere Online depends on the skill and experience of its management and key personnel, including non-employee contractors. The loss of managers or key and highly qualified personnel, or an inability to attract such personnel, could adversely impact Codere Online’s business.”

Holdco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If Holdco completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Holdco is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Holdco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Further, Holdco will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”). The anti-bribery provisions of the FCPA prohibit providing or promising to provide anything of value to a foreign official to gain an improper business advantage and they impose derivative liability on companies for the actions of its employees and for any third party acting on the company’s behalf, as well as individuals involved in or authorizing such conduct. Holdco’s management and other personnel will need to devote a substantial amount of time to new compliance initiatives. Moreover, Holdco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. Holdco expects these rules and regulations, together with the nature of its business, to make it more difficult (or impossible, in which case it will need to self-insure) and more expensive for it to obtain director and officer liability insurance and it may be forced to accept policy limits or incur substantially higher costs to maintain its existing or similar coverage. The impact of these requirements could also make it more difficult for Holdco to attract and retain qualified persons to serve on its board of directors or its board of advisors or as senior managers. It is also possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Holdco’s management has no experience in operating a publicly traded company in the United States.

While Holdco’s senior mangers have been part of the Codere Group, whose parent company is publicly listed in Spain and has publicly traded debt in Euronext Dublin, they have no experience in the management of a standalone publicly traded company in the United States. Holdco’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it may require an increasing amount of their time to be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Holdco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States.

There can be no assurance that the Holdco Ordinary Shares that will be issued in connection with the Business Combination or the Holdco Warrants will be approved for listing on Nasdaq or, if approved, that they will continue to be so listed following the closing of the Business Combination, or that Holdco will be able to comply with the continued listing standards of Nasdaq.

The publicly-traded DD3 Units, DD3 Class A Common Stock and DD3 Warrants are currently listed on Nasdaq. The obligations of DD3, Codere Newco, SEJO, Holdco and Merger Sub to consummate the Business Combination are conditioned on the Holdco Ordinary Shares and Holdco Warrants being approved for listing on Nasdaq, subject to official notice of issuance. In connection with the Closing, Holdco intends to apply for the listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq. Holdco intends to explore the possibility after Closing of also applying to list its Holdco Ordinary Shares and Holdco Warrants on a recognized securities exchange in a member state of the European Union, which has not yet been identified. As part of the Nasdaq application process, Holdco is required to provide evidence that it will be able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that Holdco have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float.

Holdco’s eligibility for listing may depend on, among other things, the number of Public Shares that are redeemed. If Nasdaq denies Holdco’s listing application for failure to meet the listing standards and the parties agree to waive the listing condition in the Business Combination Agreement or, after the Closing, Nasdaq delists the Holdco Ordinary Shares or Holdco Warrants from trading on its exchange for failure to meet the continued listing standards, Holdco and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that Holdco Ordinary Shares are a “penny stock” which will require brokers trading in the Holdco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        limited or no news or analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Holdco Ordinary Shares and the Holdco Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if Holdco was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for the Holdco Ordinary Shares and the Holdco Warrants may not develop and the market price of such securities may be volatile.

In connection with the Closing, Holdco intends to apply for the listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq. Holdco intends to explore the possibility after Closing of also applying to list its Holdco Ordinary Shares and Holdco Warrants on a recognized securities exchange in a member state of the European Union, which has not yet been identified.

Following the consummation of the Business Combination, an active trading market for Holdco’s securities may never develop or, if developed, it may not be sustained. In addition, the price of Holdco’s securities may fluctuate significantly. Factors that could cause fluctuations in the price of such securities include:

•        market’s reaction to the Business Combination;

•        actual or anticipated variations in operating results and the results of competitors;

•        changes in performance projections by Codere Online or by any securities analysts that might cover Holdco’s securities, if any;

•        conditions or trends in the industry, including regulatory changes;

•        announcements by Codere Online or its competitors of significant acquisitions, strategic partnerships or divestitures;

•        announcements of investigations or regulatory scrutiny of Codere Online’s operations or lawsuits filed against it;

•        additions or departures of key personnel; and

•        issuances or sales of Holdco Ordinary Shares, including by key investors following expiration of the lock-up arrangements.

Additionally, in the event of a secondary listing of the Holdco Ordinary Shares and the Holdco Warrants on a securities exchange in a member state of the European Union (in addition to Nasdaq), trading of the Holdco Ordinary Shares and the Holdco Warrants will take place in different currencies (U.S. dollars on Nasdaq and euros on a securities exchange in a member state of the European Union), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and in the relevant member state of the European Union). The trading prices of Holdco Ordinary Shares and Holdco Warrants on these two markets may differ due to these and other factors and Holdco cannot predict the effect of this dual listing on the value of the Holdco Ordinary Shares and the Holdco Warrants. Further, the dual listing of the Holdco Ordinary Shares and the Holdco Warrants may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the Holdco Ordinary Shares and the Holdco Warrants in the United States.

Further, if Holdco’s securities are not listed on, or become delisted from, Nasdaq or the relevant securities exchange in a member state of the European Union for any reason, the liquidity and price of such securities may be more limited than if they were quoted or listed on Nasdaq or such other securities exchange. Moreover, broad general economic, political, market and industry factors may adversely affect the price of Holdco’s securities, regardless of Codere Online’s actual operating performance.

You may be unable to sell your securities unless a market can be established or sustained.

If, following the consummation of the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Holdco Ordinary Shares adversely, then the price and trading volume of the Holdco Ordinary Shares could decline.

The trading market for the Holdco Ordinary Shares may be influenced by the research reports that industry or securities analysts may publish about Holdco, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Holdco. If no industry or securities analysts commence coverage of Holdco, the Holdco Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Holdco change their recommendation regarding the Holdco Ordinary Shares adversely, or provide more favorable relative recommendations about Holdco’s competitors, the price of the Holdco Ordinary Shares would likely decline. If any analyst were to cease coverage of Holdco or fail to regularly publish reports on it, Holdco could lose visibility in the financial markets, which could cause the Holdco Ordinary Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like Holdco to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Holdco currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Holdco takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Holdco Shareholders may not have access to certain information they deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Holdco has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Holdco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Holdco’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Holdco cannot predict if investors will find the Holdco Ordinary Shares less attractive because it relies on these exemptions. If some investors find the Holdco Ordinary Shares less attractive as a result, there may be a less active trading market and the price for the Holdco Ordinary Shares may be more volatile.

Holdco may not qualify as an emerging growth company in the future and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act or other matters as a result.

Codere Online will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on Codere Online’s team members and third parties may have an adverse effect on Codere Online. These uncertainties may impair Codere Online’s ability to retain and motivate key personnel and could cause third parties that deal with Codere Online to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Codere Online’s business could be harmed.

Each of DD3 and Codere Online have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of DD3 and Codere Online are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates as a result of changes in the scope of work of such advisors, delays or otherwise.

Holdco may issue additional Holdco Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Holdco Ordinary Shares.

After the Business Combination, Holdco will have 49,719,000 outstanding Holdco Ordinary Shares, assuming, among other matters, that none of the Public Stockholders exercise their Redemption Rights and Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. Subject to the requirements of the Business Combination Agreement, Holdco’s articles of association will authorize Holdco to issue Holdco Ordinary Shares and rights relating to Holdco Ordinary Shares for the consideration and on the terms and conditions established by the Holdco Board in its sole discretion, whether in connection with financings, acquisitions, investments, equity incentive plans or otherwise. Any Holdco Ordinary Shares issued, including in connection with the exercise of Holdco Warrants or any equity incentive plans that Holdco may adopt in the future, would dilute the percentage ownership held by you.

Holdco’s issuance of additional Holdco Ordinary Shares or other equity securities of equal or senior rank could have the following effects:

•        Holdco’s existing shareholders’ proportionate ownership interest in Holdco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Holdco Ordinary Share may be diminished; and

•        the market price of the Holdco Ordinary Shares may decline.

DD3 and, following the consummation of the Business Combination, Holdco, may amend the terms of the DD3 Warrants (or, following the consummation of the Business Combination, the Holdco Warrants) in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants (or, following the consummation of the Business Combination, Holdco Warrants issued upon conversion of Public Warrants). As a result, the exercise price of such warrants could be increased, the exercise period could be shortened and the number of shares of DD3 Class A Common Stock (or, following the consummation of the Business Combination, Holdco Ordinary Shares) purchasable upon exercise of a warrant could be decreased, all without your approval.

The DD3 Warrants were issued in registered form under the Existing Warrant Agreement, which provides that the terms of the DD3 Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the DD3 Warrants and the Existing Warrant Agreement set forth in the final prospectus for the IPO, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties to the Existing Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the DD3 Warrants. The Existing Warrant Agreement requires the approval by the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

In connection with the Closing of the Business Combination, DD3, Holdco and Continental, as warrant agent, will enter into the Warrant Amendment Agreement, pursuant to which the DD3 Warrants will convert into Holdco Warrants and DD3 will assign to Holdco, and Holdco will assume, all of DD3’s right, title and interest in the Existing Warrant Agreement. Accordingly, following the consummation of the Business Combination, Holdco, may amend the terms of the Holdco Warrants issued upon conversion of Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Holdco Warrants issued upon conversion of Public Warrants approve of such amendment. The ability to amend the terms of such warrants is unlimited and examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of Holdco Ordinary Shares purchasable upon exercise of a warrant.

Following the consummation of the Business Combination, Holdco may redeem your unexpired Holdco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the consummation of the Business Combination, Holdco will have the ability to redeem Holdco Warrants (excluding Holdco Warrants issued upon conversion of the Private Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the Holdco Warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date Holdco gives notice of redemption and during the entire period thereafter until the time Holdco redeems the warrants, Holdco has an effective registration statement under the Securities Act covering the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants and a current prospectus relating to them is available. If and when the Holdco Warrants become redeemable by Holdco, Holdco may exercise its redemption right even if Holdco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the Holdco Warrants could force you (i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants or (iii) to accept the nominal redemption price which, at the time the Holdco Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Warrants. None of the Holdco Warrants issued upon conversion of Private Warrants will be redeemable by Holdco so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees.

Following the consummation of the Business Combination, there can be no assurance that the Holdco Warrants will be in the money at the time they become exercisable or thereafter, and they may expire worthless.

The exercise price for the Holdco Warrants will be $11.50 per Holdco Ordinary Share (subject to adjustment), and the exercise period will commence on the later of December 10, 2021 and 30 days following the Closing and will expire five years following the Closing. There can be no assurance that the Holdco Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Holdco Warrants may expire worthless.

It is not anticipated that any dividend will be paid to the Holdco Shareholders for the foreseeable future.

There are no current plans to pay cash dividends on the Holdco Ordinary Shares. The declaration, amount and payment of any future dividends will be at the sole discretion of the Holdco Board. The Holdco Board may take into account general and economic conditions, Holdco’s financial condition and operating results, Holdco’s available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by Holdco to its shareholders and such other factors as the Holdco Board may deem relevant. Accordingly, Holdco is not expected to pay any dividends on the Holdco Ordinary Shares in the foreseeable future.

The exercise of registration rights may adversely affect the market price of Holdco’s securities.

Under the Subscription Agreements, Holdco agreed that, within 30 calendar days after the Closing, Holdco will file with the SEC the PIPE Registration Statement registering the Holdco Ordinary Shares received by the Subscribers in connection with the proposed Business Combination. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain Holdco Ordinary Shares and Holdco Warrants (including underlying securities) held by the Holders (as defined in the Registration Rights and Lock-Up Agreement). The presence of these additional Holdco Ordinary Shares and Holdco Warrants trading in the public market may have an adverse effect on the market price of Holdco’s securities.

Heightened scrutiny on SPACs and SPAC business combinations by regulatory bodies may adversely affect the Combined Company.

The SEC and other regulatory bodies have expressed concerns related to special purpose acquisition companies (“SPACs”) and private operating companies that are going public through business combinations with SPACs. Areas of focus include potential deficiencies in the due diligence SPACs perform before acquiring assets, whether payouts to sponsors are sufficiently disclosed to investors and whether target companies may be unprepared for the rigorous financial reporting and internal control requirements expected of public companies. Heightened scrutiny is likely to result in increased SPAC-related enforcement activity which could cause investors to lose confidence in SPACs and SPAC business combinations, any of which could have a material adverse effect on Codere Online’s business, results of operations and financial condition and could cause a decline in the market price of Holdco’s securities.

Risks Related to Investment in a Luxembourg Company and Holdco’s Status as a Foreign Private Issuer

As a foreign private issuer, Holdco will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies. This may limit the information available to holders of the Holdco Ordinary Shares.

Holdco will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, Holdco will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Holdco will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Holdco’s senior managers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Holdco’s securities. For example, some of Holdco’s key executives may sell a significant amount of Holdco Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Holdco Ordinary Shares may decline significantly. Moreover, Holdco will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Holdco will also not be subject to Regulation FD under the Exchange Act, which would prohibit Holdco from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning Holdco than there is for U.S. public companies.

As a foreign private issuer, Holdco will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Holdco publicly announces these events. However, because of the above exemptions for foreign private issuers, which Holdco intends to rely on, Holdco Shareholders will not be afforded the same information generally available to investors holding shares in U.S. public companies that are not foreign private issuers.

Holdco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject Holdco to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” Holdco would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Holdco on June 30, 2022.

In the future, Holdco could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although Holdco intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Holdco’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Holdco under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If Holdco is not a foreign private issuer, Holdco will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, Holdco would become subject to Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Holdco also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Holdco may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, Holdco would be permitted to follow home country practice in lieu of the above requirements. As long as Holdco relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, it is not required to have a compensation committee, it is not required to have a nominating and corporate governance committee and it is not required to obtain shareholder approval of equity compensation plans. Also, Holdco would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If Holdco loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Holdco may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

If Holdco no longer qualifies as a foreign private issuer, it may be eligible to take advantage of exemptions from Nasdaq’s corporate governance standards if it continues to qualify as a “controlled company.” Upon completion of the Business Combination, Codere Newco will own between approximately 54% and 73% of the outstanding Holdco Ordinary Shares. As a result, Holdco will be a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company in respect of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of its board of directors consist of independent directors;

•        the requirement that compensation of its senior managers be determined by a majority of the independent directors of the board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement that director nominees be selected, or recommended for the board’s selection, either by a majority of the independent directors of the board or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If Holdco elects to take advantage of these exemptions, shareholders would not have the same protections afforded to shareholders of companies that are subject to all the Nasdaq corporate governance standards.

Holdco is organized under the laws of Luxembourg and substantially all of its assets are located outside the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against Holdco or the members of its board of directors in the United States.

Holdco is organized under the laws of the Grand Duchy of Luxembourg. In addition, substantially all of its assets are located outside the United States. Furthermore, all of Holdco’s current directors and director nominees and members of the senior management team reside outside the United States as of the date of this proxy statement/prospectus and a substantial portion of Holdco’s assets are located outside the United States. Investors may not be able to effect service of process within the United States upon Holdco or these persons or enforce judgments obtained against Holdco or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against Holdco or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include the following as of the date of this proxy statement/prospectus (which may change):

•        the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•        the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•        the U.S. court applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•        the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•        the U.S. court acted in accordance with its own procedural laws; and

•        the decisions and the considerations of the U.S. court must not be contrary to Luxembourg’s international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty.

In addition, actions brought in a Luxembourg court against Holdco, the members of its board of directors, its senior managers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Holdco, the members of its board of directors, its senior managers, or the experts named herein. In addition, even if a judgment against Holdco, the non-U.S. members of its board of directors, its senior managers, or the experts named in this proxy statement/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

Pursuant to article 8.10 of the articles of association of Holdco, subject to the exceptions and limitations listed below and mandatory provisions of Luxembourg law, the directors, senior managers or agents of Holdco will be entitled to indemnification from Holdco to the fullest extent permitted by Luxembourg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director, senior manager or agent of Holdco and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits Holdco to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards a third party for breach of the articles of Holdco or of the provisions of the 1915 Law, except in connection with criminal offenses, bad faith, willful misconduct, gross negligence or fraud. The rights to and obligations of indemnification among or between Holdco and any of its current or former directors and senior managers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against Holdco’s assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer Holdco Shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, Holdco is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it, including, among other things, Council and European Parliament Regulation (EU) 2015/848 of May 20, 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to Holdco in accordance with and subject to such European Union regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against Holdco. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer Holdco Shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of Holdco Shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Holdco Ordinary Shares and Holdco’s ability to conduct equity financings.

Holdco’s corporate affairs are governed by Holdco’s articles of association and the laws of the Grand Duchy of Luxembourg, including the 1915 Law. The rights of Holdco Shareholders and the responsibilities of its directors and senior managers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its stockholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Although under Delaware law the board of directors bears the ultimate responsibility for management, in certain circumstances a stockholder may bring a derivative action on behalf of a corporation to enforce a corporation’s rights against fiduciaries. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of Holdco’s board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). See “Comparison of Stockholder Rights” for an additional explanation of the differences. Further, under Luxembourg law, there may be less publicly available information about Holdco than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, Holdco Shareholders may have more difficulty in protecting their interests in connection with actions taken by Holdco’s directors, senior managers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, Holdco Shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Foreign direct investment restrictions in Spain may be applicable if any foreign investor holds directly or indirectly 10% or more of the share capital of Holdco.

The Spanish Government has enacted restrictions regarding foreign direct investment (“FDI”) in Spain, which, depending on, among other factors, the level of Redemption Rights that are exercised in respect of Public

Shares and the number of Codere Redeemable Shares that are redeemed by Holdco at Codere Newco’s request, as well the number of Holdco Ordinary Shares issued to Subscribers and Forward Purchasers, might be triggered by the proposed Business Combination. As a general rule, if a foreign investor (i.e., a non-EU or non-EFTA investor, or a EU and EFTA investor that is deemed to be beneficially owned by a non-EU or non-EFTA investor) acquires, directly or indirectly, 10% or more of a Spanish entity’s share capital (including, potentially, Holdco’s Spanish subsidiaries), or otherwise acquires control of such entity, such investment needs to be pre-approved by the relevant Spanish authorities if the Spanish entity operates in one of the sectors that according to article 7.bis of Spanish Law 19/2003, of 4 July, have an impact on the public security, public order or public health or if such foreign investor is either (i) controlled directly or indirectly by a foreign government (including federal governments, governmental agencies, armed forces and equivalent public entities); (ii) has invested in other EU member states in sectors which may have an impact on the public security, public order or public health of such member state; and (iii) there is a risk that such investor carries out illegal activities which affect public order, public security and/or public health of Spain. Failure to obtain such prior approval, where required, will render an acquisition null and void. In addition, sanctions could be imposed in an amount equivalent to the restricted investment.

Risks Related to DD3 and the Business Combination

DD3 may not be able to complete its initial business combination prior to December 10, 2022, or such later date as may be approved by DD3’s stockholders, in which case DD3 would cease all operations except for the purpose of winding up and DD3 would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the DD3 Warrants will expire worthless.

The DD3 Certificate of Incorporation provides that DD3 must complete its initial business combination within the timeframe set forth therein, which is currently December 10, 2022. DD3 may not be able to complete its initial business combination within such time period. DD3’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the coronavirus (COVID-19) pandemic persists in the U.S. and globally and, while the extent of the impact of the COVID-19 pandemic on DD3 will depend on future developments, it could limit DD3’s ability to complete its initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to DD3 or at all. Additionally, the COVID-19 pandemic and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact businesses DD3 may seek to acquire.

If, as a result of the termination of the Business Combination Agreement or otherwise, DD3 has not completed its initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DD3’s remaining stockholders and board of directors, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to DD3’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and the DD3 Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the Public Stockholders to exercise Redemption Rights with respect to a large number of Public Shares could increase the probability that the Business Combination will be unsuccessful and that DD3’s stockholders will have to wait for liquidation in order to redeem their Public Shares.

Because the Business Combination Agreement requires that Gross Proceeds amount to at least $77 million, the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. If the Business Combination is unsuccessful, the Public Stockholders will not receive their pro rata portion of the aggregate amount on deposit in the Trust Account until the Trust Account is liquidated. If the Public Stockholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the shares of DD3 Class A Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, DD3’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until DD3 is liquidated or DD3’s stockholders are able to sell their Public Shares in the open market.

If a stockholder fails to receive notice of DD3’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of DD3’s initial business combination and then only in connection with those Public Shares that such stockholder properly elected to have redeemed, subject to the limitations described herein, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the DD3 Certificate of Incorporation (a) to modify the substance or timing of DD3’s obligations with respect to Redemption Rights as described in the final prospectus for the IPO or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of 100% of the outstanding Public Shares if DD3 is unable to complete its business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders. Stockholders who do not exercise their Redemption Rights in connection with an amendment to the DD3 Certificate of Incorporation would still have Redemption Rights in connection with a subsequent business combination. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The Sponsor and DD3’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on the proposed Business Combination and reduce the public “float” of DD3 Class A Common Stock.

The Sponsor and DD3’s directors, officers, advisors or their affiliates may purchase shares of DD3 Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor and DD3’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires DD3 to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DD3 Class A Common Stock and the number of beneficial holders of DD3’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange, or otherwise negatively impacting the liquidity of such securities.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Public Shares, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

The DD3 Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under

Section 13 of the Exchange Act), will be restricted from exercising Redemption Rights with respect to more than an aggregate of 15% of the Public Shares, or the “Excess Shares”, without DD3’s prior consent. However, DD3 would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to seek redemption of the Excess Shares will reduce its influence over DD3’s ability to complete a business combination and such stockholder could suffer a material loss on its investment in DD3 if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if DD3 completes a business combination. As a result, such stockholder will continue to hold the Excess Shares and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

If, before distributing the funds held in the Trust Account to the Public Stockholders, DD3 files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against DD3 that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of DD3’s stockholders and the per-share amount that would otherwise be received by DD3’s stockholders in connection with DD3’s liquidation may be reduced.

If, before distributing the funds held in the Trust Account to the Public Stockholders, DD3 files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against DD3 that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DD3’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DD3’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by DD3’s stockholders in connection with DD3’s liquidation may be reduced.

DD3’s stockholders may be held liable for claims by third parties against DD3 to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the aggregate amount on deposit in the Trust Account distributed to the Public Stockholders upon the redemption of 100% of the outstanding Public Shares in the event DD3 does not complete its initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, in the event it has not completed its initial business combination by such date, it is DD3’s intention to redeem the Public Shares as soon as reasonably possible following December 10, 2022, or such later date as may be approved by DD3’s stockholders, and, therefore, DD3 does not intend to comply with those procedures.

Because DD3 will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires DD3 to adopt a plan, based on facts known to DD3 at such time that will provide for DD3’s payment of all existing and pending claims or claims that may be potentially brought against DD3 within the subsequent ten years. However, because DD3 is a blank check company, rather than an operating company, and DD3’s operations are limited to searching for prospective target businesses to acquire and negotiating potential transactions, the only likely claims to arise would be from DD3’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If DD3’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. DD3 cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, DD3’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of DD3’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the aggregate amount on deposit in the Trust Account distributed to the Public Stockholders upon the redemption of 100% of the Public Shares in the event DD3 does not complete its initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

DD3’s stockholders cannot be sure of the market value of the Holdco Ordinary Shares to be issued upon completion of the Business Combination.

The holders of shares of DD3 Class A Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one Holdco Ordinary Share in exchange for each share of DD3 Class A Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of the shares of DD3 Class A Common Stock at the time of the consummation of the Business Combination may vary significantly from the market value of the shares of DD3 Class A Common Stock on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which DD3 stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market value of the shares of DD3 Class A Common Stock, the market value of the Holdco Ordinary Shares issued in the Business Combination and the shares of DD3 Class A Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by DD3’s stockholders for the shares of DD3 Class A Common Stock will be Holdco Ordinary Shares. Following consummation of the Business Combination, the market price of Holdco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of Holdco Ordinary Shares;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving Holdco, its subsidiaries or its general industry; and

•        additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of stockholders. As a result, the market value of the shares of DD3 Class A Common Stock may vary significantly from the date of the special meeting of stockholders to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for the shares of DD3 Class A Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

The Holdco Ordinary Shares to be received by DD3’s stockholders as a result of the Business Combination will have different rights from shares of DD3 Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of DD3 but will instead be Holdco Shareholders. There will be important differences between your current rights as a DD3 stockholder and your rights as a Holdco Shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the securities.

The Sponsor, MG and DD3’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the Sponsor, MG and DD3’s officers and directors have agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination, and, as of the record date, beneficially own an aggregate of approximately 21.6% of the issued and outstanding shares of DD3 Common Stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if the Sponsor, MG and DD3’s officers and directors agreed to vote their shares of DD3 Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of discretion by DD3’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of DD3 security holders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, may cause DD3 to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that DD3 is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Codere Online’s business, a request by Codere Online to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Codere Online’s business and would entitle DD3 to terminate the Business Combination Agreement. In any of such circumstances, it would be in DD3’s discretion, acting through its board of directors, to grant DD3’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for DD3 and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, DD3 does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, DD3 will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

DD3’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, DD3’s board of directors conducted significant due diligence on Codere Online. For a complete discussion of the factors utilized by DD3’s board of directors in approving the Business Combination, see the section entitled, “The Business Combination — DD3’s Board of Directors’ Reasons for the Approval of the Business Combination.” DD3’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Codere Online’s fair market value was at least 80% of DD3’s net assets (excluding taxes payable on the interest earned on the Trust Account). Notwithstanding the foregoing, DD3’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, DD3’s board of directors may be incorrect in its assessment of the Business Combination.

The Sponsor and certain of DD3’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of DD3’s board of directors in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of DD3’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 3,125,000 shares of DD3 Class B Common Stock held by the Sponsor, acquired for an aggregate purchase price of $25,000, which shares would become worthless if DD3 does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of the DD3 Class A Common Stock of $             on Nasdaq on        , 2021;

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 296,000 Private Placement Units, acquired for an aggregate purchase price of $2,960,000, which units, including the component Private Shares and Private Warrants, would become worthless if DD3 does not complete a business combination within the applicable time period, as the holders of the Private Placement Units have waived any right to redemption with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to DD3 Warrants. Such units have an aggregate market value of approximately $            , based on the closing price of the DD3 Units of $         on Nasdaq on         , 2021;

•        the fact that DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares of DD3 Class A Common Stock, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000,000;

•        if the Trust Account is liquidated in the event that DD3 is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, provided that the Sponsor will not be liable as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        to the extent DD3 is unable to complete an initial business combination and its remaining assets outside of the Trust Account are insufficient to pay the costs of liquidation, the Sponsor has agreed to advance DD3 the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses;

•        DD3’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on DD3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated (as of March 31, 2021, no such expenses have been incurred);

•        the potential continuation of certain of DD3’s directors as directors of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of DD3 and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence DD3’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — DD3’s Board of Directors’ Reasons for the Approval of the Business Combination.”

The nominal purchase price paid by the Sponsor for the shares of DD3 Class B Common Stock may significantly dilute the implied value of the Public Shares in the event DD3 completes the Business Combination. In addition, the value of the Sponsor’s shares of DD3 Class B Common Stock will be significantly greater than the amount the Sponsor paid to purchase such shares in the event DD3 completes the Business Combination, even if the Business Combination causes the trading price of the Holdco Ordinary Shares to materially decline.

The Sponsor invested an aggregate of $2,985,000 in DD3 comprised of the $25,000 purchase price for the shares of DD3 Class B Common Stock and the $2,960,000 purchase price for the Private Placement Units acquired by the Sponsor. The amount held in the Trust Account was $125,040,112 as of March 31, 2021, implying a value of $10.00 per Public Share.

The following table shows the Public Stockholders’ and the Sponsor’s investment per share and how these compare to the implied value of one Holdco Ordinary Share upon the completion of the Business Combination. The following table (i) assumes that (a) DD3’s valuation is $125,040,112 (which is the amount held in the Trust Account as of March 31, 2021), (b) no additional interest is earned on the funds held in the Trust Account, (c) no Public Shares are redeemed in connection with the Business Combination and (d) all the Holdco Ordinary Shares that the Sponsor would own following the Class B Conversion are held by the Sponsor upon completion of the Business Combination, and (ii) does not take into account other potential impacts on DD3’s valuation at the time of the Business Combination such as (a) the value of the DD3 Warrants, (b) the trading price of the shares of DD3 Class A Common Stock, (c) Business Combination transaction costs, (d) any equity issued or cash paid to the Holdco Shareholders, (e) any equity issued to other third party investors or (f) Codere Online’s business itself.

Public Shares	12,500,000 shares
Shares of DD3 Class B Common Stock	3,125,000 shares
Private Shares	370,000 shares
Total shares of DD3 Common Stock	15,995,000 shares
Total funds in trust at the Business Combination	$125,040,112
Public Stockholders’ investment per Public Share(1)	$10.00
Sponsor’s investment per share of DD3 Class B Common Stock(2)	$0.008
Implied value per Holdco Ordinary Share upon completion of the Business Combination	$7.82

____________

(1)      While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)      The Sponsor’s total investment in the equity of DD3, inclusive of the shares of DD3 Class B Common Stock and the Sponsor’s $2,960,000 investment in the Private Placement Units, is $2,985,000.

Based on these assumptions, each Holdco Ordinary Share would have an implied value of $7.82 per share upon completion of the Business Combination, representing a 21.8% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $7.82 per share upon completion of the Business Combination would represent a dilution to the Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each share of DD3 Class B Common Stock. At $7.82 per share, the 3,125,000 Holdco Ordinary Shares that the Sponsor would own following the Class B Conversion and upon completion of the Business Combination would have an aggregate implied value of $24,437,500. As a result, even if the trading price of the Holdco Ordinary Shares significantly declines, the value of the Holdco Ordinary Shares received by the Sponsor in exchange for the shares of DD3 Class B Common Stock will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Units, even if the trading price of the Holdco Ordinary Shares after the Business Combination is as low as $0.96 per share. As a result, the Sponsor is likely to earn a substantial profit on its investment in DD3 upon disposition of Holdco Ordinary Shares even if the trading price of the Holdco Ordinary Shares declines after completion of the Business Combination. The Sponsor may therefore be economically incentivized to complete the Business Combination, or another initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating DD3. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

If the PIPE, the sale of the Forward Purchase Shares or other transactions are not consummated for any reason, DD3 may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Business Combination Agreement provides that Gross Proceeds shall amount to at least $77 million. If the amount in the Trust Account is less than $77 million at the Closing, DD3 may require the funds from, among others, the Subscribers and the Forward Purchasers, in order to consummate the Business Combination. While DD3 has entered into the Subscription Agreements and the Forward Purchase Agreements to raise an aggregate of over $67 million immediately prior to the Closing, and while Baron has agreed not to seek redemption of the Baron IPO Shares pursuant to the Baron Support Agreement (representing a roll-over of approximately $10 million based on funds in the Trust Account of approximately $125.0 million as of March 31, 2021), there can be no assurance that the counterparties to the Subscription Agreements, the Forward Purchase Agreements and the Baron Support Agreement will perform their obligations thereunder. If the PIPE, the sale of the Forward Purchase Shares or other transactions are not consummated for any reason, DD3 may not have sufficient funds to meet the minimum cash condition to Closing in the Business Combination Agreement.

Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the price of the Holdco Ordinary Shares, which could cause you to lose some or all of your investment.

Although DD3 has conducted due diligence on Codere Online, DD3 cannot assure you that its diligence surfaced all material issues that may be present inside Codere Online, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Codere Online and outside of DD3’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Holdco reporting losses or losses greater than those previously reported. Even if DD3’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with DD3’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Holdco’s liquidity, the fact that Holdco reports charges of this nature could contribute to negative market perceptions about Holdco or its securities. In addition, charges of this nature may cause Holdco to violate net worth or other covenants to which it may be subject or to be unable to obtain future financing on favorable terms or at all. Accordingly, any DD3 stockholders who choose to remain Holdco Shareholders following the consummation of the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DD3’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Public Stockholders at the time of the Business Combination who purchased Public Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

The Public Stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by DD3 in connection with the offer and sale in the IPO of the Public Units, including the structure of the proposed Business Combination. Consequently, a Public Stockholder who purchased Public Shares as part of the Public Units in the IPO (excluding the Sponsor and the Forward Purchasers) and still holds them at the time of the Business Combination and who does not seek to exercise Redemption Rights might seek rescission of the purchase of the Public Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against DD3, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Holdco following the consummation of the Business Combination, Holdco’s results of operations could be adversely affected and, in any event, Holdco may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

DD3’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, DD3’s stockholders will own a smaller percentage of Holdco than they currently own of DD3. Upon completion of the Business Combination, it is anticipated that DD3’s stockholders as of the record date for the special meeting of stockholders (including the Public Shares, the Founder Shares and the Private Shares, but excluding the Forward Purchase Shares and the PIPE Shares) will own approximately 32.2%, of the Holdco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Stockholders exercise their Redemption Rights and Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement, among other assumptions described herein. Consequently, DD3’s stockholders, as a group, will have reduced ownership and voting power in Holdco compared to their ownership and voting power in DD3.

The parties will be required to consummate the Business Combination even if Codere Online, its business, financial condition and results of operations are materially affected by COVID-19. At the same time, the COVID-19 pandemic may delay or prevent the consummation of the Business Combination.

The parties will be required to consummate the Business Combination even if Codere Online, its business, financial condition and results of operations are materially affected by COVID-19. The definition of “Company Material Adverse Effect” in the Business Combination Agreement excludes effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19, or any quarantine, “shelter in place” or similar measures promulgated by governmental authorities with or in response to COVID-19 (“COVID-19 Measures”), except to the extent Codere Online and its subsidiaries, taken as a whole, are disproportionately affected by such events as compared with other participants in the industry and geographic area in which they operate. Certain representations of Codere Online in the Business Combination Agreement exclude conditions or circumstances that arise from or relate to COVID-19 and COVID-19 Measures such that any changes resulting from COVID-19 or COVID-19 Measures would not constitute a breach under the Business Combination Agreement. In addition, the conduct of business covenant in the Business Combination Agreement allows Codere Online to deviate from conducting its business in all material respects in the ordinary course of business if Codere Online takes (or omits to take) actions in response to COVID-19, so long as such actions or omissions are reasonably designed to protect the health or welfare of Codere Online’s employees, directors, senior managers or agents, and Codere Online promptly notifies DD3 of such actions and reasonably takes into account DD3’s reasonable requests in its further acts or omissions with respect to conditions arising from COVID-19.

At the same time, the disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and DD3’s and Codere Online’s ability to consummate the Business Combination may be materially adversely affected. Each of DD3, Codere Online and Holdco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Holdco’s financial condition and results of operations. See also “— Risks Related to Codere Online — An outbreak of disease or similar public health threat could have a material adverse impact on Codere Online’s business, results of operations and financial condition.”

The securities in which the funds held in the Trust Account are invested could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.00 per share.

The funds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that DD3 is unable to complete its initial business combination or makes certain amendments to the DD3 Certificate of Incorporation, the Public Stockholders are entitled to receive their pro rata share of the funds held in the Trust Account, including any interest not previously released to DD3 but net of taxes payable. Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.00 per share.

Cyber incidents or attacks directed at DD3 could result in information theft, data corruption, operational disruption and/or financial loss.

DD3 depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which DD3 may deal. Sophisticated and deliberate attacks on, or security breaches in, DD3’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of DD3’s assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, DD3 may not be sufficiently protected against such occurrences. DD3 may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on DD3’s business and lead to financial loss.

If DD3 effects the Business Combination with Holdco, a company located in Luxembourg and with subsidiaries in Spain and Latin America, among other regions, the Combined Company will be subject to a variety of additional risks that may negatively impact its operations.

If DD3 consummates the Business Combination with Holdco, a company located in Luxembourg and with subsidiaries in Spain and Latin America, among other regions, the Combined Company will be subject to special considerations or risks associated with companies operating in various jurisdictions, including any of the following:

•        rules and regulations or currency conversion or corporate withholding taxes on individuals;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        public health or safety concerns and governmental restrictions, including those caused by outbreaks of infectious disease, such as the COVID-19 pandemic;

•        crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•        deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

DD3 cannot assure you that the Combined Company would be able to adequately address these additional risks. If the Combined Company is unable to do so, its operations might suffer. See also “— Risks Related to Codere Online — Codere Online has international business operations, including in emerging countries in Latin America, which subjects Codere Online to additional costs and risks.”

If DD3 effects the Business Combination with Codere Online, the law of Spain (where SEJO is incorporated) and Luxembourg (where Holdco is incorporated) will likely govern many of the Combined Company’s material agreements and the Combined Company may not be able to enforce its legal rights.

If DD3 effects the Business Combination, the law of Spain (where SEJO is incorporated) and Luxembourg (where Holdco is incorporated) will likely govern many of the Combined Company’s current or future material agreements relating to its operations. DD3 cannot assure you that the Combined Company will be able to enforce any of its material agreements or that remedies will be available in Spain or Luxembourg. The system of laws and the enforcement of existing laws in Spain and Luxembourg may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of the Combined Company’s future agreements could result in a significant loss of business, business opportunities or capital.

U.S. Tax Risk Factors

There may be tax consequences of the Business Combination that may adversely affect holders of DD3 Common Stock or warrants.

Although we expect the exchange of DD3 Common Stock for Holdco Ordinary Shares pursuant to the Merger to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond DD3’s control. To the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on DD3’s stockholders.

The appropriate U.S. federal income tax treatment of the DD3 Warrants in connection with the Business Combination is uncertain and depends on whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of DD3 Warrants could be treated as exchanging such DD3 Warrants and shares of DD3 Common Stock, if any, for Holdco Warrants and Holdco Ordinary Shares, if any, in a transaction that qualifies as a “reorganization” under Section 368 of the Code, subject to potential gain recognition which may be required under Section 367(a) of the Code. Alternatively, it is also possible that a U.S. holder of DD3 Warrants could be treated as transferring its DD3 Warrants and shares of DD3 Common Stock, if any, to Holdco in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code). If the Business Combination qualifies only under Section 351 of the Code but not also under Section 368 of the Code, a U.S. holder that exchanges DD3 Warrants and shares of DD3 Common Stock for Holdco Warrants and Holdco Ordinary Shares should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the exchange date of the Holdco Warrants and Holdco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the DD3 Warrants and shares of DD3 Common Stock exchanged therefor) and (ii) the fair market value on the exchange date of the Holdco Warrants received by such holder in such exchange. If the Business Combination does not qualify as a “reorganization” under Section 368 of the Code, a U.S. holder of DD3 Warrants that exchanges its warrants for Holdco Warrants, but does not also exchange DD3 Common Stock for Holdco Ordinary Shares, will recognize gain or loss on the warrants exchange. The amount of gains or loss will be the difference between the fair market value on the date of the exchange of the Holdco Warrants received and the U.S. holder’s tax basis in the DD3 Warrants surrendered.

There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, to qualify as a reorganization, the acquiring corporation must either continue the acquired corporation’s historical business or use a significant portion of the acquired corporation’s historical business assets in a business. Because DD3 is a blank check company, it is unclear whether its historic business is sufficient to satisfy this requirement. In addition, reorganization treatment could be adversely affected by events or actions that are outside the control of DD3. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg Traurig is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code.

In addition, Section 367(a) of the Code generally requires a U.S. holder of securities in a U.S. corporation to recognize gain (but not loss) when such securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. Although it is currently expected that these conditions will be met, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.

The requirements for tax-free treatment, including Section 367(a) of the Code, are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination.” If you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) exchanging DD3 Common Stock in the Merger or holding DD3 Warrants at the time of the consummation of the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

The IRS may not agree that Holdco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) could be subject to U.S. withholding tax.

As more fully described in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Holdco — Tax Residence of Holdco for U.S. Federal Income Tax Purposes,” Holdco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances or the applicable law. Further, the rules for determining ownership under Section 7874 are complex and the subject of ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation.

If Holdco is or becomes a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. Holdco Shareholders or U.S. holders of Holdco Warrants could be subject to adverse U.S. federal income tax consequences.

If Holdco is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) holds Holdco Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Based on the projected composition of Holdco’s income and assets, and expected value of its assets including goodwill (which is based in part on the expected price of Holdco Ordinary Shares immediately after the Merger), Holdco does not expect to be a PFIC for its taxable year that includes the date of the Merger. However, because the tests for determining PFIC status are applied annually after the close of the taxable year and it is difficult to predict accurately future income and assets relevant to this determination, because Holdco will hold a substantial amount of cash immediately after the Merger, and because the price of Holdco Ordinary Shares may fluctuate significantly, there can be no assurance that Holdco will not be treated as a PFIC for any taxable year.

If Holdco were treated as a PFIC, a U.S. holder of Holdco Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Under proposed Treasury regulations that have a retroactive effective date if finalized, options to acquire stock of a PFIC would be subject to the same rules. Certain elections (including a mark-to-market election) may be available to U.S. Holdco Shareholders to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. holders will not be able to make similar elections with respect to the Holdco Warrants. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

If a U.S. person is treated as owning at least 10% of Holdco Ordinary Shares, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Holdco Ordinary Shares, such person may be treated as a “United States shareholder” with respect to each of Holdco and its direct and indirect subsidiaries (“Holdco Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. If the Holdco Group includes one or more U.S. subsidiaries, certain of Holdco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Holdco is treated as a controlled foreign corporation. Immediately following the consummation of the Business Combination, the Holdco Group will include D, which will be a U.S. subsidiary.

If Holdco is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements. Holdco is not required to assist holders in determining whether any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

Unaudited Pro Forma Combined Financial Information

Introduction

The following unaudited pro forma combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined statement of financial position as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined income statements for the three months ended March 31, 2021 and the twelve months ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2020, the beginning of the earliest period presented. This information should be read together with the Annual Combined Carve-out Financial Statements, the Interim Combined Carve-out Financial Information, DD3’s financial statements and related notes included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms part, “Codere Online Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “DD3 Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Combined Carve-Out Financial Data of Codere Online”, “Selected Historical Financial Data of DD3”, “The Business Combination”, “The Business Combination Agreement” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of financial position as of March 31, 2021 has been prepared using the following:

•        Codere Online Business’s unaudited combined carve-out statement of financial position as of March 31, 2021, as included elsewhere in this proxy statement/prospectus; and

•        DD3’s unaudited condensed balance sheet as of March 31, 2021, as included elsewhere in this proxy statement/prospectus, including DD3’s unaudited financial information as of March 31, 2021.

The unaudited pro forma combined income statement for the three months ended March 31, 2021 has been prepared using the following:

•        Codere Online Business’s unaudited combined carve-out income statement for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus; and

•        DD3’s unaudited condensed statement of operations for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus, including DD3’s unaudited financial information for the three-month period ended March 31, 2021.

The unaudited pro forma combined income statement for the year ended December 31, 2020 has been prepared using the following:

•        Codere Online Business’s combined carve-out income statement for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus, including the Annual Combined Carve-out Financial Statements; and

•        DD3’s condensed statement of operations for the period from September 30, 2020 (inception) through December 31, 2020, as included elsewhere in this proxy statement/prospectus, including DD3’s financial information for the period ended December 31, 2020.

The Interim Combined Carve-out Financial Information has been prepared in accordance with IFRS and in its presentation currency of the Euro. The financial statements of DD3 included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms part have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The financial information of DD3 as of March 31, 2021 has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined statement of financial position as of March 31, 2021 (see below).

The financial statements of DD3 have been translated into Euros for purposes of having unaudited pro forma combined financial information (see below).

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Codere Online’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of Codere Online. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma combined financial information. Management of Codere Online and DD3 have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma combined financial information should be read in conjunction with the financial information included elsewhere in the proxy statement/prospectus.

Description of the Business Combination

Under the principles established in the Business Combination Agreement, among other things, (i) Codere Newco will contribute the SEJO Ordinary Shares, to Holdco in exchange for additional ordinary shares of Holdco to be subscribed for by Codere Newco (the Exchange), (ii) as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Codere Newco will continue to hold all the issued and outstanding Holdco Ordinary Shares and (iii) Merger Sub will be merged with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the Merger).

For more information about the Business Combination, please see the section entitled “The Business Combination Agreement.”

Accounting for the Business Combination

The Business Combination will be structured in two steps. Firstly, a capital reorganization where Codere Newco will contribute the SEJO Ordinary Shares, to Holdco in exchange for additional ordinary shares of Holdco to be subscribed for by Codere Newco (the Exchange). As a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco. This first step of the Business Combination will be accounted for as a business combination under common control, using predecessor values. As a second step after the internal reorganization the acquisition of DD3 will take place, which will be accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no business combination accounting and no recognition of goodwill, as a result of DD3 not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. On the basis of the guidance in IFRS 2:13A on unidentifiable goods and services, any difference between the fair value of the shares deemed to have been issued by the accounting acquirer (Holdco) and the fair value of the accounting acquiree’s (DD3) identifiable net assets represents a service received by the accounting acquirer; and regardless of the level of monetary or non-monetary assets owned by the non-listed operating entity, the entire difference should be considered to be payment for a service of a stock exchange listing for its shares, and no amount should be considered a cost of raising capital. Such service received in the form of a stock exchange listing is preliminarily estimated to be $35.8 (€29.9) million in Scenario 1 (see calculation below) and $40.3 (€33.8) million in Scenario 2 (see calculation below) and does not meet the definition of an asset and, therefore, will be recognized as an expense.

Basis of Pro Forma Presentation

The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination explained above for illustrative purposes.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Holdco has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Company upon consummation of the Business Combination.

The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Codere Online and DD3 have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The financial information of DD3 as of March 31, 2021 has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information. Two adjustments were required to convert DD3’s financial statements as of March 31, 2021 from U.S. GAAP to IFRS for purposes of the unaudited pro forma combined statement of financial position as of March 31, 2021: (i) the reclassification of shares of DD3 Class A Common Stock subject to redemption from mezzanine equity to current liabilities and (ii) the reclassification of the Public Warrants from equity to current liabilities. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of shares of DD3 Class A Common Stock:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no DD3 stockholders exercise redemption rights with respect to their shares of DD3 Class A Common Stock upon consummation of the Business Combination. Additionally, this presentation assumes a $30 (€25.6) million cash distribution to Codere Newco through the redemption of 3,000,000 Codere Redeemable Shares pursuant to the Codere Redemption Agreement (see 9 below); and

•        Scenario 2 — Assuming redemptions of DD3 Class A Common Stock for cash:    This presentation assumes that DD3 Public Stockholders exercise their redemption rights with respect to a maximum of 11,503,931 shares of DD3 Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10 (€8.52) per share. Assuming this maximum redemption amount there will be a minimum of $77,200,000 (€65,802,964) of cash held either in or outside of the Trust Account, including i) the aggregate amount of proceeds from certain institutional investors (Baron, MG, Larrain and DD3 Capital) pursuant to the, as applicable, Forward Purchase Agreements and Subscription Agreements (together, excluding any Public Shares and Private Shares held by such investors, the “Institutional Investors”) and ii) proceeds resulting from the fact that Baron has agreed not to redeem 996,069 Public Shares in connection with the Business Combination. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma combined financial statements are an aggregate of 27,000,000 and 30,000,000 Holdco Ordinary Shares to be issued to Codere Newco under Scenario 1 and Scenario 2 respectively, as a result of the capital increase required in the Business Combination.

In addition, there currently are 6,435,000 DD3 Warrants issued and outstanding, including 6,250,000 Public Warrants and 185,000 Private Warrants. Each whole DD3 Warrant entitles the holder thereof to purchase one share of DD3 Class A Common Stock at a price of $11.50 per share. The DD3 Warrants will become exercisable on the later of (i) 30 days after the completion of DD3’s initial business combination or (ii) December 10, 2021, and expire at 5:00 p.m., New York City time, five years after the completion of DD3’s initial business combination or earlier upon redemption or liquidation. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. There are no shares of DD3 preferred stock issued and outstanding. After the Business Combination, not less than all of the outstanding Holdco Warrants (excluding Holdco Warrants issued upon conversion of the Private Warrants) may be redeemed, at the option of Holdco at the price of $0.01 per Holdco

Warrant, provided that the last reported sales price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) on each of twenty trading days within any thirty trading day period commencing after the Holdco Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given.

The following table summarizes the pro forma weighted average number of Holdco Ordinary Shares outstanding under the two alternatives presented above. The weighted average number of shares computation that it is used in the calculation of the loss per share excludes the effect of DD3 Warrants to purchase 6,435,000 shares of DD3 Class A Common Stock because the inclusion of any of these securities would be anti-dilutive in a loss per share scenario.

	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
DD3 Public Shares	12,500,000	996,069
DD3 Private Shares	370,000	370,000
DD3 Founder Shares	3,125,000	3,125,000
Shares issued to Institutional Investors (excluding Public Shares and Private Shares)	6,724,000	6,724,000
Combined Company shares issued to Codere Newco in Business Combination (net of 3,000,000 Codere Redeemable Shares, as applicable)	27,000,000	30,000,000
Weighted average shares outstanding	49,719,000	41,215,069
Percent of shares owned by current holder of Holdco (Codere Newco)	54.3%	72.8%
Percent of shares owned by Institutional Investors (excluding Public Shares and Private Shares)	13.5%	16.3%
Percent of shares owned by DD3 holders (including shares held by Public Stockholders, shares of DD3 Class B Common Stock and Private Shares)	32.2%	10.9%

After the Business Combination, assuming no redemptions of shares of DD3 Class A Common Stock for cash, DD3’s current stockholders (including shares held by Public Stockholders, shares of DD3 Class B Common Stock and Private Shares) will own approximately 32.2% of the outstanding Holdco Ordinary Shares, the Institutional Investors will own approximately 13.5% of the outstanding Combined Company’s shares and Codere Newco will own approximately 54.3% of the outstanding Holdco Ordinary Shares. Assuming redemption by holders of 11,503,931 shares of DD3 Class A Common Stock, DD3’s current stockholders (including shares held by Public Stockholders, shares of DD3 Class B Common Stock and Private Shares) will own approximately 10.9% of the outstanding Holdco Ordinary Shares, the Institutional Investors will own approximately 16.3% of the outstanding shares and Codere Newco will own approximately 72.8% of the outstanding Holdco Ordinary Shares (in each case, not giving effect to any shares issuable upon the exercise of any Holdco Warrants).

UNAUDITED Pro Forma Combined STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2021
(in thousands of Euros)

	Codere Online Business (IFRS Historical)	DD3 (US GAAP Historical) in USD	DD3 (US GAAP Historical) converted into Euros(1)	DD3 IFRS conversion(2)	DD3 (US GAAP Historical) as converted	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Non-Current Assets
Intangible assets	946	—	—	—	—	—		946	—		946
Property, plant and equipment	100	—	—	—	—	—		100	—		100
Right-of-use assets	229	—	—	—	—	—		229	—		229
Cash and marketable securities held in Trust Account	—	125,040	106,580	—	106,580	(106,580)	(9)	—	—		—
Total Non-Current Assets	1,275	125,040	106,580	—	106,580	(106,580)		1,275	—		1,275
Current Assets
Trade receivables and other current assets	4,000	206	176	—	176	—		4,176	—		4,176
Current financial assets	6,233	—	—	—	—	—		6,233	—		6,233
Cash and cash equivalents	6,742	481	410	—	410	(2,577)	(3)	127,554	—		61,378
						57,313	(5)
						106,580	(9)		(98,056)	(11)
						(25,571)	(9)		25,571	(11)
						(15,343)	(10)		6,308	(10)
Total Current Assets	16,975	687	586	—	586	120,402		137,963	(66,177)		71,786
Total Assets	18,250	125,727	107,166	—	107,166	13,822		139,238	(66,177)		73,061
Liabilities and Shareholders’ Equity
Non-Current Liabilities
Borrowings	21,441	—	—	—	—	(21,441)	(3)	—	—		—
Lease obligations	117	—	—	—	—	—		117	—		117
Warrant liability	—	191	163	5,487	5,650	—		5,650	—		5,650
Ordinary shares subject to redemption	—	—	—	—	—	—		—	—		—
Total Non-Current Liabilities	21,558	191	163	5,487	5,650	(21,441)		5,767	—		5,767
Current Liabilities
Lease obligations	118	—	—	—	—	—		118	—		118
Provisions	107	171	146	—	146	—		253	—		253
Accrued offering costs	—	40	34	—	34	—		34	—		34
Borrowings	21,868	—	—	—	—	(20,611)	(3)	1,257	—		1,257
Trade payables and other current liabilities	20,961	—	—	—	—	(2,577)	(3)	18,384	—		18,384
Ordinary shares subject to redemption	—	—	—	97,075	97,075	(97,075)	(6)	—	—		—
Total Liabilities	64,612	402	343	102,562	102,905	(141,704)		25,813	—		25,813
Class A common stock subject to possible redemption		120,326	102,562	(102,562)
Shareholders’ Equity
Codere Online (SEJO)
Share capital	60	—	—	—	—	(60)	(4)	—	—		—
Retained earnings (accumulated deficit)	(39,072)	—	—	—	—	39,072	(4)	—	—		—
Translation reserve	591	—	—	—	—	(591)	(4)	—	—		—
Other reserves	(8,036)	—	—	—	—	42,052	(3)	—	—		—
						(34,016)	(4)
Minority Interest	95					(95)	(4)

UNAUDITED Pro Forma Combined STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2021 (cont)
(in thousands of Euros)

	Codere Online Business (IFRS Historical)	DD3 (US GAAP Historical) in USD	DD3 (US GAAP Historical) converted into Euros(1)	DD3 IFRS conversion(2)	DD3 (US GAAP Historical) as converted	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
DD3
Class A common stock	—	—	—	—	—	672	(5)	—	—		—
						9	(6)
						(681)	(7)
Class B common stock	—	—	—	—	—	—		—	—		—
Additional paid in capital	—	5,323	4,537	(2,551)	1,986	56,641	(5)	—	—		—
						97,066	(6)
						(155,692)	(8)
Accumulated deficit	—	(324)	(276)	2,551	2,275	(2,275)	(8)	—	—		—
Holdco
Share capital	—	—	—	—	—	30,000	(4)	49,718	(8,504)	(11)	41,214
						21,594	(8)
						681	(7)
						(2,557)	(9)
Share premium	—	—	—	—	—	4,762	(4)	148,099	(60,139)	(11)	87,960
						166,351	(8)
						(23,014)	(9)
Retained earnings (accumulated deficit)	—	—	—	—	—	(15,343)	(10)	(84,393)	6,308	(10)	(81,927)
						(29,978)	(8)		(3,842)	(11)
						(39,072)	(4)
Other reserves	—	—	—	—	—	—		—	—		—
Total Shareholders’ Equity	(46,362)	4,999	4,261	—	4,261	155,526		113,424	(66,177)		47,248
Total Liabilities and Shareholders’ Equity	18,250	125,727	107,166	—	107,166	13,822		139,238	(66,177)		73,061

Transaction Accounting Adjustments to the unaudited Pro forma Combined Statement of Financial Position
(in thousands of Euros, except share and per-share data)

The Codere Online balance sheet was derived from the unaudited combined carve-out statement of financial position of Codere Online Business as of March 31, 2021. The DD3 balance sheet was derived from the unaudited condensed balance sheet of DD3 as of March 31, 2021.

The adjustments included in the unaudited pro forma combined statement of financial position as of March 31, 2021 are as follows:

Reclassification/Alignment

(1)    The unaudited financial information of DD3 as of March 31, 2021 was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The unaudited condensed balance sheet was translated from U.S. dollars to EUR using the closing exchange rate, as of March 31, 2021, of €0.85237 per $1.00.

(2)    Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of DD3’s mezzanine equity (Class A Common Stock subject to possible redemption) into Current Liabilities (Borrowings) and the reclassification of the Public Warrants from equity to warrant liabilities due, among others, to the change in the functional currency of the issuer of the warrant following the initial recognition of the instrument by DD3. The fair value of DD3’s Public Warrants ($6.4 (€5.5) million) has been determined based on the closing prices for DD3 Public Warrants as of March 31, 2021 ($1.03) converted into Euros at a rate of €0.85237 per $1.00. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value will be recognized in the Income Statement. The fair value of DD3’s Private Warrants ($0.2 (€0.2) million) correspond to the fair value presented in DD3’s financial statements presented in the 10-Q as of March 31, 2021.

Codere Online Business Indebtedness Capitalization

(3)    Prior to the Business Combination, Codere Online Business will capitalize all the financial indebtedness that Codere Online Business has with Codere Newco and subsidiaries (i.e. contribution of the business on debt-free basis) at fair value. The capitalization results in a reduction in the non-current and current Borrowings balance with a corresponding impact in equity ($49.3 (€42.0) million) with no impact in the Income Statement due to the fact that the fair value of such Borrowings equals it amortized cost. Additionally, Codere Online will distribute all the cash in excess of the amounts held on behalf of customers in their player accounts/wallets (i.e. contribution of the business on cash-free basis) currently recorded in the Codere Online Business’s unaudited combined carve-out statement of financial position as of March 31, 2021. The cash distribution results in a reduction in the Cash and cash equivalents balance ($3.0 (€2.5) million) with a corresponding impact in Trade payables and other current liabilities.

Consolidation at Holdco, Share Issuances, Consideration Transferred

(4)    Pursuant to the Business Combination, Codere Newco will contribute 100% shares of SEJO to Holdco in exchange for additional ordinary shares of Holdco to be subscribed for by Codere Newco. As a result, the adjustment reflect the non-monetary contribution of the ordinary shares of SEJO at book value ($-53.3 (€-45.4) million) after considering the financial indebtedness capitalization explained in the previous paragraph, which will give a net book value of $-4.0 (€-3.4) million. Holdco equity is presented considering the issuance of 30 million of Holdco Ordinary Shares at a nominal value of €1.00 per share with the corresponding difference between SEJO book values ($-39.2 (€-33.4) million) presented in share premium.

(5)    Reflects the $67.2 (€57.3) million cash received through the primary issuance of 6.7 million DD3 Shares to certain institutional investors (Baron, MG and DD3 Capital) pursuant to the Forward Purchase Agreements and the Subscription Agreements for $10 (€8.52) per share, at a nominal value of $0.0001 per share with the corresponding difference in Additional paid in capital, immediately prior to the Business Combination.

(6)    Reflects the reclassification of 12,032,611 DD3 Class A Common Stock shares subject to possible redemption from Current Liabilities (Borrowings) into DD3 equity at a redemption value of $10.0 (€8.52) per share with a nominal value of $0.0001 per share with the corresponding difference in Additional paid in capital.

(7)    Reflects the exchange of each of the 3,125,000 shares of DD3 Class B Common Stock for one share of DD3 Class A Common Stock and the subsequent exchange of all shares of Class A Common Stock issued and outstanding (12,870,000) after the redemption explained in item (6) above, to be issued immediately prior to Business Combination, but after the Class B Conversion, with Holdco, for the right to receive one Holdco Ordinary Share for each share of DD3 Class A Common Stock.

(8)    The Merger is accounted for under IFRS 2 as DD3 is not considered to be a business under IFRS 3. To reflect the combination, the equity of DD3 is eliminated and the equity of Holdco stays as the accounting acquirer. The difference in the fair value of Holdco Ordinary Shares transferred to holders of DD3 Common Stock in excess of the net assets of DD3 represents a service cost for listing of Holdco Shares and is accounted for as a share-based payment in accordance with IFRS 2. The cost of the service, which is a non-cash expense, is preliminarily estimated to be $35.8 (€29.9) million in Scenario 1 and $40.3 (€33.8) million in Scenario 2 and would be accounted for as an expense in Holdco at the consummation of the Business Combination.

		Assuming No Redemptions		Assuming Maximum Redemptions
	Per Share Value*	Shares	Fair Value (in 000s)	Shares	Fair Value (in 000s)
Shares of Class B Common Stock	€8.19	3,125,000	€25,593	3,125,000	€25,593
Shares of Class A Common Stock	€8.19	12,870,000	€105,402	12,870,000	€105,402
DD3 Warrants	€0.86	6,435,000	€5,563	6,435,000	€5,563
Redemptions of shares of Class A Common Stock	€8.19	—	—	(11,503,931)	€(94,214)
		22,430,000	€136,558	10,926,069	€42,344
Net assets of DD3			€106,580		€8,524
Excess of net assets			€29,978		€33,820

____________

*        Closing prices as of June 21, 2021 (date of the execution of the Business Combination Agreement) for shares of DD3 Class A Common Stock and DD3 Warrants were $9.75 and $1.03 per security, respectively, converted into Euros at a rate of €0.83928 per $1.00. Although the warrants, both Public and Private Warrants, are linked to shares of Class A Common Stock they will be outstanding even in Scenario 2 where shares of Class A Common Stock are redeemed. The value is preliminary and will change based on fluctuations in the share price of the Holdco Ordinary Shares and Holdco Warrants through the closing date. A one percent change in the market price per share of DD3 Class A Common Stock per DD3 Warrant would result in a change of €1.4 million and €0.4 million in the estimated value assuming no redemptions and maximum redemptions, respectively.

(9)    To reflect, first, the release of cash from marketable securities held in the Trust Account and the subsequent $30 (€25.6) million cash distribution to Codere Newco and, secondly, following the Business Combination if the Gross Proceeds exceed $125 (€106.5) million (Scenario 1), Codere Newco shall have the option to withdraw up to the first $30 (€25.6) million of such excess on a dollar-for-dollar basis through the redemption of Codere Redeemable Shares pursuant to the Codere Redemption Agreement. This $30 (€25.6) million cash distribution is reflected as a reduction in Cash and Cash Equivalents and a corresponding reduction to equity, equivalent to 3 million shares.

Fees

(10)  To reflect the payment of an aggregate of up to $18 (€15.3) million in Scenario 1 and $10.6 (€ 9.0) million in Scenario 2 of DD3 and Codere Online transaction expenses related to the Business Combination. These transaction expenses are reflected as a reduction in Cash and Cash Equivalents and a corresponding reduction in Retained Earnings (i.e. increase in accumulated deficit). The cost expensed through accumulated deficit is included in the unaudited pro forma combined income statement for the year ended December 31, 2020.

Redemption

(11)  In Scenario 1, which assumes no DD3 stockholders exercise their redemption rights, DD3 Class A Common Stock subject to redemption for cash amounting to $115 (€98) million of the total $125 (€107) million held in the Trust Account would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1 to 10 above, but also assumes the maximum number of shares of DD3 Class A Common Stock are redeemed for cash by the DD3 stockholders, those $115 (€98) million would be paid out in cash. The $115 (€98) million or 11.5 million shares of DD3 Class A Common Stock, represents the maximum redemption amount and would result in $77.2 (€65.8) million of cash held either in or outside of the Trust Account (thereby meeting the $77.2 (€65.8) million minimum cash condition as established in the Business Combination) (DD3 has entered into the Subscription Agreements and the Forward Purchase Agreements to raise an aggregate of over $67 million immediately prior to the Closing, and Baron has agreed not to seek redemption of the Baron IPO Shares pursuant to the Baron Support Agreement, representing a roll-over of approximately $10 million based on funds in the Trust Account of approximately $125.0 million as of March 31, 2021, resulting in Gross Proceeds of $77.2 (€65.8) million) including the aggregate amount of any proceeds from the Institutional Investors, after giving effect to payments to redeeming stockholders based on a consummation of the Business Combination, which for the purposes of the pro forma financial statements has been retrospectively considered at March 31, 2021.

UNAUDITED Pro Forma Combined INCOME STATEMENT
THREE MONTHS ENDED MARCH 31, 2021
(in thousands of Euros, except share and per share data)

	Codere Online Business (IFRS Historical)	DD3 (US GAAP Historical) in USD	DD3 (US GAAP Historical) converted into Euros(12)	DD3 IFRS conversion(13)	DD3 (US GAAP Historical) as converted	Transaction Accounting Adjustments (Assuming No Redepmtions)		Pro Form Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redepmtions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	19,840	—	—	—	—	—		19,840	—	19,840
Personnel expenses	(1,505)	—	—	—	—	—		(1,505)	—	(1,505)
Depreciation and amortization	(224)	—	—	—	—	—		(224)	—	(224)
Other operating expenses	(24,072)	—	—	—	—	—		(24,072)	—	(24,072)
Formation and operating costs	—	(195)	(162)	—	(162)	—		(162)	—	(162)
Total operating expenses	(25,801)	(195)	(162)	—	(162)	—		(25,963)	—	(25,963)
Operating income/(loss)	(5,961)	(195)	(162)	—	(162)	—		(6,123)	—	(6,123)
Finance income	20	—	—	—	—	—		20	—	20
Finance costs	(174)	—	—	—	—	—		(174)	—	(174)
Interest earned on marketable securities held in trust account	—	55	46	—	46	(46)	(16)	—	—	—
Unrealized loss on marketable securities held in trust account	—	(13)	(11)	—	(11)	11	(16)	—	—	—
Change in fair value of warrant liability	—	(7)	(6)	2,684	2,678	—		2,678	—	2,678
Net financial results	(154)	35	29	2,684	2,713	(35)		2,524	—	2,524
Net income/(loss) before tax	(6,115)	(160)	(133)	2,684	2,551	(35)		(3,599)	—	(3,599)
Income tax benefit/(expense)	11	—	—	—	—	(662)	(17)	(651)	—	(651)
Net income/(loss) for the year	(6,104)	(160)	(133)	2,684	2,551	(697)		(4,250)	—	(4,250)
Attributable to equity holders of the Parent	(6,107)	(160)	(133)	2,684				(4,250)	—	(4,250)
Attributable to non-controlling interests	3	—	—	—				—	—	—
Weighted average shares outstanding, basic and diluted	60,000	3,946,180	3,946,180					49,719,000		41,215,069
Basic and diluted earnings per share attributable to equity holders of the parent (Euro)	(101.73)	(0.04)	(0.03)					(0.09)		(0.10)

UNAUDITED Pro Forma Combined INCOME STATEMENT
TWELVE MONTHS ENDED DECEMBER 31, 2020
(in thousands of Euros, except share and per share data)

	Codere Online Business (IFRS Historical)	DD3 (US GAAP Historical) as converted	DD3 (US GAAP Historical) converted into Euros(12)	DD3 (US GAAP Historical) as converted(13)	DD3 (US GAAP Historical) as converted	Transaction Accounting Adjustments (Assuming No Redepmtions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redepmtions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	70,497	—	—	—	—	—		70,497	—		70,497
Personnel expenses	(5,157)	—	—	—	—	—		(5,157)	—		(5,157)
Depreciation and amortization	(932)	—	—	—	—	—		(932)	—		(932)
Other operating expenses	(78,657)	—	—	—	—	(29,978)	(14)	(108,635)	(3,842)	(14)	(112,477)
						(15,343)	(15)	(15,343)	6,308	(15)	(9,035)
Formation and operating costs	—	(87)	(76)	—	(76)	—		(76)	—		(76)
Total operating expenses	(84,746)	(87)	(76)	—	(76)	(45,320)		(130,142)	2,466		(127,676)
Operating income/(loss)	(14,249)	(87)	(76)	—	(76)	(45,320)		(59,645)	2,466		(57,179)
Finance income	—	—	—	—	—	—		—	—		—
Finance costs	(520)	—	—	—	—	281	(16)	(239)	—		(239)
Interest earned on marketable securities held in trust account	—	5	4	—	4	(4)	(16)	—	—		—
Unrealized loss on marketable securities held in trust account	—	(6)	(5)	—	(5)	5	(16)	—	—		—
Change in fair value of warrant liability	—	—	—	(209)	(209)	—		(209)	—		(209)
Net financial results	(520)	(1)	(1)	(209)	(210)	282		(448)	—		(448)
Net income/(loss) before tax	(14,769)	(88)	(77)	(209)	(286)	(45,038)		(60,093)	2,466		(57,627)
Income tax benefit/(expense)	(1,510)	—	—	—	—	11,312	(17)	9,802	(616)	(17)	9,185
Net income/(loss) for the year	(16,279)	(88)	(77)	(209)	(286)	(33,726)		(50,291)	1,849		(48,442)
Attributable to equity holders of the Parent	(16,274)	(88)	(77)	(209)	(286)			(50,291)	—		(48,442)
Attributable to non-controlling interests	(5)	—	—	—	—			—	—		—
Weighted average shares outstanding, basic and diluted	60,000	3,060,814	3,060,814					49,719,000			41,215,069
Basic and diluted earnings per share attributable to equity holders of the parent (Euro)	(271.2)	(0.03)	(0.03)					(1.01)			(1.18)

Transaction Accounting Adjustments to the unaudited Pro forma Combined Income Statement
(in thousands of Euros, except share and per-share data)

The Codere Online income statement was derived from the unaudited combined carve-out income statement of Codere Online Business for the three months ended March 31, 2021 and the combined carve-out income statement of Codere Online Business for the year ended December 31, 2020. The DD3 income statement was derived from the unaudited condensed statement of operations of DD3 for the three months ended March 31, 2021 and for the period from September 30, 2020 (inception) through December 31, 2020.

The adjustments included in the unaudited pro forma combined statement income statement from January 1, 2020 through March 31, 2021 are as follows:

Reclassification/Alignment

(12)  The unaudited financial information of DD3 as of March 31, 2021 was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The unaudited condensed income statement was translated from U.S. dollar to EUR using the average exchange rate for each period, January 1, 2021 to March 31, 2021 €0.83050 per $1.00 and the period from September 30, 2020 (inception) through December 31, 2020 €0.87589 per $1.00.

(13)  Reflects the fair value change of DD3 Warrants, as detailed in item (2) above. The adjustment in the unaudited pro forma income statement for the twelve months ended December 31, 2020 and for the three months ended March 31, 2021 amounts to $-0.2 (€-0.2) million and $3.2 (€2.7) million, respectively.

Consolidation at Holdco, Share Issuances, Consideration Transferred

(14)  The Merger is accounted for under IFRS 2, as detailed in item (8) above. The adjustment includes the IFRS 2 service cost that has been adjusted in the unaudited pro forma income statement for the twelve months ended December 31, 2020, although it is a nonrecurring adjustment in nature.

Fees

(15)  The Codere Online transaction expenses related to the Business Combination explained in item (10) have been reflected in the unaudited combined carve-out income statement of the combined entities for the twelve months ended December 31, 2020, although it is a nonrecurring adjustment in nature. The $18.0 (€15.3) million in Scenario 1 and $10.6 (€9.0) million in Scenario 2 represent the best estimate of these transaction expenses as established in section 11.03 of the Business Combination Agreement. Any final expense over the $18.0 (€15.3) million in Scenario 1 and $10.6 (€9.0) million in Scenario 2 would be assumed by the combined entities.

(16)  Represents an adjustment to eliminate interest income on marketable securities in the amount of $55 (€47) thousand and $5 (€4) thousand for the three months ended March 31, 2021 and the period from September 30, 2020 (inception) through December 31, 2020, respectively, to eliminate unrealized losses on marketable securities in the amount of $13 (€11) thousand and $6 (€5) thousand for the three months ended March 31, 2021 and the period from September 30, 2020 (inception) through December 31, 2020, respectively, held in the Trust Account as of the beginning of the period and to eliminate interest expenses related to the Codere Online Business indebtedness capitalization explained in item (3) in the amount of $321 (€281) thousand for the period from September 30, 2020 (inception) through December 31, 2020. For the three months ended March 31, 2021 there were no interest expense recognized in the Codere Online Business income statement consequently no elimination has been performed in the unaudited pro-forma Income Statement for that period.

(17)  To record normalized blended statutory income tax benefit rate of 25%, which is the statutory rate in Spain, for pro forma financial presentation purposes resulting in the recognition of an income tax benefit.

Loss per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that DD3’s initial public offering occurred as of the beginning of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period. The loss per share computation performed below excludes the effect of the DD3 Warrants to purchase 6,435,000 shares of DD3 Class A Common Stock because the inclusion of any of these securities would be anti-dilutive in a loss per share scenario.

	Pro Forma Combined
(in thousands of EUR, except share and per share information)	Assuming No Redemptions	Assuming Max. Redemptions
Three Months Ended March 31, 2021
Loss for the period attributable to the owners of the parent	(4,250)	(4,250)
Basic attributable loss per share	€(0.09)	€(0.10)
Diluted attributable loss per share	€(0.09)	€(0.10)

Twelve Months Ended December 31, 2020
Loss for the year attributable to the owners of the parent	(50,291)	(48,442)

Basic attributable loss per share	€(1.01)	€(1.18)
Diluted attributable loss per share	€(1.01)	€(1.18)

Pro forma weighted average number of shares outstanding	49,719,000	42,215,069
Basic pro forma weighted average number of shares outstanding	49,719,000	42,215,069
Diluted pro forma weighted average number of shares outstanding	49,719,000	42,215,069

THE SPECIAL MEETING OF DD3 STOCKHOLDERS

The DD3 Special Meeting

DD3 is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on               , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to DD3’s stockholders on or about               , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders will be held on               , 2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Purpose of the Special Meeting

At the special meeting of stockholders, DD3 will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the current total issued and outstanding shares of DD3 Common Stock to the Forward Purchasers and the Subscribers.

•        The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the DD3 Board of Directors

DD3’s board of directors believes that each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of DD3 and DD3 stockholders and unanimously recommends that DD3 stockholders vote “FOR” each of the proposals.

When you consider the recommendation of DD3’s board of directors in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of DD3’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 3,125,000 shares of DD3 Class B Common Stock held by the Sponsor, acquired for an aggregate purchase price of $25,000, which shares would become worthless if DD3 does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            , based on the closing price of the DD3 Class A Common Stock of $        on Nasdaq on             ,    2021;

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 296,000 Private Placement Units, acquired for an aggregate purchase price of $2,960,000, which units, including the component Private Shares and Private Warrants, would become worthless if DD3 does not complete a business combination within the applicable time period, as the holders of the Private

Placement Units have waived any right to redemption with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to DD3 Warrants. Such units have an aggregate market value of approximately $        ,    based on the closing price of the DD3 Units of $        on Nasdaq on        , 2021;

•        the fact that DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares of DD3 Class A Common Stock, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000,000;

•        if the Trust Account is liquidated in the event that DD3 is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, provided that the Sponsor will not be liable as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        to the extent DD3 is unable to complete an initial business combination and its remaining assets outside of the Trust Account are insufficient to pay the costs of liquidation, the Sponsor has agreed to advance DD3 the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses;

•        DD3’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on DD3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated (as of March 31, 2021, no such expenses have been incurred);

•        the potential continuation of certain of DD3’s directors as directors of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of DD3 and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of DD3 Common Stock at the close of business on        ,    2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of DD3 Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,995,000 shares of DD3 Common Stock outstanding, of which 12,870,000 are shares of DD3 Class A Common Stock and 3,125,000 are shares of DD3 Class B Common Stock.

The Sponsor, MG and DD3’s officers and directors have agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination Proposal. The issued and outstanding DD3 Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of DD3 Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of DD3 Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of DD3 Common Stock at the special meeting of stockholders:

•        You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of DD3 Common Stock will be voted as recommended by DD3’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting of stockholders and vote in person. You will be given a ballot when you arrive. However, if your shares of DD3 Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of DD3 Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of DD3 Common Stock, you may contact DD3’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: ddmx.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of DD3’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the DD3 Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting of stockholders will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of DD3 Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Nasdaq Proposal and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of DD3 Common Stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a DD3 stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal or, if presented, the Adjournment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The Nasdaq Proposal is also conditioned on the adoption of the Business Combination Proposal. Neither the Business Combination Proposal nor the Adjournment Proposal is conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. DD3 believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on the outcome of any vote on the Nasdaq Proposal or, if presented, the Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, DD3’s proxy solicitor, prior to the date of the special meeting of stockholders or by voting in person at the special meeting of stockholders. Attendance at the special meeting of stockholders alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, provided such revocation is received prior to the vote at the special meeting of stockholders.

Redemption Rights

Pursuant to the DD3 Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Public Stockholders are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interest not previously released to DD3 but net of taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $125.0 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of DD3 Warrants in connection with the Business Combination.

In order to exercise your Redemption Rights, you must, prior to 4:30 p.m., Eastern time, on         , 2021 (two business days before the special meeting of stockholders), both:

•        Submit a request in writing that DD3 redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, DD3’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

•        Deliver your Public Shares either physically or electronically through DTC to DD3’s transfer agent. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is DD3’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, DD3 does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with DD3’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to DD3’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that DD3’s transfer agent return the shares (physically or electronically). You may make such request by contacting DD3’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will DD3 redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising Redemption Rights, stockholders should verify the market price of their shares of DD3 Class A Common Stock as they may receive higher proceeds from the sale of their shares of DD3 Class A Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. DD3 cannot assure you that you will be able to sell your shares of DD3 Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in DD3 Class A Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of DD3 Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and DD3 does not consummate an initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, it will be required to dissolve and liquidate and the DD3 Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of DD3 Common Stock or DD3 Warrants in connection with the Business Combination.

Solicitation of Proxies

DD3 will pay the cost of soliciting proxies for the special meeting of stockholders. DD3 has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting of stockholders. DD3 has agreed to pay Morrow Sodali LLC a fee of $22,500. DD3 will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. DD3 also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of DD3 Common Stock for their expenses in forwarding soliciting materials to beneficial owners of DD3 Common Stock and in obtaining voting instructions from those owners. DD3’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor, MG and DD3’s officers and directors beneficially own an aggregate of approximately 21.6% of the issued and outstanding shares of DD3 Common Stock. Such holders have agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination Proposal.

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination are the result of arm’s-length negotiations between representatives of DD3, on the one hand, and Codere Online and the Codere Group, on the other. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

DD3 is a blank check company formed under the laws of the State of Delaware on September 30, 2020 for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. DD3 may consummate a business combination with a target business in any geographic location or industry, although DD3 initially focused its search for target businesses in Mexico and Hispanic businesses in the United States. The proposed Business Combination with Codere Online is the result of an extensive search for a potential business combination using the investing and operating experience of DD3’s board of directors and management team.

On December 10, 2020, DD3 consummated the IPO of 12,500,000 Public Units, including the issuance of 1,500,000 Public Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Public Unit, generating total gross proceeds of $125,000,000. Simultaneously with the closing of the IPO, DD3 consummated the private placement of an aggregate of 370,000 Private Placement Units to the Sponsor and the Forward Purchasers at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $3,700,000. Among the Private Placement Units, the Sponsor purchased 296,000 Private Placement Units, MG purchased 37,000 Private Placement Units and Baron purchased an aggregate of 37,000 Private Placement Units. A total of $125,000,000 of the net proceeds from the IPO and the private placement was placed in the Trust Account and, in accordance with the DD3 Certificate of Incorporation, will be released upon the consummation of the Business Combination.

In the final prospectus for the IPO, DD3 identified general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although DD3 indicated that it may decide to enter into an initial business combination with a target business that does not meet one or all of such criteria and guidelines. DD3 intended to acquire companies that:

•        are fundamentally sound but DD3 believes can achieve better results by leveraging the operating and financial experience of DD3’s management team;

•        DD3 believes are able to innovate through new operational techniques, or where DD3 can drive improved financial performance;

•        are established companies with proven business models, strong operations and fundamentals for revenue growth;

•        have leading, growing or strong industry positioning, or are well positioned to participate as a consolidator in its sector;

•        have an experienced management team that can implement growth initiatives with a primary capital injection; and/or

•        offer attractive risk-adjusted returns.

As disclosed in the final prospectus for the IPO, the above criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that DD3’s management deemed relevant. Prior to the consummation of the IPO, neither DD3, nor anyone on its behalf, had selected any business combination target or initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

From the consummation of the IPO through the signing of the Business Combination Agreement on June 21, 2021, DD3 considered a number of potential target companies with the objective of consummating a business combination. DD3 contacted and was contacted by a significant number of individuals and entities with respect to potential business combination opportunities and held discussions with several possible target businesses with respect to potential transactions. During that period, with the support of EarlyBirdCapital (“EBC”), as DD3’s financial advisor pursuant to a business combination marketing agreement executed in connection with the IPO, DD3:

•        held conversations with numerous potential targets either initiated by DD3 or by the potential target;

•        negotiated and executed non-disclosure agreements, conducted initial business and financial due diligence and/or had meaningful discussions with representatives of approximately 20 potential acquisition targets, primarily with operations in Mexico but also globally, including the following screening activities:

•        DD3 analyzed targets on a sector agnostic basis and found specific attractive opportunities in the following industries: consumer goods, financial technology (“Fintech”), retail, pharmaceutical, information and technology services, media, and entertainment, among others;

•        DD3’s strategy for the initial screening of targets was based on the investment thesis presented to SPAC investors, which had a foundation of three key components: (i) asset light business, (ii) high growth, and (iii) technology driven business model;

•        in addition to DD3’s main scope, DD3 specifically focused its efforts on targets that already had a proven track record and an outstanding management team;

•        some of the targets had remarkable operations and were in line with DD3’s investment thesis, nevertheless they presented several challenges; for example, (i) they did not have the size to become an attractive investment for public equity investors, (ii) they were not ready from an internal reporting and corporate governance perspective, or (iii) the shareholders were not aligned with DD3 in terms of becoming a public company, among others; and

•        DD3 held conversations and considered entering into a letter of intent to complete a business combination with three potential targets aside from Codere Online, referred to as “Target A,” “Target B” and “Target C,” which operated in the real estate services, Fintech industries, and pharmaceutical sectors, respectively. DD3 concluded the market would not support a business combination with these targets for the following reasons:

•        even though Target A had global operations and an attractive, reliable brand, DD3 observed that Target A’s revenue growth was dependent on aggressive operating goals and that Target A’s operations are highly affected by seasonality within the real estate services industry;

•        even though Target B had a first-class and committed management team composed of its founders and highly regarded limited partners, DD3 observed that Target B was not yet ready for public markets as Target B was in the process of consolidating its core operating business segments in a manner that DD3 determined would extend beyond the timeframe DD3 has to complete a business combination; and

•        even though Target C had a proven trajectory and superb business model, DD3 decided to conclude conversations due to broad differences in what would be an ideal deal structure for each party; and

•        in March 2021, executed a letter of intent and commenced further confirmatory due diligence with Codere Online Business.

DD3’s decision to not pursue each of the alternative acquisition targets was based on DD3’s view that the growth potential, strategy, management teams, deal structure and valuation of those opportunities did not meet DD3’s objectives taking into consideration the above. Nevertheless, several of these opportunities had significant individual merits and were carefully evaluated.

Transaction Timeline

During the last week of December 2020, Stifel, acting exclusively as financial advisor to Codere Newco and Codere Online Business, after learning of the completion of the IPO, reached out to inform DD3 about an equity raising process being conducted for Codere Online Business. After receiving certain information regarding Codere Online Business, DD3 evaluated the opportunity and concluded that Codere Online Business’s characteristics were in line with what DD3 was actively looking for in a potential target, and thus DD3’s management team decided to continue conversations and further investigate the opportunity.

On January 11, 2021, Mr. Daniel Salim, DD3’s Chief Financial Officer, reached out to the Stifel team to confirm DD3’s interest in conducting a more detailed initial analysis of Codere Online Business. Following this confirmation, the parties exchanged a draft non-disclosure agreement (“NDA”) and began a more formal interaction that included Stifel’s investment banking gaming team.

On January 12, 2021, Dr. Martin Werner, DD3’s Chief Executive Officer, Mr. Jorge Combe, DD3’s Chief Operating Officer, and Mr. Salim held an introductory call with individuals from Stifel to understand the business of Codere Online Business, the intended transaction and the expected transaction’s timeline. On this call, DD3’s management team also explained how a potential business combination with a SPAC would be achieved and the steps required for completing such a transaction. After that introductory call, the NDA was executed between the parties and Codere Online Business shared its Confidential Information Memorandum (“CIM”) with DD3 and provided DD3 with its valuation expectations range based on operational and financial metrics included in the CIM.

On January 14, 2021, there was a conference call among individuals from Stifel, Dr. Werner, Mr. Combe and Mr. Salim from DD3, and Mr. Oscar Iglesias, Codere Group’s Head of Corporate Development, and Mr. Moshe Edree, Managing Director of Codere Online Business. Mr. Iglesias introduced himself and explained Codere Online Business’s short- and long-term objectives and management’s strategy for meeting such objectives. DD3’s management team introduced themselves and discussed the mechanics of a potential business combination with DD3.

Between January 14 and January 18, 2021, DD3 conducted research on the online sports betting and casino industry, the Comparable Companies (as defined below), and Codere Online Business, based on information received from Codere Online Business. DD3 then performed an indicative valuation exercise of Codere Online Business via comparable company and precedent transactions analyses.

On January 18, 2021, DD3 had a call with EBC, its financial advisor, to communicate about its discussions with Codere Online Business. The discussion centered on the attractiveness of the online gaming industry for public markets and past SPAC business combination transactions with companies in similar industries.

Based on the previous analyses and discussions described above, on January 19, 2021, DD3 sent to Stifel an initial draft of a non-binding Letter of Intent (“LOI”). The LOI contained an indicative valuation range of Codere Online Business, the proceeds that would be offered, including up to $125 million from the Trust Account and the potential private placement of between $50 to $70 million that contemplated the sale of the Forward Purchase Shares pursuant to the Forward Purchase Agreements executed at the time of the IPO, as well as additional terms related to a potential SPAC business combination, all of which was subject to further confirmatory due diligence.

On January 22, 2021, individuals from Stifel and Dr. Werner, Mr. Combe and Mr. Salim from DD3 held a call to discuss the terms of the LOI provided by DD3. On this same day, DD3 shared a proposed transaction timeline and the immediate next steps to advance towards an exhaustive due diligence process that would include, among others, a legal, financial, operational, marketing, tax and technology analysis of Codere Online Business.

Between January 23 and February 11, 2021, Codere Online Business shared with DD3 additional financial, corporate, and legal information, which DD3 used to continue the analysis of Codere Online Business’s situation, operations and fit with a potential business combination. In addition, during this period, DD3 presented the CIM, proposed LOI and results of DD3’s ongoing due diligence investigation to Baron and MG, noting the unique attributes and potential value the proposed transaction with Codere Online Business represented for DD3 and its investors. Several virtual question and answer sessions were held among Codere Online Business, Stifel and DD3 regarding the materials shared.

On February 4, 2021, a virtual meeting among Codere Online Business, Stifel, DD3, Baron and MG took place, in which Codere Online Business carried out a management presentation for all attendees. Several Codere Online Business executives attended the meeting, including Mr. Alberto Telias, Codere Group’s digital Chief Marketing Officer, Mr. de Osma, Codere Group’s Digital Division Chief Financial Officer, and Mr. Edree, among others. After the presentation ended, Codere Online Business addressed specific questions shared by Baron and MG.

On February 7, 2021, a revised LOI was sent by DD3 proposing, among other terms and conditions, a $300 million valuation for Codere Online Business, a secondary distribution to Codere Group at Closing only if total gross proceeds exceed $125 million, and 60 days of mutual exclusivity between the parties, during which time DD3 would conduct its due diligence and legal documents would be drafted. Additionally, DD3 proposed that the Sponsor have the right to appoint one individual to serve on the Holdco Board for every 10% of the outstanding Holdco Ordinary Shares collectively owned by the Sponsor, Baron and MG.

On February 9, 2021, Codere Online Business indicated that it expected to accept the broad terms of the revised LOI proposed by DD3, including increasing the mutual exclusivity period from 60 days to 90 days, as proposed by DD3.

On February 12, 2021, Codere Online Business carried out a management presentation for DD3, Baron and MG and addressed various questions regarding the operations, strategy, and governance of Codere Online Business.

Between February 12 and February 18, 2021, Baron and MG and their respective gaming teams prepared a questions list addressing the financial performance, operation, platform user experience, marketing strategies, and regulatory implications, among other matters, of Codere Online Business, which DD3 shared with Codere Online Business as part of ongoing due diligence efforts.

In the middle of February 2021, DD3 continued discussions with Codere Online Business regarding the commercial terms reflected in the LOI, under which a business combination could be contemplated, including a structure that contemplated a reorganization of Codere Online Business and the acquisition of each of Codere Online Business and DD3 by a new holding company. A subsequent revised version of the LOI contemplated a private placement of $55 million, consisting of $50 million from the sale of the Forward Purchase Shares to Baron and MG and $5 million from the sale of PIPE Shares to DD3 Capital pursuant to a Subscription Agreement. DD3 began several workflows required for the business combination, including the preparation of preliminary business combination documents.

On February 19, 2021, a virtual meeting among Codere Online Business, Stifel, DD3, and Baron took place to address additional specific questions regarding the operation of Codere Online Business.

On February 22, 2021, a virtual meeting among Codere Online Business, Stifel, DD3, and MG took place to address additional specific questions regarding the operation of Codere Online Business.

On February 26, 2021, Codere Newco engaged Davis Polk & Wardwell LLP (“Davis Polk”) as legal counsel to advise Codere Newco on U.S. aspects of the potential transaction.

On March 1, 2021, DD3 shared a further updated version of the LOI with Stifel that proposed a cap of $25 million for secondary proceeds, subject to the cash available at closing, and a cap for transaction expenses equivalent to up to 10% of the gross proceeds at closing in the event of $180 million or more in gross proceeds and 15% of gross proceeds at closing in the event of less than $180 million in gross proceeds, but more than $65 million in gross proceeds (the minimum cash condition). Additionally, DD3 requested post-closing employment agreements for Codere Online Business’s executives.

On March 2, 2021, DD3 held a call with Codere Online Business and shared a further updated version of the LOI with Codere Online Business which reflected that the secondary distribution under the Codere Redemption Agreement would not exceed $30 million. Mr. Iglesias and Ms. Yaiza Rodriguez, Codere Group’s legal counsel, individuals from Stifel and Dr. Werner and Messrs. Combe and Salim from DD3 held a conference call to discuss the LOI. After the call, Ms. Rodriguez shared an updated version of the LOI providing for, among other things, the Sponsor to have the right to appoint two to three members of the Holdco Board, with the specific language to be finalized in the definitive agreement documents.

On March 3, 2021, the LOI was executed by DD3 and Codere Newco.

On March 10, 2021, Greenberg Traurig, U.S. legal counsel to DD3, and Pérez-Llorca, Spanish legal counsel to DD3, circulated a legal due diligence checklist to all parties to provide an exhaustive legal due diligence roadmap.

On March 12, 2021, a management presentation took place with Mr. Aviv Sher, Mr. Alberto Telias, Mr. Iglesias and Mr. Edree, among others from Codere Online Business, individuals from Stifel, Dr. Werner, Mr. Combe and Mr. Salim from DD3 and Mr. Mauro Conijeski of EBC. After listening to Codere Online Business management presenting its business and financial operations, EBC shared a timeline with procedural steps until the execution of a definitive agreement and also shared marketing alternatives available to convey the Codere Online Business value proposition for the transaction.

Between March 13 and March 24, 2021, DD3, Codere Online Business and their respective advisors focused on advancing due diligence on the legal, financial, and corporate matters of Codere Online Business, among others. Simultaneously, DD3’s and Codere Online Business’s legal counsel continued discussions with regard to the legal structuring of the potential transaction and the Business Combination Agreement.

On March 17, 2021, Codere Online Business engaged Clifford Chance as legal counsel to advise on the formation of Holdco in Luxembourg and related matters.

On March 29, 2021, DD3 engaged Orbe Advisors (“Orbe”) to assist with its due diligence efforts, specifically to review the accounting matters directly related to the income statement accounts of Codere Online Business’s operations in Mexico.

On April 4, 2021, Greenberg Traurig distributed the first draft of the Business Combination Agreement to Codere Online Business, DD3, and all legal advisors.

Following a call among DD3, Codere Online Business, Greenberg Traurig and Davis Polk to discuss and clarify various points in the Business Combination Agreement related to the structure of the transaction and the representations and warranties to be made by Codere Online Business and Codere Newco, Greenberg Traurig revised the Business Combination Agreement and, on April 8, 2021, distributed a new updated draft of such document to all parties.

Over the course of the next few weeks, Greenberg Traurig and Pérez-Llorca continued their legal diligence review of Codere Online Business and had various calls and correspondence with Codere Online Business’s management team to address questions raised during the review.

From April 18, 2021 through May 10, 2021, various drafts of the Business Combination Agreement were exchanged among the legal advisors of DD3 and Codere Online Business reflecting revised negotiated terms and provisions primarily to address changes to the representations and warranties of the parties, the description and allocation of permitted transaction expenses and tax implications generated by the transaction structure.

On April 27, 2021, DD3 engaged Stibbe Avocats as legal counsel for matters related to the Transaction Documents governed under Luxembourg law and Holdco’s formation in Luxembourg and related matters.

On April 29, 2021, an updated business plan was shared by Codere Online Business that incorporated the transaction proceeds and how the new capitalization would impact the financial performance and accelerate the market penetration in each operational country of Codere Online Business.

On May 13, 2021, DD3 engaged ICR Inc. to advise on strategic communications in connection with signing the Business Combination Agreement and completing the Business Combination.

On May 18, 2021, Deloitte, acting as tax advisor to Codere Online Business, delivered to Codere Online Business a preliminary tax analysis on the proposed Business Combination structure.

DD3 and Codere Online Business agreed that additional PIPE investment would be beneficial to the transaction, and between May 25, 2021 and June 11, 2021, DD3 and EBC contacted a limited group of investors outside of the United States to potentially subscribe along with DD3 Capital to a PIPE. As a result of this effort, on June 14, 2021, an additional $12 million commitment to purchase PIPE Shares at $10.00 per share was received from Larrain.

On June 1 and June 2, 2021, Codere Online Business, DD3, Baron and MG had virtual meetings to discuss the proposed Business Combination and address questions regarding, among other things, Codere Online Business’s platform user experience.

From June 2, 2021 through June 18, 2021, various drafts of the Business Combination Agreement were exchanged to address ongoing discussions surrounding the mechanics of the Business Combination, including with respect to closing conditions, closing deliverables and tax structure.

Starting on June 6, 2021, drafts of the Related-Party Agreements were shared by Codere Online Business’s advisors. Other than the Platform and Technology Services Agreement, which had been entered into among Codere Newco, OMSE and Codere Apuestas España, S.L.U. with an effective date of January 1, 2021, legal counsel focused efforts on the negotiation of the terms of the other Related-Party Agreements over the course of the following weeks.

On June 8, 2021, DD3 and Orbe held a call to discuss Orbe’s findings on their due diligence report. The report confirmed the correct recording of the accounts that support the income statement related to operations in Mexico.

On June 10, 2021 and June 11, 2021, Greenberg Traurig participated in calls with Codere Online Business’s external counsel in Argentina, Colombia and Panama to supplement its due diligence review of Codere Online Business’s operation in those jurisdictions and resolve outstanding questions regarding Codere Online Business’s regulatory compliance in those jurisdictions. Greenberg Traurig and Pérez-Llorca delivered their due diligence reports to DD3 on June 21, 2021, in which relevant topics were discussed related to Codere Online Business’s services agreements with Codere Newco, operating licenses in Latin America, sponsorship agreements and tax matters, among other topics.

On June 11, 2021, executives from Codere Group had a meeting with the board of directors of Codere, S.A. to discuss the approval of the proposed Business Combination. It was agreed to continue conversations the following days.

On June 15, 2021, Deloitte delivered to Codere Online Business the definitive tax analysis on the proposed Business Combination structure.

On June 21, 2021, Codere Online Business received approval from Codere Newco’s and Codere, S.A.’s respective boards of directors and an executed written consent letter from certain bondholders to enter into the Business Combination Agreement. On that same day, DD3’s board of directors held a telephonic special meeting to approve the Business Combination Agreement, Subscription Agreements, Forward Purchase Amendments, Related-Party Agreements and related agreements. Holdcos’s and Merger Sub’s respective boards of directors also approved the Business Combination Agreement and related matters. Following these approvals, the Business Combination Agreement, Subscription Agreements, Forward Purchase Amendments, Related-Party Agreements and related agreements were executed.

On June 22, 2021, the signing of the Business Combination Agreement was announced via joint press release and Codere Online Business and DD3 released a recorded webcast and investor presentation.

On June 22, 2021, the Codere Group launched a public consent solicitation process to secure the Codere Bondholders Consent. On July 6, 2021, the Codere Group announced that it had received more than the requisite majority of consents required to deliver the Codere Bondholders Consent.

DD3’s Board of Directors’ Reasons for the Approval of the Business Combination

DD3’s board of directors, in evaluating the Business Combination, consulted with DD3’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the proposed Business Combination, are advisable, fair to, and in the best interests of DD3 and its stockholders and (ii) to recommend that stockholders adopt and approve the Business Combination Agreement and approve the Business Combination contemplated therein, DD3’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, DD3’s board of directors did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the factors considered in reaching its conclusion. DD3’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In approving the Business Combination, DD3’s board of directors determined not to obtain a fairness opinion. The officers and directors of DD3, including Dr. Werner and Mr. Combe, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of DD3’s financial advisors, including EBC, enabled them to make the necessary analyses and determinations regarding the Business Combination with Codere Online. In addition, DD3’s officers and directors and DD3’s advisors have substantial experience with mergers and acquisitions.

In considering the Business Combination, DD3’s board of directors gave considerable weight to the following factors:

•        Commitment and Experience of Management.    Codere Online Business’s management is composed of highly experienced executives with proven track records in the online gaming industry. Each member held leadership positions in their respective roles in companies of high relevance in the industry. DD3’s management believes that they have the experience to successfully establish Codere Online as a regional leader in the gaming industry.

•        Critical Market Opportunity.    DD3’s management believes Latin America is the most attractive growth opportunity in the online gaming industry. H2 Gambling Capital estimates that Latin America’s total addressable market (“TAM”) could increase 10 times its current size once it reaches maturity.

•        Multiple Additional Sources of Growth.    Codere Online Business has identified the following three growth opportunities: (i) increase (or establish, in the case of the City of Buenos Aires) market share in Codere Online Business’s “Core Markets” (Spain, Mexico, Colombia, Panama, Italy and the City of Buenos Aires) through targeted above and below the line marketing investment, (ii) enter into “Expansion Markets” (including, but not limited to, Brazil, Puerto Rico, Peru, Uruguay, Chile and the rest of Argentina) as local authorities start moving forward on regulation and licenses are granted, and (iii) participate in the Hispanic online gaming market in the United States.

•        Expansive TAM with Limited Competition from Global Competitors.    Given the significant barriers to entry, global competitors may not have the capabilities needed or interest in participating in one or more Codere Group’s Core Markets. DD3’s management and Codere Online Business’s management believe the TAM in the Core Markets is approximately $6.0 billion, and the TAM for the Expansion Markets is approximately $2.0 billion, considering a market sizing methodology based on gross gambling revenue per capita extrapolation from certain developed online gaming markets as per H2 Gambling Capital estimates.

•        Omnichannel Opportunity.    Codere Online Business expects to leverage Codere Group’s retail footprint to market to its existing customer database. Additionally, the clients acquired through omnichannel efforts require limited marketing expenditure as such players are already reachable through the database and are expected to represent higher lifetime values because of increased player loyalty (i.e. higher retention rates) and overall higher lifetime spend.

•        Established and Flexible Technology Platform.    Codere Online Business’s technology platform is composed of both proprietary and third-party components, allowing Codere Online to offer a best-in-class user experience across geographies, while maintaining the flexibility to meet new business demands.

•        Established Product Offering.    Codere Online Business’s platform offers state-of-the art online sports betting and casino, designed to attract and retain clients through a secure, user-friendly and appealing user interface.

•        Robust Marketing Strategy.    Codere Online Business has a data-driven marketing strategy to effectively target and acquire customers. Codere Online Business has proven experience in client acquisition through digital media, traditional media, marketing agencies, campaign productions and key local sponsorships. Codere Online plans to use these strategies to gain market share across both its Core Markets and Expansion Markets.

•        Proven Business Model.    Supported by a robust platform and experienced management and operating teams, DD3’s management believes Codere Online Business has proven its capacity to start and grow operations in new markets after having successfully built a significant and profitable operation in Spain.

•        Attractive Valuation.    The purchase price values Codere Online Business at a discount versus selected comparable companies based on a pro forma implied total enterprise value as a multiple of Codere Online’s expected net gaming revenue for 2022.

•        Highly Complementary Management Teams.    Dr. Werner, DD3’s Chairman and Chief Executive Officer, will join the board of directors of the Combined Company. His financial and business acumen will be highly complementary to the skills and experience of the strong management team of Codere Online.

•        Commitments to Meet Minimum Cash Condition Have Been Obtained.    The Gross Proceeds are expected to fulfill the minimum cash condition under the Business Combination Agreement that DD3 has an aggregate of $77 million of cash held either in or outside of the Trust Account at the Closing, even if all of the Public Shares are redeemed other than the Baron IPO Shares. DD3 has entered into the Subscription Agreements and the Forward Purchase Agreements to raise an aggregate of over $67 million immediately prior to the Closing, and Baron has agreed not to seek redemption of the Baron IPO Shares pursuant to the Baron Support Agreement (representing a roll-over of approximately $10 million based on funds in the Trust Account of approximately $125.0 million as of March 31, 2021). However, there can be no assurance that the counterparties to the Subscription Agreements, the Forward Purchase Agreements and the Baron Support Agreement will perform their obligations thereunder.

•        Performance Indicators.    Codere Online Business’s key performance indicators reflect its potential to grow and consolidate the Latin American market.

DD3’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the Combined Company’s net gaming revenue.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within DD3’s control.

•        Redemption Risk.    The risk that a significant number of Public Stockholders may elect to redeem their Public Shares prior to the consummation of the Business Combination pursuant to the DD3 Certificate of Incorporation, which may potentially make the Business Combination more difficult to complete (as DD3 may not have sufficient funds to meet the minimum cash condition to Closing in the Business Combination Agreement if the PIPE, the sale of the Forward Purchase Shares or other transactions are not consummated for any reason) and would otherwise reduce the amount of cash available to the Combined Company following the consummation of the Business Combination.

•        Financial Projections May Not be Achieved.    The risk that the expected growth and profitability of the business may not be fully achieved or may not be achieved within the expected timeframe or at all.

•        DD3’s Stockholders Receiving a Minority Position.    The fact that DD3’s stockholders will hold a minority share position in the Combined Company;

•        Conflict of Interests of DD3’s Directors and Officers.    Risks related to the conflict of interests of DD3’s directors and officers in the Business Combination (see “— Interests of DD3’s Directors and Officers in the Business Combination”); and

•        Other Risks.    Various other risks associated with the business of Codere Online, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

DD3’s board of directors concluded that the potential benefits to DD3 and its stockholders from the Business Combination outweighed the potentially negative factors associated with the Business Combination, given most of these are mitigated by the final structure of the deal. DD3’s board of directors also noted that DD3’s stockholders would have a substantial economic interest in the Combined Company (depending on the level of DD3’s stockholders that sought redemption of their public shares into cash). Accordingly, DD3’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein, were advisable, fair to, and in the best interests of DD3 and its stockholders.

Comparable Company Analysis

DD3’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Codere Online following a business combination with DD3 and this analysis was presented to DD3’s board of directors. The relative valuation analysis was based on publicly-traded companies in the online sports betting and casino industries, divided into the following segments: (i) high growth U.S. business-to-consumer online gaming operators and (ii) European mature business-to-consumer online gaming operators. The comparable companies that DD3’s board of directors reviewed within the high growth U.S. business-to-consumer online gaming segment were DraftKings Inc. (Nasdaq: DKNG) (“DraftKings”), Wynn Interactive (NYSE: AUS), the online gaming division of Wynn Resorts, Ltd. (Nasdaq: WYNN) (“Wynn Interactive”), Golden Nugget Online Gaming Inc (Nasdaq: GNOG) (“Golden Nugget Online Gaming”), Pointsbet Holdings Ltd (ASX: PBH) (“PointsBet”) and Rush Street Interactive Inc (NYSE: RSI) (“Rush Street Interactive”), and the companies within the European mature business-to-consumer online gaming segment were Flutter Entertainment PLC (LSE: FLTR) (“Flutter”), Entain PLC (LSE: ENT) (“Entain”), Gamesys Group PLC (LSE: GYS) (“Gamesys Group”) and 888 Holdings PLC (LSE: 888) (“888 Holdings” and collectively, the “Comparable Companies”) (source: Factset; Businesswire; Crunchbase). The Comparable Companies were selected by DD3 as the publicly-traded companies with a business model most similar to Codere Online’s business. DD3’s board of directors recognized that no company was identical to Codere Online, given the geographic differences between where Codere Online has operations and the countries where the Comparable Companies operate.

A brief description of each Comparable Company’s business follows:

DraftKings

DraftKings operates as a digital sports entertainment and gaming company. It operates through the B2C and B2B segments. The B2C segment focuses on providing users with daily fantasy sports (“DFS”), sportsbook and iGaming products. The B2B segment develops, designs and licenses sports betting and casino gaming software for its sportsbook and casino gaming products.

Wynn Interactive

Wynn Interactive is the digital gaming subsidiary of Wynn Resorts, offering a collection of real-money online casino gaming, online sports betting and social casino products to customers in the United States and the United Kingdom. Wynn Interactive’s products are operated under the WynnBET, WynnSLOTS, and BetBull brands.

Golden Nugget Online Gaming

Golden Nugget Online Gaming is an online gaming and digital sports entertainment company that offers real-money online casino wagering and online sports wagering in the United States.

PointsBet

PointsBet is a sports wagering operator and iGaming provider, offering digital gaming products via its proprietary, cloud-based platform in Australia and the United States.

Rush Street Interactive

Rush Street Interactive offers real-money online casino wagering, online and retail sports wagering, and social gaming products to customers in the United States and Colombia.

Flutter

Flutter engages in the business of online betting and gaming. It operates through the following segments: UK & Ireland, Australia, International, and US. Flutter acquired The Stars Group in 2020. The UK & Ireland segment includes the Sky Betting and Gaming, Paddy Power and Betfair brands, including over 600 Paddy Power betting shops in the UK and Ireland. The Australia segment includes the Sportsbet brand. The International segment includes the PokerStars, Adjarabet, Betfair and Junglee brands. The US segment includes the FanDuel, TVG, Stardust, FOX Bet and PokerStars brands, offering regulated real-money and free-to-play sports betting, online gaming, daily fantasy sports and online racing wagering products to customers across various states in the US.

Entain

Entain engages in the provision of online sports betting and gaming. It operates through the following business segments: Online, UK Retail, European Retail, and Other. The Other & Online segments are comprised of betting and gaming activities from online and mobile operations: Sports Brands include bwin, Coral, Crystalbet, Eurobet, Ladbrokes and Sportingbet; Gaming Brands include Casino Club, Foxy Bingo, Gala, Gioco Digitale, PartyPoker and PartyCasino. The UK Retail segment is comprised of betting activities in the shop estate in Great Britain, Northern Ireland and Jersey. The European Retail segment is comprised of all retail activities related to the Republic of Ireland, Belgium, Italy and Spain (JV) shop estates.

Gamesys Group

Gamesys Group engages in the operation of online casino and bingo games. The firm, through its subsidiaries, offers bingo and casino games to its customers using the Jackpotjoy, Virgin Games, Botemania, Vera&John, Heart Bingo, Rainbow Riches Casino, and Monopoly Casino brands.

888 Holdings

888 Holdings engages in the provision of online sports betting and online gaming entertainment and solutions. It operates through business-to-customer and business-to-business segments. The business-to-customer segment offers betting, casino games, poker, and bingo. The business-to-business segment provides online gaming and platform services under the Dragonfish brand.

DD3’s board of directors reviewed, among other things, the main key performance indicators and the enterprise values and enterprise values as a multiple of expected net gaming revenue for 2022 and 2023, as of June 18, 2021, for each of the Comparable Companies, which are summarized in the table below.

	EV/2022 Net Gaming Revenue	EV/2023 Net Gaming Revenue
DraftKings	12.0x	8.5x
Wynn Interactive	7.4x	4.4x
Golden Nugget Online Gaming	5.1x	3.1x
PointsBet(1)	5.1x	4.3x
Rush Street Interactive	4.1x	3.4x
Flutter	4.2x	3.8x
Entain	3.0x	2.8x
Gamesys Group(2)	2.6x	2.4x
Codere Online(3)	2.3x	1.7x
888 Holdings	1.9x	1.8x

Source: Thomson Reuters Eikon, industry equity research, and DD3’s estimates. Multiples based on trading prices as of June 18, 2021.

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(1)      Expected net gaming revenue for 2023 is based on estimates for the financial year ended June 30, 2023 due to the limited availability of analyst estimates for the financial year ended June 30, 2024 which would be necessary to show the net gaming revenue for the year ended December 31, 2023.

(2)      Based on trading price as of June 18, 2021. Gamesys announced that it had reached agreement on an acquisition by Bally’s on March 24, 2021.

(3)      Codere Online enterprise valuation based on pro forma equity value of $497 million at $10.00 per share, less $144 million pro forma cash. Valuation and 2022E and 2023E net gaming revenue assumes (i) none of the Public Stockholders exercise their Redemption Rights, (ii) Holdco redeems $30 million of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement and (iii) expenses of $18 million in connection with the Transactions. Amounts denominated in Euro were converted to U.S. dollars based on management forecasts in each period. See “— Certain Unaudited Codere Online Prospective Financial Information” for further information regarding, and important limitations on the use of and reliance on, prospective financial information.

Based on the review of Codere Online and the terms of the Business Combination, DD3’s board of directors unanimously determined that the business combination was fair to and in the best interests of DD3 and its stockholders. DD3 evaluated the company through its key performance indicators related to revenue, such as lifetime value (LTV), and to expense, such as cost per acquisition (CPA), marketing spend, among others, which were integrated in the valuation assessment of Codere Online. DD3’s board of directors concluded that Codere Online’s pro forma implied total enterprise value as a multiple of net gaming revenue was the most relevant financial metric to assess the valuation fairness as compared to such multiple of similar companies.

Interests of DD3’s Directors and Officers in the Business Combination

When you consider the recommendation of DD3’s board of directors in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of DD3’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 3,125,000 shares of DD3 Class B Common Stock held by the Sponsor, acquired for an aggregate purchase price of $25,000, which shares would become worthless if DD3 does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        ,    based on the closing price of the DD3 Class A Common Stock of $        on Nasdaq on         ,    2021;

•        the beneficial ownership interests that the Sponsor and certain of DD3’s directors and officers have in the 296,000 Private Placement Units, acquired for an aggregate purchase price of $2,960,000, which units, including the component Private Shares and Private Warrants, would become worthless if DD3 does not complete a business combination within the applicable time period, as the holders of the Private Placement Units have waived any right to redemption with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to DD3 Warrants. Such units have an aggregate market value of approximately $        ,    based on the closing price of the DD3 Units of $     on Nasdaq on        ,    2021;

•        the fact that DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares of DD3 Class A Common Stock, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000,000;

•        if the Trust Account is liquidated in the event that DD3 is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, provided that the Sponsor will not be liable as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        to the extent DD3 is unable to complete an initial business combination and its remaining assets outside of the Trust Account are insufficient to pay the costs of liquidation, the Sponsor has agreed to advance DD3 the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses;

•        DD3’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on DD3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated (as of March 31, 2021, no such expenses have been incurred);

•        the potential continuation of certain of DD3’s directors as directors of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of DD3 and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and DD3’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of DD3 Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the aggregate amount on deposit in the Trust Account. None of the Sponsor or DD3’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of DD3 Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or DD3’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount on deposit in the Trust Account. The purpose of such share purchases could be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that Gross Proceeds amount to at least $77 million.

Regulatory Approvals Required for the Business Combination

Holdco and DD3 are not aware of any regulatory approvals in the United States, Luxembourg, Spain or elsewhere required for the consummation of the Business Combination, other than the declaration of effectiveness by the SEC of the registration statement that this proxy statement/prospectus forms a part of, and those necessary to consummate the transfer of the licenses to be undertaken in connection with the Restructuring in Colombia, Panama and the City of Buenos Aires (Argentina), the completion of which is a condition to the Business Combination.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is not subject to the expiration or earlier termination of any waiting period under the HSR Act.

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Listing of Holdco Ordinary Shares

Approval of the listing on Nasdaq of the Holdco Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The transaction will first be accounted for as a capital reorganization whereby Holdco is the successor to its predecessor Codere Online Business. As a result of the capital reorganization, the existing shareholders of Codere Online Business will continue to retain control through their majority ownership of Holdco. The capital reorganization will be immediately followed by the acquisition of DD3, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by Holdco are recognized at fair value and recorded as consideration for the acquisition of the public shell company, DD3. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of DD3 not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. In addition, the following factors were also taken into consideration when defining applicable accounting treatment: (i) the business of Codere Online Business will comprise the ongoing operations of Holdco; (ii) Codere Online Business’s senior management will comprise the senior management of Holdco; and (iii) the pre-Business Combination shareholders of Codere Online Business will have the largest ownership of Holdco and the right to appoint the highest number of board members relative to other shareholders.

Certain Unaudited Codere Online Prospective Financial Information

Codere Online does not as a matter of ordinary course make public projections as to future revenues, performance, financial condition or other results. However, Codere Online’s management prepared and provided to its board of directors, its financial advisors and DD3 certain prospective financial information in respect of 2021, 2022 and 2023 in connection with the evaluation of the Business Combination. Codere Online’s management prepared such financial information based on their judgment and assumptions regarding the potential future financial performance of Codere Online. Such information should not be regarded as an indication that Codere Online or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Codere Online’s management, including, among other things, those set forth below and the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Codere Online believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Codere Online had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Codere Online’s business, market size and Codere Online’s market share, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions and other matters that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Codere Online’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Codere Online.

However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Codere Online’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, CODERE ONLINE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION. NONE OF CODERE ONLINE, SEJO, DD3 OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, SENIOR MANAGERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY DD3 STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Codere Online may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to a IFRS financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The below chart shows Codere Online’s estimated potential net gaming revenue for 2021, 2022 and 2023 in Codere Online’s core markets (i.e., Spain, Italy, Mexico, Colombia, Panama and the City of Buenos Aires (Argentina) starting in late 2021). Amounts denominated in Euro were converted to U.S. dollars based on management forecasts in each period.

(in millions of U.S. Dollars)	2021E	2022E	2023E
Potential net gaming revenue(1)	$108	$152	$203

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(1)      Assumes (i) none of the Public Stockholders exercise their Redemption Rights, (ii) Holdco redeems $30 million of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement and (iii) expenses of $18 million in connection with the Transactions.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination

On June 21, 2021, DD3, Codere Newco, SEJO, Holdco and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, expenses provisions and other terms relating to the Merger and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The Structure of the Business Combination

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchange and the Merger, the parties will consummate the Business Combination and SEJO and DD3 will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order:

•        pursuant to the Contribution and Exchange Agreement, Codere Newco, effective on the Exchange Effective Time, will contribute its SEJO Ordinary Shares constituting all the issued and outstanding share capital of SEJO to Holdco in exchange for additional Holdco Ordinary Shares, to be subscribed for by Codere Newco. As a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco at the Exchange Effective Time;

•        after the Exchange and immediately prior to the Merger Effective Time, each share of DD3 Class B Common Stock will automatically be converted into and exchanged for one share of DD3 Class A Common Stock pursuant to the Class B Conversion;

•        not earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange, pursuant to the Merger, Merger Sub will merge with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”;

•        in connection with the Merger, all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for the Merger Consideration in the form of one Holdco Ordinary Share for each share of DD3 Class A Common Stock pursuant to the Holdco Capital Increase, as set forth in the Business Combination Agreement; and

•        as of the Merger Effective Time, each DD3 Warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms.

The Merger is to become effective on the Merger Effective Time by the filing of the Certificate of Merger with the Delaware Secretary of State immediately following the consummation of the Exchange. The Certificate of Merger will specify that the Merger will become effective at the Merger Effective Time, which effectiveness shall not be earlier than one Business Day (as defined in the Business Combination Agreement) following the consummation of the Exchange. The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the Class B Conversion, by virtue of the Merger, the Holdco Requisite Approvals, the Second Holdco Auditor Report and the DD3 Contribution Supporting Documents, and without any further action on the part of DD3, Merger Sub, Holdco or SEJO or the holders of any of the following securities:

•        each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (which for the avoidance of doubt shall not include any share of DD3 Class A Common Stock as to which Redemption Rights have been exercised) shall be exchanged with Holdco for one Holdco Ordinary Share, following the Holdco Capital Increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of DD3 Class A Common Stock;

•        upon the Holdco Ordinary Shares Merger Issuance, all shares of DD3 Class A Common Stock (which for the avoidance of doubt shall not include any share of DD3 Class A Common Stock as to which Redemption Rights have been exercised) shall be cancelled and shall cease to exist and to be outstanding and (i) each certificate formerly representing each of the shares of DD3 Class A Common Stock and (ii) each book-entry account formerly representing each of the uncertificated shares of DD3 Class A Common Stock shall thereafter, in case of both (i) and (ii), only represent the Merger Consideration and the right, if any, to receive any distribution or dividend pursuant to the Business Combination Agreement; and

•        each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation and, as a result thereof, all of the shares of common stock of the Surviving Corporation will be owned by Holdco.

The following diagram shows the current ownership structure of DD3 (excluding the impact of the shares underlying the DD3 Warrants).

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(1)      Excludes Public Shares held by Baron. For more information about the ownership interests of the Sponsor, Baron and MG prior to and following the consummation of the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

The following diagram shows the current ownership structure of Holdco and SEJO. In accordance with the Business Combination Agreement, the Codere Group will undergo a corporate restructuring pursuant to which the entities and/or businesses of the Codere Group that form the Codere Online Business will be transferred to Holdco. This transfer will be performed in two steps: first, the transfer to SEJO of all the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO (as part of the Restructuring) and, secondly, the transfer of SEJO to Holdco (as part of the Exchange). See “Certain Codere Online Relationships and Related Person Transactions — Restructuring and Exchange”. If the planned corporate restructuring cannot be consummated by October 1, 2021 with respect to any of the entities that are located in Colombia, Panama or the City of Buenos Aires (Argentina), as the case may be, a Restructuring Agreement will be entered into between the relevant Codere Group entity holding the online license and the Codere Online entity in the affected jurisdiction. In particular, Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA, to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.”

The diagram above only shows select subsidiaries of Codere Newco and SEJO.

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(1)      Codere Newco is currently a wholly-owned subsidiary of Codere, S.A., a Spanish limited liability company listed in Spain.

The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Holdco Warrants) and structure of Holdco immediately following the consummation of the Business Combination. Ownership percentages assume that (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, (iv) the Sponsor does not transfer any shares of DD3 Common Stock prior to the Business Combination or Holdco Ordinary Shares following the consummation of the Business Combination and (v) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. The foregoing does not give effect to Baron’s economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG’s right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date (see the section of this proxy statement/prospectus entitled “Certain DD3 Relationships and Related Person Transactions”).

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(1)      Includes shares held by Public Stockholders and shares of DD3 Class B Common Stock but excludes shares of DD3 Class A Common Stock held by the Forward Purchasers per footnote 2 below.

(2)      Assumes that (i) Baron holds 2,500,000 Forward Purchase Shares, 37,000 Private Shares, 996,069 Baron IPO Shares and 3,931 additional Public Shares acquired by Baron in the IPO and (ii) MG holds 2,500,000 Forward Purchase Shares and 37,000 Private Shares.

As long as Codere Newco or its affiliates beneficially own at least 30% in the aggregate of the outstanding shares of Holdco and for at least five years (renewable for another five years), pursuant to the Nomination Agreement, Codere Newco has the right to propose for appointment either four or five directors, at least one or two, respectively, of whom must be independent directors and one or more of whom may be required by Codere Newco to qualify as a Luxembourg tax resident, the right to have one director as member of the audit committee of the Holdco Board, provided that certain heightened independence requirements are complied with by such director, and the right, but not the obligation, to propose for appointment one non-executive, non-independent director as an observer to such audit committee, subject to compliance with Rule 10A-3 under the Exchange Act.

Consideration to be Received in the Business Combination

Codere Newco will receive the Exchange Consideration in the form of Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share as of the Exchange Effective Time. The Holdco Ordinary Shares making up the Exchange Consideration, minus any Holdco Ordinary Shares owned by Codere Newco immediately prior to the Exchange Effective Time, shall be issued to Codere Newco. After such issuance and prior to the redemption by Holdco of any Codere Redeemable Shares owned by Codere Newco, Codere Newco shall hold 30,000,000 Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share.

At the Merger Effective Time, each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will be exchanged for one validly issued and fully paid Holdco Ordinary Share.

Ownership of the Combined Company Upon Completion of the Business Combination

Following the consummation of the Business Combination, each of DD3 and SEJO shall be direct wholly-owned subsidiaries of Holdco.

Representation and Warranties

The Business Combination Agreement contains customary representations, warranties and covenants of (a) Codere Newco and SEJO, (b) DD3 and (c) Holdco and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

The representations, warranties, agreements and covenants in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement will terminate at the Closing, except that (a) Article XI of the Business Combination Agreement (General Provisions) will survive the Closing and (b) Section 11.02 of the Business Combination Agreement will not limit any covenant, obligation or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties to the Business Combination Agreement with respect to any breach of the representations, warranties, obligations, covenants or agreements of the parties to the Business Combination Agreement, except, with respect to those obligations, covenants and agreements contained in the Business Combination Agreement that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.11 of the Business Combination Agreement.

Conduct of Business Pending Consummation of the Business Combination; Covenants

Conduct of Business by SEJO, Holdco and Merger Sub pending the Merger

From the date of the Business Combination Agreement and until the Merger Effective Time or the earlier termination of the Business Combination Agreement, except (i) as expressly contemplated or permitted by the Business Combination Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or (ii) as required by applicable law, unless DD3 otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) SEJO shall (and Codere Newco shall cause SEJO to), and shall cause its subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, SEJO and its subsidiaries shall not be deemed to be acting outside the ordinary course of business, as further described in the Business Combination Agreement; and (B) SEJO shall use its reasonable best efforts to preserve substantially intact the business organization of SEJO and its subsidiaries and shall use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of SEJO and its subsidiaries and to preserve the current relationships of SEJO and its subsidiaries with customers, suppliers and other persons with which SEJO or any of its subsidiaries has significant business relations.

By way of amplification and not limitation, except (x) as expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or (y) as required by applicable law, SEJO shall not (and Codere Newco shall cause SEJO not to), and shall cause each of SEJO’s subsidiaries (and Codere Newco shall cause SEJO’s subsidiaries, Holdco and Merger Sub) not to, between the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of DD3 which consent shall not be unreasonably withheld, delayed or conditioned: (i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, bylaws or equivalent organizational documents; (ii)     issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of SEJO or any of SEJO’s subsidiaries, if any, except any issuances of shares in connection with any capitalizations of indebtedness of SEJO or any of SEJO’s subsidiary with Codere Newco or any of its subsidiaries (other than Holdco) pursuant to the Business Combination Agreement, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of SEJO or any of its subsidiaries; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities; (v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; (vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds $1,000,000; (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice; (viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice or any cancellations of indebtedness of SEJO or any of its subsidiaries with Codere Newco or any of its subsidiaries (other than Holdco) pursuant to the Business Combination Agreement; (ix) other than in accordance with the terms and provisions of the Business Combination Agreement, (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of SEJO or any of its subsidiaries, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of $1,000,000; (B) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (C) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000; or (D) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000; (x) adopt, enter into, materially amend and/or terminate any Plan (as defined in the Business Combination Agreement) or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice; (xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by accounting principles; (xii) make change or revoke any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns in any material respects or file claims for material tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of taxes, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in material tax liability, in each case except in the ordinary course of business and consistent with past practice; (xiii) amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract (as defined in the Business Combination Agreement) or amend or modify, waive, or consent to the termination (excluding any expiration in accordance with its terms) of SEJO’s or any of its subsidiaries’ rights thereunder, in each case in a manner that is materially adverse to SEJO or any of its subsidiaries, taken as a whole, except in the ordinary course of business or in connection with the amendment or cancellation of any debt owed by SEJO or any of its subsidiaries to any affiliate of Codere, S.A. (or, for the avoidance of doubt, except in accordance with the terms and provisions of the Business Combination Agreement); (xiv) intentionally permit any material item of Company IP (as defined in the Business Combination Agreement) to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP; (xv) create or incur any Lien (as defined in the Business Combination Agreement) material to SEJO, any of its subsidiaries, Holdco or Merger Sub other than Permitted Liens (as defined in the Business Combination Agreement) incurred in the ordinary course of business consistent with past practice; (xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than SEJO or any of its subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding; (xvii) authorize any unbudgeted capital expenditures in excess of $5,000,000 in the aggregate; (xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by SEJO or any of its subsidiaries; (xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit (as defined in the Business Combination Agreement) issued to SEJO or any of its subsidiaries by any governmental authority; (xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of SEJO or any of its subsidiaries; (xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX of the Business Combination Agreement not being satisfied; (xxii) engage in any dealings or transactions (i) with any Restricted Person (as defined in the Business Combination Agreement) in violation of applicable laws; (ii) involving any Sanctionable Activity (as defined in the Business Combination Agreement); or (iii) otherwise in violation of sanctions laws, export control laws or import control laws; (xxiii) permit Codere Newco to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any SEJO Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of SEJO Ordinary Shares and any such attempted action shall be null and void and SEJO will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of SEJO; or (xxiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

By way of amplification and not limitation, Holdco or Codere Newco solely in its capacity as sole shareholder of Holdco, as applicable, shall not, and Codere Newco shall cause Holdco not to, between the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreements or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable law (including as may be requested or compelled by any governmental authority), do any of the following without the prior written consent of DD3, which consent shall not be unreasonably withheld, delayed or conditioned: (i) engage in any business or activity other than in connection with the consummation of the Exchange and the Merger; (ii) amend or otherwise change the Holdco Organizational Documents (as defined in the Business Combination Agreement) except as required to implement the Exchange, the Merger and issuance of Merger Consideration; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares, other than in connection with the redemption of the Codere Redeemable Shares to be consummated after the Closing; (v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco; (vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco; (vii) amend the Contribution and Exchange Agreement or any other agreement related to the Exchange; (viii) permit Codere Newco to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, other than in connection with the redemption of the Codere Redeemable Shares to be consummated after the Closing, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares, other than the Codere Redeemable Shares, and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Holdco; (ix) acquire or hold any equity securities or rights thereto in any person other than Merger Sub and SEJO pursuant to the Exchange; or (x) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing, other than entering into the Codere Redemption Agreement.

By way of amplification and not limitation, Merger Sub shall not, and Holdco and Codere Newco shall not permit Merger Sub to, between the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary

Agreements or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable law (including as may be requested or compelled by any governmental authority), do any of the following without the prior written consent of DD3: (i) engage in any business or activity other than in connection with the consummation of the Merger; (ii) amend or otherwise change its articles of incorporation, bylaws or other organizational documents; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Merger Sub or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Merger Sub; (vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Merger Sub; (vii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any shares of capital stock of Merger Sub, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of any shares of capital stock of Merger Sub and any such attempted action shall be null and void and Merger Sub will not inscribe any such transfer (of any kind as contemplated in this provision) in the books and records of Merger Sub; (viii) acquire or hold any equity securities or rights thereto in any person; or (ix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by DD3 pending the Merger

From the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, except as expressly contemplated by any other provision of the Business Combination Agreement or any Ancillary Agreement or in connection with the Investment (as defined in the Business Combination Agreement), and except as required by applicable law (including as may be requested or compelled by any governmental authority), unless Codere Newco shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of DD3 shall be conducted in the ordinary course of business and in a manner consistent with past practice and DD3 shall not, directly or indirectly, take any action that would reasonably be likely to delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of the Transaction Documents (including in connection with the transactions contemplated by the Transaction Documents) or as required by applicable law (including as may be requested or compelled by any governmental authority), DD3 shall not, between the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of SEJO, which consent shall not be unreasonably withheld, delayed or conditioned: (a) amend or otherwise change or replace or waive any rights under the DD3 Organizational Documents (as defined in the Business Combination Agreement) or the SPAC Material Contracts (as defined in the Business Combination Agreement); (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or warrants, other than pursuant to the Redemption Rights from the Trust Fund (as defined in the Business Combination Agreement) that are required pursuant to the DD3 Organizational Documents; (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of DD3 Class A Common Stock or DD3 Warrants except for the Redemption Rights from the Trust Fund that are required pursuant to the DD3 Organizational Documents; (d) except with respect to issuances in accordance with the Forward Purchase Agreements and Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, agree or negotiate with respect to the issuance, sale, pledge, disposition, grant, amend any of the terms or encumbrance of, any shares of any class of capital stock or other securities of DD3 or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DD3; (e) amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of DD3 or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DD3; (f) take any action that results or may result in any adjustment or change to the Warrant Price (as defined in the Business Combination Agreement); (g) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock or effect any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to DD3 Common Stock (except pursuant to the Redemption Rights and the Class B Conversion); (h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person; (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest or liens in any of its assets or otherwise incur any material liabilities; (j) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants; (k) make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns in any material respects or file claims for material tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of taxes, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability, in each case except in the ordinary course of business and consistent with past practice; (l) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, dissolution or winding-up of DD3 or (ii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of DD3; (m) engage in any new line of business; (n) amend the Trust Agreement (as defined in the Business Combination Agreement) or any other agreement related to the Trust Account; or (o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Board of Directors

It is anticipated that, following consummation of the Business Combination, the Holdco Board will be composed of seven (7) directors as follows: (i) two (2) directors shall be appointed by the Sponsor, (ii) four (4) directors shall be appointed by Codere Newco and (iii) one (1) director shall be jointly appointed by the Sponsor and Codere Newco. See “Certain Agreements Related to the Business Combination — Nomination Agreement” for additional information regarding post-closing nomination rights with respect to the Holdco Board. The Sponsor Directors identified herein have been nominated for appointment to the Holdco Board upon consummation of the Business Combination. The Codere Newco Directors and the Industry Expert Independent Director to be appointed to the Holdco Board upon consummation of the Business Combination are in the process of being identified. See the section entitled “Management of Holdco after the Business Combination” for additional information.

Conditions to Closing the Business Combination

General Conditions

Under the Business Combination Agreement, the obligations of DD3, Codere Newco, SEJO, Holdco and Merger Sub to consummate the proposed Business Combination, including the Merger and the Exchange, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following conditions: (a) the SPAC Proposals (as defined in the Business Combination Agreement) shall have been approved and adopted by the requisite affirmative vote of the stockholders of DD3 in accordance with this proxy statement/prospectus, the DGCL, the DD3 Organizational Documents and the rules and regulations of the Nasdaq Capital Market; (b) a Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued (i) at or before the Exchange Effective Time, in accordance with the Contribution and Exchange Agreement, the First Holdco Auditor Report, and (ii) at or before the Merger Effective Time, the Second Holdco Auditor Report; (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger or Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Merger or Exchange; (d) the Registration Statement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn; (e) the Holdco Ordinary Shares and Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance; (f) upon consummation of the Transactions, Holdco, SEJO and its subsidiaries shall not be treated as a domestic corporation pursuant to Code Section 7874 and Treasury

Regulations thereunder; (g) Codere Newco shall have obtained Codere Bondholders Consent by August 15, 2021, which Codere Bondholders Consent was obtained on July 6, 2021; and (h) DD3 shall have provided all the DD3 Contribution Supporting Documents.

DD3 Conditions to Closing

The obligations of DD3 to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following additional conditions:

a)      (i)     certain representations and warranties of Codere Newco and SEJO contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of Codere Newco and SEJO contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

(ii)    certain representations and warranties of Holdco and Merger Sub contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of Holdco and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would be materially adverse to Holdco or Merger Sub;

b)      Codere Newco, SEJO, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Exchange Effective Time or the Closing Date, provided that Holdco shall have performed or complied in all respects with certain agreements and covenants required by Section 7.01(c) of the Business Combination Agreement;

c)      Codere Newco, SEJO, Holdco and Merger Sub shall have delivered to DD3 a certificate, signed by an officer of SEJO, certifying the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) of the Business Combination Agreement;

d)      no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred;

e)      the Holdco Requisite Approvals shall have been obtained and delivered to DD3 in form and substance reasonably acceptable to DD3;

f)      Codere Newco, SEJO and Holdco shall have consummated the Exchange;

g)      Holdco and Codere Newco shall have duly executed and delivered to DD3 the Registration Rights and Lock-Up Agreement;

h)      Codere Newco and Holdco shall have duly executed and delivered to DD3 the Nomination Agreement;

i)       Holdco shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the Warrant Amendment Agreement to DD3;

j)       The Restructuring shall have been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement except with respect to certain steps related to approvals from governmental authorities or third parties (which such third party shall not be an affiliate of Codere Newco, SEJO, or SEJO’s subsidiary) or changes in laws in any of Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as long as a Restructuring Agreement is entered into between Codere Newco and/or the relevant Codere Group subsidiary in the affected jurisdiction, SEJO and/or the applicable SEJO subsidiary in the relevant jurisdiction which provides substantially the same economic effect and benefits to SEJO and its subsidiaries;

k)      None of Holdco, Merger Sub, SEJO or any of its subsidiaries shall have any indebtedness outstanding;

l)       Codere Newco, Holdco and SEJO shall have duly executed and delivered to DD3 the Indemnification Letter; and

m)     Codere Newco and Holdco shall have duly executed and delivered to DD3 and the Sponsor the Expenses Reimbursement Letter.

SEJO Conditions to Closing

The obligations of SEJO to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing:

a)      certain representations and warranties of DD3 contained in the Business Combination Agreement shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and all other representations and warranties of DD3 contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or SPAC Material Adverse Effect or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date (except to the extent they expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

b)      DD3 shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Exchange Effective Time or the Closing Date;

c)      DD3 shall have delivered to SEJO a certificate, signed by an officer of DD3, certifying the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) of the Business Combination Agreement and the number of shares of DD3 Class A Common Stock in respect of which Redemption Rights have been validly exercised in accordance with the provisions of the DD3 Organizational Documents;

d)      no SPAC Material Adverse Effect shall have occurred;

e)      on or prior to the Closing Date, DD3 shall have delivered to SEJO the certificate provided for in Section 8.08(d) of the Business Combination Agreement;

f)      DD3 and the Sponsor shall have duly executed and delivered to Holdco the Registration Rights and Lock-Up Agreement;

g)      the Sponsor shall have duly executed and delivered the Nomination Agreement;

h)      DD3 shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the Warrant Amendment Agreement;

i)       all officers and directors of DD3 shall have executed written resignations as officers and directors of DD3 effective as of the Merger Effective Time;

j)       the Gross Proceeds shall be at least $77,000,000; and

k)      DD3 shall, and shall have caused the Sponsor to, have duly executed and delivered to Codere Newco and Holdco the Expenses Reimbursement Letter.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of SEJO or DD3, as follows:

a)      by mutual written consent of DD3 and SEJO;

b)      by either DD3 or SEJO if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on December 31, 2021, provided, however, that the Business Combination Agreement may not be terminated under this sub-section by or on behalf of any party that either directly or indirectly through its affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article IX of the Business Combination Agreement on or prior to December 31, 2021;

c)      by either DD3 or SEJO if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

d)      by either DD3 or SEJO if any of the SPAC Proposals (as defined in the Business Combination Agreement) fail to receive the requisite vote for approval at DD3’s meeting of stockholders;

e)      by DD3 upon a breach of any representation, warranty, covenant or agreement on the part of Codere Newco, SEJO, Holdco or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Codere Newco, SEJO, Holdco or Merger Sub will have become untrue, in either case only if the conditions set forth in Sections 9.02(a) and (b) of the Business Combination Agreement would not be satisfied; provided that DD3 has not waived such breach and DD3 is not then in material breach of any of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such breach is curable by Codere Newco, SEJO, Holdco or Merger Sub, DD3 may not terminate the Business Combination Agreement under this sub-section for so long as Codere Newco, SEJO, Holdco or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by DD3 to SEJO;

f)      by SEJO upon a breach of any representation, warranty, covenant or agreement on the part of DD3 set forth in the Business Combination Agreement, or if any representation or warranty of DD3 shall have become untrue, in either case only if the conditions set forth in Sections 9.03(a) and (b) of the Business Combination Agreement would not be satisfied; provided that SEJO has not waived such breach and Codere Newco, SEJO, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such breach is curable by DD3, SEJO may not terminate the Business Combination Agreement under this sub-section for so long as DD3 continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SEJO to DD3;

g)      by DD3 if the PCAOB Financials (as defined in the Business Combination Agreement) have not been delivered by August 21, 2021;

h)      by DD3 if the Restructuring shall have not been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement by September 30, 2021 with respect to Spain, Italy and Mexico; or

i)       by DD3 if the Restructuring shall have not been consummated substantially in accordance with the terms and provisions of the Business Combination Agreement or a Restructuring Agreement will not have been entered into by November 15, 2021 with respect to Colombia, Panama and the City of Buenos Aires (Argentina).

The Business Combination Agreement also provided that DD3 could have terminated the Business Combination Agreement if Codere Newco shall not have obtained Codere Bondholders Consent by August 15, 2021, which Codere Bondholders Consent was obtained on July 6, 2021.

Amendment; Waiver and Extension of the Business Combination Agreement

The Business Combination Agreement may be amended in writing by all parties thereto at any time prior to the Merger Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties.

At any time prior to the Merger Effective Time, (a) DD3 may in its sole discretion (i) extend the time for the performance of any obligation or other act of Codere Newco, SEJO, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Codere Newco, SEJO, Holdco or Merger Sub contained therein or in any document delivered by Codere Newco, SEJO, Holdco or Merger Sub pursuant thereto and (iii) waive compliance with any agreement of Codere Newco, SEJO, Holdco or Merger Sub or any condition to its own obligations contained therein and (b) each of Codere Newco, SEJO, Holdco or Merger Sub may in its sole discretion (i) extend the time for the performance of any obligation or other act of DD3, (ii) waive any inaccuracy in the representations and warranties of DD3 contained therein or in any document delivered by DD3 pursuant thereto and (iii) waive compliance with any agreement of DD3 or any condition to its own obligations contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg, including the provisions relating to the Exchange. All legal actions and proceedings arising out of or relating to the Business Combination Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties to the Business Combination Agreement (a) irrevocably submitted to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to the Business Combination Agreement brought by any party thereto, and (b) agreed not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in the Business Combination Agreement.

Expenses

In the event that the Business Combination Agreement is validly terminated, all Transaction Expenses (as defined in the Business Combination Agreement) incurred in connection with the Business Combination Agreement, the Ancillary Agreements, and the Transactions will be paid by the party incurring such transaction expenses. No other fees will be paid to either party in the event of the termination of the Business Combination. If the Business Combination is consummated, subject to Section 3.01(b) of the Business Combination Agreement, the Surviving Corporation will pay or cause to be paid the Company Transaction Expenses (as defined in the Business Combination Agreement) and the SPAC Transaction Expenses (as defined in the Business Combination Agreement) (either directly or, to the extent paid by Codere Newco or SEJO, on a reimbursed basis) to the extent set forth in

Section 11.03 of the Business Combination Agreement, subject to Sections 1 and 2 of the Expenses Reimbursement Letter. All Transaction Expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements and the Transactions by a party and not expressly payable, in whole or in part, by the Surviving Corporation thereunder shall be paid by the party incurring such Transaction Expenses.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding shares of DD3 Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

DD3’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS
COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes certain additional agreements entered into or to be entered into related to the Business Combination (the “Related Agreements”), but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are included as exhibits to the Business Combination Agreement attached as Annex A hereto or as exhibits to the registration statement of which this proxy statement/prospectus forms part, and the following descriptions are qualified in their entirety by reference to the full text of such annex and exhibits. DD3 stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Contribution and Exchange Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Holdco, SEJO and Codere Newco entered into the Contribution and Exchange Agreement, pursuant to which Codere Newco has agreed to implement the Exchange by contributing all of the issued and outstanding SEJO Ordinary Shares in exchange for, pursuant to the terms of the Business Combination Agreement (and reduced by the Holdco Ordinary Shares held by Codere Newco immediately prior to the Exchange), 30,000,000 Holdco Ordinary Shares valued at $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital of Holdco, SEJO and SEJO’s subsidiaries, which valuation shall be confirmed in a valuation report to be prepared and issued at the Exchange Effective Time by a Luxembourg independent auditor (réviseur d’entreprises). Upon the closing of the Transactions, Codere Newco is expected to maintain between approximately 54% to 73% ownership of Holdco and the Gross Proceeds to Codere Online are expected to range between $77 million and $192 million (prior to any expenses), in each case, depending on, among others, the level of Redemption Rights that are exercised in respect of Public Shares and the number of Codere Redeemable Shares that are redeemed by Holdco.

The Contribution and Exchange Agreement is subject to customary conditions, covenants, representations and warranties.

Subscription Agreements

The below description refers to the Subscription Agreements that are currently in place, but DD3 and Holdco may enter into further Subscription Agreements with one or more Investors on or prior to the Closing Date. The purpose of the PIPE is to raise additional capital for use in connection with the proposed Business Combination and to assist in meeting the minimum cash requirement (which consists of the Gross Proceeds amounting to at least $77 million) which is a condition to the consummation of the Business Combination in the Business Combination Agreement.

Contemporaneously with the execution and delivery of the Business Combination Agreement, DD3 entered into two separate Subscription Agreements with DD3 Capital and Larrain, in each case to which Holdco is also a party, pursuant to which DD3 has agreed to issue and sell, in a private placement to close immediately prior to the Closing, (i) an aggregate of 500,000 shares of DD3 Common Stock, for an aggregate purchase price of $5,000,000, at a price of $10.00 per each share of DD3 Common Stock, to DD3 Capital, and (ii) an aggregate of 1,224,000 shares of DD3 Common Stock, for an aggregate purchase price of $12,240,000, at a price of $10.00 per each share of DD3 Common Stock, to Larrain, in each case which shares of DD3 Common Stock will become Holdco Ordinary Shares as a result of the Merger.

The PIPE Closing is contingent upon the substantially concurrent consummation of the proposed Business Combination. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the proposed Business Combination. The PIPE Closing will be subject to customary conditions, including:

•        all representations and warranties of DD3 and the Subscriber contained in the relevant Subscription Agreement will be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Subscription Agreements), which representations and warranties will be true in all respects) at and as of the PIPE Closing;

•        no governmental authority having competent jurisdiction will have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, and no governmental authority having competent jurisdiction will have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

•        all conditions precedent to the Closing of the proposed Business Combination, including the approval of DD3’s stockholders, will have been satisfied or waived.

Pursuant to the Subscription Agreements with the Current Subscribers, Holdco agreed that, within 30 calendar days after the Closing, Holdco will file with the SEC the PIPE Registration Statement, and Holdco shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that Holdco’s obligations to include the Holdco Ordinary Shares held by a Subscriber in the PIPE Registration Statement will be contingent upon the respective Subscriber furnishing in writing to Holdco such information regarding the Subscriber, such Holdco Ordinary Shares held by such Subscriber and the intended method of disposition of such shares as shall be reasonably requested by Holdco to effect the registration, and will execute such documents in connection with such registration as Holdco may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding anything to the contrary in the Subscription Agreements, Holdco may, upon giving prompt written notice of such action to the respective Subscriber, delay the filing or initial effectiveness of, suspend use of, the PIPE Registration Statement for a period of not more than sixty (60) consecutive days or more than two times in any calendar year if the filing, initial effectiveness or continued use of the PIPE Registration Statement would, in the good faith judgment of the Holdco Board, make Holdco fail to comply with applicable disclosure requirements or would require the inclusion in such PIPE Registration Statement of (i) financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, (ii) audited financial statements as of a date other than Holdco’s fiscal year end, or (iii) pro forma financial statements that are required to be included in a registration statement.

Each Current Subscriber acknowledged and agreed that, without the prior written consent of DD3 and Holdco, during the period commencing on the Closing Date and continuing until the earlier of the ninety (90) calendar day period commencing on the date of the closing of the Business Combination and the date when the PIPE Registration Statement is declared effective by the SEC, each Subscriber, and any person or entity acting on its behalf or pursuant to any understanding with it, will not (i) sell, assign, transfer (including by operation of law), incur any liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, dispose of or otherwise encumber, (ii) make any short sale of, grant any option for the purchase of, or (iii) enter into any hedging or similar transaction with the same economic effect as a transfer in sub-section (i) above of, any of the PIPE Shares.

Each Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the proposed Business Combination being consummated, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement or (iii) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing.

Forward Purchase Agreements

In connection with the proposed Business Combination, (i) Baron has elected to purchase an aggregate of 2,500,000 shares of DD3 Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Common Stock, pursuant to the terms of the Baron Forward Purchase Agreement, and (ii) MG has elected to purchase an aggregate of 2,500,000 shares of DD3 Common Stock for an aggregate purchase price of $25,000,000, at a price of $10.00 per each share of DD3 Common Stock, pursuant to the terms of the MG Forward Purchase Agreement, in each case in a private placement to occur immediately prior to the Closing Date.

Pursuant to the Baron FPA Amendment and the MG FPA Amendment, among other matters, (i) DD3 agreed not to enter into any agreement with any other investor or prospective investor on terms that are more favorable to such other investor or prospective investor than the terms provided to Baron or MG, as applicable, and (ii) certain closing conditions were amended in part to align with the closing conditions in the Business Combination

Agreement, including that the terms of the Business Combination Agreement (as the same existed on the date of the Baron FPA Amendment and the MG FPA Amendment) shall not have been amended or modified in a manner, and no waiver thereunder shall have occurred, that would reasonably be expected to be materially adverse to the economic benefits that Baron or MG would reasonably expect to receive under their respective Forward Purchase Agreement, without Baron’s or MG’s written consent, as applicable.

The securities to be issued pursuant to the Subscription Agreements and the Forward Purchase Agreements are not anticipated to be registered under the Securities Act in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Baron Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, DD3 and Baron entered into the Baron Support Agreement, pursuant to which Baron irrevocably waived its Redemption Rights with respect to the Baron IPO Shares and agreed that it will not (a) redeem or exercise any of its Redemption Rights with respect to, any Baron IPO Shares in connection with DD3’s special meeting of stockholders to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement; or (b) directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Baron IPO Shares or otherwise agree to do any of the foregoing, (ii) deposit any Baron IPO Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Baron Support Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Baron IPO Shares. The Baron Support Agreement and the obligations of Baron under the Baron Support Agreement will automatically terminate upon the earliest of the Closing of the proposed Business Combination and the termination of the Business Combination Agreement in accordance with its terms.

The Baron Support Agreement is subject to customary conditions, covenants, representations and warranties.

Pursuant to the Business Combination Agreement, DD3 has undertaken not to amend, modify, waive or otherwise change any of the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements without the prior written consent of SEJO, such consent not to be unreasonably withheld, delayed or conditioned.

Registration Rights and Lock-Up Agreement

In connection with the Closing of the proposed Business Combination, DD3, Codere Newco, Holdco, MG, Baron and the Sponsor will enter into a Registration Rights and Lock-Up Agreement which will provide customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain Holdco Ordinary Shares and Holdco Warrants (including underlying securities) held by the Holders (as defined in the Registration Rights and Lock-Up Agreement), and that it will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days following the filing deadline, provided that the effectiveness deadline will be extended to 90 calendar days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC.

Pursuant to the Registration Rights and Lock-Up Agreement, each of Codere Newco and the Sponsor will agree to not transfer any Lock-Up Securities (as defined in the Registration Rights and Lock-Up Agreement) until the earliest of: (i) the date that is one year from the Closing, (ii) the date on which the closing price of the Holdco Ordinary Shares on Nasdaq equals or exceeds $12.50 per Holdco Ordinary Share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Closing or (iii) such date on which Holdco completes a liquidation, merger, share exchange or other similar transaction that results in all Holdco shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property, subject to certain exceptions.

Nomination Agreement

In connection with the Closing of the proposed Business Combination, the Sponsor, Codere Newco and Holdco will enter into a Nomination Agreement, pursuant to which Codere Newco and the Sponsor will have, among others, certain director nomination rights with respect to Holdco.

Following consummation of the Business Combination until the date on which Holdco holds its second general meeting of shareholders after the Closing Date at which directors are to be elected, including any adjournment or postponement thereof (the “Sponsor Proposal Period”), the board of directors of Holdco will consist of seven (7) directors and (i) Codere Newco will have the right to propose for appointment four (4) directors, with at least one (1) of them having to qualify as an independent director and one (1) or more of them who may be required by Codere Newco to qualify as a Luxembourg tax resident (collectively, the “Codere Newco Directors”); (ii) the Sponsor will have the right to propose for appointment two (2) directors, with at least one (1) of them having to qualify as an independent director (collectively, the “Sponsor Directors”); and (iii) Codere Newco and the Sponsor will have the right to jointly propose for appointment one (1) additional director who shall qualify as an industry expert and not be an affiliate of either Codere Newco or the Sponsor (the “Industry Expert Independent Director”). After the Sponsor Proposal Period, Codere Newco will have the right to propose for appointment five (5) directors, with at least two (2) of them having to qualify as independent directors (subject to independence requirements under applicable securities exchange rules that may require a greater number of independent directors). Both during and after the Sponsor Proposal Period, at least one (1) of the Codere Newco Directors shall qualify as a Luxembourg tax resident.

Codere Newco will have the right to propose for reappointment the Codere Newco Directors and the Sponsor will have the right to propose for reappointment the Sponsor Directors appointed within the Sponsor Proposal Period; provided that one (1) Sponsor Director shall not have the right to serve as director past the second annual shareholders’ meeting of Holdco after the Closing Date and the second Sponsor Director shall not have the right to serve as director past the third annual shareholders’ meeting of Holdco after the Closing Date.

Pursuant to the Nomination Agreement, the Holdco audit committee shall include at least one (1) Codere Newco Director and one (1) Sponsor Director (in either case only to the extent such director (i) qualifies as an independent director and (ii) meets the heightened independence requirements applicable to audit committees under the SEC rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Holdco Ordinary Shares are listed). Further, Codere Newco will have the right, but not the obligation, to propose for appointment one (1) non-executive, non-independent director as an observer to the audit committee to be appointed by the Holdco Board, subject to compliance with Rule 10A-3 under the Exchange Act.

Codere Newco and the Sponsor agreed to cooperate in facilitating any action or right described in or required by the Nomination Agreement, including by voting their respective Holdco Ordinary Shares. Other than reimbursement for reasonable and documented out-of-pocket expenses, only the Remunerated Directors are currently expected to be entitled to compensation as consideration for serving on the board of directors of Holdco and/or any committees. See the section entitled “Management of Holdco after the Business Combination” for additional information.

Unless earlier terminated by the mutual agreement of Holdco, Codere Newco and the Sponsor, the Nomination Agreement shall continue in full force and effect for a period of five years from the date thereof; provided, however, that the Nomination Agreement will automatically terminate, with respect to Codere Newco, on the date on which Codere Newco and/or its affiliates cease to beneficially own, in the aggregate, at least 30% of the issued and outstanding Holdco Ordinary Shares, and with respect to the Sponsor, after the Sponsor Proposal Period; provided, further, that Codere Newco and Holdco shall, no later than 30 days prior to the fifth anniversary of the Nomination Agreement, agree in writing to renew the Nomination Agreement, with respect to Codere Newco and Holdco, for an additional five years if Codere Newco and/or its affiliates beneficially own, in the aggregate, no less than 30% of the issued and outstanding Holdco Ordinary Shares.

Indemnification Letter

In connection with the Closing of the proposed Business Combination, Codere Newco, Holdco and SEJO have agreed to cause the Restructuring and will enter into the Indemnification Letter, pursuant to which Codere Newco will indemnify Holdco, SEJO and their respective subsidiaries (“Indemnitees”), including under the principles of transferee or successor liability but excluding any debts, losses, damages, fines, penalties, expenses and liabilities (“Liabilities”) reflected or reserved against in the Year-End Financial Statements (as defined in the Business Combination Agreement) or the Interim Financial Statement (as defined in the Business Combination Agreement), for (i) Liabilities incurred by any Indemnitee and arising under or in connection with the ownership of the assets (other than entities, assets or rights to be transferred to SEJO or its subsidiaries pursuant to the Restructuring) of, or the operation of the business (other than the online business) by, Codere Newco or any affiliate of Codere Newco (excluding Holdco, Merger Sub, SEJO and its subsidiaries) (“Non-Online Losses”); (ii) Liabilities incurred by any Indemnitee as a result of the consummation of the Restructuring, but only to the extent that such Liabilities would not have been incurred but for the Restructuring (“Restructuring Losses”); and (iii) Taxes (as defined in the Business Combination Agreement) of any Indemnitee, including Transfer Taxes (as defined in the Business Combination Agreement), incurred by any Indemnitee as a result of the consummation of the Restructuring, but only to the extent that such Taxes would not have been incurred but for the Restructuring (such Taxes in (iii), together with Non-Online Losses and Restructuring Losses, “Losses”). The obligations of Codere Newco to indemnify and hold harmless the Indemnitees against, or to contribute to, Losses pursuant to the Indemnification Letter shall remain in full force and effect until the date that is 24 months after the Closing Date. The aggregate amount of all Losses for which Codere Newco shall be liable pursuant to the Indemnification Letter, including, for the avoidance of doubt, any legal or other expenses incurred by the Indemnitees and required to be paid by Codere Newco in connection with investigating and defending any related action or claim, shall not exceed $10,000,000 in the aggregate.

Warrant Amendment Agreement

In connection with the Closing of the proposed Business Combination, DD3, Holdco and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement, pursuant to which, among others, as of the Merger Effective Time, (i) each of the issued DD3 Warrants that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms as set forth in the Existing Warrant Agreement and (ii) DD3 will assign to Holdco all of DD3’s right, title and interest in and to the Existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of DD3’s liabilities and obligations under the Existing Warrant Agreement arising from and after the Merger Effective Time.

Codere Redemption Agreement

In connection with the Closing of the proposed Business Combination, if the Gross Proceeds are higher than $125,000,000, Codere Newco shall have the right, at its sole discretion, to cause Holdco to enter into the Codere Redemption Agreement with Codere Newco on or about the Exchange Effective Time and redeem from Codere Newco, immediately after completion of the Closing and at a redemption price of $10.00 per Holdco Ordinary Share, the number of Codere Redeemable Shares equal to (rounded down to the nearest whole number of Holdco Ordinary Shares) the quotient of (i) the amount by which the Gross Proceeds exceed $125,000,000, divided by (ii) $10.00. The Codere Redeemable Shares shall not exceed 3,000,000 Holdco Ordinary Shares and the total purchase price under the redemption shall not exceed $30,000,000.

The Codere Redemption Agreement may be terminated by mutual agreement of the parties thereto, by Codere Newco if the Consideration Payment Confirmation (as defined in the Codere Redemption Agreement) has not been provided by Holdco to Codere Newco by certain date to be agreed by the parties or by Holdco if Codere Newco breaches certain obligations or warranties or as a consequence of a misrepresentation generally.

The Codere Redemption Agreement is subject to customary conditions, covenants, representations and warranties.

Expenses Reimbursement Letter

In connection with the Closing of the proposed Business Combination, DD3, Codere Newco, Holdco and the Sponsor will enter into the Expenses Reimbursement Letter, pursuant to which (i) the Sponsor will agree to reimburse Holdco, as future sole shareholder of the Surviving Corporation, for the aggregate amount of SPAC Transaction Expenses (as defined in the Business Combination Agreement) payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses (as defined in the Business Combination Agreement) required to be paid by the Surviving Corporation pursuant to Section 11.03 of the Business Combination Agreement, subject to Sections 1 and 2 of the Expenses Reimbursement Letter; and (ii) Codere Newco will agree to reimburse Holdco, as future shareholder of SEJO and future sole shareholder of the Surviving Corporation, for the aggregate amount of Company Transaction Expenses (as defined in the Business Combination Agreement) payable by the Surviving Corporation, Holdco, SEJO or any of its subsidiaries in excess of the maximum Company Transaction Expenses (as defined in the Business Combination Agreement) required to be paid by the Surviving Corporation pursuant to Section 11.03 of the Business Combination Agreement, subject to Sections 1 and 2 of the Expenses Reimbursement Letter.

The Sponsor shall cause the chief financial officer of DD3, solely in his or her capacity as such, at least seven business days prior to the Closing, to provide written notice to DD3, SEJO and Holdco of any SPAC Transaction Expenses incurred in excess of the aggregate maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement. Codere Newco shall cause the chief financial officer of SEJO, solely in his or her capacity as such, at least seven business days prior to the Closing to provide written notice to DD3, SEJO and Holdco of any Company Transaction Expenses incurred in excess of the aggregate maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to Holdco and the Holdco Shareholders and the holders of Holdco Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Holdco Ordinary Shares and Holdco Warrants. Prospective purchasers should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.

The discussion below is intended as a basic overview of certain tax consequences in relation to Holdco and the purchase, ownership and disposition of Holdco Ordinary Shares and Holdco Warrants under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Taxation of Holdco

Holdco is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax and a solidarity surcharge (together the “Income Tax”).

In principle, dividends and capital gains realized by Holdco are fully subject to Income Tax in Luxembourg. However, provided the conditions of the Luxembourg participation exemption regime are met, dividends or capital gains realized by Holdco upon the disposal of shares are not taxable in Luxembourg.

Luxembourg net wealth tax (“NWT”) will be due annually by Holdco at the rate of 0.5% on its total net asset value below or equal to €500 million. The tranche above €500 million will be taxed at a rate of 0.05%.

Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the relevant entity holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least €1.2 million; there is no minimum holding period requirement.

Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and €350,000 are liable to a minimum annual NWT of €4,815. Other companies are liable to a minimum progressive tax (in an amount up to €32,100), depending on the total assets on their balance sheet.

Withholding taxation

Any dividend distributed by Holdco to its shareholders will in principle be subject to a 15% withholding tax unless an exemption or a treaty reduction applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Holdco Ordinary Shares and Holdco Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Holdco Ordinary Shares and Holdco Warrants is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption or repurchase of the Holdco Ordinary Shares and Holdco Warrants, or realize capital gains on the sale of any Holdco Ordinary Shares and Holdco Warrants, unless they sell a participation of more than 10% in Holdco within six months of its acquisition.

Taxation of Luxembourg residents

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Holdco Ordinary Shares and Holdco Warrants is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Holdco Ordinary Shares and Holdco Warrants sold or redeemed.

Luxembourg resident corporate holders who are family wealth management companies subject to the law of May 11, 2007, undertakings for collective investment subject to the law of December 17, 2010, to the law of February 13, 2007, or to the law of July 23, 2016 on reserved alternative investment funds (provided it is not foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of July 23, 2016 applies) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax), other than the annual subscription tax calculated on their (paid up) share capital (and share premium) or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on the Holdco Ordinary Shares and Holdco Warrants held by a corporate holder, unless: (i) such holder is a Luxembourg resident other than a holder governed by: (a) the laws of December 17, 2010 and February 13, 2007 on undertakings for collective investment; (b) the law of March 22, 2004 on securitization; (c) the law of June 15, 2004 on the investment company in risk capital; (d) the law of May 11, 2007 on family estate management companies; or (e) the law of July 23, 2016 on reserved alternative investment funds or (ii) such Holdco Ordinary Shares and Holdco Warrants are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment.

Luxembourg net wealth tax is levied at a 0.5% rate up to €500 million taxable base and at a 0.05% rate on the taxable base in excess of €500 million. Securitization vehicles, investment companies in risk capital (Société d’investissement en capital à risque (SICAR)), a regulated structure designed for private equity and venture capital investments (organized as tax opaque companies), and reserved alternative investment funds subject to the law of July 23, 2016 (provided it is foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of July 23, 2016 applies), are subject to net wealth tax up to the amount of the minimum net wealth tax.

The minimum net wealth tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90% of their total gross assets and €350,000, the minimum net wealth tax is currently set at €4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the €4,815 minimum net wealth tax, the minimum net wealth tax ranges from €535 to €32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by Noteholders in connection with the issue of the Holdco Ordinary Shares and Holdco Warrants, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Holdco Ordinary Shares and Holdco Warrants, unless the documents relating to the Holdco Ordinary Shares and Holdco Warrants are (i) voluntarily registered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Holdco Ordinary Shares and Holdco Warrants or in respect of the payment under the Holdco Ordinary Shares and Holdco Warrants or the transfer of the Holdco Ordinary Shares and Holdco Warrants. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Holdco if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Holdco Ordinary Shares and Holdco Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Holdco Ordinary Shares and Holdco Warrants are included in his taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of the Holdco Ordinary Shares and Holdco Warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig.

This section describes the material U.S. federal income tax considerations for beneficial owners of DD3 Common Stock and DD3 Warrants (collectively, “DD3 Securities”) (i) electing to have their DD3 Common Stock redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants (collectively, “Holdco securities”) acquired pursuant to the Merger. This discussion applies only to DD3 Securities and Holdco securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their DD3 Securities or Holdco securities as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the DD3 Common Stock or Holdco Ordinary Shares (except as specifically addressed herein);

•        partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;

•        persons holding DD3 Securities or Holdco securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to DD3 Securities or Holdco securities as a result of such income being recognized on an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        U.S. holders that hold DD3 Securities or Holdco securities in connection with a trade or business conducted outside the United States;

•        persons that acquired DD3 Securities prior to DD3’s initial public offering or otherwise not on the public market;

•        persons that received DD3 Securities or Holdco securities as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of DD3 Securities or Holdco securities. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF DD3 SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Holdco

Tax Residence of Holdco for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80%, or in certain circumstances 60%, as described below (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “Ownership Test”). Where the non-U.S. acquiring corporation is a tax resident of a different jurisdiction than an acquired non-U.S. corporation acquired in connection of the acquisition of the U.S. corporation, the Ownership Test will generally be satisfied if the shareholders of the acquired U.S. corporation receive at least 60% of the stock of the new non-U.S. acquiring corporation. Since Holdco is incorporated under the laws of Luxembourg, the Ownership Test will generally be satisfied if the stockholders of DD3 receive at least 60% of the stock of Holdco.

For purposes of Section 7874, the first two conditions described above will be met with respect to the Business Combination because Holdco will acquire indirectly all of the assets of DD3 through the Merger, and Holdco, including its “expanded affiliated group,” is not expected to satisfy the substantial business activities test upon consummation of the Merger. As a result, whether Section 7874 will apply to cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger should depend on the satisfaction of the Ownership Test.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, DD3 and Holdco currently expect that the Section 7874 ownership percentage of DD3 stockholders in Holdco should be less than 60%. Accordingly, Holdco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. However, whether the Ownership Test has been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former DD3 stockholders for purposes of Section 7874, former DD3 stockholders will be deemed to own an amount of Holdco Ordinary Shares in respect to certain redemptions by DD3 prior to the Merger. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing and recent legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of DD3 Securities or Holdco securities that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of DD3 Common Stock

In the event that a U.S. holder of DD3 Common Stock exercises such holder’s right to have such holder’s DD3 Common Stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of DD3 Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of DD3 Common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in DD3 or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of DD3 Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the DD3 Warrants. In order to meet the substantially disproportionate test, the percentage of DD3’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of DD3 Common Stock must, among other requirements, be less than 80% of the percentage of DD3’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Because, prior to the Merger, the DD3 Common Stock may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. holder. There will be a complete termination of a U.S. holder’s interest if either all the shares of DD3 Common Stock actually and constructively owned by the U.S. holder are redeemed or all the shares of DD3 Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the DD3 Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in DD3. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in DD3 will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of DD3 Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of DD3 Common Stock generally will equal the cost of such shares. A U.S. holder that purchased DD3 Units would have been required to allocate the cost between the shares of DD3 Common Stock and the DD3 Warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s DD3 Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the DD3 Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed DD3 Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

The Business Combination

In General

Subject to the discussion below of DD3 Warrants and Section 367(a) of the Code, the exchange by a U.S. holder of DD3 Common Stock for Holdco Ordinary Shares pursuant to the Merger should qualify as an exchange described in Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond DD3’s control. For example, if more than 20% of the Holdco Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the Holdco Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination. If the Merger qualifies as an exchange subject to Section 351 of the Code, a U.S. holder that exchanges its DD3 Common Stock in the Merger for Holdco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below and subject to the discussion below regarding the treatment of U.S. holders that exchange both DD3 Common Stock and DD3 Warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Holdco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the DD3 Common Stock surrendered in the Merger in exchange therefor. The holding period of the Holdco Ordinary Shares should include the holding period during which the DD3 Common Stock surrendered in the Merger in exchange therefor.

It is also possible that the Merger will qualify as a “reorganization” under Section 368 of the Code. However, there are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether a special purpose acquisition company such as DD3 can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions, some of which are outside the control of DD3. For example, the requirements for reorganization treatment could be affected by the magnitude of DD3 Common Stock redemptions that occur in connection with the Merger. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg Traurig is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code. If the Merger qualifies as a reorganization under Section 368 of the Code, the consequences to U.S. holders of DD3 Common Stock would generally be the same as described in the preceding paragraph, except that if a U.S. holder holds DD3 Common Stock with differing tax bases and/or holding periods, these tax basis and holding period rules must be applied separately to each identifiable block of DD3 Common Stock.

The appropriate U.S. federal income tax treatment of DD3 Warrants in connection with the Merger is uncertain because, as described above, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. holder of DD3 Warrants and shares of DD3 Common Stock could be treated as transferring its DD3 Warrants and shares of DD3 Common Stock to Holdco in exchange for Holdco Warrants and Holdco Ordinary Shares in an exchange governed only by section 351 of the Code (and not by section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the date of the exchange of the Holdco Warrants and common stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the DD3 Warrants and shares of DD3 Common Stock treated as having been exchanged therefor) and (ii) the fair market value on the date of the exchange of the Holdco Warrants received by such holder in such exchange. If the Merger does not qualify as a “reorganization” under Section 368 of the Code, a U.S. holder of DD3 Warrants that exchanges only DD3 Warrants for Holdco Warrants, but does not also exchange DD3 Common Stock for Holdco Ordinary Shares, will recognize gain or loss on the warrants’ exchange even if the Merger qualifies under Section 351 of the Code. The amount of gains or loss will be the difference between the fair market value of the Holdco Warrants received and the U.S. holder’s tax basis in the DD3 Warrants surrendered. Alternatively, if the deemed transfer of DD3 Warrants also qualifies as part of a “reorganization” within the meaning of section 368 of the Code, subject to Section 367(a) of the Code discussed below, a U.S. holder of DD3 Warrants generally should not recognize any gain or loss on any such deemed transfer of DD3 Warrants, and such U.S. holder’s basis in the Holdco Warrants deemed received should be equal to the U.S. holder’s basis in its DD3 Warrants deemed transferred. However, as described above it is not clear whether the Merger will qualify as a “reorganization” under Section 368 of the Code. U.S. holders of DD3 Warrants are urged to consult with their tax advisors regarding the treatment of their DD3 Warrants in connection with the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or 368 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of DD3 Common Stock will be deemed to transfer shares of such stock to Holdco in exchange for Holdco Ordinary Shares, so that these requirements will apply. If the conversion of the DD3 Warrants to Holdco Warrants is also treated as part of a Section 351 transaction or a “reorganization” under Section 368, these requirements will also apply to such conversion.

In general, if the Merger is subject to Section 351 or Section 368 of the Code, Section 367(a) may require a U.S. holder to recognize gain (but not loss) on the exchange of DD3 Securities for Holdco securities, unless each of the following conditions is met: (i) DD3 complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Holdco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of Holdco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of DD3; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Holdco or (B) the U.S. holder is a “five-percent transferee shareholder” of Holdco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Holdco or any qualified subsidiary of Holdco to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Holdco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Holdco to be at least equal to the fair market value of DD3, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), (iii) and (v) above should be met and that, as a result, the Merger is not expected to fail to satisfy the applicable requirements on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. holders of DD3 Securities cannot be made until the Merger is completed, and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of DD3 Securities that participate in the Merger to recognize taxable gain as a result of the Merger.

The closing of the Merger is not conditioned on qualifying the Merger as a tax-free transaction to the holders of DD3’s securities.

To the extent that a U.S. holder of DD3 Common Stock or DD3 Warrants is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Holdco Ordinary Shares (and, if such holder’s DD3 Warrants convert to Holdco Warrants, the fair market value of the Holdco Warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the DD3 Common Stock (and DD3 Warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the DD3 Common Stock (and DD3 Warrants, if any) exceeds one year at the time of the Merger.

Reporting Requirements

A U.S. holder may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer or deemed transfer of property to Holdco. In addition, if the Merger qualifies as a Section 368 “reorganization,” any U.S. holder that is a “significant holder” (as defined in U.S. Treasury regulations Section 1.368-3) will be required to include on its U.S. federal income tax return information regarding the Merger and certain specified information. U.S. holders are urged to consult with their own tax advisors regarding any reporting requirements that they may have in connection with the Merger.

Ownership of Holdco Ordinary Shares and Warrants

Distributions on Holdco Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Holdco Ordinary Shares that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Holdco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that Holdco will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. holders should therefore assume that any distribution by Holdco with respect to Holdco Ordinary Shares will be reported as dividend income. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Holdco.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurance that Holdco will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Holdco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Holdco Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holdco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable tax treaty rate), if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Holdco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Ordinary Shares and Holdco Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Holdco Ordinary Shares or Holdco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Holdco Ordinary Shares or Holdco Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Holdco Ordinary Shares or Holdco Warrants generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Holdco Warrant

Except as discussed below with respect to the cashless exercise of a Holdco Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Holdco Ordinary Share on the exercise of a Holdco Warrant for cash. A U.S. holder’s tax basis in a Holdco Ordinary Shares received upon exercise of the Holdco Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the DD3 Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Holdco Ordinary Share received upon exercise of the Holdco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrant and will not include the period during which the U.S. holder held the Holdco Warrant. If a Holdco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Warrant.

The tax consequences of a cashless exercise of a Holdco Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Holdco Ordinary Shares received would equal the holder’s basis in the Holdco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Holdco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Ordinary Shares would include the holding period of the Holdco Warrants exercised therefor.

It is also possible that a cashless exercise of a Holdco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Holdco Warrants treated as surrendered to pay the exercise price of the Holdco Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Holdco Ordinary Shares received would equal the U.S. holder’s tax basis in the Holdco Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Holdco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Holdco Warrants.

Possible Constructive Distributions

The terms of each Holdco Warrant provide for an adjustment to the number of Holdco Ordinary Shares for which the Holdco Warrant may be exercised or to the exercise price of the Holdco Warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of Holdco Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Holdco Warrant would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the holder’s proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Holdco Ordinary Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on Holdco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from Holdco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders could be materially different from that described above if Holdco is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Cash is generally a passive asset. The value of goodwill is an active asset to the extent attributable to activities that produce active income. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.

The Code provides that, to the extent provided in Treasury regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person. Under proposed Treasury regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to Holdco Warrants if Holdco were a PFIC. However, U.S. holders should consult their tax advisers regarding the application of the PFIC rules to Holdco Warrants prior to the finalization of the proposed Treasury regulations in particular.

If Holdco were a PFIC for any taxable year and any subsidiary or other entity in which Holdco owns equity interests is also a PFIC (any such entity, a “lower-tier PFIC”), a U.S. holder will be deemed to own a proportionate amount (by value) of the shares of each such lower-tier PFIC and will be subject to U.S. federal income tax according to the excess distribution rules described below on (i) certain distributions by any lower-tier PFIC and (ii) dispositions of shares of any lower-tier PFIC, in each case, as if the U.S. holder held such shares directly, even though the U.S. holder will not receive any proceeds of those distributions or dispositions.

If Holdco is treated as a PFIC during a U.S. holder’s holding period it will, with respect to such U.S. holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

Based on the projected composition of Holdco’s income and assets and the expected value of its assets, including goodwill (which is based in part on the expected price of Holdco Ordinary Shares immediately after the Merger), Holdco does not expect to be a PFIC for its taxable year that includes the date of the Merger. However, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Holdco is expected to depend, in part, upon (a) the market value of the Holdco Ordinary Shares, and (b) the composition of the assets and income of Holdco. Further, because Holdco’s goodwill may be determined based on the market value of the Holdco Ordinary Shares, a decrease in the market value of the Holdco Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Holdco is a PFIC for the taxable year that includes the date of the Merger or in a future taxable year.

If Holdco is or becomes a PFIC during any year in which a U.S. holder holds Holdco Ordinary Shares (or under the proposed regulations, Holdco Warrants), the U.S. holder would generally be subject to the excess distribution regime (which is the default regime), unless (in the case of Holdco Ordinary Shares) a mark-to-market election is made as described further below. Dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Holdco Ordinary Shares (or under the proposed regulations, warrants), and (ii) any “excess distribution” you receive on your Holdco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Holdco Ordinary Shares during the preceding three taxable years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

•        the gain or excess distribution will be allocated ratably over the period during which you held your Holdco Ordinary Shares (or warrants);

•        the amount allocated to the current taxable year and to any taxable year during the U.S. holder’s holding period before the first day of the first taxable year in which Holdco became a PFIC, will be treated as ordinary income; and

•        the amount allocated to other prior taxable years not described in the preceding bullet will be subject to the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s securities cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

Mark-to-Market Regime.    Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Holdco Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Holdco Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Holdco Ordinary Shares in a taxable year in which Holdco is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Holdco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. holders of Holdco Warrants will not be able to make a mark-to-market election with respect to their warrants.

Holdco does not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

PFIC Reporting Requirements.    A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 with such U.S. holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdco Ordinary Shares, subject to certain exceptions (including an exception for Holdco Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Holdco Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of DD3 Securities or Holdco securities that is, for U.S. federal income tax purposes:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of DD3 Securities or Holdco Ordinary Shares or warrants.

Assuming that Holdco is not treated as a U.S. corporation under the rules discussed above, a non-U.S. holder of Holdco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Holdco Ordinary Shares or any gain recognized on a sale or other disposition of Holdco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Holdco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Holdco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Holdco Warrant, or the lapse of a Holdco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Holdco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Holdco Ordinary Shares and Holdco Warrants.

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s DD3 Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s DD3 Common Stock, as described above under “— U.S. Holders — Redemption of DD3 Common Stock.” To the extent that the redemption of a non-U.S. holder’s DD3 Common Stock is characterized as a dividend for U.S. federal income tax purposes, such non-U.S. holder generally will be subject to U.S. withholding tax at a 30% rate or a lower applicable tax treaty rate. To the extent that the redemption of a non-U.S. holder’s DD3 Common Stock is characterized as a sale for U.S. federal income tax purposes, subject to the discussion below under “— Information Reporting and Backup Withholding,” such redeeming non-U.S. holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or (ii) the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the redemption and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the redemption of DD3 Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of DD3 Common Stock, dividends received by U.S. Holdco Shareholders, and the proceeds received on the disposition of Holdco securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their DD3 Securities or their Holdco securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

DD3 STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, DD3 stockholders are being asked to consider and vote on the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination, especially the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” beginning on pages 127, 141 and 155, respectively. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of at least a majority of the outstanding shares of DD3 Common Stock entitled to vote thereon at the special meeting of stockholders vote “FOR” the Business Combination Proposal. The Closing is conditioned on the adoption of the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned on the adoption of any of the other proposals set forth in this proxy statement/prospectus.

Recommendation of the Board

DD3’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

DD3 STOCKHOLDER PROPOSAL NO. 2 — THE NASDAQ PROPOSAL

Overview

DD3 is seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(a).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities.

DD3 currently has 15,995,000 shares of DD3 Common Stock issued and outstanding.

Pursuant to the Forward Purchase Agreements, the Forward Purchasers have elected to purchase an aggregate of 5,000,000 Forward Purchase Shares, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $50,000,000.

Pursuant to the Subscription Agreements, DD3 has obtained commitments from the Current Subscribers to purchase an aggregate of 1,724,000 PIPE Shares, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $17,240,000.

The aggregate 6,724,000 shares of DD3 Class A Common Stock that DD3 anticipates issuing pursuant to the Forward Purchase Agreements and the Subscription Agreements with the Current Subscribers will constitute more than 20% of the then outstanding shares of DD3 Common Stock, and DD3 is therefore required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rule 5635(a).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted and the Business Combination is consummated, DD3 expects the Forward Purchasers and the Current Subscribers will receive an aggregate of 6,724,000 shares of DD3 Class A Common Stock pursuant to the Forward Purchase Agreements and the Subscription Agreements. The issuance of such shares would result in significant dilution to DD3’s stockholders and would afford DD3’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Holdco after the Closing.

Vote Required for Approval

The Nasdaq Proposal will be approved and adopted if the holders of at least a majority of the shares of DD3 Common Stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Nasdaq Proposal. Adoption of the Nasdaq Proposal is conditioned on the adoption of the Business Combination Proposal.

Recommendation of the Board

DD3’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

DD3 STOCKHOLDER PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow DD3’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to DD3’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting of stockholders or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will DD3’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the DD3 Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by DD3’s stockholders, DD3’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting of stockholders or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Adjournment Proposal, if presented, will be approved and adopted if the holders of at least a majority of the shares of DD3 Common Stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned on the adoption of any of the other proposals set forth in this proxy statement/prospectus.

Recommendation of the Board

DD3’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CODERE ONLINE

Overview

Codere Online is an international online casino gaming and sports betting company focused on providing its customers with a safe and enjoyable online gaming experience. Codere Online currently operates primarily in Spain, Italy, Mexico, Colombia and Panama where it offers its users the ability to play online casino games and bet on sports events, and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Codere Online seeks to innovate and expand its product offering on its established and flexible technology platform as it pursues its vision to be the leading online casino gaming and sports betting operator in Latin America. Codere Online maintains a wide and updated catalogue of online casino games with over 900 titles from more than 20 third-party content providers.

As part of the Codere Group, Codere Online expects to leverage the “Codere” brand, a well-recognized brand in the gaming industry across Spain and Latin America, by providing customers with an online gaming experience consistent with the Codere Group’s retail footprint. The Codere Group is a leading international gaming operator founded in 1980 with a presence across Spain, Italy and Latin America, including in all of the markets where Codere Online operates. Codere, S.A., the parent company of the Codere Group, has been listed on the Madrid Stock Exchange since 2007, and Codere Online is an indirect subsidiary of Codere, S.A. The Codere Group had nearly 57,000 slots in over 10,000 controlled and third-party retail venues throughout Latin America, Spain and Italy as of December 31, 2019 (approximately 23,000 slots and 6,600 retail venues as of December 31, 2020 as a result of COVID-19 temporary closings).

In 2014, the Codere Group entered into the online gaming business in Spain to pursue new avenues of growth and diversification of its revenue streams, first through Codere Apuestas España, S.A.U. and afterwards independently through Codere Online, which was created to lead the Codere Group’s expansion into the online casino gaming and sports betting markets beyond Spain. To enhance its business, in 2018, the Codere Group recruited an experienced online management team led by industry veteran Moshe Edree with top tier online casino gaming and sports betting expertise. Upon consummation of the Business Combination, Codere Online expects to have approximately 150 employees, including directors, intermediate managers, technicians and administrative personnel based in Spain, Mexico, Colombia, Panama, Argentina, Israel, Malta and Gibraltar. Codere Online operates under the “Codere” brand across all of its markets.

Codere Online believes it is well-positioned for continued growth with the support of the “Codere” brand, its dedicated and highly-experienced management team and an established and flexible technology platform, and due to other macroeconomic and industry tailwinds. Codere Online believes that this privileged combination of expertise, brand recognition and infrastructure across multiple jurisdictions will not only support its continued success in the markets in which it operates, but also allow Codere Online to capture market share in existing markets and in other expansion markets in the future. In particular, Codere Online seeks to expand into other markets in Latin America (many of which are expected to be regulated in the near future), including Brazil, Chile, Peru, Puerto Rico and Uruguay, as well as Argentina (beyond the City of Buenos Aires, where it expects to start operating in late 2021), subject to obtaining the required regulatory approvals once such markets become regulated. Additionally, Codere Online intends to pursue options to access the large Hispanic market in the United States (an estimated 60 million people as of 2019, according to the U.S. Census Bureau) in the future.

Codere Online’s product offering and platform are designed to create exciting online casino gaming and sports betting experiences for its customers. Codere Online’s established and flexible technology platform has an extensive track record of successfully serving its customers and provides the business with a solid foundation for future growth.

Codere Online has established itself as a leading operator across a number of markets since it began operations. According to Codere Online’s estimates, Codere Online’s market share in the online gaming markets of Mexico, Colombia, Panama and Spain ranged between approximately 3% and 11% in each of such markets in terms of net gaming revenue. Codere Online estimates that it had the second largest market share in both Mexico and Panama online gaming markets in terms of net gaming revenue. Codere Online’s management believes that current market shares have been adversely affected by the financial constraints faced by the Codere Group and are not fully reflective of Codere Online’s potential. In the future, Codere Online expects to use a substantial part of the proceeds of the Business Combination to fund customer acquisition costs. Such proceeds, paired with the fact that Codere Online’s marketing spend is currently estimated to be below market leaders in Spain and Mexico and the other competitive advantages detailed herein, are expected to serve as a foundation for its plan to seek a rapid acquisition of customers and market share growth in Spain, Mexico and our other markets.

In the City of Buenos Aires, where Codere Online intends to start operating in late 2021, Codere Online was the first operator to receive approval for its platform implementation program in October 2020 by the City of Buenos Aires’ regulator (Lotería de Buenos Aires). In addition, Codere Online expects to benefit from the Codere Group’s leading retail presence in the Province of Buenos Aires, where it operates 13 bingo halls and has approximately a 42% market share (based on gross gaming revenue according to Codere Online’s estimates as of February 2020).

Codere Online’s revenues have grown to €70.5 million for the year ended December 31, 2020 from €61.6 million for the year ended December 31, 2019 driven mainly by substantial growth of online casino wagering in Spain and Mexico, partially offset by a decrease in sports betting activity, which was negatively impacted by the cancellation or postponement of sporting events as a result of the COVID-19 pandemic.

Codere Online’s Plan

Codere Online is focused on becoming the leading online casino gaming and sports betting operator in Latin America.

Codere Online intends to use the proceeds of the Transactions to support its growth plan. In particular, it intends to increase its marketing expenditure in its core markets by signing new high profile sponsorships, increasing its presence in traditional and acquisition media and engaging marketing agencies. It also intends to undertake technology enhancements to support growth, including the continuous improvement of its mobile application features, the implementation of a new bonus engine and a player and content management system upgrade. Finally, it intends to assess options to expand into new high growth markets that are expected to open up through new regulatory frameworks and licensing regimes, in particular, Brazil, Chile, Peru, Uruguay, Puerto Rico and Argentina (beyond the City of Buenos Aires) and fund any resulting licensing costs.

Codere Online’s experience in Latin America is expected to serve as a foundation in the pursuit of options to access the large Hispanic market in the United States in the future, which the Company believes is currently under-penetrated. In particular, Codere Online believes the following to be key factors for any such future expansion: the football-first focus of the sports betting business leveraging sponsorships with football clubs (including Real Madrid, Rayados, River Plate) and/or former football players (such as Carlos Valderrama in Colombia), an online casino product configuration tailored to Hispanic customers (emphasizing electronic bingo and roulette), adapted marketing messaging and promotional campaigns based on cultural associations and affinities, experienced Spanish-speaking call center and customer service, tested Spanish-language front end user interface and experience operating under multiple regulatory regimes across a number of jurisdictions.

Market Opportunity

As stated above, Codere Online is focused on becoming the leading online casino gaming and sports betting operator in Latin America, which is a fast-growing part of the larger global gaming industry. Online casino gaming and sports betting include all online casino games played on a computer or mobile device such as slots, video poker, electronic table games and live dealer table games, bingo and online sports wagering. While the global online casino gaming and sports betting market has experienced significant growth in the last decade, it still remains in the early innings as customers continue to adopt online and mobile platforms, even more so across our Latin American core and intended expansion markets.

Furthermore, the COVID-19 pandemic has served as a catalyst to accelerate growth in the online casino gaming and sports betting industry as many people have spent, and continue to spend, more time at home. The COVID-19 pandemic has changed the manner in which people work and live, with an increased use and dependence on technology and a need for at-home entertainment options. The number of people engaging in online casino gaming and sports betting has increased significantly as a result of these changes, some of which are currently expected to become permanent users.

In Latin America, Codere Online currently operates in Mexico, Colombia, Panama and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Latin America is expected to represent a key market opportunity within the global online casino gaming and sports betting industry. While most of the region’s online casino gaming and sports betting markets are not yet regulated (markets are either unregulated or have express prohibitions), regulatory frameworks are expected to be underway over the medium-term in regions such as Brazil, Chile, Peru, Puerto Rico, Uruguay and Argentina (excluding the City of Buenos Aires, where there is already a regulatory framework in place). Some key markets have already opened in recent years through new regulatory frameworks and licensing regimes, including Panama in 2018, Colombia in 2019 and the City of Buenos Aires (Argentina) in 2020. As a result, the Latin American region, which has historically been dominated by unregulated and/or illegal offshore market operators is opening up to regulated, on-shore market operators such as Codere Online. The Latin American online casino gaming and sports betting market is expected to not only experience a shift of customers from offshore operators to regulated operators like Codere Online, but also to grow by attracting new users that previously did not participate, due to a lack of trust playing with offshore operators, a lack of payment processing solutions, lack of local customer support or otherwise.

A recent example of the impact that regulation may produce in terms of rapid growth in the sports betting market is that of the United States, which has grown from $0.4 billion in gross gaming revenue in 2018 to $2.8 billion for the 12-month period ending May 31, 2021 (source: VIXIO GamblingCompliance), and is expected by some estimates to expand into a $39 billion TAM in 2033, according to Goldman Sachs projections. On May 14, 2018, the U.S. Supreme Court issued an opinion determining that the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the U.S. Supreme Court opened the door for state-by-state authorization of sports betting. In the two years since the U.S. Supreme Court’s decision, sports wagering is live or regulated in 23 states and the District of Columbia (as of July 20, 2021, according to VIXIO GamblingCompliance). Of those 24 jurisdictions, 16 authorized statewide online sports wagering while eight remain retail-only (i.e., on-premise sports betting in casinos or other retail locations), according to VIXIO GamblingCompliance. While the overall industry is still nascent, growth has been strong and, for example, for the 6-month period ending February 29, 2020 (the last full month prior to COVID-19 sports shutdowns in the US), online sports wagering revenue in New Jersey, the first state to regulate sports wagering after PASPA was struck down, grew 99% year-over-year including 134% growth in online sports wagering revenue (source: New Jersey Division of Gaming Enforcement).

Moreover, broader demographic tailwinds in Latin America are expected to contribute to the growth of the Latin America online casino gaming and sports betting market. In particular, although the percentage of internet connectivity, smartphone and e-commerce penetration remains low, it has increased substantially over the past five years according to eMarketer and the United Nations International Telecommunication Union database (2019) and it is expected to continue to improve, further broadening Codere Online’s TAM. In particular, Codere Online believes that it will have an estimated $8.0 billion TAM opportunity (by 2027), across its core and expected expansion markets (assuming they become regulated). This figure is based on Codere Online’s estimates, which are based on the gross gaming revenue per capita in comparable markets (based on H2 Gambling Capital data) and adjusted for gross domestic product per capita, the percentage of population with internet connectivity and gambling expenditure as a percentage of GDP.

The Codere Group was an early entrant in Latin America, with retail operations dating back to 1984, and has developed market expertise while facing limited competition from global gaming operators, allowing for a significant first mover advantage. Codere Online believes that it will benefit from its relationship with the Codere Group and its expansive retail footprint of over 10,000 controlled and third-party retail venues (approximately 6,600 retail venues as of December 31, 2020 as a result of COVID-19 temporary closings) and over three million registered clients in Spain, Italy, Mexico, Colombia, Panama and Argentina, to create value through the existing omnichannel business model. Furthermore, following completion of the Business Combination, Codere Online expects to continue to have significant support from the Codere Group through several contractual arrangements described in “Certain Codere Online Relationships and Related Person Transactions.”

Codere Online will be led by a seasoned management team of industry experts with decades of experience leading top tier global gaming operators and digital businesses that we believe will enable Codere Online to continue to achieve success in the online casino and sports betting space. With more than 17 years of experience, Moshe Edree, who will serve as Codere Online’s Managing Director, has an extensive track record in senior operating roles at leading online casino gaming and sports betting operators such as Ladbrokes and PartyGaming. Oscar Iglesias, who will serve as Codere Online’s Chief Financial Officer (CFO), has over 20 years of experience and previously served as CFO and Head of Corporate Development for Franklyn Hotels & Resorts, Principal of WL Ross & Co. and financial (REGAL) and research (gaming) analyst at Bear Stearns. Gonzalo de Osma, who will serve as Codere Online’s Chief Accounting Officer, has over 15 years of experience and previously served as Finance Planning Manager and CFO for Mexico for the Codere Group. Aviv Sher, who will serve as Codere Online’s Chief Operating Officer (COO), has over 15 years of experience and previously served as COO of NeoGames and chief executive officer (CEO) of Prime Gaming. Alberto Telias, who will serve as Codere Online’s Chief Marketing Officer, has over 11 years of experience and previously served as Marketing Manager at William Hill and Head of Paid Social Media at The Stars Group. Yaiza Rodríguez, who will serve as Codere Online’s General Counsel, has over 10 years of experience, and previously worked as an M&A and corporate finance attorney in Herbert Smith Freehills and Cuatrecasas. Erez Leket, who will serve as Codere Online’s Head of Product, has over 15 years of experience and previously served as Business Change Manager at Kindred and Senior Product Manager at William Hill. Deborah Guivisdalsky, who will serve as Codere Online’s Head of CRM and VIP, has over 15 years of experience and previously served as Head of Customer Experience at Jackpot.com and Head of VIP Digital at Ladbrokes.

Codere Online’s Investment Highlights

Codere Online’s investment highlights include the following:

Critical market opportunity to capitalize on the expansive Latin American TAM, with limited competition from global gaming operators

We believe Codere Online is well-positioned to capitalize on the expansive Latin American TAM. As described above, Latin America is expected to represent a key market opportunity within the global online casino gaming and sports betting industry, underpinned by the rapidly increasing internet connectivity, smartphone use and e-commerce penetration. While most of the region’s online casino gaming and sports betting markets are currently either unregulated or have express prohibitions, regulatory frameworks are expected to be introduced over the medium-term in regions such as Brazil, Chile, Peru, Puerto Rico, Uruguay and Argentina (excluding the City of Buenos Aires, where there is already a regulatory framework in place). Codere Online has been operating in Mexico since 2016 (full commercial launch in 2019), in Panama since 2018, and in Colombia since 2019, and intends to start operating in the City of Buenos Aires (Argentina) in late 2021.

As a result of its existing operations and access to significant capital from this transaction, we believe that Codere Online has an advantage to capture a leading share of the approximately $3.0 billion estimated TAM opportunity by 2027 in its core and expected expansion markets (assuming they become regulated) in Latin America, with estimated TAMs of approximately $1.0 billion and $2.0 billion, respectively (as per Codere Online’s estimates based on H2 Gambling data for gross gaming revenue per capita in comparable markets, and adjusted for gross domestic product per capita, the percentage of population with internet connectivity and gambling expenditure as a percentage of GDP). Such advantage is based on, among other factors, (i) the deployment of the well-known “Codere” brand throughout the region, (ii) Codere Online’s already-established deep relationships with media/marketing channels, payment processing solutions companies and other suppliers, and (iii) the leading and well established retail presence of the Codere Group throughout the region (and relationships with governments and regulators), which Codere Online considers to be unique with respect to its competitors, and which serve as the foundation for the Codere Group’s omnichannel strategy.

The Codere Group has extensive experience as a leading retail gaming operator in Latin America (over 35 years). In particular, the Codere Group has been present in Colombia for over 35 years, in Argentina for around 30 years, in Mexico for over 20 years and in Panama for around 15 years.

Accretive omnichannel opportunity leveraging leading retail footprint throughout Latin America

Codere Online has a unique opportunity to leverage the retail footprint of the Codere Group, underpinning Codere Online’s omnichannel business model. The ability to attract customers from the Codere Group’s retail operations is a relevant component of Codere Online’s success. Solely with respect to the markets in which Codere Online currently operates (Spain, Italy, Mexico, Colombia and Panama), the Codere Group’s retail database has over three million registered clients. The Codere Group’s omnichannel strategy consists of cross-selling initiatives and coordinated promotional campaigns leveraging the retail customer databases, enhanced payment processing options (i.e., cash withdrawals and deposits in retail locations), improved customer service (on premise face-to-face communication) and an affiliate program that incentivizes the Codere Group’s retail business to drive customers to the online business. Codere Online’s management believes that this omnichannel strategy serves as an important advantage in promoting Codere Online’s products to new customers and enhances their overall customer experience.

Moreover, through this omnichannel strategy, Codere Online reduces customer acquisition costs, as many players are already in the Codere Group eco-systems, resulting in lower marketing expenditures and increased player lifetime values, as loyalty leads to higher spend and/or retention.

Codere Online expects Mexico to serve as a blueprint for its broader omnichannel strategy in Latin America. According to Codere Online, the expected average net gaming revenue to be generated by each omnichannel customer in Mexico during the first five years following such customer’s first deposit is 2.8x greater than for pure online customers. Furthermore, targeting high-value, brand-aware omnichannel players in Mexico is expected to increase conversion of online registrations to first time depositors by over 50% during the course of Codere Online’s five-year business plan.

Established and flexible technology platform in place to support growth in core markets and expansion to new markets

Pursuant to the Platform and Technology Services Agreement entered into with the Codere Group, Codere Online has exclusive access (subject to certain exceptions) to an established and flexible platform and technology services, which are expected to support Codere Online’s growth in Spain, Colombia, Panama and the City of Buenos Aires and its expansion into new markets (Codere Online operates in Mexico and Italy pursuant to a turn-key solution with Playtech and a similar arrangement with Microgaming, respectively). In particular, Codere Online’s platform supports slots, video bingo, live casino, table games, sports live streaming and pre-match and live sports betting in all of the regions in which Codere Online operates (where such products are authorized). One of the key features of Codere Online’s platform is that it is substantially independent from third-parties, which enables Codere Online to control and develop its own product roadmap with highly customizable capabilities, including dynamic content and an offer of over 900 games. Furthermore, the platform has multiple capabilities, such as language, currency, brand or device, and standard integration features with third parties, including 13 casino and slot game providers, over 12 payment gateways and one (1) sports betting provider. Codere Online’s platform also allows real time data monitoring and counts with the security certification ISO/IEC 27001. For more information about Codere Online’s platform, see “— Technology Platform.” For more information about the Platform and Technology Services Agreement, see the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Platform and Technology Services Agreement.”

Highly effective and established online & mobile sportsbook / online casino

Codere Online’s management team has decades of experience building, implementing and marketing online sports and casino products for its customers. Codere Online’s platform has been developed with an omnichannel approach that seeks to offer online players the same product offering and features as in retail locations. Codere Online has developed and adapted its front end to match industry standards and become a leading platform provider, delivering easy click to bet experience. Codere Online has also incorporated several third-party tools that seek to enhance customer experience such as Betsense and Player props, that allow for sophisticated bets. Codere Online has also strived to simplify payment processing. In Colombia, Codere Online currently has one of the most advanced cashier propositions in the market, allowing its customers to pick their favorite deposit method.

Approximately 53% of Codere Online’s net revenue is driven from its online sports betting offering, while approximately 47% derives from its online casino products (based on Codere Online’s net gaming revenue for the year ended December 31, 2020). The online sportsbook is supported by approximately 30 dedicated in-house traders offering over 30,000 live events per year throughout most major sports. Furthermore, Codere Online’s 24/7 live streaming and comprehensive in-play offering allows customers to access on average over 50 in-play bets per event. Codere Online’s management team is able to effectively leverage its online sportsbook to cross-sell to its online casino platform, which provides the team with an efficient and low cost customer acquisition tool. Codere Online’s online casino product offers customers over 900 different games from over 20 different third-party content providers, including Evolution Gaming, Habanero, Netent, MGA, Softbet, Zitro among others.

Robust marketing strategy drives efficient acquisition of high-value players

“Codere” is a well-known brand in the gaming industry. Since its inception in 1980, the “Codere” brand has been associated with high-quality, highly distributed sports betting and casino gaming. The Codere Group maintains a geographically diverse portfolio in Europe and Latin America with nearly 57,000 slots in over 10,000 controlled and third-party retail venues throughout Latin America, Spain and Italy as of December 31, 2019 (approximately 23,000 slots and 6,600 retail venues as of December 31, 2020 as a result of COVID-19 temporary closings). Venues include the Codere Group-controlled bars, arcades, sports betting shops, and gaming halls, as well as third-party venues where the Codere Group offers its slot and/or sports betting products.

Codere Online has leveraged the “Codere” brand and the retail business to convert existing and new retail customers into online gaming customers initially through a focus on online sports betting activities and through a mix of both traditional and digital marketing strategies (adapted as needed in each market).

As is typical in high-growth industries, operators in the online gaming industry have allocated a significant amount of their capital investment to marketing to rapidly acquire customers and capture market share. Historically, Codere Online has been able to keep customer acquisition costs relatively low while achieving significant growth as a result of selected and targeted marketing investment, the extensive use of digital marketing channels and an intensive use of customer relationship management (“CRM”) tools, which has resulted in attractive returns on investment. In particular, Codere Online has deployed a client-centric strategy, focused on providing a high-quality and differentiated experience to each of its clients. Codere Online believes that its marketing strategy through digital media, traditional media, marketing agencies, campaign production and sponsorships drives an efficient acquisition of high-value players. Codere Online’s strategy is intended to adapt to each country’s idiosyncrasy. For example, given regulatory advertising limitations, Codere Online expects its marketing investment in Spain to be more targeted and focused on high-yielding digital channels aiming to acquire customers, drive superior return on marketing investment and shorter cost per acquisition payback periods. In Mexico, however, Codere Online plans to invest more heavily in traditional media aiming to not only acquire customers but also accelerate brand-building and drive long-term market share growth, while still aiming to maintain attractive returns on marketing investment and cost per acquisition payback periods.

Well-positioned to capitalize on the large untapped Hispanic market opportunity in the United States

Codere Online’s experience in Latin America is expected to serve as a foundation in the pursuit of options to access the large Hispanic market in the United States in the future, which the Company believes is currently under-penetrated. In particular, Codere Online believes the following to be key factors for any such future expansion: the football-first focus of the sports betting business leveraging sponsorships with football clubs (including Real Madrid, Rayados and River Plate) and/or former players (such as Carlos Valderrama in Colombia), an online casino product configuration tailored to Hispanic customers (emphasizing electronic bingo and roulette), adapted marketing messaging and promotional campaigns based on cultural associations and affinities, experienced Spanish-speaking call center and customer service, tested Spanish-language front end user interface and experience operating under multiple regulatory regimes across a number of jurisdictions.

Our Products

Codere Online offers its users the ability to play a wide range of online casino games and to bet online on sports events.

Online casino games

Online casino offerings typically include the full portfolio of games available in land-based gaming halls, such as slot machines, table games and bingo. For these offerings, Codere Online functions similarly to land-based casinos, generating revenue, as users play against the house. There is certain volatility with online casino wagering, as with land-based wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Codere Online’s experience has been that online casino margins are less volatile than online sports margins.

Codere Online’s online gaming offerings consist of a combination of licensed content from leading suppliers in the industry. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the gaming revenue generated from the games played on Codere Online’s platform. In exchange, Codere Online receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities.

Codere Online maintains a wide and updated catalogue of online casino games with over 900 titles from more than 20 third-party content providers. Codere Online believes that its ability to offer a wide array of online gaming products effectively reduces its customer acquisition costs and player churn by providing a superior product offering to customers.

Online sports betting and other bets

Online sports betting involves a user placing a wager on an event at some fixed odds (a “proposition”) determined by Codere Online. If the user wins, Codere Online pays out the bet. If the user loses, Codere Online keeps the amount wagered. Codere Online takes risk on any such wager to the extent that its “book” (i.e., wagers accepted for either or all proposition bet outcomes) may not be balanced and, depending on the result of the event, Codere Online may generate an aggregate win or loss on the overall book. Codere Online seeks to generate revenue by setting odds such that there is a built-in theoretical margin in each proposition offered to its users. While the outcomes of sporting events may cause volatility in Codere Online’s revenue, Codere Online believes it can deliver a fairly stable sports betting margin over the long term.

As part of the platform, the Codere Group’s Trading and Risk team is responsible for implementing the pricing strategy (i.e., setting and continuously adjusting, based on averaging activity, the fixed odds) defined by Codere Online and its furtherance of Codere Online’s online sports betting offering. For a more detailed description, see “— Technology Platform.” In addition to traditional pre-match wagering, where Codere Online has a robust offering with historical data, odds statistics and latest teams and players news, Codere Online offers other sports wagering products such as live betting. Codere Online has also incorporated live streaming of sporting events into its online sports betting offering, on a round-the-clock basis and with industry-leading match visualization features.

Codere Online’s sports betting business has a vast and diversified offering with over 30,000 live events per year throughout most major sports taking place around the world, which helps to minimize the impact of seasonality, and allows customers to access on average over 50 in-play bets per event. Nonetheless, seasonality has an effect in certain periods of the year given the relative popularity of certain local sports, such as top tier football in Europe.

Illustrative Path to Full-Scale Commercial Operation

As stated above, Codere Online expects to significantly increase its operations in the coming years, including in its core markets (i.e., Spain, Italy, Mexico, Colombia, Panama and expects to start operating in the City of Buenos Aires (Argentina) in late 2021).

The below chart shows Codere Online’s estimated 2021-2023 potential net gaming revenue for its core markets, and an illustrative evolution of Codere Online’s potential net gaming revenue and distribution, considering both the potential growth in Codere Online’s core markets through 2027, in addition to an incremental net gaming revenue potential of approximately $600 million relating to future entry into Codere Online’ Latin America expansion markets. For historical periods, amounts denominated in Euro were converted to U.S. dollars at the average exchange rate in each period. For projection periods, exchange rates were based on management forecasts in each period.

____________

(1)      Assumes (i) none of the Public Stockholders exercise their Redemption Rights, (ii) Holdco redeems $30 million of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement and (iii) expenses of $18 million in connection with the Transactions.

(2)      Expansion markets include Brazil, Chile, Peru, Puerto Rico, Uruguay, and Argentina (beyond the City of Buenos Aires). Expected expansion market sizing for certain Latin American markets is based in part on gambling expenditure data of selected representative markets (United Kingdom, Australia, New Jersey, Spain and Italy) (source: H2 Gambling Capital) and adjusted based on relative macroeconomic data (GDP per capita, internet connectivity and gambling expenditure as a percentage of GDP).

Codere Online has also prepared an illustrative consolidated margin outlook with respect to Codere Online’s core markets. Once Codere Online’s level of expenditures have stabilized and based on the same assumptions Codere Online has used in the preparation of its estimated and illustrative net gaming revenue information described above, Codere Online’s illustrative gross margin and EBITDA margin outlook in its core markets are approximately 65% and 25%, respectively, on a consolidated basis, with margins varying significantly by country depending primarily on the relevant characteristics of and level of marketing expenditures in such countries.

IMPORTANT NOTICE: As described above under “The Business Combination — Certain Unaudited Codere Online Prospective Financial Information”, Codere Online does not as a matter of ordinary course make public projections as to future revenues, performance, financial condition or other results. However, Codere Online’s management prepared and provided to its board of directors, its financial advisors and DD3 certain internal, unaudited prospective financial information in respect of 2021, 2022 and 2023 in connection with the evaluation of the Business Combination. Codere Online’s management prepared such financial information based on their judgment and assumptions regarding the potential future financial performance of Codere Online. In addition, Codere Online’s management has prepared the illustrative evolution of Codere Online’s potential net gaming revenue and distribution, and gross margin and EBITDA margin outlook in its core markets, shown above. The inclusion of such prospective financial information in respect of 2021, 2022 and 2023 and illustrative information herein should not be regarded as an indication that Codere Online or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The above prospective and illustrative information is subjective in many respects. As a result, there can be no assurance that the prospective or illustrative results will be realized or that actual results will not be significantly higher or lower than estimated or illustrated. Since this information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth above was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Codere Online’s management, including, among other things, those set forth above and the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Codere Online believes the assumptions in the prospective and illustrative financial information were reasonable at the time the prospective and illustrative financial information was prepared, given the information Codere Online had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective and illustrative financial information not to be achieved include, among other things, risks and uncertainties relating to Codere Online’s business, market size and Codere Online’s market share, industry performance, the regulatory environment, and general business and economic conditions. The prospective and illustrative financial information also reflects assumptions as to certain business decisions and other matters that are subject to change. The prospective and illustrative financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective and illustrative financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective and illustrative financial information.

Neither Codere Online’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective or illustrative financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective and illustrative financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective or illustrative financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, CODERE ONLINE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE AND ILLUSTRATIVE FINANCIAL INFORMATION. THE PROSPECTIVE AND ILLUSTRATIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE AND ILLUSTRATIVE FINANCIAL INFORMATION. NONE OF CODERE ONLINE, SEJO, DD3 OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, SENIOR MANAGERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY DD3 STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE AND ILLUSTRATIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective and illustrative financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Codere Online may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to a IFRS financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

Technology Platform

Codere Online, pursuant to the Technology and Platform Services Agreement entered into with the Codere Group, has access to an established and flexible platform that supports online slots, video bingo, live casino, table games, sports live streaming and pre-match and live sports betting in most of the regions in which Codere Online operates (initially Spain, Colombia, Panama and the City of Buenos Aires by the end of 2021 and, expectedly, its Latin American expansion markets). Codere Online operates in Mexico and Italy pursuant to a turn-key solution with Playtech and a similar arrangement with Microgaming, respectively. The Playtech and Microgaming partnerships enable Codere Online’s management team to leverage leading platforms tailored and proven in the Mexico and Italian markets, respectively. Codere Online’s management team’s extensive experience successfully operating with different technology platforms across various markets allows Codere Online to selectively determine which technology platform is best suited for each market and whether Codere Online’s proprietary technology platform or a 3rd party solution will best position the business for success.

To further enhance its platform, Codere Online expects to use part (approximately $10-15 million) of the proceeds of the Business Combination to support the development of additional capabilities in order to maintain and enhance the platform. These capabilities are intended to be developed mostly in-house and to feature, within its functional scope, fraud and payments systems, customer relationship management and content management systems (CRM and CMS, respectively), as well as, within its non-functional scope, further improvements in digital architecture, front-end performance, quality assurance, development, security and operations (DevSecOps) resources, and customer service.

Codere Online expects its platform, as improved by these future enhancements, to allow for more efficient and effective CRM campaigns. In particular, Codere Online’s CRM strategy aims to identify customers and drive them to their preferences and most profitable channels, while leveraging all management tools (including email, SMS, push notifications, social media and automated calls) to create manual and automatic campaigns for every moment of the player life cycle, using bonus rewards and top tier content.

The graphic below depicts the integration and orchestration capabilities of the Codere Group’s platform, including the expected improvements referred to above.

____________

(1)      Includes technology and operating capabilities provided by the Codere Group (on an exclusive basis within the Codere Group, subject to certain exceptions) pursuant to the Technology and Platform Services Agreement.

(2)      AI predictive risk segmentation work in progress.

In addition to implementing Codere Online’s pricing strategy, the Codere Group’s Trading and Risk team, which counts with approximately 30 in-house traders, receives, reviews and compares the odds received by third-party feed providers to Codere Online’s strategy and informs management on the risk assumed as a result of the accumulated amount of bets in the event that they exceed the amounts established as per risk management parameters in place at the time. Furthermore, the Codere Group’s traders continuously monitor competitor pricing across a wide range of sporting events to ensure that Codere Online’s betting markets are competitive.

The below operational flow chart summarizes the trading and risk management functions undertaken by the Codere Group with respect to Codere Online’s sports betting operations through its platform.

Our Markets

Spain

Codere Online started its online gaming business in Spain in 2014 and launched its mobile app in 2016. The current online casino and sports betting product offering in this market includes slots, video bingo, table games (including live) and sports betting (pre-match and live). As of December 31, 2020, Codere Online had approximately 34,730 monthly active users in this market, of which a majority accessed its products via mobile, desktop and, to a lesser extent, tablet devices.

The Codere Group has been the official betting sponsor of Real Madrid since 2016. In April 2019, it renewed its sponsorship agreement with Real Madrid for the following three seasons, with the option to renew it through two additional one-year extensions, subject to certain conditions. Nonetheless, by virtue of an amendment to the RM Sponsorship Agreement entered into in November 2020, the sponsorship agreement was terminated in respect of Spain only (and without prejudice to the agreement remaining in force in all other applicable jurisdictions including Mexico, South America and Central America) at the end of the 2020/2021 football season due to newly-enacted advertising legal restrictions (which affect sponsorship) in Spain. We expect a further amendment to the RM Sponsorship Agreement will be entered into before consummation of the Business Combination. The Codere Group has forged a strong relationship with Real Madrid in these last years and is currently exploring new avenues of collaboration in the future. Codere Online benefits from and has use rights to the existing, and any future amended, sponsorship agreement with Real Madrid. See the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Sponsorship and Services Agreement.”

Online gaming legislation was enacted at the national level in 2012 and the Spanish gaming regulator is Dirección General de Ordenación del Juego (“DGOJ”). Online operators in Spain must be based in the Spanish territory or otherwise be domiciled in the European Union and must apply for two licenses: a general license for the development of a betting business, and a game-specific license, which is required to operate each type of game, such as slots, blackjack, American or French roulette and poker. The general license is for a ten (10)-year term and the game-specific license is for a minimum of one (1)-year term and a maximum of a five (5)-year term and are renewable for another equivalent period (that is, ten (10) or one (1) to five (5) years, as applicable). Furthermore, each autonomous region has the power to regulate gaming, including online gaming, within its region.

Codere Online’s general license was granted in June 2012 for a period of ten (10) years (i.e., until June 2022) and it is extendable for ten (10) additional years, subject to certain conditions. According to the DGOJ, there were 80 active national licenses in the Spanish national online gaming market as of March 31, 2021. Operators mainly offer seven different game types: bingo, poker, roulette, black jack, baccarat, complementary games and slots.

In 2020, the gross gaming revenue for the market was approximately €851 million, which represents a 22% CAGR between 2015 and 2020. The following table sets forth the development of online gaming in terms of gross gaming revenue and the CAGR for that period:

	Year ended December 31,						CAGR %
	2020	2019	2018	2017	2016	2015	(2015 to 2020)
	(In millions of euros)
Casino	478	367	333	242	183	135	29%
Casino (excl. Bingo and Poker)	351	273	238	171	116	67	39%
Bingo	17	13	13	11	9	8	16%
Poker	110	81	82	60	58	60	13%
Sports betting	365	378	365	309	236	178	16%
Other	8	3	1	6	7	4	14%
Total online gaming	851	748	699	557	426	317	22%

Source: DGOJ, National online gaming market report Q4-2020.

In recent years, advertising expenditures increased mainly driven by TV campaigns and Spanish “La Liga” (football) team sponsorships. Many operators, including Codere Online, signed sponsorship agreements with football clubs. The advertising restrictions set forth in Royal Decree 958/2020, dated November 3, 2020 on the Commercial Communications of Gambling Activities have led to a sharp decrease in this type of expenditures and the agreements signed with the various football clubs must be terminated by the end of the 2020/21 season.

This decree forbids gambling companies from appearing on uniform shirts of football clubs and sponsoring their stadium names. In addition, advertising on television has been restricted to a four-hour window from 1 a.m. to 5 a.m. Furthermore, advertising on the internet must be done through the web pages of the game operators. Moreover, bonus offers and promotions can only be marketed to existing players, as opposed to new players, among other significant advertising restrictions. Most of these restrictions have become effective following transitional periods ending on dates falling within the period from April to August 2021, so their impact on Codere Online’s activities is still unclear.

The following table sets forth information on the approximate average amount of active and new online gaming users in the Spanish market for the years indicated:

	Year ended December 31,						CAGR %
	2020	2019	2018	2017	2016	2015	(2015 to 2020)
	(In thousands of players)
Active accounts	2,934	2,544	2,555	2,171	1,997	1,532	14%
New accounts	1,482	1,367	1,474	1,381	1,278	982	9%

Source: DGOJ

In 2018, the Spanish Government set a flat tax rate of 20% on gross win for all forms of online gambling. This tax is reduced to 10% for those entities domiciled in the autonomous cities of Ceuta and Melilla, such as CDON, which is domiciled in Melilla. Players are required to declare any winnings over €1,600 and pay income tax on it.

Italy

Italy is the second largest gaming market in Europe after the United Kingdom. The Italian gaming market includes land-based and online casino and sports betting. While the Italian online gaming market is highly competitive and regulated (including significant limitations on advertising), Codere Online has opted to enter the market recently in order to, among other factors, leverage its current retail footprint through an omnichannel strategy (as part of the Codere Group) and market knowledge, and establish a presence in one of the largest online gaming markets in Europe with a significant opportunity to benefit from further market growth and geographic diversification. In order to expedite its entry in this market, Codere Online has partnered with Microgaming in order to offer its product offering through Microgaming’s platform. Microgaming is a leading multi-channel Italian-focused gaming platform with a strong track record in both the online and land-based gaming sectors.

Online gaming was legalized in Italy in 2006 with the introduction of online sports betting. The Italian regulator is Agenzia delle Dogane e dei Monopoli (ADM). Codere Online’s Italy License (as defined below) has a three (3)-year term and expires on December 31, 2022. There were 83 online games concessionaries in Italy as of March 31, 2021. An online concession generally permits the concession holder to operate any number of online games.

The following table sets forth the development of online gaming in Italy in terms of gross gaming revenue and the CAGR for the 2015–2020 period:

	Year ended December 31,						CAGR %
	2020	2019	2018	2017	2016	2015	(2015 to 2020)
	(In millions of euros)
Casino	1,478	1,007	885	750	608	510	24%
Casino (excl. Bingo and Poker)	1,212	831	710	569	388	288	33%
Bingo	56	38	28	28	27	25	18%
Poker	210	138	147	153	193	197	1%
Sports betting	1,056	783	685	589	382	294	29%
Total online gaming	2,534	1,790	1,570	1,339	990	804	26%

Source: H2 Gambling Capital, onshore revenue only, as of July 15, 2021

Mexico

Mexico is the largest gaming market in Latin America and includes land-based and online gaming. Codere Online started its online operations in Mexico in 2016, followed by a full commercial launch in 2019. The current online casino and sports betting product offering in this market includes slots, video bingo, table games (including live) and sports betting (pre-match and live). As of December 31, 2020, Codere Online had approximately 18,230 monthly active users in this market, of which a majority accessed its products via mobile, desktop and, to a lesser extent, tablet devices.

Despite having one of the oldest regulatory frameworks for gaming operations, Mexican regulations have evolved to allow for new forms of gaming, including online, and local authorities have interpreted that license holders are allowed to take online bets. Mexican authorities have drafted new gaming regulation to replace the archaic 1947 law in order to, among others, regulate online gaming. The new law was passed by the Chamber of Deputies in December 2014, but it has not been considered by the Senate. Nonetheless, based on a 2004 regulatory decree, the Mexican regulator, Secretaría de Gobernación (SEGOB), awarded several online licenses to local licensed land-based operators that allow online gaming since 2016, but to qualify for a license, operators must operate a retail establishment in Mexico. Codere Online does not own a license but rather operates through an “Asociación en Participación” or “AenP” (an unincorporated joint venture) with LIFO, a wholly-owned entity of the Codere Group, under which Codere Online, through SEJO, operates online gaming and is entitled to receive 99.99% of any distributed profits whereas LIFO is entitled to receive the remaining 0.1% of any such distributed profits. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — AenP Agreement” for additional information on the agreement with LIFO.

The LIFO License expires in May 2027. Although Codere Online is not aware of reliable publicly available data regarding the number of licensed operators in Mexico, it estimates that there are at least 15 online gaming operators in the country, including Caliente, PlayCity, Bigbola and Logrand. According to Codere Online’s estimates, Caliente is the largest online operator in Mexico, followed by Codere Online and PlayCity, with the remainder of competitors lacking a significant market share. The LIFO License could be automatically revoked if LIFO were to file for insolvency protection. There can be no assurance that Codere Online would maintain or be able to renew the LIFO License in the event of insolvency or other financial difficulty, including upon the filing or declaration of insolvency of Codere Newco or Codere, S.A. (the parent company of the Codere Group), as such filing or declaration may be perceived to adversely affect the solvency of Codere Online as well.

The following table sets forth the development of online gaming in Mexico in terms of gross gaming revenue and the CAGR for the 2016–2020 period:

	Year ended December 31,					CAGR %
	2020	2019	2018	2017	2016	(2016 to 2020)
	(In millions of MXN)
Casino	2,302	1,601	1,289	996	751	32%
Casino (excl. Bingo and Poker)	1,671	1,174	938	715	531	33%
Bingo	399	272	222	175	135	31%
Poker	232	155	129	106	86	28%
Sports betting	1,525	1,504	1,224	892	689	22%
Total online gaming	3,827	3,105	2,513	1,888	1,441	28%

Source: H2 Gambling Capital, onshore revenue only, as of July 15, 2021

Colombia

The Colombian gaming market includes land-based and online casino and sports betting. Colombia was the first Latin American country to introduce nationwide European-style online gambling regulation in 2015. Codere Online started operating in Colombia in 2018. The current online casino and sports betting product offering in this market includes online slots, video bingo, table games (including live) and sports betting (pre-match and live). As of December 31, 2020, Codere Online had approximately 8,825 monthly active users in this market, of which a majority accessed its products via mobile, and desktop.

Online gaming is regulated by the Colombian gaming regulator, Coljuegos, under the definition of “novelty games.” In October 2016, the Colombian Government approved the “eGaming Act” formally liberalizing a wide range of online products including online casino, sports betting, and poker, making Colombia the first Latin American country to establish a detailed regulatory framework for the operation of online gaming. Coljuegos was entrusted with the licensing process and enforcement of the new regulations.

In November 2017, Codere Colombia, S.A. was issued the Colombia License for a period of five (5) years (until November 15, 2022). Pursuant to the Business Combination Agreement, the Codere Group will seek to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. According to Coljuegos, in January 2020, there were 18 authorized licensed online gaming operators in Colombia, including Bwin, Sportium, Codere, Luckia, Rush Street and Betfair.

The following table sets forth the development of online gaming in Colombia in terms of gross gaming revenue and CAGR for the 2018–2020 period (Coljuegos awarded the first interactive gaming license in June 2017):

	Year ended December 31,			CAGR %
	2020	2019	2018	(2018 to 2020)
	(In millions of COP)
Casino	359,397	273,820	97,296	92%
Casino (excl. Bingo and Poker)	235,268	187,014	56,603	104%
Bingo	18,197	—	—	N.A.
Poker	105,932	86,807	40,693	61%
Sports betting	334,222	173,365	148,272	50%
Total online gaming	693,619	447,185	245,568	68%

Source: H2 Gambling Capital, onshore revenue only, as of July 15, 2021

Panama

Panama’s gaming market includes land-based and online casino and sports betting. Codere Online started its online operations in Panama in 2018. The current online product offering in this market is limited to sports betting (pre-match and live). As of December 31, 2020, Codere Online had approximately 530 monthly active users in this market.

Online gaming was first authorized in 2002 and was initially limited to foreign-facing websites, which are barred from serving Panamanian citizens. The Panamanian regulator is the Panama Gambling Control Board. Resolution No. 236 dated March 21, 2016, allows land-based operators to capture wagering on international sports events through the Internet from retail registered customers, provided that a previous authorization is granted by the Panama Gaming Control Board. Resolution No. 11 dated March 6, 2020 provided for the issuance of standalone online gaming licenses (allowing for both casino and sports betting). In May 2021, ALTA, a subsidiary within the Codere Group, was awarded the ALTA License for a 20-year term to conduct online gaming operations in Panama starting on December 1, 2021, subject to compliance with certain requirements. Pursuant to the Business Combination Agreement, the Codere Group will seek to transfer the ALTA License granted to Codere Online, but such transfer is subject to the authorization from the Panama Gambling Control Board and is not expected to occur before December 1, 2021.

Codere Online currently has the HIPA License, which permits wagering through retail sports betting agencies. Codere Online’s clients need to register physically in a retail establishment, at least until Codere Online begins operating under the ALTA License, which is expected to occur on December 1, 2021.

To Codere Online’s knowledge, there are at least two other licensed online gaming operators in Panama: Betcris and Caliente.

The following table sets forth the development of online gaming in Panama in terms of gross gaming revenue and CAGR for the 2015–2020 period:

							CAGR %
	2020	2019	2018	2017	2016	2015	(2015 to 2020)
	(In millions of USD)
Casino	5.2	4.0	3.9	3.7	3.4	3.2	10%
Casino (excl. Bingo and Poker)	4.2	3.2	3.1	2.9	2.7	2.5	10%
Bingo	0.8	0.6	0.6	0.5	0.5	0.5	10%
Poker	0.3	0.2	0.2	0.2	0.2	0.2	4%
Sports betting	7.0	7.4	7.2	6.5	6.2	5.4	5%
Total online gaming	12.2	11.4	11.1	10.1	9.7	8.7	7%

Source: H2 Gambling Capital, offshore revenue only, as of July 15, 2021

Argentina

Argentina is one of the largest gaming markets in Latin America. The gaming industry in Argentina consists of lotteries, gaming halls and horse racetracks. In October 2020, Codere Online was the first online operator to receive regulatory approval from the City of Buenos Aires’ regulator for its proposed platform implementation program, which Codere Online believes is a first step towards being awarded a full online betting and casino license in the City of Buenos Aires.

In Argentina, gaming is regulated at the provincial rather than federal level. A few provinces, including Misiones, Corrientes, Entre Ríos, Río Negro and Tucumán, have issued basic online gaming regulation. There are increasing initiatives from the State Lotteries and Casinos Association (ALEA) to issue federal regulation based on European models.

Online legislation in the City of Buenos Aires was enacted in 2018, and the regulator and exclusive holder of the rights to exploit online gaming within the City of Buenos Aires is Lotería de Buenos Aires (LOTBA). LOTBA launched a process in 2020 to grant permits to distribute and commercialize online gaming within the City of Buenos Aires. In March 2021, LOTBA granted the Buenos Aires License to Iberargen S.A., a subsidiary within the Codere Group, for a period of five (5) years. Pursuant to the Business Combination Agreement, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online, but such transfer may not be effected if LOTBA fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market.

Codere Online is not aware of reliable publicly available data regarding the online gaming activity in the City of Buenos Aires (Argentina).

Others (“.com” site)

In addition, Codere Online currently offers, through Aspire, online gaming products via a “.com” website in various markets, including the United Kingdom, Germany, South Africa, Austria and Malta, under Codere Online’s Greenplay brand.

Pursuant to the operator services agreement, effective April 25, 2019, among OMSE and Aspire, Aspire operates the “.com” site and offers online gaming products to customers on either a regulated basis (i.e., pursuant to a local gaming license, as is the case in Austria, Malta and the United Kingdom) or on an unregulated basis pursuant to a Maltese gaming license in countries where the offering of any such online gaming products is not prohibited. Codere Online is responsible for the acquisition of online gaming customers in exchange for a share of the net gaming revenue generated by Aspire as operator of the “.com” site.

From inception through July 8, 2021, approximately 26,000 first time customer deposits were made across 38 different countries in an aggregate amount of approximately €7.5 million, generating approximately €3.4 million in net gaming revenue for Aspire (in which Codere Online participated via its revenue share).

This “.com” business activity generates limited revenues for Codere Online and is viewed by management as a non-core activity. As such, Codere Online is seeking to dispose of this activity or otherwise unwind the operator services agreement with Aspire prior to completion of the Business Combination.

Intellectual Property

Codere Online does not currently own any material registered intellectual property. Codere Online’s intellectual property portfolio will consist substantially of licensed intellectual property, including the “Codere” trademarks licensed pursuant to the Relationship and License Agreement, which agreement is described in “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Relationship and License Agreement.” Pursuant to such agreement, Codere Newco will grant Codere Online, subject to certain limitations and exemptions, an exclusive, sublicenseable and non-transferable license to use certain “Codere” trademarks (and other trademarks related to Codere Online’s business) and domain names. In addition, pursuant to the Sponsorship and Services Agreement, Codere Online will become the licensee of certain rights, marks, names, images, designations, anthems, photographs and brands set forth under the RM Sponsorship Agreement, as well as the licensee or assignee, as applicable, of new sponsorship rights under sponsorship agreements entered into by Codere Newco and certain of its affiliates as negotiated and agreed between SEJO and Codere Newco from time to time (see “Certain Codere Online Relationships and Related Person Transactions — Material agreements — Sponsorship and Services Agreement”). Furthermore, Codere Newco is the licensee of certain additional intellectual property under the Platform and Technology Services Agreement, which agreement is described in “Certain Codere Online Relationships and Related Person Transactions — Material agreements — Platform and Technology Services Agreement”.

Codere Online licenses certain third-party intellectual property (such as games) under licenses and service agreements with those third parties, including through agreements with gaming content creators and service providers. Although Codere Online believes the licenses under the Relationship and License Agreement, the Sponsorship and Services Agreement, the Platform and Technology Services Agreement and these third-party agreements will be sufficient for the operation of Codere Online’s business in the foreseeable future, these licenses limit the use of the licensed intellectual property in specific manners and for specific time periods and Codere Online relies entirely on such rights granted by third parties or affiliates to operate its business. Codere Online may also rely in part on the counterparties to the Relationship and License Agreement, the Sponsorship and Services Agreement, the Platform and Technology Services Agreement and such other third-party agreements to appropriately register, protect and defend the licensed intellectual property.

Codere Online’s online gaming offering consists of a combination of licensed content from leading suppliers in the industry. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the gaming revenue generated from the games played on Codere Online’s platform. In exchange, Codere Online receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities.

Government Regulation

Codere Online is subject to various laws and regulations. For summary information on certain laws and regulations affecting Codere Online’s business, see “Regulation Applicable to Codere Online’s Business.”

Compliance

Codere Online has an internal compliance program designed to ensure that it complies with legal and regulatory requirements, including with regard to money laundering prevention in connection with its online casino and sports betting activities. Additionally, Codere Online employs various methods and tools across its operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure its users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by its users are legitimately derived. Codere Online has a zero-tolerance approach to fraud and collusion.

In accordance with anti-money laundering laws and regulations, Codere Online adopts and implements control policies and procedures that comply with the applicable regulations and reports suspicious transactions to the applicable regulatory authorities.

Anti-money laundering, corruption and bribery are among the risks Codere Online faces in the course of its activity. With the aim of combatting and preventing this problem, the Codere Group has in place the “Global Manual and Guide on Prevention of Irregular Conduct and Anti-money Laundering,” accessible through its corporate website. This manual is accompanied by a practical guide on anti-corruption that identifies the main forms of corruption that affect the Codere Group’s activities, as well as a series of prevention measures such as a secure complaints and whistleblowing channel.

Codere Online’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

Codere Online views the safety and welfare of its users as critical to its business. Codere Online is committed to industry-leading responsible gaming practices and seeks to provide its users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from Codere Online’s offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. Codere Online prominently promotes its responsible gaming tools, resources and initiatives on its websites and mobile applications, which are supported by an established and flexible technology platform. Codere Online also maintains a self-excluded user list, which prohibits self-identified users from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. Codere Online also trains its frontline personnel to identify signs of problematic gaming, ensuring that it is not only utilizing data and technology but also its human resources.

In Spain, members of the gaming sector (representing approximately 70% of gaming activity sector-wide) have founded Cejuego, Spain’s leading gaming trade association, with the aim of providing additional information about the industry and its customers to the public and confront existing perceptions with real data and facts. The Codere Group has been a member of Cejuego since 2018 and keeps a constant dialogue with key interest groups. Additionally, in 2019, Codere Online joined Jdigital, the Spanish Association for Digital Gaming, reinforcing its commitment to responsible gaming and to developing its business in a way that minimizes the social impact of its entertainment offerings through the implementation of best practices, transparency and collaboration with regulators.

Codere Online’s commitments to responsible gaming are based on four main principles: transparency, education, information and self-exclusion. To these ends, the Codere Group, together with Codere Online, has established and continues to develop responsible gaming programs in accordance with its Corporate Social Responsibility Policy. The Codere Group is currently developing specific programs centered around cooperation with communities, associations and non-profit organizations, through donations, volunteer programs and trainings. Since 2007, the Codere Group has published annual studies regarding responsible gaming and gambling, and other annual publications, including comprehensive information about the gambling market worldwide.

Competition

In the online casino and sports betting space, which is vast and rapidly expanding, Codere Online considers any company competing for the time and disposable income of customers within the markets in which it operates to be a competitor, including retail casino and sports betting companies. In addition, there are several gaming companies in Spain, Italy and Latin America that currently provide online casino, online sports betting, or both, including, but not limited to, 888, Bet365, Betcris, Caliente, Entain, Flutter, Lottomatica, Rush Street, Snaitech, Sportium and William Hill.

Codere Online believes the principal competitive factors in the business include reliability, brand recognition, product offering, the ability to acquire and retain users, regulatory compliance, market access, customer service and innovation.

Agreements with the Codere Group

Codere Online has entered into several agreements with other members of the Codere Group, including the Sponsorship and Services Agreement, the Relationship and License Agreement, the AenP Agreement, and the Platform and Technology Services Agreement. For information on the main terms of such agreements, see “Certain Codere Online Relationships and Related Person Transactions.” Codere Online believes that its relationship with the Codere Group will be beneficial to Codere Online and in furtherance of its goal to maximize value for its stake holders.

Employees

Upon consummation of the Business Combination, Codere Online expects to have approximately 150 employees, including directors, intermediate managers, technicians and administrative personnel based in Spain, Mexico, Colombia, Panama, Argentina, Israel, Malta and Gibraltar, most of whom are full-time, direct employees of Codere Online. Operations are primarily run by employees at central service centers in Malta and Israel. Codere Online also relies on non-employee independent contractors to support its operations. None of Codere Online’s employees are represented by a labor organization. Only in Spain our employees are subject to statutory collective bargaining arrangements.

Property

Codere Online leases from Codere Newco a portion of the space within the offices of the Codere Group headquarters located at Avenida de Bruselas, 26 in Alcobendas (Madrid, Spain). Codere Online also has the right to use certain office space and equipment within the Codere Group headquarters. Codere Online also leases office spaces in Melilla (Spain), Malta, Gibraltar and Israel from third-parties.

Legal Proceedings

From time to time, Codere Online may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Codere Online may be and in some cases has been subject to claims, lawsuits, government or regulatory investigations, subpoenas, inquiries or audits, and other proceedings involving areas such as online gambling regulation, intellectual property, consumer protection, privacy, data protection, labor and employment, immigration, import and export practices, product labeling, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes, anti-fraud, anti-money laundering, anti-corruption, counter-terrorist financing, sanctions, related civil and criminal litigation and other matters. For example, in May 2021, CDON and its legal representative received notice of criminal charges for fraud before the Juzgado de Instrucción nº 1 of San Sebastián in Spain (the “Fraud Complaint”). The Fraud Complaint involves a third party who allegedly committed identity theft and opened a Codere player account under a false identity which was ultimately used to commit fraud for an amount of €1,200. CDON’s legal representative appeared for a preliminary hearing, and a further hearing, with an additional claimant, has been scheduled for October 2021. While it is not currently possible to make a reliable assessment or to quantify the financial impact or predict the outcome or timing of the Fraud Complaint, it could result in the imposition of civil and criminal penalties and sanctions on Codere Online and could affect Codere Online’s ability to renew any of its licenses, including the CDON Licenses, which, individually or in the aggregate, could have a material adverse effect on Codere Online’s business, results of operations and financial condition.

Except as disclosed above, Codere Online is not currently a party to any legal proceedings the outcome of which, if determined adversely to Codere Online, are believed by it to, either individually or taken together, have a material adverse effect on its business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on Codere Online because of defense and settlement costs, diversion of management resources, and other factors.

CODERE ONLINE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Codere Online’s management believes is relevant to an assessment and understanding of Codere Online’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Combined Carve-Out Financial Data of Codere Online” and the Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Codere Online” and the unaudited pro forma combined financial statements included in this proxy statement/prospectus that are included elsewhere in this proxy statement/prospectus.

In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

This discussion and analysis contains certain financial measures, in particular the presentation of EBITDA, which are not presented in accordance with IFRS. These non-GAAP financial measures are being presented because they provide Codere Online’s management and readers of this proxy statement/prospectus with additional insight into Codere Online’s operational performance relative to historical periods and relative to its competitors. These non-GAAP financial measures are not a substitute for any IFRS financial information. Readers of this proxy statement/prospectus should use these non-GAAP financial measures only in conjunction with the comparable IFRS financial measures. Reconciliations of EBITDA to Net Income/(Loss), the most comparable IFRS measure, are provided in this proxy statement/prospectus.

For purposes of this section, references to financial data of Codere Online refer to financial data of the Codere Online Business.

Overview

Codere Online is an international online casino gaming and sports betting company focused on providing its customers with a safe and enjoyable online gaming experience. Codere Online currently operates primarily in Spain, Italy, Mexico, Colombia and Panama where it offers its users the ability to play online casino games and bet on sports events, and expects to start operating in the City of Buenos Aires (Argentina) in late 2021. Codere Online seeks to innovate and expand its product offering on its established and flexible technology platform as it pursues its vision to be the leading online casino gaming and sports betting operator in Latin America. Codere Online maintains a wide and updated catalogue of online casino games with over 900 titles from more than 20 third-party content providers.

As part of the Codere Group, Codere Online expects to leverage the “Codere” brand, a well-recognized brand in the gaming industry across Spain and Latin America, by providing customers with an online gaming experience consistent with the Codere Group’s retail footprint. The Codere Group is a leading international gaming operator founded in 1980 with a presence across Spain, Italy and Latin America, including in all of the markets where Codere Online operates. Codere, S.A., the parent company of the Codere Group, has been listed on the Madrid Stock Exchange since 2007, and Codere Online is an indirect subsidiary of Codere, S.A. The Codere Group had nearly 57,000 slots in over 10,000 controlled and third-party retail venues throughout Latin America, Spain and Italy as of December 31, 2019 (approximately 23,000 slots and 6,600 retail venues as of December 31, 2020 as a result of COVID-19 temporary closings).

In 2014, the Codere Group entered into the online gaming business in Spain to pursue new avenues of growth and diversification of its revenue streams, first through Codere Apuestas España, S.A.U. and afterwards independently through Codere Online, which was created to lead the Codere Group’s expansion into the online casino gaming and sports betting markets beyond Spain. To enhance its business, in 2018, the Codere Group recruited an experienced online management team led by industry veteran Moshe Edree with top tier online casino gaming and sports betting expertise. Upon consummation of the Business Combination, Codere Online expects to have approximately 150 employees, including directors, intermediate managers, technicians and administrative personnel based in Spain, Mexico, Colombia, Panama, Argentina, Israel, Malta and Gibraltar. Codere Online operates under the “Codere” brand across all of its markets.

Codere Online believes it is well-positioned for continued growth with the support of the “Codere” brand, its dedicated and highly-experienced management team and an established and flexible technology platform, and due to other macroeconomic and industry tailwinds. Codere Online believes that this privileged combination of expertise, brand recognition and infrastructure across multiple jurisdictions will not only support its continued success in the markets in which it operates, but also allow Codere Online to capture market share in existing markets and in other expansion markets in the future. In particular, Codere Online seeks to expand into other markets in Latin America (many of which are expected to be regulated in the near future), including Brazil, Chile, Peru, Puerto Rico and Uruguay, as well as Argentina (beyond the City of Buenos Aires, where it expects to start operating in late 2021), subject to obtaining the required regulatory approvals once such markets become regulated. Additionally, Codere Online intends to pursue options to access the large Hispanic market in the United States (an estimated 60 million people as of 2019, according to the U.S. Census Bureau) in the future.

Codere Online’s product offering and platform are designed to create exciting online casino gaming and sports betting experiences for its customers. Codere Online’s established and flexible technology platform has an extensive track record of successfully serving its customers and provides the business with a solid foundation for future growth.

Codere Online has established itself as a leading operator across a number of markets since it began operations. According to Codere Online’s estimates, Codere Online’s market share in the online gaming markets of Mexico, Colombia, Panama and Spain ranged between approximately 3% and 11% in each of such markets in terms of net gaming revenue. Codere Online estimates that it had the second largest market share in both Mexico and Panama online gaming markets in terms of net gaming revenue. Codere Online’s management believes that current market shares have been adversely affected by the financial constraints faced by the Codere Group and are not fully reflective of Codere Online’s potential. In the future, Codere Online expects to use a substantial part of the proceeds of the Business Combination to fund customer acquisition costs. Such proceeds, paired with the fact that Codere Online’s marketing spend is currently estimated to be below market leaders in Spain and Mexico and the other competitive advantages detailed herein, are expected to serve as a foundation for its plan to seek a rapid acquisition of customers and market share growth in Spain, Mexico and our other markets.

In the City of Buenos Aires, where Codere Online intends to start operating in late 2021, Codere Online was the first operator to receive approval for its platform implementation program in October 2020 by the City of Buenos Aires’ regulator (Lotería de Buenos Aires). As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, Codere Online expects to benefit from the Codere Group’s leading retail presence in the Province of Buenos Aires, where it operates 13 bingo halls and has approximately a 42% market share (based on gross gaming revenue according to Codere Online’s estimates as of February 2020).

Codere Online’s revenues have grown to €70.5 million for the year ended December 31, 2020 from €61.6 million for the year ended December 31, 2019 driven mainly by substantial growth of online casino wagering in Spain and Mexico, partially offset by a decrease in sports betting activity, which was negatively impacted by the cancellation or postponement of sporting events as a result of the COVID-19 pandemic.

Going Concern

The report issued by Ernst & Young, S.L., Codere Online’s independent registered public accounting firm, on the Annual Combined Carve-out Financial Statements includes an explanatory paragraph describing conditions that raise substantial doubt about Codere Online’s ability to continue as a going concern as described in Note 3(m) to the Annual Combined Carve-out Financial Statements. There is no assurance that Codere Online’s plans to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about Codere Online’s ability to continue as a going concern. The Annual Combined Carve-out Financial Statements and the Interim Combined Carve-out Financial Information do not include any adjustments that might result from the failure to consummate the Business Combination or Codere Online’s inability to continue as a going concern. If Codere Online fails to consummate the Business Combination or is otherwise unable to continue as a going concern, investors could suffer the loss of all or a substantial portion of their investment.

Incorporation of Holdco and Preparation of Interim Combined Carve-out Financial Information and Annual Combined Carve-out Financial Statements

Holdco was incorporated in June 2021 and, therefore, did not exist during the periods covered by the Interim Combined Carve-out Financial Information or the Annual Combined Carve-out Financial Statements. As explained in greater detail in Notes 1 and 2 to the Annual Combined Carve-out Financial Statements, the combined carve-out financial information reflects the combination of the results of all of the entities and/or businesses that form the Codere Online Business and that Codere Newco will transfer to Holdco in accordance with the Business Combination Agreement. This transfer will be performed in two steps: first, the transfer to SEJO of all the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO (as part of the Restructuring) and, secondly, the transfer of SEJO to Holdco (as part of the Exchange).

Spain and Italy are the only two jurisdictions in which existing operating entities, CDON and Codere Scommesse S.r.l., respectively, will be transferred to SEJO. In Panama, Colombia and Argentina, new entities have been or will be incorporated with SEJO as sole or majority shareholder. The licenses pursuant to which Codere Online Business currently operates in these jurisdictions (in the case of Panama and Colombia) or is expected to begin operating in the near future (in the case of the City of Buenos Aires, Argentina), will be transferred, together with the existing businesses, to SEJO. In Mexico, the online business will be transferred to SEJO though the consummation of an “Asociación en Participación” or “AenP” (an unincorporated joint venture) between LIFO (the entity which holds the LIFO License) as asociante, and SEJO as asociado, pursuant to which SEJO will have the right to receive 99.99% of any distributed profits.

In accordance with the Business Combination Agreement, if the planned corporate restructuring cannot be consummated by October 1, 2021 with respect to any of the entities that are located in Colombia, Panama or the City of Buenos Aires (Argentina), as the case may be, a Restructuring Agreement will be entered into between the relevant Codere Group entity holding the online license and the Codere Online entity in the affected jurisdiction. In particular, Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.”

The Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements do not reflect Codere Online’s proposed use of the proceeds of the Transactions, which seeks to enhance and expand its business and operations in the coming years, nor any incremental operating expenses (e.g. due to the reinforcement of the management team and/or related to third-party service providers) needed to support such enhancement and expansion of the business and operation as an independent company. Consequently, the Interim Combined Carve-out Financial Information or the Annual Combined Carve-out Financial Statements may not be indicative of the results of operations and financial position of Holdco.

The Business Combination and Preparation of Pro Forma Combined Financial Information

On June 21, 2021, DD3, Codere Newco, SEJO, Holdco and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, expenses provisions and other terms relating to the Merger and the other transactions contemplated thereby.

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchange and the Merger, the parties will consummate the Business Combination and SEJO and DD3 will become direct wholly-owned subsidiaries of Holdco. For more information, see the section entitled “The Business Combination Agreement.”

This proxy statement/prospectus includes unaudited pro forma combined financial information for the Combined Company. The unaudited pro forma combined income statement of the Combined Company combines the historical audited income statement of DD3 for the year ended December 31, 2020 and the unaudited income statement of DD3 for the three months ended March 31, 2021, with the audited combined carve-out income statement of Codere Online for the year ended December 31, 2020 and the unaudited combined carve-out results of Codere Online for the three months ended March 31, 2021 respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma combined statement of financial position of the Combined Company combines the unaudited statement of financial position of DD3 as of March 31, 2021 and the unaudited combined carve-out statement of financial position of Codere Online as of March 31, 2021 and gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2021. DD3 has no operating history and no revenues.

The unaudited pro forma combined financial information are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Furthermore, the unaudited pro forma combined financial information does not reflect Codere Online’s proposed use of the proceeds of the Transactions, which seeks to enhance and expand its business and operations in the coming years, nor any incremental operating expenses (e.g. due to the reinforcement of the management team and/or related to third-party service providers) needed to support such enhancement and expansion of the business and operation as an independent company. Therefore, the unaudited pro forma combined financial information are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated above, or of the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

Key Factors Affecting Operating Results

The following factors have affected, and are expected to continue to affect, our business, results of operations, financial condition and prospects:

COVID-19

COVID-19 has significantly impacted the economic conditions around the world. Beyond disruptions in normal business operations, one of the main impacts of the pandemic on Codere Online’s business was the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events, which adversely affected Codere Online’s online sports betting business (which accounts for roughly half of its revenue). At the same time, Codere Online has benefited from a change in consumer habits as a result of people being required to stay in their homes or otherwise voluntarily staying in their homes. The temporary closures of gaming and sports betting facilities and the imposition of capacity limitations on such venues due to COVID-19 have caused an increase in new users utilizing online casino gaming and sports betting who may continue to wager online even though land-based venues have generally reopened, which may provide additional opportunities for Codere Online to market online gaming and sports wagering to traditional land-based gaming and sports wagering users. There are other ways in which COVID-19 may affect our business. If, despite the safety protocols we have in place, a high percentage of Codere Online’s employees and/or a subset of its key employees and executives are infected or otherwise adversely impacted by COVID-19, Codere Online’s ability to continue to operate effectively may be negatively impacted. The ultimate impact of this pandemic, including its impact on customer behavior, on Codere Online’s financial condition and operating results is unknown, but could be material, and will depend, in part, on the length of time that disruptions resulting from COVID-19 continue to exist.

Industry Opportunity and Competitive Landscape

Codere Online operates within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. Our short-to-medium focus is on replicating our Spanish online strategy in certain high growth core markets in Latin America, including Mexico, Colombia, Panama and the City of Buenos Aires (Argentina). We will also seek to expand into new markets in Latin America as they become regulated, including Brazil, Chile, Peru, Puerto Rico, Uruguay and certain other regions of Argentina (beyond the City of Buenos Aires). We may also pursue options to access the Hispanic market in the United States. As Codere Online prepares to enter new jurisdictions, it expects to face significant competition from other established industry players, some of which may have more experience in online casino gaming and sports betting and have access to more resources. Codere Online believes that its online gaming platform, experience operating in different jurisdictions, the “Codere” brand and its marketing strategies which appeal to customers and its many unique product offerings and bonus features will enable Codere Online to compete with such established industry players.

Codere Online’s performance may vary from one jurisdiction to the next as a result of the level of competition in each jurisdiction among other factors.

Legalization, Regulation and Taxation

While Codere Online’s financial growth prospects relate mainly to its business in the markets in which it already operates, Codere Online intends to expand its business to additional regions in Latin America (Brazil, Chile, Peru, Puerto Rico, Uruguay and Argentina (beyond the City of Buenos Aires, where it expects to start operating in late 2021)).

Codere Online’s expansion to such regions depends on the legalization of online casino gaming and sports betting across Latin America, a trend that Codere Online believes is in its early stage. Online casino gaming and sports betting may expand further due to many factors, including that countries are seeking ways to increase revenues. Codere Online’s strategy is to enter new jurisdictions that open up through new regulatory frameworks and licensing regimes, where Codere Online believes it is financially prudent for it to enter.

The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than Codere Online anticipates. In addition, legislative or regulatory restrictions and gaming taxes may make it less attractive or more difficult for Codere Online to do business in a particular jurisdiction. Further, certain jurisdictions require Codere Online to have a relationship with a land-based gaming venue for online gaming and sports wagering access, which tends to increase expenses.

Finally, governments impose taxes on online casino gaming and sports betting, which may vary substantially between jurisdictions.

Ability to Acquire, Retain and Monetize Users

Codere Online’s ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, Codere Online leverages marketing to acquire, convert and retain customers. Codere Online uses a variety of paid marketing channels, in combination with compelling offers and unique product features, to attract and engage customers. Furthermore, Codere Online optimizes its marketing spend using and exhaustively analyzing data collected since the beginning of its operations. Codere Online’s marketing spend is based on a model that considers a variety of factors, including the products offered in each jurisdiction, the performance of the different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings. Where paid marketing is concerned, Codere Online leverages a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where Codere Online operates or intends to operate. Codere Online believes that there is significant benefit to having a flexible approach to advertising spending as it can move its advertising spending around based on dynamic outreach. These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While Codere Online is continuing to assess the efficiency of its marketing and promotion activities, it is difficult for Codere Online to predict when it will achieve its longer-term profitability objectives.

Managing Wagering Risk

The online casino gaming and sports betting businesses are characterized by an element of chance and the outcome of external results. Accordingly, Codere Online employs theoretical and projected take rates, based on historical data, to estimate how a certain type of online casino or sports wager, on average, will perform in the long run. Although each online casino or sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino and sports wagering, the element of chance and the outcome of external results may affect take rates; these take rates, particularly for online sports wagering, may also be affected in the short term by factors that are largely beyond Codere Online’s control, such as unanticipated event outcomes, a user’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of users, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is very rare, but possible, that a random number generator outcome or game will malfunction and award errant prizes. For online sports wagering, it is possible that Codere Online’s platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if Codere Online’s wagering products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual take rates on Codere Online’s online casino games and sports wagers may differ from the theoretical or projected take rates it has estimated and could result in the winnings of Codere Online’s online casino games or sports bet’s users exceeding those anticipated. The variability of take rates also has the potential to adversely affect Codere Online’s business, results of operations, financial condition, prospects and cash flows.

Codere Online seeks to mitigate these risks through data science and analytics and rules built into its platform, as well as active management of its amounts at risk at a point in time, but it may not always be able to do so successfully. In particular, as part of its platform, Codere Group’s Trading and Risk team is responsible for implementing the pricing strategy (i.e., setting and continuously adjusting, based on averaging activity, the fixed odds) defined by Codere Online and its furtherance of Codere Online’s online sports betting offering. Codere Group’s Trading and Risk team, which counts with approximately 30 in-house traders, receives, reviews and compares the odds received by third-party feed providers to Codere Online’s strategy and informs management on the risk assumed as a result of the accumulated amount of bets in the event that they exceed the amounts established as per risk management parameters in place at the time. Further, Codere Group’s traders continuously monitor competitor pricing across a wide range of sporting events to ensure that Codere Online’s betting markets are competitive. For additional information, see “Information About Codere Online — Technology Platform.”

Seasonality and Mix of Revenue Based on Time Period in Markets

Codere Online’s profitability will generally depend on how long it has been operating in each jurisdiction. Generally, but not always, Codere Online’s level of profitability will increase with more years in a jurisdiction.

Further, Codere Online’s sports betting business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, Codere Online’s online sports wagering users are most active during the season of the main sport league in a given jurisdiction as well as during any worldwide events.

Limited Operating History and Potential for Growth

Codere Online has a limited operating history in the online casino gaming and sports betting industry, which is continuously evolving. Codere Online is in the development stage and, consequently, its results of operations may differ significantly from the financial data included herein. As early stage companies, Codere Online has limited experience and has not yet demonstrated its ability to obtain profits.

Additionally, Codere Online intends to make significant investments to support its business growth using the proceeds of the Business Combination and may require additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance its existing platform, improve its operating infrastructure or acquire technologies and attract and retain personnel. There is no assurance that Codere Online’s business growth strategy will be successful. Consequently, any predictions about future performance may not be as accurate as they would be if Codere Online had a history of successfully operating in the online gaming industry or if Codere Online was going to continue to operate in accordance with past practice.

Independent Operations

Codere Online has no experience operating as an independent company. Historically, Codere Newco and certain of its subsidiaries have provided, and following the consummation of the Business Combination will continue to provide, certain services related to corporate functions including, among other services, general management, management control, internal audit, communication, legal, financial management, human capital, corporate security support, platform services and corporate development. Following the consummation of the Business Combination, Codere Newco will continue to provide many of these services under a Sponsorship and Services Agreement between Codere Online and Codere Newco. While these services are being provided to Codere Online by Codere Newco and certain of its subsidiaries, Codere Online will be dependent on them for services that are critical to Codere Online’s operation, and Codere Online’s operational flexibility to modify or implement changes with respect to such services and the amounts Codere Online pays for them will be limited. Codere Online’s results of operations may be affected by its dependency on these services.

Key Components of Statements of Operations

Revenue

Codere Online earns revenue primarily through online gambling, offering a suite of games similar to those available in land-based casinos and gambling establishments, as well as sports betting. In addition, revenue includes income generated from admission fees charged to customers in Mexico for access to the online system/platform as well as for the management of customers’ online accounts.

Online casino games

Online casino offerings typically include the full portfolio of games available in land-based gaming halls, such as slot machines, table games and bingo. For these offerings, Codere Online functions similarly to land-based casinos, generating revenue, as users play against the house. There is certain volatility with online casino wagering, as with land-based wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Codere Online’s experience has been that online casino margins are less volatile than online sports margins.

Codere Online’s online gaming offerings consist of a combination of licensed content from leading suppliers in the industry. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the gaming revenue generated from the games played on Codere Online’s platform. In exchange, Codere Online receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities.

Codere Online maintains a wide and updated catalogue of online casino games with over 900 titles from more than 20 third-party content providers. Codere Online believes that its ability to offer a wide array of online gaming products effectively reduces its customer acquisition costs and player churn by providing a superior product offering to customers.

Online sports betting and other bets

Online sports betting involves a user placing a wager on an event at some fixed odds (a “proposition”) determined by Codere Online. If the user wins, Codere Online pays out the bet. If the user loses, Codere Online keeps the amount wagered. Codere Online takes risk on any such wager to the extent that its “book” (i.e., wagers accepted for either or all proposition bet outcomes) may not be balanced and, depending on the result of the event, Codere Online may generate an aggregate win or loss on the overall book. Codere Online’s seeks to generate revenue by setting odds such that there is a built-in theoretical margin in each proposition offered to its users. While different outcomes of the events may cause volatility in Codere Online’s revenue, Codere Online believes it can deliver a fairly stable sports betting margin over the long term.

As part of the platform, Codere Group’s Trading and Risk team is responsible for implementing the pricing strategy (i.e., setting and continuously adjusting, based on averaging activity, the fixed odds) defined by Codere Online and its furtherance of Codere Online’s online sports betting offering. For a more detailed description, see “Information About Codere Online — Technology Platform.” In addition to traditional pre-match wagering, where Codere Online has a robust offering with historical data, odds statistics and latest teams and players news, Codere Online offers other sports wagering products such as live betting. Codere Online has also incorporated live streaming of sporting events into its online sports betting offering, on a round-the-clock basis and with industry-leading match visualization features.

Codere Online’s sports betting business has a vast and diversified offering with over 30,000 live events per year throughout most major sports taking place around the world, which helps to minimize the impact of seasonality, and allows customers to access on average over 50 in-play bets per event. Nonetheless, seasonality has an effect in certain periods of the year given the relative popularity of certain local sports, such as top tier football in Europe.

Supporting Entities

Consists of revenue generated by OMSE, Codere Israel Marketing Support Services LTD and Codere (Gibraltar) Marketing Services LTD (collectively, the “Supporting Entities”). The Supporting Entities provide support services, such as marketing and management services, to the operating entities of Codere Online. Therefore, the majority of the revenue generated by the Supporting Entities is eliminated in the consolidation process, as a result of offsetting the corresponding expenses from the relevant operating entities.

Personnel expenses

Personnel expenses consist primarily of wages, salaries and similar expenses, as well as, to a lesser extent, social security contributions payable by Codere Online and other social contributions. As noted above, personnel expenses reflected in the Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements do not account for certain personnel expenses resulting from Codere Online’s transition into an independent company.

Depreciation and amortization

Depreciation and amortization consists primarily of the amortization of intangible assets and, to a much lesser extent, depreciation of property, plant and equipment and amortization of right-of-use assets. For additional information on Codere Online’s amortization of intangible assets, see Note 5 to the Annual Combined Carve-out Financial Statements.

Due to the online nature of the business, investments in property, plant and equipment are not significant.

Other operating expenses

Other operating expenses consists primarily of marketing expenses, professional services and other expenses, gambling taxes, casino license royalties (which consists of fees paid to third parties for the commercialization of their casino games) as well as utilities, repairs and maintenance, among other expenses. Additionally, expenses incurred as a result of the Related Party Agreements are (or will be, with respect to Related Party Agreements that will become effective upon the consummation of the Business Combination) recorded under this heading. Professional services and other expenses mainly include: (i) streaming services contracted to external parties offered to our customers as complement to our sports complete betting offer, (ii) the payment processing which allows our customers to deposit and withdraw money using user-friendly platforms from payment processing providers and (iii) some of our less popular sports odds are hired to external providers and this service expense is included in the professional services and other expenses line. Additionally, included within this heading are expenses related to our customer relationship management tools.

Codere Online expects to significantly increase its marketing expenses in the future and intends to use a significant portion of the proceeds of the Transactions to boost its marketing expenditure in its core markets. In particular, Codere Online will seek to sign new high profile sponsorships, increase its presence in traditional and acquisition media and engage marketing agencies.

Marketing efforts vary significantly from region to region:

•        Spain.    The market in Spain is mature. Therefore, while Codere Online continuously seeks to acquire new customers from its competitors, it mainly focuses its marketing efforts on its existing customers to drive an increase in spending. Recently, the most notable marketing initiative in Spain has been the sponsorship agreement with Real Madrid. Nonetheless, by virtue of an amendment to the RM Sponsorship Agreement entered into in November 2020, the sponsorship agreement was terminated in respect of Spain only (and without prejudice to the agreement remaining in force in all other applicable jurisdictions including Mexico, South America and Central America) at the end of the 2020/2021 football season due to newly-enacted advertising legal restrictions (which affect sponsorship) in Spain. We expect a further amendment to the RM Sponsorship Agreement will be entered into before consummation of the Business Combination. The Codere Group has forged a strong relationship with Real Madrid in these last years and is currently exploring new avenues of collaboration in the future. Codere Online benefits from and has use rights to the existing, and any future amended, sponsorship agreement with Real Madrid. See the section entitled “Certain Codere Online Relationships and Related Person Transactions — Material Agreements — Sponsorship and Services Agreement.”

•        Mexico.    The market in Mexico is expanding. Therefore, Codere Online focuses on gaining new customers through its marketing initiatives and loyalty programs. The most notable marketing sponsorship agreement in Mexico in 2021 is the one with the football team Rayados in Monterrey, a leading team in the local league, a deal which Codere Online closed in early 2021 in order to replicate its Spanish business model. The most notable marketing sponsorship agreement in 2020 was the one with the U.S. National Basketball Association.

•        Colombia.    The market in Colombia is expanding. Therefore, Codere Online focuses on gaining new customers through its marketing initiatives and loyalty programs. In Colombia, Codere Online has various sponsorships with sports celebrities.

•        Argentina.    Codere Online expects to start operating in the City of Buenos Aires (Argentina) in late 2021. In order to boost its brand positioning, Codere Online has recently entered into a sponsorship agreement with one of the two most important football teams in Argentina, River Plate. Starting in June 2021, the “Codere” brand was added to the sleeve of the uniform shirt of players and, for the 2022/2023 season, it will be on the front of the uniform shirt.

Finance costs

Finance costs consists primarily of both realized and unrealized foreign exchange gains/(losses) that have been created due to the fluctuation of the exchange rates between the Euro and the other currencies, mainly the Mexican Peso, the Colombian Peso and the Panamanian Balboa, that Codere Online uses in its operations as well as interest expense related to Codere Online’s outstanding loans and borrowings from related parties. Certain intra-group indebtedness was capitalized on June 30, 2021 (see “— Liquidity and Capital Resources — Indebtedness”). In addition, any other outstanding loans and borrowings from related parties are expected to be capitalized prior to the consummation of the Business Combination.

Income tax expense

Income tax expense represents the sum of the tax currently payable and deferred tax, if any. The tax currently payable is based on taxable income for the year. Taxable income differs from income before tax as reported in the combined carve-out income statement because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. Codere Online’s current tax is calculated using rates applicable for the tax period that have been enacted or substantively enacted by the end of the reporting period.

Results of Operations

Comparison of the three months ended March 31, 2021 and 2020

The following table sets forth Codere Online’s combined carve-out income statements for the periods indicated:

(in thousands of Euros)	For the three months ended March 31,		Change
	2021	2020	€	%
	(unaudited)
Revenue	19,840	16,776	3,064	18.3%
Personnel expenses	(1,505)	(1,387)	(118)	8.5%
Depreciation and amortization	(224)	(265)	41	(15.5)%
Other operating expenses	(24,072)	(19,584)	(4,488)	22.9%
Operating expenses	(25,801)	(21,236)	(4,565)	21.5%
OPERATING INCOME/(LOSS)	(5,961)	(4,460)	(1,501)	33.7%
Finance income	20	—	20	100%
Finance costs	(174)	(93)	(81)	87.1%
Net financial results	(154)	(93)	(61)	65.6%
NET INCOME/(LOSS) BEFORE TAX	(6,115)	(4,553)	(1,562)	34.3%
Income tax benefit/(expense)	11	(85)	96	n.m.
NET INCOME/(LOSS) FOR THE PERIOD	(6,104)	(4,638)	(1,466)	31.6%
Attributable to equity holders of the parent	(6,107)	(4,655)	(1,452)	31.2%
Attributable to non-controlling interest	3	17	(14)	(82.4)%

Revenue

Revenue increased €3.1 million, or 18.3%, to €19.8 million for the three months ended March 31, 2021 from €16.7 million for the three months ended March 31, 2020.

For the three months ended March 31, 2021 and the three months ended March 31, 2020, sports betting revenue amounted to €9.2 million and €8.6 million, respectively, online casino wagering revenue amounted to €6.5 million and €5.7 million, respectively, and income generated in Mexico from admission fees charged to customers for access to the online system/platform and the management of customers’ online accounts amounted to €4.1 million and €2.4 million, respectively.

The following table sets forth the distribution of our revenues by geographic area for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
	(unaudited)
Spain	13,030	11,897	1,133	9.5%
Mexico	5,774	4,213	1,561	37.1%
Colombia	760	410	350	85.4%
Other Operations	197	89	108	121.3%
Supporting Entities	9,667	7,543	2,124	28.2%
Intercompany eliminations	(9,588)	(7,376)	(2,212)	30.0%
Total	19,840	16,776	3,064	18.3%

Revenue in Spain increased €1.1 million, or 9.5%, to €13.0 million for the three months ended March 31, 2021 from €11.9 million for the three months ended March 31, 2020. This increase was primarily due to an increase in gambling revenues as a result of increased marketing and increased wages per customer both in the online casino and sports betting businesses. Additionally, revenues from mid-March of 2020 began to be negatively impacted as a result of the COVID-19 pandemic, as this is when all sporting events started to be cancelled.

Revenue in Mexico increased €1.6 million, or 37.1%, to €5.8 million for the three months ended March 31, 2021 from €4.2 million for the three months ended March 31, 2020 and revenue in Colombia increased €0.4 million, or 85.4%, to €0.8 million for the three months ended March 31, 2021 from €0.4 million for the three months ended March 31, 2020. These increases were primarily due to an increase in online casino wagering revenues as a result of increased marketing and increased wages per customer. These increases in revenue were offset in part by the depreciation of the average exchange rates of the relevant local currencies against the Euro.

Revenue generated by the Supporting Entities increased €2.1 million, or 28.2%, to €9.7 million for the three months ended March 31, 2021 from €7.5 million for the three months ended March 31, 2020. This increase was primarily due to the increases in operations in Spain, Mexico and Colombia. The intercompany eliminations shown in the table above relate primarily to the revenue from the Supporting Entities.

Personnel expenses

Personnel expenses remained stable at €1.5 million for the three months ended March 31, 2021 as compared to €1.4 million for the three months ended March 31, 2020. This was primarily due to the fact that there were no significant changes in personnel between the two periods despite the growth in operations. This is due to the nature of the business, where operations are primarily run by employees at central service centers in Malta and Israel, and additional employees are generally not needed to grow the business at the operating locations. Therefore, personnel expenses do not increase proportionally with revenue.

Depreciation and amortization

Depreciation and amortization remained stable at €0.2 million for the three months ended March 31, 2021 from €0.3 million for the three months ended March 31, 2020. This was primarily due to the fact that there were no significant changes in fixed assets or intangibles between the two periods.

Other operating expenses

Other operating expenses increased €4.5 million, or 22.9%, to €24.1 million for the three months ended March 31, 2021 from €19.6 million for the three months ended March 31, 2020. The increase was primarily due to increases in professional services and other expenses and marketing expenses. Included within the professional services and other expenses line is expenses for our streaming service. Codere Online expanded its overall streaming service in 2021 to offer more sporting events, which resulted in increased costs. Additionally, expenses in the first three months of 2020 were impacted as a result of the lack of sporting events in the second half of March 2020 due to COVID-19 and therefore there were no broadcast costs during that time.

The following table sets forth the breakdown of our other operating expenses for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
	(unaudited)
Gambling taxes	2,585	1,994	591	29.6%
Leases	82	113	(31)	(27.4)%
Utilities, repairs and maintenance	57	140	(83)	(59.3)%
Professional services and other expenses	9,949	8,185	1,764	21.6%
Casino license royalties	1,183	807	376	46.6%
Marketing expenses	10,216	8,345	1,871	22.4%
Total	24,072	19,584	4,488	22.9%

Marketing expenses

Marketing expenses increased €1.9 million, or 22.4%, to €10.2 million for the three months ended March 31, 2021 from €8.3 million for the three months ended March 31, 2020. Codere Online believes that marketing is a major driver of growth for its business. Codere Online focuses on traditional marketing (including TV, radio and press), digital marketing (including social media and affiliation networks) and sports sponsorships.

Operating income/(loss)

As a result of the foregoing, operating loss increased €1.5 million, or 33.7%, to €6.0 million for the three months ended March 31, 2021 from €4.5 million for the three months ended March 31, 2020.

Finance income

Finance income increased to €20 thousand for the three months ended March 31, 2021 from €0 thousand for the three months ended March 31, 2020. The increase was primarily due to an increase in income earned on fixed income securities.

Finance costs

Finance costs increased €0.1 million, or 87.1%, to €0.2 million for the three months ended March 31, 2021 from €0.1 million for the three months ended March 31, 2020. The increase was primarily due to an increase in foreign exchange losses.

Net financial results

As a result of the foregoing, net finance costs increased €0.1 million, or 65.6%, to €0.2 million for the three months ended March 31, 2021 from €0.1 million for the three months ended March 31, 2020.

Net income/(loss) before tax

As a result of the foregoing, net loss before tax increased €1.6 million, or 34.3%, to €6.1 million for the three months ended March 31, 2021 from €4.5 million for the three months ended March 31, 2020.

Income tax benefit/(expense)

Income tax benefit/(expense) was a tax benefit of €0.1 million for the three months ended March 31, 2021 and a tax expense of €0.8 million for the three months ended March 31, 2020. This was primarily due to the fact that there were no significant changes in deferred items between the two periods.

Net income/(loss) for the period

As a result of the foregoing, net loss for the period increased €1.5 million, or 31.6%, to €6.1 million for the three months ended March 31, 2021 from €4.6 million for the three months ended March 31, 2020.

Comparison of the year ended December 31, 2020 to the year ended December 31, 2019

The following table sets forth Codere Online’s combined carve-out income statements for the periods indicated:

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Revenue	70,497	61,583	8,914	14.5%
Personnel expenses	(5,157)	(5,102)	(55)	1.1%
Depreciation and amortization	(932)	(1,193)	261	(21.9)%
Other operating expenses	(78,657)	(71,165)	(7,492)	10.5%
Operating expenses	(84,746)	(77,460)	(7,286)	9.4%
OPERATING INCOME/(LOSS)	(14,249)	(15,877)	1,628	(10.3)%
Finance costs	(520)	(269)	(251)	93.3%
Net financial results	(520)	(269)	(251)	93.3%
NET INCOME/(LOSS) BEFORE TAX	(14,769)	(16,146)	1,377	(8.5)%
Income tax benefit/(expense)	(1,510)	53	(1,563)	n.m.
NET INCOME/(LOSS) FOR THE YEAR	(16,279)	(16,093)	(186)	1.2%
Attributable to equity holders of the parent	(16,274)	(16,191)	(83)	0.5%
Attributable to non-controlling interest	(5)	98	(103)	(105.1)%

Revenue

Revenue increased €8.9 million, or 14.5%, to €70.5 million for the year ended December 31, 2020 from €61.6 million for the year ended December 31, 2019.

For the year ended December 31, 2020 and the year ended December 31, 2019, sports betting revenue amounted to €33.9 million and €36.3 million, respectively, online casino wagering revenue amounted to €25.3 million and €15.7 million, respectively, and income generated in Mexico from admission fees charged to customers for access to the online system/platform and the management of customers’ online accounts amounted to €11.3 million and €9.6 million, respectively.

The following table sets forth the distribution of our revenues by geographic area for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Spain	48,279	44,058	4,221	9.6%
Mexico	18,422	15,222	3,200	21.0%
Colombia	2,355	1,505	850	56.5%
Other Operations	329	731	(402)	(55.0)%
Supporting Entities	31,046	27,743	3,303	11.9%
Intercompany eliminations	(29,934)	(27,676)	(2,258)	8.2%
Total	70,497	61,583	8,914	14.5%

Revenue in Spain increased €4.2 million, or 9.6%, to €48.3 million for the year ended December 31, 2020 from €44.1 million for the year ended December 31, 2019. This increase was primarily due to an increase in gambling revenues as a result of increased marketing and increased spending per customer in the online casino business. Business closures, capacity limitations, stay-at-home orders and other measures imposed in light of the COVID-19 pandemic have resulted in a significant increase in online businesses. However, the COVID-19 pandemic also resulted in the cancellation and postponement of several sporting events. During approximately two and a half months during 2020 there were no sporting events and, therefore, there were no revenues earned on sports betting during that time.

Revenue in Mexico increased €3.2 million, or 21.0%, to €18.4 million for the year ended December 31, 2020 from €15.2 million for the year ended December 31, 2019 and revenue in Colombia increased €0.9 million, or 56.5%, to €2.4 million for the year ended December 31, 2020 from €1.5 million for the year ended December 31, 2019. These increases were primarily due to an increase in gambling revenues as a result of increased marketing and increased spending per customer. The increase was partially offset by the impacts of the cancellation or postponement of sporting events and the closure of retail facilities, given the still limited credit card usage in the region. Furthermore, the increase was offset in part by the depreciation of the average exchange rates of the relevant local currencies against the Euro.

Revenue generated by the Supporting Entities increased €3.3 million, or 11.9%, to €31.0 million for the year ended December 31, 2020 from €27.7 million for the year ended December 31, 2019. This increase was primarily due to the increases in operations in Spain, Mexico and Colombia. The intercompany eliminations shown in the table above relate primarily to the revenue from the Supporting Entities.

Personnel expenses

Personnel expenses remained stable at €5.2 million for the year ended December 31, 2020 as compared to €5.1 million for the year ended December 31, 2019. This was primarily due to the fact that there were no significant changes in personnel between the two periods despite the growth in operations due to the nature of the business, where operations are primarily run by employees at central service centers in Malta and Israel. Therefore, personnel expenses do not necessarily change in proportion to changes in revenue.

Depreciation and amortization

Depreciation and amortization decreased €0.3 million, or 21.9%, to €0.9 million for the year ended December 31, 2020 from €1.2 million for the year ended December 31, 2019. The decrease was primarily due to certain intangible assets being fully amortized in 2019 coupled with less additions to intangible assets during 2020 as compared to 2019.

Other operating expenses

Other operating expenses increased €7.5 million, or 10.5%, to €78.7 million for the year ended December 31, 2020 from €71.2 million for the year ended December 31, 2019. The increase was primarily due to increases in the expenses related to revenue such as gambling taxes, casino license royalties and payment processing expenses. Additionally, the COVID-19 pandemic had an impact on expenses, as some governments, such as the Spanish government, imposed restrictions on marketing that resulted in Codere Online not spending as much as it had planned. As a result, marketing expenses were broadly in line with those of 2019. Furthermore, Codere Online faced funding limitations due to the financial condition of the Codere Group, which was significantly affected by the closure of its retail establishments.

The following table sets forth the breakdown of our other operating expenses for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Gambling taxes	8,867	7,402	1,465	19.8%
Leases	575	488	87	17.8%
Utilities, repairs and maintenance	1,258	285	973	341.4%
Professional services and other expenses	28,639	26,320	2,319	8.8%
Casino license royalties	4,255	2,241	2,014	89.9%
Marketing expenses	35,063	34,429	634	1.8%
Total	78,657	71,165	7,491	10.5%

Marketing expenses

Marketing expenses increased €0.6 million, or 1.8%, to €35.1 million for the year ended December 31, 2020 from €34.5 million for the year ended December 31, 2019. Due to the disruptions caused by COVID-19 in 2020, Codere Online was not able to fully conduct its planned marketing spend for the year ended December 31, 2020. Therefore, marketing expenses increased by a smaller margin than Codere Online’s other operating expenses for the year ended December 31, 2020.

Operating income/(loss)

As a result of the foregoing, operating loss decreased €1.7 million, or 10.3%, to €14.2 million for the year ended December 31, 2020 from €15.9 million for the year ended December 31, 2019.

Finance costs

Finance costs increased €0.2 million, or 93.3%, to €0.5 million for the year ended December 31, 2020 from €0.3 million for the year ended December 31, 2019. The increase was primarily due to an increase in interest expense related to the participating intra-group loans (all of which were capitalized on June 30, 2021 (see “— Liquidity and Capital Resources — Indebtedness”)) partially offset by more favorable foreign exchange differences.

Net income/(loss) before tax

As a result of the foregoing, net loss before tax decreased €1.3 million, or 8.5%, to €14.8 million for the year ended December 31, 2020 from €16.1 million for the year ended December 31, 2019.

Income tax benefit/(expense)

There was €1.5 million of income tax expense for the year ended December 31, 2020, compared with €0.1 million of income tax benefit for the year ended December 31, 2019. The change was primarily due to a decrease in permanent differences.

Net income/(loss) for the year

As a result of the foregoing, net loss for the year was €16.3 million for the year ended December 31, 2020 and €16.1 million for the year ended December 31, 2019.

Liquidity and Capital Resources

Liquidity

Codere Online has incurred losses in the operation of its business driven primarily by its operating expenses, including, among others, marketing and professional services expenses, since its inception. Codere Online anticipates that its expenses will increase and that it will continue to incur losses in the future until at least it reaches full-scale commercial operation. These conditions raise substantial doubt about Codere Online’s ability to continue as a going concern as described in Note 3(m) to the Annual Combined Carve-out Financial Statements.

Codere Online measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Since inception, Codere Online has funded the cash requirements of its business operations primarily through cash flows from operations and shareholder contributions and other financing obtained from Codere Group.

Codere Online had €6.7 million in cash and cash equivalents as of March 31, 2021 (€10.9 million and €8.0 million as of December 31, 2020 and 2019, respectively), of which €2.7 million was restricted (€2.6 million and €2.5 million as of December 31, 2020 and 2019, respectively). Restricted cash corresponds to cash from Spanish clients where the regulation requires Codere Online to maintain one (1) euro as restricted cash for each euro the customer has in the virtual wallet.

Based on the fact that Codere Online is expected to have at least $77 million in additional cash immediately following the consummation of the Business Combination and based on its current level of operations, Codere Online believes that cash on hand and cash generated from operations will be adequate to meet its anticipated obligations under its contracts, borrowings requirements and working capital needs for the next twelve months. However, Codere Online cannot provide any assurance that this will be the case or that Codere Online will be commercially successful or achieve or sustain profitability in the future.

Codere Online expects its working capital requirements to continue to increase in the immediate future, as it consolidates its position in the Spanish market, invests in becoming an operator of reference in the Latin American market, launches its operations in Argentina, increases its marketing expenses and enhances its platform. As a result thereof, Codere Online may seek additional funding in the future, including through a combination of equity or debt financings, third-party funding or other sources and arrangements. If any needed financing is not available, or if the terms of financing are less desirable than Codere Online expects, it may be forced to decrease its level of investment in its platform, new product launches or related marketing initiatives or to scale back its existing operations, which could have an adverse impact on Codere Online’s business and financial prospects.

Indebtedness

As of March 31, 2021, December 31, 2020 and December 31, 2019, Codere Online’s indebtedness primarily consisted of current and non-current financial liabilities in the form of borrowings with related parties.

Codere Online’s borrowings, which amounted to €43.3 million as of March 31, 2021 (€39.2 million and €51.7 million as of December 31, 2020 and 2019, respectively), consisted of €21.9 million of current borrowings (€17.8 million and €30.3 million as of December 31, 2020 and 2019, respectively) and €21.4 million of non-current borrowings (€21.4 million as of December 31, 2020 and 2019). Current borrowings related to short-term loans, mainly composed of debt with entities from the Codere Group and amounted to €18.2 million as of March 31, 2021 (€17.8 million and €29.9 million as of December 31, 2020 and 2019, respectively). The non-current borrowings related to participating loans from entities in the Codere Group. Fluctuations in total borrowings were mainly driven by changes in current borrowings with entities from the Codere Group.

As of December 31, 2020, the average interest rate on debt extended by Codere Group companies was 6.0%. All transactions between Codere Online and other Codere Group companies have been made at arm’s-length.

The table below provides certain summary information on the outstanding participating intra-group loans as of December 31, 2020.

Lender	Debtor	Principal Amount (in Euros)	Loan Date	Expiration Date(1)	Interest Rate
Codere España, S.L.	CDON	75,500	12/30/2011	12/30/2023	6%
Codere España, S.L.	CDON	50,000	12/30/2014	12/30/2023	6%
Codere España, S.L.	CDON	15,000	03/01/2015	03/01/2024	6%
Codere España, S.L.	CDON	3,000,000	06/01/2015	05/31/2024	6%
Codere España, S.L.	CDON	600,000	12/30/2015	12/30/2024	6%
Codere España, S.L.	CDON	3,500,000	12/30/2016	12/30/2021	6%
Codere España, S.L.	CDON	6,000,000	12/30/2017	12/30/2022	6%
Codere España, S.L.	CDON	300,000	12/30/2018	12/30/2023	6%
Codere España, S.L.	CDON	2,650,000	12/23/2019	01/16/2024	6%
Codere Newco	SEJO	250,000	03/01/2019	03/01/2024	6%
Codere España, S.L.	CDON	5,000,000	12/31/2019	12/31/2024	6%
		21,440,500

____________

(1)      The participating intra-group loans were capitalized on June 30, 2021.

In addition, Codere Online had the following intra-group current financial liabilities as of December 31, 2020. Except for the intra-group current financial liabilities from other retail companies ($746,000), all the liabilities in the table below were capitalized on June 30, 2021.

Lender	Debtor	Principal Amount (in Euros)
Codere Newco	SEJO	9,048,000
Codere Italia S.P.A	Codere Scommese S.r.l.	1,339,000
Codere España, S.L.	Codere Online S.A.U.	6,644,000
Other retail companies	Codere Online S.A.U.	746,000
Total		17,777,000

Codere Online had negative equity of €46.4 million as of March 31, 2021 (€39.9 million and €31.3 million as of December 31, 2020 and 2019, respectively). The vast majority of this negative equity is the result of net losses generated in previous years by companies that are part of the combined perimeter of the Annual Combined Carve-out Financial Statements.

Additionally, Codere Online had negative working capital amounting to €26.1 million as of March 31, 2021 (€19.7 million and €12.0 million as of December 31, 2020 and 2019, respectively), generated mainly by debts with the Codere Group, for the financing received for the expansion of the online business.

On June 30, 2021, Codere Online reduced its debt held with Codere Group entities through the capitalization of €42.0 million of its current and non-current borrowings. This significantly reduced current borrowings and reduced non-current borrowings to €0. The debt capitalized was formalized between Codere España, S.L. and Codere Online for €28.1 million, Codere Newco and OMSE for €4.4 million and Codere Newco and SEJO for €9.5 million.

Additionally, pursuant to the Business Combination Agreement, prior to the Merger Effective Time, Codere Newco and SEJO have committed to take or cause to be taken all actions necessary to capitalize or cancel all outstanding indebtedness of SEJO and its subsidiaries by Codere Newco or any of its subsidiaries (other than Holdco) so that at the Exchange Effective Time neither SEJO nor any of its subsidiaries has any indebtedness outstanding.

Cash Flows Summary

Presented below is a summary of Codere Online’s combined carve-out operating, investing and financing cash flows for the periods indicated. Cash flow information for the three months ended March 31, 2021 and 2020 is not available.

	For the Year Ended December 31,
	2020	2019
(in thousands of Euros)
Net cash provided by/(used in):
Operating activities	3,856	(1,242)
Investing activities	(72)	(275)
Financing activities(1)	(175)	6,814
Effect of exchange rate on cash and cash equivalents	(726)	91
Net change in cash and cash equivalents	2,883	5,388

____________

(1)      Relates mainly to intra-group loans.

Cash Flows from Operating Activities

Net cash provided by operating activities was €3.9 million for the year ended December 31, 2020 compared to net cash used in operating activities of €1.2 million for the year ended December 31, 2019. The change of €3.7 million was primarily due to changes in working capital, specifically, an increase in income taxes payable as compared to 2019.

Cash Flows from Investing Activities

Net cash used in investing activities was approximately €0.1 million for the year ended December 31, 2020 compared to €0.3 million for the year ended December 31, 2019. The change of €0.2 million was primarily due to the decrease in receivables from payment service providers as a result of the decrease in deposits made by customers through these payment service providers to their online wallets compared to 2019.

Cash Flows from Financing Activities

Net cash used in financing activities was €0.7 million for the year ended December 31, 2020 compared to cash flows provided by financing activities of €6.8 million for the year ended December 31, 2019. The change was mainly attributable to the drawdown, in 2019, of €7.9 million of additional debt from Codere Group entities by Codere Online.

Trade Receivables and Other Current Assets

Codere Online’s trade receivables and other current assets, which amounted to €4.0 million as of March 31, 2021 (€1.7 million and €29.7 million as of December 31, 2020 and 2019, respectively), consisted of receivables from the Codere Group companies, current tax asset, prepaid expenses and other receivables. Fluctuations in trade receivables and other current assets are mainly driven by changes in receivables from the Codere Group companies. Trade receivables and other current assets decreased €28.0 million to €1.7 million as of December 31, 2020 from €29.7 million as of December 31, 2019, which was primarily due to an agreement to settle Codere Online debt with Codere Group companies and as a result, allowed Codere Online to offset historical trade receivable and trade payable balances as part of the reorganization of intragroup debt. The most significant was one affecting the trade receivable balance from Codere Apuestas España amounting to €25.4 million.

Trade Payables and Other Current Liabilities

Codere Online’s trade payables and other current liabilities, which amounted to €21.0 million as of March 31, 2021 (€19.2 million and €23.8 million as of December 31, 2020 and 2019, respectively), consisted of trade payables, customer online wallets and other current liabilities. Fluctuations in trade payables and other current liabilities are mainly driven by the growth of the business. As mentioned above, as of June 30, 2021, Codere Online capitalized €42.0 million of its liabilities with Codere Group companies, which included €3.2 million of the trade payables and other current liabilities balance as of March 31, 2021.

Contractual Obligations and Commitments

The following table summarizes Codere Online’s contractual obligations and other commitments for cash expenditures as of March 31, 2021, and the years in which these obligations are due:

	Payments Due by Period
(in thousands of Euros)	Total	Less than 1 Year	1-5 Years	More than 5 Years
Contractual Obligations:
Non-current borrowings	21,441	—	21,441	—
Current borrowings	21,868	21,868	—	—
Total	43,309	21,868	21,441	—

As mentioned above, as of June 30, 2021, Codere Online capitalized €42.0 million of its liabilities with Codere Group companies, which included 100% of the non-current borrowings and €17.4 million of the current borrowings balances as of March 31, 2021.

Off-Balance Sheet Arrangements

As of March 31, 2021, Codere Online did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Codere Online’s financial statements have been prepared in accordance with IFRS, as issued by the International Accounting Standards Board (IASB) and pursuant to the interpretations issued by the Interpretation Committee of the IASB. The preparation of these financial statements requires Codere Online to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Codere Online’s estimates are based on its historical experience and on various other factors that Codere Online believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Codere Online believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Codere Online’s significant accounting policies are described in the notes to its Annual Combined Carve-out Financial Statements, Codere Online believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations. For additional information on Codere Online’s critical accounting policies and estimates, see Note 3 to the Annual Combined Carve-out Financial Statements.

Basis of combination

The Interim Combined Carve-out Financial Information and the Annual Combined Carve-out Financial Statements were prepared using Codere Group’s historical figures including all revenues, expenses, assets and liabilities attributed to the Codere Online Business. In addition, other operating expenses include certain general and administrative services provided by Codere. Codere Online believes that by including these costs, the combined carve-out income statements include a reasonable estimate of actual costs incurred to operate its business. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Codere Online if it had operated as an independent, publicly-traded company during the precedent periods or of the costs expected to be incurred in the future. Codere Online’s management believes that the intercompany eliminations and adjustments necessary for a fair presentation of the combined carve-out financial statements in accordance with IFRS, as issued by IASB, have been made.

Financial instruments

Financial assets and financial liabilities are recognized when a Codere Online group entity becomes a party to the contractual provisions of a financial instrument. Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities, other than financial assets and financial liabilities at fair value through net income or loss, are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through net income or loss are recognized immediately in the combined carve-out income statement. For additional information on Codere Online’s accounting policies on financial instruments, including with regard to the impairment of financial assets and derecognition of financial assets and liabilities, see Note 3.f) to the Annual Combined Carve-out Financial Statements.

Revenue

Revenue from contracts with customers is recognized when service is provided to the customer at an amount that reflects the consideration to which Codere Online expects to be entitled in exchange for those services. Codere Online has generally concluded that it is the principal in its revenue arrangements because it typically controls the services before providing them to the customer.

Online gambling

Codere Online generates its revenues from online gambling, including online casino and sports betting. Codere Online recognizes revenue from online gambling at the point in time at the conclusion of each wager and is recorded as gambling revenue in the accompanying combined carve-out income statement. Codere Online reports all the wins as revenue and Codere Online’s provider’s share is reported in other operating expenses.

Balances related to revenue

A contract liability is the obligation to provide the gambling service to a customer for which Codere Online has received consideration from the customer, at which time a contract liability is recognized under trade payables and other current liabilities. For example, online sports betting involves a player placing a wager on a particular outcome of a sporting event at some fixed odds.

Quantitative and Qualitative Disclosures about Market Risk

Codere Online is exposed to a variety of market and other risks, including the effects of changes in foreign currency exchange rates and liquidity, as well as credit risks and other risks and hazard events.

Liquidity risk

Codere Online is exposed to liquidity risk in the event that a mismatch arises between its financing needs, including operating and financial expenses and investments, and its sources of financings, including revenues, divestments and credit lines from financial institutions and financial instruments from related parties (including capital contributions).

Codere Online’s general financial policy consists of managing liquidity to ensure that funds required for future obligations are available via cash from operations and, at times, other financing sources from related parties and/or third parties.

Exchange rate risk

Codere Online is exposed to exchange rate risk given that its functional currency is the Euro and the value of any financial assets and liabilities denominated in a different currency is subject to variations as a result of fluctuations in the relevant exchange rates.

The balances of Codere Online related to foreign currency are considered non-significant and almost all with related parties. With the aim to protect its solvency and financial results, Codere Online actively manages exchange rate risks through internal policies to control the exposure of balances to foreign currency in order to minimize the risks associated with exchange rate variations and optimize its financial costs.

Sensitivity analysis

The following table details the sensitivity of Codere Online’s income statement (net loss for the year) and equity to a 10% increase and decrease, as indicated below, in the Euro against the relevant foreign currencies (Colombian peso, Mexican peso and Israeli new shekel). The analysis assumes that all variables, in particular interest rates, remain constant.

Thousands of euros		Sensitivity -10%		Sensitivity +10%
Currency	Exchange rate 12/31/2020	Income statement	Equity	Income statement	Equity
COP/EUR	4,212.0	(44)	—	44	—
MXN/EUR	24.5	(212)	—	212	—
ILS/EUR	3.9	(6)	—	6	—

Thousands of euros		Sensitivity -10%		Sensitivity +10%
Currency	Exchange rate 12/31/2019	Income statement	Equity	Income statement	Equity
COP/EUR	3,681.5	59	—	(59)	—
MXN/EUR	21.2	(11)	—	11	—
GBP/EUR	0.8	21	—	(21)	—
ILS/EUR	3.9	(1)	—	1	—

Credit risk

Codere Online is exposed to the risk of a counterparty to an agreement not complying with its contractual obligations, thus negatively affecting results of operations of Codere Online. Codere Online’s main financial assets exposed to credit risk are trade receivables and other current assets and current financial assets.

Impairment provisions are determined on the basis of lifetime expected credit losses, including those expected at the individual level, using reasonable and supportable forward-looking information, based on the best information available at the date of authorizing the financial statements for issue. They are re-estimated at every reporting date on an individual basis, using the following criteria:

•        The age of the debt.

•        The existence of financial difficulties, including bankruptcy proceedings.

•        An analysis of the debtor’s ability to repay the loan extended.

As described in Note 3 to the Annual Combined Carve-out Financial Statements, Codere Online’s historical credit loss experience between Codere Group entities is nil. The expected credit loss is estimated based on external risk parameters that are publicly available, such as the probability of default (PD) of the Codere Group and a loss given at default (LGD) of 100%.

Non-GAAP Financial Data

In addition to the measures expressly defined in the IFRS, Codere Online also uses EBITDA, which is a non-GAAP measure, for decision-making. Codere Online believes EBITDA is useful in evaluating Codere Online’s operating performance, as it is similar to measures reported by its public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly-titled measures of performance of other companies in other industries or within the same industry. EBITDA should not be viewed in isolation or as a substitute for the measures presented according to IFRS.

EBITDA is calculated as net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization.

Comparison of the three months ended March 31, 2021 and 2020

The following table sets forth a reconciliation of EBITDA to net income/(loss) for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Net income/(loss) for the period	(6,104)	(4,638)	(1,466)	31.6%
Interest expense(1)	27	28	(1)	(3.6)%
Income tax expense/(benefit)	(11)	85	(96)	n.m.
Depreciation and amortization	224	265	(41)	(15.5)%
EBITDA	(5,864)	(4,260)	(1,604)	37.7%

____________

(1)      Interest expense was calculated by summing all interest expense accounts that are included within finance costs in the combined carve-out income statements.

The following table sets forth EBITDA by segment for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Spain	(1,203)	(176)	(1,027)	583.5%
Mexico	(1,947)	(2,110)	163	(7.7)%
Colombia	(732)	(282)	(450)	159.6%
Other Operations	(6)	(9)	3	(33.3)%
Supporting Entities	(1,752)	(1,586)	(166)	10.5%
Intercompany Eliminations	(224)	(97)	(127)	130.9%
EBITDA	(5,864)	(4,260)	(1,604)	37.7%

EBITDA (Spain)

EBITDA from Spain corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Spain.

The following table provides a reconciliation of EBITDA from Spain to net income/(loss) from Spain for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Net income/(loss) for the period	(1,229)	(310)	(919)	296.5%
Interest expense	—	—	—	—
Income tax expense/(benefit)	(29)	(17)	(12)	70.6%
Depreciation and amortization	55	151	(96)	(63.6)%
EBITDA from Spain	(1,203)	(176)	(1,027)	583.5%

EBITDA from Spain was a loss of €1.2 million for the period ended March 31, 2021 and a loss of €0.2 million for the period ended March 31, 2020. The year-on-year change was primarily due to an increase in operating loss from €0.3 million to €1.3 million, which was driven mainly by an increase in other operating expenses of €2.2 million partially offset by an increase in revenue of €1.1 million. The increase in other operating expenses was related primarily to the increase in marketing expenses.

EBITDA (Mexico)

EBITDA from Mexico corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Mexico.

The following table provides a reconciliation of EBITDA from Mexico to net income/(loss) from Mexico for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Net income/(loss) for the period	(1,947)	(2,110)	163	(7.7%)
Interest expense	—	—	—	—
Income tax expense/(benefit)	—	—	—	—
Depreciation and amortization	—	—	—	—
EBITDA from Mexico	(1,947)	(2,110)	163	(7.7)%

EBITDA from Mexico remained broadly stable at a loss of €1.9 million for the three months ended March 31, 2021 and a loss of €2.1 million for the three months ended March 31, 2020.

EBITDA (Colombia)

EBITDA from Colombia corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Colombia.

The following table provides a reconciliation of EBITDA from Colombia to net income/(loss) from Colombia for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Net income/(loss) for the period	(733)	(282)	(451)	159.9%
Interest expense	—	—	—	—
Income tax expense/(benefit)	—	—	—	—
Depreciation and amortization	1	—	—	—
EBITDA from Colombia	(732)	(282)	(450)	159.6%

EBITDA from Colombia decreased €0.5 million to a loss of €0.7 million for the three months ended March 31, 2021 from a loss of €0.3 million for the three months ended March 31, 2020. The decrease was primarily due to an increase in operating loss from €0.3 million to €0.7 million, which was driven mainly by an increase in other operating expenses of €0.9 million partially offset by an increase in revenue of €0.4 million. The increase in other operating expenses was related primarily to the increase in marketing expenses.

EBITDA (Supporting Entities)

EBITDA from the Supporting Entities corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Malta, Gibraltar and Israel.

The following table provides a reconciliation of EBITDA from the Supporting Entities to net income/(loss) from the Supporting Entities for the three months ended March 31, 2021 and the three months ended March 31, 2020.

	For the three months ended March 31,		Change
(in thousands of Euros)	2021	2020	€	%
Net income/(loss) for the period	(2,193)	(1,913)	(280)	14.6%
Interest expense	80	79	1	1.3%
Income tax expense/(benefit)	218	134	84	62.7%
Depreciation and amortization	143	114	29	25.4%
EBITDA from the Supporting Entities	(1,752)	(1,586)	(166)	10.5%

EBITDA from the Supporting Entities remained stable at a loss of €1.8 million for the three months ended March 31, 2021 and a loss of €1.6 million for the three months ended March 31, 2020.

Comparison of the year ended December 31, 2020 to the year ended December 31, 2019

The following table sets forth a reconciliation of EBITDA to net income/(loss) for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Net income/(loss) for the year	(16,279)	(16,093)	(186)	1.2%
Interest expense	394	194	200	103.1%
Income tax expense/(benefit)	1,510	(53)	1,563	n.m.
Depreciation and amortization	932	1,193	(261)	(21.9)%
EBITDA	(13,443)	(14,759)	1,316	(8.9)%

The following table sets forth EBITDA by segment for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Spain	4,723	(248)	4,971	n.m.
Mexico	(7,866)	(6,538)	(1,328)	20.3%
Colombia	(1,250)	(2,483)	1,233	(49.7)%
Other Operations	(134)	181	(315)	(174.0)%
Supporting Entities	(8,480)	(5,442)	(3,038)	55.8%
Intercompany eliminations	(436)	(229)	(207)	90.4%
EBITDA	(13,443)	(14,759)	1,316	(8.9)%

EBITDA (Spain)

EBITDA from Spain corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Spain.

The following table provides a reconciliation of EBITDA from Spain to net income/(loss) from Spain for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Net income/(loss) for the year	2,895	(650)	3,545	n.m.
Interest expense	281	56	225	401.8%
Income tax expense/(benefit)	1,077	(400)	1,477	n.m.
Depreciation and amortization	470	746	(276)	(37.0)%
EBITDA from Spain	4,723	(248)	4,971	n.m.

EBITDA from Spain was €4.7 million for the year ended December 31, 2020 and a loss of €0.3 million for the year ended December 31, 2019. The year-on-year change was primarily due to the increase in operating income from a loss of €1.0 million to income of €4.3 million, which was driven mainly by an increase in revenue of €4.2 million and a decrease in other operating expenses of €1.1 million.

EBITDA (Mexico)

EBITDA from Mexico corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Mexico.

The following table provides a reconciliation of EBITDA from Mexico to net income/(loss) from Mexico for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Net income/(loss) for the year	(7,867)	(6,539)	(1,328)	20.3%
Interest expense	—	—	—	—
Income tax expense/(benefit)	—	—	—	—
Depreciation and amortization	1	1	—	—
EBITDA from Mexico	(7,866)	(6,538)	(1,328)	20.3%

EBITDA from Mexico decreased €1.3 million, or 20.3%, to a loss of €7.9 million for the year ended December 31, 2020 from a loss of €6.6 million for the year ended December 31, 2019. The decrease was primarily due to an increase in operating loss from €6.5 million to €7.9 million, which was driven mainly by an increase in other operating expenses of €4.5 million partially offset by an increase in revenue of €3.2 million. The increase in other operating expenses was related primarily to the increase in marketing expenses.

EBITDA (Colombia)

EBITDA from Colombia corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Colombia.

The following table provides a reconciliation of EBITDA from Colombia to net income/(loss) from Colombia for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Net income/(loss) for the year	(1,252)	(2,483)	1,231	(49.6)%
Interest expense	—	—	—	—
Income tax expense/(benefit)	—	—	—	—
Depreciation and amortization	2	—	—	—
EBITDA from Colombia	(1,250)	(2,483)	1,233	(49.7)%

EBITDA from Colombia was a loss of €1.3 million for the year ended December 31, 2020 and a loss of €2.5 million for the year ended December 31, 2019. The change was primarily due to a decrease in operating loss from €2.5 million to €1.3 million, which was driven mainly by an increase in revenue of €0.9 million and a decrease in other operating expenses of €0.4 million.

EBITDA (Supporting Entities)

EBITDA from the Supporting Entities corresponds to net income/(loss), after adding back interest expense, income tax expense (benefit) and depreciation and amortization from Codere Online’s assets based in Malta, Gibraltar and Israel.

The following table provides a reconciliation of EBITDA from the Supporting Entities to net income/(loss) from the Supporting Entities for the year ended December 31, 2020 and the year ended December 31, 2019.

	For the year ended December 31,		Change
(in thousands of Euros)	2020	2019	€	%
Net income/(loss) for the year	(9,935)	(6,514)	(3,421)	52.5%
Interest expense	448	241	207	85.9%
Income tax expense/(benefit)	551	385	166	43.1%
Depreciation and amortization	456	446	10	2.2%
EBITDA from the Supporting Entities	(8,480)	(5,442)	(3,038)	55.8%

EBITDA from the Supporting Entities decreased €3.0 million, or 55.8%, to a loss of €8.5 million for the year ended December 31, 2020 from a loss of €5.5 million for the year ended December 31, 2019. The decrease was primarily due to an increase in operating loss from €6.0 million to €9.3 million, which was driven mainly by an increase in other operating expenses of €6.8 million partially offset by an increase in revenue of €3.3 million.

Regulation Applicable to Codere Online’s Business

Codere Online is subject to various laws and regulations that affect its ability to operate in the online casino gaming and sports betting industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact Codere Online’s business. The below summary is not intended to be exhaustive or comprehensive and there are other laws and regulations that affect Codere Online’s business.

The gaming industry, which includes online casino gaming and sports betting, is heavily regulated and in order to continue its operations, Codere Online must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction in which it operates. Codere Online’s business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which it operates. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in gaming operations, along with the integrity and security of Codere Online’s online casino gaming and sports betting offerings. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws may require gaming industry participants to, among others:

•        ensure that unsuitable individuals and organizations have no role in gaming operations;

•        establish procedures designed to prevent cheating and fraudulent practices;

•        establish and maintain anti-money laundering practices and procedures;

•        establish and maintain responsible accounting practices and procedures;

•        maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•        maintain systems for reliable record keeping;

•        file periodic reports with gaming regulators;

•        establish programs to promote responsible gaming; and

•        enforce minimum age requirements.

Typically, a national or regional regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies which regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which Codere Online conducts or intends to conduct its business may:

•        adopt rules and regulations under the implementing statutes;

•        interpret and enforce gaming laws and regulations;

•        impose fines and penalties for violations;

•        review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•        grant licenses for participation in gaming operations;

•        collect and review reports and information submitted by participants in gaming operations;

•        review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions in which such participants engage; and

•        establish and collect fees and taxes in jurisdictions where applicable.

While Codere Online believes that it is in compliance in all material respects with all applicable online casino gaming and sports betting laws, licenses and regulatory requirements, Codere Online cannot assure that its activities or the activities of its users will not become the subject of any regulatory, tax or law enforcement investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on Codere Online or its business, results of operations and financial condition.

Licensing and suitability determinations

In order to operate in certain jurisdictions, Codere Online must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. Some of such jurisdictions require operators to operate through retail establishments in order to qualify for an online license. Codere Online seeks to ensure that it obtains all necessary licenses to develop and put forth its offerings in the jurisdictions in which it operates and where its users are located.

Gaming laws require Codere Online, and may require each of its subsidiaries engaged in gaming operations, and certain of its directors, officers and employees and, in some cases, certain of its shareholders to be found suitable by gaming authorities. Licenses and suitability findings require a determination that the applicant is qualified. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity, responsibility and suitability of the applicant and its applicable affiliated entities and individuals (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued, or suitability finding made, by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee. For example, in Mexico, the LIFO License could be automatically revoked if LIFO were to file for insolvency protection. There can be no assurance that Codere Online would maintain or be able to renew its licenses in the event of insolvency or other financial difficulty, including upon the filing or declaration of insolvency of Codere Newco or Codere, S.A. (the parent company of the Codere Group), as such filing or declaration may be perceived to adversely affect the solvency of Codere Online as well.

As noted above, in addition to Codere Online and its direct and indirect holding companies and subsidiaries, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, Codere Online or any of its affiliates, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of Codere Online’s obtaining online casino gaming and sports betting licenses, certain of Codere Online’s officers, directors, and employees and in some cases, certain of its shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) may be required to file applications with the gaming authorities and may be required to be found suitable in certain jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, Codere Online may deem it necessary, or be required, to sever its relationship with such person.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, Codere Online may be subject to disciplinary action or its licenses may be in peril if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Codere Online or any of its subsidiaries, Codere Online: (i) pays that person any dividend or interest upon its voting securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish its voting securities.

Data protection and privacy

Because Codere Online handles, collects, stores, receives, transmits and otherwise processes certain personal information of its users and employees, Codere Online is also subject to national and international laws related to the privacy and protection of such data. The collection and use of personal data is governed by privacy laws and regulations enacted in various jurisdictions in which Codere Online operates. Privacy regulations continue to evolve in each of the markets served by Codere Online. Nevertheless, Codere Online focuses its efforts and vision on constantly adapting to the different jurisdictions and regulatory environments where it operates, even though these may differ from one another.

Gambling and Gaming Regulation by Country

Spain

Codere Online operates online gaming in Spain pursuant to the following online licenses granted to CDON: (A) three (3) general licenses for a ten (10) year term that will expire on June 1, 2022: (i) Other Games License; (ii) Contests License; and (iii) Betting License, and (B) six (6) singular licenses: (i) slots (granted until July 30, 2025); (ii) roulette (granted until June 22, 2022); (iii) black jack (granted until June 22, 2022); (iv) sports betting (granted until April 28, 2025); (v) horse betting (granted until April 28, 2024); and (vi) other bets (granted until April 28, 2025) (the “CDON Licenses”).

Online gambling and other gaming activities are regulated along with other forms of gambling by the Spanish Gaming Law. Royal Decree 1614/2011, of November 14, implementing the Spanish Gaming Law, in relation to gambling licenses, permits and registers in order to facilitate access by the various operators to the activities covered by the Law also includes the procedure to obtain the authorization of reserved gambling activities. General licenses are granted after the corresponding public tender process and have a duration of ten (10) years, renewable for an identical period, unless they are specifically limited. The operation of each type of gambling included in the scope of each general license requires the granting of a specific operating license, regulated by Article 11 of the Law.

Title IV of the Spanish Gaming Law establishes the minimum technical requirements established by the National Gambling Commission that must be met by the technical equipment in terms of sufficient authentication mechanisms to guarantee, inter alia, the following:

•        Confidentiality and integrity in communications.

•        The identity of the participants, in the case of gambling using telematic and interactive means, as well as the verification, in the terms established by law, that they are not included in the Register provided for in Article 22.1 .b) of this Law.

•        The authenticity and calculation of the bets.

•        The control of their correct operation.

•        Compliance with the subjective prohibitions regulated by Article 6 of this Law.

•        Access to the components of the computer system exclusively by authorized personnel or by the National Gambling Commission itself, under the conditions that it may establish.

Royal Decree 1613/2011, of November 14, implementing the Spanish Gaming Law, provides the regulation of gambling in relation to the technical requirements of gambling activities, regulating the requirements of gambling activities carried out through websites.

•        In order to market and carry out gambling activities through websites within the scope of the Spanish Gaming Law, operators must create a specific website under the «.es» domain name to which all connections made from Spain or made with a Spanish user account should be directed.

•        The operator must establish the systems, mechanisms or agreements that guarantee that all gambling activities carried out from Spain or using a Spanish user account are handled from the operator’s website under the «.es» domain name. In particular, the operator must guarantee that all connections made from Spain or by participants with Spanish user accounts and that were initially directed to websites under a domain other than the “.es,” domain which are owned or controlled by the operator, its parent or its subsidiaries, are redirected to the operator’s specific website under the «.es» domain.

•        The operator shall notify the National Gambling Commission of the domain name and the relevant information and data on the website that it uses to carry on its activity, as well as any changes therein.

•        Where it deems necessary for the protection of the public interest and of minors, the National Gambling Commission may establish that certain types of gambling be marketed and carried out from an exclusive website created for this purpose by the operator.

The Spanish Gaming Law has a decisive impact on sector legislation on advertising, protection of personal data and electronic commerce. These three disciplines include obligations related to the duties of online games, regulated by General Advertising Law 34/1988, of November 11, and Regulation (EU) 2016/679 of the European Parliament and of The Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data; Organic Law 3/2018, of December 5, of Protection of Personal Data and guarantee of Digital Rights; and Law 34/2002, of July 11, on Services of the Information Society and Electronic Commerce. These measures provide, among others, that betting advertising will only be allowed between 1:00 am and 5:00 a.m. and advertisers using social networks may only broadcast adverts to their followers.

The Spanish Cabinet approved Royal Decree-Law 11/2020, of March 31, whereby urgent supplementary social and economic measures were adopted to respond to the coronavirus health crisis that led to the declaration of the state of emergency by Royal Decree 463/2020, of March 14. The new measures introduced by this Royal Decree included the updating of consumer protection measures in the context of the exceptional events caused by the COVID-19 pandemic. It was also essential to establish certain limitations within the framework of gambling regulations.

Therefore, to avoid an increase in online gambling consumption (in particular, casino, bingo and poker games), which can lead to compulsive or even pathological consumption behaviors (especially to protect minors, young adults or people with gambling disorders at a time of greater exposure), restrictions were placed on commercial communications made by gambling operators with a nationwide reach, including entities designated for the marketing of lottery games. However, this particular measure was ultimately repealed by final provision 5.2 of Law 2/2021, of March 29.

Title VII of the Spanish Gaming Law determines the tax regime applicable to gambling activities in compliance with the provisions of the Additional Provision Twenty of Law 56/2007, of December 28, on measures to promote the information society, the applicable tax rate being:

•        State run lotteries and games: 22% on the tax base

•        Parimutuel sports betting, straight sports betting and sports betting exchange; parimutuel horse betting, straight horse betting and horse betting exchange; and other parimutuel betting, straight betting and betting exchange: 20% on the tax base

•        Raffles: 20% on the tax base, unless they are declared to be of public utility or for charity and are therefore taxed at 5% on the tax base.

•        Contests and other games: 20% on the tax base

•        Random number combinations for advertising or promotional purposes: 10% on the tax base

General State Budget Law 6/2018, of July 3, for 2018, introduced a regulatory change in terms of tax benefits by reducing by 50% the tax rates on gambling, included in the Spanish Gaming Law. The objective of this reduction is to transfer tax benefits to the Autonomous Cities of Ceuta and Melilla that are collected in other taxes for them. Since then, both Autonomous Cities have seen a reduction in the tax for online gambling operators, leaving gambling tax at 10%. To qualify for this regime, a company is required to be registered in Ceuta or Melilla and 50% of the employees have to be registered in these territories.

Mexico

Codere Online operates online gaming in Mexico pursuant to license 2768 granted to LIFO in May 1990, which was renewed for a period of 12 years under Official Letter DGJS/1018/2015, expiring on May 10, 2027, which allows for the operation of 18 retail locations in Mexico and online gaming. By virtue of Official Letter No. DGJS/234/2019, dated March 14, 2019 the Ministry of Interior authorizes Codere Online to operate online gaming through the website: www.codere.mx (the “LIFO License”).

Mexico lacks a federal provision for online gambling, and the subsector is regulated under the Federal Law on Games and Drawings, of December 31, 1947 (the “Gaming Law”). The Gaming Law establishes that the Federal Executive, through the Ministry of the Interior, is responsible for the regulation, authorization, control and oversight of gambling and betting of any kind, including draws, with the exception of the National Lottery, which is governed by its own law.

On October 23, 2013, the Regulations for the Federal Law of Games and Draws were published in the Mexican Official State Gazette, in which the main technical requirements for the gambling and gaming activities on the internet were determined, among others:

•        Article 85 — The establishments shall be able to receive wagers via the internet, by telephone or electronically. For that purpose, they shall establish a system of internal control for the transactions that are made through any of these channels, including a written description of the procedures and regulations to ensure inviolability and prevent the manipulation of wager systems. Said system shall have a record of at least: (i) the number of the account and the identity of the player, and (ii) the date, time, number of transaction, wagered amount and requested selection. The mechanism for receiving wagers shall be previously approved by the Secretariat of Government.

•        Article 87 — Permit holders shall fulfill the following procedures for issuing the wager tickets: (i) for each accepted wager, a single and original ticket shall be issued, which shall be given to the player, and it must be printed out with a serial number, bar code and a different number for each ticket machine, apart from the date and time of issue, wagered amount, type of wager and selection; (ii) for the wagers made via the internet, by telephone or electronically, no ticket shall be issued but the information of such wager shall be immediately registered in the central wager system after the wager has been paid. Since these wagers are made via the internet or electronically, the participants shall have access, for consulting or printing, to a voucher of their corresponding number of folio or rights. All wagers by telephone shall be recorded in audio records, with the player’s prior consent; (iii) the ticket machines shall operate connected online, in real time, to the central wager system; (iv) when, at the moment of issuing a voucher, there appears an error in the ticket machine, the voucher shall be cancelled in an administrative way; (v) the vouchers shall only be issued in the time and places appointed or authorized in the permit, and the permit holder can issue early vouchers; and (vi) the wager vouchers shall be paid at the moment that they are requested, whether in cash or through other legally accepted means of payment.

Article 20 of the Gaming Law establishes that the Ministry of the Interior may grant permits to operate betting games and prize draws for the following types of business, without making specific reference to online transactions:

•        for the opening and operation of betting exchange at racecourses, greyhound tracks and fronton courts, as well as for the installation of remote betting centers and rooms for drawing numbers or symbols, only to business entities that are duly constituted in accordance with the laws of the United Mexican States;

•        for the opening and operation of betting exchange at fairs, to Mexican legal persons;

•        for the opening and operation of betting exchange at temporarily established horse races or cock fights, to business entities duly constituted in accordance with the laws of the United Mexican States and natural persons; and

•        for the organization of prize draws, to natural and legal persons constituted in accordance with the laws of the United Mexican States.

The latest reform of the Special Tax on Production and Services Law (the “Special Tax Law”) published by the Mexican Official State Gazette (DOF) 12/09/19 establishes that the operation of betting games and draws, regardless of the name given to them, that require permission in accordance with the provisions of the Gaming Law and its implementing Regulations, are taxed at a rate of 30%.

Article 18 of the Special Tax Law establishes that the taxable base will include the total amount of bets made by the players, minus prizes and refunds obtained by the players (refunds prior to the betting event). A 30% tax rate will be applicable on the taxable base.

According to the Special Tax Law, the resulting amount may be reduced by:

•        the total taxes paid according to the Gaming Law; and

•        up to 20% of the amount paid to the Mexican gaming authority in order to undertake a betting activity.

Finally, local gaming taxes may apply depending on each municipality and ranging from 6% to 15% tax rate on the gaming revenue of the company, and a 6% withholding on the prizes obtained by the player.

Colombia

Codere Online operates online gaming in Colombia pursuant to license C1470, which allows for the operation of online gaming, granted by the Colombian gaming regulator, Coljuegos, to Codere Colombia, S.A. for a term of five (5) years and which expires on November 15, 2022 (the “Colombia License”).

Decree Law 4142 of 2011, amended by Decree number 1451 of 2015, founded the Empresa Industrial y Comercial del Estado Administradora del Monopolio Rentístico de los Juegos de Suerte y Azar (“Coljuegos”), whose role is “[…] the exploitation, administration, operation and issuance of regulations of the games that are part of the state monopoly of gaming that by law are not attributed to another entity [...].”

Pursuant to Article 38 of Law 643 of 2001, amended by Article 93 of Law 1753 of 2015, games operated over the internet are understood to be those in which betting and the payment of prizes are carried out by means that do not require the presence of the player, after they have registered on the authorized website or portal, and the mechanics of which are based on the use of a random number generator or the occurrence of real events, the results of which are not controlled by the operator of the game. Additionally, and focusing on the online gambling subsector, pursuant to the law “[…] Novelty games are considered, among others, to be pre-printed lotto, the instant lottery, the online lotto in any of its modalities, sports bets or bets at events and all games operated over the internet, or by any other form of information technology that does not require the presence of the bettor.”

Through resolution number 04 of 2016 and subsequently through resolution number 08 of 2020, Coljuegos approved gaming regulations in relation to novelty games operated over the internet. Those legal persons that are awarded a concession may operate online gaming once they execute the corresponding concession contract and following verification of compliance with the requirements under the gambling regulations and any other parameters as determined by Coljuegos. The operation of other novelty games require authorization from Coljuegos and compliance with the selection processes established in the public procurement general statute.

Article 38 of Law 643 of 2001 provides that the operator must pay an operating fee of 17% of its gross gaming revenue to Coljuegos. When the operator operates novelty games that give the player a return in accordance with the gaming regulations of 83% or more, the minimum rate for the operating rights will be 15% of the gross gaming revenue minus the prizes paid. Notwithstanding, those who operate online games will additionally pay 811 legal monthly minimum wages, which will be settled during the first 20 business days of each year operating year.

Article 93 of Law 1753 of 2015, establishes that internet gambling operators, in addition to paying an operating fee of 17% of gross gaming revenue, must pay COP 559,147,194 (legal tender) in tax at the beginning of each operating year. In addition to this tax, Coljuegos will demand payment by the operator of the so-called “Administration Expenses,” which will be 1% of the operating fee.

Italy

Codere Online operates online gaming in Italy pursuant to Remote Gaming License no. 15411 granted to Codere Scommesse S.r.l. on October 7, 2019, which expires on December 31, 2022 (the “Italy License”) and which grants Codere Scommesse S.r.l. the right to operate the following online gaming activities:

•        fixed odds and ‘totalizator’ bets on sports events, including simulated ones, including those relating to horse racing, as well as on other events;

•        sports and horse racing betting;

•        national horse racing games;

•        skill games, including card games in tournament and different modes, as well as games of chance at fixed odds;

•        fixed odds bets with direct interaction between players; and

•        bingo

According to Italian criminal law, gambling that is not subject to State control is illegal under Article 718 of the Italian Criminal Code, whether organized in a public establishment or a private club. Italian law distinguishes between games of luck and games where the outcome depends on the player’s skill. Sports betting, lotteries, and some other activities fall into the category of legal and regulated gambling activities.

Only the State has the right to authorize gaming and gambling activities pursuant to article 1 of the Italian Legislative Decree of April 14, 1948 no. 496. The Autonomous Administration of State Monopolies (Agenzia delle Dogane e dei Monopoli) (the “ADM”), the entity responsible for regulating gambling activities on a state level, has the power to grant gaming licenses to legal persons through tender processes provided they comply with all requirements and parameters included in the tender offer, as well as with any other applicable laws or regulations. The call for tenders for the online business in Italy was announced in March 2018.

The main reason why the Italian government has adhered to strict rules has been the desire to avoid the possible negative effects associated with the industry. The following amendments liberalized the market in 2006:

•        Legalization of interactive peer-to-peer remote betting on fixed odds (betting exchange);

•        Legalization of real-money remote skill games;

•        Possibility for operators based in any EU and EFTA country and even in an offshore jurisdiction, to apply for an Italian gambling license provided they comply with certain suitability requirements and re-locate their gaming servers to Italy; and

•        New license tender aimed at redesigning and reorganizing the offline network of betting shops and betting corners as well as legalizing online gaming yet strictly under the scope of a remote gaming license to be granted by ADM subject to payment of a one-off license fee of €300,000.

Law No. 77 dated as of June 24, 2009 deals with measures concerning the gaming sector following the Abruzzo Decree. The most relevant provision in the tax scheme is the introduction of an unprecedented profit-based tax regime with a flat 20% rate applying to all new games listed above other than the video lotteries. This provision is of paramount importance as it paves the way to the launch of games that otherwise could have never been offered in Italy given its penalizing turnover-based tax regime which however will continue to apply to sports and horse races betting, bingo, lotteries and skill games (including online poker tournaments that will thus continue to be taxed at 3% of the total tournament buy-ins sold by the operator).

Panama

Codere Online operates online gaming in Panama pursuant to Resolution No. 921 of September 21, 2017 which authorizes HIPA to operate online sports betting by virtue of Contract No. 1 of April 16, 2018 (under which it was awarded 5 licenses for a five (5) year term, renewable for another five (5) years) and Contract No. 193 of 4 October 4, 2005 (under which it was awarded 51 licenses for a twenty (20) year term) (the “HIPA License”).

ALTA has been awarded a standalone online gaming license, under which ALTA will be authorized to conduct online gaming operations in Panama for a twenty (20) year term starting on December 1, 2021, subject to compliance with certain requirements pursuant to the Regulation (the “ALTA License”). ALTA is in process of executing a concession agreement awarded by the Panama State which allows ALTA to start operations, subject to compliance with the relevant requirements, as of December 1, 2021 (Resolution No. 23 of May 12, 2021 granted by Gambling Control Board Plenary).

Law Decree No. 2 of February 10, 1998 (the “Law Decree”), is the legal framework which regulates gaming and gambling activities in Panama. The Gaming Control Board, in representation of the Panama State, assumes the operation of gambling activities and betting activities, for the exclusive benefit of the Panama State. This operation may be exercised directly or through third parties.

Hence, gambling and betting activities that take place in Panama must be authorized, regulated and supervised according to the dispositions of the Law Decree, including gaming and gambling activities and betting activities which take place abroad, by electronic means or other means of remote communication.

In 2002, The Gambling Control Board Plenary, in exercise of its legal powers, issued the regulations governing the licenses of electronic gambling activities which was recently modified by Resolution No. 11 of March 6, 2020 (the “Resolution”). The Resolution regulates the operation of gambling activities through internet and establishes the procedures and requirements to be fulfilled by all individuals and corporations interested in obtaining a license to operate online gaming platforms. This Resolution expressly excludes from the definition of gambling activities racehorses, lottery, and amateur matches in which Panamanian nationals participate.

Under national law, and individual or corporation may be awarded a maximum of five (5) licenses. Licenses may be granted for a maximum term of twenty (20) years. This license award is always at the discretion of the Gaming Control Board. If the Gaming Control Board authorizes a concession agreement, a one-time fee of fifty thousand balboas (50,000 PAB) must be paid to the Panama State for each gaming license that is awarded, upon the ratification by the National General Controller. Furthermore, during the period established in the concession agreement, the licensee must: (i) pay to Gambling Control Board ten percent (10%) of its gross gaming revenue (to be paid monthly), (ii) grant a compliance guarantee and a prize payment guarantee, and (iii) comply with the terms and conditions of the concession agreement, the Resolution, the Law Decree and any applicable Panamanian legislation, such as:

•        Law No. 27 of March 24, 2015 and the Executive Decree No. 264 of June 17, 2015, that establish a 5.5% gambling tax, which the licensee, as collector agent, should charge to each payment ticket or coupon, tokens and other documents that have a payment obligation due to gambling activities, betting activities and any other gaming and gambling activity authorized by the Panama State;

•        Law No. 23 of April 27, 2015 on prevention of money laundering and the funding of terrorism and the financing of the proliferation of weapons of mass destruction. Therefore, a licensee operating gambling activities, betting activities and any other gaming activity authorized by the Panama State is also regulated and supervised by the Superintendence of Supervision and Regulation of Non-Financial Subjects; and

•        Law No. 81 of March 26, on data privacy.

Before standalone online licenses were authorized pursuant to the Resolution, some operators, such as HIPA, were authorized to operate online sports betting pursuant to a license that allowed the licensee to operate land-based betting agencies under Resolution No. 43 of October 24, 2016 which modified the Resolution No. 77 of September 4, 1999, provided that (i) the client previously registered through a land-based betting agencies, and (ii) the operator obtaining prior authorization from the Gaming Control Board.

A sports betting operator must pay the Gaming Control Board the following monthly fees: (i) 2% on prizes paid, (ii) 0.25% on amounts wagered of international sport betting, and (iii) 0.5% on amounts wagered of international greyhound racings.

Argentina

In Argentina, gaming is mainly regulated at the provincial level. Each province has the exclusive power to exploit, organize, manage, operate, control, monitor, and regulate all forms of gaming, and to establish the conditions to operate in the gaming sector. The power to grant licenses and authorizations for gaming activities is vested on each province. However, gaming activities may be subject to both provincial and federal taxes.

Article 50 of the Constitution of the City of Buenos Aires, provides that the City of Buenos Aires has the exclusive right to exploit and commercialize gambling. The City of Buenos Aires cannot delegate its power to exploit online gaming to third parties. It can only grant permits to authorize private companies to distribute and commercialize online gaming. Law N°538 authorizes the Executive Power of the City of Buenos Aires to create and regulate games approved by the City of Buenos Aires Legislature.

In May 2019, the City of Buenos Aires issued resolution RESDI-2018-321-LOTBA (the “Regulation”) approving setting forth the regulatory framework applying to online gaming activities within the City of Buenos Aires. The Regulation was later approved by the City of Buenos Aires Legislature. The regulator of the gambling activity in the City of Buenos Aires is the state owned company Lotería de la Ciudad de Buenos Aires S.E. (“LOTBA”). The Regulation provides that LOTBA may grant permits to third parties for the commercialization and distribution of online gambling. Such permits may be granted for a term of up to five (5) years, renewable for another five (5) years. The holder of such permit shall pay up to 20% of its gaming revenue to the City of Buenos Aires.

The process to award permits was launched on February 2020 following the approval of resolution RESDI 15/LOTBA/20 that provides the legal requirements that must be fulfilled by the applicants in order to obtain a permit.

In 2020, Iberargen S.A. submitted an application for a permit and complied with all the requirements requested by LOTBA. On March 12, 2021, LOTBA granted the permit to Iberargen S.A. under code DI-2021-238-GCABA-LOTBA (the “Buenos Aires License”). Launch of operations under the Buenos Aires License is subject to LOTBA’s prior authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market.

In addition, gambling in the City of Buenos Aires is subject to a tax on the gross gaming revenue of 6.5%. Law 27.591, as amended on 2021, created a new federal tax applying to online gambling. The tax rate is 2.5% and up to 15% of the cash in, depending on whether the operator is a local company having investments in the gaming sector in Argentina or not. Enforcement of Law 27.591 is subject the issuance of implementing regulations by the federal tax authorities.

Malta

Codere Online holds business-to-consumer (“B2C”) and business-to-business (“B2B”) Maltese gaming licenses, but it does not currently offer online casino and sports betting to customers located in Malta. Codere Online Operator Limited’s (“ONOL”) B2C license was issued on April 15, 2019 and is valid for a period of ten (10) years (the “B2C License”). ONOL requested a voluntary suspension of the B2C License until November 30, 2021. ONOL may re-activate the B2C License at any time, subject to the Maltese Gaming Authority’s (“MGA”) prior approval.

Codere Online Management Services Limited (“OMSE”) was issued a B2B gaming license on April 15, 2019 for a ten (10) year term (the “B2B License”). Codere Online is authorized to provide Type 1 (Casino) and Type 2 (Fixed Odds Betting) B2B gaming services via OMSE’s B2B License.

Regulation 3 of the Gaming Authorisations Regulations (Subsidiary Legislation 583.05 of the Laws of Malta), provides that “no person shall provide or carry out a gaming service or provide a critical gaming supply from Malta or to any person in Malta, or through a Maltese legal entity, except when in possession of a valid licence […]”, without prejudice to any exemptions provided in applicable law.

Regulation 3 (2) of the Gaming Authorisations Regulations provides that “no person shall offer a licensable game, whether as part of a gaming service, critical gaming supply or otherwise, unless such game is approved or otherwise recognised” by the MGA. A licensable game is “a game which is not an exempt game”. Generally, without prejudice to ad hoc exemptions as may be applicable, games which are licensable are games of chance and controlled skill games.

The authority responsible for, inter alia, the regulation, supervision and enforcement of the Gaming Act and all subsidiary legislation falling under the remit of the same is the MGA. The MGA is considered to be the primary point of contact for regulatory reporting by licensees, with the latter obliged, in terms of numerous Regulations and Directives (such as Directive 3 of 2018), to notify, seek prior approval and inform the MGA of events and changes across multiple aspects of each licensed business, including but not limited to, a change in delivery channel of a gaming service and changes to approved technical set up.

Any person in possession of a license issued by the MGA shall pay the MGA the appropriate fees in relation to the type of license awarded. As operator of the B2C License, ONOL is due to pay (a) a license fee composed of a fixed annual license fee and a variable component known as the compliance contribution and (b) gaming tax. The variable component within the compliance contribution and the calculation method has been established by the MGA in Directive 4 of 2018 — Directive on the Calculation of Compliance Contribution. The compliance contribution is a variable percentage charged on tranches of gaming revenue generated in a particular game type.

As operator of the B2B License, OMSE is due to pay a variable annual license fee. The variable annual fee for the B2B License ranges from €25,000 to €35,000, depending on the company’s annual revenue.

Gaming tax is set at 5% on gaming revenue generated from Malta based players. Accordingly, taxability is determined by whether the player is established, has his permanent address and/or usually resides in Malta. In light of ONOL’s voluntary suspension of the B2C License, ONOL’s obligation to pay the compliance contribution and gaming tax, as applicable, was suspended from the date the suspension was approved by the MGA.

Certain Codere Online Relationships and Related Person Transactions

Restructuring and Exchange

In accordance with the Business Combination Agreement, the Codere Group will undergo a corporate restructuring pursuant to which the entities and/or businesses of the Codere Group that form the Codere Online Business will be transferred to Holdco. This transfer will be performed in two steps:

(i)     Restructuring.    In this first step, the relevant entities and/or businesses that form the Codere Online Business that were not direct or indirect subsidiaries or businesses of SEJO will be transferred to SEJO. Spain and Italy are the only two jurisdictions in which existing operating entities, CDON and Codere Scommesse S.r.l., respectively, will be transferred to SEJO. In Panama, Colombia and Argentina, new entities have been or will be incorporated with SEJO as sole or majority shareholder. The licenses pursuant to which Codere Online Business currently operates in these jurisdictions (in the case of Panama and Colombia) or is expected to begin operating in the near future (in the case of the City of Buenos Aires, Argentina), will be transferred, together with the existing businesses, to SEJO. In Mexico, the online business will be transferred to SEJO though the consummation of an “Asociación en Participación” or “AenP” (an unincorporated joint venture) between LIFO (the entity which holds the license under which Codere Online Business currently operates in Mexico) as asociante, and SEJO as asociado, pursuant to which SEJO will have the right to receive 99.99% of any distributed profits.

(ii)    Exchange.    In the second step, SEJO will be transferred to Holdco.

Upon consummation of the Business Combination, the Codere Online Business will be formed by the following entities:

Entity	Entity Type	Location
SEJO	Holding Company	Spain
CDON	Operating Entity	Spain
Codere Scommese S.r.l.	Operating Entity	Italy
Codere Online Panama	Operating Entity(2)	Panama
Codere Online Colombia(1)	Operating Entity(2)	Colombia
Codere Online Argentina(1)	Operating Entity(2)	Argentina
ONOL	Operating Entity	Malta
OMSE	Supporting Entity	Malta
Codere Israel Marketing Support Services LTD	Supporting Entity	Israel
Codere (Gibraltar) Marketing Services LTD	Supporting Entity	Gibraltar

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(1)      In the process of being incorporated as of the date of this proxy statement/prospectus. The definitive name and legal form may change.

(2)      If the planned corporate restructuring cannot be consummated by October 1, 2021 with respect to any of the entities that are located in Colombia, Panama or the City of Buenos Aires (Argentina), as the case may be, a Restructuring Agreement will be entered into between the relevant Codere Group entity holding the online license and the Codere Online entity in the affected jurisdiction. In particular, Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Therefore, the Panama Restructuring Agreement is expected to be entered into among Codere Online Panama and HIPA, to govern the terms and conditions of, among other things, the assignment from HIPA to Codere Online Panama of all assets, contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. In Argentina, the Codere Group will seek to transfer the Buenos Aires License granted to Iberargen S.A. to Codere Online Argentina, but such transfer may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. As of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market. In addition, pursuant to the Business Combination Agreement, the Codere Group will request the authorization from the Colombian gaming regulator, Coljuegos, to transfer the Colombia License to Codere Online, but such transfer may not be effected if Coljuegos fails to grant the required authorization. See “Certain Codere Online Relationships and Related Person Transactions — Material Agreements.”

Related-Party Loans and Liabilities

As of December 31, 2020, Codere Online was party to various participating intra-group loans which were capitalized on June 30, 2021. See “Unaudited Pro Forma Combined Financial Information — Transaction Accounting Adjustments to the unaudited Pro Forma Combined Statement of Financial Position — Codere Online Indebtedness Capitalization.” The table below provides certain summary information on the outstanding participating intra-group loans as of December 31, 2020.

Lender	Debtor	Principal Amount (in Euros)	Loan Date	Expiration Date(1)	Interest Rate
Codere España, S.L.	CDON	75,500	12/30/2011	12/30/2023	6%
Codere España, S.L.	CDON	50,000	12/30/2014	12/30/2023	6%
Codere España, S.L.	CDON	15,000	03/01/2015	03/01/2024	6%
Codere España, S.L.	CDON	3,000,000	06/01/2015	05/31/2024	6%
Codere España, S.L.	CDON	600,000	12/30/2015	12/30/2024	6%
Codere España, S.L.	CDON	3,500,000	12/30/2016	12/30/2021	6%
Codere España, S.L.	CDON	6,000,000	12/30/2017	12/30/2022	6%
Codere España, S.L.	CDON	300,000	12/30/2018	12/30/2023	6%
Codere España, S.L.	CDON	2,650,000	12/23/2019	01/16/2024	6%
Codere Newco	SEJO	250,000	03/01/2019	03/01/2024	6%
Codere España, S.L.	CDON	5,000,000	12/31/2019	12/31/2024	6%
		21,440,500

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(1)      The participating intra-group loans were capitalized on June 30, 2021.

In addition, Codere Online had the following intra-group current financial liabilities as of December 31, 2020. Except for the intra-group current financial liabilities from other retail companies ($746,000), all the liabilities in the table below were capitalized on June 30, 2021.

Lender	Debtor	Principal Amount (in Euros)
Codere Newco	SEJO	9,048,000
Codere Italia S.P.A	Codere Scommese S.r.l.	1,339,000
Codere España, S.L.	Codere Online S.A.U.	6,644,000
Other retail companies	Codere Online S.A.U.	746,000
Total		17,777,000

Material Agreements

Relationship and License Agreement

SEJO and Codere Newco entered into a relationship and license agreement dated June 21, 2021 (the “Relationship and License Agreement”) that will become effective as of the Merger Effective Time.

Pursuant to the Relationship and License Agreement, Codere Newco will grant to SEJO, subject to certain limitations and exemptions, an exclusive, sublicenseable and non-transferable license and authority to use certain trademarks (including logos and designs) listed in Schedule A to the Relationship and License Agreement (the “Licensed Marks”) in connection with the operation of Holdco Group’s online gaming business in any jurisdiction in which (i) any member of the Holdco Group conducts the online casino gaming and sports betting business from time to time, (ii) the governing body of Holdco has expressly decided to expand the online casino gaming and sports betting business, or (iii) the Holdco Group has taken actual formal steps towards obtaining the required permits to conduct the online casino gaming and sports betting business in such jurisdiction (collectively, the “Territory,” which, as of the date of the Relationship and License Agreement, included Spain, Italy, Mexico, Brazil, United States of America, Colombia, Panama, Argentina, Malta and Israel). SEJO may sublicense the Licensed Marks to any member of the Holdco Group. In addition to the Licensed Marks, Codere Newco will assign all of its rights, title and interest in and to certain domain names to SEJO and undertakes to use its best efforts to assign the rights, title and interest in and to certain domain names that are not owned by Codere Newco following the Merger Effective Time.

Use of the Licensed Marks by SEJO and its sublicensees is subject to certain restrictions aimed at protecting Codere Newco’s rights to the Licensed Marks and the Licensed Marks’ reputation and goodwill. Use of the Licensed Marks by SEJO and its sublicensees is also subject to Codere Newco’s use guidelines, including standards relative to the quality, design, identity, size, position, appearance, marking and color of the Licensed Marks, and the manner, disposition and use of the Licensed Marks and accompanying designations, on any document or other media including, without limitation, any promotional material.

Pursuant to the Relationship and License Agreement, SEJO undertakes to maintain a website for its business including a link to the homepage of Codere Newco (as identified by Codere Newco), which link shall be comparable in prominence to other links included on some homepage.

As consideration for the license granted by Codere Newco to SEJO and its sublicensees, SEJO will pay to Codere Newco quarterly fees measured as a percentage (the “Applicable Percentage”) of all gross amounts wagered of SEJO and each sublicensee, less player wins, player bonuses, promotional bets and applicable gaming taxes (“Net Win”), taking into account applicable transfer pricing requirements at all times. As of the Merger Effective Time, the Applicable Percentage of Net Win will be zero. If SEJO and Codere Newco are unable to reach an agreement on the applicable transfer pricing requirements in connection with the Applicable Percentage, the then-applicable Applicable Percentage will remain in effect until the earlier of (i) SEJO terminates the Relationship and License Agreement or (ii) Codere Newco and SEJO reach an agreement on the Applicable Percentage or fee arrangement and provided, in each case, that SEJO will thereafter indemnify and hold harmless Codere Newco and its subsidiaries for any tax liabilities incurred by, or imposed on, Codere Newco and its subsidiaries by a court or tax authority as a result of any failure of the Applicable Percentage to reflect the minimum applicable transfer pricing requirements.

In addition, starting on the Merger Effective Time, Codere Newco and its direct and indirect subsidiaries will not (i) engage or invest in, operate, control, fund, assist, participate in the operation, control or funding, or render services or advice to any person (other than the Holdco Group) that owns or operates, any online casino gaming and sports betting business; (ii) advise, request, induce, attempt to induce or otherwise divert any customer, supplier, licensee or other business relation of any member of the Holdco Group to curtail, limit or cease doing business with any member of the Holdco Group or in any way interfere with the relationship between any such customer, supplier, joint venture partner, licensee or business relation and any member of the Holdco Group; (iii) directly or indirectly own, acquire, attempt to acquire or solicit the acquisition, or participate in the ownership, acquisition, attempt to acquire or solicitation of the acquisition, of (A) any direct or indirect interests in any online casino gaming and sports betting business (other than the Holdco Group) or (B) any interest in any person (other than the Holdco Group) with direct or indirect interests in any online casino gaming and sports betting business; (iv) interfere with any of the direct or indirect interests in the online casino gaming and sports betting business or any other business of any members of the Holdco Group; (v) license, sublicense, sell or otherwise transfer or confer rights with respect to the Licensed Marks and/or other similar or identical marks to any person (other than the Holdco Group) operating an online casino gaming and sports betting business; and/or (vi) in any way attempt to do any of the foregoing or assist any other person to do or attempt to do any of the foregoing. Certain permitted activities are exempted from the foregoing restrictions, including any business of regulated gambling and gaming and related services accessible exclusively through physical retail or other offline channels and certain activities that do not exceed a de minimis threshold.

However, the Relationship and License Agreement provides that Codere Newco may submit a written authorization request to the board of SEJO (which will refer the request to the Holdco Board) regarding any of the foregoing restricted actions or activities that Codere Newco or any of its subsidiaries proposes to take in a jurisdiction that is outside the Territory. Any such actions or activities will be deemed consented to if SEJO does not inform Codere Newco of a determination within 60 business days following receipt of Codere Newco’s request or if, after rejecting Codere Newco’s request, SEJO fails to consummate or materially undertake such actions or activities within six (6) months of Holdco Board’s determination.

The Relationship and License Agreement contains representations and warranties of Codere Newco, including in connection with Codere Newco’s valid organization; ownership, enforceability, validity and due registration of the Licensed Marks; authority to license the Licensed Marks; non-existence of actions, suits, legal proceedings or formal investigations contesting the validity of the Licensed Marks or Codere Newco’s rights under the Licensed Marks; non-violation of other agreements, laws and permits and sufficiency of the Licensed Marks and certain other intellectual property for the operation of the online casino gaming and sports betting business. The Relationship and License Agreement also contains representations and warranties of SEJO.

The Relationship and License Agreement contains indemnification provisions subject to specified limitations.

The Relationship and License Agreement will be in effect for an indefinite term, unless terminated by either party. Either SEJO or Codere Newco may terminate the Relationship and License Agreement if the other party defaults in the performance or observance of a material term and such default continues uncured or unremedied for a period of 90 days after written notice thereof. Either SEJO or Codere Newco may also terminate the Relationship and License Agreement upon the occurrence of a change of control (described as the direct or indirect acquisition of the beneficial ownership of more than 50% of the share capital of Holdco or SEJO by a non-affiliated third party or by a group of non-affiliated third parties acting in concert) or a sale of substantially all of the assets of the Holdco Group on a consolidated basis to a non-affiliated third party or by a group of non-affiliated third parties acting in concert, provided that such termination will be effective on the date which is two (2) years after the date of the written notice. For the avoidance of doubt, neither Holdco, nor Codere Newco nor one or more of Codere Newco’s future or current affiliates, successors, assigns or any entity acquiring all of the assets and/or business of Codere Newco shall be deemed to be non-affiliated parties for the purposes of the application of such change of control clauses. For the further avoidance of doubt, Codere Newco’s mere failure to control or own, directly or indirectly, a majority of the share capital of Holdco or SEJO will not result in a change of control (unless a non-affiliated third party or a group or non-affiliated third parties acting in concern acquire in one or a series of related transactions or otherwise become the beneficial owner of more than 50% of the share capital of Holdco or SEJO). SEJO may also terminate the Relationship and License Agreement at any time, upon written notice to Codere Newco, provided that such termination will be effective on the date which is 90 days after the date of the written notice.

On the effective date of the termination of the Relationship and License Agreement, SEJO will, among other things, cease, and cause its sublicensees to cease, using the Licensed Marks, including in the company name. If Codere Newco terminates the Relationship and License Agreement upon the occurrence of a change of control or sale of substantially all of the assets, Codere Newco and its subsidiaries will be subject to certain restrictions in connection with the use of the Licensed Marks in the Territory for a period of five (5) additional years after the effective date of the termination of the Relationship and License Agreement.

The Relationship and License Agreement is governed by Spanish law.

The foregoing description of the Relationship and License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Relationship and License Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

Sponsorship and Services Agreement

SEJO and Codere Newco entered into a sponsorship and services agreement dated June 21, 2021 (the “Sponsorship and Services Agreement”) that will become effective as of the Merger Effective Time.

Pursuant to the Sponsorship and Services Agreement, Codere Newco will grant to SEJO, subject to certain limitations and exemptions (including Codere Newco’s right to engage in any permitted activity under the Relationship and License Agreement), an exclusive and non-transferable license and authority to use any and all marks, names, images, designations, anthems, photographs and brands set forth in, or incorporated in the future into, the RM Sponsorship Agreement, within the Territory (subject to any further geographic limitations set forth in the RM Sponsorship Agreement) in connection with the operation of Holdco Group’s online business. We expect a further amendment to the RM Sponsorship Agreement will be entered into before consummation of the Business Combination to, among other things: (i) extend the term of the RM Sponsorship Agreement for four (4) additional football seasons, until June 30, 2026, with either party having a right to terminate the agreement at the end of the 2022-2023 football season; (ii) amend the applicable territory to only include Mexico, South America and Central America (the “RM Territory”); (iii) amend certain marketing terms; (iv) amend the economic terms, and (v) provide that Codere Newco will continue to have a right to terminate the RM Sponsorship Agreement if any legislation is passed in the Territory which restricts marketing and advertising of online gaming and which would impact any or all marketing or advertising rights granted to Codere Newco under the RM Sponsorship Agreement. SEJO and Codere Newco also agreed to negotiate in good faith and agree on the terms and conditions of a license and authority to use any and all of Codere Newco’s other rights that are licensable under the RM Sponsorship Agreement, from time to time, by Codere Newco to SEJO within the Territory. SEJO and Codere Newco also agreed to negotiate in good faith and agree on the terms and conditions of the assignment or license of any new sponsorship rights under any sponsorship agreements entered into by Codere Newco and certain of its affiliates and subsidiaries from time to time after the Merger Effective Time (together with the foregoing rights licensed under the RM Sponsorship Agreement, the “Sponsorship Rights”). SEJO may sublicense the Sponsorship Rights to any member of the Holdco Group.

Use of the Sponsorship Rights by SEJO and its sublicensees is subject to certain restrictions (including any further restrictions set forth in the relevant sponsorship agreement) aimed at protecting Codere Newco’s rights to the Sponsorship Rights and the Sponsorship Rights’ reputation and goodwill.

Codere Newco and SEJO will negotiate and agree in good faith on the fees payable by SEJO to Codere Newco as consideration for the license, assignment or right to use of the Sponsorship Rights from time to time, provided that Codere Newco has the right to suspend SEJO’s and any sublicensee’s use of the Sponsorship Rights until such time as Codere Newco and SEJO agree on the applicable fees.

In addition, starting on the Merger Effective Time, Codere Newco will provide, or arrange for services providers (including Codere Newco affiliates and any other third-parties) to provide, certain services to the Holdco Group to assist the Holdco Group in operating the online casino gaming and sports betting business in a manner that is consistent with the operation of the online casino gaming and sports betting business prior to the Merger Effective Time. The services include certain internal audit, communication, legal, financial management, human capital, corporate security support, platform services and corporate development services, office space and such other services of the type and nature appropriate for a publicly listed entity in connection with the online casino gaming and sports betting business, which the Holdco Group may reasonably request from time to time (collectively, the “Services”). The Sponsorship and Services Agreement contains covenants of Codere Newco in connection with the standard and quality of the Services.

Subject to certain terms and conditions, SEJO is entitled to amend the scope of the Services, including by discontinuing certain Services, reducing the number of Services recipients or the nature or description of the Services or otherwise, provided, however, that, SEJO may not increase the scope of the Services without Codere Newco’s prior written consent; and provided further, however, that prior to such modification, SEJO and Codere Newco will agree in writing to any modification of the Services fees resulting from such change in scope. Discontinuation of any Services by SEJO is subject to payment to Codere Newco of any costs incurred by Codere Newco directly linked to the discontinuation of any Services, including but not limited to severance payments, third party break-up fees and third party fees related to the Services being discontinued (“Discontinuation Costs”).

As consideration for the provision of the Services, for the period from the Merger Effective Time until December 31, 2022 (the “Reset Date”), SEJO will pay to Codere Newco on a quarterly basis a cash amount in euro equal to 0.75% of all gross amounts wagered of SEJO together with its subsidiaries, less player wins, player bonuses, and promotional bets. Following the Reset Date, Codere Newco and SEJO will negotiate and agree in good faith on the fee payable by SEJO for the next-succeeding calendar year as consideration for the provision of the Services during such calendar year. In the event that Codere Newco and SEJO are unable to agree on the applicable fees by the time of the Reset Date or an anniversary thereof, the then-applicable fees shall remain in effect and either Codere Newco or SEJO may terminate the Sponsorship and Services Agreement by providing written notice to the other party within three (3) months of such Reset Date (or anniversary thereof, as applicable), provided that such termination shall not be effective earlier than the date that is three (3) months after such written notice is provided by the terminating party to the other party.

The Sponsorship and Services Agreement contains representations and warranties of Codere Newco, including in connection with Codere Newco’s valid organization; enforceability and validity of the RM Sponsorship Agreement; authority to license the rights under the RM Sponsorship Agreement; non-violation of third-party rights, other agreements, laws and permits; non-existence of actions, suits, legal proceedings or formal investigations contesting the right of Codere Newco to license its rights under the RM Sponsorship Agreement or contesting the provision of the Services; sufficiency of resources, permits and title to intellectual property to perform its obligations and sufficiency of the Services identified in the Sponsorship and Services Agreement to substantially conduct the online gaming business in the ordinary course. The Sponsorship and Services Agreement also contains representations and warranties of SEJO.

The Sponsorship and Services Agreement contains indemnification provisions subject to specified limitations. Codere Newco’s aggregate liability in any fiscal year in connection with the Sponsorship Rights is capped at the aggregate amount of the fees received for the Sponsorship Rights in effect for the prior two (2) fiscal years. Codere Newco’s aggregate liability in any fiscal year in connection with the provision of the Services is capped at the aggregate amount of the fees received for the provision of the Services in effect for the prior two (2) fiscal years.

The initial term of the Sponsorship and Services Agreement is five (5) years from the Merger Effective Time, subject to one (1)-year automatic extensions unless terminated by either party by providing 90 days’ written notice prior to the expiration of the initial term or such extended term. Either SEJO or Codere Newco may terminate the Sponsorship and Services Agreement if the other party defaults in the performance or observance of a material term and such default continues uncured or unremedied for a period of 90 days after written notice thereof. Either SEJO or Codere Newco may also terminate the Sponsorship and Services Agreement upon the occurrence of a change of control (described as the direct or indirect acquisition of the beneficial ownership of more than 50% of the share capital of Holdco or SEJO by a non-affiliated third party or by a group of non-affiliated third parties acting in concert) or a sale of substantially all of the assets of the Holdco Group on a consolidated basis to a non-affiliated third party or by a group of non-affiliated third parties acting in concert, provided that such termination will be effective on the date which is one (1) year after the date of the written notice. For the avoidance of doubt, neither Holdco, nor Codere Newco nor one or more of Codere Newco’s future or current affiliates, successors, assigns or any entity acquiring all of the assets and/or business of Codere Newco shall be deemed to be non-affiliated parties for the purposes of the application of such change of control clauses. For the further avoidance of doubt, Codere Newco’s mere failure to control or own, directly or indirectly, a majority of the share capital of Holdco or SEJO will not result in a change of control (unless a non-affiliated third party or a group or non-affiliated third parties acting in concern acquire in one or a series of related transactions or otherwise become the beneficial owner of more than 50% of the share capital of Holdco or SEJO). Either SEJO or Codere Newco may also terminate the Sponsorship and Services Agreement in the event that Codere Newco and SEJO are unable to agree on the applicable fees by the time of the Reset Date or an anniversary thereof, as described above. SEJO may also terminate the Relationship and License Agreement at any time, upon written notice to Codere Newco, which termination will be effective on the date which is 90 days after the date of the written notice and will be subject to the payment of any Discontinuation Costs to Codere Newco.

On the effective date of the termination of the Sponsorship and Services Agreement, Codere Newco will cease the provision of any Services and SEJO will cease, and cause its sublicensees to cease, using the Sponsorship Rights, among other things. If Codere Newco terminates the Sponsorship and Services Agreement upon the occurrence of a change of control or sale of substantially all of the assets of the Holdco Group on a consolidated basis, Codere Newco will use commercially reasonable efforts to negotiate with each of the counterparties to the then-current sponsorship agreements to allow for the continued license or assignment of the Sponsorship Rights to the Holdco Group, until the later of (i) two (2) years after the date of the written termination notice submitted by Codere Newco or (ii) the expiration of the initial term of the relevant sponsorship agreement.

The Sponsorship and Services Agreement is governed by Spanish law.

The foregoing description of the Sponsorship and Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsorship and Services Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

Platform and Technology Services Agreement

Codere Newco, Codere Apuestas España S.L.U. and OMSE entered into a platform and technology services agreement effective January 1, 2021 (the “Platform and Technology Services Agreement”), for the provision of platform and technology services by Codere Newco and Codere Apuestas España S.L.U. (collectively, the “Providers”) to OMSE’s online casino and sports betting business.

The services include personnel, customer support, internal trading personnel, technical assistance and technology, IT operations, security and cybersecurity, systems, communications, equipment, software licenses, trading and other services or development projects that may be requested by the Holdco Group (collectively, the “Platform Services”). The parties will agree on an annual basis the type, nature, timetable, specifications, parameters or terms and conditions of services to be provided by the Providers in the next-succeeding calendar year, provided that OMSE may, at any time, amend the scope of the Platform Services, including by discontinuing the provision of certain Platform Services, by providing prior notice to the Providers. The Platform Services will be provided by the Providers on an exclusive basis, subject to certain limitations and exemptions.

As consideration for the Platform Services, OMSE agreed to pay to the Providers monthly fees equal to the costs of the Platform Services, plus a markup (5.02% as of January 1, 2021), if applicable, pursuant to transfer pricing requirements. The applicable fees will be agreed by OMSE and the Providers on an annual basis. OMSE and the Providers agreed to create a steering and budget committee, comprised of representatives from the parties, to negotiate and agree on the annual fees, monitor major projects and infrastructure services, conduct risk assessments and take other decisions in connection with the Platform Services.

The parties acknowledge that the Providers own and are duly licensed to use the existing software and hardware infrastructure constituting the main interface between customers that participate in the online gaming activities and the online casino gaming and sports betting operators (the “Platform”). The Providers agree to develop and/or perform certain works to the Platform and any embedded software (including certain modifications, enhancements, adaptations, translations or other changes) as required by OMSE, its end users or other third parties. Such works will be developed and made on a “work for hire” basis.

The Platform and Technology Services Agreement contains representations and warranties of the Providers and OMSE, including in connection with the parties’ authority to enter into the agreement; non-violation of other agreements, laws and permits; absence of required authorizations, consents or approvals and validity and legality of the agreement. The Platform and Technology Services Agreement also contains representations and warranties of the Providers in connection with the provision of the Platform Services.

The Platform and Technology Services Agreement contains indemnification provisions subject to specified limitations. The Providers’ aggregate liability in connection with the Platform and Technology Services Agreement is capped at the aggregate amount of fees paid by OMSE to the Providers in the preceding nine (9) months.

The initial term of the Platform and Technology Services Agreement is five (5) years from January 1, 2021, subject to one (1)-year automatic extensions unless terminated by either the Providers or OMSE by providing 90 days’ written notice prior to the expiration of the initial term or such extended term.

Either the Providers or OMSE may terminate the Platform and Technology Services Agreement (i) if the other party defaults in the performance or observance of a material term, or (ii) for bankruptcy reasons. OMSE may also terminate the Platform and Technology Services Agreement (i) at any time, after three (3) years from January 1, 2021, upon 90 days’ prior written notice to the Providers or (ii) if the access to and availability of certain software is below certain thresholds set forth in the SLA (as defined below), upon 30 days’ prior written notice to the Providers. The Providers may also terminate the Platform and Technology Services Agreement (i) upon the occurrence of a change of control (described as the acquisition by any person other than Holdco, Codere Newco or one or more of Codere Newco’s future or current affiliates, successors, assigns or any entity acquiring all of the assets and/or business of Codere Newco, of the beneficial ownership of more than 50% of the share capital of Holdco or OMSE), (ii) upon a sale of substantially all of the assets of the Holdco Group on a consolidated basis ton any person or group of related persons other than within the Codere Newco group, or (iii) if OMSE amends the scope of the Platform Services by reducing the amount of fees below 50% of the annual budget agreed between the Providers and OMSE. Termination by OMSE (other than for a default by the Providers) is subject to the payment of any Discontinuation Costs to the Providers. Termination by the Providers (other than for a default by OMSE or bankruptcy reasons) will be effective on the date which is six (6) months after the date of the written notice.

Finally, in connection with the provision of the Platform Services, the Providers and OMSE entered into a services and service level agreement (the “SLA”) that became effective on January 31, 2021. The SLA sets forth certain service levels, including the terms and conditions for (i) the provision of the Platform Services, (ii) correcting any defects reported by OMSE and (iii) adjusting current and future fees based on certain events.

The Platform and Technology Services Agreement is governed by Spanish law.

The foregoing description of the Platform and Technology Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Platform and Technology Services Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

AenP Agreement

On June 21, 2021, Libros Foráneos, S.A. de C.V. (“LIFO”) and SEJO entered into an agreement, which will be effective on the Merger Effective Time, in order to regulate their rights and obligations in respect of the online gaming business (for purposes of this sub-section, the “Business”) in Mexico that LIFO is authorized to conduct pursuant to the LIFO License granted by the Mexican authorities (the “AenP Agreement”). Pursuant to the AenP Agreement, SEJO and LIFO agree to make certain contributions in favor of an “Asociación en Participación” or “AenP” (an unincorporated joint venture) created by virtue of the AenP Agreement and LIFO agrees to grant SEJO a 99.99% share in the profit and losses of the Business in Mexico. The AenP will have its own tax identification number.

SEJO will contribute an amount of 49,950,000 Mexican pesos, to be contributed in accordance with the needs of the Business, and LIFO will contribute an amount of 50,000 Mexican pesos. In the event that operational needs of the AenP require it, SEJO will make the necessary additional contributions to finance the expenses related to the Business in accordance with the Business’ annual budget. Third parties are allowed to join the AenP and to make contributions in favor of the AenP only if SEJO provides its prior written consent. Pursuant to the AenP Agreement, LIFO irrevocably agrees to maintain in force and operate the LIFO License and to comply with the terms and conditions imposed by them, at all times, as well as to request the LIFO License’s renewal in accordance with its terms.

Net profits or losses resulting from the operation of the Business will be distributed in the following proportion: LIFO will be entitled to receive 0.01% and SEJO will be entitled to receive 99.99%. Additionally, the parties agree that losses corresponding to SEJO must not exceed the value of its contributions.

The AenP Agreement includes certain mutual indemnities among the parties and their respective affiliates and is subject to Mexican law.

In the event that, for any reason, a procedure for cancellation or revocation of the LIFO License is initiated, LIFO will make its best efforts to have another Mexican entity within the Codere Group grant SEJO the right to operate under a permit in accordance with the terms of the AenP but pursuant to the terms of such permit.

Once effective, the AenP Agreement is expected to remain in force during the term of the LIFO License, including its renewals from time to time. SEJO will be entitled to terminate the AenP Agreement with 15 days prior written notice. LIFO will not be entitled to terminate the AenP Agreement without the prior written consent of SEJO. In the event that the AenP Agreement is terminated, the AenP will be dissolved and liquidated in accordance with the terms of the AenP Agreement.

The foregoing description of the AenP Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the AenP Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

Internal Affiliate Program Master Agreement

SEJO and Codere Newco entered into an internal affiliate program master agreement effective January 1, 2021 (the “Internal Affiliate Program Master Agreement”) establishing certain revenue sharing principles between the retail and the online businesses in Spain, Italy, Mexico, Argentina, Panama and Colombia (the “Omni-Channel Jurisdictions”).

Pursuant to the Internal Affiliate Program Master Agreement, SEJO and Codere Newco agreed to cause certain of their respective subsidiaries to apply and adhere to certain corporate revenue sharing principles. In each Omni-Channel Jurisdiction, a subsidiary operating in the online channel which registers the online wagering activity of a customer that is active in both the retail and online channels, but used to be a retail-only customer (the “Retail Omni-Channel Customer”), will pay to the retail subsidiary that operates the retail venue in which such customer was active at the time of becoming a Retail Omni-Channel Customer, 35% of the Net Win of such customer generated in any online platform operated by SEJO or its affiliates and subsidiaries from the time such customer becomes a Retail Omni-Channel Customer and until 18 months thereafter (the “Retail Participation”). Similarly, in each Omni-Channel Jurisdiction, a subsidiary operating in the retail channel which registers the retail wagering activity of a customer that is active in both the retail and online channels, but used to be an online-only customer (the “Online Omni-Channel Customer”), will pay the online subsidiary in which said customer was active at the time of becoming an Online Omni-Channel Customer, 35% of the Net Win of such customer from the time it becomes an Online Omni-Channel Customer and until 18 months thereafter (the “Online Participation”). Additionally, the Internal Affiliate Program Master Agreement includes exceptions to the revenue sharing principles in the event the retail license and the online license are held by the same entity in an Omni-Channel Jurisdiction or in the event there is a contractual arrangement between an online and a retail subsidiary for the provision of certain operating services. Further, the Internal Affiliate Program Master Agreement sets forth a deposit fee payable by the online subsidiaries for deposits made by online customers in retail venues.

After 18 months from the time a customer becomes a Retail Omni-Channel Customer or an Online Omni-Channel Customer, as the case may, no subsidiary will be entitled to any Retail Participation or Online Participation, as applicable, in regards to any customer upon which either a Retail Participation or Online Participation had previously applied.

The initial term of the Internal Affiliate Program Master Agreement is one (1) year from January 1, 2021, subject to one (1)-year automatic extensions unless terminated by either party by providing 30 days’ written notice prior to the expiration of the initial term or such extended term. Either SEJO or Codere Newco may terminate the Internal Affiliate Program Master Agreement in the event of a material breach by the other party and if such breach continues uncured or unremedied for a period of 15 days after written notice thereof. Either SEJO or Codere Newco may also terminate the Internal Affiliate Program Master Agreement at any time subject to 30 days’ prior notice.

The Internal Affiliate Program Master Agreement is governed by Spanish law.

The foregoing description of the Internal Affiliate Program Master Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Internal Affiliate Program Master Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

Argentina Transfer Agreement

Iberargen, S.A. and Codere Online Argentina are expected to enter into one or more agreements prior to the consummation of the Business Combination, which will govern the terms and conditions of the assignment, from Iberargen, S.A. to Codere Online Argentina, of the Buenos Aires License and all of the assets, contracts, employees and permits necessary for the operation of the Argentine online gaming business by Codere Online Argentina. The transfer of the Buenos Aires License may not be effected if the regulator of the gambling activity in the City of Buenos Aires, LOTBA, fails to grant the required authorization. Additionally, as of the date of this proxy statement/prospectus, Holdco does not expect that LOTBA will authorize Iberargen, S.A. to operate in the City of Buenos Aires until after there is a minimum of three authorized online gaming operators in the City of Buenos Aires, in order to ensure competitiveness in the market.

Colombia Transfer Agreements

License Transfer Agreement

Codere Colombia, S.A. and Codere Online Colombia are expected to enter into a license transfer agreement prior to the consummation of the Business Combination, which will govern the terms and conditions of the assignment, from Codere Colombia, S.A. to Codere Online Colombia, of the Colombia License and which will be submitted for authorization to the Colombian gaming regulator, Coljuegos. Such transfer may not be effected if Coljuegos fails to grant the required authorization.

Asset Transfer Agreement

Codere Colombia, S.A. and Codere Online Colombia are expected to enter into an asset transfer agreement prior to the consummation of the Business Combination, which will govern the terms and conditions of the assignment, from Codere Colombia, S.A. to Codere Online Colombia, of all of the assets (other than the Colombia License), contracts, employees and permits necessary for the operation of the Colombian online gaming business by Codere Online Colombia.

Retail Operating Agreement

Codere Colombia, S.A. and Codere Online Colombia are expected to enter into a retail operating agreement prior to the consummation of the Business Combination, which will govern the terms and conditions of the provision of retail sports betting operating services by Codere Colombia, S.A. to Codere Online Colombia.

Panama Restructuring Agreement

Prior to the consummation of the Business Combination, HIPA and Codere Online Panama are expected to enter into an agreement that will govern the terms and conditions of (i) the assignment, from HIPA to Codere Online Panama, of all the assets (other than the HIPA License), contracts, employees and permits necessary for the operation of HIPA’s online gaming business by Codere Online Panama, and (ii) the provision of online gaming support services from Codere Online Panama to HIPA until the ALTA License is transferred to Codere Online Panama, subject to the required authorization from the Panama Gaming Control Board. Holdco does not expect that the ALTA License granted to ALTA will be transferred to Codere Online Panama until after ALTA is authorized to operate under the ALTA License, which Holdco does not expect to occur before December 1, 2021. Such transfer may not be effected if the Panama Gaming Control Board fails to grant the required authorization.

Information About DD3

References in this section to “we,” “us,” “our,” “the Company” or “DD3” generally refer to DD3 Acquisition Corp. II.

Overview

DD3 is a blank check company formed under the laws of the State of Delaware on September 30, 2020, for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. DD3 may consummate a business combination with a target business in any geographic location or industry, although DD3 initially focused its search for target businesses in Mexico and Hispanic businesses in the United States.

On October 13, 2020, DD3 issued 2,875,000 shares of DD3 Class B Common Stock to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share. On December 7, 2020, DD3 effected a stock dividend of 287,500 shares with respect to the DD3 Class B Common Stock, resulting in there being an aggregate of 3,162,500 shares of DD3 Class B Common Stock outstanding. On December 10, 2020, in connection with the IPO underwriters’ partial exercise of their over-allotment option and waiver of the remaining portion of such option, simultaneously with the consummation of the IPO, the Sponsor forfeited an aggregate of 37,500 shares of DD3 Class B Common Stock to DD3 at no cost, and 3,125,000 shares of DD3 Class B Common Stock remain outstanding, representing an adjusted purchase price of approximately $0.008 per share.

DD3’s registration statements on Form S-1 (File Nos. 333-250212 and 333-251190) for the IPO became effective on December 7, 2020. On December 10, 2020, DD3 consummated the IPO of 12,500,000 Public Units, inclusive of 1,500,000 Public Units sold to the underwriters upon the underwriters’ election to partially exercise their over-allotment option at a price of $10.00 per DD3 Unit, generating total gross proceeds of $125,000,000. Each DD3 Unit consists of one share of DD3 Class A Common Stock and one-half of one redeemable Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of DD3 Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The DD3 Warrants will become exercisable on the later of 30 days after the consummation of DD3’s initial business combination or December 10, 2021, and will expire five years after the consummation of DD3’s initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the consummation of the IPO, including the partial exercise of the over-allotment option, DD3 consummated the sale of an aggregate of 370,000 Private Placement Units in a private placement to the Sponsor and the Forward Purchasers at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,700,000. Among the Private Placement Units, the Sponsor purchased an aggregate of 296,000 Private Placement Units and the Forward Purchasers purchased an aggregate of 74,000 Private Placement Units.

Immediately following the closing of the IPO, a total of $125,000,000 of the net proceeds from the IPO and the private placement was placed in the Trust Account, with Continental acting as trustee. In connection with the IPO, DD3 incurred $2,966,508 in transaction costs, including $2,500,000 of underwriting fees and $466,508 of other offering costs.

On December 8, 2020, the publicly-traded DD3 Units began trading on Nasdaq under the symbol “DDMXU.” On January 27, 2021, the publicly-traded DD3 Class A Common Stock and DD3 Warrants began separate trading on Nasdaq under the symbols “DDMX” and “DDMXW,” respectively. Those publicly-traded DD3 Units not separated continue to trade on Nasdaq under the symbol “DDMXU.”

Initial Business Combination

DD3’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If DD3’s board of directors is not able to independently determine the fair market value of the target business or businesses, DD3 will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria.

Submission of the Business Combination to a Stockholder Vote

DD3 is providing the Public Stockholders with Redemption Rights in connection with the Business Combination in accordance with the DD3 Certificate of Incorporation. Public Stockholders electing to exercise their Redemption Rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. Public Stockholders are not required to vote against the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus in order to exercise their Redemption Rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their Redemption Rights will not be entitled to receive such payments.

DD3 will consummate the Business Combination only if it has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation and a majority of the outstanding shares of DD3 Common Stock voted are voted in favor of the Business Combination Proposal. The Sponsor, MG and DD3’s officers and directors have agreed to vote all of their shares of DD3 Common Stock in favor of the Business Combination Proposal and not to seek redemption with respect to such shares. Additionally, Baron has agreed not to seek redemption of the Baron IPO Shares or the Private Shares it holds.

Permitted Purchases of DD3’s Securities

The Sponsor or DD3’s directors, officers, advisors or their affiliates may purchase shares of DD3 Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the sellers or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or DD3’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. DD3 does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires DD3 to have a minimum amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DD3 Class A Common Stock and the number of beneficial holders of DD3’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange, or otherwise negatively impacting the liquidity of such securities.

The Sponsor and DD3’s directors, officers, advisors or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or DD3’s directors, officers, advisors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting DD3 directly or by DD3’s receipt of redemption requests submitted by stockholders following DD3’s mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or DD3’s directors, officers, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal.

Redemption Rights for Public Stockholders

DD3 is providing the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with the Business Combination at a per share price, payable in cash, equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, as of two business days prior to the consummation of the Business Combination, subject to the limitations described herein. The shares of Class B Common Stock and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $125.0 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Holders of DD3 Warrants do not have redemption rights with respect to their warrants in connection with the Business Combination.

The Sponsor, MG and DD3’s officers and directors have agreed to waive their Redemption Rights with respect to all of their shares of DD3 Common Stock. Additionally, Baron has agreed not to seek redemption of the Baron IPO Shares and the Private Shares it holds.

Limitation on Redemption Rights

The DD3 Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising Redemption Rights with respect to more than an aggregate of 15% of the Public Shares, or the “Excess Shares”, without DD3’s prior consent. DD3 believes this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against a proposed business combination as a means to force DD3 or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its Redemption Rights if such stockholder’s shares are not purchased by DD3 or its management at a premium to the then-current market price or on other undesirable terms. By limiting its stockholders’ ability to exercise Redemption Rights with respect to more than 15% of the Public Shares, DD3 believes it will limit the ability of a small group of stockholders to unreasonably attempt to block DD3’s ability to complete its initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that DD3 have a minimum net worth or a certain amount of cash. However, DD3 would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against DD3’s initial business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

If DD3 has not completed an initial business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, DD3 will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DD3’s remaining stockholders and board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to DD3’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, MG and DD3’s officers and directors have agreed that they will not propose any amendment to the DD3 Certificate of Incorporation (i) to modify the substance or timing of DD3’s obligations with respect to Redemption Rights as described in the final prospectus for the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless DD3 provides the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to DD3 but net of taxes payable, divided by the number of then outstanding Public Shares. This Redemption Right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, MG or DD3’s executive officers or directors or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the aggregate amount on deposit in the Trust Account distributed to the Public Stockholders upon the redemption of 100% of the outstanding Public Shares in the event DD3 does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. In the event it has not completed its initial business combination by such date, it is DD3’s intention to redeem the Public Shares as soon as reasonably possible following December 10, 2022 (or such later date as may be approved by DD3’s stockholders), and, therefore, DD3 does not intend to comply with those procedures. As such, DD3’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of DD3’s stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the aggregate amount on deposit in the Trust Account distributed to the Public Stockholders upon the redemption of 100% of the Public Shares in the event DD3 does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because DD3 will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires DD3 to adopt a plan, based on facts known to DD3 at such time that will provide for DD3’s payment of all existing and pending claims or claims that may be potentially brought against DD3 within the subsequent ten years. However, because DD3 is a blank check company, rather than an operating company, and DD3’s operations are limited to searching for prospective target businesses to acquire and negotiating potential transactions, the only likely claims to arise would be from DD3’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

DD3 is required to seek to have all third parties (including any vendors or other entities DD3 may engage) and any prospective target businesses enter into agreements with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against DD3 will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. DD3 therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on DD3’s ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, Marcum LLP, DD3’s independent registered public accounting firm, and the underwriters of the IPO, did not and will not execute agreements with DD3 waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with DD3, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by DD3 for services rendered or contracted for or products sold to DD3, but DD3 cannot assure you that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. DD3 has not asked the Sponsor to reserve for such indemnification obligations, nor has DD3 independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are DD3 securities. Therefore, DD3 believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability as to (i) any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with DD3 waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if DD3 liquidates, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors.

DD3 anticipates notifying the trustee of the Trust Account to begin liquidating such assets promptly after December 10, 2022 (or such later date as may be approved by DD3’s stockholders), in the event it has not completed its initial business combination by such date, and anticipates it will take no more than 10 business days to effectuate such distribution. The holders of the shares of DD3 Class B Common Stock and the Private Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the DD3 Warrants, which will expire worthless. DD3 will pay the costs of any subsequent liquidation from DD3’s remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has contractually agreed to advance DD3 the funds necessary to complete such liquidation and has contractually agreed not to seek repayment for such expenses.

If DD3 is unable to complete an initial business combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of DD3’s creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders will be entitled to receive funds from the Trust Account only in the event of DD3’s failure to complete a business combination within the required time period, if such stockholders seek to have DD3 redeem or purchase their respective shares upon a business combination which is actually completed by DD3 or upon certain amendments to the DD3 Certificate of Incorporation prior to consummating an initial business combination. In no other circumstances will DD3’s stockholders have any right or interest of any kind to or in the Trust Account.

If DD3 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against DD3 which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DD3’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DD3’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, DD3 cannot assure you it will be able to return to the Public Stockholders at least $10.00 per share.

If DD3 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against DD3 which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by DD3’s stockholders. Furthermore, because DD3 intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after December 10, 2022, or such later date as may be approved by DD3’s stockholders, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from DD3’s assets. Furthermore, DD3’s board of directors may be viewed as having breached their fiduciary duties to DD3’s creditors and/or may have acted in bad faith, and thereby exposing itself and DD3 to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. DD3 cannot assure you that claims will not be brought against it for these reasons.

Facilities

DD3 currently maintains its principal executive offices at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico. The cost for this space is included in the $10,000 per-month administrative fee the Sponsor began charging DD3 for general and administrative services, including office space, utilities and administrative support, commencing on December 7, 2020. DD3 believes, based on rents and fees for similar services, that the administrative fee charged by the Sponsor is at least as favorable as DD3 could have obtained from an unaffiliated person. DD3 considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

DD3 currently has three executive officers. These individuals are not obligated to devote any specific number of hours to DD3’s matters and intend to devote only as much time as they deem necessary to DD3’s affairs. The amount of time they will devote in any time period will vary based on the stage of the business combination process.

DD3 presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to DD3’s business. DD3 does not intend to have any full-time employees prior to the consummation of a business combination.

Directors and Executive Officers

DD3’s current directors and executive officers are as follows:

Name	Age	Position
Dr. Martin M. Werner	58	Chairman and Chief Executive Officer
Jorge Combe	43	Chief Operating Officer and Director
Daniel Salim	29	Chief Financial Officer
Dr. Guillermo Ortiz	73	Director
Daniel Valdez	39	Director
Pedro Solís Cámara	61	Director
Luis Campos	68	Director

Dr. Martin M. Werner has been DD3’s Chief Executive Officer and Chairman of the Board since its inception in September 2020. Since January 2021, Dr. Werner has also served as the Chief Executive Officer and Chairman of the Board of DD3 Acquisition Corp. III (“DD3 Acquisition III”). Dr. Werner served as the Chief Executive Officer and Chairman of DD3 Acquisition Corp. I (“DD3 Acquisition I”) from July 2018 until the consummation of its business combination with Betterware de México, S.A.B de C.V. (NASDAQ: BWMX) (“Betterware”) in March 2020, and continues to serve as a member of Betterware’s board of directors. He is a co-founding partner of DD3 Capital, a private investment and financial services firm headquartered in Mexico City that provides a wide range of financial services to clients including, among others, merger and acquisitions advisory, equity and debt capital raising advisory and advisory in highly structured debt financing and financial restructurings. Prior to founding DD3 Capital in 2016, Dr. Werner worked at Goldman Sachs for 16 years (2000 – 2016) becoming a Managing Director in 2000 and a Partner in 2006. He was co-head of the Investment Banking Division for Latin America and the country head of the Mexico office. From 2011 to December 2019, Dr. Werner served as the Chairman of the board of directors of Red de Carreteras de Occidente (RCO), one of Mexico’s largest private concessionaires operating more than 760 kilometers of toll roads, which was previously owned by Goldman Sachs Infrastructure Partners, from 2007 until its sale to Abertis Infraestructuras S.A. and GIC Special Investments Pte Ltd. Prior to his time with Goldman Sachs, Dr. Werner served in the Mexican Treasury Department as the General Director of Public Credit from 1995 to 1997, and as Deputy Finance Minister from 1997 to 1999. Among his numerous activities, he was in charge of restructuring Mexico’s public debt during the financial crisis of 1994 and 1995. Dr. Werner is the second largest investor of Banca Mifel, a leading mid-market Mexican bank with $3.3 billion in assets and a credit portfolio of $2.0 billion. He was previously a member of the Board of Directors of Grupo Comercial Chedraui, a leading supermarket chain in Mexico and the United States, and is currently a member of the Board of Directors of Empresas ICA, a leading infrastructure construction company in Mexico, and of Grupo Aeroportuario del Centro Norte, one of Mexico’s largest airport operators. He is a member of Yale University’s School of Management Advisory Board. Dr. Werner holds a bachelor’s degree in economics from Instituto Tecnológico Autónomo de Mexico (ITAM) and a Ph.D. in economics from Yale University.

Jorge Combe has been DD3’s Chief Operating Officer and one of DD3’s directors since its inception in September 2020. Since January 2021, Mr. Combe has also served as the Chief Operating Officer and as a director of DD3 Acquisition III. Mr. Combe served as the Chief Operating Officer from July 2018, and also as a director from October 2018, of DD3 Acquisition I until the consummation of its business combination with Betterware in March 2020. He co-founded DD3 Capital together with Dr. Werner in 2016 and is a managing partner. Prior to co-founding DD3 Capital, he was a Managing Director in the Investment Banking Division of Goldman Sachs in Mexico City from 2010 to 2017. While at Goldman Sachs, Mr. Combe covered companies across the Latin American region and led several initial equity offerings, mergers and acquisitions, structured financing notes and debt offerings transactions in the Mexican and Latin American markets. Prior to joining Goldman Sachs, Mr. Combe was a vice president in the investment banking division in Merrill Lynch from 2009 to 2010. From 2008 to 2009, he worked at GP Investimentos, one of the leading Brazilian private equity firms, where Mr. Combe was part of the founding investment team, analyzing multiple investment opportunities as well as supervising the portfolio company, Fogo de Chao. Prior to joining GP Investimentos, Mr. Combe worked for Credit Suisse as an associate in the equity capital markets group where he was involved in over 20 equity offerings for Latin American companies. Mr. Combe began his career at Banco Banorte as floor equity trader, where he held various positions in Mexico and New York. Mr. Combe is a member of the Board of Directors of Quiero Casa, a leading real estate residential developer in Mexico. He earned an MBA from the Wharton Business School at the University of Pennsylvania and a Bachelor of Science in economics from Instituto Tecnologico Autonomo de Mexico (ITAM).

Daniel Salim has been DD3’s Chief Financial Officer since its inception in September 2020. Since January 2021, Mr. Salim has also served as the Chief Financial Officer of DD3 Acquisition III. Mr. Salim served as the Chief Financial Officer of DD3 Acquisition I from July 2018 until the consummation of its business combination with Betterware in March 2020. Since 2017, Mr. Salim has also been a member of the DD3 Capital team analyzing the deal flow and execution of mergers and acquisitions, equity raising, advisory and debt raising. From 2015 to 2017, Mr. Salim worked for Bank of Tokyo-Mitsubishi in its Latin America Corporate & Investment Banking Group, where he evaluated project finance and acquisition opportunities involving Mexican blue-chip and state-owned companies, across Latin America, in the renewable energy, petrochemicals and oil and gas sectors. From 2013 to 2015, he served as an analyst at HR Ratings, a local rating agency covering medium and large companies in the retail, real estate, consumer, manufacturing and entertainment industries. Mr. Salim received a Bachelor in Finance and Accounting from Universidad Anahuac Norte and is currently a chartered financial analyst candidate.

Dr. Guillermo Ortiz, who has served as one of DD3’s independent directors since December 2020, also served as an independent director of DD3 Acquisition I from October 2018 until the consummation of its business combination with Betterware in March 2020, and continues to serve as a member of Betterware’s board of directors. Dr. Ortiz is currently a member of the Board of BTG Pactual Mexico and has also served as Chairman of BTG Pactual Latin America ex-Brazil, a leading Brazilian financial services company with operations throughout Latin America, the U.S. and Europe, since 2015. Prior to joining BTG, from 2010 to 2015, he was Chairman of the Board of Grupo Financiero Banorte-Ixe, the largest independent Mexican financial institution. In 2009, Dr. Ortiz served as chairman of the Bank of International Settlements based in Basile, Switzerland. Dr. Ortiz served two consecutive six-year terms as Governor of Mexico’s Central Bank from 1998 to 2009. From 1994 to 1997, Dr. Ortiz served as Secretary of Finance and Public Credit in the Mexican Federal Government where he guided Mexico through the “Tequila” crisis and contributed to the stabilization of the Mexican economy, helping return the nation to growth in 1996. He previously served on the Board of Directors of the International Monetary Fund, the World Bank, the Interamerican Development Bank and Wetherford International, a leading company in the oil and equipment industry. Dr. Ortiz is Chairman of the Board of each of the Pe Jacobsson Foundation, a member of Group of Thirty, the Center for Financial Stability, the Globalization and Monetary Policy Institute, the Federal Reserve Bank of Dallas and China’s International Finance Forum. He is also a member of the Board of Directors of a number of Mexican companies, including Grupo Aeroportuario del Sureste, one of Mexico’s largest airport operators, and Vitro, a leading glass manufacturing company in Mexico. Dr. Ortiz is also a member of the Quality of Life Advisory Board of the Government of Mexico City. Dr. Ortiz holds a bachelor’s degree in economics from Universidad Nacional Autónoma de México (UNAM), a master’s degree and a Ph.D. in economics from Stanford University.

Daniel Valdez, who has served as one of DD3’s independent directors since December 2020, has also served as a director (alternate) for Betterware since December 2018, when his co-led special purpose vehicle, Promotora Forteza, S.A. de C.V., acquired a minority stake in the business. He is a Managing Partner of Alternative Investments and Portfolio Manager (Public Equities) for Morales y Guerra Capital Asesores (MG Capital). Mr. Valdez has also served as an independent member of investment committees for several public and private investment trusts, including Altum Capital. Prior to joining MG Capital, he held Senior Analyst positions at prominent hedge funds: Sigma Capital Management from 2012 to 2014; Eton Park Capital Management from 2011 to 2012; and Surveyor Capital (Citadel) from 2010 to 2011. Prior to joining Surveyor Capital, Mr. Valdez worked as an Investment Banking Associate for Morgan Stanley in New York from 2008 to 2010. While at Morgan Stanley, he joined the Technology, Media & Telecom group executing several initial equity offerings, mergers and acquisitions, and debt offerings transactions. Mr. Valdez earned an MBA from the Harvard Business School and a Bachelor of Science from Stanford University.

Pedro Solís Cámara, who has served as one of DD3’s independent directors since December 2020, is a founding partner and director of Solís Cámara y Cia, S.C. and Solís Cámara, López Guerrero, S.C., which are tax advisory firms headquartered in Mexico City and formed in 1991. Prior to founding Solís Cámara y Cia, S.C. and Solís Cámara, López Guerrero, S.C., Mr. Solís Cámara worked at Galaz, Carstens, Chavero y Yamazaki (currently Deloitte) from 1981 to 1986, where he was the head of Grupo SARE’s tax department. From 1986 to 1991, he worked as an independent tax advisor at Solís Cámara, Escobar y Compañia, S.C. Mr. Solís Cámara has also worked in the academic field as a part-time professor at Instituto Tecnológico Autónomo de Mexico (ITAM) from 1985 to 2015 and has participated as a speaker and panel member at numerous conferences on tax issues. From 1995 and 1996, he served as a member of the Fiscal Advisory Council on property tax of the Treasury of Distrito Federal, and from 2013 to 2014, he was part of the training group of the Tax Administration System (SAT). Mr. Solís Cámara served as a director of DD3 Acquisition I from October 2018 until the consummation of its business combination with Betterware in March 2020. Mr. Solís Cámara is an active partner and member of the Fiscal Commission of Colegio de Contadores Públicos de México, A.C. Additionally, he is a member of Instituto Mexicano de Contadores Públicos, A.C., of the IFA Grupo Mexico and of the International Fiscal Association. Currently, Mr. Solís Cámara is an investor and advisor to several companies, including Bardahl de Mexico S.A. de C.V., Grupo Ambrosia, La Era Natural, Don Apoyo, S.A.P.I. de C.V., Grupo Dinero Práctico, Grupo Gicsa S.A.B. de C.V., Day Asesores, Fibra Plus and Latam Hotel Corporation LTD. Mr. Solís Cámara earned his bachelor’s degree in accounting from ITAM in 1983 and his degree in tax law from ITAM in 1985.

Luis Campos, who has served as one of DD3’s independent directors since December 2020, has been in the direct to consumer business for almost 25 years. He has been Chairman of Betterware since 2001. Prior to Betterware, Mr. Campos served as Chairman of Tupperware Americas from 1994 to 1999, Chairman of Sara Lee — House of Fuller Mexico from 1991 to 1993, and Chairman of Hasbro Mexico from 1984 to 1990. Mr. Campos is an active member of the “Consejo Consultivo” of Banamex and he was an active member of the Direct Selling Association, The Latin America Regional Managers’ Club and The Conference Board, and a board member of the Economic Development Commission of Mid Florida, Casa Alianza-Covenant House, The Metro Orlando International Affairs Commission, SunTrust Bank and Casa de Mexico de la Florida Central, Inc. Mr. Campos earned a bachelor’s degree in public accounting from the National Polytechnic Institute of Mexico in 1974.

Number and Terms of Office of Officers and Directors

DD3 currently has six directors. DD3’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to DD3’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Valdez and Campos, will expire at DD3’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Dr. Ortiz and Mr. Solís Cámara, will expire at DD3’s second annual meeting of stockholders. The term of office of the third class of directors, consisting of Dr. Werner and Mr. Combe, will expire at DD3’s third annual meeting of stockholders. DD3 may not hold an annual meeting of stockholders until after the consummation of its initial business combination.

Prior to the completion of DD3’s initial business combination, any vacancy on DD3’s board of directors may be filled by a nominee chosen by holders of a majority of the shares of DD3 Class B Common Stock.

DD3’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. DD3’s board of directors is authorized to appoint persons to the offices set forth in DD3’s bylaws as it deems appropriate. DD3’s bylaws provide that DD3’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and such other officers (including without limitation, Vice Presidents and Assistant Secretaries) as may be determined by DD3’s board of directors.

Director Independence

Nasdaq listing standards require that a majority of DD3’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. DD3’s board of directors has determined that Dr. Ortiz and Messrs. Valdez, Solís Cámara and Campos are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. DD3’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to DD3 than could be obtained from independent parties. DD3’s board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to DD3. Commencing on December 7, 2020 through DD3’s acquisition of a target business or liquidation, DD3 is obligated to pay the Sponsor $10,000 per month for providing DD3 with general and administrative services, including office space, utilities and administrative support. However, this arrangement is solely for DD3’s benefit and is not intended to provide DD3’s officers or directors compensation in lieu of a salary.

Other than the $10,000 per month administrative fee and the repayment of loans from the Sponsor, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, have been or will be paid to the Sponsor, members of DD3’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of DD3’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on DD3’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by DD3.

After the Business Combination, certain of DD3’s current directors or officers may serve on the Holdco Board and may be paid director fees or other compensation by Holdco. For further details on such anticipated compensation, to the extent currently known, see the section of this proxy statement/prospectus entitled “Management of Holdco after the Business Combination — Compensation of Directors, Managing Director and Executive Officers.”

Committees of the Board of Directors

DD3’s board of directors has three standing committees: an audit committee, a nominating committee, and a compensation committee, each of which is composed solely of independent directors. Each committee operates under a charter that is approved by DD3’s board of directors and has the composition and responsibilities described below.

Audit Committee

The audit committee of DD3’s board of directors consists of Mr. Solís Cámara (chairman), Dr. Ortiz and Mr. Valdez, each of whom is an independent director under Nasdaq’s listing standards. Each member of the audit committee is financially literate, and DD3’s board of directors has determined that Mr. Solís Cámara qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The audit committee’s duties, which are specified in DD3’s audit committee charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in DD3’s Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of DD3’s financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related party transactions;

•        inquiring and discussing with management DD3’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by DD3’s independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by DD3 regarding accounting, internal accounting controls or reports which raise material issues regarding DD3’s financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by DD3’s management team in identifying potential target businesses.

Nominating Committee

The nominating committee of DD3’s board of directors consists of Dr. Ortiz (chairman), Mr. Valdez and Mr. Campos, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on DD3’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in DD3’s nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on DD3’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

The compensation committee of DD3’s board of directors consists of Dr. Ortiz (chairman), Mr. Valdez and Mr. Solís Cámara, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in DD3’s compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to DD3’s Chief Executive Officer’s compensation, evaluating DD3’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of DD3’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of DD3’s other executive officers;

•        reviewing DD3’s executive compensation policies and plans;

•        implementing and administering DD3’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with DD3’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for DD3’s executive officers and employees;

•        if required, producing a report on executive compensation to be included in DD3’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

DD3 has adopted a code of ethics applicable all of its executive officers, directors and employees (if any). The code of ethics codifies the business and ethical principles that govern all aspects of DD3’s business. DD3 has filed a copy of its code of ethics, audit committee charter, nominating committee charter and compensation committee charter as exhibits to the DD3’s registration statements on Form S-1 (File Nos. 333-250212 and 333-251190) for the IPO. You may review these documents by accessing DD3’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of DD3’s code of ethics will be provided without charge upon request to DD3 in writing at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico or by telephone at +52 (55) 4340-1269. DD3 intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against DD3 or any members of its management team in their capacity as such.

DD3 Management’s Discussion and Analysis of Financial Condition
and Results of Operations

This “DD3 Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Information About DD3” and “Selected Historical Financial Data of DD3” sections and DD3’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. DD3’s actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” References in this section to “we,” “us,” “our,” “the Company” or “DD3” generally refer to DD3 Acquisition Corp. II.

Overview

DD3 is a blank check company formed under the laws of the State of Delaware on September 30, 2020, for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. DD3 may consummate a business combination with a target business in any geographic location or industry, although DD3 initially focused its search for target businesses in Mexico and Hispanic businesses in the United States. DD3 intends to effectuate its business combination using cash from the proceeds of the IPO and the sale of the Private Placement Units that occurred simultaneously with the consummation of the IPO.

DD3 has incurred, and in the event the Business Combination is not consummated, expects to continue to incur significant costs in the pursuit of its acquisition plans. DD3 cannot assure you that its plans to complete an initial business combination, including the Business Combination, will be successful.

On June 21, 2021, DD3, Codere Newco, SEJO, Holdco and Merger Sub entered into the Business Combination Agreement, which provides for the Business Combination that will result in DD3 and SEJO becoming wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to the Contribution and Exchange Agreement, effective on the effective time of the Exchange, Codere Newco will contribute its SEJO Ordinary Shares, constituting all the issued and outstanding share capital of SEJO, to Holdco in exchange for additional Holdco Ordinary Shares, to be subscribed for by Codere Newco; as a result of the Exchange, SEJO will become a wholly-owned subsidiary of Holdco and Holdco will continue to be a wholly-owned subsidiary of Codere Newco; (ii) after the Exchange and immediately prior to the Merger Effective Time, each share of DD3 Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for one share of DD3 Class A Common Stock; (iii) not earlier than one business day following the consummation of the Exchange, Merger Sub will merge with and into DD3, with DD3 surviving the Merger and becoming a direct wholly-owned subsidiary of Holdco and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”; (iv) in connection with the Merger, all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the Class B Conversion, will be contributed to Holdco in exchange for one Holdco Ordinary Share for each share of DD3 Class A Common Stock pursuant to the Holdco Capital Increase; and (v) as of the Merger Effective Time, each DD3 Warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms.

Pursuant to the Forward Purchase Agreements entered into at the time of the IPO and the Subscription Agreements entered into contemporaneously with the execution and delivery of the Business Combination Agreement, the Forward Purchasers and the Current Subscribers have committed to purchase an aggregate of 6,724,000 shares of DD3 Class A Common Stock, at a purchase price of $10.00 per share, in a private placement to occur immediately prior to the Closing, in each case which will be converted into Holdco Ordinary Shares upon consummation of the Merger. Additionally, pursuant to the Baron Support Agreement entered into contemporaneously with the execution and delivery of the Business Combination Agreement, Baron has agreed not to have the Baron IPO Shares redeemed and to certain transfer restrictions with respect to such shares.

The Business Combination Agreement, Forward Purchase Agreements, Subscription Agreements, Baron Support Agreement and other Related Agreements are in each case described in more detail in the sections of this proxy statement/prospectus entitled “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.”

Results of Operations

DD3 has neither engaged in any operations nor generated any revenues to date. DD3’s only activities through March 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and, after the IPO, identifying a target company for a business combination. DD3 does not expect to generate any operating revenues until after the completion of its initial business combination. DD3 generates non-operating income in the form of interest income on marketable securities held in the Trust Account. DD3 incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination. DD3 is also incurring expenses in connection with the Business Combination.

For the three months ended March 31, 2021, DD3 had a net loss of $160,980, which consisted of interest income on marketable securities held in the Trust Account of $54,719 offset by operating costs of $194,844, a change in fair value of warrant liability of $7,400 and an unrealized loss on marketable securities held in the Trust Account of $13,455.

For the period from September 30, 2020 (inception) through March 31, 2021, DD3 had a net loss of $323,625, which consisted of operating costs of $282,337, a change in fair value of warrant liability of $81,400 and an unrealized loss on marketable securities held in the Trust Account of $19,454, offset by interest income on marketable securities held in the Trust Account of $59,566.

Liquidity and Capital Resources

Until the consummation of the IPO, DD3’s only source of liquidity was an initial purchase of shares of DD3 Class B Common Stock by the Sponsor and loans from the Sponsor. On December 10, 2020, DD3 consummated the IPO of 12,500,000 Public Units, at $10.00 per Public Unit, which included the partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 DD3 Units, generating gross proceeds of $125,000,000. Simultaneously with the closing of the IPO, DD3 consummated the sale of an aggregate of 370,000 Private Placement Units in a private placement to the Sponsor and the Forward Purchasers at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,700,000.

Following the IPO, including the partial exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $125,000,000 was placed in the Trust Account. DD3 incurred $2,966,508 in transaction costs, including $2,500,000 of underwriting fees and $466,508 of other offering costs.

For the period from September 30, 2020 (inception) through March 31, 2021, net cash used in operating activities was $317,766. Net loss of $323,625 was affected by interest earned on marketable securities held in the Trust Account of $59,566, offset by an unrealized loss on marketable securities held in the Trust Account of $19,454, a change in fair value of warrant liability of $81,400 and offering costs allocable to warrant liability of $396. Changes in operating assets and liabilities used $35,825 of cash for the period.

As of March 31, 2021, DD3 had marketable securities held in the Trust Account of $125,040,112 (including approximately $40,000 of interest income, net of unrealized loss) consisting of securities held in a money market fund that invests in U.S. Treasury securities with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by DD3 to pay taxes. Through March 31, 2021, DD3 did not withdraw any interest earned on the Trust Account to pay its taxes.

DD3 intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its initial business combination and to pay its expenses relating thereto, including a fee payable to EBC upon consummation of DD3’s initial business combination for assisting DD3 in connection with its initial business combination, as described below. To the extent that DD3’s capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue DD3’s growth strategies.

As of March 31, 2021, DD3 had cash of $480,726 held outside the Trust Account. DD3 intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or DD3’s officers, directors or their affiliates may, but are not obligated to, loan DD3 funds as may be required. If DD3 completes a business combination, DD3 would repay such loaned amounts. In the event that a business combination does not close, DD3 may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity that would be identical to the Private Placement Units, at a price of $10.00 per unit, at the option of the lender.

DD3 does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if DD3’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, DD3 may have insufficient funds available to operate its business prior to its initial business combination. Moreover, DD3 may need to obtain additional financing either to complete its initial business combination or because DD3 becomes obligated to redeem a significant number of Public Shares upon consummation of its initial business combination, in which case DD3 may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, DD3 would only complete such financing simultaneously with the completion of its initial business combination. If DD3 is unable to complete its initial business combination because DD3 does not have sufficient funds available to it, DD3 will be forced to cease operations and liquidate the Trust Account. In addition, following DD3’s initial business combination, if cash on hand is insufficient, DD3 may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Arrangements

DD3 did not have any off-balance sheet arrangements as of March 31, 2021.

Contractual Obligations

DD3 does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. DD3 began incurring these fees on December 7, 2020 and will continue to incur these fees monthly until the earlier of the completion of DD3’s initial business combination and its liquidation.

DD3 has engaged EBC as an advisor in connection with its initial business combination to assist DD3 in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce DD3 to potential investors that are interested in purchasing DD3’s securities in connection with its initial business combination, assist DD3 in obtaining stockholder approval for the business combination and assist with DD3’s press releases and public filings in connection with the business combination. DD3 will pay EBC a cash fee for such services upon the consummation of its initial business combination in an amount up to 3.5% of the gross proceeds of the IPO, or $4,375,000 (exclusive of any applicable finders’ fees which might become payable).

DD3 has also entered into the Business Combination Agreement, Forward Purchase Agreements, Subscription Agreements and Baron Support Agreement, which are in each case described along with other Related Agreements in the sections of this proxy statement/prospectus entitled “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.”

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. DD3 has identified the following critical accounting policies:

Warrant Liabilities

DD3 accounts for the Private Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815 under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Under ASC 815-40, the Private Warrants are not indexed to DD3 Common Stock in the manner contemplated by ASC 815-40 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. Accordingly, DD3 classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in DD3’s statement of operations. The Private Warrants are valued using a binomial lattice model.

Class A Common Stock Subject to Possible Redemption

DD3 accounts for DD3 Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of DD3 Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable DD3 Common Stock (including DD3 Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within DD3’s control) is classified as temporary equity. At all other times, DD3 Common Stock is classified as stockholders’ equity. The Public Shares feature certain Redemption Rights that are considered to be outside of DD3’s control and subject to occurrence of uncertain future events. Accordingly, DD3 Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of DD3’s balance sheets.

Net Income (Loss) Per Common Share

DD3 applies the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted, for DD3 Class A Common Stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of DD3 Class A Common Stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted, for non-redeemable DD3 Common Stock is calculated by dividing net income (loss) less income attributable to DD3 Class A Common Stock subject to possible redemption, by the weighted average number of shares of non-redeemable DD3 Common Stock outstanding for the period presented.

Recent Accounting Standards

DD3’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on DD3’s financial statements.

Certain DD3 Relationships and Related Person Transactions

On October 13, 2020, DD3 issued 2,875,000 shares of DD3 Class B Common Stock to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.009 per share, in connection with DD3’s organization. On December 7, 2020, DD3 effected a stock dividend of 287,500 shares with respect to the DD3 Class B Common Stock, resulting in there being an aggregate of 3,162,500 shares of DD3 Class B Common Stock outstanding. On December 10, 2020, in connection with the underwriters’ partial exercise of their over-allotment option and waiver of the remaining portion of such option, simultaneously with the consummation of the IPO, the Sponsor forfeited an aggregate of 37,500 shares of DD3 Class B Common Stock to DD3 at no cost, and 3,125,000 shares of DD3 Class B Common Stock remain outstanding, representing an adjusted purchase price of approximately $0.008 per share.

On December 10, 2020, the shares of DD3 Class B Common Stock were placed into an escrow account maintained by Continental, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow until the earlier of one year after the date of the consummation of DD3’s initial business combination and the date on which the closing price of the DD3 Class A Common Stock (or, following consummation of the Business Combination, the Holdco Ordinary Shares) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the consummation of DD3’s initial business combination, or earlier if, subsequent to DD3’s initial business combination, DD3 (or, following consummation of the Business Combination, Holdco) consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of common stock for cash, securities or other property.

Simultaneously with the consummation of the IPO, including the partial exercise of the over-allotment option, DD3 consummated the sale of an aggregate of 370,000 Private Placement Units in a private placement to the Sponsor and the Forward Purchasers at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,700,000. Among the Private Placement Units, the Sponsor purchased an aggregate of 296,000 Private Placement Units and the Forward Purchasers purchased an aggregate of 74,000 Private Placement Units. Immediately following the closing of the IPO, a total of $125,000,000 of the net proceeds from the IPO and the private placement was placed in the Trust Account, with Continental acting as trustee. The Private Placement Units are identical to the Public Units, except that if held by the initial purchasers or their permitted transferees, the underlying Private Warrants (i) may be exercised on a cashless basis and (ii) are not subject to redemption. If the Private Placement Units are held by holders other than the initial purchasers or their permitted transferees, then the Private Warrants will be redeemable by DD3 and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Units (and the securities underlying the Private Placement Units) are not transferable, assignable or salable until after the completion of DD3’s initial business combination, subject to certain limited exceptions.

In order to meet DD3’s working capital needs, the Sponsor or DD3’s officers and directors or their affiliates may, but are not obligated to, loan DD3 funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of DD3’s initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would be identical to the Private Placement Units. In the event that DD3’s initial business combination does not close, DD3 may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

The holders of shares of DD3 Class B Common Stock, as well as certain holders of the Private Placement Units and any units the Sponsor or DD3’s officers, directors or their affiliates may be issued in payment of working capital loans made to DD3 (and all underlying securities), are entitled to registration rights pursuant to a registration rights agreement, dated as of December 7, 2020, among DD3 and such holders (the “DD3 Registration Rights Agreement”). The DD3 Registration Rights Agreement is expected to be terminated and replaced with the Registration Rights and Lock-Up Agreement to be entered into in connection with the Closing by DD3, Codere Newco, Holdco, the Sponsor and the Forward Purchasers. The Registration Rights and Lock-Up Agreement also provides that the Holdco securities to be held by the Sponsor and Codere Newco following the Closing will be subject to transfer restrictions substantially similar to the existing escrow period applicable to the shares of DD3 Class B Common Stock. For further details, see the sections of this proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement” and “Shares Eligible for Future Sale.”

The Sponsor loaned DD3 an aggregate of $105,747 in connection with the expenses of the IPO, pursuant to the terms of a promissory note. DD3 fully repaid the loans from the Sponsor at the closing of the IPO on December 10, 2020.

Pursuant to an agreement with the Sponsor, DD3 pays the Sponsor a monthly fee of $10,000 for certain general and administrative services, including office space, utilities and administrative support. DD3 began incurring these fees on December 7, 2020 and will continue to incur these fees monthly until the earlier of the completion of DD3’s initial business combination and DD3’s liquidation. DD3 believes, based on rents and fees for similar services, that the administrative fee is at least as favorable as DD3 could have obtained from an unaffiliated person.

In connection with the IPO, DD3 entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the DD3 Certificate of Incorporation.

Other than the $10,000 per month administrative fee and the repayment of loans from the Sponsor, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, have been or will be paid to the Sponsor, members of DD3’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of DD3’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on DD3’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by DD3.

Pursuant to the Forward Purchase Agreements entered into in connection with the IPO, the Forward Purchasers have elected to purchase an aggregate of 5,000,000 Forward Purchase Shares, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $50,000,000, in a private placement to close immediately prior to the Closing. Additionally, Baron has an economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor and MG has the right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date.

Baron has also agreed not to have the Baron IPO Shares redeemed and to certain transfer restrictions with respect to such shares pursuant to the Baron Support Agreement. For further details, see the section of this proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination — Baron Support Agreement.”

DD3 has obtained commitments from the Current Subscribers to purchase an aggregate of 1,724,000 PIPE Shares, which will be converted into Holdco Ordinary Shares upon consummation of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $17,240,000, of which DD3 Capital, an affiliate of the Sponsor, has committed to purchase an aggregate of 500,000 shares. Such issuances will occur in a private placement immediately prior to the Closing.

All ongoing and future transactions between DD3 and any of its officers and directors or their respective affiliates will be on terms believed by DD3 to be no less favorable to DD3 than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of DD3’s disinterested independent directors or the members of DD3’s board of directors who do not have an interest in the transaction, in either case who had access, at DD3’s expense, to DD3’s attorneys or independent legal counsel. DD3 will not enter into any such transaction unless DD3’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to DD3 than those that would be available to DD3 with respect to such a transaction from unaffiliated third parties.

After the Business Combination, certain of DD3’s current directors or officers may serve on the Holdco Board and may be paid director fees or other compensation by Holdco. For further details on such anticipated compensation, to the extent currently known, see the section of this proxy statement/prospectus entitled “Management of Holdco after the Business Combination.”

Related Party Policy

DD3’s code of ethics requires DD3 to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by DD3’s board of directors (or audit committee). Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) DD3 or any of DD3’s subsidiaries is a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of DD3 Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

DD3’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent DD3 enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to DD3 than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. DD3 also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee (if any).

To further minimize conflicts of interest, DD3 has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or DD3’s officers or directors unless DD3 has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to DD3’s unaffiliated stockholders from a financial point of view. DD3 will also need to obtain approval of a majority of DD3’s disinterested independent directors.

Management of Holdco After the Business Combination

Corporate Governance

The corporate governance of Holdco will be structured in a manner DD3 and Codere Online believe will closely align Holdco’s interests with those of Holdco Shareholders upon consummation of the Business Combination. Notable features of this corporate governance include:

•        upon consummation of the Business Combination, the Holdco Board will establish an audit committee composed of independent directors (see “— Directors of Holdco” for more information on the composition of the Holdco Board following the consummation of the Business Combination), and Holdco’s independent directors will meet as needed in executive sessions without the presence of its executive directors or non-independent directors;

•        at least one of Holdco’s directors will qualify as an “audit committee financial expert” as defined by the SEC and shall serve on the audit committee; and

•        Holdco will implement a range of other corporate governance best practices, in furtherance of the above-mentioned alignment of interests with Holdco Shareholders.

Non-Classified Board of Directors

In accordance with Holdco’s articles of association, the Holdco Board is not divided into classes of directors, but the Holdco Shareholders may decide to appoint directors of two different classes, namely the class A directors and the class B directors.

Independence of our Board of Directors

Holdco currently expects that, upon consummation of the Business Combination, a majority of the Holdco Board members will be independent directors and the Holdco Board will have an independent audit committee. See “— Directors of Holdco” for more information on the composition of the Holdco Board.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Holdco is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

Holdco intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards. As a foreign private issuer Holdco will be permitted to comply with Luxembourg corporate governance practices instead of certain corporate governance rules of Nasdaq, provided that Holdco discloses which requirements it is not following and the equivalent requirement in Luxembourg.

Although a majority of the Holdco Board will be independent directors, Holdco may rely on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards with respect to certain independent director oversight of executive compensation, nomination of directors and corporate governance matters. In particular, Holdco may opt not to establish a compensation committee, and/or a nominating and corporate governance committee and/or such committees may not satisfy corporate governance rules of Nasdaq applicable to U.S. domestic companies listed on Nasdaq. Holdco otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Holdco may, however, in the future decide to rely upon the foreign private issuer exemption for purposes of opting out of some or all of the other Nasdaq corporate governance standards.

Because Holdco is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company

For purposes of the rules of the Nasdaq, Holdco will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Codere Newco will own between approximately 54% and 73% of the outstanding Holdco Ordinary Shares. Accordingly, Holdco will be eligible and may in the future decide to take advantage of exemptions from certain Nasdaq corporate governance standards.

Board of Directors

As of the date of this proxy statement/prospectus, the Holdco Board is composed of three directors:

Name	Age	Title
Moshe Edree	55	Director
Oscar Iglesias	47	Director
Gonzalo de Osma	49	Director

Pursuant to the Nomination Agreement, following the Closing, during the Sponsor Proposal Period, the board of directors of Holdco will consist of seven (7) directors and (i) Codere Newco will have the right to propose for appointment four (4) Codere Newco Directors; (ii) the Sponsor will have the right to propose for appointment two (2) Sponsor Directors; and (iii) Codere Newco and the Sponsor will have the right to jointly propose for appointment the Industry Expert Independent Director. After the Sponsor Proposal Period, Codere Newco will have the right to propose for appointment five (5) directors, with at least two (2) of them having to qualify as independent directors (subject to independence requirements under applicable securities exchange rules that may require a greater number of independent directors). Both during and after the Sponsor Proposal Period, at least one (1) of the Codere Newco Directors shall qualify as a Luxembourg tax resident.

Codere Newco will have the right to propose for reappointment the Codere Newco Directors and the Sponsor will have the right to propose for reappointment the Sponsor Directors appointed within the Sponsor Proposal Period; provided that one (1) Sponsor Director shall not have the right to serve as director past the second annual shareholders’ meeting of Holdco after the Closing Date and the second Sponsor Director shall not have the right to serve as director past the third annual shareholders’ meeting of Holdco after the Closing Date.

Pursuant to the Nomination Agreement, the Holdco audit committee shall include at least one (1) Codere Newco Director and one (1) Sponsor Director (in either case only to the extent such director (i) qualifies as an independent director and (ii) meets the heightened independence requirements applicable to audit committees under the SEC rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Holdco Ordinary Shares are listed). Further, Codere Newco will have the right, but not the obligation, to propose for appointment one (1) non-executive, non-independent director as an observer to the audit committee to be appointed by the Holdco Board, subject to compliance with Rule 10A-3 under the Exchange Act. See “Certain Agreements Related to the Business Combination — Nomination Agreement” in this proxy statement/prospectus for more information.

The persons set forth in the table below have been nominated for appointment to the Holdco Board following consummation of the Business Combination. It is expected that the persons set forth in the table below will be submitted for election at a general shareholders’ meeting of Holdco to be held on or about the Closing Date.

Name	Title	Age
Dr. Martin M. Werner	Independent Director Nominee	58
Daniel Valdez	Independent Director Nominee	39
	Director Nominee
	Director Nominee
	Director Nominee
	Director Nominee
	Director Nominee

In accordance with the Nomination Agreement,             ,              and              have been nominated by Codere Newco, and Dr. Martin M. Werner and Daniel Valdez by the Sponsor. Prior to the date of the Closing, Codere Newco will nominate one (1) additional Codere Newco Director, who is expected to qualify as a Luxembourg tax resident, and Codere Newco and the Sponsor will nominate the Industry Expert Independent Director (collectively, the “Remunerated Directors”).

The initial term of office of each director will be one (1) year, in each case beginning on the day immediately following the date of his/her appointment.              will be the only executive directors.

The following is a brief summary of the business experience of the current members of the Holdco Board. For biographical information concerning Dr. Martin Werner and Mr. Daniel Valdez, see “Information about DD3 — Directors and Executive Officers.” Unless otherwise indicated, the business address for the current members of Holdco Board and for each director nominee will be the same as Holdco’s business address: 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

Moshe Edree.    Following consummation of the Business Combination, it is expected that Mr. Edree will serve as the Managing Director of Holdco. Mr. Edree currently serves as a member of the Holdco Board. Mr. Edree has served as Chief Operating Officer and Director in one of the subsidiaries of the Codere Group since 2018, for which he planned and executed a reorganization process and took on responsibility for developing Codere Online. Mr. Edree had various roles in his around two decades of experience in management and directorship in the online gaming world. Between 2012 and 2017, Mr. Edree provided services as an independent contractor to the Digital Division of Ladbrokes, where, among other responsibilities, he took a leading role in establishing an online system and optimizing digital processes. Between 2010 and 2014, Mr. Edree served as non-executive director of NetPlay TV PLC. Between 2009 and 2012, he also served as Chief Operating Officer of Playtech Turnkey Solution, where he also provided strategic guidance on planning, business and market development for Playtech B2C Partnership. Previously, he was a shareholder and held the office of CEO at IMIntermedia Ltd. Mr. Edree was also a shareholder and partner of Europartners and, since 2012, has served as chairman of Amandi Energy, Ghana. Mr. Edree is founder, owner and holds the office of Chief Executive Officer at Media Serve Ltd. He also serves as director in the board of directors of Top Archive Ltd and Twin City Ltd and provides services to Marketplay Ltd as an advisor to its board of directors on marketing and strategy. In addition, since 2010, Mr. Edree has been a shareholder of Luckyfishgames.com, where he oversaw the creation of this platform focusing on soft casino games tailored to social networks. Mr. Edree earned a Bachelor of Science from the Tel Aviv University and the Holon Institute of Technology in Israel, as well as a Bachelor of Arts from the Pratt University in New York, and a Master of Science in Project Management from the University of Bridgeport (Connecticut).

Oscar Iglesias.    Following consummation of the Business Combination, it is expected that Mr. Oscar Iglesias will serve as the Chief Financial Officer of Holdco. Mr. Iglesias currently serves as a member of the Holdco Board. Mr. Iglesias has served since 2015 as Deputy CFO of Codere Group and, since 2017, as Director of Corporate Development. Mr. Iglesias has served as officer and as a member of the board of directors of multiple subsidiaries of the Codere Group and, following consummation of the Business Combination, expects to continue to serve as a member of the board of directors of CCJV S.A.P.I. de C.V. and HR Mexico City Project Co. S.A.P.I. de C.V., two subsidiaries of the Codere Group. His previous experience includes CFO and Head of Corporate Development for Franklyn Hotels & Resorts (Barcelona), principal with the private equity group WL Ross & Co. LLC (New York), and roles within the investment banking and equity research departments of Bear, Stearns & Co. Inc. (New York). Mr. Iglesias graduated from the McIntire School of Commerce at the University of Virginia and has an MBA from Columbia Business School. Oscar is a citizen of both the United States and Spain.

Gonzalo de Osma.    Following consummation of the Business Combination, it is expected that Mr. de Osma will serve as the Chief Accounting Officer of Holdco. Mr. de Osma currently serves as a member of the Holdco Board. Mr. de Osma has been Codere Group’s Digital Division Chief Financial Officer and member of its Board of Directors since September 2018. Mr. De Osma had various roles in his more than 14-year career at Codere Group and, prior to joining the Digital Division, he was Chief Financial Officer and member of the Board of Directors and Steering Committee of the Codere Group’s Mexican Business unit where it supervised a diversified portfolio, including gaming halls, racetrack, an exhibition center and an amusement park. At that moment, Mr. De Osma lead negotiations on the first international bank loan granted to a Mexican gaming company. In 2017, Mr. De Osma actively participated in the valuation, negotiation and final purchase of a minority stake in the main Mexican Subsidiary of the Codere Group. Previously, he was responsible for the successful merger integration of the joint business under which the Codere Group operated in Mexico. Additionally, he has led several M&A projects, productivity initiatives and implemented cost reductions. Mr. De Osma earned a Bachelor in Business Administration by the University of Wales.

Board Committees

Upon consummation of the Business Combination, the Holdco Board will establish an audit committee. Additionally, the Holdco Board may thereafter establish a compensation committee and/or a nominating and corporate governance committee following consummation of the Business Combination.

Audit Committee

Upon consummation of the Business Combination, the Holdco Board will establish an audit committee whose members will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Holdco Board will adopt a new written charter for the audit committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Holdco’s audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Holdco’s independent registered public accounting firm;

•        discussing with Holdco’s independent registered public accounting firm their independence from management;

•        reviewing, with Holdco’s independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by Holdco’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Holdco’s independent registered public accounting firm the annual financial statements that Holdco files with the SEC;

•        overseeing Holdco’s financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing Holdco’s policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

The Holdco Board may establish a compensation committee following consummation of the Business Combination. If a compensation committee is established, Holdco will determine which of its directors will serve on its compensation committee and the responsibilities of the compensation committee. The Holdco Board would adopt a new written charter for the compensation committee, which would be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

The Holdco Board may establish a nominating and corporate governance committee following consummation of the Business Combination. If a nominating and corporate governance committee is established, Holdco will determine which of its directors will serve on its nominating and corporate governance committee and responsibilities of the nominating and corporate governance committee. The Holdco Board would adopt a new written charter for the nominating and corporate governance committee, which would be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Risk Oversight

The Holdco Board is responsible for overseeing Holdco’s risk management process. The Holdco Board focuses on Holdco’s general risk management strategy, the most significant risks facing Holdco, and oversees the implementation of risk mitigation strategies by management. Holdco’s audit committee will also be responsible for discussing Holdco’s policies in particular with respect to financial and accounting risk assessment and risk management.

Code of Ethics

The Holdco Board will adopt a Code of Ethics applicable to Holdco’s directors and senior management that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on Holdco’s website. In addition, Holdco intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Senior Management

The following table lists the individuals currently identified to serve as members of the senior management team of Holdco following the consummation of the Business Combination:

Name	Age	Title
Moshe Edree(1)	55	Managing Director
Oscar Iglesias(2)	47	Chief Financial Officer
Gonzalo de Osma(3)	49	Chief Accounting Officer
Aviv Sher	41	Chief Operating Officer
Alberto Telias	39	Chief Marketing Officer
Yaiza Rodríguez	34	General Counsel
Erez Leket	49	Head of Product
Deborah Guivisdalsky	40	Head of CRM/VIP

____________

(1)      As of the date of this proxy statement/prospectus, Moshe Edree is a member of the Holdco Board and provides services to Codere Online Business as a non-employee independent contractor.

(2)      As of the date of this proxy statement/prospectus, Oscar Iglesias is a member of the Holdco Board, the Head of Corporate Development of the Codere Group and Codere Online Business’s principal financial officer.

(3)      As of the date of this proxy statement/prospectus, Gonzalo de Osma is a member of the Holdco Board and Codere Online Business’s principal accounting officer.

For biographical information concerning Messrs. Moshe Edree, Oscar Iglesias and Gonzalo de Osma, see “— Board of Directors”.

Aviv Sher.    Following consummation of the Business Combination, it is expected that Mr. Aviv Sher will serve as the Chief Operating Officer of Holdco. Mr. Aviv Sher has been Codere Group’s Digital Division Director of Operations for the past three years. Mr. Aviv is also the Israeli site manager and director. Mr. Aviv oversees all the day-to-day operations across Codere Group sites globally, supervising various teams. Previously, Mr. Aviv was General Manager at Primegaming for nine years, where it helped to build a company from five to 50 employees and grew the company online portfolio from one brand to multiple brands. Mr. Aviv was a founding team member of Neogames (Nasdaq: NGMS), where it helped to build all its divisions from scratch and left while holding the role of COO three years later. Mr. Aviv has a BA and an MBA with finance specialty from Bar Ilan University.

Alberto Telias.    Following consummation of the Business Combination, it is expected that Mr. Alberto Telias will serve as the Chief Marketing Officer of Holdco. Mr. Alberto Telias has been with Codere Group since 2018, first as Acquisition Marketing Manager and, since 2020, as digital Chief Marketing Officer. Mr. Telias served as Head of Paid Social for the Stars Group from 2016 working with the brand PokerStars in all of the regions where they had operations and introducing the new brands of the group PokerStars Casino and BetStars to the regulated markets. In 2010, he joined William Hill as an account manager to take responsibility of the media on the new license acquired by the company in Spain and after three years working on positioning the brand in the Spanish market he moved to take responsibility of the new channel of communication of such company, Paid Social, for all of the countries where it operated. In 2008, he earned a Bachelor of Business and Administration with mention in Marketing at Universidad Nacional Andres Bello.

Yaiza Rodriguez.    Following consummation of the Business Combination, it is expected that Mrs. Rodriguez will serve as the General Counsel of Holdco. Ms. Rodríguez has been a member of the corporate legal department of Codere Group since 2016, focusing on M&A, corporate finance and restructuring matters. Her previous experience includes working as an M&A and corporate finance attorney in Herbert Smith Freehills and Cuatrecasas. Ms. Rodríguez has an L.L.B. in English Law and European Legal Studies from the University of Reading, an LL.M. in Business Law from Instituto de Empresa and is admitted to the New York Bar, qualified as a Solicitor in England & Wales and qualified as a Spanish attorney.

Erez Leket.    Following consummation of the Business Combination, it is expected that Mr. Leket will serve as the Head of Product of Holdco. Erez Leket has served since 2019 as Codere online’s Product Department Manager. Mr. Leket is responsible for the product strategy & roadmap, across all product verticals. Mr. Leket counts with over 9 years of experience in the gaming industry and has a successful history of launching mobile and digital products to significant international market.

Deborah Guivisdalsky.    Following consummation of the Business Combination, it is expected that Ms. Guivisdalsky will serve as the Head of CRM/VIP. Ms. Guivisdalsky has been Codere Group’s Malta site manager for the past four years. She was responsible for the opening of the offices in Malta and the establishment of the different teams and departments. Mrs. Guivisdalsky currently oversees all the day-to-day operations across the different teams sitting in Malta such as Fraud, Payments, VIP and CRM. Previously, Mrs. Guivisdalsky worked at Ladbrokes as Head of VIP in Gibraltar where she created and managed a team of 60 persons. Previously, Mrs. Deborah was Head of Casino at Xwise, where she helped to build the teams and managed employees directly under her responsibility. Mrs. Deborah was also in charge of the operations handling for VIP, CRM and Customer Support as part as her tasks for over seven years.

Compensation of Directors and Senior Management

Director Compensation

Luxembourg law does not provide for limitations with respect to the aggregate annual compensation paid to the members of Holdco Board, such compensation should however be consistent with Holdco’s compensation policy. It is expected that such compensation policy will be approved by the general meeting of shareholders of Holdco on or about the Closing Date. Changes to such compensation policy will require a vote of the general meeting of the shareholders of Holdco by simple majority of votes cast. The general meeting of the shareholders of Holdco will determine the remuneration of Holdco directors with due observance of the compensation policy.

None of the current members of the Holdco Board receive compensation for serving on the Holdco Board. Upon consummation of the Business Combination, only the Remunerated Directors, who are in the process of being identified, are expected to be entitled to compensation as consideration for serving on the Holdco Board and/or any committees. None of the remaining five (5) director nominees to be appointed to the Holdco Board upon consummation of the Business Combination are expected to be entitled to receive compensation for serving on the Holdco Board and/or any of its committees, other than the reimbursement for reasonable and documented out-of-pockets expenses.

Executive Compensation

Following the Closing of the Business Combination, decisions with respect to the compensation of certain members of Holdco’s senior management are expected to be made by the Holdco Board or by the compensation committee of the Holdco Board, if the compensation committee is established.

Aggregate Compensation of Director Nominees and Senior Management

For the year ended December 31, 2020, the aggregate base compensation paid by the Codere Group to the group of individuals currently identified to serve as members of the senior management team of Holdco was approximately €1.2 million. This amount does not include other de-minimis benefits including, but not limited to, relocation travel, professional and business expenses and benefits in kind reimbursed or paid by the Codere Group. The amount also does not include certain retention awards expected to be paid in cash in 2022 under Codere Group’s existing long term incentive plan (which expires on December 31, 2021) and which will be paid by the Codere Group to certain individuals who are expected to serve as Holdco’s senior managers in the aggregate amount of approximately €0.5 million.

In addition, assuming Codere Online Business determines that targeted performance levels for 2020 were achieved, variable compensation payable for the year ended December 31, 2020 by Codere Online Business to certain individuals who are currently serving as Codere Online Business’s senior managers and are expected to serve as Holdco’s senior managers will amount to up to €0.3 million in the aggregate.

Dr. Martin M. Werner and Daniel Valdez did not receive any compensation from the Codere Group for the year ended December 31, 2020.

Except as disclosed above, as of the date of this proxy statement/prospectus, none of the Sponsor Directors that have been nominated for appointment to the Holdco Board upon consummation of the Business Combination nor the individuals currently identified to serve as members of the senior management team of Holdco following the consummation of the Business Combination have received any other compensation, benefits in kind or pension, retirement or similar benefits from Codere Online.

For information regarding the compensation paid by DD3 to Dr. Martin M. Werner and Daniel Valdez, director nominees of the Sponsor, please refer to “Information about DD3 — Officer and Director Compensation.”

Incentive Plan

Holdco intends to adopt, effective upon consummation of the Business Combination, one or more long-term incentive plans with the main objective of enhancing the alignment between senior management and director interests with those of Holdco and Holdco Shareholders and to strengthen the retention and motivation of senior management and directors in the long term. Any such plan may include compensation in the form of share options, warrants, restricted shares, and/or other cash- and/or equity-based deferred payments payable upon the achievement of one or more long-term operating and/or financial objectives. It is expected that all long-term incentives granted to senior management and directors under any such plan will be subject to vesting periods in order to promote the long-term retention of those senior managers and directors. Compensation under any such long-term incentive plan may be awarded to both existing and future senior managers and directors and would be in accordance with their expected role, responsibilities and contribution to the business of Holdco, as well as prior business experience and professional qualifications. Any such plan is expected to be subject to the prior approval of board of directors of Codere S.A. or the new ultimate parent company of the Codere Group’s business should Codere Group’s financial restructuring complete before the consummation of the Business Combination and/or Codere Newco, Holdco Shareholders and the Holdco Board. The definitive terms and conditions of any plan will be set forth in the definitive plan documentation, following approval thereof by the Holdco Board.

Managing Director Services Agreement

Mr. Edree, who is expected to serve as the Managing Director of Holdco following consummation of the Business Combination, provides services to Codere Online Business as an independent contractor pursuant to a services agreement entered into by Mr. Edree, Novelly Investments Limited, a British Virgin Islands company majority-owned by him (“Novelly”), and Codere Online Business’s subsidiary, OMSE, with an effective date as of October 9, 2018 (as amended on November 30, 2020, the “Edree Services Agreement”). Under the Edree Services Agreement, Mr. Edree and Novelly agreed to provide, on an exclusive dedication basis (subject to their right to continue to manage certain identified holdings), certain services through December 31, 2025 in exchange for a fixed annual fee payable by OMSE to Novelly of €250,000, plus a variable annual fee payable to Novelly of up to €125,000, depending on the fulfillment of certain objectives each year. A success fee is also payable by OMSE calculated as 8% of the incremental value (as defined in the Edree Services Agreement) that is created at Codere Online, subject to a cap of €10 million, due to the services provided by Novelly. The success fee vests at a rate of 20% per year for two years (and 12% thereafter) and will be fully vested on the seventh anniversary of the effective date, or earlier upon the consummation of a company sale event (as defined therein). The Edree Services Agreement includes a non-compete provision during the term of the agreement and for 18 months thereafter. Such provision excludes any services provided by Mr. Edree and Novelly to the companies set forth on a schedule to such agreement.

We expect that, prior to the Closing Date, Mr. Edree will enter into an amendment to the Edree Services Agreement and/or a new agreement with OMSE or another Codere Online entity which may, among other matters, amend the scope of the services he will provide to Codere Online as Managing Director and/or provide for his employment as our Chief Executive Officer, amend his compensation terms and provide that Codere Newco will assume any payment obligations for any success fee vested up to the Closing Date under the Edree Services Agreement.

The Edree Services Agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

Share Ownership

As of the date of this proxy statement/prospectus, none of the Sponsor Directors that have been nominated for appointment to the Holdco Board upon consummation of the Business Combination nor the individuals currently identified to serve as members of the senior management team of Holdco following the consummation of the Business Combination, beneficially owned any Holdco Ordinary Shares.

As of the date of this proxy statement/prospectus, Dr. Martin M. Werner and Mr. Daniel Valdez did not beneficially own any of shares of DD3 Common Stock. However, such individuals had a pecuniary interest in shares of DD3 Common Stock through an ownership interest in the Sponsor.

Please see “Security Ownership of Certain Beneficial Owners and Management” for information on the beneficial ownership of DD3 Common Stock as of the date of this proxy statement/prospectus and Holdco Ordinary Shares as of the date of this proxy statement/prospectus and following the consummation of the Business Combination.

Description of Holdco’s Securities

Your rights as Holdco Shareholder will be governed by the laws of the Grand Duchy of Luxembourg and Holdco’s articles of association. The following description of the material terms of Holdco’s capital stock, including the Holdco Ordinary Shares to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Luxembourg law and Holdco’s articles of association carefully and in their entirety because they describe your rights as a holder of Holdco Ordinary Shares.

Ordinary Shares

Share Capital

Holdco was incorporated on June 4, 2021 by Codere Newco, with an initial share capital of €30,000, represented by 30,000 Holdco Ordinary Shares with a nominal value of €1 per share (the “Incorporation”). Upon completion of the Exchange, Holdco share capital will range from €41,215,069 in the “Maximum Redemptions of Public Shares” scenario, to €47,719,000 in the “No Redemptions of Public Shares” scenario (see “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Holdco’s Public Float”), represented by 41,215,069 and 47,719,000 Holdco Ordinary Shares, respectively, with a nominal value of €1.00 per share.

Immediately prior to consummation of the Business Combination, Holdco’s issued share capital will equal to €30,000,000, represented by 30,000,000 Holdco Ordinary Shares with a nominal value of €1.00 per share. All issued shares will be fully paid and subscribed for. The authorized capital of Holdco (excluding the issued share capital) is set at €500,000,000 divided into 500,000,000 Holdco Ordinary Shares with a nominal value of €1 each.

A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Holdco or its creditors.

Share Issuances

Pursuant to Luxembourg law, the issuance of Holdco Ordinary Shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders has also approved an authorized capital and authorized Holdco Board to (i) carry out any increase of the share capital or equity of Holdco with or without the issuance of new Holdco Ordinary Shares, (ii) issue convertible bonds, convertible preferred equity certificates, warrants, options or other convertible instruments, exchangeable or exercisable into new Holdco Ordinary Shares (“Convertible Instruments”), and (iii) issue new Holdco Ordinary Shares further to the conversion or exercise of the Convertible Instruments up to the limit of the authorized capital. The Holdco Board is authorized to remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash of Holdco Ordinary Shares and Convertible Instruments up to the maximum amount of such authorized capital, for a maximum period of five years after the date of the publication of the notarial deed enacting the Incorporation in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the Holdco Board to issue shares.

In addition, the general meeting of shareholders has authorized Holdco Board to make an allotment of existing or newly issued shares without consideration to (i) employees of Holdco or certain categories amongst those; (ii) employees of companies or economic interest grouping in which Holdco holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights; (iii) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Holdco; (iv) members of the corporate bodies of Holdco or of the companies or economic interest grouping listed in point (ii) to (iii) above or certain categories amongst those, for a maximum period of five years after the date of the publication of the notarial deed enacting the Incorporation in the RESA.

A Holdco Ordinary Share may be registered in the name of more than one person provided that all holders of such Holdco Ordinary Share notify Holdco in writing as to which of them is to be regarded as their representative. Holdco will deal with that representative as if it were the sole shareholder in respect of that Holdco Ordinary Share including for the purposes of voting, dividend and other payment rights. The Holdco Board may suspend the exercise of voting rights of any holder of a Holdco Ordinary Share who has not complied with his duties and obligations set out in the articles of association of Holdco, any shareholders agreement or in the relevant subscription agreement or commitment, that may be entered from time to time.

Upon the consummation of the Business Combination, the Holdco Board will resolve on the issuance of Holdco Ordinary Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association of Holdco and applicable law. The Holdco Board also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the Holdco Board to issue new Holdco Ordinary Shares exceeds the limits of Holdco’s authorized share capital, the Holdco Board must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the Holdco Board consists of an increase in the shareholders’ commitments, the Holdco Board must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the Holdco Shareholders.

Preemptive Rights

Under Luxembourg law, existing Holdco Shareholders benefit from a preemptive subscription right on the issuance of Holdco Ordinary Shares for cash consideration. However, Holdco Shareholders have, in accordance with Luxembourg law, authorized the Holdco Board, for a period not exceeding five years, to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the Holdco Board deems such suppression, waiver, or limitation advisable for any issuance or issuances of Holdco Ordinary Shares within the scope of Holdco’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights. Such Holdco Ordinary Shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The Holdco Ordinary Shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

Holdco cannot subscribe for its own ordinary shares. Holdco may, however, repurchase issued Holdco Ordinary Shares or have another person repurchase issued Holdco Ordinary Shares for its account, subject to the following conditions:

•        prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•        the terms and conditions of the proposed repurchase and in particular the maximum number of Holdco Ordinary Shares to be repurchased;

•        the duration of the period for which the authorization is given, which may not exceed five years; and

•        in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of Holdco Ordinary Shares acquired by either Holdco, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•        the repurchases, including Holdco Ordinary Shares previously acquired by Holdco and held by it and Holdco Ordinary Shares acquired by a person acting in his or her own name but on Holdco’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•        only fully paid-up Holdco Ordinary Shares may be repurchased;

•        the voting and dividend rights attached to the repurchased Holdco Ordinary Shares will be suspended as long as the repurchased shares are held by Holdco; and

•        the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, under Luxembourg law, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to their shareholders.

The authorization for the repurchase will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, Holdco Board is authorized to acquire and sell Holdco Ordinary Shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

In addition, pursuant to Luxembourg law, Holdco may directly or indirectly repurchase Holdco Ordinary Shares by resolution of the Holdco Board without the prior approval of the general meeting of shareholders if such repurchase is deemed by the Holdco Board to be necessary to prevent serious and imminent harm to Holdco, or if the acquisition of Holdco Ordinary Shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder, Codere Newco) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Voting Rights

Each Holdco Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor Holdco’s articles of association contain any restrictions as to the voting of Holdco Ordinary Shares by non-Luxembourg residents. The Holdco Board may suspend the exercise of voting rights of any shareholder who has not complied with his or her duties and obligations set out in the articles of association, any shareholders agreement or in the relevant subscription agreement or commitment. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.

Meetings

Ordinary General Meeting

According to the provisions of the 1915 Law, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes.

Abstentions, blank or invalid votes are not considered as “votes.”

However, pursuant to the Holdco’s articles of association, and except where lower thresholds are mandatorily required by Luxembourg law, resolutions at an ordinary general meeting are only valid if they are passed by a majority of the votes cast, provided that at least 33 1/3% of the Holdco Ordinary Shares are present or represented.

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital; (ii) a limitation or exclusion of preemptive rights; (iii) approval of a statutory merger or de-merger (scission); (iv) Holdco’s dissolution and liquidation; (v) any and all amendments to Holdco’s articles of association; and (vi) change of nationality. Pursuant to Holdco’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, (i) the quorum shall be at least one half of Holdco’s issued share capital, and (ii) the agenda shall indicate the proposed amendments to the articles of association and, where applicable, the text of those which concern the objects or the form of Holdco. If the said quorum is not present, a second meeting may be convened, in the manner prescribed by the articles of association and by the 1915 Law, at which no quorum shall be required. Any extraordinary resolution shall be adopted at a quorate general meeting by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions, blank or invalid votes are not considered as “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within six months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.

Holdco Warrants

Pursuant to the Warrant Amendment Agreement, DD3 will assign to Holdco all of DD3’s right, title and interest in and to the Existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of DD3’s liabilities and obligations under the Existing Warrant Agreement arising from and after the Merger Effective Time. Immediately prior to the closing of the Business Combination, all DD3 Warrants will be exchanged for Holdco Warrants.

Each Holdco Warrant will be exercisable to purchase one Holdco Ordinary Share and only whole warrants are exercisable. The exercise price of the Holdco Warrants will be $11.50 per share, subject to adjustment as described in the Existing Warrant Agreement. A Holdco Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of Holdco, and (iii) the redemption date as provided in Section 6.2 of the Existing Warrant Agreement.

Holdco Warrants issued upon conversion of Private Warrants will be identical to the Holdco Warrants issued upon conversion of Public Warrants, except that the former may be exercisable on a cashless basis at the holder’s option and will be non-redeemable so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If such warrants are held by someone other than the initial purchasers of the Private Warrants or their permitted transferees, the related Holdco Warrants will be redeemable and exercisable by such holders on the same basis as Holdco Warrants issued upon conversion of Public Warrants.

Redemptions of Holdco Warrants Issued Upon Conversion of Public Warrants

Following the consummation of the Business Combination, Holdco will have the ability to redeem Holdco Warrants issued upon conversion of Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the Holdco Warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date Holdco gives notice of redemption and during the entire period thereafter until the time Holdco redeems the warrants, Holdco has an effective registration statement under the Securities Act covering the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants and a current prospectus relating to them is available. If and when the Holdco Warrants become redeemable by Holdco, Holdco may exercise its redemption right even if Holdco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Holdco Warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the Existing Warrant Agreement.

None of the Holdco Warrants issued upon conversion of Private Warrants will be redeemable by Holdco so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees.

The foregoing description of the Holdco Warrants is qualified in its entirety by reference to the full text of the Existing Warrant Agreement, filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part, and the Warrant Amendment Agreement which is included as Exhibit F to the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A.

Dividends

From the annual net profits of Holdco, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”).

That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Holdco. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Holdco Ordinary Share entitling to the same proportion in such distributions.

The Holdco Board may resolve that Holdco pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and Holdco’s articles of association. The Holdco Board shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and Holdco’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Holdco’s accounts.

Comparison of Stockholder Rights

The rights of DD3 stockholders and the relative powers of DD3’s board of directors are governed by Delaware law, including the DGCL, the DD3 Certificate of Incorporation and DD3’s bylaws. At the Merger Effective Time, immediately following the Class B Conversion, each share of DD3 Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will be contributed to Holdco in exchange for one Holdco Ordinary Share. Because Holdco is a public limited liability company governed by the laws of the Grand Duchy of Luxembourg, the rights of the Holdco Shareholders are governed by applicable law of Luxembourg, including the 1915 Law, and by Holdco’s articles of association.

The following is a summary comparison of the material differences between the rights of the DD3 stockholders under Delaware law, including the DGCL, the DD3 Certificate of Incorporation and DD3’s bylaws, and the rights that former DD3 stockholders will have as Holdco Shareholders under the 1915 Law and Holdco’s articles of association effective following the Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Delaware or Luxembourg law. Such rights or obligations generally apply equally to shares of DD3 Common Stock and Holdco Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights of DD3 stockholders and Holdco Shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the 1915 Law and the governing documents of DD3 and Holdco, which we urge you to read carefully and in their entirety. DD3 and Holdco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the 1915 Law and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Holdco Shareholder and the rights of a DD3 stockholder. DD3 has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find More Information.” Holdco’s articles of association has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part.

	Delaware	Luxembourg
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the DGCL, the consummation of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by the holders of a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which one corporation owns 90% or more of each class of the outstanding voting stock of a second corporation may be consummated with approval of the first corporation’s board of directors and without the vote of the second corporation’s board of directors or stockholders.

Under Luxembourg law and the articles of association, the board of directors has the broadest powers to take any action necessary or useful to achieve the company’s purpose. The board of directors’ powers are limited only by the 1915 Law and Holdco’s articles of association.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders of Holdco. Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor Holdco’s articles of association contain any provision requiring the board of directors to obtain shareholder approval of a sale, lease, or exchange of substantial assets of Holdco.

	Delaware	Luxembourg
SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

The DD3 Certificate of Incorporation provides that DD3 elects not to be governed by Section 203 of the DGCL. The DD3 Certificate of Incorporation instead contains similar provisions to Section 203 of the DGCL, providing that at any point in time at which DD3 Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, DD3 may not engage in a business combination (as defined therein) with any interested stockholder (as defined therein) for a three-year period following the time that the stockholder became an interested stockholder, unless (i) prior to such time, the DD3 board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who were directors and also officers of DD3 and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to that time, the business combination is approved by the DD3 board of directors and authorized at an annual or special meeting of DD3’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with Holdco. The transaction must, however, be in Holdco’s best corporate interest, which for instance requires that the transactions are made on arm’s-length terms and fall within the scope of Holdco’s corporate object.

SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may expressly authorize the board of directors to create one or more series of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, the creation and issuance of which could prevent a takeover attempt

Pursuant to Luxembourg law, the issuance of Holdco Ordinary Shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders has also approved an authorized capital and authorized Holdco Board to (i) carry out any increase of the share capital or equity

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and thereby preclude stockholders from realizing a potential premium over the market value of their shares. The DD3 Certificate of Incorporation contains such express authorization.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

of Holdco with or without the issuance of new Holdco Ordinary Shares, (ii) issue convertible bonds, convertible preferred equity certificates, warrants, options or other convertible instruments, exchangeable or exercisable into new Holdco Ordinary Shares (“Convertible Instruments”), and (iii) issue new Holdco Ordinary Shares further to the conversion or exercise of the Convertible Instruments up to the limit of the authorized capital. The Holdco Board is authorized to remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash of Holdco Ordinary Shares and Convertible Instruments up to the maximum amount of such authorized capital, for a maximum period of five years after the date of the publication of the notarial deed enacting the Incorporation in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the Holdco Board to issue shares

In addition, pursuant to the articles of association of Holdco, the board of directors may be further authorized to make an allotment of existing or newly issued shares without consideration to (a) employees of Holdco or certain categories amongst those; (b) employees of companies or economic interest grouping in which Holdco holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights; (c) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Holdco; (d) members of the corporate bodies of Holdco or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those. The authorization to the board of directors to issue additional shares or other

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instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be, preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the RESA. The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the quorum and majority rules set for the amendment of the articles of association.

Holdco’s articles of association authorize its board of directors to issue Holdco Ordinary Shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the publication of the notarial deed enacting the Incorporation in the RESA, unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue Holdco Ordinary Shares up to the limits of authorized share capital until such date. Holdco currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS

Under the DGCL, a stockholder of a corporation who did not vote in favor of or consent to a merger and whose shares are converted in a merger may, in certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may, subject to taking certain prescribed actions and a proceeding in the Court of Chancery of the State of Delaware, receive cash in the amount determined by the Court of Chancery of the State of Delaware to be the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the merger.

Neither Luxembourg law nor Holdco’s articles of association provide for appraisal rights.

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SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The DD3 Certificate of Incorporation prohibits action by the holders of DD3 Class A Common Stock in lieu of a meeting subsequent to the IPO.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or Holdco’s articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The articles of association of Holdco provide for the possibility of vote by correspondence.

MEETINGS OF SHAREHOLDERS

Under the DGCL, meetings of stockholders may be called by or in the manner provided in the certificate of incorporation or the bylaws or, if not so provided, by the board of directors. DD3’s bylaws provide that annual meetings of stockholders are to be held at such place and time and on such date fixed by DD3’s board of directors. DD3’s Certificate of Incorporation and bylaws provide that a special meeting of the holders of DD3 Common Stock may be called only by the chairman of the board of directors, the chief executive officer or DD3’s board of directors pursuant to a resolution adopted by a majority of the board of directors, and may not be called by any other person.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that must be present in person or by proxy to constitute the quorum required to conduct business at a meeting of stockholders, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting of stockholders. DD3’s bylaws provide that, except as otherwise provided by law, the DD3 Certificate of Incorporation or another provision of DD3’s bylaws, the presence in person or by proxy at

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions, blank or invalid votes are not considered as “votes.”

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a stockholders meeting by the holders of shares of outstanding capital stock of DD3 representing a majority of the voting power of all outstanding shares of capital stock of DD3 entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg law and the articles of association of Holdco, for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions, blank or invalid votes are not considered as “votes.”

1915 Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by the board of directors and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals and which is put at the disposal of the shareholders at the registered office of the company eight days before the extraordinary general meeting. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

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DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less capital (as each is defined in the DGCL); or

•   if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that, generally, it may not purchase or redeem such shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its stock if such shares will be retired and the capital reduced as provided in the DGCL.

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to Holdco’s articles of association, the board of directors has the power to pay interim dividends or make other distributions in accordance with the 1915 Law. Distributions may be lawfully declared and paid if Holdco’s net profits and/or distributable reserves are sufficient under the 1915 Law. All Holdco Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with Holdco’s articles of association or applicable law.

Under the 1915 Law, at least 5% of Holdco’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of Holdco’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of Holdco’s issued share capital. The legal reserve is not available for distribution.

Pursuant to 1915 Law, Holdco (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

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Pursuant to the DD3 Certificate of Incorporation, DD3 will provide all Public Stockholders with the opportunity to have their Public Shares redeemed in connection with the Business Combination, subject to the limitations set forth therein, for cash equal to the applicable redemption price per share; provided, however, that DD3 will not redeem Public Shares to the extent that such redemption would result in DD3’s failure to have net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of the Business Combination or any greater net tangible asset or cash requirement which may be contained in the agreement relating to DD3’s initial business combination. It is a condition to closing under the Business Combination Agreement that Gross Proceeds amount to at least $77 million. DD3 has entered into the Subscription Agreements with the Current Subscribers, the Forward Purchase Agreements and the Baron Support Agreement to assist in meeting this minimum cash condition. There can be no assurance that the counterparties to such agreements will perform their obligations thereunder. If redemptions by Public Stockholders cause DD3 to be unable to meet this closing condition, then SEJO will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

the acquisitions, including shares previously acquired by Holdco and held by it and shares acquired by a person acting in his or her own name but on Holdco’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

the shares repurchased are fully paid-up; and

the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Holdco’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to Holdco, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either Holdco or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce Holdco’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject to specific provisions on reductions in share capital and redeemable shares under Luxembourg law.

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Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended and the dividend rights attached thereto may be suspended by the board of directors. Further, to the extent the treasury shares are reflected as assets on Holdco’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability. Holdco’s articles of association provide that Holdco Ordinary Shares may be acquired in accordance with the law.

NUMBER OF DIRECTORS

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more members and that the number of directors must be fixed by, or in the manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case, a change in the number of directors may only be made by amendment to the certificate of incorporation. The DGCL also permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The DD3 Certificate of Incorporation provides for DD3’s board of directors to be “classified” into three classes, with only one class of directors being elected in each year, and each class (except for those directors appointed prior to DD3’s first annual meeting of stockholders) serving a three-year term. Currently, DD3 has six directors.

Pursuant to Luxembourg law, the Holdco Board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

Holdco’s articles of association will provide that the Holdco Board shall be composed of at least three directors, to be elected by a simple majority vote at a general meeting, provided that at least 33⅓% of the Holdco Ordinary Shares are present or represented. Abstentions, blank or invalid votes are not considered as “votes.”

VACANCIES ON BOARD OF DIRECTORS

The DD3 Certificate of Incorporation provides that, other than directors elected by the holders of any then outstanding series of preferred stock, any newly-created directorships resulting from an increase in the number of directors and any vacancies on DD3’s board of directors may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). The DD3 Certificate of Incorporation provides that any director so chosen

Holdco’s articles of association provide that in case of a vacancy at the level of the Holdco Board, the remaining members of the Holdco Board may elect a director to fill the vacancy, on a temporary basis, subject to compliance with any applicable nomination right, and for a period of time not exceeding the initial mandate of the replaced member of the Holdco Board, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

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shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

The DGCL permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The DD3 Certificate of Incorporation provides for DD3’s board of directors to be divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to DD3’s first annual meeting of stockholders) serving a three-year term. Under the DGCL, if a board of directors is “classified”, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. The DD3 Certificate of Incorporation provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of DD3 entitled to vote generally in the election of directors, voting together as a single class.

Under Luxembourg law, a director may be removed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

Holdco’s articles of association will not provide for different classes of directors, except that the general meeting of shareholders may decide to create class A directors and class B directors at the time of their appointment. The duration of their mandate will not exceed one year, subject to such shorter term as may be provided in any shareholders’ agreement that may be in place from time to time and the duration shall be determined so as to ensure that the mandates of all the directors end on the same date and that directors be fully renewed at each annual general meeting of shareholders of Holdco.

COMMITTEES

The DGCL permits a board of directors to designate one or more committees of the board of directors consisting of one or more directors of the corporation. DD3’s bylaws authorize DD3’s board of directors to designate one or more committees consisting of one or more directors by resolution of the board. DD3’s bylaws provide that DD3’s board of directors has the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Holdco’s articles of association provide that the board of directors may set up committees and determine their composition, powers, and rules.

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CUMULATIVE VOTING

Under the DGCL, a corporation may provide in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder is entitled to cast for the election of directors a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. The DD3 Certificate of Incorporation does not provide for cumulative voting rights.

Not applicable.
AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors adopts resolutions setting forth the proposed amendment, declaring the advisability of the amendment and directing that the amendment be submitted to a vote at a meeting of stockholders; and

•   the holders of at least a majority of shares of stock entitled to vote, voting as a single class, are required to approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of a class or stock or that alter or change the powers, preferences or special rights of the shares of a class so as to affect them adversely. Class voting rights do not exist as to other matters, unless the certificate of incorporation expressly provides otherwise.

Under Luxembourg law, amendments to Holdco’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association, and where applicable, the text of those which concern the objects or the form of the company.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

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Under the DGCL, the board of directors may amend a corporation’s bylaws if so empowered in the certificate of incorporation. The DD3 Certificate of Incorporation empowers DD3’s board of directors to amend DD3’s bylaws. The stockholders of a Delaware corporation also have the power to amend bylaws.

An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.

Holdco’s articles of association provide that for any extraordinary resolutions to be considered at a general meeting, (i) the quorum shall be at least one-half of Holdco’s issued share capital, and (ii) the agenda shall indicate the proposed amendments to the articles of association and, where applicable, the text of those which concern the objects or the form of Holdco. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions, blank or invalid votes are not considered as “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of Holdco’s authorized share capital within which the Holdco Board is authorized to issue further Holdco Ordinary Shares. The Holdco Board is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of Holdco’s registered office outside the current municipality.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Unless otherwise ordered by a court, such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority vote of the directors who are not parties to the relevant action, even though less than a quorum;

•   by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

•   by independent legal counsel, if there are no such directors or if such directors direct; or

•   by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses

Luxembourg law permits Holdco to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards a third party for breach of the provisions of the articles of association of Holdco or of the provisions of the 1915 Law committed during the execution of the mandate (mandate) granted to the director by Holdco, except in connection with criminal offences, bad faith, willful misconduct, gross negligence or fraud.

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relating to the defense of any proceeding to directors and officers contingent upon, in the case of present directors and officers, an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

LIMITED LIABILITY OF DIRECTORS

Delaware law permits the certificate of incorporation to contain a provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law, unlawful repurchases, redemptions or dividends, or transactions from which the director derived an improper personal benefit.

Luxembourg law does not provide for an ex ante limitation of liability but it permits Holdco to keep directors indemnified as set out above.

However, directors are not held personally liable for the indebtedness or other obligations of Holdco.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Under DD3’s bylaws, any stockholder may bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder gives timely notice, in writing and proper form, of the stockholder’s intention to bring the business before the meeting.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of Holdco by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

SHAREHOLDERS’ SUITS

Although under Delaware law the board of directors bears the ultimate responsibility for management, in certain circumstances a stockholder may bring a derivative action on behalf of a corporation to enforce a corporation’s rights against fiduciaries. Delaware law requires that a derivative plaintiff make a demand on the board of directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

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In addition, the DGCL provides that a stockholder may institute a derivative action lawsuit only if such stockholder avers in the complaint that such stockholder was a stockholder at the time of the transaction that is the subject of the lawsuit or such stockholder’s shares thereafter devolved upon such stockholder by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under article 206 of the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

Shares Eligible for Future Sale

Upon the Closing, Holdco will have 49,719,000 Holdco Ordinary Shares authorized and outstanding, based on the following assumptions: (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, and (iv) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement. Some of these Holdco shareholders will be subject to certain lock-up arrangements. See “— Lock-up Agreements.” In addition, Holdco is expected to have 6,435,000 Holdco Warrants issued and outstanding, based on the assumptions set forth above. Each Holdco Warrant will be exercisable for one Holdco Ordinary Share at $11.50 per share, subject to adjustment.

All of the Holdco Ordinary Shares and Holdco Warrants issued to the Public Stockholders in connection with the Business Combination will be freely transferable by persons other than by Holdco’s affiliates (as such term is defined in Rule 405 of the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of the Holdco Ordinary Shares or Holdco Warrants in the public market could adversely affect prevailing market prices of such securities. Prior to the Business Combination, there has been no public market for the Holdco Ordinary Shares or Holdco Warrants. Holdco intends to apply for listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq, but Holdco cannot assure you that a regular trading market will develop in the Holdco Ordinary Shares or Holdco Warrants.

Lock-up Agreements

In connection with, and as a condition to the consummation of, the Business Combination, DD3, Codere Newco, Holdco, MG, Baron and the Sponsor will enter into the Registration Rights and Lock-Up Agreement in connection with the Closing. Pursuant to the Registration Rights and Lock-Up Agreement, each of Codere Newco and the Sponsor will agree to not transfer any Lock-Up Securities (as defined in the Registration Rights and Lock-Up Agreement) until the earliest of: (i) the date that is one year from the Closing, (ii) the date on which the closing price of the Holdco Ordinary Shares on Nasdaq equals or exceeds $12.50 per Holdco Ordinary Share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Closing or (iii) such date on which Holdco completes a liquidation, merger, share exchange or other similar transaction that results in all Holdco shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property, subject to certain exceptions described in Section 5.2 of the Registration Rights and Lock-Up Agreement.

Pursuant to the Subscription Agreements with the Current Subscribers, each Current Subscriber acknowledged and agreed that, without the prior written consent of DD3 and Holdco, during the period commencing on the Closing Date and continuing until the earlier of the ninety (90) calendar day period commencing on the date of the closing of the Business Combination and the date when the PIPE Registration Statement is declared effective by the SEC, such Subscriber, and any person or entity acting on its behalf or pursuant to any understanding with it, will not (i) sell, assign, transfer (including by operation of law), incur any liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, dispose of or otherwise encumber, (ii) make any short sale of, grant any option for the purchase of, or (iii) enter into any hedging or similar transaction with the same economic effect as a transfer in sub-section (i) above of, any of the PIPE Shares.

Rule 144

All of the Holdco Ordinary Shares and Holdco Warrants that will be outstanding upon the completion of the Business Combination, other than those securities issued to the Public Stockholders in connection with the Business Combination (provided that such Public Stockholders are not Holdco’s affiliates), are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including any Holdco Ordinary Shares and Holdco Warrants held by Codere Newco, DD3, the Forward Purchasers and the Subscribers, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose securities are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Holdco and has beneficially owned Holdco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Holdco. Persons who are affiliates of Holdco and have beneficially owned Holdco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding securities of such class; or

•        the average weekly trading volume of the securities of such class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Holdco’s employees, consultants or advisors who purchases securities from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those securities in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 securities would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with, and as a condition to the consummation of, the Business Combination, DD3, Codere Newco, Holdco, MG, Baron and the Sponsor will enter into a Registration Rights and Lock-Up Agreement, which will provide customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain Holdco Ordinary Shares and Holdco Warrants (including underlying securities) held by the Holders (as defined in the Registration Rights and Lock-Up Agreement), and that it will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days following the filing deadline, provided that the effectiveness deadline will be extended to 90 calendar days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain holders may demand at any time or from time to time, that Holdco file a registration statement on Form F-1, or any such other form of registration statement as is then available to effect a registration, or, if available, Form F-3, to register the securities of Holdco held by such holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Pursuant to the Subscription Agreements with the Current Subscribers, Holdco agreed that, within 30 calendar days after the Closing, Holdco will file with the SEC the PIPE Registration Statement, and Holdco shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that Holdco’s obligations to include the Holdco Ordinary Shares held by a Subscriber in the PIPE Registration Statement will be contingent upon the respective Subscriber furnishing in writing to Holdco such information regarding the Subscriber, such Holdco Ordinary Shares held by such Subscriber and the intended method of disposition of such shares as shall be reasonably requested by Holdco to effect the registration, and will execute such documents in connection with such registration as Holdco may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding anything to the contrary in the Subscription Agreements, Holdco may, upon giving prompt written notice of such action to the respective Subscriber, delay the filing or initial effectiveness of, suspend use of, the PIPE Registration Statement for a period of not more than sixty (60) consecutive days or more than two times in any calendar year if the filing, initial effectiveness or continued use of the PIPE Registration Statement would, in the good faith judgment of the Holdco Board, make Holdco fail to comply with applicable disclosure requirements or would require the inclusion in such PIPE Registration Statement of (i) financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, (ii) audited financial statements as of a date other than Holdco’s fiscal year end, or (iii) pro forma financial statements that are required to be included in a registration statement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of DD3 Common Stock as of the date of this proxy statement/prospectus, by:

•        each person known by DD3 to beneficially own more than 5% of the outstanding shares of DD3 Common Stock;

•        each of DD3’s current executive officers and directors; and

•        all of DD3’s current executive officers and directors as a group.

The Sponsor and DD3’s directors, officers, advisors or their affiliates may purchase shares of DD3 Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor and DD3’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires DD3 to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DD3 Class A Common Stock and the number of beneficial holders of DD3’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange, or otherwise negatively impacting the liquidity of such securities.

Unless otherwise indicated, DD3 believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the DD3 Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership is based on 12,870,000 shares of DD3 Class A Common Stock and 3,125,000 shares of DD3 Class B Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

Name and Address of Beneficial Owner(1)	DD3 Class A Common Stock		DD3 Class B Common Stock(2)		Approximate Percentage of Outstanding Shares of DD3 Common Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Current Directors and Executive Officers of DD3:
Dr. Martin M. Werner(3)	—	—	—	—	—
Jorge Combe(4)	296,000	2.3%	3,125,000	100.0%	21.4%
Daniel Salim(3)	—	—	—	—	—
Dr. Guillermo Ortiz(3)	—	—	—	—	—
Daniel Valdez(3)	—	—	—	—	—
Pedro Solís Cámara(3)	—	—	—	—	—
Luis Campos(3)	—	—	—	—	—
All directors and executive officers as a group (7 individuals)	296,000	2.3%	3,125,000	100.0%	21.4%

Name and Address of Beneficial Owner(1)	DD3 Class A Common Stock		DD3 Class B Common Stock(2)		Approximate Percentage of Outstanding Shares of DD3 Common Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Five Percent or More Holders and Certain Other Holders:
DD3 Sponsor Group, LLC(4)	296,000	2.3%	3,125,000	100.0%	21.4%
Hartree Partners, LP(5)	1,250,000	9.7%	—	—	7.8%
Baron Global Advantage Fund(6)	1,037,000	8.1%	—	—	6.5%
Castle Creek Arbitrage, LLC(7)	753,898	5.9%	—	—	4.7%
BlueCrest Capital Management Limited(8)	663,546	5.2%	—	—	4.1%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico.

(2)      Shares of DD3 Class B Common Stock will automatically convert into shares of DD3 Class A Common Stock at the time of the Business Combination pursuant to the Class B Conversion, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment.

(3)      Such individual does not beneficially own any of shares of DD3 Common Stock. However, such individual has a pecuniary interest in shares of DD3 Common Stock through an ownership interest in the Sponsor.

(4)      Represents securities held directly by the Sponsor and indirectly by Jorge Combe as sole manager of the Sponsor. Mr. Combe disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)     According to a Schedule 13G filed with the SEC on January 12, 2021 on behalf of Hartree Partners, LP. The business address for this stockholder is 1185 Avenue of the Americas, New York, NY 10036.

(6)      Represents securities held (i) directly by Baron and an affiliated fund and (ii) with respect to securities held directly by Baron Global Advantage Fund (“BGA”), indirectly by Mr. Ronald Baron, the Chief Executive Officer of BGA. Baron also has an economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor. Each of Baron, such affiliated fund and Mr. Baron disclaims beneficial ownership of all such securities except to the extent of their pecuniary interest therein. The business address for this stockholder is 767 Fifth Avenue, 48th Floor, New York, NY 10153.

(7)      According to a Schedule 13G filed with the SEC on February 16, 2021 on behalf of Castle Creek Arbitrage, LLC (“Castle Creek”), Mr. Allan Weine, CC ARB West, LLC and CC Arbitrage, Ltd. Castle Creek serves as a registered investment adviser whose clients are CC Arb West, LLC and CC Arbitrage, Ltd. Mr. Weine is the managing member of Castle Creek. By virtue of these relationships, each of Castle Creek and Mr. Weine may be deemed to beneficially own the 634,782 and 119,116 shares directly owned by CC ARB West, LLC and CC Arbitrage, Ltd., respectively. The business address of each of the reporting persons is 190 South LaSalle Street, Suite 3050, Chicago, Illinois 60603.

(8)      According to a Schedule 13G filed with the SEC on February 5, 2021 on behalf of BlueCrest Capital Management Limited (the “Investment Manager”) and Michael Platt. The Investment Manager serves as investment manager to Millais Limited (the “Fund”), and Mr. Platt serves as principal, director, and control person of the Investment Manager. Millais USA LLC acts as sub-investment manager of the Fund and reports to the Investment Manager. Each of the Investment Manager and Mr. Platt may be deemed the beneficial owner of the 663,546 shares held for the account of the Fund. The business address of each of the reporting persons is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

As of the date of this proxy statement/prospectus, Codere Newco owns all the Holdco Ordinary Shares and all the SEJO Ordinary Shares. The address for Codere Newco is Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain.

The following table shows the beneficial ownership of Holdco Ordinary Shares following the consummation of the Business Combination by:

•        each person known to Holdco who will beneficially own more than 5% of the Holdco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will become a senior manager or a director of Holdco upon consummation of the Business Combination; and

•        all of the senior managers and directors of Holdco as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Holdco Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Holdco Ordinary

Shares as to which the holder has sole or shared voting power or investment power and also any Holdco Ordinary Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Holdco Ordinary Shares post-Business Combination in the “No Redemptions of Public Shares” scenario has been determined based upon the following assumptions: (i) none of the Public Stockholders exercise their Redemption Rights, (ii) all outstanding shares of DD3 Class B Common Stock are exchanged for shares of DD3 Class A Common Stock pursuant to the Class B Conversion, (iii) no additional equity securities of DD3 are issued at or prior to Closing, other than the 1,724,000 PIPE Shares currently subscribed for and to be issued in connection with the PIPE and the 5,000,000 Forward Purchase Shares to be issued in connection with the Forward Purchase Agreements, (iv) the Sponsor does not transfer any shares of DD3 Common Stock prior to the Business Combination or Holdco Ordinary Shares following the consummation of the Business Combination and (v) Holdco redeems the maximum amount of Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement.

The expected beneficial ownership of Holdco Ordinary Shares post-Business Combination in the “Maximum Redemptions of Public Shares” scenario has been determined based upon all of the assumptions outlined in the “No Redemptions of Public Shares” scenario, except that it is assumed that, with respect to assumption “(i)”, Public Stockholders exercise their Redemption Rights in respect of 11,503,931 Public Shares and, with respect to assumption “(v)”, Holdco does not redeem any Codere Redeemable Shares owned by Codere Newco pursuant to the Codere Redemption Agreement.

The foregoing does not give effect to Baron’s economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor, and MG’s right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date (see the section of this proxy statement/prospectus entitled “Certain DD3 Relationships and Related Person Transactions”).

Unless otherwise noted, the business address of each beneficial owner is c/o Codere Online Luxembourg, S.A., 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

	Post-Business Combination (No Redemptions of Public Shares)		Post-Business Combination (Maximum Redemptions of Public Shares)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage	Number of Shares Beneficially Owned	Approximate Percentage
Senior Managers and Directors of Holdco(1):
Moshe Edree	—	—	—	—
Oscar Iglesias	—	—	—	—
Gonzalo de Osma	—	—	—	—
Aviv Sher	—	—	—	—
Alberto Telias	—	—	—	—
Yaiza Rodríguez	—	—	—	—
Erez Leket	—	—	—	—
Deborah Guivisdalsky	—	—	—	—
Dr. Martin M. Werner	—	—	—	—
Daniel Valdez	—	—	—	—

All directors and senior managers as a group (11 individuals)(1)	—	—	—	—
Five Percent or More Holders:
Codere Newco(2)	27,000,000	54.3%	30,000,000	72.8%
DD3 Sponsor Group, LLC(3)	3,421,000	6.9%	3,421,000	8.3%
Baron Global Advantage Fund(4)	3,537,000	7.1%	3,533,069	8.6%
MG Partners Multi-Strategy Fund LP(5)	2,537,000	5.1%	2,537,000	6.2%

____________

(1)      Includes (i) the members of the Holdco Board as of the date of this proxy statement/prospectus, (ii) the Sponsor Directors nominated for appointment upon consummation of the Business Combination, and (iii) the individuals currently identified

____________

to serve as members of the senior management team of Holdco following the consummation of the Business Combination. The Codere Newco Directors and the Industry Expert Independent Director to be appointed to the Holdco Board upon consummation of the Business Combination are in the process of being identified and are not reflected in this table.

(2)      All Holdco Ordinary Shares held by Codere Newco will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement. The address for Codere Newco is Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain.

(3)      Represents securities held by the Sponsor. The business address for this stockholder is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico

(4)      Represents securities held (i) directly by Baron and an affiliated fund and (ii) with respect to securities held directly by BGA, indirectly by Mr. Baron, the Chief Executive Officer of BGA. Baron also has an economic interest in the Sponsor and therefore in certain of the shares of DD3 Class B Common Stock held by the Sponsor. Each of Baron, such affiliated fund and Mr. Baron disclaims beneficial ownership of all such securities except to the extent of their pecuniary interest therein. The business address for this stockholder is 767 Fifth Avenue, 48th Floor, New York, NY 10153.

(5)      Represents securities held by MG. MG also has the right to acquire, at the original purchase price, certain of the shares of DD3 Class B Common Stock held by the Sponsor immediately prior to the Closing Date. The business address for this stockholder is 199 Bay Street, Commerce Ct W, No. 5300, Toronto, Ontario Canada, M5L 1B9.

Market INFORMATION and Dividends

DD3

The publicly-traded DD3 Units, shares of DD3 Class A Common Stock and DD3 Warrants each trade on Nasdaq under the symbols “DDMXU,” “DDMX” and “DDMXW,” respectively.

Holders of Record

As of             , 2021, there were approximately six holders of record of DD3 Units, one holder of record of DD3 Class A Common Stock, one holder of record of DD3 Class B Common Stock and one holder of record of DD3 Warrants. Such numbers do not include beneficial owners holding DD3’s securities through nominee names.

Dividends

DD3 has not paid any cash dividends on the DD3 Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of Holdco’s board of directors at such time. It is the present intention of DD3’s board of directors to retain all earnings, if any, for use in DD3’s business operations and, accordingly, DD3’s board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if DD3 incurs any indebtedness, DD3’s ability to declare dividends may be limited by restrictive covenants DD3 may agree to in connection therewith. In addition, DD3’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Holdco

There is no public market for Holdco’s securities. We are applying to list the Holdco Ordinary Shares and Holdco Warrants on Nasdaq upon the Closing. Holdco intends to explore the possibility after Closing of also applying to list its Holdco Ordinary Shares and Holdco Warrants on a recognized securities exchange in a member state of the European Union, which has not yet been identified.

Dividends

Holdco has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

Additional Information

Submission of Future Stockholder Proposals

DD3’s board of directors is aware of no other matter that may be brought before the special meeting of stockholders. Under Delaware law, only business that is specified in the notice of special meeting of stockholders may be transacted at the special meeting of stockholders.

If the Business Combination is completed, you will be entitled to attend and participate in Holdco’s annual meetings of shareholders. DD3 does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. If DD3 holds a 2021 annual meeting of stockholders, DD3 will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting of stockholders will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

If DD3 does not consummate a business combination by December 10, 2022, or such later date as may be approved by DD3’s stockholders, DD3 is required to begin the dissolution process provided for in the DD3 Certificate of Incorporation. DD3 will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, DD3 and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, DD3 will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify DD3 of their requests by calling or writing DD3 at its principal executive offices at +52 (55) 4340-1269 and Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of DD3 Common Stock and Holdco Ordinary Shares and the warrant agent for the DD3 Warrants is Continental. DD3 has agreed to indemnify Continental in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of DD3 Common Stock or DD3 Warrants in connection with the Business Combination.

Other Stockholder Communications

Until the consummation of the Business Combination, stockholders and interested parties may communicate with DD3’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of DD3 Acquisition Corp. II, Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico. Each communication will be forwarded, depending on the subject matter, to DD3’s board of directors, the appropriate committee chairperson or all non-management directors as a group.

Legal Matters

The validity of the Holdco Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Clifford Chance, and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Greenberg Traurig.

Experts

The audited combined carve-out financial statements of Codere Online as of December 31, 2020 and 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019, appearing herein and in the registration statement have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Codere Online’s ability to continue as a going concern as described in Note 3(m) of the Annual Combined Carve-out Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of DD3 Acquisition Corp. II included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms part have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

As a foreign private issuer, after the consummation of the Business Combination, Holdco will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. DD3 files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DD3’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting of stockholders, you should contact DD3 by telephone or in writing:

DD3 Acquisition Corp. II
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico
+52 (55) 8647-0417
Email: contact@dd3.mx

You may also obtain these documents by requesting them in writing or by telephone from DD3’s proxy solicitation agent at the following address, telephone number and email:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: ddmx.info@investor.morrowsodali.com

If you are a stockholder of DD3 and would like to request documents, please do so by             , 2021 to receive them before the special meeting of stockholders. If you request any documents from DD3, DD3 will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to DD3 has been supplied by DD3, all such information relating to Holdco has been supplied by Holdco and all such information relating to Codere Online has been supplied by Codere Online. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

None of DD3, Holdco or Codere Online has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. DD3, Holdco and Codere Online take no responsibility for any other information that others may provide you. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Index to Financial Information

Page
DD3 ACQUISITION CORP. II
Unaudited Financial Statements
Condensed Balance Sheet as of March 31, 2021	F-2
Condensed Statements of Operations for the three months ended March 31, 2021 and for the period from September 30, 2020 (inception) through March 31, 2021	F-3
Condensed Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2021 and for the period from September 30, 2020 (inception) through March 31, 2021	F-4
Condensed Statement of Cash Flows for the period from September 30, 2020 (inception) through March 31, 2021	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Condensed Balance Sheet as of December 31, 2020	F-21
Condensed Statements of Operations for the three months ended December 31, 2020 and for the period from September 30, 2020 (inception) through December 31, 2020	F-22
Condensed Statements of Changes in Stockholders’ Equity for the three months ended December 31, 2020 and for the period from September 30, 2020 (inception) through December 31, 2020	F-23
Condensed Statement of Cash Flows for the period from September 30, 2020 (inception) through December 31, 2020	F-24
Notes to Unaudited Condensed Financial Statements	F-25

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-36
Balance Sheet as of October 13, 2020	F-37
Statement of Operations for the period from September 30, 2020 (inception) through October 13, 2020	F-38
Statement of Changes in Stockholders’ Equity for the period from September 30, 2020 (inception) through October 13, 2020	F-39
Statement of Cash Flows for the period from September 30, 2020 (inception) through October 13, 2020	F-40
Notes to Financial Statements	F-41

CODERE ONLINE BUSINESS
Unaudited Interim Combined Carve-out Financial Information
Unaudited Combined Carve-out Statement of Financial Position as of March 31, 2021	F-51
Unaudited Combined Carve-out Income Statements for the three months ended March 31, 2021 and 2020	F-52

Audited Annual Combined Carve-out Financial Statements
Report of Independent Registered Public Accounting Firm	F-53
Combined Carve-out Statements of Financial Position as of December 31, 2020, 2019 and January 1, 2019	F-54
Combined Carve-out Income Statements for the years ended December 31, 2020 and 2019	F-55
Combined Carve-out Statements Of Comprehensive Income for the years ended December 31, 2020 and 2019	F-56
Combined Carve-out Statements of Changes in Equity for the years ended December 31, 2020 and 2019	F-57
Combined Carve-out Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-58
Notes to the Audited Annual Combined Carve-out Financial Statements	F-59

DD3 ACQUISITION CORP. II
CONDENSED BALANCE SHEET
MARCH 31, 2021
(UNAUDITED)

ASSETS
Current assets
Cash	$480,726
Prepaid expenses	206,409
Total Current Assets	687,135

Cash and marketable securities held in Trust Account	125,040,112
Total Assets	$125,727,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$170,584
Accrued offering costs	40,000
Total Current Liabilities	210,584
Warrant Liability	190,550
Total Liabilities	401,134

Commitments and contingencies

Class A common stock subject to possible redemption, 12,032,611 shares at redemption value	120,326,110

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 837,389 issued and outstanding (excluding 12,032,611 shares subject to possible redemption)	84
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,125,000 shares issued and outstanding(1)	312
Additional paid-in capital	5,323,232
Accumulated deficit	(323,625)
Total Stockholders’ Equity	5,000,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,727,247

____________

(1)On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock. All share and per-share amounts have been retroactively restated to reflect the stock dividend (see Note 6).

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31, 2021	For the Period from September 30, 2020 (Inception) Through March 31, 2021
Formation and operating costs	$194,844	$282,337
Loss from operations	(194,844)	(282,337)

Other income (expense):
Change in fair value of warrant liability	(7,400)	(81,400)
Interest earned on marketable securities held in Trust Account	54,719	59,566
Unrealized loss on marketable securities held in Trust Account	(13,455)	(19,454)
Other income (expense), net	33,864	(41,288)

Net loss	$(160,980)	$(323,625)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	12,048,820	12,051,850

Basic and diluted net income per share, Class A common stock subject to redemption	$0.00	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	3,946,180	3,533,667

Basic and diluted net loss per share, Non-redeemable common stock	$(0.04)	$(0.09)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED MARCH 31, 2021
FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH MARCH 31, 2021
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – September 30, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	3,162,500	316	24,684	—	25,000
Sale of 12,500,000 Units, net of underwriting discounts and offering costs	12,500,000	1,250	—	—	122,032,638	—	122,033,888
Sale of 370,000 Private Units, net of warrant liability	370,000	37	—	—	3,590,813	—	3,590,850
Forfeiture of Founder Shares	—	—	(37,500)	(4)	4	—	—
Class A common stock subject to possible redemption	(12,048,820)	(1,205)	—	—	(120,485,883)	—	(120,487,088)
Net loss	—	—	—	—	—	(162,645)	(162,645)
Balance – December 31, 2020	821,180	$82	3,125,000	$312	$5,162,256	$(162,645)	$5,000,005
Change in value of Class A common stock subject to possible redemption	16,209	2	—	—	160,976	—	160,978
Net loss	—	—	—	—	—	(160,980)	(160,980)
Balance – March 31, 2021	837,389	$84	3,125,000	$312	$5,323,232	$(323,625)	$5,000,003

____________

(1)      On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock (see Note 6).

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH MARCH 31, 2021
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(323,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(59,566)
Unrealized loss on marketable securities held in Trust Account	19,454
Change in change in fair value of warrant liability	81,400
Offering cost allocable to warrant liability	396
Changes in operating assets and liabilities:
Prepaid expenses	(206,409)
Accrued expenses	170,584
Net cash used in operating activities	(317,766)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(125,000,000)
Net cash used in investing activities	(125,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	122,500,000
Proceeds from sale of Private Units	3,700,000
Proceeds from promissory note – related party	211,493
Repayment of promissory note – related party	(211,493)
Payments of offering costs	(426,508)
Net cash provided by financing activities	125,798,492

Net Change in Cash	480,726
Cash – Beginning	—
Cash – Ending	$480,726

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$40,000
Initial classification of Class A common stock subject to possible redemption	$120,648,340
Change in value of Class A common stock subject to possible redemption	$(322,230)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

DD3 Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 30, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from September 30, 2020 (inception) through March 31, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on December 7, 2020. On December 10, 2020, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $125,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 370,000 units (each, a “Private Unit” and, collectively, the “Private Units”) at a price of $10.00 per Private Unit in a private placement to DD3 Sponsor Group, LLC (the “Sponsor”) and the Forward Purchase Investors (as defined in Note 5), generating gross proceeds of $3,700,000, which is described in Note 5.

Transaction costs amounted to $2,966,508, consisting of $2,500,000 of underwriting fees and $466,508 of other offering costs.

Following the closing of the Initial Public Offering on December 10, 2020, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to convert all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers and directors have agreed to vote their Founder Shares (as defined in Note 6), Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, initial stockholders, officers and directors have agreed (a) to waive their conversion rights with respect to any Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination or any amendment to the Amended and Restated Certificate of Incorporation prior thereto and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligations with respect to conversion rights as described in the Company’s final prospectus for its Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to convert their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

The Company will have until December 10, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

provide for claims of creditors and the requirements of other applicable law. There will be no conversion rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Company’s Sponsor, initial stockholders, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Company’s Sponsor, initial stockholders, officers or directors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company become obligated to redeem a significant number of its Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete a Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Private Warrants (as defined in Note 5) as components of equity instead of as derivative liabilities. The warrant agreement governing the Private Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”).

In consideration of the SEC Statement, the Company’s management reevaluated the Private Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company should have classified the Private Warrants as derivative liabilities in its previously issued balance sheet as of December 10, 2020 and its financial statements as of December 31, 2020 and for the period from September 30, 2020 (inception) through December 31, 2020. Under this accounting treatment, the Company is required to measure the fair value of the Private Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Private Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust or cash.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The table below summarizes the effects of the revision on the financial statements for all periods being revised.

	As Previously Reported	Adjustments	As Revised
Balance sheet as of December 10, 2020 (audited)
Warrant Liability	$—	$109,150	$109,150
Class A Common Stock Subject to Possible Redemption	120,757,490	(109,150)	120,648,340
Class A Common Stock	79	2	81
Additional Paid-in Capital	5,000,611	394	5,001,005
Accumulated Deficit	(1,000)	(396)	(1,396)

Balance sheet as of December 31, 2020 (unaudited)
Warrant Liability	$—	$183,150	$183,150
Class A Common Stock Subject to Possible Redemption	120,670,238	(183,150)	120,487,088
Class A Common Stock	80	2	82
Additional Paid-in Capital	5,087,862	74,394	5,162,256
Accumulated Deficit	(88,249)	(74,396)	(162,645)

Statement of Operations for the Three Months Ended December 31, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(74,000)	$(74,000)
Transaction costs associated with warrant liability	—	(396)	(396)
Net loss	(88,249)	(74,396)	(162,645)
Weighted average shares outstanding, Common Stock subject to possible redemption	12,075,749	(10,915)	12,064,834
Basic and diluted net income per share, Common Stock subject to possible redemption	0.00	—	0.00
Weighted average shares outstanding, Common Stock	3,016,894	46,821	3,063,715
Basic and diluted net loss per share, Common Stock	(0.03)	(0.02)	(0.05)

Statement of Operations for the Period from September 30, 2020 (inception) Through December 31, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(74,000)	$(74,000)
Transaction costs associated with warrant liability	—	(396)	(396)
Net loss	(88,249)	(74,396)	(162,645)
Weighted average shares outstanding, Common Stock subject to possible redemption	12,075,749	(10,915)	12,064,834
Basic and diluted net income per share, Common Stock subject to possible redemption	0.00	—	0.00
Weighted average shares outstanding, Common Stock	3,060,814	2,901	3,063,715
Basic and diluted net loss per share, Common Stock	(0.03)	(0.02)	(0.05)

Cash Flow Statement for the Period from September 30, 2020 (inception) Through December 31, 2020 (unaudited)
Net loss	$(88,249)	$(74,396)	$(162,645)
Change in fair value of warrant liability	—	74,000	74,000
Transaction costs associated with warrant liability	—	396	396
Initial classification of Class A Common Stock subject to possible redemption	120,757,490	(109,150)	120,648,340
Change in value of Class A Common Stock subject to possible redemption	(87,252)	(74,000)	(161,252)

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s final prospectus for its Initial Public Offering as filed with the SEC on December 10, 2020, as well as the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on February 16, 2021, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on December 11, 2020 and December 16, 2020. The interim results for the three months ended March 31, 2021 and for the period from September 30, 2020 (inception) through March 31, 2021 are not necessarily indicative of the results to be expected for period ended September 30, 2021 or for any future periods.

The Company had no activity for the period ended September 30, 2020 (inception). Accordingly, the condensed balance sheet as of September 30, 2020 is not presented.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021.

Marketable Securities Held in Trust Account

At March 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Warrant Liabilities

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40, under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Under ASC 815-40, the Company’s Private Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC 815-40 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The Private Warrants are valued using a binomial lattice model.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 6,435,000 shares in the calculation of diluted income (loss) per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended March 31, 2021	For the Period from September 30, 2020 (Inception) Through March 31, 2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption Interest earned on marketable securities held in Trust Account	$41,264	$40,112
Less: interest available to be withdrawn for payment of taxes	(41,264)	(40,112)
Net income allocable to Class A common stock subject to possible redemption	$—	$—
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	12,048,820	12,051,850
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(160,980)	$(323,625)
Net income allocable to Class A common stock subject to possible redemption	—	—
Non-Redeemable Net Loss	$(160,980)	$(323,625)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	3,946,180	3,533,667
Basic and diluted net loss per share, Non-redeemable Common stock	$(0.04)	$(0.09)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheet, primarily due to their short-term nature, excluding the Private Warrants (see Note 10).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 12,500,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Forward Purchase Investors purchased an aggregate of 370,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $3,700,000, in a private placement. The Sponsor purchased an aggregate of 296,000 Private Units and Forward Purchase Investors purchased an aggregate of 74,000 Private Units. Each Private Unit consists of one share of Class A common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except as described in Note 9. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.

Certain funds affiliated with Baron Capital Group, Inc., which are members of the Sponsor, and MG Partners Multi-Strategy Fund LP (collectively, the “Forward Purchase Investors”) have entered into contingent forward purchase agreements with the Company as described in Note 7.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On October 13, 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend effectuated on December 7, 2020. The Founder Shares included an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares). As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 375,000 Founder Shares are no longer subject to forfeiture and 37,500 Founder Shares were forfeited, resulting in an aggregate of 3,125,000 Founder Shares issued and outstanding.

The Company’s Sponsor, initial stockholders, officers and directors have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of one year after the date of the consummation of a Business Combination and the date on which the closing price of the Class A common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Due from Sponsor

As of December 10, 2020, the Company advanced the Sponsor an aggregate of $25,000, which is included in prepaid expenses in the accompanying condensed balance sheet. The outstanding balance of the $25,000 due was repaid on January 11, 2021.

Administrative Services Agreement

The Company entered into an agreement, commencing on December 7, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and administrative support. For the three months ended March 31, 2021 and for the period from September 30, 2020 (inception) through March 31, 2021, the Company incurred $30,000 and $40,000, respectively, in fees for these services, of which $20,000 is included in accrued expenses in the accompanying condensed balance sheet at March 31, 2021.

Promissory Note — Related Party

On October 13, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $105,747 was repaid at the closing of the Initial Public Offering on December 10, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

NOTE 7. COMMITMENTS

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on December 7, 2020, the holders of the Founder Shares, Private Units, Private Shares, Private Warrants, the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued to the Sponsor, officers, directors, initial stockholders

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 7. COMMITMENTS (cont.)

or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate, payable upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company engaged the underwriters as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering (exclusive of any applicable finders’ fees which might become payable).

Forward Purchase Agreements

The Forward Purchase Investors entered into contingent forward purchase agreements with the Company as of November 17, 2020 and November 19, 2020, which provide for the purchase by the Forward Purchase Investors of an aggregate of up to 5,000,000 shares of Class A common stock, at a price of $10.00 per share, for total gross proceeds of up to $50,000,000. These shares would be purchased in a private placement to close simultaneously with the consummation of the Company’s Business Combination. These issuances would be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is currently authorized to issue up to 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there were 837,389 shares of Class A common stock issued and outstanding, excluding 12,032,611 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is currently authorized to issue up to 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021, there were 3,125,000 shares of Class B common stock issued and outstanding.

Only holders of Class B common stock have the right to vote on the election of directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any additional units issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 9. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) December 10, 2021. The Public Warrants will expire five years after the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 9. WARRANTS (cont.)

the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by the Sponsor, initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

DD3 ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021
Assets:
Marketable securities held in Trust Account	1	$125,040,112

Liabilities:
Warrant Liability – Private Warrants	3	$190,550

The Private Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying condensed balance sheet. The Private Warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statement of operations.

The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value is the expected volatility of the common stock. The expected volatility as of the valuation dates was implied from the Company’s own Public Warrant pricing.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liability as of March 31, 2021:

Risk-free interest rate	0.92%
Effective expiration date	4/25/2026
Dividend yield	0.00%
Expected volatility	17.1%
Exercise price	$11.50
One-touch hurdle	$18.15
Unit Price	$9.76

The following table presents the changes in the fair value of Private Warrants:

Fair value as of September 30, 2020 (inception)	$—
Initial classification on December 10, 2020 (Initial Public Offering)	109,150
Change in fair value	74,000
Fair value as of December 31, 2020	183,150
Change in fair value	7,400
Fair value as of March 31, 2021	$190,550

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three months ended March 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

DD3 ACQUISITION CORP. II

CONDENSED BALANCE SHEET

DECEMBER 31, 2020

(UNAUDITED)

ASSETS
Current assets
Cash	$743,292
Prepaid expenses and other current assets	53,367
Total Current Assets	796,659

Cash and marketable securities held in Trust Account	124,998,848
Total Assets	$125,795,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$85,264
Accrued offering costs	40,000
Total Liabilities	125,264

Commitments and contingencies

Class A common stock subject to possible redemption, 12,067,135 shares at redemption value	120,670,238

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 802,865 issued and outstanding (excluding 12,067,135 shares subject to possible redemption)	80
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,125,000 shares issued and outstanding(1)	312
Additional paid-in capital	5,087,862
Accumulated deficit	(88,249)
Total Stockholders’ Equity	5,000,005
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,795,507

____________

(1)      On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock. All share and per-share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31, 2020	For the Period from September 30, 2020 (Inception) Through December 31, 2020
Formation and operating costs	$87,097	$87,097
Loss from operations	(87,097)	(87,097)

Other income:
Interest income on marketable securities held in Trust Account	4,847	4,847
Unrealized loss on marketable securities held in Trust Account	(5,999)	(5,999)
Other loss	(1,152)	(1,152)

Net loss	$(88,249)	$(88,249)

Weighted average shares outstanding, basic and diluted(1)	3,016,894	3,060,814

Basic and diluted net income per common share	$(0.03)	$(0.03)

____________

(1)      Excludes an aggregate of up to 12,067,135 shares subject to possible redemption at December 31, 2020.

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED DECEMBER 31, 2020

FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders Equity
	Shares	Amount	Shares	Amount
Balance – September 30, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	3,162,500	316	24,684	—	25,000
Sale of Units, net of underwriting discounts and offering costs	12,500,000	1,250	—	—	122,032,242	—	122,033,492
Sale of Private Units	370,000	37	—	—	3,699,963	—	3,700,000
Forfeiture of Founder Shares			(37,500)	(4)	4		—
Class A common stock subject to possible redemption	(12,067,135)	(1,207)	—	—	(120,669,031)	—	(120,670,238)
Net loss	—	—	—	—	—	(88,249)	(88,249)
Balance – December 31, 2020	802,865	$80	3,125,000	$312	$5,087,862	$(88,249)	$5,000,005

____________

(1)      On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(88,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,847)
Unrealized loss on marketable securities held in Trust Account	5,999
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(53,367)
Accrued expenses	85,264
Net cash used in operating activities	(55,200)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(125,000,000)
Net cash used in investing activities	(125,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	122,500,000
Proceeds from sale of Private Units	3,700,000
Proceeds from promissory note – related party	105,747
Repayment of promissory note – related party	(105,747)
Payments of offering costs	(426,508)
Net cash provided by financing activities	125,798,492

Net Change in Cash	743,292
Cash – Beginning	—
Cash – Ending	$743,292

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$40,000
Initial classification of Class A common stock subject to possible redemption	$120,757,490
Change in value of Class A common stock subject to possible redemption	$(87,252)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

DD3 Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 30, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 30, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on December 7, 2020. On December 10, 2020, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $125,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 370,000 units (each, a “Private Unit” and, collectively, the “Private Units”) at a price of $10.00 per Private Unit in a private placement to DD3 Sponsor Group, LLC (the “Sponsor”) and the Forward Purchase Investors (as defined in Note 4), generating gross proceeds of $3,700,000, which is described in Note 4.

Transaction costs amounted to $2,966,508, consisting of $2,500,000 of underwriting fees and $466,508 of other offering costs. In addition, on December 10, 2020, cash of $743,292 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on December 10, 2020, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to convert all or a portion of their Public Shares upon the completion of a Business Combination either

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers and directors have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, initial stockholders, officers and directors have agreed (a) to waive their conversion rights with respect to any Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination or any amendment to the Amended and Restated Certificate of Incorporation prior thereto and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligations with respect to conversion rights as described in the Company’s final prospectus for its Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to convert their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

The Company will have until December 10, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no conversion rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Company’s Sponsor, initial stockholders, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Company’s Sponsor, initial stockholders, officers or directors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s final prospectus for its Initial Public Offering as filed with the SEC on December 10, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on December 11, 2020 and December 16, 2020. The interim results for the three months ended December 31, 2020 and for the period from September 30, 2020 (inception) through December 31, 2020 are not necessarily indicative of the results to be expected for period ended September 30, 2021 or for any future periods.

The Company had no activity for the period ended September 30, 2020 (inception). Accordingly, the condensed balance sheet as of September 30, 2020 is not presented.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

6,435,000 shares of Class A common stock in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 12,500,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Forward Purchase Investors purchased an aggregate of 370,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $3,700,000, in a private placement. The Sponsor purchased an aggregate of 296,000 Private Units and Forward Purchase Investors purchased an aggregate of 74,000 Private Units. Each Private Unit consists of one share of Class A common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.

Certain funds affiliated with Baron Capital Group, Inc., which are members of the Sponsor, and MG Partners Multi-Strategy Fund LP (collectively, the “Forward Purchase Investors”) have entered into contingent forward purchase agreements with the Company as described in Note 6.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 13, 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend effectuated on December 7, 2020. The Founder Shares included an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares). As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 375,000 Founder Shares are no longer subject to forfeiture and 37,500 Founder Shares were forfeited, resulting in an aggregate of 3,125,000 Founder Shares issued and outstanding.

The Company’s Sponsor, initial stockholders, officers and directors have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of one year after the date of the consummation of a Business Combination and the date on which the closing price of the Class A common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due from Sponsor

As of December 10, 2020, the Company advanced the Sponsor an aggregate of $25,000, which is included in prepaid expenses in the accompanying condensed balance sheet.

Administrative Services Agreement

The Company entered into an agreement, commencing on December 7, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and administrative support. For each of the three months ended December 31, 2020 and for the period from September 30, 2020 (inception) through December 31, 2020, the Company incurred $10,000 in fees for these services, which is included in accrued expenses in the accompanying condensed balance sheet.

Promissory Note — Related Party

On October 13, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $105,747 was repaid at the closing of the Initial Public Offering on December 10, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

NOTE 6. COMMITMENTS

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on December 7, 2020, the holders of the Founder Shares, Private Units, Private Shares, Private Warrants, the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate, payable upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company engaged the underwriters as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering (exclusive of any applicable finders’ fees which might become payable).

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 6. COMMITMENTS (cont.)

Forward Purchase Agreements

The Forward Purchase Investors entered into contingent forward purchase agreements with the Company as of November 17, 2020 and November 19, 2020, which provide for the purchase by the Forward Purchase Investors of an aggregate of up to 5,000,000 shares of Class A common stock, at a price of $10.00 per share, for total gross proceeds of up to $50,000,000. These shares would be purchased in a private placement to close simultaneously with the consummation of the Company’s Business Combination. These issuances would be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is currently authorized to issue up to 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 802,865 shares of Class A common stock issued and outstanding, excluding 12,067,135 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is currently authorized to issue up to 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 3,125,000 shares of Class B common stock issued and outstanding.

Only holders of Class B common stock have the right to vote on the election of directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any additional units issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) December 10, 2021. The Public Warrants will expire five years after the consummation of a Business Combination or earlier upon redemption or liquidation.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by the Sponsor, initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

DD3 ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$124,998,848

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of
DD3 Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of DD3 Acquisition Corp. II (the “Company”) as of October 13, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 30, 2020 (inception) through October 13, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 13, 2020, and the results of its operations and its cash flows for the period from September 30, 2020 (inception) through October 13, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of October 13, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

October 21, 2020, except for Note 8, second paragraph as to which the date is November 19, 2020 and third paragraph as to which the date is December 9, 2020.

DD3 ACQUISITION CORP. II
BALANCE SHEET
OCTOBER 13, 2020

ASSETS
Current asset – cash	$25,000
Deferred offering costs	43,000
Total Assets	$68,000
LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accrued expenses	$1,000
Accrued offering costs	43,000
Total Current Liabilities	44,000
Commitments and contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized;none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 3,162,500 shares issued and outstanding(1)	316
Additional paid-in capital	24,684
Accumulated deficit	(1,000)
Total Stockholder’s Equity	24,000
Total Liabilities and Stockholder’s Equity	$68,000

____________

(1)      Includes an aggregate of up to 412,500 shares of Class B common stock subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

DD3 ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH OCTOBER 13, 2020

Formation costs	$1,000
Net loss	$(1,000)

Weighted average shares outstanding, basic and diluted(1)	2,750,000

Basic and diluted net loss per common share	$(0.00)

____________

(1)      Excludes up to 412,500 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

DD3 ACQUISITION CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH OCTOBER 13, 2020

	Class B Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance – September 30, 2020 (Inception)	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor(1)	3,162,500	316	24,684	—	25,000

Net loss	—	—	—	(1,000)	(1,000)
Balance – October 13, 2020	3,162,500	$316	$24,684	$(1,000)	$24,000

____________

(1)      Includes an aggregate of up to 412,500 shares of Class B common stock subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

DD3 ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 30, 2020 (INCEPTION) THROUGH OCTOBER 13, 2020

Cash flows from operating activities:
Net loss	$(1,000)
Changes in operating assets and liabilities:
Accrued expenses	1,000
Net cash used in operating activities	—
Cash Flows from Financing Activities
Proceeds from issuance of Class B common stock to Sponsor	25,000
Net cash provided by financing activities	25,000
Net change in cash	25,000
Cash at beginning of period	—
Cash at end of period	$25,000
Non-cash financing activities:
Deferred offering costs included in accrued offering costs	$43,000

The accompanying notes are an integral part of these financial statements.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of organization, business operations and going concern

DD3 Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of October 13, 2020, the Company had not commenced any operations. All activity for the period from September 30, 2020 (inception) through October 13, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected September 30 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 11,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 12,650,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 340,000 units (or 373,000 units if the underwriters’ over-allotment option is exercised on full) (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to DD3 Sponsor Group, LLC (the “Sponsor”) and certain of the Forward Purchase Investors (as defined in Note 4) that will close simultaneously with the Proposed Public Offering (see Note 4).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to convert all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no conversion rights upon the completion of

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of organization, business operations and going concern (cont.)

a Business Combination with respect to the Company’s warrants. The Public Shares subject to conversion will be recorded at conversion value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers and directors have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, initial stockholders, officers and directors have agreed (a) to waive their conversion rights with respect to any Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligations with respect to conversion rights as described in this prospectus or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to convert their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

The Company will have until 24 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no conversion rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of organization, business operations and going concern (cont.)

The Company’s Sponsor, initial stockholders, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Company’s Sponsor, initial stockholders, officers or directors acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going concern consideration

At October 13, 2020, the Company had $25,000 in cash and a working capital deficit of $19,000. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of significant accounting policies

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of significant accounting policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of October 13, 2020.

Deferred offering costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of October 13, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of significant accounting policies (cont.)

The provision for income taxes was deemed to be de minimis for the period from September 30, 2020 (inception) through October 13, 2020.

Net loss per common share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 412,500 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). Loss per share amounts give effect to the stock dividend effectuated on December 7, 2020 as described in the third paragraph of Note 8. At October 13, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Proposed offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 11,000,000 Units (or 12,650,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit will consist of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4. Private placement

The Sponsor and Forward Purchase Investors have agreed to purchase an aggregate of 340,000 Private Units (or 373,000 Private Units if the over-allotment option is exercised in full) at a price of $10.00 per Private Unit, for an aggregate purchase price of $3,400,000 (or $3,730,000 if the over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Unit will consist of one share of Class A common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. The Private Units are identical to the Public Units to be sold in the Proposed Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.

Funds affiliated with Baron Capital Group, Inc., which are members of the Sponsor, and MG Partners Multi-Strategy Fund LP (collectively, the “Forward Purchase Investors”) have entered into contingent forward purchase agreements with the Company as described in Note 8.

Note 5. Related party transactions

Founder shares

On October 13, 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend effectuated on December 7, 2020 as described in the third paragraph of Note 8. The Founder Shares include an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will own, on an as-converted basis, 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Proposed Public Offering and excluding the Private Shares).

The Company’s Sponsor, initial stockholders, officers and directors have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of one year after the date of the consummation of a Business Combination and the date on which the closing price of the Class A common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory note — related party

On October 13, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Proposed Public Offering. As of October 13, 2020, there were no borrowings outstanding under the Promissory Note.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5. Related party transactions (cont.)

Administrative services agreement

The Company intends to enter into an agreement, commencing on the effective date of the registration statement for the Proposed Public Offering, to pay the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Related party loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Note 6. Commitments and contingencies

Registration rights

The holders of the Founder Shares, Private Units, Private Shares, Private Warrants, the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement for the Proposed Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the closing of the Proposed Public Offering to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $2,200,000 in the aggregate (or $2,530,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering.

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 6. Commitments and contingencies (cont.)

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital, Inc. (“EarlyBirdCapital”), as an advisor in connection with its Business Combination to assist in holding meetings with the Company stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount up to 3.5% of the gross proceeds of the Propose Public Offering (exclusive of any applicable finders’ fees which might become payable).

Note 7. Stockholder’s equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At October 13, 2020, there were no shares of preferred stock issued or outstanding

Class A Common Stock — The Company is currently authorized to issue up to 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. The Company’s Amended and Restated Certificate of Incorporation will reduce the number of authorized shares of Class A common stock from 200,000,000 shares to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share. At October 13, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is currently authorized to issue up to 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. The Company’s Amended and Restated Certificate of Incorporation will reduce the number of authorized shares of Class B common stock from 20,000,000 shares to 10,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share. At October 13, 2020, there were 3,162,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 412,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the initial stockholders will own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the initial stockholders not purchase any Public Shares in the Proposed Public Offering and excluding the Private Shares). The share quantities give effect to the stock dividend effectuated on December 7, 2020 as described in the third paragraph of Note 8.

Only holders of Class B common stock have the right to vote on the election of directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering (not including the shares of Class A common stock underlying the Private Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 7. Stockholder’s equity (cont.)

Business Combination and any additional units issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by the Sponsor, initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation

DD3 ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 7. Stockholder’s equity (cont.)

of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants will and the shares of Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

The Forward Purchase Investors entered into contingent forward purchase agreements with the Company as of November 17, 2020 and November 19, 2020, which provide for the purchase by the Forward Purchase Investors of an aggregate of up to 5,000,000 forward purchase shares for total gross proceeds of up to $50,000,000. These shares will be purchased in a private placement to close simultaneously with the consummation of the Company’s Business Combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 7, 2020, the Company effected a stock dividend of 287,500 shares with respect to the Class B common stock, resulting in an aggregate of 3,162,500 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend.

CODERE ONLINE BUSINESS

UNAUDITED COMBINED CARVE-OUT STATEMENTS OF
FINANCIAL POSITION AS OF MARCH 31, 2021

(Thousands of Euros)

	3/31/2021	12/31/2020
ASSETS
A) NON-CURRENT ASSETS	1,275	1,244
Intangible assets	946	1,128
Property, plant and equipment	100	107
Right-of-use assets	229	9
B) CURRENT ASSETS	16,975	17,304
Trade receivables and other current assets	4,000	1,646
Current financial assets	6,233	4,757
Cash and cash equivalents	6,742	10,901
TOTAL ASSETS (A+B)	18,250	18,548
	3/31/2021	12/31/2020
EQUITY AND LIABILITIES
A) EQUITY	(46,362)	(39,925)
Equity attributable to equity holders of the Parent	(46,457)	(40,017)
Equity attributable to non-controlling interest	95	92
B) NON-CURRENT LIABILITIES	21,558	21,441
Borrowings	21,441	21,441
Lease obligations	117	—
C) CURRENT LIABILITIES	43,054	37,032
Lease obligations	118	9
Provisions	107	15
Borrowings	21,868	17,777
Trade payables and other current liabilities	20,961	19,231
TOTAL EQUITY AND LIABILITIES (A+B+C)	18,250	18,548

CODERE ONLINE BUSINESS

UNAUDITED COMBINED CARVE-OUT INCOME STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(Thousands of Euros)

	Three Months Ended
	3/31/2021	3/31/2020
Revenue	19,840	16,776
Personnel expenses	(1,505)	(1,387)
Depreciation and amortization	(224)	(265)
Other operating expenses	(24,072)	(19,584)
Operating expenses	(25,801)	(21,236)
OPERATING INCOME/(LOSS)	(5,961)	(4,460)
Finance income	20	—
Finance costs	(174)	(93)
Net financial results	(154)	(93)
NET INCOME/(LOSS) BEFORE TAX	(6,115)	(4,553)
Income tax benefit/(expense)	11	(85)
NET INCOME/(LOSS) FOR THE YEAR	(6,104)	(4,638)
Attributable to equity holders of the Parent	(6,107)	(4,655)
Attributable to non-controlling interests	3	17

Report of Independent Registered Public Accounting Firm

To the Management Board and Sole Shareholders of Servicios de Juego Online S.A.U.

Opinion on the Combined Carve-out Financial Statements

We have audited the accompanying Combined Carve-out statement of financial position of Codere Online Business (the “Group”) as of December 31, 2020, December 31, 2019, and January 1, 2019, and the related Combined Carve-out income statements, Combined Carve-out statements of comprehensive income, Combined Carve-out statements of changes in equity and Combined Carve-out statements of cash flows for each of the two years in the period ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “Combined Carve-out financial statements”). In our opinion, the Combined Carve-out financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2020, December 31, 2019 and January 1, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 and 2019, in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board.

The Group’s Ability to Continue as Going Concern

The accompanying Combined Carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 m) to the Combined Carve-out financial statements, the Company has incurred recurring losses from operations since its inception and expects to continue to generate operating losses which raises substantial doubt about its ability to continue as going concern. Management’s plans in regard to these matters are described in Note 3 m). The Combined Carve-out financial statement statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These Combined Carve-out financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s Combined Carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Carve-out financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the Combined Carve-out financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Combined Carve-out financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Carve-out financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young, S.L.

We have served as the Group’s auditor since 2016

Madrid, Spain
August 12, 2021

CODERE ONLINE BUSINESS

COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019

(Thousands of Euros)

	Notes	12/31/2020	12/31/2019	01/01/2019
ASSETS
A) NON-CURRENT ASSETS		1,244	2,103	3,021
Intangible assets	5	1,128	2,011	2,977
Property, plant and equipment	6	107	92	44
Right-of-use assets		9	—	—
B) CURRENT ASSETS		17,304	42,124	33,053
Trade receivables and other current assets	8	1,646	29,732	27,782
Current financial assets	7	4,757	4,374	2,641
Cash and cash equivalents	7	10,901	8,018	2,630
TOTAL ASSETS (A+B)		18,548	44,227	36,074
	Notes	12/31/2020	12/31/2019	01/01/2019
EQUITY AND LIABILITIES
A) EQUITY	9	(39,925)	(31,333)	(19,350)
Equity attributable to equity holders of the Parent		(40,017)	(31,429)	(19,349)
Equity attributable to non-controlling interest		92	96	(1)
B) NON-CURRENT LIABILITIES		21,441	21,441	13,541
Borrowings	11	21,441	21,441	13,541
C) CURRENT LIABILITIES		37,032	54,119	41,883
Lease obligations		9	—	—
Provisions	10	15	132	19
Borrowings	11	17,777	30,236	26,050
Trade payables and other current liabilities	12	19,231	23,751	15,814
TOTAL EQUITY AND LIABILITIES (A+B+C)		18,548	44,227	36,074

The accompanying notes 1 to 18 are an integral part of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

COMBINED CARVE-OUT INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

	Notes	2020	2019
Revenue	14	70,497	61,583
Personnel expenses		(5,157)	(5,102)
Depreciation and amortization		(932)	(1,193)
Other operating expenses		(78,657)	(71,165)
Operating expenses	14	(84,746)	(77,460)
OPERATING INCOME/(LOSS)		(14,249)	(15,877)
Finance costs		(520)	(269)
Net financial results		(520)	(269)
NET INCOME/(LOSS) BEFORE TAX		(14,769)	(16,146)
Income tax benefit/(expense)	13	(1,510)	53
NET INCOME/(LOSS) FOR THE YEAR		(16,279)	(16,093)
Attributable to equity holders of the Parent		(16,274)	(16,191)
Attributable to non-controlling interests		(5)	98

Basic earnings per share attributable to equity holders of the parent (Euro)	14	(271.2)	(269.9)
Diluted earnings per share attributable to equity holders of the parent (Euro)	14	(271.2)	(269.9)

The accompanying notes 1 to 18 are an integral part of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

	2020	2019
Net income/(loss) for the year	(16,279)	(16,093)
Currency translation differences	1,109	(160)
Income tax impact	—	—
Items that will not be reclassified subsequently to the income statement	1,109	(160)
Total other comprehensive income/(loss) recognized in the year	1,109	(160)
Total comprehensive income/(loss) recognized in the year	(15,170)	(16,253)
Attributable to:
Equity holders of the Parent	(15,262)	(16,350)
Non-controlling interests	92	97

The accompanying notes 1 to 18 are an integral part of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

	Attributable to equity holders of the Parent						Non-controlling interest	Total Equity
	Issued capital	Net income/(loss) for the year	Retained earnings/(losses)	Net Parent investment	Other comprehensive income/(loss)	Total
Balance at January 1, 2019	60	—	(1,505)	(17,904)	—	(19,349)	(1)	(19,350)
Net income/(loss) for the year	—	(16,191)	—	—	—	(16,191)	98	(16,093)
Other comprehensive income/(loss) for the year	—	—	—	—	(160)	(160)	—	(160)
Total comprehensive income/(loss) for the year	60	(16,191)	(1,505)	(17,904)	(160)	(35,700)	97	(35,603)
Appropriation of result	—	16,191	(16,191)	—	—		—	—
Net change in Parent investment	—	—	—	4,270	—	4,270	—	4,270
Balance at December 31, 2019	60	—	(17,696)	(13,634)	(160)	(31,430)	97	(31,333)
Net income/(loss) for the year	—	(16,274)	—	—	—	(16,274)	(5)	(16,279)
Other comprehensive income/(loss) for the year	—	—	—	—	1,109	1,109	—	1,109
Total comprehensive income/ (loss) for the year	60	(16,274)	(17,696)	(13,634)	949	(46,595)	92	(46,503)
Appropriation of result	—	16,274	(16,274)	—	—	—	—	—
Net change in Parent investment	—	—	—	6,578	—	6,578	—	6,578
Balance at December 31, 2020	60	—	(33,970)	(7,056)	949	(40,017)	92	(39,925)

The accompanying notes 1 to 18 are an integral part of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

	2020	2019
Net income/(loss) before tax	(14,769)	(16,146)
Net financial results	520	269
Operating income/(loss)	(14,249)	(15,877)
Non-cash expenses:	924	1,403
Depreciation and amortization (Note 14)	931	1,194
Movements in provisions	(117)	112
Expected credit loss	110	97
Changes in working capital:	17,542	13,555
Trade receivables and other current assets (Note 8)	3,676	(3,781)
Trade payables and other current liabilities (Note 12)	13,866	17,336
Income tax paid	(361)	(323)
Net cash provided by (used in) operating activities	3,856	(1,242)
Payment for purchases of property, plant and equipment (Note 6)	(55)	(75)
Payments for investments	(17)	(200)
Net cash used in investing activities	(72)	(275)
Drawdown of other borrowings (Note 11)	245	7,163
Capitalized lease payments (IFRS 16)	9	—
Other lease payments*	(429)	(349)
Net cash provided by (used in) financing activities	(175)	6,814
Net increase in cash and cash equivalents	3,609	5,297
Cash and cash equivalents at the beginning of the year	8,018	2,630
Effect of changes in exchange rates on cash and cash equivalents	(726)	91
Cash and cash equivalents at the end of the year	10,901	8,018

____________

*        Include the short-term lease payments, payments for leases of low-value assets and variable lease payments.

The accompanying notes 1 to 18 are an integral part of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

1. BACKGROUND

Codere Online Business (the “Group”) is comprised of the integrated online gambling operations of Codere S.A. and its subsidiaries (“Codere Group”) located in Spain, Mexico, Colombia, Panama, Italy, Gibraltar, Israel and Malta focused on online gambling and other online services.

Codere Group is a leading international gaming operator that operates slot machines, bingo seats and sports betting terminals in Latin America (Argentina, Colombia, Mexico, Panama and Uruguay), Spain and Italy, across various gaming venues, including gaming halls, arcades, bars, sports betting shops and horse racetracks.

Codere Group’s headquarters are located at Avenida de Bruselas 26, in Alcobendas (Madrid, Spain).

Codere Group has been listed on the Madrid Stock Exchange since October 19, 2007.

The accompanying combined carve-out financial statements of the Group have been prepared in connection with the proposed inclusion in a proxy statement/prospectus of Codere Online Luxembourg S.A., registered in Luxembourg as a public limited company (société anonyme) since June 4, 2021 under the laws of Luxembourg with its registered office at 7, rue Robert Stumper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under the number B255798 (“Codere Online Luxembourg”), and represent the nine entities and/or businesses described herein that the Codere Group intends to transfer to Codere Online Luxembourg, in connection with a proposed business combination involving (i) the transfer of Servicios de Juego Online S.A. (“SEJO”) to Holdco, in exchange for additional ordinary shares of Holdco to be subscribed for by Codere Newco; (ii) the conversion of each share of DD3 Acquisition Corp. II (“DD3”) Class B common stock into one share of DD3 Class A common stock; (iii) Codere Online U.S. Corp’s merger with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of Holdco and, in connection therewith, DD3’s corporate name will change to “Codere Online U.S. Corp.”; (iv) the contribution of all shares of DD3 Class A Common Stock issued and outstanding immediately prior to the merger to Holdco in exchange for one Holdco Ordinary Share for each share of DD3 Class A Common Stock pursuant to a share capital increase of Holdco; and (v) the conversion of each DD3 warrant that is outstanding immediately prior to the merger, which will no longer represent a right to acquire one share of DD3 Class A Common Stock and will instead represent the right to acquire one Holdco Ordinary Share on substantially the same terms (collectively, the “Business Combination”). At the end of the process of Business Combination, all these entities will be 100% ownership to the Group except Panama and Mexico, with 75% and 99,99% ownership, respectively.

This transfer will be performed in two steps: (1) the transfer prior to the effectiveness of such proxy statement/prospectus of the relevant entities and businesses that were not direct or indirect subsidiaries or businesses of Servicios de Juego Online, S.A.U. (“SEJO”) to SEJO and (2) the transfer of SEJO to Codere Online Luxembourg in connection with the consummation of the Business Combination.

Spain and Italy are the only two jurisdictions in which existing operating entities, Codere Online, S.A.U. and Codere Scommesse S.r.l., respectively, will be transferred to SEJO. In Panama, Colombia and Argentina, new entities have been or will be incorporated with SEJO as sole or majority shareholder. The licenses pursuant to which the Group currently operates in these jurisdictions (in the case of Panama and Colombia) or is expected to begin operating in the near future (in the case of Argentina) will be transferred, together with the existing businesses, to SEJO. In México, the online business will be transferred to SEJO though the consummation of an Asociación en Participación (an unincorporated joint venture which has its own tax identification number) between Libros Foráneos, S.A. de C.V. (the entity which holds the license under which the Group currently operates in this jurisdiction) as asociante, and SEJO as asociado, pursuant to which SEJO will have the right to receive 99,99% of any distributed profits.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

1. BACKGROUND (cont.)

In the context of the transfers detailed above, the Group does not expect that the standalone online gaming license of Alta Cordillera S.A., a Panamian subsidiary within the Codere Group, will have been transferred to the Group prior to the effectiveness of the prospectus, therefore, an agreement will be entered into among SEJO and Hípica de Panama, S.A. with the same economic effect and benefits to Codere Online Panama S.A. until such a time as the license can be transferred.

In the case of Colombia, the transfer of Codere Colombia S.A. (gaming license allowing for both retails and online betting) to Codere Online Colombia S.A. is dependent on the administrative approval of Coljuegos (the online gambling regulator in Colombia). However, the management of the Group does not expect any delay in obtaining such approval prior to the effectiveness of the prospectus in 2021.

It is important to mention that as a result of the carve-out of the online activity in those legal entities in which online and retail business were coexisting, there were some intercompany balances generated. These balances which represented after carve-out a debt to the retail subsidiary have been forgiven due to the pre-merger actions agreed in the BCA, therefore they have been adjusted to the equity on the remaining subsidiary.

The entities and businesses consist of 9 entities (Spain, Mexico, Colombia, Panama, Italy, Gibraltar, Israel and Malta).

Entity	Entity Type	Ownership	Location
Servicios de Juego Online S.A.	Holding Company	100%	Spain
Codere Online S.A.	Operating Entity	100%	Spain
Codere Colombia S.A. (online business)	Operating Entity	100%	Colombia
Hípica de Panama, S.A. (online business)	Operating Entity	75%	Panama
Libros Foráneos S.A. de CV (online business)	Operating Entity	99.99%	Mexico
Codere Scommese S.R.L.	Operating Entity	100%	Italy
Codere Online Operator LTD	Operating Entity	100%	Malta
Codere Online Management Services LTD	Supporting Entity	100%	Malta
Codere Israel Marketing Support Services LTD	Supporting Entity	100%	Israel
Codere (Gibraltar) Marketing Services LTD	Supporting Entity	100%	Gibraltar

2. BASIS OF PRESENTATION OF THE COMBINED CARVE-OUT FINANCIAL STATEMENTS

The Group was not in place for the periods presented. Rather, it is a combination of entities and businesses currently owned by Codere Group and that have been under common control of Codere Group during the periods presented. Management has prepared these combined carve-out financial statements only for the purpose of including them as historical financial information of the Group in a public prospectus.

The accompanying combined carve-out financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The combined carve-out financial statements were approved by the management on August 12, 2021.

The transition to IFRS is accounted for in accordance with IFRS 1 (First-time Adoption of International Financial Reporting Standards), using January 1, 2019 as the transition date. Codere prepares consolidated financial statements that are publicly available and comply with IFRS as issued by the European Union (“IFRS-EU”). Therefore, in preparing the Group’s combined carve-out opening statement of financial position as of January 1, 2019, the Group elected to measure its assets and liabilities on its combined carve-out financial statements at the

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

2. BASIS OF PRESENTATION OF THE COMBINED CARVE-OUT FINANCIAL STATEMENTS (cont.)

carrying amounts that were included in Codere Group’s consolidated financial statements, based on Codere Group’s date of transition to IFRS (which occurred on January 1, 2004), excluding the effects of the business combination in which Codere Group acquired its subsidiaries and those adjustments made for consolidation procedures.

The accompanying combined carve-out financial statements are the first set of financial statements the Group has issued. This is the first time the financial statements of the Group have been prepared and is also the first time this entity has issued financial statements prepared in accordance with IFRS. Consequently, IFRS 1 disclosures have not been presented since the entities that comprise the Group have historically presented standalone financial information in accordance with its own local GAAPs and there is no historical combined carve-out information.

As explained in Note 1, in 2021 the Group will complete a merger transaction that ultimately results in obtaining control over the combined entities. Since all entities were under the common control and management of Codere Group both before and after the transfer, the transfer was treated as a reorganization of entities under common control, which is outside of the scope of IFRS 3 (Business Combinations).

Accordingly, the Group has made an accounting policy choice to present business combinations under common control using the “predecessor accounting method”, thereby measuring the assets and liabilities of the incorporated businesses using existing carrying values that were included in the consolidated financial statements of Codere Group prepared under IFRS-EU. Any difference between the consideration given and the aggregate book value of the assets and liabilities of the acquired entities as of the date of the transaction will be reflected as an adjustment to equity.

Also, for comparative purposes, the Group has elected a retrospective presentation method to present 2019 comparative figures as if the merger of the entities under common control, described above, had taken place at the beginning of the earliest comparative period presented.

The Group has used the same accounting policies in its opening statement of combined carve-out financial position and throughout all of the periods presented, which are compliant with IFRS effective at the end of December 31, 2020. Note 3 includes a detailed description of the most significant accounting policies used consistently to prepare these combined carve-out financial statements.

3. ACCOUNTING POLICIES

As stated in Note 2, the Group’s combined carve-out financial statements have been prepared in accordance with IFRS as issued by the IASB and pursuant to the interpretations issued by the Interpretation Committee of the IASB (“IFRIC”).

The following is a description of the most significant accounting policies used in preparing the accompanying combined carve-out financial statements:

a)      Basis of combination

The combined carve-out financial statements were prepared using Codere Group’s historical basis in the assets and include all revenues, expenses, assets and liabilities attributed to the Group. In addition, other operating expenses include certain general and administrative services provided by Codere Group. The Group believes that by including these costs, the combined carve-out income statements include a reasonable estimate of actual costs incurred to operate the business. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Group if it had operated as an independent, publicly-traded company during the precedent periods or of the costs expected to be incurred in the future. In the opinion of management, the intercompany eliminations and adjustments necessary for a fair presentation of the combined carve-out financial statements in accordance with IFRS as issued by IASB have been made.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

b)      Functional and presentation currency

The functional currency of all entities comprising the Group is the currency of the countries in which they operate. The presentation currency of the Group is the Euro and therefore, all balances and transactions denominated in currencies other than the Euro are deemed to be denominated in a foreign currency. Amounts are presented in these combined carve-out financial statements are in thousands of euros, unless otherwise stated.

c)      Intangible assets

Intangible assets are carried at acquisition or production cost, less any accumulated amortization and impairment losses, if any. These assets are tested for impairment when events or circumstances arise that may indicate that their book value may not be recoverable.

Intangible assets can have (i) an indefinite useful life when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the combined entities or (ii) a finite useful life, in all other cases.

Intangible assets with indefinite useful lives are not amortized. However, at the end of each reporting period or whenever there is any indication of impairment, management reviews the remaining useful lives of the assets in order to determine whether they continue to be indefinite and, if this is not the case, to take the appropriate steps to amortize the asset.

Intangible assets with definite useful lives are amortized on a straight-line basis according to the following:

•        Licenses for computer programs acquired from third parties are capitalized based on the costs incurred to acquire them and to prepare each specific program for use. These costs are amortized over their estimated useful lives.

Years of estimated useful life
Concession arrangement	10
Software	4

d)      Property, plant and equipment (“PP&E”)

Property, plant and equipment is carried at cost less any accumulated depreciation and impairment in value, if any.

Cost includes, among others, direct labor costs incurred in the installation and the relevant allocable portion of the indirect costs.

The Group depreciates its property, plant and equipment from the time they can be placed in service, amortizing the cost of the assets on a straight-line basis over the assets’ estimated useful lives, which are calculated in accordance with technical studies that are revised periodically in light of technological advances and the rate of dismantling, as follows:

Years of estimated useful life
Machinery and equipment	3 – 10 years
Other fixtures, fittings and tools	3 – 15 years

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

e)      Impairment of non-current assets

Non-current assets are assessed at each reporting date for indicators of impairment if there are certain events or changes indicating the possibility that the carrying amount may not be fully recoverable. Whenever such indicators arise, or in the case of assets which are subject to an annual impairment test, the recoverable amount is estimated. An asset’s recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future post-tax cash flows derived from the use of the asset or its cash generating unit, as applicable, are discounted to the asset’s present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset, whenever the result obtained is the same that would be obtained by discounting pre-tax cash flows at a pre-tax discount rate.

f)      Financial instruments

Financial assets and financial liabilities are recognized when an entity within the Group becomes a party to the contractual provisions of a financial instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through net income or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through net income or loss are recognized immediately in the combined carve-out income statement.

Financial assets

Financial assets are classified into three main categories: amortized cost, fair value through net income or loss and fair value through OCI, depending on the business model and the characteristics of the contractual cash flows.

Loans, accounts receivable and financial assets that the Group expressly intends and is able to hold to maturity are subsequently measured at amortized cost less any related impairment losses.

Loans and accounts receivable maturing within no more than 12 months from the reporting date are classified as current items and those maturing within more than 12 months are classified as non-current items.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses on investments in debt instruments which are measured at amortized cost. The amount of expected credit losses is updated on each reporting date to reflect changes in credit risk since the initial recognition of the financial instrument.

The Group recognizes lifetime Expected Credit Losses (“ECL”) for receivables, applying the simplified approach established by the IFRS 9 standard. As the Group’s historical credit loss experience between Groups entities is nil, the expected credit loss is estimated based on external risk parameters, publicly available, such as the probability of default (PD) of Codere Group and a loss given at default (LGD) of 100%.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

With respect to the derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received (and which will be received in the future) and the cumulative gain or loss that had been recognized in the combined carve-out statement of comprehensive income and accumulated in equity is recognized in the combined carve-out income statement.

Financial liabilities

Financial liabilities are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the exact rate that discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or expire. The difference between the carrying amount of the derecognized financial liability and the consideration paid and payable is recognized in the combined carve-out income statement.

g)      Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and at banks, demand deposits and other short-term highly liquid investments with maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. These items are stated, based on their nature, at historical cost, amortized cost or fair value, which does not differ significantly from realizable value.

h)      Revenue

Revenue from contracts with customers is recognized when service is provided to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The Group has generally concluded that it is the principal in its revenue arrangements because it typically controls the services before providing them to the customer.

Online gambling

The Group generates its revenues from online gambling (online casino and sports betting). The Group recognizes revenue from online gambling at a point in time when each wager has been made. It is recorded as gambling revenue in the accompanying combined carve-out income statement, with liabilities recognized and

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

measured as the aggregate net difference between funds deposited by customers plus winning wagers less losing wagers and less customers withdrawals. We report all the wins as revenue and our provider’s share is reported in other operating expenses.

Balances related to revenue

A liability is recognized as an obligation to provide the gambling service to a customer for which the Group has received consideration from the customer, at which time a contract liability is recognized under trade payables and other current liabilities. For example, online sports betting involves a player placing a wager on a particular outcome of a sporting event at some fixed odds.

i)       Gambling and Gaming Regulation by Country

Spain

Online gambling and other gaming activities are regulated along with other forms of gambling by Law 13/2011, of May 27, which regulates, at the State level, all organization, operation and development of gambling activities that are carried out through electronic, computer, telematic and interactive means.

Royal Decree 1614/2011, of November 14, implementing Law 13/2011, in relation to gambling licenses, permits and registers in order to facilitate access by the various operators to the activities covered by the Law also includes the procedure to obtain the authorization of reserved gambling activities. General licenses are granted after the corresponding public tender process and have a duration of ten (10) years, renewable for an identical period, unless they are specifically limited. The operation of each type of gambling included in the scope of each general license requires the granting of a specific operating license, regulated by Article 11 of the Law.

Codere Online S.A. (“CDON”) has been awarded (A) three (3) general state licenses for a ten (10) year term that will expire on June 1, 2022: (i) Other Games License; (ii) Contests License; and (iii) Betting License, and (B) six (6) single state licenses: (i) slots (granted until July 30, 2025); (ii) roulette (granted until June 22, 2022); (iii) black jack (granted until June 22, 2022); (iv) sports betting (granted until April 28, 2025); (v) horse betting (granted until April 28, 2024); and (vi) other bets (granted until April 28, 2025).

Title IV of Law 13/2011 establishes the minimum technical requirements established by the National Gambling Commission that must be met by the technical equipment in terms of sufficient authentication mechanisms to guarantee, inter alia, the following:

•        Confidentiality and integrity in communications.

•        The identity of the participants, in the case of gambling using telematic and interactive means, as well as the verification, in the terms established by law, that they are not included in the Register provided for in Article 22.1 .b) of this Law.

•        The authenticity and calculation of the bets.

•        The control of their correct operation.

•        Compliance with the subjective prohibitions regulated by Article 6 of this Law.

•        Access to the components of the computer system exclusively by authorized personnel or by the National Gambling Commission itself, under the conditions that it may establish.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Law 13/2011, of May 27, regulating gambling activities, has a decisive impact on sector legislation on advertising, protection of personal data and electronic commerce. These three disciplines include obligations related to the duties of online games, regulated by General Advertising Law 34/1988, of November 11; Regulation (EU) 2016/679 of the European Parliament and of The Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data; Organic Law 3/2018, of December 5, of Protection of Personal Data and guarantee of Digital Rights; and Law 34/2002, of July 11, on Services of the Information Society and Electronic Commerce. These measures provide, among others, that betting advertising will only be allowed between 1:00 am and 5:00 a.m. and advertisers using social networks may only broadcast adverts to their followers.

Title VII of Law 13/2011, of May 27, determines the tax regime applicable to gambling activities in compliance with the provisions of the Additional Provision Twenty of Law 56/2007, of December 28, on measures to promote the information society, the applicable tax rate being:

•        State run lotteries and games: 22% on the tax base

•        Parimutuel sports betting, straight sports betting and sports betting exchange; parimutuel horse betting, straight horse betting and horse betting exchange; and other parimutuel betting, straight betting and betting exchange: 20% on the tax base

•        Raffles: 20% on the tax base, unless they are declared to be of public utility or for charity and are therefore taxed at 5% on the tax base.

•        Contests and other games: 20% on the tax base

•        Random number combinations for advertising or promotional purposes: 10% on the tax base

General State Budget Law 6/2018, of July 3, for 2018, introduced a regulatory change in terms of tax benefits by reducing by 50% the tax rates on gambling, included in Law 13/2011, of May 27, regulating gambling. The objective of this reduction is to transfer tax benefits to the Autonomous Cities of Ceuta and Melilla that are collected in other taxes for them. Since then, both Autonomous Cities have seen a reduction in the tax for online gambling operators, leaving gambling tax at 10%. To qualify for this regime, a company is required to be registered in Ceuta or Melilla and 50% of the human resources have to be registered in these territories.

Mexico

Mexico lacks a federal provision for online gambling, and the subsector is regulated under the Federal Law on Games and Drawings, of December 31, 1947 (the “Gaming Law”). The Gaming Law establishes that the Federal Executive, through the Ministry of the Interior, is responsible for the regulation, authorization, control and oversight of gambling and betting of any kind, including draws, with the exception of the National Lottery, which is governed by its own law.

On October 23, 2013, the Regulations for the Federal Law of Games and Draws were published in the Mexican Official State Gazette, in which the main technical requirements for the gambling and gaming activities on the internet were determined.

The latest reform of the Special Tax on Production and Services Law (the “ Special Tax Law”) published by the Mexican Official State Gazette (DOF) 12/09/19 establishes that the operation of betting games and draws, regardless of the name given to them, that require permission in accordance with the provisions of the Gaming Law and its implementing Regulations, are taxed at a rate of 30%.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

According to the Special Tax Law, the resulting amount may be reduced by:

•        the total taxes paid according to the Gaming Law; and

•        up to 20% of the amount paid to the Mexican gaming authority in order to undertake a betting activity.

Finally, local gaming taxes may apply depending on each municipality and ranging from 6% to 15% tax rate on the gaming revenue of the company, and a 6% withholding on the prizes obtained by the player.

Colombia

Decree Law 4142 of 2011, amended by Decree number 1451 of 2015, founded the Empresa Industrial y Comercial del Estado Administradora del Monopolio Rentístico de los Juegos de Suerte y Azar (“Coljuegos”), whose role is “[…] the exploitation, administration, operation and issuance of regulations of the games that are part of the state monopoly of gaming that by law are not attributed to another entity [...].”

Through resolution number 04 of 2016 and subsequently through resolution number 08 of 2020, Coljuegos approved gaming regulations in relation to novelty games operated over the internet. Those legal persons that are awarded a concession, may operate online gaming once they execute the corresponding concession contract and following verification of compliance with the requirements under the gambling regulations and any other parameters as determined by Coljuegos. The operation of other novelty games require authorization from Coljuegos and compliance with the selection processes established in the public procurement general statute.

Codere Online currently operates online gaming in Colombia pursuant to license C1470 granted by Coljuegos to Codere Colombia, S.A. for a term of 5 years and which will expire on November 15, 2022.

Article 38 of Law 643 of 2001 provides that the operator must pay an operating fee of 17% of its gross gaming revenue to Coljuegos. When the operator operates novelty games that give the player a return in accordance with the gaming regulations of 83% or more, the minimum rate for the operating rights will be 15% of the gross gaming revenue minus the prizes paid. Notwithstanding, those who operate online games will additionally pay 811 legal monthly minimum wages, which will be settled during the first 20 business days of each year operating year.

Article 93 of Law 1753 of 2015, establishes that internet gambling operators, in addition to paying an operating fee of 17% of gross gaming revenue, must pay COP 559,147,194 (legal tender) in tax at the beginning of each operating year. In addition to this tax, Coljuegos will demand payment by the operator of the so-called “Administration Expenses,” which will be 1% of the operating fee.

Italy

According to Italian criminal law, gambling that is not subject to State control is illegal under Article 718 of the Italian Criminal Code, whether organized in a public establishment or a private club. Italian law distinguishes between games of luck and games where the outcome depends on the player’s skill. Sports betting, lotteries, and some other activities fall into the category of legal and regulated gambling activities.

Only the State has the right to authorize gaming and gambling activities pursuant to article 1 of the Italian Legislative Decree of April 14, 1948 no. 496. The Autonomous Administration of State Monopolies (Agenzia delle Dogane e dei Monopoli) (the “ADM”), the entity responsible for regulating gambling activities on a state level, has the power to grant gaming licenses to legal persons through tender processes provided they comply with all requirements and parameters included in the tender offer, as well as with any other applicable laws or regulations.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

The main reason why the Italian government has adhered to strict rules has been the desire to avoid the possible negative effects associated with the industry.

The call for tenders for the online business in Italy was announced in March 2018. Codere Online currently operates online gaming in Italy pursuant to Remote Gaming License no. 15411 (the “Concession”) granted to Codere Scommesse S.r.l. on October 7, 2019, which will expire in December 2022.

The Concession, grants Codere Scommesse S.r.l. the right to operate via the internet the following gaming activities:

•        fixed odds and ‘totalizator’ bets on sports events, including simulated ones, including those relating to horse racing, as well as on other events;

•        sports and horse racing betting;

•        national horse racing games;

•        skill games, including card games in tournament and different modes, as well as games of chance at fixed odds;

•        fixed odds bets with direct interaction between players; and

•        bingo

Law No. 77 dated as of June 24, 2009 deals with measures concerning the gaming sector following the Abruzzo Decree. The most relevant provision in the tax scheme is the introduction of an unprecedented profit-based tax regime with a flat 20% rate applying to all new games listed above other than the video lotteries. This provision is of paramount importance as it paves the way to the launch of games that otherwise could have never been offered in Italy given its penalizing turnover-based tax regime which however will continue to apply to sports and horse races betting, bingo, lotteries and skill games (including online poker tournaments that will thus continue to be taxed at 3% of the total tournament buy-ins sold by the operator).

Panama

Law Decree No. 2 of February 10, 1998 (the “Law Decree”), is the legal framework which regulates gaming and gambling activities in Panama. The Gaming Control Board, in representation of the State, assumes the operation of gambling activities and betting activities, for the exclusive benefit of the State. This operation may be exercised directly or through third parties.

Hence, gambling and betting activities that take place in Panama must be authorized, regulated, and supervised according to the dispositions of Law Decree, including gaming and gambling activities and betting activities which take place abroad, by electronic means or other means of remote communication.

Before standalone online licenses were authorized pursuant to the Resolution, some operators were authorized to operate online sports betting pursuant to a license that allowed the licensee to operate land-based betting agencies under Resolution No. 43 of October 24, 2016 which modified the Resolution No. 77 of September 4, 1999, provided that (i) the client previously registered through a land-based betting agencies, and (ii) the operator obtaining prior authorization from the Gaming Control Board.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

HIPA was authorized by the Resolution No. 921 of September 21, 2017 to operate online sports betting. HIPA operates online sports betting through Contract No. 1 of April 16, 2018 (under which it was awarded 5 licenses for a five (5) year term, renewable for another five (5) years) and No. 193 of 4 October 4, 2005 (under which it was awarded 51 licenses for a twenty (20) year term).

A sports betting operator must pay the Gaming Control Board the following monthly fees: (i) 2% on prizes paid, (ii) 0.25% on amounts wagered of international sport betting, and (iii) 0.5% on amounts wagered of international greyhound racings.

Currently, ALTA has been authorized to start operating online gaming for twenty (20) year term starting on December 1, 2021, subject to compliance with certain requirements, under the ALTA License awarded pursuant to the Regulation. ALTA is in process of executing a concession agreement awarded by the State which allows ALTA to start operations, subject to compliance with the relevant requirements, as of December 1, 2021 (Resolution No. 23 of May 12, 2021 granted by Gambling Control Board Plenary).

Malta

Codere Online does not currently offer online casino and sports betting to customers located in Malta.

This type of activity is generally perceived as a business-to-consumer type of activity whereby a business makes its gaming services available to end users accessing a particular platform and/or device to play a game for real money gaming. In this regard, Codere Online Management Services LTD (“OMSE”), via its MGA license number MGA/B2C/613/2018 (the “B2B License”) is authorized to provide a gaming service to end customers (i.e. players) with respect to Type 1 (Casino) and Type 2 (Fixed Odds Betting) games.

Codere Online Operator Ltd.’s license was duly issued on April 15, 2019 and is valid for a period of ten (10) years (the “B2C License”). However, Codere Online Operator Ltd.’s license has been voluntarily suspended in terms of Regulation 27 of the Gaming Authorizations Regulations until November 30, 2021. The company may re-activate the license at any time, subject to MGA prior approval of the same.

OMSE’s B2B License was duly issued on April 15, 2019 and is valid for a period of ten (10) yeas. It is an active license.

Any person in possession of a license issued by the MGA shall pay the MGA the appropriate fees in relation to the type of license that one possesses. As operator of the B2C License, Codere Online Operator Ltd. is due to pay (a) a license fee composed of a fixed annual license fee and a variable component known as the compliance contribution and (b) gaming tax. As operator of the B2B License, OMSE is due to pay a variable annual license fee.

j)       Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax, if any.

Current tax

The tax currently payable is based on taxable income for the year. Taxable income differs from income before tax as reported in the combined carve-out income statement because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax is calculated using rates applicable for the tax period that have been enacted or substantively enacted by the end of the reporting period.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

k)      Non-current and current assets and liabilities

Presentation in the combined carve-out statement of financial position differentiates between current and non-current assets and liabilities. Assets and liabilities are regarded as current if they mature within one year or within the normal business cycle of the Group or are held-for-sale. Non-current assets and liabilities include all other types of assets and liabilities.

l)       Critical judgments and use of estimates

Below is a discussion regarding the key assumptions made by the Group in preparing its estimates concerning future performance and other relevant sources of uncertainty at the reporting date that could have a significant impact on the combined carve-out financial statements within the next financial year.

As described in Note 1, the Group is required to prepare and present an opening IFRS statement of financial position at the date of transition to IFRS (January 1, 2019). Considering that Codere, S.A. has been historically presenting its financial information under IFRS-EU, the Group will not have to present a reconciliation to previous GAAP in its opening statement of financial position.

Measurement of assets and liabilities

The measurement of assets and liabilities was based on the carrying amounts that would be included in the Codere S.A.’s consolidated financial statements, based on Codere, S.A.’s date of transition to IFRS, if no adjustments were made for consolidation procedures and for the effects of the business combination in which the parent acquired the subsidiary. Thus, any goodwill recorded at Codere S.A. related to the reorganization of any of the companies/business was not pushed down to any of the entities in the Group perimeter. For the purposes of preparing the combined carve-out financial statements, 100% of the individual balance sheets and income statements of seven entities, including SEJO, were transferred to the online perimeter. For the remaining three entities that are included in the online perimeter, the individual income statement and balance sheet accounts were reviewed by management to determine which accounts related solely to the online business and therefore transferred to the online perimeter. These balances were easily identifiable, as the accounting system separately tracked transactions related to the retail and online businesses; therefore, management was able to identify those accounts which were solely related to the online business.

Cost of doing business

During the years presented in these combined carve-out financial statements, there were certain costs that were incurred by the Codere Group, which were considered to be common expenses. Therefore, an allocation of these common expenses was performed in order to reflect the portion of these expenses related to the Group in the combined carve-out financial statements. These common expenses included general corporate expenses, such as, management, audit fees, legal expenses, systems and communication, and office rental expenses. The general corporate expenses that were allocated to the online business were allocated based on the actual expenses related to time spent supporting the entities included in the online perimeter. Office rental expenses were allocated on a per square meter basis used by the entities included in the combined carve-out financial statements of the Group.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Novelly Incentive plan

•        There is a management services contract with our Managing Director (along with Novelly, legal entity controlled by our Managing Director) that includes 3 tranches of compensations: Fixed and Variable annual payments (the latter depending on the results of the year and a 5-year incentive plan based on the valuation of the online business according to the value created. The first two are accrued and paid on a current basis, and for the third one, there is no provision at December 31, 2020 as the target was not reached at that date. The annual bonus accrual made by the Group for this contract amounted to 125 thousand euros and 113 thousand euros as of December 31, 2020 and 2019, respectively.

m)     Going concern

The combined carve-out financial statements present negative equity of 39.9 million euros as of December 31, 2020, 31.3 million euros as of December 31, 2019 and 19.4 million euros as of January 1, 2019. This negative equity comes from negative results generated in previous years, due to the investment made in the project since its origin.

Additionally, the Group had negative working capital amounting to 12.0 million euros at the end of 2019 and 19.7 million euros at the end of 2020, mainly generated by short-term debts with the Codere Group, for the financing received for the expansion of the online business line.

The Group has limited operating history and the business has funded its operations primarily through short-term debts with the Codere Group. Since its inception, the Group has incurred recurring losses and negative cash flows from operations including net losses of €16.3 million for the year 2020 and €16.1 million for the year 2019. At the end of the reporting period as of December 31, 2020 the Group expects to continue to generate operating losses through 2023. As of December 31, 2020, the Group had €10.9 million in cash, of which €2.6 million was restricted. Securing the financing of development activities and operations represents an ongoing challenge for the Group. As of March 31, 2021, the Group had cash and cash equivalents of €6.7 million, of which €3.1 million was restricted.

In the first half of 2021, the companies included in the combined carve-out financial statements reduced their debt through capitalizations of 42.0 million euros. The debt capitalized at June 30, 2021, and approved on the same date, was formalized between Codere España S.A. and the Group for 28.1 million euros, Codere Newco and Codere Online Management Services for 4.4 million euros and Codere Newco and Servicios de Juego Online S.A. for 9.5 million euros. See Note 18.

Based on the business plan, the Group depends on additional financing for additional development activities and operations. Management plans to finance these investments and costs with contemplated US public listing via a merger with a Special Purpose Acquisition Company (“SPAC”) transaction expected to be completed in the last quarter of 2021. The timely realization of the transaction is crucial for the Group’s ability to continue as a going concern.

Codere Group has entered into a business combination agreement (the “BCA”) relating to a transaction involving the disposal of a minority interest in Codere Group’s online business. Codere Group will contribute the Group to a newly created Luxembourg holding company, Codere Online Luxembourg S.A., which in turn through a merger will acquire DD3 Acquisition Corp II, a listed company (“SPAC”), a transaction which is expected to be completed in the fourth quarter of 2021. The terms of the transaction are set forth in the BCA, approved by the board of directors of Codere, S.A.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Four institutional investors have committed to make a private investment in the amount of $67 million U.S. dollars to be closed immediately prior to the online transaction and one of them has additionally committed to not redeem the $10 million U.S. dollars in SPAC shares it holds resulting in minimum proceeds from the transaction of $77 million U.S. dollars (approximately 65.0 million euros).

The SPAC investors will have the option to redeem their existing cash investment in the SPAC of 115 million U.S. dollars held in a trust account, resulting in proceeds of between $77 million U.S. dollars and $192 million U.S. dollars depending on redemptions and before expenses.

Members of a majority group of Codere Group’s bondholders (the Ad Hoc Committee) consented in advance of the formal consent solicitation to vote in favor of the transaction. Codere Group confirmed on July 6, 2021, that the consent solicitation procedures have been completed and the approvals and amendments to the applicable corporate debt documents have been approved.

In its going concern assessment, the Group’s management has developed a business plan until 2027, taking into account the completion of the transaction. This plan envisages that operating negative cash flows are expected during the first few years, although it is important to mention that this trend reverts to positive cash flows in 2024, which is when cash breakeven is expected to be reached.

In case that the planned transaction does not reach the required level of financing, Codere Online would need to seek additional funding from the Codere Group or other means or delay expenses. Management has developed a business plan assuming the SPAC transaction does not take place and marketing initial expenses and other investments are delayed. Under this business plan, positive cash flows are expected in 2022 although of course in this case revenue growth is harmed due to the decrease on investment. There is no certainty that the Group will be successful in obtaining such additional funding, if needed or that the business plan will be achieved.

Based on its recurring losses from operations since inception, expectation of continuing operating losses through 2023 and the need to raise additional capital to finance its future operations, the Group has concluded that there is substantial doubt about its ability to continue as a going concern. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the combined carve-out financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

n)      New IFRS and interpretations of the IFRS Interpretations Committee (“IFRIC”)

The Group has used the same accounting policies in its opening IFRS combined carve-out statement of financial position and through all of the periods presented in these combined carve-out financial statements.

As of December 31, 2020, the following standards, amendments and interpretations have been published by the IASB, but their application is not yet mandatory for the Group, and the Group has not elected to early adopt the policies once allowed to do so.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Standards and Amendments		Mandatory application: annual periods beginning on or after
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Benchmark Interest Rate Reform – Stage 2	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 related to the ongoing benchmark reform (Phase 2).	1 June 2021
Amendment to IFRS 4 – Deferred Application of IFRS 9	Deferred application of IFRS 9 to 2023	1 June 2021
Amendment to IFRS 3 – Reference to the Conceptual Framework	IFRS 3 is updated to align the definitions of assets and liabilities in a business combination with those in the Conceptual Framework.	1 January 2022
Amendment to IAS 16 – Proceeds Before Intended Use	The amendment prohibits deducting any proceeds from the sale of items produced while the company is preparing an asset for its intended use from the cost of an item of property, plant and equipment.	1 January 2022
Amendment to IAS 37 – Onerous Contracts – Cost of Fulfilling a Contract

The amendment explains that the direct cost of fulfilling a contract includes the incremental costs of fulfilling that contract and an allocation of other costs directly related to the performance of the contract.

1 January 2022
Annual Improvements to IFRS 2018 – 2020	Minor Amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 41	1 January 2022
Amendments to IAS 1 – Presentation of Financial Statements	Clarifications regarding the presentation of liabilities as current and non-current.	1 January 2023
IFRS 17 – Insurance Contracts

Replaces IFRS 4 and clarifies the principles of registration, measurement, presentation and disclosure of insurance contracts in order to ensure that the entity provides relevant and reliable information that allows the users of the information to determine the effects of the contracts on their financial statements.

1 January 2023
Amendments to IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates	The amendments will make it easier to distinguish between changes in accounting estimates and changes in accounting policies	1 January 2023
Amendments to IAS 1– Presentation of Financial Statements. Disclosure of accounting policies	The amendments will help improve disclosures on accounting policies to provide more useful information to investors and other primary users of financial statements.	1 January 2023

With regard to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16, the IASB continues to develop guidance and amendments to address the various accounting considerations that may arise when the various Interbank Offered

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

3. ACCOUNTING POLICIES (cont.)

Rates (“IBORs”) are amended or replaced by others. In this second phase, certain practical solutions, clarifications and exceptions are proposed in order for undertakings to better reflect financial assets, financial liabilities and lease liabilities on their financial statements as a result of the IBOR reform.

The Group estimates that no standards, amendments and interpretations in the preceding table will have a significant impact on the combined carve-out financial statements in the initial period of application.

4. SEGMENT INFORMATION

Under IFRS 8 (Segment Information), operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”) which, in the case of the Group, is the Managing Director of the Group. The CODM is responsible for allocating resources and assessing performance of the business. For management purposes, the Group’s operating segments are formed by the Group’s online business in Spain, Mexico, Colombia, Panama, Italy, Malta, Israel and Gibraltar.

The Managing Director measures the performance of the Group’s business by its revenue and EBITDA, which is calculated as net income/(loss), after adding back income tax benefit/(expense), interest expense, depreciation and amortization.

The Group will report financial information, both internally and externally, based on the organizational structure pending to be approved by the Managing Director of the Group. Thus, the reportable segments for the 2020 and 2019 combined carve-out financial statements are formed by the Group’s operations in Spain, Mexico and Colombia. Panama, Italy and Codere Online Operator LTD (Malta) are grouped under “Other operations”. Codere Online Management Services LTD (Malta), Israel, SEJO and Gibraltar have been grouped and reported under “Supporting”. The segments referred to above include the information related to the online business provided in each country. Inter-segment transactions are carried out on an arm’s length basis and are included in the “Eliminations” column. Information relating to other Group companies not specifically included in these segments is reported under “Other Operations”.

The following tables break down certain of the information presented in the income statement for the years ended December 31, 2020 and 2019 by the Group’s operating segments (amounts expressed in thousands of euros).

12/31/2020	Spain	Mexico	Colombia	Other Operations	Supporting	Eliminations	Total Group
Revenue	48,279	18,422	2,355	329	31,046	(29,934)	70,497
Personnel expenses	(275)	(18)	(108)	(174)	(4,582)	—	(5,157)
Depreciation and amortization	(470)	(1)	(2)	(3)	(456)	—	(932)
Other operating expenses	(43,230)	(26,277)	(3,497)	(289)	(35,298)	29,934	(78,657)
Operating expenses	(43,975)	(26,296)	(3,607)	(466)	(40,336)	29,934	(84,746)
OPERATING INCOME/(LOSS)	4,304	(7,874)	(1,252)	(137)	(9,290)	—	(14,249)
Finance income	—	—	—	—	602	(434)	168
Finance costs	(332)	7	—	(101)	(696)	434	(688)
Net financial results	(332)	7	—	(101)	(94)	—	(520)
NET INCOME/(LOSS) BEFORE TAX	3,972	(7,867)	(1,252)	(238)	(9,384)	—	(14,769)
Income tax benefit/(expense)	(1,077)	—	—	118	(551)	—	(1,510)
NET INCOME/(LOSS) FOR THE YEAR	2,895	(7,867)	(1,252)	(120)	(9,935)	—	(16,279)
Attributable to equity holders of the Parent	2,895	(7,867)	(1,252)	(115)	(9,935)	—	(16,274)
Attributable to non-controlling interests	—	—	—	(5)	—	—	(5)

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

4. SEGMENT INFORMATION (cont.)

12/31/2019	Spain	Mexico	Colombia	Other Operations	Supporting	Eliminations	Total Group
Revenue	44,058	15,222	1,505	731	27,743	(27,676)	61,583
Personnel expenses	(234)	(6)	(79)	—	(4,783)	—	(5,102)
Depreciation and amortization	(746)	(1)	—	—	(446)	—	(1,193)
Other operating expenses	(44,125)	(21,754)	(3,909)	(550)	(28,503)	27,676	(71,165)
Operating expenses	(45,105)	(21,761)	(3,988)	(550)	(33,732)	27,676	(77,460)
OPERATING INCOME/(LOSS)	(1,047)	(6,539)	(2,483)	181	(5,989)	—	(15,877)
Finance income	—	—	—	—	232	(232)	—
Finance costs	(3)	—	—	(126)	(372)	232	(269)
Net financial results	(3)	—	—	(126)	(140)	—	(269)
NET INCOME/(LOSS) BEFORE TAX	(1,050)	(6,539)	(2,483)	55	(6,129)	—	(16,146)
Income tax benefit/(expense)	400	—	—	38	(385)	—	53
NET INCOME/(LOSS) FOR THE YEAR	(650)	(6,539)	(2,483)	93	(6,514)	—	(16,093)
Attributable to equity holders of the Parent	(650)	(6,539)	(2,483)	(5)	(6,514)	—	(16,191)
Attributable to non-controlling interests	—	—	—	98	—	—	98

The following tables break down certain of the information presented in the combined carve-out statements of financial position as of December 31, 2020, 2019 and January 1, 2019 by the Group’s operating segments (amounts expressed in thousands of euros).

12/31/2020	Spain	Mexico	Colombia	Other Operations	Supporting	Eliminations	Total Group
Non-current assets	213	3	6	197	9,159	(8,334)	1,244
Current assets	21,734	5,047	1,186	651	14,891	(26,205)	17,304
Trade receivables and other current assets	13,605	—	—	486	12,885	(25,330)	1,646
Current financial assets	3,020	1,025	408	129	1,050	(875)	4,757
Cash and cash equivalents	5,109	4,022	778	36	956	—	10,901
Total Assets	21,947	5,050	1,192	848	24,050	(34,539)	18,548
EQUITY	(15,232)	(5,462)	(1,001)	(1,164)	(16,823)	(243)	(39,925)
NON-CURRENT LIABILITIES	21,191	—	—	—	250	—	21,441
CURRENT LIABILITIES	15,988	10,512	2,193	2,012	40,623	(34,296)	37,032
Lease obligations	9	—	—	—	—	—	9
Provisions	—	—	—	—	15	—	15
Borrowings	7,391	—	—	1,238	31,286	(22,138)	17,777
Trade payables and other current liabilities	8,588	10,512	2,193	774	9,322	(12,158)	19,231
Total EQUITY AND LIABILITIES	21,947	5,050	1,192	848	24,050	(34,539)	18,548

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

4. SEGMENT INFORMATION (cont.)

12/31/2019	Spain	Mexico	Colombia	Other Operations	Supporting	Eliminations	Total Group
Non-current assets	659	2	—	200	9,001	(7,759)	2,103
Current assets	37,862	1,690	21	360	14,808	(12,617)	42,124
Trade receivables and other current assets	29,312	—	—	288	12,408	(12,276)	29,732
Current financial assets	4,143	—	—	72	500	(341)	4,374
Cash and cash equivalents	4,407	1,690	21	—	1,900	—	8,018
Total Assets	38,521	1,692	21	560	23,809	(20,376)	44,227
EQUITY	(18,163)	(4,000)	(1,181)	(1,039)	(6,708)	(242)	(31,333)
NON-CURRENT LIABILITIES	21,191	—	—	—	250	—	21,441
CURRENT LIABILITIES	35,493	5,692	1,202	1,599	30,267	(20,134)	54,119
Lease obligations	—	—	—	—	—	—	—
Provisions	37	—	—	—	95	—	132
Borrowings	19,993	—	—	1,488	17,307	(8,552)	30,236
Trade payables and other current liabilities	15,463	5,692	1,202	111	12,865	(11,582)	23,751
Total EQUITY AND LIABILITIES	38,521	1,692	21	560	23,809	(20,376)	44,227
01/01/2019	Spain	Mexico	Colombia	Other Operations	Supporting	Eliminations	Total Group
Non-current assets	1,396	—	—	100	2,515	(990)	3,021
Current assets	31,280	—	—	285	6,568	(5,080)	33,053
Trade receivables and other current assets	26,957	—	—	285	5,219	(4,679)	27,782
Current financial assets	2,273	—	—	—	769	(401)	2,641
Cash and cash equivalents	2,050	—	—	—	580	—	2,630
Total Assets	32,676	—	—	385	9,083	(6,070)	36,074
EQUITY	(16,230)	(683)	(56)	(988)	(1,109)	(284)	(19,350)
NON-CURRENT LIABILITIES	13,541	—	—	—	901	(901)	13,541
CURRENT LIABILITIES	35,365	683	56	1,373	9,291	(4,885)	41,883
Lease obligations	—	—	—	—	—	—	—
Provisions	—	—	—	—	19	—	19
Borrowings	22,940	—	—	1,308	2,652	(850)	26,050
Trade payables and other current liabilities	12,425	683	56	65	6,620	(4,035)	15,814
Total EQUITY AND LIABILITIES	32,676	—	—	385	9,083	(6,070)	36,074

The Group does not have any customers that individually account for 10% or more of its interest and income for the years ended December 31, 2020 and 2019.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

5. INTANGIBLE ASSETS

The table below reconciles the carrying amounts of “Intangible assets” at the beginning and end of the reporting periods:

Cost	Balance at 12/31/2019	Additions	Derecognitions	Balance at 12/31/2020
Service concession arrangement	200	—	—	200
Software	4,392	—	—	4,392
Total	4,592	—	—	4,592

Accumulated amortization (Note 14)

Service concession arrangement	—	(3)	—	(3)
Software	(2,581)	(880)	—	(3,461)
Total	(2,581)	(883)	—	(3,464)
Carrying amount	2,011	(883)	—	1,128
Cost	Balance at 01/01/2019	Additions	Derecognitions	Balance at 12/31/2019
Service concession arrangement	—	200	—	200
Software	4,392	—	—	4,392
Total	4,392	200	—	4,592

Accumulated amortization (Note 14)

Service concession arrangement	—	—	—	—
Software	(1,415)	(1,166)	—	(2,581)
Total	(1,415)	(1,166)	—	(2,581)
Carrying amount	2,977	(966)	—	2,011

The Group acquired in 2019 a service concession arrangement for its online business in Italy under a contract which grants it rights to economic benefits for the initial term period of 10 years. The contract provides that the concession may be renewed at the end of the initial term for up to an additional 10-years. The additional contract costs that would be incurred upon renewal is dependent upon the term and the base price in the tender notice.

The gross cost, accumulated amortization and impairment losses of intangible assets as of December 31, 2020, 2019 and January 1, 2019 are as follows:

Balance as of 12/31/2020

	Useful life (in years)	Accumulated amortization	Gross cost	Accumulated amortization	Impairment losses	Intangible assets
Service concession arrangement			200	(3)	—	197
Of which: with definite useful life	10	Straight line	200	(3)	—	197
Software	4	Straight line	4,392	(3,461)	—	931
Total intangible assets			4,592	(3,464)	—	1,128

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

5. INTANGIBLE ASSETS (cont.)

Balance as of 12/31/2019

	Useful life (in years)	Accumulated amortization	Gross cost	Accumulated amortization	Impairment losses	Intangible assets
Service concession arrangement			200	—	—	200
Of which: with definite useful life	10	Straight line	200	—	—	200
Software	4	Straight line	4,392	(2,581)	—	1,811
Total intangible assets			4,592	(2,581)	—	2,011

Balance as of 01/01/2019

	Useful life (in years)	Accumulated amortization	Gross cost	Accumulated amortization	Impairment losses	Intangible assets

Service concession arrangement			—	—	—	—
Of which: with definite useful life	10	Straight line	—	—	—	—
Software	4	Straight line	4,392	(1,415)	—	2,977
Total intangible assets			4,392	(1,415)	—	2,977

6. PROPERTY, PLANT AND EQUIPMENT

The reconciliation of the carrying amounts of the items comprising “Property, plant and equipment” at the beginning and end of the reporting period:

Cost	Balance at 12/31/2019	Additions	Derecognitions	Balance at 12/31/2020
Machinery and equipment	113	55	(1)	167
Other fixtures, fittings and tools	10	—	—	10
Total	123	55	(1)	177

Accumulated depreciation (Note 14)

Machinery and equipment	(30)	(39)	1	(68)
Other fixtures, fittings and tools	(1)	(1)	—	(2)
Total	(31)	(40)	1	(70)
Carrying amount	92	15	—	107

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

6. PROPERTY, PLANT AND EQUIPMENT (cont.)

Cost	Balance at 01/01/2019	Additions	Derecognitions	Balance at 12/31/2019
Machinery and equipment	48	65	—	113
Other fixtures, fittings and tools	—	10	—	10
Total	48	75	—	123

Accumulated depreciation (Note 14)

Machinery and equipment	(4)	(26)	—	(30)
Other fixtures, fittings and tools	—	(1)	—	(1)
Total	(4)	(27)	—	(31)
Carrying amount	44	48	—	92

7. FINANCIAL ASSETS

The breakdown of the carrying amount of the items presented under this heading at December 31, 2020, 2019 and January 1, 2019 is as follows:

	Amortized Cost
12/31/2020	Debt Instruments	Carrying Amount	Fair Value
Current financial assets:	17,304	17,304	17,304
Trade receivables and other current assets (Note 8)	1,646	1,646	1,646
Current financial assets	4,757	4,757	4,757
Of which: with related parties (Note 15)	—	—	—
Cash and cash equivalents	10,901	10,901	10,901
	Amortized Cost
12/31/2019	Debt Instruments	Carrying Amount	Fair Value
Current financial assets:	42,124	42,124	42,124
Trade receivables and other current assets (Note 8)	29,732	29,732	29,732
Current financial assets	4,374	4,374	4,374
Of which: with related parties (Note 15)	1,695	1,695	1,695
Cash and cash equivalents	8,018	8,018	8,018
	Amortized Cost
01/01/2019	Debt Instruments	Carrying Amount	Fair Value
Current financial assets:	33,053	33,053	33,053
Trade receivables and other current assets (Note 8)	27,782	27,782	27,782
Current financial assets	2,641	2,641	2,641
Of which: with related parties (Note 15)	1,295	1,295	1,295
Cash and cash equivalents	2,630	2,630	2,630

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

7. FINANCIAL ASSETS (cont.)

Cash and cash equivalents include restricted cash corresponds to cash from Spanish clients where the regulation obliges the Company to maintain 1 euro as restricted cash for each euro the customer has in the virtual wallet. As of December 31, 2020, 2019 and January 1, 2019 it amounted to 2,647, 2,524 and 2,105 thousand euros, respectively.

Trade receivables and other current assets mainly include deposits made by customers through retail sport betting terminal, owned by other entities of Codere Group, to its online wallets amounted to 498, 28,999 and 26,560 thousand euros as of December 31, 2020, 2019 and January 1, 2019, respectively. The majority of them corresponds to current accounts with related parties Codere Apuestas S.A.U. amounted to 0, 26,365 and 25,408 thousand euros as of December 31, 2020, 2019 and January 1, 2019, respectively.

Current financial assets mainly correspond to deposits made by customers through payment service providers to its online wallets. The majority of them correspond to the online wallets and amounted to 4,412, 2,527 and 1,078 thousand euros as of December 31, 2020, 2019 and January 1, 2019, respectively. These deposits are normally settled and appear in the online account between one to fifteen days after the transaction, depending on each payment service provider and are recognized as current financial assets.

Current financial assets from related parties correspond to the tax returns from Codere Group (specifically from Codere España S.A.), by which the Group has recognized a receivable (see Note 15) amounting to 0, 1,695 and 1,295 thousand euros as of December 31, 2020, 2019 and January 1, 2019, respectively. These receivables are normally recognized as current financial assets.

The expected credit losses recognized on current financial assets as of December 31, 2020, 2019 and January 1, 2019 amounted to 49, 67 and 101 thousand euros, respectively.

8. TRADE RECEIVABLES AND OTHER CURRENT ASSETS

The breakdown of the items presented under this heading at December 31, 2020, 2019 and January 1, 2019 is as follows:

	12/31/2020	12/31/2019	01/01/2019
Trade receivables:
Other receivables from the Codere Group companies (Note 15)	936	29,216	26,738
Impairment of trade receivables	(101)	(30)	(53)

Other current assets:
Current tax asset (VAT)	319	117	8
Prepayments	254	231	808
Other receivables	238	198	281
Total	1,646	29,732	27,782

At December 31, 2020, the Group signed to an agreement to settle some of its debts with Codere Group companies. This agreement resulted in the Group netting certain historical trade receivable, trade payable and other borrowings balances. The most significant was one affecting the trade receivable balance from Codere Apuestas S.A.U. amounting to €25.4 million.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

8. TRADE RECEIVABLES AND OTHER CURRENT ASSETS (cont.)

The carrying amounts of the Group’s trade receivables and other current assets are denominated in the following currencies:

Currency	12/31/2020	12/31/2019	01/01/2019
EUR	1,584	29,622	27,763
GIP	3	3	—
ILS	59	107	19
Total	1,646	29,732	27,782

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

The movement in the allowance for impairment of accounts receivable as of December 31, 2020, 2019 and January 1,2019 is as follows:

Expected credit loss as of 01/01/2019	53
Additions	—
Reversal	(23)
Expected credit loss as of 12/31/2019	30
Additions	71
Reversal	—
Expected credit loss as of 12/31/2020	101

9. EQUITY

Although the Group is not an existing legal entity and legal share capital does not exist for these combined carve-out financial statements as of December 31, 2020, 2019 and January 1, 2019, the Group is presenting separately in Equity the legal share capital of SEJO, the Group holding company, with the historical investment in Codere Online Management Services Ltd., Codere Online Operator, Ltd., Codere Israel Marketing Support Services, Ltd. and Codere (Gibraltar) Marketing Services Ltd. This subgroup was historically exempt from consolidation because it was consolidated in the financial statements of Codere.S.A.

Retained earnings represents the historical results of SEJO and its subsidiaries together with the combined result of the periods presented.

The net change in Parent investment for 2019 and 2020 of 4,270 thousand euros and 6,578 thousand euros, respectively, corresponds to the pre-merger actions agreed in the Business Combination Agreement (“BCA”). For further details, see Note 1 in these combined carve-out financial statements.

Equity attributable to non-controlling interest as of December 31, 2020, 2019 and January 1, 2019 amounted to 92 thousand euros, 96 thousand euros and 1 thousand euros, respectively, which represents 25% of minority shareholders interest in the historical online business activity the group has carried out through Hipica de Panama S.A.

Net Parent investment represents the Codere Group’s net investment in the entities included in these combined carve-out financial statements.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

10. PROVISIONS

The breakdown of the items at December 31, 2020, 2019 and January 1, 2019 is as follows:

	12/31/2020	12/31/2019	01/01/2019
Other provisions	15	132	19
Total	15	132	19

11. BORROWINGS

The breakdown of the residual maturity contractual undiscounted cash flows of the financial liabilities of the Group as of December 31, 2020, 2019 and January 1, 2019, is as follows:

		Non-current
December 31, 2020	Current 2021	2022	2023	2024	2025	Subsequent years	Non-current	Total
Loans	—	6,000	426	11,515	3,500	—	21,441	21,441
Other borrowings	17,777	—	—	—	—	—	—	17,777
Of which: to related parties (Note 15)	17,777	6,000	426	11,515	3,500	—	21,441	39,218
Total	17,777	6,000	426	11,515	3,500	—	21,441	39,218
		Non-current
December 31, 2019	Current 2020	2021	2022	2023	2024	Subsequent years	Non-current	Total
Loans	—	—	6,000	426	11,515	—	21,441	21,441
Other borrowings	30,236	—	—	—	—	—	—	30,236
Of which: to related parties (Note 15)	29,971	—	6,000	426	11,515	—	21,441	51,412
Total	30,236	—	6,000	426	11,515	—	21,441	51,677
		Non-current
January 1, 2019	Current 2019	2020	2021	2022	2023	Subsequent years	Non-current	Total
Loans	—	—	—	6,000	426	7,115	13,541	13,541
Other borrowings	26,050	—	—	—	—	—	—	26,050
Of which: to related parties (Note 15)	26,048	—	—	6,000	426	7,115	13,541	39,589
Total	26,050	—	—	6,000	426	7,115	13,541	39,591

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

11. BORROWINGS (cont.)

The breakdown of the loans by entities as of December 31, 2020, 2019 and January 1, 2019, is as follows:

Lender	Debtor	Loan date	Expire date	Principal amount (in thousand euros)	Interest rate
Codere España, S.A	Codere Online S.A.U.	12/30/2011	12/30/2023	75.50	6%
Codere España, S.A	Codere Online S.A.U.	12/30/2014	12/30/2023	50.00	6%
Codere España, S.A	Codere Online S.A.U.	03/01/2015	03/01/2024	15.00	6%
Codere España, S.A	Codere Online S.A.U.	06/01/2015	05/31/2024	3,000.00	6%
Codere España, S.A	Codere Online S.A.U.	12/30/2015	12/30/2024	600.00	6%
Codere España, S.A	Codere Online S.A.U.	12/30/2016	12/30/2021	3,500.00	6%
Codere España, S.A	Codere Online S.A.U.	12/30/2017	12/30/2022	6,000.00	6%
Codere España, S.A	Codere Online S.A.U.	12/30/2018	12/30/2023	300.00	6%
Codere España, S.A	Codere Online S.A.U.	01/23/2019	01/16/2024	2,650.00	6%
Codere Newco, S.A.U	SEJO	03/01/2019	03/01/2024	250.00	6%
Codere España, S.A	Codere Online S.A.U.	12/31/2019	12/31/2024	5,000.00	6%
Total				21,441

As of December 31, 2020, 2019 and January 1, 2019 all the borrowings were denominated in Euros.

Financial liabilities associated with financing activities

The following charts present details regarding the changes in financial liabilities in 2020 and 2019 that arise from financial activities:

2020

	Balance at 12/31/2019	Drawdown of related party debt	Related party non-cash receivable	Related party settlement	Foreign exchange movement	Changes in fair value	Balance at 12/31/2020
Loans	21,441	—	—		—	—	21,441
Other borrowings	30,236	245	—	(12,704)	—	—	17,777
Total	51,677	245	—	(12,704)	—	—	39,218

2019

	Balance at 01/01/2019	Drawdown of related party debt	Related party non-cash receivable	Related party settlement	Foreign exchange movement	Changes in fair value	Balance at 12/31/2019
Loans	13,541	—	7,900	—	—	—	21,441
Other borrowings	26,050	7,163	—	(2,977)	—	—	30,236
Total	39,591	7,163	7,900	(2,977)	—	—	51,677

Loans mainly correspond to debt with Codere España S.A. amounted to 21,191 thousand euros as of December 31, 2020 and 2019 and 13,541 as of January 1, 2019, which Codere S.A. has approved to convert into equity as described in Note 3.m.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

11. BORROWINGS (cont.)

Other borrowings correspond to short-term loans, mainly composed of debt with entities from the Codere Group, and amounted to 17,777, 29,971 and 26,048 thousand euros as of December 31, 2020, 2019 and January 1, 2019, respectively.

At December 31, 2020, the Group signed to an agreement to settle some of its debts with Codere Group companies. This agreement resulted in the Group netting certain historical trade receivable, trade payable and other borrowings balances As a result of such, there was a reduction in other borrowings amounting to 12.7 million euros in 2020.

Interest bearing-debt

The interest rate on outstanding loans was 6% of generated profit as of December 31, 2020, 2019 and January 1, 2019. The Group recognizes interest on these loans exclusively with positive net income as it is only due in such case. During 2020, the Group recognized 292 thousand euros of interest over these loans (9 thousand euros in 2019). The borrowings from related parties are made on terms equivalent to those that prevail in arm’s length transactions.

12. TRADE PAYABLES AND OTHER CURRENT LIABILITIES

The composition of trade payables and other current liabilities as of December 31, 2020, 2019 and January 1, 2019 is as follows:

	12/31/2020	12/31/2019	01/01/2019
Trade payables	13,017	18,517	11,652
Customer online wallets	4,103	3,684	2,735
Other current liabilities	2,014	1,463	1,410
Accruals	97	87	17
Total	19,231	23,751	15,814
Of which: with related parties (Note 15)	1,479	12,983	6,581

The customer online wallets are the net difference between funds deposited by customers, plus winning wagers, less losing wagers and less customers withdrawals.

Accruals include the Group’s commitments to its staff under the labor legislation prevailing in each market as well as the labor contingencies recognized in each reporting period.

The details of other current liabilities as of December 31, 2020, 2019 and January 1, 2019 is as follows:

	12/31/2020	12/31/2019	01/01/2019
Accrued salaries	232	238	341
Current gaming tax liabilities	1,510	—	1,069
Others	272	1,225	—
Total	2,014	1,463	1,410

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

13. INCOME TAX MATTERS

Each of the entities included in the Group file income taxes according to the tax regulations in force in each country on an individual basis or under consolidation tax regulations.

The combined carve-out income tax has been calculated as an aggregation of income tax expenses of each individual company. In order to calculate the taxable income of the combined entities individually, the accounting profit is adjusted for permanent differences. At each combined carve-out income statement date, a current tax asset or liability is recorded, representing income taxes currently refundable or payable.

Income tax payable is the result of applying the applicable tax rate in force to each tax-paying entity, in accordance with the tax laws in force in the country in which the entity is registered.

Reconciliation of book net income/(loss) before taxes to taxable income

The reconciliation between book net income/(loss) before tax and the income tax benefit/(expense) from continuing operations for the fiscal years ended December 31, 2020 and 2019 is as follows:

	2020	2019
Accounting net income/(loss) before tax	(14,769)	(16,147)
At Codere Online statutory income tax rate (25%)	3,692	4,037
Tax effect of previously unrecognized tax losses and permanent differences	(8,415)	(7,409)
Effect of different rates in different jurisdictions	3,094	2,987
Adjustment of prior year taxes	118	437
Income tax benefit/(expense)	(1,510)	53
Effective tax rate	(10.23%)	0.33%
Of which -
Current tax expense	(1,510)	53
Deferred tax benefit/(expense)	—	—
Total income tax benefit/(expense)	(1,510)	53

As shown in the table below, the Group has generated net losses which can offset against future profits; however, as of December 31, 2020 and 2019, the Group did not recognize these considering it is not expected that these are utilized within a foreseeable future. There is no limit on time in either country to utilize these losses against future profits.

Entity	Previous	2018	2019	2020	Total
Codere Online S.A.U. (Spain)	2,643	2,538	785	—	5,966
Codere Online Management Services LTD (Malta)	—	—	5,971	9,592	15,563

It is important to mention that Codere Online S.A.U. belongs to a tax consolidation group in Spain. Therefore, although it had had positive net income in 2020, this result is offset with the losses coming from the other companies of the tax consolidation group.

Additionally, that 1.2 million euros out of the 1.5 million euros of the current tax expense shown in the table above comes from the consolidation group hence a related party debt is accrued. This can be found in borrowings in Note 11 and in related parties in Note 15 of these combined carve-out financial statements.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

14. REVENUE AND EXPENSES

Revenues

The breakdown of the Group’s revenues is as follows:

	2020	2019
Online sports betting	39,719	42,678
Online casino wagering	30,778	18,905
Total	70,497	61,583

No one customer contributed more than 10% of revenue for the years ended December 31, 2020 and 2019.

Additionally, the distribution of sales by geographical market during the reporting period is as follows:

	2020	2019
Spain	48,279	44,058
Mexico	18,422	15,222
Colombia	2,355	1,489
Others	1,441	814
Total	70,497	61,583

Personnel expenses

The heading personnel expenses of the attached combined carve-out income statements for the 2020 and 2019 period includes expenses for wages, salaries, benefits (and other similar concepts) and social security and other social contributions expenses payable by the Group.

	2020	2019
Wages, salaries and similar	4,483	4,308
Social security contributions payable by the Group	280	417
Other social contributions	394	377
Total	5,157	5,102

Depreciation and amortization

The breakdown of depreciation and amortization in the combined carve-out income statements for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
Depreciation of property, plant and equipment (Note 6)	40	27
Amortization of intangible assets (Note 5)	883	1,166
Amortization of right-of-use assets	9	—
Total	932	1,193

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

14. REVENUE AND EXPENSES (cont.)

Other operating expenses

The breakdown of other operating expenses for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
Gambling taxes	8,867	7,402
Leases	575	488
Utilities, repairs and maintenance	1,258	285
Professional services and other expenses	28,639	26,320
Casino license royalties	4,255	2,241
Marketing expenses	35,063	34,429
Total	78,657	71,165

The Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease for the short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value. The Group has also recognized cost of doing business (costs that were incurred by the Codere Group, which were considered to be common expenses. Therefore, an allocation of these common expenses was performed in order to reflect the portion of these expenses related to the Group) within leases amounted to 127 thousand euros in 2020 (127 thousand euros in 2019) and professional services and other expenses mainly correspond to management and administrative expenses amounted to 517 thousand in 2019.

Professional services and other expenses in 2020 mainly include: (i) streaming services contracted to external parties offered to our customers as complement to our sports betting offer, (ii) the payment processing which allow our customers to deposit and withdraw using platforms and (iii) also some of our most popular sports odds are obtained through external providers. Additionally, certain other expenses, such as those relating to marketing and customer relationship management (CRM) tools, are included in this detail.

Earnings per share

Basic earnings per share amounts are calculated by dividing (a) the net income/(loss) for the year attributable to equity holders of the Parent by (b) the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net income/(loss) for the year attributable to ordinary equity holders of the Parent by the weighted average number of ordinary shares plus the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares, if any.

Both basic and diluted earnings per share attributable to equity holders of SEJO are calculated based on the following data, in each case as of December 31, 2020 and 2019:

	12/31/2020	12/31/2019
Net income/(loss) attributable to the equity holders of the Parent (thousand euros)	(16,274)	(16,191)
Weighted average number of shares outstanding	60,000	60,000
Adjusted number of shares	—	—
Basic earnings per share (euros)	(271.2)	(269.9)
Diluted earnings per share (euros)	(271.2)	(269.9)

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

15. RELATED PARTIES

The parties related to the Group include, in addition to its and Codere Group’s subsidiaries, associates and jointly controlled entities, if any, the Group’s key management personnel, as well as all individuals who are related to them by a family relationship, and the entities over which key management personnel may exercise significant influence or control. As described in Note 3, there is a management service contract with the Managing Director and Novelly, which had no significant impact at December 31, 2020. Balances and transactions between the Group and its subsidiaries, which are related parties of the Group, have been eliminated on combination and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

Transactions with Codere S.A. and related companies

2020

	Related companies	Finance costs and exchange differences	Operating expenses	Total Costs
Codere España S.A.	Subsidiary of Codere Group	(281)	—	(281)
Codere Newco S.A.U.	Subsidiary of Codere Group	(12)	(3,220)	(3,232)
Codere Apuestas España S.L.	Subsidiary of Codere Group	—	(7,066)	(7,066)
Codere Apuestas Galicia S.L.	Subsidiary of Codere Group	—	(1,287)	(1,287)
Codere Operadora de Apuestas S.L.	Subsidiary of Codere Group	—	(919)	(919)
Codere Apuestas S.A.U.	Subsidiary of Codere Group	—	(79)	(79)
Codere Italia S.P.A.	Subsidiary of Codere Group	(101)	(918)	(1,019)
Administradora Mexicana del Hipódromo	Subsidiary of Codere Group	—	(4,164)	(4,164)
Other retail companies	Subsidiary of Codere Group	—	(534)	(534)

Balance at 12/31/2020

	Related companies	Trade receivables (Note 8)	Non-current financial liabilities (Note 11)	Current financial liabilities (Note 11)	Trade payables and other current liabilities (Note 12)
Codere Apuestas Galicia S.L.	Subsidiary of Codere Group	463	—	—	—
Codere Italia S.P.A.	Subsidiary of Codere Group	435	—	1,339	101
King Bingo S.R.L.	Subsidiary of Codere Group	2	—	—	—
Codere España S.A.	Subsidiary of Codere Group	—	21,191	6,644	281
Codere Newco S.A.U.	Subsidiary of Codere Group	—	250	9,048	152
Administradora Mexicana del Hipódromo	Subsidiary of Codere Group	—	—	—	—
Other retail companies	Subsidiary of Codere Group	36	—	746	945
Other latam retail companies	Subsidiary of Codere Group	—	—	—	—
		936	21,441	17,777	1,479

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

15. RELATED PARTIES (cont.)

2019

	Related companies	Finance costs and exchange differences	Operating expenses	Total Costs
Codere Newco S.A.U.	Subsidiary of Codere Group	(9)	(589)	(598)
Codere Apuestas España S.L.	Subsidiary of Codere Group	—	(6,956)	(6,956)
Codere Apuestas Galicia S.L.	Subsidiary of Codere Group	—	(1,374)	(1,374)
Codere Apuestas S.A.U.	Subsidiary of Codere Group	—	(1,235)	(1,235)
Codere Italia S.P.A.	Subsidiary of Codere Group	(127)	—	(127)
Administradora Mexicana del Hipódromo	Subsidiary of Codere Group	—	(3,467)	(3,467)
Other retail companies	Subsidiary of Codere Group	(57)	(287)	(344)

Balance at 12/31/2019

	Related companies	Current financial assets (Note 7)	Trade receivables (Note 8)	Non-current financial liabilities (Note 11)	Current financial liabilities (Note 11)	Trade payables and other current liabilities (Note 12)
Codere España S.A.	Subsidiary of Codere Group	1,695	—	21,191	9,718	—
Codere Newco S.A.U.	Subsidiary of Codere Group	—	—	250	8,713	1,127
Codere S.A.	Parent of Codere Group	—	—	—	41	—
Codere Apuestas España S.L.	Subsidiary of Codere Group	—	—	—	632	7,823
Codere Apuestas Galicia S.L.	Subsidiary of Codere Group	—	2,524	—	—	2,228
Operiberica S.A.	Subsidiary of Codere Group	—	—	—	7,324	—
Codere Apuestas S.A.U.	Subsidiary of Codere Group	—	26,365	—	28	1,628
Administradora Mexicana del Hipódromo	Subsidiary of Codere Group	—	—	—	—	—
Codere Italia S.P.A.	Subsidiary of Codere Group	—	216	—	1,487	—
Other retail companies	Subsidiary of Codere Group	—	110	—	2,028	177
Other latam retail companies	Subsidiary of Codere Group	—	—	—	—	—
		1,695	29,215	21,441	29,971	12,983

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

15. RELATED PARTIES (cont.)

Balance at 01/01/2019

	Related companies	Current financial assets (Note 7)	Trade receivables (Note 8)	Non-current financial liabilities (Note 11)	Current financial liabilities (Note 11)	Trade payables and other current liabilities (Note 12)
Codere España S.A.	Subsidiary of Codere Group	1,295	—	13,541	—	—
Codere Newco S.A.U.	Subsidiary of Codere Group	—	—	—	1,801	1,086
Codere S.A.	Parent of Codere Group	—	—	—	—	—
Codere Apuestas España S.L.	Subsidiary of Codere Group	—	—	—	623	3,275
Jpvmatic 2005 S.L. Unipersonal	Subsidiary of Codere Group	—	—	—	16,946	361
Operiberica S.A.	Subsidiary of Codere Group	—	—	—	3,998	—
Codere Apuestas S.A.U.	Subsidiary of Codere Group	—	25,408	—	—	834
Codere Apuestas Galicia S.L.	Subsidiary of Codere Group	—	803	—	—	854
Codere Italia S.P.A.	Subsidiary of Codere Group	—	178	—	1,307	—
Other retail companies	Subsidiary of Codere Group	—	349	—	1,373	171
		1,295	26,738	13,541	26,048	6,581

Transactions with key management personnel

There is a management services contract called Novelly with key management personnel that includes 3 tranches of compensations: fixed and variable annual payments depending on the results of the year and a 5-year incentive plan based on the valuation of the online business according to its incremental results and the cash investments. The first two are accrued and paid on a current basis, and for the third one, there is no provision at December 31, 2020 as the target was not reached at that date. The annual variable bonus provisions made by the Group for the Novelly contract amounted to 125 thousand euros and 113 thousand euros as of December 31, 2020 and 2019, respectively. The expense incurred of Novelly for both tranches are recorded as professional service expenses and amounted to 276 thousand euros for the year ended December 31, 2020 (277 thousand euros in 2019).

16. RISK MANAGEMENT POLICIES

•        Key Group Risk

The key risks to which the Group is exposed mainly to risks related to the gambling sector. The gambling industry is closely regulated (those regulations extend to the gambling business itself and the gambling formats and channels permitted; management of the risks associated with gambling; gambling advertising; data protection; anti-money laundering; and anti-fraud, among others). Gambling operators are required to fulfil a number of technical and compliance-related obligations in order to operate under licenses that need to be renewed at certain intervals and/or are subject to ongoing oversight. The failure to comply with any of these regulations or requirements or the inability to renew our gambling licenses could have an adverse impact on our business. In addition, new regulations in the future could imply additional restrictions on already-regulated activities that could reduce our ability to offer products and services to our customers.

The industry is also exposed to the formulation of new and interpretation of existing gambling tax regulations in every market. Any increase in the gambling tax burden or changes in tax calculation methodologies could affect the viability of our business. The gambling industry is often in the spotlight and the public perception of what we do can also have an adverse impact on our performance. Moreover, regulatory changes in the various markets could

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

16. RISK MANAGEMENT POLICIES (cont.)

pave the way for the entry of new competitors or new gambling formats that could have an adverse impact on our business. Lastly, the Group is and will remain exposed to inspections and/ lawsuits related with the above-mentioned tax regulations and compliance rules.

Elsewhere, the markets in which the Group does business expose it to political, macroeconomic and monetary risks that affect its international operations. The market conditions and social-economic variables in each of our markets affect our customers’ purchasing power and, by extension, our business performance. The Group is also affected by political and monetary risks (including exposure to currency devaluations and changes in company law in our operating markets).

The Group is exposed to risks deriving from its growth and financing strategies. Indeed, its indebtedness could curtail management of the business, whereas conditions in the capital markets or the undertaking of unprofitable investments could affect the Group’s performance. Moreover, financial market circumstances and the Group’s financial situation could affect the ability to secure the guarantees or sureties needed to operate most of the gambling licenses it manages in its various business markets.

In addition, the Group is exposed to the risk that its customers’ tastes and preferences could change, as well as the risk that technology could lead to alternative leisure pursuits options. It also faces risks deriving from supplier or competitor concentration in certain formats or products and the ability or inability of the former to create safe gambling products that are attractive to customers and comply with prevailing legislation in one or more markets. Lastly, the impact of technology developments on how the business and product are managed (digitalization and interconnection) implies risks with respect to the integrity of our IT systems and platforms which the Group needs to manage proactively in order to avoid potential contingencies. The Group’s financial systems currently rely significantly on human intervention. The Group is making an effort to reduce the level of human intervention in the related processes.

The Group is exposed to various financial market risks as a result of its ordinary business activities. The main market risks affecting the Group are the following:

•        Liquidity risk:    The Group is exposed to liquidity risk if a mismatch arises between its financing needs (including operating and financial expense and investments) and its sources of financings (including revenues, divestments and credit lines from financial institutions and financial instruments from related parties (including capital contributions)).

•        Exchange rate risk:    The Group is exposed to exchange rate risk because its functional currency is the euros, and the value of financial assets denominated in a currency that is different from the Group’s functional currency is subject to variations resulting from fluctuations in exchange rates.

•        Credit risk:    The Group is exposed to the possibility of a counterparty to an agreement not complying with its contractual obligations, thus negatively affecting results of operations of the Group.

Liquidity risk

The Group’s general financial policy consists in managing the liquidity to ensure that the funds required for future obligations are available through cash from operations and, at times, financings from related parties or third parties.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

16. RISK MANAGEMENT POLICIES (cont.)

Exchange rate risk

Exchange rate risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in a foreign currency).

The Group actively manages exchange rate risks through internal policies to control the exposure of balances to foreign currency in order to minimize the risks associated with exchange rate variations and optimizing the Group’s financial cost. In this way, it attempts to protect its solvency and financial results.

The following table includes the outstanding current asset and current liability balances in foreign currencies as of December 31, 2020, 2019 and January 1, 2019 in thousands of euros:

12/31/2020

	Current assets	Current liabilities
ILS	351	292
COP	1,187	743
MXN	5,047	2,925
Total	6,585	3,960

12/31/2019

	Current assets	Current liabilities
ILS	276	270
COP	21	612
GBP	7	235
MXN	1,690	1,585
Total	1,994	2,701

01/01/2019

	Current assets	Current liabilities
ILS	380	474
MXN	—	683
Total	380	1,157

The balances exposure to the exchange rate risk from Panama are not significant.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

16. RISK MANAGEMENT POLICIES (cont.)

Sensitivity analysis

Thousands of euros		Sensitivity -10%		Sensitivity +10%
Currency	Exchange rate 12/31/2020	Income statement	Equity	Income statement	Equity
COP/EUR	4,212.0	(44)	—	44	—
MXN/EUR	24.5	(212)	—	212	—
ILS/EUR	3.9	(6)	—	6	—
Thousands of euros		Sensitivity -10%		Sensitivity +10%
Currency	Exchange rate 12/31/2019	Income statement	Equity	Income statement	Equity
COP/EUR	3,681.5	59	—	(59)	—
MXN/EUR	21.2	(11)	—	11	—
GBP/EUR	0.8	21	—	(21)	—
ILS/EUR	3.9	(1)	—	1	—
Thousands of euros		Sensitivity -10%		Sensitivity +10%
Currency	Exchange rate 01/01/2019	Income statement	Equity	Income statement	Equity
MXN/EUR	22.5	68	—	(68)	—
ILS/EUR	4.3	9	—	(9)	—

Credit risk

The Group’s main financial assets exposed to the credit risk are trade receivables, current financial assets and other current assets.

Impairment provisions are determined on the basis of lifetime expected credit losses, including those expected at the individual level, using reasonable and supportable forward-looking information, based on the best information available at the date of authorizing the financial statements for issue. They are re-estimated at every reporting date on an individual basis, using the following criteria:

•        The age of the debt.

•        The existence of financial difficulties, including bankruptcy proceedings.

•        An analysis of the debtor’s ability to repay the loan.

As described in Note 3, the Group’s historical credit loss experience between Groups entities is nil. The expected credit loss is estimated based on external risk parameters, publicly available, such as the probability of default (PD) of Codere Group and a loss given at default (LGD) of 100%.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

17. OTHER INFORMATION

COVID-19

On March 11, 2020, the World Health Organization upgraded the public health emergency caused by the outbreak of the coronavirus (COVID-19) to an international pandemic. The rapid evolution of events, on a national and international scale, led to an unprecedented health crisis, which will have a direct impact on the social and macroeconomic environment and on the evolution of business. To address this situation, each of the countries in which the Group operates has established preventive health measures to mitigate the risk of contagion.

Regarding the online operations, the lack of sporting events from March 2020 to mid-June 2020 led to a decrease in online sports betting revenues in all business units, which were only partially offset by an increase in online casino wagering revenues.

This situation has led to significant reduction on the investment hence in the growth of the online business caused by lack of expected liquidity both in the online division but mainly in the corporation which was the provider of the investment funding for the business unit due to the closing of the physical business. Because of this slow down on the investment and growth, and understanding there is a time-to-market opportunity in some of the countries in which we are operating, such as Mexico, we decided to look for external resources such as the transaction agreement entered into subsequent to year-end (see Note 3 m).

As a result of the above, the Group’s Directors have implemented a contingency plan in order to maintain its liquidity position and support the business continuity. Among many others, the main measures being implemented are as follows:

•        Cross-promotions with the intention of switching betting customers to casino in order to diversify risk in the face of a potential cancellation of sports events.

•        Reducing marketing activities.

•        Optimization of marketing channels in search of efficiency in the generation of new customers.

•        Reduction and monitoring of all expenses, eliminating non-essential ones.

•        Intensive cash management to invest what is available without generating additional financing.

18. EVENTS AFTER THE REPORTING DATE

On June 21, 2021, Codere Online Luxembourg, S.A. and its consolidated subsidiaries have entered into a definitive transaction agreement with DD3, a publicly traded special purpose acquisition company, that will result in the Group becoming a public company. The new company, which will be led by the Group’s Managing Director, Moshe Edree, will continue to be managed by its highly experienced management team, including COO, Aviv Sher, and current CFO, Gonzalo De Osma Bucero. Martin Werner, Founding Partner of DD3 Capital Partners, will join the Group’s Board of Directors.

Also, on June 30, 2021, the parent of the Group, Codere, S.A., approved the conversion of debt into equity amounting to 42 million euros and will take place in July 2021 as described in Note 3.m) that will substantially contribute to the improvement of the equity of the Group.

CODERE ONLINE BUSINESS

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020, 2019 AND JANUARY 1, 2019 AND
FOR THE PERIODS ENDED DECEMBER 31, 2020 AND 2019

(Thousands of Euros)

18. EVENTS AFTER THE REPORTING DATE (cont.)

Additionally, during the first part of 2021, the Group formalized an intercompany relationship with Codere Group through four contracts, which will frame and guide the business relationship between the entities. As described in the Note 1 to these combined carve-out financial statements, we are reorganizing the group to create an independent group of companies in order to ease the transaction. This way not only are all of the companies regrouping under Servicios de Juego Online, S.A.U. (“SEJO”), but also new subsidiaries in Latin America are being created.

Further, it is relevant to mention that new marketing restrictions were put in place in Spain beginning in May of 2021; however, we expect to manage and take advantage of the traditional media investment restriction such as TV, Radio, etc. due to the vast management experience in digital media.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

DD3 ACQUISITION CORP. II,

CODERE NEWCO S.A.U.,

SERVICIOS DE JUEGO ONLINE S.A.U.,

CODERE ONLINE LUXEMBOURG, S.A.

and

CODERE ONLINE U.S. CORP.

Dated as of June 21, 2021

Annex A-i

Annex A-ii

EXHIBITS

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Nomination Agreement
EXHIBIT C	Indemnification Letter
EXHIBIT D	[Reserved]
EXHIBIT E	Directors and Officers of Holdco and the Surviving Corporation
EXHIBIT F	SPAC Warrant Amendment
EXHIBIT G	Redemption Agreement
EXHIBIT H	Expenses Reimbursement Letter

SCHEDULES

SCHEDULE A	Company Knowledge Parties

Annex A-iii

This BUSINESS COMBINATION AGREEMENT is made and entered into as of June 21, 2021 (this “Agreement”), by and among DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”), Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) and whose sole shareholder is Parent (the “Company”), Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg whose sole shareholder is Parent and is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) whose sole stockholder is Holdco. Each of SPAC, Parent, the Company, Holdco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated under the laws of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, each of the Company and Holdco is a direct wholly owned subsidiary of Parent;

WHEREAS, Merger Sub is a direct wholly owned subsidiary of Holdco;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement dated as of the date hereof (the “Exchange Agreement”), by and among Holdco, the Company and Parent, and in accordance with the Luxembourg Law of 10 August 1915 on commercial companies (as amended from time to time, the “1915 Law”), and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Parent, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreement, Parent, effective on the Exchange Effective Time, will contribute its Company Ordinary Shares to Holdco in exchange for additional ordinary shares of Holdco (“Holdco Ordinary Shares”), to be subscribed for by Parent (such contribution and exchange of Company Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”), (b) as a result of the Exchange, the Company will become a wholly-owned subsidiary of Holdco and Parent will continue to hold all the issued and outstanding Holdco Ordinary Shares and (c) not earlier than one Business Day following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection with the Merger, all shares of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the SPAC Class B Conversion, shall be contributed to Holdco in exchange for the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement;

WHEREAS, in connection with the Exchange and the Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, the board of directors of Parent and its sole shareholder have unanimously (a) determined that the Transactions are in the best interests of Parent and (b) approved this Agreement, the Ancillary Agreements to which Parent is or will be a party, and the Transactions;

WHEREAS, the directors of the Company (the “Company Directors”) have unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, and the Transactions;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and the Ancillary Agreements to which SPAC is or will be a party and declaring their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which SPAC is a party, and the Transactions, by the SPAC Stockholders;

Annex A-1

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has unanimously (a) determined that the Transactions are in the best interests of Holdco and (b) approved this Agreement, the Ancillary Agreements to which Holdco is or will be a party, and the Transactions;

WHEREAS, Parent, as the sole shareholder of Holdco, will deliver the relevant Holdco Shareholder Approvals to effect the Exchange, the redemption contemplated under the Share Redemption and the Merger;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole shareholder of Merger Sub), and (b) adopted a resolution approving this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party and declaring their advisability and approving the Merger and the other Transactions;

WHEREAS, Holdco, as the sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement, deliver all stockholder approvals of Merger Sub, including all approvals required to approve and adopt this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, SPAC, Holdco, Parent, MG and DD3 Sponsor Group, LLC (“Sponsor”) will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, Sponsor, Parent and Holdco shall enter into a Nomination Agreement (the “Nomination Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Baron elected to purchase an aggregate number of shares of SPAC Class A Common Stock for an aggregate purchase price of $25,000,000 (the “Baron Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date, pursuant to the terms of that certain Forward Purchase Agreement (the “Baron Forward Purchase Agreement”) entered into by SPAC and Baron on November 17, 2020, as amended on the date hereof (the “Baron Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, MG elected to purchase an aggregate number of shares of SPAC Class A Common Stock for an aggregate purchase price of $25,000,000 (the “MG Investment Amount” and collectively with the Baron Investment Amount, the “Forward Purchase Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date, pursuant to the terms of that certain Forward Purchase Agreement (the “MG Forward Purchase Agreement”) entered into by SPAC and MG on November 19, 2020, as amended on the date hereof (the “MG Investment” and collectively with the Baron Investment, the “Forward Purchase Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC is entering into an investor support agreement with Baron, pursuant to which Baron has committed to not exercise any of its Redemption Rights with respect to 996,069 shares of SPAC Class A Common Stock acquired by Baron in the initial public offering of SPAC (the “Baron Support Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC and Holdco are entering into a Subscription Agreement (the “Larrain Subscription Agreement”) with Larrain Investment Inc. (“Larrain”), pursuant to which, among other things, Larrain has agreed to subscribe for, and SPAC has agreed to sell, upon the terms and subject to the conditions of the Larrain Subscription Agreement, 1,224,000 shares of SPAC Class A Common Stock for an aggregate purchase price of $12,240,000 (the “Larrain Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “Larrain Investment”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC and Holdco are entering into a Subscription Agreement (the “DD3 Capital Subscription Agreement”) with DD3 Capital Partners S.A. de C.V. (“DD3 Capital”), pursuant to which, among other things, DD3 Capital has agreed to subscribe for, and SPAC has agreed to sell, upon the terms and subject to the conditions of the DD3 Capital Subscription Agreement, 500,000 shares of SPAC Class A Common Stock for an aggregate purchase price of $5,000,000 (the “DD3 Capital

Annex A-2

Investment Amount,” and collectively with the Larrain Investment Amount, the “PIPE Committed Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “DD3 Capital Investment,” and collectively with the Larrain Investment, the “PIPE Committed Investment”);

WHEREAS, for United States federal income tax purposes, the Exchange and the Merger are intended to qualify as exchanges as described in Section 351 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, prior to the Closing, each of Parent, the Company and Holdco shall, and Parent shall cause each of the Company and Holdco to, cause the Restructuring, substantially in accordance with Section 8.18 of the Company Disclosure Schedule; and

WHEREAS, in connection with the Closing, Parent, Holdco and the Company shall enter into an agreement (the “Indemnification Letter”), substantially in the form attached hereto as Exhibit C, pursuant to which Parent shall indemnify the Company, Holdco and their respective subsidiaries for certain liabilities incurred in connection with the Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP in the case of SPAC and IFRS in the case of Holdco, the Company and the Company Subsidiaries.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Exchange Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the Indemnification Letter, the SPAC Warrant Amendment, and all other agreements, certificates and instruments executed and delivered by SPAC, Parent, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the UK Bribery Act 2010, (b) the U.S. Foreign Corrupt Practices Act 1977, as amended, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) the Spanish Criminal Code (“Ley Orgánica 10/1995, de 23 de noviembre, del Código Penal”) and (e) other similar laws, regulations, rules and guidance (having the force of law) of any jurisdiction applicable to SPAC, Parent, Holdco, Merger Sub, the Company or any of the Company Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to SPAC, Parent, Holdco, Merger Sub, the Company or any of the Company Subsidiaries concerning terrorist financing or Money Laundering, including, without limitation, (a) the Money Laundering Control Act of 1986, (b) the USA PATRIOT Act, (c) the Bank Secrecy Act; and (d) the Spanish Law 10/2010 on the prevention of money laundering and terrorist financing (Ley 10/2010, de 28 de abril, de prevención del blanqueo de capitales y de la financiación del terrorismo) and all laws, rules, regulations, and guidance thereunder, including the Spanish Royal Decree 304/2014 (Real Decreto 304/2014, de 5 de mayo, por el que se aprueba el Reglamento de la Ley 10/2010, de 28 de abril, de prevención del blanqueo de capitales y de la financiación del terrorismo).

“Applicable Business Activities” means the conduct of activities described in Section 4.14(r) of the Company Disclosure Schedule.

“Baron” means Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

Annex A-3

“Business Day” means any day, except Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Kingdom of Spain, or the Grand Duchy of Luxembourg; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Codere Bondholders Consent” means the written consent of not less than a majority in aggregate principal amount of the then-outstanding Codere Super Senior Secured Notes and Codere Senior Secured Notes, respectively, waiving and amending certain matters thereunder in connection with the Transactions pursuant to a public consent solicitation process to be launched on or about the date hereof.

“Codere Senior Secured Notes” means (a) the senior secured notes issued by Codere Finance 2 (Luxembourg) S.A. for a principal amount of EUR 500,000,000, on November 8, 2016 (as amended, supplemented and/or restated from time to time) and (b) the senior secured notes issued by Codere Finance 2 (Luxembourg) S.A. for a principal amount of USD 300,000,000, on November 8, 2016 (as amended, supplemented and/or restated from time to time).

“Codere Super Senior Secured Notes” means the super senior secured notes issued by Codere Finance 2 (Luxembourg) S.A., for an outstanding principal amount of EUR 353,093,000, on July 29, 2020 (as amended, supplemented and/or restated from time to time).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Exchange, the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which the Company or any of the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, banking or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or any of the Company Subsidiaries as specifically required or permitted by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger, the Exchange or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, distributors or Governmental Authorities); (ix) any failure by the Company or any of the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company
Annex A-4

Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement, any Ancillary Agreements or any of the Transactions (other than any Action commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (xi) any action taken or not taken by SPAC, DD3 Capital, Larrain, Sponsor, Baron or MG; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement or any Ancillary Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industry and geographic area in which the Company and the Company Subsidiaries operate.

“Company Ordinary Shares” means the Company’s ordinary shares, with a nominal value of EUR1.00 per share.

“Company Organizational Documents” means the Company’s certificate of incorporation and its articles of association, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, without limitation, (a) Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, including Transaction Expenses incurred in connection hereunder by the legal advisors engaged by Parent, (b) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (c) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) Transaction Expenses incurred in connection with the Transactions (including advisory fees and the formation of Holdco, Merger Sub and the structuring, negotiation and documentation of the Exchange and the Merger and any SEC or other filing fees), (e) Transaction Expenses incurred in connection with the financial advisor engaged by Parent on July 5, 2020 for purposes of advising Parent, but only to the extent that such Transaction Expenses arise exclusively in connection with the Transactions and excluding, for the avoidance of doubt, fees and expenses in connection with any transaction negotiated prior to the Transactions or with any other person other than the parties to this Agreement, and (f) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, Parent or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means (other than as part of the Transactions) any (a) sale or transfer (except in the ordinary course of business consistent with past practices), in one or a series of related transactions, of all or a substantial portion of the assets of the Company or any Company Subsidiary to any person, (b) merger, consolidation, business combination or similar transaction (or series of related transactions) between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, or (c) sale or transfer of any shares of capital stock of the Company or any Company Subsidiary to any person not affiliated with Parent; excluding in each case any transaction (or series of related transactions) in connection with, or related to, the Restructuring, including, without limitation, the sale or transfer of shares of up to 25% of the capital stock of the relevant Company Subsidiary in Panama and the sale or transfer of shares of up to 1% of the capital stock of the relevant Company Subsidiary in Mexico each of which is in connection with the Restructuring.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, its affiliates, the Company Subsidiaries, or any suppliers or customers of the Company or its affiliates or any Company Subsidiaries or SPAC or its affiliates or subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

Annex A-5

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, in each case with or in response to COVID-19.

“Data Room” means that certain virtual data room located at SharePoint Online.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Effects” means, collectively, events, circumstances, changes and effects.

“Employee” means any person employed by the Company or any Company Subsidiary under a contract of employment.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of hazardous substances or materials containing hazardous substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of hazardous substances or materials containing hazardous substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to hazardous substances, worker/occupational health and safety.

“Exchange Agent” means a bank or trust company designated by SPAC, and reasonably satisfactory to the Company and Holdco, it being agreed that Continental Stock Transfer & Trust Company shall be deemed acceptable to the Company and Holdco, for the benefit of the holders of shares of SPAC Common Stock, to, inter alia, (i) contribute each share of SPAC Class A Common Stock outstanding immediately prior to the Merger Effective Time to the share capital of Holdco on behalf of all such holders of SPAC Class A Common Stock in accordance with Section 3.02(b) and (ii) exchange certificates in accordance with Section 3.03.

“Exchange Effective Time” means 10:00 a.m. New York time on the Business Day prior to the Closing Date, which shall be the effective time of the contribution and exchange of the Company Ordinary Shares held by Parent and exchanged for Holdco Ordinary Shares, as contemplated under the Exchange Agreement.

“Existing Group Financing” means any of (a) the Codere Senior Secured Notes; (b) the Codere Super Senior Secured Notes; (c) the notes issued by Alta Cordillera, S. A., for an amount of USD 1,500,000, on September 13, 2019; (d) the bonds issued by Alta Cordillera, S. A., for an amount of USD 700,000, on October 2, 2019; (e) the bonds issued by Alta Cordillera, S. A., for an amount of USD 200,000, on February 14, 2020; (f) the bonds issued by Alta Cordillera, S. A., for an amount of USD 250,000, on March 12, 2020; (g) the EUR 50,000,000 super senior surety bond facility dated April 5, 2017 by, among others, Codere, S.A., Parent and Amtrust Europe Limited (as amended, supplemented and/or restated from time to time), (h) the USD 13,655,462 credit agreement dated July 20, 2018 by, among others, Alta Cordillera, S.A. and Parent as borrowers, and PDS Gaming-International LLC, M&G Illiquid Credit Opportunities Fund I Limited and M&G Illiquid Credit Opportunities Fund II Limited, as lenders (as amended, supplemented and/or restated from time to time); and (i) the intercreditor agreement dated November 7, 2016 by, among others, Codere Finance 2 (Luxembourg) S.A. and Parent (as amended, supplemented and/or restated from time to time).

“Expenses Reimbursement Letter” means that certain letter agreement to be entered into by and among Sponsor, SPAC, Parent and Holdco, substantially in the form attached hereto as Exhibit H, immediately prior to the Closing and pursuant to which (i) Sponsor shall agree to reimburse Holdco, as future sole shareholder of SPAC, for any SPAC Transaction Expenses payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses payable by the Surviving Corporation pursuant to Section 11.03; and (ii) Parent shall agree to reimburse

Annex A-6

Holdco, as shareholder of the Company, for any Company Transaction Expenses payable by Holdco, the Company or any Company Subsidiaries in excess of the maximum Company Transaction Expenses payable by the Surviving Corporation pursuant to Section 11.03.

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable export control laws and regulations of other countries.

“Forward Purchase Agreements” means (i) the Baron Forward Purchase Agreement and (ii) the MG Forward Purchase Agreement, as amended from time to time.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Gaming Authority” means any Governmental Authority responsible for the regulation, oversight or licensing of retail or online gaming, gambling, casino, slots, poker, bingo, sports betting or other similar activities applicable to the Company, the Company Subsidiaries or their respective businesses, including the Spanish National Gambling Commission.

“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over retail or online gaming, gambling, casino, slots, poker, bingo, sports betting or other similar activities applicable to the Company, the Company Subsidiaries or their respective businesses, including the Spanish Gaming Laws.

“Gaming Permits” means all material licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for, relating to, or applicable to the Company, the Company Subsidiaries or their respective businesses.

“GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on data protection (Reglamento General de Protección de Datos).

“Governmental Authority” means any U.S. federal, state, county or local or non-U.S. government, federal, regional (including autonomous communities), national, supranational (including the European Union), administrative, supervisory, standard setting, determinative, state, regional, provincial, municipal, local or similar court or tribunal, governmental, quasi-governmental, legislative or regulatory body, administrative agency or bureau, commission, branch, minister, or authority or other body exercising similar powers or authority, including any grand jury, securities exchange or Gaming Authority.

“Governmental Grants” means any grant, funding, incentive, subsidy, loan, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit (Tax or otherwise), relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of any bi-national, multi-national, regional or similar program, framework or foundation, the European Union, the SEPI, or any other Governmental Authority.

“Gross Proceeds” means the sum of (i) the cash held by the SPAC outside of the Trust Account, including the aggregate amount of proceeds from the Investment pursuant to the Forward Purchase Agreements and Subscription Agreements consummated prior to, or as of, the Closing, and (ii) the cash held in the Trust Account (including the amount of proceeds held in the Trust Account as a result of Baron not exercising any of its Redemption Rights pursuant to the Baron Support Agreement), after deducting all payments made or required to be made pursuant to exercises of Redemption Rights.

“Holdco Board Approval” means the Holdco Board resolutions with respect to the approval of the Transactions and the Transaction Documents.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time.

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approvals, as applicable.

Annex A-7

“Holdco Shareholder Approval 1” means approval of Parent, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on or about the date of the Exchange to implement the Exchange and the Exchange Issuance.

“Holdco Shareholder Approval 2” means approval of Parent, as the sole shareholder of Holdco, by means of written resolutions taken under private seal, on or about the date of the Merger to implement as promptly as practicable after the Closing the redemption of Holdco Ordinary Shares contemplated under the Redemption Agreement.

“Holdco Shareholder Approval 3” means approval of Parent, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on the Closing Date after the Merger Effective Time to implement the Merger (i.e. contribution in kind of the SPAC Class A Common Stock outstanding immediately prior to the Merger and the Merger Issuance.

“Holdco Shareholder Approvals” means the Holdco Shareholder Approval 1, the Holdco Shareholder Approval 2 and the Holdco Shareholder Approval 3.

“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board, as in effect from time to time.

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement (19 U.S.C. §§ 1-4454 and 19 C.F.R. §§ 1-199), and any other equivalent or comparable import control laws and regulations of other countries.

“Indenture” means that certain Amended and Restated Indenture dated as of October 30, 2020 and entered into by and among Codere Finance 2 (Luxembourg) S.A., Codere Finance 2 (UK) Limited, Codere, S.A. and the other parties thereto (as amended, supplemented and/or restated from time to time).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy, image rights, publicity rights and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investment” means, collectively, the PIPE Committed Investment, the PIPE Additional Investment and the Forward Purchase Investment.

“Investment Amount” means, collectively, the PIPE Committed Investment Amount, the PIPE Additional Investment Amount and the Forward Purchase Investment Amount.

“Investors” means Baron, MG, DD3 Capital, Larrain and any other person that has entered or will enter into any Subscription Agreement.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A (each, a “Company Knowledge Party”) after reasonable inquiry, and in the case of SPAC, the actual knowledge of Martin Werner, Daniel Salim and Isaac Angulo after reasonable inquiry.

“Labor Authority” means any Governmental Authority tasked with the enforcement of Laws pertaining to employment and/or Social Security matters in any jurisdiction.

Annex A-8

“Law” means any federal, national, state, regional, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, binding order, judgment, rule, regulation, ruling or requirement, or any equivalent legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or between states and supranational bodies, rules of common law, customary law and equity and all other civil or other codes, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the Gaming Laws.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, license, covenants, easements, usufruct, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, infringement, charge, option, warrant, rights of first offer, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever.

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“MG” means MG Partners Multi-Strategy Fund LP, an Ontario limited partnership.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offenses, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and

Annex A-9

environmental regulations promulgated by Governmental Authorities that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (e) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned or licensed to the Company or the Company Subsidiaries granted to any affiliate of the Company or the Company Subsidiaries or a licensee that is a customer of the Company or the Company Subsidiaries in the ordinary course of business; (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (h) Liens identified in the Year-End Financial Statements; and (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, location data, biometric data, medical or health information); (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier; and (c) any other information that is considered “personally identifiable information,” “personal information” or “personal data” pursuant to Privacy/Data Security Laws.

“PIPE” means any private placement or placements of shares of SPAC Class A Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions.

“PIPE Subscription Agreements” means, collectively, the Subscription Agreements entered into pursuant to Section 8.14(b) after the date of this Agreement by SPAC and certain Investors, pursuant to which among other things, Investors agree to subscribe for and SPAC agrees to sell upon the terms and subject to the conditions thereof, an aggregate number of shares of SPAC Class A Common Stock which shall become Holdco Ordinary Shares as a result of the Merger in exchange for the aggregate purchase price set forth thereunder (the “PIPE Additional Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “PIPE Additional Investment”).

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including, to the extent applicable: (a) Laws related to any data breach and notification obligations thereunder, consumer protection Laws, Laws relating to privacy policies and practices in connection with website and mobile applications, Social Security number protection, data security Laws, Laws relating to email, text messaging or telephone communications, and (b) the GDPR, Spanish Act 3/2018 on data protection and guarantee of digital rights.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Products” mean any products or services, developed, manufactured, performed, licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works

Annex A-10

of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redeemable Amount” means (i) if the Gross Proceeds are equal to, or lower than, $125,000,000, $0 (nil), and (ii) if the Gross Proceeds are higher than $125,000,000, the amount by which the Gross Proceeds exceed $125,000,000 subject to a cap of $30,000,000.

“Redeemable Shares” means Holdco Ordinary Shares to be owned by Parent and redeemed by Holdco from Parent, at Parent’s sole discretion, at a redemption price of $10.00 per Holdco Ordinary Share (the “Redemption Price”), payable in cash up to an amount, as determined by Parent and set forth in the Redemption Agreement, equal to (rounded down to the nearest whole number of Holdco Ordinary Shares) the quotient of (i) the Redeemable Amount, divided by (ii) the Redemption Price.

“Redemption Agreement” means the agreement to be entered into, upon Parent’s request, by Parent and Holdco on or about the Exchange Effective Time in connection with the redemption by Holdco of the Redeemable Shares and the terms thereof, and substantially in the form attached hereto as Exhibit G.

“Redemption Rights” means the redemption rights provided for in Article IX of the SPAC Certificate of Incorporation.

“Related-Party Agreements” means, collectively, (i) the Sponsorship and Services Agreement, dated on or about the date hereof, and entered into by and between Parent and the Company and described on Section 4.15(a) of the Company Disclosure Schedule, (ii) the Relationship and License Agreement, dated on or about the date hereof, and entered into by and between Parent and the Company and described on Section 4.15(a) of the Company Disclosure Schedule, (iii) the Asociación en Participación, dated on or about the date hereof, and entered into by and between the Company and Libros Foráneos, S.A. de C.V. and described on Section 4.15(a) of the Company Disclosure Schedule, and (iv) the Platform and Technology Services Agreement, dated as of January 1, 2021, and entered into by and among Parent, Codere Online Management Services Ltd., and Codere Apuestas España S.L.U. and described on Section 4.15(a) of the Company Disclosure Schedule.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, and/or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i)     the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii)    the lists of persons subject to Sanctions Laws, as administered by OFAC including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List;”

(iii)   the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List;”

(iv)   the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v)    the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi)   Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK;” and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

Annex A-11

“Restructuring” means the corporate restructuring pursuant to which all of Codere, S.A.’s and Parent’s online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing, and pari-mutuel activities will be operated or owned, as applicable, by the Company and the Company Subsidiaries by holding or receiving assets, rights and/or entities from Codere, S.A., Parent and/or their respective subsidiaries in accordance with the Transaction Documents, the Related-Party Agreements and Section 8.18 of the Company Disclosure Schedule.

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea, Syria and Venezuela.

“Sanctions Authority” means (a) the United Nations Security Council; (b) the U.S. Department of the Treasury; (c) the U.S. Department of Commerce; (d) the U.S. Department of State; (e) the European Union Council and/or Commission (including any present or future member state of the European Union); (f) Her Majesty’s Treasury of the United Kingdom; and (g) any other equivalent Governmental Authority in Argentina, Brazil, Chile, Colombia, Mexico, Panama, Peru and Uruguay.

“Sanctions Laws” means all economic, trade or financial sanctions Laws enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“SEPI” means the Spanish “Sociedad Estatal de Participaciones Industriales”.

“Social Security” means the Spanish “Seguridad Social” and/or any equivalent Governmental Authority in Argentina, Colombia, Italy, Mexico, Panama, and any other country and/or territory with jurisdiction over any Party.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of December 7, 2020, as amended, modified or supplemented from time to time.

“SPAC Class A Common Stock” means SPAC’s class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Contribution Supporting Documents” means all supporting documents from SPAC, its stockholders and the Exchange Agent, as may be required by a Luxembourg notary chosen by the Company and SPAC and who has experience in transactions similar to the Transactions, to proceed with the issuance of Holdco Ordinary Shares upon contribution of the SPAC Class A Common Stock to Holdco at the Merger Effective Time, including but not limited, to the extent required by such Luxembourg notary from the SPAC, (i) any “know your customer” and “anti-money laundering” documentation, and (ii) documents supporting the power of the Exchange Agent to contribute, on behalf of all holders of SPAC Class A Common Stock outstanding immediately prior to the Merger Effective Time, to the share capital of Holdco, all such shares of SPAC Class A Common Stock, including but not limited, to the extent required by such Luxembourg notary, a legal opinion issued by a reputable U.S. law firm confirming that the Exchange Agent has such power immediately prior to the Merger Effective Time.

“SPAC Letter Agreement” means that certain letter agreement, dated as of December 7, 2020, by and among SPAC, Sponsor, MG and each of the officers, directors and initial stockholders of the SPAC.

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or any of the Ancillary Agreements or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material

Annex A-12

Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (iv) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any actions taken or not taken by SPAC as specifically required or permitted by this Agreement or any Ancillary Agreement; (vii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); (viii) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (ix) any action taken or not taken by the Company or any of the Company Subsidiaries; or (x) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately and adversely affected thereby as compared with other participants in the industry and geographic area in which SPAC operates.

“SPAC Material Contracts” means the SPAC Letter Agreement, the Trust Agreement, the SPAC Stock Escrow Agreement, the SPAC Subscription Agreements for Private Units, the SPAC Subscription Agreement for Founder Shares, the Baron Support Agreement, the Forward Purchase Agreements, the DD3 Capital Subscription Agreement, the Larrain Subscription Agreement and the SPAC Warrant Agreement.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Stockholders pursuant to the SPAC Organizational Documents and applicable Law to approve, adopt and effect this Agreement and the Transactions, including the Merger.

“SPAC Stock Escrow Agreement” means that certain stock escrow agreement, dated as of December 7, 2020, by and among SPAC, Trustee and certain stockholders.

“SPAC Subscription Agreement for Founder Shares” means that certain subscription agreement for founder shares, dated as of October 13, 2020, by and between SPAC and Sponsor.

“SPAC Subscription Agreements for Private Units” means the respective subscription agreements for private units, by and between SPAC and each of Sponsor, MG and Baron, respectively, dated (i) as of December 7, 2020, with respect to the agreements entered into with Sponsor and MG, respectively, and (ii) as of November 17, 2020, with respect to the agreement entered into with Baron.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC, including (a) any and all Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, (b) any and all Transaction Expenses incurred in the negotiation, preparation or consummation of the Investment, including advisory fees, placement fees and fees arising under the business combination marketing agreement with EarlyBirdCapital, Inc. and consulting agreement with ICR, LLC, and (c) the preparation, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement.

“SPAC Unit” means a unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of December 7, 2020, by and between SPAC and the Trustee.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one share of Class A Common Stock at an exercise price per share of SPAC Class A Common Stock of $11.50, subject to adjustment pursuant to the SPAC Warrant Agreement.

Annex A-13

“Spanish Companies Act” means the Spanish Royal Legislative Decree 1/2010 of the 2nd of July, whereby the amended and restated Spanish Companies Act was approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).

“Spanish Data Protection Agency” means the Spanish Agencia Española de Protección de Datos.

“Spanish Foreign Investment Regulations” means the Spanish Act 19/2003, of the 4th of July, whereby the regulations applicable to foreign capital movements and foreign economic transactions were approved (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior).

“Spanish Gaming Laws” means (a) the Spanish Act 13/2011, of the 27th of May, of gaming regulations (Ley 13/2011, de 27 de mayo, de regulación del juego); (b) Royal Decree 1614/2011, of the 14th of November, which implemented Law 13/2011, of the 27th of May, on the regulation of gambling, with regard to licenses, authorizations and gambling registers (Real Decreto 1614/2011, de 14 de noviembre, por el que se desarrolla la Ley 13/2011, de 27 de mayo, de regulación del juego, en lo relativo a licencias, autorizaciones y registros del juego); (c) Royal Decree 1613/2011, of the 14th of November, which implemented Law 13/2011, of 27 May, regulating gambling, with regard to the technical requirements for gambling activities (Real Decreto 1613/2011, de 14 de noviembre, por el que se desarrolla la Ley 13/2011, de 27 de mayo, regulación del juego, en lo relativo a los requisitos técnicos de las actividades de juego); and (d) any other applicable Laws in the Kingdom of Spain pertaining to gaming, including any similar Laws enacted by autonomous communities in the Kingdom of Spain.

“Spanish Insolvency Act” means the Spanish Royal Legislative Decree 1/2020 of the 5th of May, whereby the amended and restated Spanish Insolvency Act was approved (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal).

“Spanish National Gambling Commission” means the Spanish Comisión Nacional del Juego.

“Spanish Securities Act” means the Spanish Royal Legislative Decree 4/2015, of the 23rd of October, whereby the amended and restated Spanish Securities Act was approved (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores).

“Subscription Agreements” means (i) the DD3 Capital Subscription Agreement, (ii) the Larrain Subscription Agreement, and (iii) any PIPE Subscription Agreement entered into after the date of this Agreement by and between SPAC and an Investor in connection with any PIPE transactions on or prior to the Closing Date.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Holdco, SPAC or any other person means an affiliate controlled by such person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, however imposed, whether directly or indirectly, together with all interest, penalties, fines, costs, charges, surcharges and other additions imposed with respect to such amounts and any interest in respect of such additions in any jurisdiction.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes in any involved jurisdiction.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Parent, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates and all fees, costs and expenses in connection with newly issued equity in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement, the other Transaction Documents, the Related-Party Agreements and consummation

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of the Transactions, the Proxy Statement/Prospectus, the Registration Statement and the solicitation of the SPAC Stockholders and the preparation of any required filings, notices or approvals under applicable Antitrust Laws and Gaming Laws, including Gaming Permits, if any, (b) any accrued or payable transaction, management, monitoring or similar fees payable to any affiliate of SPAC, Holdco or the Company, and (c) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy, including under the terms of Section 8.04. For the avoidance of doubt, Transaction Expenses shall not include any Transfer Tax.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Restructuring, the Exchange and the Merger.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

“Worker’s Statute” means the Spanish worker Royal Decree 2/2015, of 23 October, by means of which the worker’s statute was approved (“Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Trabajadores”).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1915 Law	Recitals
Action	§ 4.09
Additional SEC Reports	§ Section 7.04(a)
Agreement	Preamble
Antitrust Laws	§ 8.11(a)
Applicable Business Activities	§ Section 4.14(r)
Baron Forward Purchase Agreement	Recitals
Baron Investment	Recitals
Baron Investment Amount	Recitals
Baron Support Agreement	Recitals
Blue Sky Laws	§ 4.05(b)
CDON	§ 4.01(d)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.03(b)
Claims	§ 7.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Company	Preamble
Company Directors	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 8.03(b)
D&O Indemnified Party	§ 8.04(a)
D&O Tail Policy	§ 8.04(b)

Annex A-15

Defined Term	Location of Definition
Data Security Requirements	§ 4.13(i)
DD3 Capital	Recitals
DD3 Capital Investment	Recitals
DD3 Capital Investment Amount	Recitals
DD3 Capital Subscription Agreement	Recitals
DGCL	Recitals
ERISA	§ 4.10(a)
Exchange Act	§ 4.20
Exchange Agreement	Recitals
Exchange Consideration	§ Section 3.01(a)(i)
Exchange Fund	§ 3.03(a)
Exchange	Recitals
Exchange Issuance	§ 2.01(b)(iii)
Financial Statements	§ Section 4.07(b)
First Holdco Auditor Report	§ 9.01(b)
Forward Purchase Investment	Recitals
Forward Purchase Investment Amount	Recitals
Holdco	Preamble
Holdco Board	Recitals
Holdco Ordinary Shares	Recitals
Holdco Warrant	§ 3.05
Indemnification Letter	Recitals
Intended Tax Treatment	§ 2.07
Interim Financial Statements	§ Section 4.07(b)
IRS	§ Section 4.14(m)
Issued Capital Stock	§ 4.03(a)
Larrain	Recitals
Larrain Investment	Recitals
Larrain Investment Amount	Recitals
Larrain Subscription Agreement	Recitals
Lease	§ 4.12(c)
Lease Documents	§ 4.12(c)
Letter of Transmittal	§ 3.03(b)
Material Contracts	§ 4.15(a)
Merger	Recitals
Merger Consideration	§ 3.02(b)(i)
Merger Effective Time	§ 2.03(a)
Merger Issuance	§ 3.02(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.02(b)(iii)
MG	Recitals
MG Forward Purchase Agreement	Recitals
MG Investment	Recitals
MG Investment Amount	Recitals
Nomination Agreement	Recitals
Outside Date	§ 10.01(b)
Parent	Preamble
Party	Preamble
PCAOB Financials	§ 8.12

Annex A-16

Defined Term	Location of Definition
PIPE Additional Investment	Recitals
PIPE Additional Investment Amount	Recitals
PIPE Committed Investment	Recitals
PIPE Committed Investment Amount	Recitals
Plans	§ 4.10(a)
Post-Signing Returns	§ 8.08(c)(ii)(A)
Proxy Statement/Prospectus	§ 8.01(a)
Redemption	§ 8.01(a)
Redemption Price	Definitions
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Restructuring Agreement	§ 8.18(b)
Representatives	§ 8.03(a)
SEC	§ 5.07(a)
Second Holdco Auditor Report	§ 9.01(b)
Securities Act	§ 5.07(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Class B Conversion	§ 3.02(a)
SPAC Disclosure Schedule	Article V
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholders	Recitals
SPAC Stockholders’ Meeting	§ 8.01(a)
SPAC Warrant Amendment	§ 3.05
Sponsor	Recitals
Subsequent Unaudited Company Financials	§ Section 8.13
Surviving Corporation	§ 2.02
Tail Period	§ 8.04(b)
Terminating Company Breach	§ 10.01(e)
Terminating SPAC Breach	§ 10.01(f)
Transaction Expenses Table	§ 11.03(b)(i)(A)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unrestricted Group Members	§ Section 9.01(h)
Warrant Price	§ 5.03(a)
Year-End Financial Statements	§ 4.07(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending

Annex A-17

or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(e) Whenever this Agreement states that documents or other information have been “made available to” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing, including by electronic means, to SPAC or its Representatives, at least one (1) day prior to the date hereof.

ARTICLE II
PRE-MERGER; MERGER

Section 2.01 Pre-Merger Actions.

(a) Prior to the Exchange Effective Time, (i) Parent, the Company and Holdco shall, and Parent shall cause the Company and Holdco to, consummate the Restructuring, substantially in accordance with Section 8.18 and Section 8.18 of the Company Disclosure Schedule; and (ii) the Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time.

(b) At or prior to the Exchange Effective Time:

(i) Parent, at its sole discretion, shall have the right to cause Holdco to enter into the Redemption Agreement with Parent, pursuant to which Holdco will undertake to redeem from Parent, immediately after completion of the Closing and in exchange for payment of the Redemption Price, all or part of the Redeemable Shares;

(ii) Holdco shall cause the delivery of the First Holdco Auditor Report by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco in accordance with Section 9.01(b);

(iii) all the issued and outstanding Company Ordinary Shares held by Parent shall be contributed in kind to Holdco, free and clear of all Liens, and Parent shall subscribe and be issued the aggregate number of Holdco Ordinary Shares, each worth $10.00 per Holdco Ordinary Share, set forth on Section 2.01 of the Company Disclosure Schedule (the issuance of the Holdco Ordinary Shares pursuant to Section 2.01(b) being the “Exchange Issuance”); provided, however, that no fractional Holdco Ordinary Shares shall be issued pursuant to the Exchange; and

(iv) Parent shall cease to be the holder of the Company Ordinary Shares and Holdco will be recorded as the registered holder of all the Company Ordinary Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof.

(c) Immediately following the Exchange, (i) SPAC shall use reasonable best efforts to cause the consummation of the Investment, including issuing appropriate notices under the various Forward Purchase Agreements and Subscription Agreements and the issuance of shares of SPAC Class A Common Stock contemplated thereby on the same Business Day as the consummation of the Exchange, and (ii) Holdco shall cause the delivery of the Second Holdco Auditor Report by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco in accordance with Section 9.01(b).

Annex A-18

Section 2.02 The Merger.

Subject to the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Exchange shall be a condition precedent to the consummation of the Merger.

Section 2.03 Closing; Merger Effective Time.

(a) Immediately following the consummation of the Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. New York time on the Business Day immediately following the day of the filing of the Certificate of Merger (the “Merger Effective Time”).

(b) On the date of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be referred to as the “Closing”.

Section 2.04 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) for purposes of the 1915 Law a contribution-in-kind of the SPAC Class A Common Stock shall be made to Holdco by the SPAC Stockholders through the Merger against issue of the Merger Consideration following a share capital increase realized by Holdco by virtue of the foregoing.

Section 2.05 Certificate of Incorporation; Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except as amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) At the Merger Effective Time, the Holdco Organizational Documents shall be the organizational documents of Holdco until amended as provided by applicable Law and in accordance with the terms set forth hereto.

Section 2.06 Directors and Officers.

(a) At the Exchange Effective Time, the Holdco Board shall be comprised of at least seven (7) directors. The Parties shall use their reasonable best efforts to cause (including by obtaining the Holdco Requisite Approvals) the directors of the Holdco Board and the officers of Holdco as of immediately following the Exchange Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold a board seat and office in accordance with the Holdco Organizational Documents.

(b) The Parties shall cause the directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold a board seat and office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.07 Tax Treatment of the Exchange and the Merger. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Exchange Agreement and the Merger

Annex A-19

are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, (c) be completed in a consecutive order such that the Exchange is treated as completed before the Merger Effective Time, and (d) with respect to the Merger, other than in the case of any person that will be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) and does not enter into a valid “gain recognition agreement” pursuant to Treasury Regulation Section 1.367(a)-8), qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (the “Intended Tax Treatment”).

Section 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from the Holdco Ordinary Shares issued as consideration in the Exchange, from the Merger Consideration issued in the Merger, and from any other consideration it issues or pays in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under any applicable Law, and (b) any other Party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable Law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax Law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Holdco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.08, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable Laws.

Section 2.09 Merger Deliverables. The Parties agree that, in connection with the Merger, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, SPAC Warrant Amendment and the Indemnification Letter shall be executed and delivered, or cause to be delivered, by all parties thereto, on or prior to the Closing Date.

Section 2.10 Redeemable Shares. The Parties agree that the redemption by Holdco of the Redeemable Shares, if applicable, shall be consummated promptly after the completion of the Closing.

ARTICLE III
EXCHANGE

Section 3.01 Exchange Consideration.

(a) As set forth in the Exchange Agreement:

(i) The valuation of the Company Ordinary Shares contributed to Holdco by Parent against newly issued Holdco Ordinary Shares pursuant to the Exchange shall be deemed to be, as of the Exchange Effective Time, $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital, of Holdco, the Company and the Company Subsidiaries (the “Exchange Consideration”).

(ii) The Exchange Consideration subscribed for by Parent shall be paid in Holdco Ordinary Shares that shall be valued at $10.00 per Holdco Ordinary Share. The Holdco Ordinary Shares making up the Exchange Consideration, minus any Holdco Ordinary Shares owned by Parent immediately prior to the Exchange Effective Time, shall be issued to Parent. After such issuance and prior to the redemption by Holdco of any Redeemable Shares owned by Parent, Parent shall hold 30,000,000 Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share.

(b) At least seven Business Days prior to the Closing, SPAC shall cause the Chief Financial Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including supporting materials for the amount of each item included in SPAC Transaction Expenses, and certifying that SPAC has not incurred any SPAC Transaction Expenses in excess of those payable or reimbursable by the Surviving Corporation pursuant to Section 11.03. At least seven Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as

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such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth the Company’s good faith estimate of the Company Transaction Expenses, including supporting materials for the amount of each item included in Company Transaction Expenses and certifying that Holdco, the Company and their respective subsidiaries have not incurred any Company Transaction Expenses in excess of those payable or reimbursable by the Surviving Corporation pursuant to Section 11.03.

Section 3.02 Conversion of Securities.

(a) Immediately prior to the Merger Effective Time, each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of SPAC Class A Common Stock (the “SPAC Class B Conversion”);

(b) At the Merger Effective Time, immediately following the SPAC Class B Conversion, by virtue of the Merger, the Holdco Requisite Approvals, the Second Holdco Auditor Report and the SPAC Contribution Supporting Documents, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders thereunder:

(i) each share of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (which for the avoidance of doubt shall not include any share of SPAC Class A Common Stock as to which Redemption Rights have been exercised) shall be exchanged with Holdco (which exchange, for purposes of the 1915 Law, shall consist of, for the avoidance of doubt, a contribution-in-kind of each such SPAC Class A Common Stock from the holders of SPAC Class A Common Stock to Holdco), against the issue by Holdco (such issuance, the “Merger Issuance”), following a share capital increase realized by Holdco and subscribed by the contributing holders of SPAC Class A Common Stock, acting through the Exchange Agent, by virtue of the Merger, and in accordance with the 1915 Law and the DGCL, of one validly issued and fully paid Holdco Ordinary Share (the “Merger Consideration”), delivered by Holdco in accordance with its obligations set forth in Section 3.03;

(ii) upon the Merger Issuance, all shares of SPAC Class A Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing each of the shares of SPAC Class A Common Stock and (B) each book-entry account formerly representing each of the uncertificated shares of SPAC Class A Common Stock shall thereafter, in case of both (A) and (B), only represent the Merger Consideration and the right, if any, to receive any distribution or dividend pursuant to Section 3.03(c); and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation and, as a result thereof, all of the shares of common stock of the Surviving Corporation will be owned by Holdco.

Section 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.02(b)(i), Section 3.02(b)(ii) and Section 3.02(b)(iii)), Holdco shall deposit with the Exchange Agent the number of Holdco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Merger Consideration consisting of the Holdco Ordinary Shares to be issued to the holders of shares of SPAC Class A Common Stock in the Merger pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, any dividends or other distributions payable pursuant to Section 3.03(c) with respect to the Holdco Ordinary Shares issued pursuant to the Merger for any shares of SPAC Class A Common Stock with a record and payment date after the Merger Effective Time and prior to the surrender of such shares (all such Holdco Ordinary Shares, together with the amount of any dividends or distributions contemplated pursuant to Section 3.03(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that

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there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.03(c), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.03(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) entitled to receive the Merger Consideration pursuant to Section 3.02 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.03(c) in accordance with the provisions of this Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) issued in exchange therefor, without interest, (i) promptly, but in any event within five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) Merger Consideration as Payment in Full. The Merger Consideration payable upon the exchange of the SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) in accordance with the terms of this Section 3.03 shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion).

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the Merger Consideration one year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock (including shares of SPAC Class A Common Stock

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resulting from the SPAC Class B Conversion) who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Conversion), as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, Parent, Holdco, Company, the Surviving Corporation or any of their respective affiliates shall be liable to any holder of SPAC Common Stock for any such SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

Section 3.04 Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.02.

Section 3.05 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one Holdco Ordinary Share for each right to acquire one share of SPAC Class A Common Stock (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. SPAC shall take all lawful action to effect the aforesaid provisions of this Section 3.05, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.05, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit F (the “SPAC Warrant Amendment”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), Parent and the Company hereby represent and warrant to SPAC, Holdco and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries; Insolvency and Spanish Equity Ratios.

(a) Parent, the Company and each subsidiary of the Company as of the date hereof and upon consummation of the Restructuring (each of such subsidiaries, a “Company Subsidiary”) is (or, for any entity not yet formed, will be) a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction). The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or

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other organization to do business where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary and a proforma legal organization chart are set forth in Section 4.01(b) of the Company Disclosure Schedule, as of the date hereof and as expected upon consummation of the Restructuring, as specified therein. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) No order has been made, petition presented or meeting (of equityholders or otherwise) convened for the bankruptcy, winding up (voluntary or mandatory) or granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws), or for the appointment of any provisional liquidator or in relation to any other process whereby the assets of the Company and/or each Company Subsidiary are distributed amongst its creditors and/or shareholders or other contributors, and there are no Actions under any applicable bankruptcy, insolvency, reorganization, corporate or similar applicable Law, would be reasonably likely to justify any such cases or Actions. No receiver or trustee has been appointed in respect of the whole or any part of any of the property or assets of the Company and/or any Company Subsidiary, nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs and assets of the Company are managed by a person appointed for the purpose by a Governmental Authority or similar body). Neither the Company nor any Company Subsidiary has taken any steps with a view to a suspension of payments or a moratorium of any indebtedness or for the granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws) or has made or is negotiating any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they become due.

(d) Each of the Company and Codere Online, S.A.U. (“CDON”) is in good standing from a Spanish commercial registry perspective, and neither the Company nor CDON is subject to any mandatory cause for dissolution pursuant to Section 363 of the Spanish Companies Act. Each of the Company and CDON is in full compliance with the equity ratio set forth in Section 363.1(e) of the Spanish Companies Act. Following the consummation of the Restructuring, the Company and CDON will continue to be in compliance with the equity ratio set forth in Section 363.1(e) of the Spanish Companies Act.

Section 4.02 Organizational Documents, Books and Records; Directors.

(a) The Company has prior to the date of this Agreement made available to SPAC in the Data Room a complete and correct copy of the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents, each as amended, supplemented and/or restated to date, of the Company and each Company Subsidiary. Such memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents are in full force and effect. Neither Parent, the Company nor any Company Subsidiary is in violation of any of the provisions of its memorandum of association, articles of association, certificates of incorporation, certificates of formation or by-laws. There are no stockholders or shareholders’ agreements or any equivalent arrangements in place in respect of any of the Company and/or each of the Company Subsidiaries.

(b) The books, records and accounts of the Company and of each Company Subsidiary, including but not limited to the statutory books of the Company and each Company Subsidiary (including, but not limited to, minutes books, books of agreements with the sole shareholder, shareholders registry books and/or stock ledgers) since January 1, 2018: (i) are in all material respects true, complete and correct; and (ii) have been maintained in accordance with good business practices on a basis consistent with prior years and in accordance with applicable Laws. The books, records and accounts of the Company and each Company Subsidiary have at all times since January 1, 2018 accurately and fairly reflected in all material respects, in reasonable detail, the transactions and dispositions of its funds and assets

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and other information which should be included therein pursuant to applicable Laws and the Accounting Principles. The Company and each Company Subsidiary have provided to SPAC in the Data Room complete and correct copies of its minute books since January 1, 2018, which contain complete and correct copies since such date of all minutes of meetings of and actions by the shareholders of the Company and of each Company Subsidiary, the board of directors (or equivalent governing body) of the Company and/or each Company Subsidiary, and all committees of the board of directors (insofar as such committees have been established).

(c) The governing bodies of the Company and each Company Subsidiary, the list of which is included in Section 4.02(c) of the Company Disclosure Schedule, have been appointed in accordance with the Laws and they have been registered with the relevant Governmental Authority, where required.

Section 4.03 Capitalization.

(a) As of the date hereof, the issued and fully paid capital stock of the Company consists of sixty thousand (60,000) Company Ordinary Shares, with a nominal value of EUR1.00 per Company Ordinary Share (the “Issued Capital Stock”). There are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Upon completion of the Restructuring, the Company will not own any equity interests in any person, other than the Company Subsidiaries. The Company Subsidiaries do not own any equity interests in any person. Neither the Company nor any Company Subsidiary has minority or financial investments in any person.

(b) Other than pursuant to the Transaction Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Ordinary Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(c) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (insofar as such concept exists in such jurisdiction), and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(d) Parent owns and will own immediately prior to the Exchange Effective Time directly and beneficially and of record, all the equity of the Company (which is represented by the issued Company Ordinary Shares). Except for the shares of the Company held by Parent, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(e) All issued Company Ordinary Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f) Except for Parent (in its capacity as sole shareholder of the Company), no person is entitled to receive any dividends, distributions or commissions on profits from the Company.

Section 4.04 Authority Relative to this Agreement. Each of Parent and the Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent and the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Parent and the Company and no other corporate proceedings on the part of Parent or the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (except as set forth on Section 8.18 of the Company Disclosure Schedule in connection with the Restructuring). This Agreement and

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each such Ancillary Agreement to which Parent and/or Company are party have been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of Parent and the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of documents in connection with the Merger and the Exchange, as required by the Spanish Securities Act, the applicable Gaming Laws, the DGCL or the 1915 Law, and of the Codere Bondholders Consent and the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the memorandum of association, articles of association, registration statement, certificate of incorporation, by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to or Company Permit held by the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) to the Company’s knowledge, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate documents in connection with the Merger and the Exchange or other documents as required by the DGCL or the 1915 Law; (ii) for applicable notification requirements as set forth by the Spanish Securities Act (including the obligation to issue a public notice of privileged information (“comunicación de información privilegiada”) or a public notice of material information (“comunicación de otra información relevante”) pursuant to the applicable CNMV regulations); (iii) for applicable compulsory notification of the Transactions to any Gaming Authority, including, without limitation, the relevant Maltese Gaming Authority, the relevant Italian Gaming Authority and the Spanish National Gambling Commission as set forth in any Gaming Laws; and (iv) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

(c) Subject to the receipt of the Codere Bondholders Consent, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, conflict with or violate any of the documents or agreements under the Existing Group Financing or require any consent, approval, authorization or permit of, or filing with or notification to the trustees and/or lenders under any of the Existing Group Financing pursuant to the terms thereof in respect of any of the Company and/or any Company Subsidiary (other than any notification made in accordance with the terms thereunder). Subject to the receipt of the Codere Bondholders Consent, neither the Company nor any Company Subsidiary is an obligor, guarantor, or restricted subsidiary under the terms of any Existing Group Financing. Subject to the receipt of the Codere Bondholders Consent, the consummation of the Restructuring will not require the consent, approval or authorization of, or notification to the trustees and/or lenders under, any of the Existing Group Financing pursuant to the terms thereof in respect of any of the Company and/or any Company Subsidiary (other than any such notification made in accordance with the terms thereunder).

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(d) The business of the Company does not fall within the scope of any of the restricted sectors included in Section 7 bis paragraph 2 of the Spanish Foreign Investment Regulations.

Section 4.06 Permits; Compliance. Except as set forth on Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession, whether via ownership or license rights, of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, homologation certificates, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (including, without limitation, as applicable, all such permits, licenses, approvals, consents and other authorizations required by the Gaming Laws or any other federal, state, local or foreign agencies or bodies engaged in the regulation, oversight or licensing of gaming or any other activity related to the business now operated by the Company and the Company Subsidiaries) (the “Company Permits”). Except as set forth on Section 4.06 of the Company Disclosure Schedule, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened and all of the Company Permits are, to the Company’s knowledge, valid and in full force and effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has properly and validly completed all filings and registrations that are required for the operation of the business operated by the Company and the Company Subsidiaries as currently conducted. Neither the Company nor any Company Subsidiary has (i) received any written notices from any Governmental Authority alleging violation of any applicable Laws or (ii) been denied a Company Permit in any jurisdiction, withdrawn an application for a Company Permit in any jurisdiction, or, with respect to a Company Permit then held by the Company, had any such Company Permit suspended, withdrawn, revoked or limited in any manner, other than as set forth on Section 4.06 of the Company Disclosure Schedule.

Section 4.07 Financial Statements.

(a) The Company has made available true copies in draft form of the combined balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related combined statements of operations and cash flows (including the notes thereunder) of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Year-End Financial Statements”) which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Year-End Financial Statements (including the notes thereto), (i) was prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true copies in draft form of the combined unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2021, and the related unaudited combined statements of operations of the Company and the Company Subsidiaries for the 3-month period then ended (collectively, the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in the Year End Financial Statements).

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since March 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which would not, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has as of any balance sheet

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date included in the Financial Statements any material assets, liabilities or capital commitments or obligations to third parties, debts, bonds, guarantees or securities or contingencies of any kind which are not fully accounted for or provisioned for in the Financial Statements in accordance with the Accounting Principles.

(d) (i) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim (whether written or, to the knowledge of the Company, oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Directors or any committee thereof.

(e) The Company and each Company Subsidiary maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, the Company has delivered to SPAC a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any Company Subsidiaries. Since December 31, 2017, there have been no material changes in the Company’s or any Company Subsidiary’s internal control over financial reporting.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or in connection with the Transactions or as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, (d) none of the Company or the Company Subsidiaries has incurred any indebtedness for borrowed money, and (e) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09 Absence of Litigation. Except as disclosed in Section 4.09 of the Company Disclosure Schedule, as of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. As of the date hereof, there

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is no Action pending, or to the knowledge of Parent, threatened, that would, if adversely determined, materially and adversely affect the ability of Parent to consummate the Transactions or otherwise perform its obligations under this Agreement or the Ancillary Agreements (including consummating the Restructuring).

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and all other material bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”), other than mandatory benefits or plans regarding Employees or Workers under applicable Law.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any Plan; (ii) limit the right to merge, amend or terminate any material Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d) None of the Plans provides for, nor does the Company or any Company Subsidiary have or reasonably expect to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e) In all material respects, (i) each Plan is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

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(g) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid, if any, have been properly accrued on the Financial Statements in compliance with the Accounting Principles. With respect to each Plan, all material contributions or payments and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each such Plan, and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Financial Statements.

Section 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a list of all Employees, Workers, and individual independent contractors of the Company and any Company Subsidiary as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each Employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements). Neither the Company nor any Company Subsidiary has granted any credit, loan or any other kind of financing to the Employees or Workers.

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, Workers, independent contractors, applicants for employment, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been during the three (3) years preceding the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before any Labor Authority; (iv) during the three (3) years preceding the date of this Agreement, there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any Employees; and (v) the Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former Employees (including redundancy payments or failure to comply with any order for reinstatement or re-engagement of any Employees).

(c) (i) The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs, immigration, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, working hours, overtime, collective bargaining and the payment and withholding of taxes, Social Security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) to the knowledge of the Company, no Employee or Worker has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of the Company or any Company Subsidiary; and (iii) to the knowledge of the Company, no Employee or Worker has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Company or any Company Subsidiary or any Employee or Worker, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

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(d) To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees and/or procedures for returning to work for Employees with respect to COVID-19.

(e) Neither the Company nor any Company Subsidiary are part of any retirement benefits or pension commitments and any equity-based incentive plan, other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule.

(f) Copies of all material form contracts, and any contracts that contain material deviations from such material form contracts, which apply to Employees and Workers have been provided to the SPAC in the Data Room and the Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker. No notice to terminate the contract of employment of any Employee or Worker of the Company or any Company Subsidiary (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened. There are no Employees or Workers of the Company or of any Company Subsidiary entitled to receive a compensation for dismissal higher than the severance compensation established by the applicable Law, other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule. To the Company’s knowledge, there are no Employees or Workers of the Company or of any Company Subsidiary entitled to terminate their employment or engagement upon a change in the ownership of the Company or Company Subsidiary.

(g) To the Company’s knowledge, (i) no Employee, Worker or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, noncompetition agreement, non-solicitation agreement, proprietary information agreement or any other agreement with a third party relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective Employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective Workers and independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred.

(h) All Employees of the Company and of each Company Subsidiary are duly registered with the Social Security Authorities as employees. All Social Security contributions due and payable by the Company and each Company Subsidiary for any salary item (i.e. fixed salary, variable remuneration, salary in kind) have been paid correctly, timely and in full according to applicable Law. Neither the Company nor any Company Subsidiary have any deferred debt with Social Security. There are no premiums, allowances, rewards or salaries in cash or kind which have not been taken into account for Social Security contributions, have not been accounted for or in respect of which a provision has not been made in the Financial Statements in accordance with applicable Law.

(i) Neither the Company nor any Company Subsidiary is subject to a union organizing effort. Neither the Company nor any Company Subsidiary are engaged, and have never been engaged, in any unfair labor practice of any nature.

(j) In the past five years, there has been no material collective redundancies or “mass layoff”, “group termination”, “employment loss” or “plant closing” or comparable event as defined by any applicable Law in respect of the Company or each of the Company Subsidiaries, nor has the Company or any Company Subsidiary effected by any transaction or engaged in any material lay-offs or employment terminations sufficient in number to trigger application of any applicable Law, including article 51 of the Worker’s Statute.

(k) The Company and if applicable, each Company Subsidiary which have implemented any type of temporary furlough scheme as a consequence of the COVID-19 (i.e. “ERTE” in Spain or equivalent furlough schemes in other jurisdictions) have or had sufficient cause to implement the aforementioned temporary furlough scheme due to the reduction of the business activity as a result of COVID-19. Likewise, the Company and each Company Subsidiary have complied with all their formal and labor material obligations in relation to the Employees affected by any temporary furlough scheme, having made all the relevant communications in relation to the procedure both to the employees and to the different Labor Authorities, not having included false information in said communications. The Company and each Company Subsidiary that have implemented any type of temporary furlough scheme respect and have respected (if any) any job stability commitment that may have been applicable to them as a result of the

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implementation of any temporary furlough scheme. The Company and any Company Subsidiary are not subject to any ongoing employment-related labor inspection or litigation as a consequence of any temporary furlough scheme, other than routine audits and verifications by Governmental Authorities.

(l) No Employee or Worker of the Company and/or of any Company Subsidiary has given notice of resignation or, to the Company’s knowledge, currently intends to terminate his or her service with the Company or with any relevant Company Subsidiary expressing that any such notice or termination is as a consequence of the execution of the transactions described in this Agreement or on any Ancillary Document.

(m) No Employee or Worker of the Company or of any Company Subsidiary is in material violation of (i) any term of any employment or consulting agreement or contract or (ii) any term of any other Material Contract, including of any, non-solicitation covenants that may be applicable. To the knowledge of the Company, the employment of any Employee or engagement of any Worker by the Company Group does not subject it to any liability to any third party.

(n) All the Non-EU national Employees rendering services for the Company or for any Company Subsidiary have the pertinent work permits in force that allow them to work where they are located.

(o) No Governmental Authority has declared, pursuant to any applicable Law, the existence of a group of companies with respect to the Company or any Company Subsidiary.

Section 4.12 Real Property; Title to Assets.

(a) None of the Company or any Company Subsidiaries has owned or presently owns (i) fee simple title to any real property or (ii) any ground lease interest under or pursuant to a ground lease.

(b) None of the assets of the Company of any Company Subsidiary is encumbered by any Lien in connection with the Existing Group Financing.

(c) Section 4.12(c) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”). True, correct and materially complete copies of all material Lease Documents have been made available to SPAC.

(d) The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and/or Company Subsidiaries and necessary for the continued operation of the business of the Company and/or the Company Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No material Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(e) The Company and/or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The Company and/or the applicable Company Subsidiary has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. None of the Company or any of the Company Subsidiaries, nor to the Company’s knowledge, any other person is in material breach or material violation of, or default under, any Lease, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any material Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Lease.

(f) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being

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used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of following, as applicable: (i) material registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company and/or the Company Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) material unregistered Intellectual Property owned or purported to be owned by the Company and/or the Company Subsidiaries; and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Products or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost or aggregate annual license and maintenance fees of less than $10,000 licensed to the Company and/or the Company Subsidiaries under the standard end-user license agreement for same without modification. The Company-Owned IP specified on Section 4.13(a) of the Company Disclosure Schedule, together with the Company-Licensed IP and as set forth under Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof. The Company and/or the Company Subsidiaries have taken all actions necessary to be taken prior to the date hereof to prosecute and maintain the pending registration applications and registrations for Company-Owned IP, including payment of applicable maintenance fees, filing of all required filings, including renewals, declarations of use, responses to office actions and disclosure of any required information, and recording assignments and licenses where required with respect thereto with the appropriate Governmental Authority. Section 4.13(a) of the Company Disclosure Schedule lists as of the date of this Agreement all material actions that must be taken within ninety (90) days after the date of this Agreement with respect to any of the Company-Owned IP.

(b) The Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use in a manner used by them, pursuant to a written license, all Company-Licensed IP and Business Systems, including Software. All registrations for Company-Owned IP are subsisting and, to the knowledge of the Company, are valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and each Company Subsidiary have taken and continue to take commercially reasonable actions to maintain, protect, and enforce their Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or any Company Subsidiary to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. The Company and the Company Subsidiaries have provided true and complete copies of all such agreements to SPAC.

(d) There have been and are no claims filed and served, or, to the Company’s knowledge, threatened to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (i) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company IP; and (iii) neither the

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Company nor any of the Company Subsidiaries has received any opinions of counsel indicating any infringement of Intellectual Property rights of other persons based on use of any Company IP or the conduct of the business of the Company or the Company Subsidiaries (including the Products).

(e) There are no outstanding Actions, or, to the Company’s knowledge, threatened Actions, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP. No person, other than the Company and the Company Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing Company-Owned IP, and there are no restrictions binding on the Company or any Company Subsidiary with respect to the disclosure, use, license, transfer or other disposition of any Company-Owned IP or any Product. Neither the Company nor any Company Subsidiary has transferred ownership of any Company-Owned IP to any other person or granted any person the right to use any Company-Owned IP or any Product or portion thereof on anything other than a non-exclusive basis.

(f) Section 4.13(f) of the Company Disclosure Schedule lists all material Open Source Software used by the Company or any Company Subsidiary, specifying the manner or purpose for which each item of Open Source Software is used and the applicable Open Source Software license for each. The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose, provide access to or distribute the source code for any Software forming part of the Company IP, to license or provide the source code to any Software forming part of the Company IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Software forming part of the Company IP at no or minimal charge. Neither the Company nor any Company Subsidiary has deposited any source code for any Software with any third person for release to any other person or otherwise provided access to any source code forming part of any Software, nor has any of them agreed to do so.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable data backup, disaster recovery and business continuity plans, procedures and facilities, and there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Business Systems and Products operate and perform in a manner that permits the Company and each of the Company Subsidiaries to conduct their respective businesses as currently conducted, and, to the Company’s knowledge, no Person currently has unauthorized access to or otherwise interferes with the operation of any Business Systems or Products.

(h) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP, including any portion of a Product. Neither the Company nor any Company Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Company Subsidiary to grant or offer to any third party any license or right to such Company-Owned IP.

(i) The Company and each of the Company Subsidiaries (and, to the Company’s knowledge, all third parties engaging in the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession of the Company and/or the Company Subsidiaries) have complied and are currently in compliance in all material respects with (i) all applicable Privacy/Data Security Laws (including any data collected in connection with COVID-19 screening), specifically with all applicable requirements of the Spanish Act 3/2018, on Data Protection and guarantee of digital rights; and from 25 May 2018 onwards with all applicable requirements of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC; (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiaries, respectively,

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concerning the collection, dissemination, disclosure, processing, security, storage or use of Personal Information, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound by with respect to privacy and/or data security (collectively, the “Data Security Requirements”).

(j) The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has made available a true, correct, and complete copy of each Company and Company Subsidiary privacy and data security policy. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any Privacy/Data Security Laws or any of the other Data Security Requirements.

(k) Since January 1, 2018, other than the procedure E/09545/2020 initiated by the Spanish Data Protection Agency, which summary details and relevant documentation is included in Section 4.13(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received any notice (whether written or, to the knowledge of the Company and to the extent material, oral) of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. The Company and the Company Subsidiaries have complied with and are currently in compliance with the Payment Card Industry Data Security Standards set by the PCI Security Standards Council, to the extent the Company and the Company Subsidiaries are subject to same, pursuant to contract or otherwise, and the Company has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations. There has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any Company Subsidiary, or by any of its contractors with regard to any Personal Information obtained from or on behalf of the Company or any Company Subsidiary, except as would not have a Company Material Adverse Effect.

(l) The Company and the Company Subsidiaries have in all material respects complied with applicable Law requiring any of them to post to its website or publish or otherwise make available its privacy or cookie policies. No disclosure or representation made or contained in any privacy and cookie policy of the Company and of the Company Subsidiaries has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission). The Company’s and the Company Subsidiaries’ practices with respect to Processing of Personal Information conform in all material respects to their privacy and cookie policies.

(m) The Company has (and has caused the Company Subsidiaries to) at all times in the past two (2) years implemented, maintained, and required all vendors, processors, and other third parties that Process any Personal Information for or on behalf of the Company or any Company Subsidiary to implement and maintain, all security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Laws in the case of any security incident. In the past two (2) years, the Company (and each Company Subsidiary) has at least annually performed a security risk assessment and a privacy impact assessment. The Company and the Company Subsidiaries have used reasonable efforts to address and remediate all threats and deficiencies identified in each such assessment.

(n) Section 4.13(n) of the Company Disclosure Schedule lists any material information about the Business Systems and Products owned or used by the Company and/or any Company Subsidiary and the location of any material servers the Company or any Company Subsidiary owns or uses through a vendor which operates any part of the Company or Company Subsidiary Business Systems or Products.

(o) The websites maintained by or on behalf of the Company and/or any Company Subsidiary function in a manner that complies in all material respects with applicable Laws. The design and content of such websites are consistent in all material respects with all rules and guidelines of all major search engines, including but not limited to Google’s Webmaster Guidelines and do not incorporate any technique, function or practice that (x) is generally understood in the industry to be a black-hat SEO technique, or (y) is intended to wrongfully manipulate search results.

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Section 4.14 Taxes.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) duly keep all the reporting, records and documentation required under the applicable Laws.

(b) Tax attributes (including without limitation carried forward Tax losses, carried forward interest and other Tax credits) shown on the Tax Returns are valid.

(c) The Company and each Company Subsidiary have complied with transfer pricing requirements as provided by applicable Laws.

(d) Any transaction carried out by the Company or by any of the Company Subsidiaries or affiliates of the Company based in Spain (including but not limited to CDON) under the Spanish special tax rollover regime (as provided in Chapter VII of Title VII of the Spanish Law 27/2014, of 27 November, approving the Corporate Income Tax Act), complies with all the requirements foreseen in the applicable Laws.

(e) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(f) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, including under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws) or any other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date outside the ordinary course of business; (iv) prepaid amount or advance payment received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; (v) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vi) any election to defer income under the Code or Treasury Regulations thereunder (or any corresponding or similar provision of state, local, or non-United States income Tax law). The Company and the Company Subsidiaries have not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(g) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(h) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local Tax Return (other than a group of which the Company was the common parent) pursuant to U.S. tax rules.

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(i) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes), or otherwise.

(j) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(k) Neither the Company nor any of the Company Subsidiaries has an office, fixed place of business or other physical presence in a country other than its country of organization.

(l) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither the Internal Revenue Service (“IRS”) nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) None of the Company or the Company Subsidiaries has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(p) The Company and each of the Company Subsidiaries are, and have been since their formation, treated as foreign corporations for all United States federal income tax purposes. The Company and the Company Subsidiaries have not elected to be treated as domestic corporations within the meaning of Code Section 897(i) and, as of the date of this Agreement, none of them is treated as a domestic corporation pursuant to Code Section 7874 and Treasury Regulations thereunder.

(q) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

(r) CDON is currently engaged in Applicable Business Activities and has been so engaged continuously at all times since October 1, 2018. At all times between June 1, 2018 and October 1, 2018, certain Applicable Business Activities were conducted by one or more Affiliates of CDON and such functions were transferred to CDON on October 1, 2018. The principal purpose of the acquisition of the equity of CDON by the Company is not to satisfy the active trade or business test under Treasury Regulations Section 1.367(a)-3(c). Neither the Company nor CDON has an intention to substantially discontinue CDON’s Applicable Business Activities, or substantially dispose of the equity of CDON (other than discontinuations or dispositions following which Applicable Business Activities continue to be performed by the Company or a different existing or future Company Subsidiary).

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.15(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts and agreements relating to voting and other rights and obligations of an equity holder of the Company and/or of any Company Subsidiary;

(ii) all contracts and agreements relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares in the capital of the Company and/or of any Company Subsidiary or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares in the capital of the Company and or any Company Subsidiary, other securities or options, warrants or other rights for the foregoing of any other person;

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(iii) all contracts and agreements that involves the sharing of profits with other persons;

(iv) all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $5,000,000 in the aggregate, in the prior or current fiscal year, or which contain earn-out or other contingency payment obligations;

(v) all contracts and agreements with the Company’s and/or any Company Subsidiary’s top 10 customers and suppliers based on the aggregate amounts paid by or to the Company and the Company Subsidiaries in the 12-month period ending on the date hereof;

(vi) all contracts and agreements with the Company’s and/or any Company Subsidiary’s relating to digital payment services and/or with online betting platforms;

(vii) all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party and that are material to the business of the Company;

(viii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(ix) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $1,000,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $1,000,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $1,000,000.

(x) all contracts and agreements evidencing indebtedness for borrowed money or pursuant to which the Company and/or each Company Subsidiary guarantee borrowed money in an amount greater than $1,500,000, by or among Affiliates of Parent, on the one hand, and the Company and/or a Company Subsidiary, on the other, that Parent is obligated to capitalize or cancel in accordance with Section 8.19 prior to the Closing Date;

(xi) all contracts and agreements pursuant to which the Company or any Company Subsidiary has provided funds to or made any advance, loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any liability of, any person;

(xii) all contracts and agreements entered into by the Company and/or each Company Subsidiary with other affiliates of the Company which are necessary or convenient for the conduct of business in the ordinary course, in accordance with past practice;

(xiii) all material definitive partnership, joint venture or similar agreements;

(xiv) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xv) all collective bargaining agreements or other contracts with any union, works council or labor organization;

(xvi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, or which include non-solicitation clauses or “standstill covenants” no to sue or similar provisions, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xvii) all contracts and agreements that require a notice or consent to, or otherwise contains a provision relating to, an assignment or a “change of control,” or that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or any of the other Ancillary Agreements;

(xviii) all contracts and agreements relating to the settlement of any administrative or judicial proceedings (including any agreement pursuant to which any employment related claim is settled);

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(xix) all leases including master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xx) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xxi) all contracts or agreements involving the use of any Company-Licensed IP and required to be listed in the Company Disclosure Schedule pursuant to Section 4.13(a)(ii);

(xxii) all non-disclosure or confidentiality contracts or agreements entered into by the Company or any Company Subsidiary;

(xxiii) all contracts or agreements entered into by the Company or any Company Subsidiary and their respective directors, offices, employees or consultants that provide for the authorship, invention, creation conception of any Intellectual Property Rights used by the Company or by any Company Subsidiary in connection with business, in the ordinary course and in accordance with past practice; and

(xxiv) all contracts or agreements which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exceptions) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature. None of the Material Contracts are in the process of being renegotiated, other than the sponsorship agreement being negotiated between Parent and Real Madrid. No counterparty to any Material Contract has sought or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract as of the date hereof, as a consequence of the application of any insolvency or pre-insolvency termination clauses included in any of such Material Contracts.

(c) To the Company’s knowledge, no counterparty to any Material Contract has sought to or threatened in writing or otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19. To the Company’s knowledge, there have been no services stoppages or suspensions of any Material Contract as a consequence of the application of force majeure provisions in response to COVID-19.

(d) To the Company’s knowledge, there exists no breach or default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition including the consummation of the transactions contemplated in this Agreement and/or in the Ancillary Agreements, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract; (B) the right to accelerate the maturity or performance of any obligation of the Company or of any Company Subsidiary under any Material Contract; or (C) the right to cancel, terminate or modify any Material Contract.

(e) Neither the Company nor the Company Subsidiaries have entered into any non-written agreements, contracts or arrangements.

(f) Neither the Company nor any Company Subsidiary currently is or has ever been a party to or otherwise bound by any contract or agreement, or subcontract (written or oral) with any Governmental Authority. Neither the Company nor any Company Subsidiary has ever entered into, applied for, requested, accepted, been notified that is has been approved of, or received of become subject to or bound by any requirement or obligation relating to any Governmental Grant. Except for Social Security relief in connection with Employees on temporary furlough

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schemes as a consequence of the COVID-19, neither the Company nor any Company Subsidiary has ever applied for or received any proceeds, subventions, loans, tax benefits, exemptions or subsidies or any financial assistance from any Governmental Authority.

Section 4.16 Insurance.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each Insurance Policy, except as would not have a Company Material Adverse Effect: (a) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by the Material Contracts.

Section 4.17 Board Approval; Vote Required.

(a) The board of directors of Codere, S.A., by resolutions duly adopted in a board meeting and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Codere, S.A. and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(b) The sole shareholder of Parent, Codere Luxembourg 2, S.à r.l., has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Parent and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(c) The board of directors of Parent has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Parent and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(d) The sole shareholder of the Company has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(e) By executing this Agreement, the Ancillary Agreements and the Transactions, the joint directors of the Company have (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

Section 4.18 Certain Business Practices.

(a) None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii) made any payment in the nature of bribery.

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(b) The Company, each Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are and have been in all material respects in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business. No inspections have been initiated or threatened against the Company by the SEPLAC in the last five (5) years. The Company has no reason to believe that a SEPLAC inspection is foreseeable in the future.

(c) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) The Company, as well as its respective affiliates, have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(e) The Company has adopted compliance and risk prevention policies and procedures (i.e. anti-corruption policies, code of conduct and/or ethical code, policies concerning internal reporting or whistleblowing channels, policies related to the management of crisis situations resulting from requests made by authorities and/or searches and seizures and other relevant actions by the authorities), that fulfill the requirements set out by article 31 bis of the Spanish Criminal Code to exclude the Company’s corporate criminal liability if a criminal offence was committed by its directors, Representatives or employees while acting on behalf and for the benefit of the Company.

Section 4.19 Related Party Transactions Interested Party Transactions.

(a) Other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has, directly or indirectly: (i) an economic interest in any person that furnishes or sells, material services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any material goods or services; (iii) an economic interest in any person (other than the Company and the Company Subsidiaries) party to any Material Contract; or (iv) any material contractual or other arrangement with the Company or any Company Subsidiary, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19. As of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth all transactions and outstanding payables and receivables between the Company and/or each of the Company Subsidiaries with any affiliates of the Company which are not the Company Subsidiaries as of March 31, 2021. All such transactions are being entered into and/or performed at fair market value and in the ordinary course of business.

Section 4.20 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.21 Brokers. Except as set forth in Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

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Section 4.22 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents is a Restricted Person.

(b) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Control Laws, or Export Control Laws.

(c) None of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

(d) Any provision of this Section 4.22 (Sanctions, Import Control, and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any Law or regulation implementing such regulation in any member state of the European Union or the United Kingdom).

Section 4.23 Exchange Agreement. Notwithstanding anything in this Article IV to the contrary, (a) the Exchange Agreement is a legal, valid and binding obligation of the Company, Holdco and Parent, (b) neither the Company nor Holdco is in breach or violation of, or default under, the Exchange Agreement nor has the Exchange Agreement been terminated or canceled by Parent, (c) Parent is not in breach or violation of, or default under, the Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under the Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of the Exchange Agreement, including amendments thereto that are material in nature. The Company has not altered or amended the Exchange Agreement and Parent has not sought to or threatened in writing or otherwise to renegotiate the Exchange Agreement or threatened non-performance under the Exchange Agreement.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in any other Ancillary Agreement, Parent and the Company hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, the Company, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Parent and the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Parent, the Company nor any other person on behalf of Parent or the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Holdco, the Company or any of its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC

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Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), and (b) the SPAC’s disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to Parent and the Company as follows:

Section 5.01 Corporate Organization.

(a) SPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

Section 5.02 SPAC Organizational Documents. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized share capital of SPAC consists of (i) 110,000,000 shares of SPAC Common Stock, including 100,000,000 shares of SPAC Class A Common Stock, and 10,000,000 shares of SPAC Class B Common Stock, and (ii) 1,000,000 shares of preferred stock. As of the date of this Agreement, (A) 12,870,000 shares of SPAC Class A Common Stock and 3,125,000 shares of SPAC Class B Common Stock are issued and outstanding, and (B) 6,250,000 redeemable SPAC Warrants and 185,000 private placement SPAC Warrants are issued and outstanding. Each SPAC Warrant entitles the holder to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share (the “Warrant Price”). The Warrant Price remains at an exercise price of $11.50 per share as of the date of this Agreement, there have been no adjustments to the Warrant Price in connection with the SPAC Warrant Agreement or otherwise and the implementation of the Transactions, including upon consummation, will not result in any adjustment to the Warrant Price.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Class B Common Stock, SPAC Warrants, the SPAC Material Contracts and as set forth in Section 5.03(c)(i) of the SPAC Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the SPAC Material Contracts and as set forth in Section 5.03(c)(ii) of the SPAC Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

Section 5.04 Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, to perform its obligations hereunder and

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thereunder and to consummate the Transactions. The Representative(s) of the SPAC have sufficient powers of attorney and all required internal corporate authorizations to execute this Agreement and each of the Ancillary Agreements to which it is a party. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the requisite consent of the SPAC Stockholders to approve the SPAC Proposals). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, and the notification requirements of applicable Antitrust Laws, if any, and the filing and recordation of appropriate Merger and Exchange documents, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement and each such Ancillary Agreement.

Section 5.06 Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.07 of the SPAC Disclosure Schedule, SPAC has filed in a timely manner all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 7, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of

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the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was reviewed by SPAC’s independent public accountant in accordance with Rule 10-01 under Regulation S-X and prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 7, 2020, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

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(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 7, 2020, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held in accordance with the SPAC Organizational Documents and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, and directed that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding SPAC Common Stock.

Section 5.11 Brokers. Except as set forth in Section 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $125,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of December 7, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their

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Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing. Except for the outstanding private placement SPAC Warrants, as of the date hereof, SPAC does not have, or have any present intention, agreement, intention, arrangement or understanding to enter into or incur any obligations with respect to or under any indebtedness.

Section 5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. No severance or similar payment is payable or would become payable upon the resignation or dismissal of any officer of SPAC. No bonuses, change-of-control, success, retention or similar payments are payable or will become payable to any current or former employees, directors, officers or other service providers of SPAC. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.13 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14 Taxes.

(a) Except as would not have a SPAC Material Adverse Effect, SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the SPAC is otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) being contested in good faith, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Closing; (iii) with respect to all Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not a party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, including under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar

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provision of state, local or foreign income Tax law) or any other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date outside the ordinary course of business; (iv) prepaid amount or advance payment received or deferred revenue accrued on or prior to the Closing Date; (v) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vi) any election to defer income under the Code or Treasury Regulations thereunder (or any corresponding or similar provision of state, local, or non-United States income Tax Law). SPAC has not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local or non-United States Law.

(j) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(k) There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(l) SPAC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2).

(m) SPAC has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(n) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

Section 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMXU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMX”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMXW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Common Stock or the SPAC Warrants, under the Exchange Act. Except as set forth in Section 5.15 of the SPAC Disclosure Schedule, SPAC has not received any notice from the Nasdaq Capital Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Units, the SPAC Class A Common Stock or the SPAC Warrants from the Nasdaq Capital Market or the SEC.

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Section 5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of December 7, 2020, or (b) otherwise necessary to consummate the Transactions.

Section 5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party, including, without limitation, the SPAC Letter Agreement, the Trust Agreement, the SPAC Stock Escrow Agreement, the SPAC Subscription Agreements for Private Units, the SPAC Subscription Agreement for Founder Shares, the Forward Purchase Agreements and the SPAC Warrant Agreement.

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exceptions), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

(c) Except for the amendments, dated as of the date hereof and previously delivered to the Company, to the Forward Purchase Agreements, filed as exhibits to the report on Form 8-K previously delivered to the Company and to be filed by SPAC with the SEC on the day immediately after the date hereof, none of the SPAC Material Contracts has been amended or otherwise changed or replaced with respect to the versions filed as exhibits to (i) with respect to the SPAC Subscription Agreement for Founder Shares and the Forward Purchase Agreements, the registration statement filed by SPAC with the SEC in connection with its initial public offering dated December 2020 (file number: 333-250212); (ii) with respect to the SPAC Letter Agreement, Trust Agreement, SPAC Stock Escrow Agreement, SPAC Subscription Agreements for Private Units and SPAC Warrant Agreement, the current report on Form 8-K filed by SPAC with the SEC on December 11, 2021; and (iii) with respect to the DD3 Capital Subscription Agreement, the Larrain Subscription Agreement, and the Baron Support Agreement, the report on Form 8-K previously delivered to the Company and to be filed by SPAC with the SEC on the day immediately after the date hereof.

(d) All lock-ups and transfer restrictions provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC (i) are in full force and effect and are valid and binding upon and enforceable and (ii) have not been amended or waived in any manner whatsoever.

(e) There are no waivers or requests for any waivers currently in effect, and there have not been at any time any waivers or requests for any waivers, in connection with any of the SPAC Material Contracts.

Section 5.18 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (JOBS Act).

Section 5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by or on behalf of SPAC for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to, information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied,

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made by Parent, the Company, any of the Company Subsidiaries or their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Section 5.21 Baron Investment. SPAC has firmly delivered to Baron the Transaction Notification (as defined therein) provided for in section 1(a)(ii)(A) of the Baron Forward Purchase Agreement and Baron has firmly delivered to SPAC a Purchase Notice (as defined therein) in respect of the Maximum Shares (as defined therein).

Section 5.22 MG Investment. SPAC has firmly delivered to MG the Transaction Notification (as defined therein) provided for in section 1(a)(ii)(A) of the MG Forward Purchase Agreement and MG has firmly delivered to SPAC a Purchase Notice (as defined therein) in respect of the Forward Purchase Shares (as defined therein).

Section 5.23 SPAC’s Related Party Transactions. Except as described in the SPAC SEC Reports and this Agreement, there are no transactions, contracts, agreements, side letters, arrangements or understandings between the SPAC, on the one hand, and Sponsor, Baron, MG or any present or former director, officer, employee, stockholder, warrant holder or affiliate of SPAC (or an immediate family member of any of the foregoing), on the other hand.

Section 5.24 Sanctions, Import Control, and Export Control Laws.

(a) None of the SPAC, Sponsor or, to the SPAC’s knowledge, any of their respective directors, officers, employees or agents is a Restricted Person.

(b) None of the SPAC, Sponsor or, to the SPAC’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Control Laws, or Export Control Laws.

(c) None of the SPAC, Sponsor, or to the SPAC’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

Any provision of this Section 5.24 (Sanctions, Import Control, and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any Law or regulation implementing such regulation in any member state of the European Union or the United Kingdom).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

Section 6.01 Organization. Each of Holdco and Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02 Organization Documents. Each of Holdco and Merger Sub has heretofore furnished to SPAC true, complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively, as of the date of this Agreement. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

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Section 6.03 Capitalization.

(a) As of the date hereof, the share capital of Holdco consists of 30,000 Holdco Ordinary Shares, having a nominal value of €1.00 each. As of the date hereof, Parent is the sole shareholder of Holdco. The authorized, but unissued and unsubscribed share capital of Holdco is €500,000,000.

(b) As of the date hereof, the share capital of Merger Sub consists of 100 shares of Merger Sub Common Stock and the authorized share capital of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with the 1915 Law and are free and clear of all Liens other than transfer restrictions under applicable securities Laws (including the 1915 Law) and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued and fully paid, and each such share or other security shall be free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws (including the 1915 Law) and the Holdco Organizational Documents. The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with the 1915 Law and will not be subject to or give rise to any preemptive rights or rights of first refusal, other than those which are mandatorily applicable under applicable securities Laws (including the 1915 Law).

(e) Except as contemplated by this Agreement and the Exchange Agreement and except as for the mandatory (preferential) subscription rights provided for in the 1915 Law, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, other than in connection with the Redemption Agreement, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) neither Parent nor any of its affiliates is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04 Authority Relative to this Agreement. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which they are a party by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Transactions, the Holdco Shareholder Approvals and by the Merger Sub Board and Holdco (as the holder of all the then outstanding shares of Merger Sub Common Stock), and the filing and recordation of appropriate Merger and Exchange documents as required by the DGCL and the 1915 Law, as the case may be, and (b) with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of a relevant majority of the then-outstanding Holdco Ordinary Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by each of Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company and SPAC, constitutes a legal, valid and binding obligation of Holdco and Merger Sub, enforceable against Holdco and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, subject to receipt of the Codere Bondholders Consent, (i) conflict with or violate the Holdco Organizational Documents, the 1915 Law or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets

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is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, the Antitrust Laws, if any, and filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06 Compliance. Neither Holdco nor Merger Sub is or has been in material conflict with, or in material default, material breach or material violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.07 Board Approval; Vote Required.

(a) The Holdco Board has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital of Holdco that is necessary to approve this Agreement, the Exchange and the Transactions is the Holdco Shareholder Approvals.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

Section 6.08 No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

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Section 6.10 Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 6.11 Tax Matters. There is no plan or intention to liquidate the Company or SPAC following the Transactions.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) Each of Parent and the Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except (i) as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) the Company shall (and Parent shall cause the Company to), and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.01(a), and in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except (x) as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents, (y) as set forth in Section 7.01 of the Company Disclosure Schedule, or (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not (and Parent shall cause the Company not to), and shall cause each Company Subsidiary (and Parent shall cause the Company Subsidiaries, Holdco and Merger Sub) not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, if any, except any issuances of shares in connection with any capitalizations of indebtedness of the Company or any Company Subsidiary with Parent or any of its subsidiaries (other than Holdco) pursuant to Section 8.19, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

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(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds $1,000,000;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice or any cancellations of indebtedness of the Company or any Company Subsidiary with Parent or any of its subsidiaries (other than Holdco) pursuant to Section 8.19;

(ix) Other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule, (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of $1,000,000; (B) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (C) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000; or (D) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000;

(x) adopt, enter into, materially amend and/or terminate any Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles;

(xii) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns in any material respects or file claims for material Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability, in each case except in the ordinary course of business and consistent with past practice;

(xiii) amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend or modify, waive, or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s rights thereunder, in each case

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in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or in connection with the amendment or cancellation of any debt owed by the Company or any Company Subsidiary to any affiliate of Codere, S.A. (or, for the avoidance of doubt, except as set forth in Section 7.01 of the Company Disclosure Schedule);

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv) create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding;

(xvii) authorize any unbudgeted capital expenditures in excess of $5,000,000 in the aggregate;

(xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority;

(xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied;

(xxii) engage in any dealings or transactions (i) with any Restricted Person in violation of applicable Laws; (ii) involving any Sanctionable Activity; or (iii) otherwise in violation of Sanctions Laws, Export Control Laws or Import Control Laws;

(xxiii) permit Parent to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Company Ordinary Shares and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company; or

(xxiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) By way of amplification and not limitation, Holdco or Parent solely in its capacity as sole shareholder of Holdco, as applicable, shall not, and Parent shall cause Holdco not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreements or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable Law (including as may be requested or compelled by any Governmental Authority) or as set forth in Section 7.01 of the Company Disclosure Schedule, do any of the following without the prior written consent of SPAC, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) engage in any business or activity other than in connection with the consummation of the Exchange and the Merger;

(ii) amend or otherwise change the Holdco Organizational Documents except as required to implement the Exchange, the Merger and issuance of Merger Consideration;

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(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares, other than in connection with the redemption of the Redeemable Shares to be consummated after the Closing;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii) amend the Exchange Agreement or any other agreement related to the Exchange;

(viii) permit Parent to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, other than in connection with the redemption of the Redeemable Shares to be consummated after the Closing, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares, other than the Redeemable Shares, and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Holdco;

(ix) acquire or hold any equity securities or rights thereto in any person other than Merger Sub and the Company pursuant to the Exchange; or

(x) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing, other than entering into the Redemption Agreement.

(d) By way of amplification and not limitation, Merger Sub shall not, and Holdco and Parent shall not permit Merger Sub to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreements or as reasonably neccesary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable Law (including as may be requested or compelled by any Governmental Authority) or as set forth in Section 7.01 of the Company Disclosure Schedule, do any of the following without the prior written consent of SPAC:

(i) engage in any business or activity other than in connection with the consummation of the Merger;

(ii) amend or otherwise change its articles of incorporation, bylaws or other organizational documents;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Merger Sub or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Merger Sub;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Merger Sub;

(vii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any shares of capital stock of Merger Sub, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition

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of any shares of capital stock of Merger Sub and any such attempted action shall be null and void and Merger Sub will not inscribe any such transfer (of any kind as contemplated in this provision) in the books and records of Merger Sub;

(viii) acquire or hold any equity securities or rights thereto in any person; or

(ix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC Pending the Merger. SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or in connection with the Investment, and except as set forth on Section 7.02 of the SPAC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with the transactions contemplated by the Transaction Documents), as set forth on Section 7.02 of the SPAC Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change or replace or waive any rights under the SPAC Organizational Documents or the SPAC Material Contracts;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or warrants, other than pursuant to the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Common Stock or SPAC Warrants except for the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) except with respect to issuances in accordance with the Forward Purchase Agreements and Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, agree or negotiate with respect to the issuance, sale, pledge, disposition, grant, amend any of the terms or encumbrance of, any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(e) amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC.

(f) take any action that results or may result in any adjustment or change to the Warrant Price;

(g) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock or effect any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock (except pursuant to the Redemption Rights and the SPAC Class B Conversion);

(h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

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(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest or liens in any of its assets or otherwise incur any material liabilities, except as set forth on Section 7.02 of the SPAC Disclosure Schedule;

(j) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(k) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns in any material respects or file claims for material Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case except in the ordinary course of business and consistent with past practice;

(l) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(m) engage in any new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. Each of Parent, Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Parent, Holdco, Merger Sub or the Company has, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Parent, Holdco, Merger Sub, the Company and SPAC, this Agreement or any other Transaction Document or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Parent, Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Parent, Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that any of Parent, Holdco, Merger Sub or the Company commences any Claims against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Parent, Holdco, Merger Sub or the Company, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

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(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement, (i) Holdco, the Company and SPAC shall jointly prepare and, after delivery of the PCAOB Financials, Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with the SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed by tendering them not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the SPAC Stockholders’ Meeting (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall jointly prepare and, after delivery of the PCAOB Financials, Holdco shall file with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants to be issued in the Merger. Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the other Parties in connection with any such action and the preparation, filing and distribution of the Registration Statement, the Proxy Statement/Prospectus, a Report on Form 6-K pursuant to the Exchange Act in connection with the Transactions and any other statement, filing, notice or application made by or on behalf of Holdco or SPAC to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transactions Filings”); provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such Party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and Holdco shall furnish all information concerning the Company, Holdco, Merger Sub and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company and Holdco, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other, to the extent not prohibited by applicable Law, with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. To the extent not prohibited by applicable Law, each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy

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Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other Parties promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each Party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchange, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Transactions Filings, including the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

Section 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective (but in no event later than 30 Business Days thereafter, except as otherwise required by applicable Law) for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, and give reasonable notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s Representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) Business Days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time or the earlier of the termination of this Agreement, the Company, Holdco and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the

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other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC, Holdco and the Company, as applicable; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, none of the Company, Holdco or SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated January 12, 2021 (the “Confidentiality Agreement”), between SPAC and Parent. Company, Holdco and Merger Sub acknowledge the terms of the Confidentiality Agreement and agree to comply with the terms thereunder as if Company, Holdco and Merger Sub had been original parties thereto.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.04 Directors’ and Officers’ Indemnification.

(a) The Holdco Organizational Documents contain provisions with respect to indemnification, advancement or expense reimbursement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”), unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries and the Surviving Corporation relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary or the Surviving Corporation, unless such modification shall be required by applicable Law.

(b) Holdco shall use its reasonable best efforts to obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy for Holdco and the Surviving Corporation for a term of three (3) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable as the Company’s directors and officers insurance policy and SPAC’s directors and officers insurance policy covering those persons thereunder; provided, however, that nothing in this Section 8.04(b) shall relieve Holdco or the Company of its other obligations under this Section 8.04, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.04 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall maintain the D&O Tail Policy in full force and effect for the full Tail Period and comply with all obligations thereunder. Such D&O Tail Policy shall be non-cancellable and placed with insurers reasonably satisfactory to SPAC, including with respect to terms, conditions, exclusions, retentions and limits of the expiring policies. Holdco will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Parties regarding such claim, and Holdco and the Company will provide the D&O Indemnified Parties a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.04(b) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

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(c) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

Section 8.05 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.05 shall not be deemed to be a breach under this Section 8.05, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

Section 8.06 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws (including Antitrust Laws and Gaming Laws) or otherwise to consummate and make effective the Transactions as soon as practicable, including, without limitation, using its reasonable best efforts to support and participate in the marketing efforts and investor calls with respect to the Transactions and obtain all Gaming Permits, the Codere Bondholders Consent and all other permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 and necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority (including any Gaming Authority) relating to the Transactions and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of the Parties shall each use its reasonable best efforts to consult with each other before issuing or having any of their affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to any Transaction Document, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by Law or listed company exchange requirements. Nothing contained in this Section 8.07 shall prevent, after exercising reasonable best efforts to consult with the Parties hereto (to the extent permitted by applicable Law and listed company exchange requirements), the sole shareholder of Parent (i.e. Codere S.A.) from furnishing customary or other reasonable information concerning the

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Transactions to its investors and prospective investors, including through regulatory filings with the Spanish Comisión Nacional del Mercado de Valores. Furthermore, nothing contained in this Section 8.07 shall require the Company to obtain the consent of SPAC in connection with the Codere Bondholders Consent.

Section 8.08 Tax Matters.

(a) No Party has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Exchange and subsequent Merger from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Laws. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, including providing factual support letters and customary tax representations to counsel for purposes of rendering any Tax opinions that may be required in connection with the Registration Statement. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.

(c) Tax Covenants.

(i) The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii) From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(C) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(D) promptly notify the other Party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.

(iii) Following the Closing Date, (x) Holdco shall, or shall cause the Surviving Corporation to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6), (y) Holdco shall not permit the Surviving Corporation to liquidate for at least three years, and (z) Holdco shall cause the Surviving Corporation to have assets (which can be in the form of receivables) for at least three years in an amount equal to at least twenty percent (20%) of the amount of assets of the Surviving Corporation at the Merger Effective Time after giving effect to outgoing payments by the Surviving Corporation pursuant to exercises of Redemption Rights and incoming payments of the Investment Amount received by the SPAC on or prior to the Merger Effective Time.

(iv) Each of Holdco and the Company acknowledges that any SPAC Stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use

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reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders; provided that none of the Parent, Holdco, the Company or the Company Subsidiaries shall be required to operate in a manner that avoids or mitigates the likelihood of a triggering event other than complying with the express provisions of this Agreement.

(d) FIRPTA Certificate. At or prior to the Closing, SPAC shall deliver to Holdco (i) a duly executed certificate and notice in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that SPAC is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Holdco shall cause the Surviving Corporation to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

(e) Transfer Taxes and Other Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by the Surviving Corporation, other than any Transfer Tax incurred by Holdco or any subsidiary of Holdco in connection with the Restructuring, which shall be paid by Parent in accordance with the terms and provisions of the Indemnification Letter. Any income Taxes incurred by Holdco or any subsidiary of Holdco in connection with the Restructuring (including Taxes triggered by any direct or indirect Transfer of equity of the Company or Company Subsidiaries, including withholding Taxes) shall be paid by Parent in accordance with the terms and provisions of the Indemnification Letter.

Section 8.09 Stock Exchange Listing. The Parties shall use their respective reasonable best efforts to cause the Merger Consideration, to be issued in the form of Holdco Ordinary Shares and Holdco Warrants and Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 8.10 Delisting and Deregistration. The Parties shall use their respective reasonable best efforts to cause the SPAC Units, shares of SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.11 Antitrust.

(a) To the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Antitrust Laws”), each Party agrees to promptly (but in no event later than fifteen (15) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of any waiting periods thereunder.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and

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(v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. No Party shall permit any of its officers or any other Representatives or agents to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other part in advance and, to the extent permitted by such Governmental Authority, gives the other Party to attend and participate thereat.

Section 8.12 PCAOB Financials. The Company shall deliver copies of the audited combined balance sheet of the Company and the combined Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited combined statements of income and cash flows of the Company and the combined Company Subsidiaries for such years, in each case audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”) as soon as practicable and not later than 30 days from the date hereof.

Section 8.13 Subsequent Unaudited Company Financials. The Company shall, from the date hereof until the Closing Date, deliver to SPAC, as soon as reasonably practicable after the date hereof (and, in any event, no later than 45 days following the end of each fiscal quarter), copies of the unaudited combined or consolidated, as applicable, balance sheet of the Company and the Company Subsidiaries as of the end of each fiscal quarter of the Company and the Company Subsidiaries, and the related unaudited combined or consolidated, as applicable, statements of operations of the Company and the Company Subsidiaries for such fiscal quarter, to the extent required to be included or incorporated by reference in the Additional SEC Reports (collectively, the “Subsequent Unaudited Company Financials”), which Subsequent Unaudited Company Financials shall have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments).

Section 8.14 Investments; Cooperation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, each of SPAC and Holdco, shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Investment with Investors, including maintaining in effect the Baron Support Agreement and the applicable Forward Purchase Agreements and Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements (other than conditions that such Party or any of its affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, each of SPAC and Holdco, shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements known to such Party; (B) of the receipt of any written notice or other written communication from any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements or any provisions of any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements and (C) if such Party does not expect to receive all or any portion of the Investment Amount on the terms, in the manner or from the Investors contemplated by the Forward Purchase Agreements and Subscription Agreements. SPAC, the Company or Holdco, as applicable, shall deliver all notices it is required to deliver under the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements on a timely basis in order

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to cause the Investors to consummate the transactions contemplated thereby at or prior to the Closing. SPAC shall not amend, modify, waive or otherwise change any of the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.

(b) Following the date of this Agreement and prior to the Closing Date, SPAC may, subject to the prior written consent of the Company, enter into one or more Subscription Agreements with a financing source or sources relating to a PIPE transaction or transactions, under substantially identical terms to those contained in the DD3 Capital Subscription Agreement, including with respect to price ($10.00 per share of SPAC Class A Common Stock) in an additional amount of investment not to exceed $15,000,000 in the aggregate. Each such Subscription Agreement by and between SPAC and an Investor shall be entered into by SPAC only at a purchase price of at least $10.00 per share of SPAC Class A Common Stock and with the prior written consent of Holdco.

Section 8.15 Exclusivity.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC shall not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof);

(b) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, (i) none of Parent, Holdco or the Company shall, nor shall any of them permit any Company Subsidiary to, and each shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (B) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.15(b) or (C) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction; (ii) each of Parent, Holdco and the Company will, and will cause its Representatives to (A) terminate immediately any negotiations with any person relating to a Competing Transaction and (B) promptly advise SPAC of any proposal regarding a Competing Transaction that it may receive (it being understood that Parent, Holdco and the Company will not be required to inform SPAC of the identity of the person making such proposal or the material terms thereof).

Section 8.16 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC such that they are received by SPAC and held on its balance sheet as available cash on or prior to the Closing, to be used as provided herein and for working capital and other general corporate purposes of the business following the Closing, and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.17 Holdco Approvals.

(a) As promptly as practicable following the date of this Agreement, Holdco, as sole stockholder of Merger Sub, shall execute and deliver a written consent approving and adopting this Agreement, the other Transaction Documents, the Merger and the other Transactions.

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(b) As promptly as practicable following the date of this Agreement, Parent shall take all actions necessary or desirable to execute and deliver the Holdco Shareholder Approvals.

Section 8.18 Restructuring.

(a) Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Restructuring as soon as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of persons other than Governmental Authorities) necessary for the consummation of the Restructuring as soon as practicable and to maintain SPAC reasonably informed regarding the status of any such permits, consents, approvals, authorizations, qualifications and orders.

(b) Each of Parent and the Company shall, and each of Parent and the Company shall cause the Company Subsidiaries to, consummate the Restructuring, to the extent possible, substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule; provided, however, if after exercising such reasonable best efforts, the Restructuring cannot be consummated by October 1, 2021 substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule in Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as a result of the failure to obtain any permit, consent, approval, authorization, qualification or order of any Governmental Authority or any other third party or any change in any Law which would prevent such consummation or would otherwise render the consummation of a particular step of the Restructuring economically unviable, in lieu of causing the consummation of such step of the Restructuring in such jurisdiction, Parent and the Company shall enter into a written agreement with the Company Subsidiary identified in Section 8.18 of the Company Disclosure Schedule in such jurisdiction or any other Company Subsidiary in form and substance reasonably satisfactory to SPAC (each, a “Restructuring Agreement”) and take such other actions prior to the Closing to provide to the Company and its Company Subsidiaries in such jurisdiction substantially the same economic effect and benefits to the Company and its Company Subsidiaries as if each such permit, consent, approval, authorization, qualification and order had been obtained, such Law had not changed, and each transaction contemplated in Section 8.18 of the Company Disclosure Schedule had been consummated as originally contemplated to the greatest extent possible.

Section 8.19 Company Debt.

Prior to the Merger Effective Time, Parent and the Company shall take or cause to be taken all actions necessary to capitalize or cancel all indebtedness of the Company and Company Subsidiaries by Parent or any of its subsidiaries (other than Holdco) so that at the Exchange Effective Time neither the Company nor any Company Subsidiary has any indebtedness outstanding.

Section 8.20 Section 16 Matters.

Prior to the Merger Effective Time, SPAC shall take all reasonable steps required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

ARTICLE IX
CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of Parent, the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger and Exchange, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

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(b) Holdco Auditor Reports. A Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued (i) at or before the Exchange Effective Time, in accordance with the Exchange Agreement, a report on the contributions in kind relating to the Exchange Issuance prepared in accordance with articles 420-10 and 420-23 of the 1915 Law (the “First Holdco Auditor Report”), and (ii) at or before the Merger Effective Time a report on the contributions in kind relating to the Merger Issuance prepared in accordance with articles 420-10 and 420-23 of the 1915 Law (the “Second Holdco Auditor Report”).

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger or Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Merger or Exchange.

(d) [Reserved.]

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(f) Stock Exchange Listing. The Holdco Ordinary Shares and Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g) Non-U.S. domestic corporation treatment. Upon consummation of the Transactions, Holdco, the Company and the Company Subsidiaries shall not be treated as a domestic corporation pursuant to Code Section 7874 and Treasury Regulations thereunder.

(h) Codere Bondholders Consent. (i) Holdco, Merger Sub and each Company Subsidiary shall be designated as Unrestricted Group Members (as defined in the Indenture) in accordance with the terms of the Indenture and (ii) Parent shall have obtained the Codere Bondholders Consent.

(i) SPAC Contribution Supporting Documents. SPAC shall have provided all the SPAC Contribution Supporting Documents.

Section 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of each of Parent and the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.21 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Parent and the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of each of Holdco and Merger Sub in Section 6.01 (Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement), Section 6.07(b) (Vote Required) and Section 6.09 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable),

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except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time or the Closing Date (as applicable) or such earlier date), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(b) Agreements and Covenants. Parent, the Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time (except, for the avoidance of doubt, for those required to be performed after the Exchange Effective Time and relating to the Merger) and the Merger Effective Time (including, for the avoidance of doubt and without limitation, Section 8.12); provided, that Holdco shall have performed or complied in all respects with the agreements and covenants set forth in Section 7.01(c).

(c) Officer Certificate. (i) Parent, the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the date of the Exchange Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) and (ii) Parent, the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no Company Material Adverse Effect shall have occurred between the Exchange Effective Time and the Closing Date.

(e) Holdco Requisite Approvals. The Holdco Requisite Approvals shall have been obtained and delivered to SPAC in form and substance reasonably acceptable to SPAC.

(f) Exchange. The Company, Parent and Holdco shall have consummated the Exchange.

(g) Registration Rights and Lock-Up Agreement. Holdco and Parent shall have duly executed and delivered to SPAC the Registration Rights and Lock-Up Agreement, in the form attached hereto as Exhibit A.

(h) Nomination Agreement. Parent and Holdco shall have duly executed and delivered to SPAC the Nomination Agreement, in the form attached hereto as Exhibit B.

(i) SPAC Warrant Amendment. Holdco shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered to SPAC the SPAC Warrant Amendment, in the form attached hereto as Exhibit F.

(j) Restructuring. The Restructuring shall have been consummated substantially in accordance with the draft step plan set forth in Section 8.18 of the Company Disclosure Schedule except with respect to certain steps related to approvals from Governmental Authorities or third parties (which such third party shall not be an affiliate of Parent, the Company, or such Company Subsidiary) or changes in Laws in any of Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as long as a Restructuring Agreement is entered into between Parent, the Company and the applicable Company Subsidiary which provides substantially the same economic effect and benefits to the Company and its Company Subsidiaries.

(k) Company Debt. None of Holdco, Merger Sub, the Company or any of the Company Subsidiaries shall have any indebtedness outstanding.

(l) Indemnification Letter. Parent, Holdco and the Company shall have duly executed and delivered to SPAC the Indemnification Letter, in the form attached hereto as Exhibit C.

(m) Expenses Reimbursement Letter. Parent and Holdco shall have duly executed and delivered to SPAC and Sponsor the Expenses Reimbursement Letter, in the form attached hereto as Exhibit H.

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Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time or the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time and the Closing Date.

(c) Officer Certificate. (i) SPAC shall have delivered to the Company a certificate, dated as of the date of the Exchange Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) and the number of shares of SPAC Class A Common Stock in respect of which Redemption Rights have been validly exercised in accordance with the provisions of the SPAC Organizational Documents and (ii) SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) No SPAC Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no SPAC Material Adverse Effect shall have occurred between the Exchange Effective Time and the Closing Date.

(e) FIRPTA Tax Certificate. On or prior to the Closing Date, SPAC shall have delivered to the Company the certificate provided for in Section 8.08(d) of this Agreement.

(f) Registration Rights and Lock-Up Agreement. SPAC and Sponsor shall have duly executed and delivered to Holdco the Registration Rights and Lock-Up Agreement, in the form attached hereto as Exhibit A.

(g) Nomination Agreement. Sponsor shall have duly executed and delivered the Nomination Agreement, in the form attached hereto as Exhibit B.

(h) SPAC Warrant Amendment. SPAC shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the SPAC Warrant Amendment, in the form attached hereto as Exhibit F.

(i) Resignation. All officers and directors of SPAC shall have executed written resignations as officers and directors of SPAC effective as of the Merger Effective Time.

(j) Minimum Available Gross Proceeds. The Gross Proceeds shall be at least $77,000,000.

(k) Expenses Reimbursement Letter. SPAC shall, and shall have caused Sponsor to, have duly executed and delivered to Parent and Holdco the Expenses Reimbursement Letter, in the form attached hereto as Exhibit H.

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ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on December 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of Parent, the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, the Company, Holdco or Merger Sub shall have become untrue, in either case only if the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Parent, the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as Parent, the Company, Holdco or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case only if the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and Parent, the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC;

(g) by SPAC if the PCAOB Financials shall not have been delivered by August 21, 2021;

(h) by SPAC if the Restructuring shall have not been consummated substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule by September 30, 2021 with respect to Italy, Mexico and Spain;

(i) by SPAC if the Restructuring shall have not been consummated substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule or a Restructuring Agreement shall not have been entered into by November 15, 2021 with respect to Colombia, Panama and the City of Buenos Aires (Argentina); or

(j) by SPAC if Parent shall not have obtained the Codere Bondholders Consent by August 15, 2021.

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Section 10.02 Notice of Termination; Effect of Termination.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.01 shall provide written notice of termination to the other Parties in accordance with Section 11.01 specifying the reason for such valid termination, and any such termination in accordance with Section 10.01 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except that the provisions set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of this Agreement.

Section 10.03 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.04 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may in its sole discretion (i) extend the time for the performance of any obligation or other act of Parent, the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent, the Company, Holdco or Merger Sub contained herein or in any document delivered by Parent, the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Parent, the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) each of Parent, the Company, Holdco or Merger Sub may in its sole discretion (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

DD3 Acquisition Corp. II
Pedregal 24, Piso 3, Colonia Molino del Rey
Delegación Miguel Hidalgo
México, C.P. 11040
Attention: Martin Werner
Email: martin.werner@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

if to Parent, the Company or Merger Sub:

Avenida de Bruselas 26,
28108, Alcobendas (Madrid, Spain)
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

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with a copy to each of:

Avenida de Bruselas 26,
28108, Alcobendas (Madrid, Spain)
Attention: Yaiza M. Rodríguez Robles
Email: yaiza.rodriguez@codere.com

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

if to Holdco:

7 rue Robert Stümper
L-2557, Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

with a copy to each of:

Avenida de Bruselas 26,
28108, Alcobendas (Madrid, Spain)
Attention: Yaiza M. Rodríguez Robles
Email: yaiza.rodriguez@codere.com

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

Section 11.02 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, obligations, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement (other than, for the avoidance of doubt, the Ancillary Agreements, each of which shall be governed by its own terms) shall terminate at the Closing (and there shall be no liability after the Closing in respect thereof), except that (a) this Article XI and any corresponding definitions included herein shall survive the Closing and (b) this Section 11.02 shall not limit any covenant, obligation or agreement contained herein that by its terms expressly applies or requires performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, obligations, covenants or agreements of the Parties, except, with respect to those obligations, covenants and agreements contained herein that by their terms apply or require performance in whole or in part after the Closing and the remedies that may be available under Section 11.11. For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of the Parent or the Company to provide indemnification for breach of representations, warranties, obligations, agreements and covenants where such indemnification would entail an infringement of any financial assistance prohibitions that may be applicable from time to time pursuant to the Spanish Companies Act.

Section 11.03 Expenses.

(a) In the event that this Agreement is terminated in accordance with Section 10.01, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses.

(b) If the Transactions are consummated, subject to the obligations set forth in Section 3.01(b), the Surviving Corporation shall pay or cause to be paid the Company Transaction Expenses and the SPAC Transaction Expenses (either directly or, to the extent paid by Parent or the Company, on a reimbursed basis) to the extent set forth in this Section 11.03. All Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions by a Party and not expressly payable, in whole or in part, by the Surviving Corporation hereunder shall be paid by the Party incurring such Transaction Expenses.

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(i) If the Gross Proceeds as of the Closing Date are at least $180,000,000, the Parties agree that the total amount of Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $18,000,000, to be distributed as follows:

(A) The SPAC Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $8,000,000; provided, however, that the maximum amount of any SPAC Transaction Expenses payable pursuant to this Section 11.03(b)(i)(A) in respect of each of the concepts set forth on the transaction expenses table (the “Transaction Expenses Table”) set forth on Section 11.03 of the Company Disclosure Schedule shall be as set forth in such Transaction Expenses Table.

(B) The Company Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $10,000,000; provided, however, that the maximum amount of any Company Transaction Expenses payable pursuant to this Section 11.03(b)(i)(B) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein.

(ii) If the Gross Proceeds as of the Closing Date are at least $65,000,000 but less than $180,000,000, the Parties agree that the total amount of Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be no greater than an amount equal to 15% of the Gross Proceeds as of the Closing Date, to be distributed as follows:

(A) The SPAC Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to the following aggregate amount: (i) $4,333,333, plus (ii) an amount equal to (x) $3,666,667 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000; provided, however, that the maximum amount of any SPAC Transaction Expenses payable pursuant to this Section 11.03(b)(ii)(A) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein (as adjusted on a pro-rata basis).

(B) The Company Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be no greater than the following aggregate amount: (i) $5,416,667, plus (ii) an amount equal to (x) $4,583,333 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000; provided, however, that the maximum amount of any Company Transaction Expenses payable pursuant to this Section 11.03(b)(ii)(B) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein (as adjusted on a pro-rata basis).

Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.05 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except for the Confidentiality Agreement, all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg, including the provisions relating to the

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Exchange. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.08 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services, and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) in any court of the United States located in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.12 Drafting of the Agreement. Each Party acknowledges that such Party has had the opportunity to participate in the drafting of this Agreement and to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafting Party, and no presumptions shall be made or inferences drawn because of the inclusion of a term not contained in a prior draft of this Agreement or the deletion of a term contained in a prior draft of the Agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, SPAC, Parent, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DD3 ACQUISITION CORP. II

By	/s/ Dr. Martin M. Werner
Name:	Dr. Martin M. Werner
Title:	Chief Executive Officer

CODERE NEWCO S.A.

By	/s/ Vicente Di Loreto
Name:	Vicente Di Loreto
Title:	Authorized Signatory

SERVICIOS DE JUEGO ONLINE S.A.U.

By	/s/ Ángel Corzo Uceda
Name:	Ángel Corzo Uceda
Title:	Director

SERVICIOS DE JUEGO ONLINE S.A.U.

By	/s/ Óscar Iglesias Sanchez
Name:	Óscar Iglesias Sanchez
Title:	Director

CODERE ONLINE LUXEMBOURG, S.A.

By	/s/ Óscar Iglesias Sánchez
Name:	Óscar Iglesias Sánchez
Title:	Authorized Signatory

CODERE ONLINE U.S. CORP.

By	/s/ Óscar Iglesias Sánchez
Name:	Óscar Iglesias Sánchez
Title:	Director

[Signature Page to Business Combination Agreement]

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Schedule A

Company Knowledge Parties

1.     Gonzalo de Osma Bucero

2.     Oscar Iglesias

3.     Yaiza M. Rodríguez Robles

4.     Moshe Edree

5.     Javier Lomas

6.     Carlos Ortin Fernandez-Ordas

7.     Maria Belen Rodríguez

8.     Sergio Gomez Carretero

[Schedule A to Business Combination Agreement]

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Exhibit A

Registration Rights and Lock-Up Agreement

[Exhibit A to Business Combination Agreement]

Annex A-78

EXHIBIT A

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [_________] 2021, is made and entered into by and among Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), DD3 Sponsor Group, LLC (“Sponsor”), MG Partners Multi-Strategy Fund LP (“MG Partners”), Baron Global Advantage Fund (“BGAF”), Baron Emerging Markets Fund (“BEMF”), Destinations International Equity Fund (“DIEF” and, together with BGAF and BEMF, the “Baron Funds”), Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent,” and collectively with Sponsor, MG Partners, the Baron Funds and any other person or entity who hereafter becomes a party to this Agreement, each a “Holder” and collectively the “Holders”) and solely for the purposes of Section 6.6 hereof, DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”).

RECITALS

WHEREAS, Holdco, Parent, SPAC, Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (the “Company”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”), entered into that certain business combination agreement, dated as of June 21, 2021 (the “BCA”), pursuant to which, among other things, on or about the date hereof, (i) Parent contributed all the issued and outstanding shares of the Company to Holdco in exchange for additional ordinary shares of Holdco (“Ordinary Shares”) pursuant to that certain contribution and exchange agreement entered into by Holdco, Parent and the Company, dated as of June 21, 2021 (the “Exchange Agreement”) with the Company becoming a wholly-owned subsidiary of Holdco following the consummation of such exchange, and (ii) Merger Sub merged with and into SPAC (with SPAC being the surviving entity and a wholly-owned subsidiary of Holdco) in exchange for SPAC’s shareholders receiving Ordinary Shares;

WHEREAS, Sponsor, SPAC and MG Partners entered into that certain Registration Rights Agreement, dated as of December 7, 2020 (the “Prior Agreement”), which Prior Agreement Sponsor, SPAC and MG Partners desire to terminate upon execution and delivery of this Agreement;

WHEREAS, Sponsor holds Ordinary Shares and securities convertible into or exercisable or exchangeable for Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other security issued to Sponsor pursuant to the terms of the BCA), including the private placement warrants of Holdco (the “Warrants”) on or about the date hereof pursuant to the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA and the Exchange Agreement, Holdco and the Holders desire to enter into this Agreement, pursuant to which Holdco shall grant the Holders certain registration rights with respect to certain securities of Holdco and the Holders shall agree to certain transfer restrictions, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Holdco, after consultation with counsel to Holdco, (a) would be required to be made in any Registration Statement or Prospectus in order for the

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applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) Holdco has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for Ordinary Shares) of, Holdco. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals.

“Board” shall mean the Board of Directors of Holdco.

“Change in Control” shall mean the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Holdco’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Holdco (or surviving entity) or would otherwise have the power to control the board of directors of Holdco or to direct the operations of Holdco.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“DR Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1.

“DR Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Equity Agreements” shall mean (a) that certain subscription agreement dated June 21, 2021 by and among SPAC, Holdco and DD3 Capital Partners, S.A. de C.V. to purchase shares of SPAC’s Class A Common Stock, (b) that certain subscription agreement dated June 21, 2021 by and among SPAC, Holdco and Larrain Investment Inc. to purchase shares of SPAC’s Class A Common Stock [and (c) those certain subscription agreements, dated [ ], 2021 by and among SPAC, Holdco and certain subscribers party thereto to purchase shares of SPAC’s Class A Common Stock].

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall have the meaning given in the Recitals.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holdco” shall have the meaning given in the Preamble.

“Holdco Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Holders” shall have the meaning given in the Preamble.

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“Lock-Up Period” shall have the meaning given in Section 5.1.

“Lock-Up Securities” shall mean all Registrable Securities owned by Parent or Sponsor, respectively, from time to time.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Sub” shall have the meaning given in the Recitals.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Parent” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean a person or entity to whom Parent and Sponsor are permitted to Transfer such Lock-Up Securities pursuant to Section 5.2 of this Agreement prior to the expiration of the Lock-Up Period and any other applicable agreement between Parent and/or Sponsor and Holdco, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Ordinary Shares issued to a Holder pursuant to the terms of the BCA (including the Ordinary Shares issued or issuable upon the exercise of any other security issued to a Holder pursuant to the terms of the BCA), (b) any Warrants held by a Holder (including the Ordinary Shares issuable upon exercise of such Warrants) and (c) any other security of Holdco issued or issuable with respect to any such Ordinary Share referred to in the foregoing clauses (a) and (b) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by Holdco and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)     all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

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(b)    fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)     printing, messenger, telephone and delivery expenses;

(d)    reasonable fees and disbursements of counsel for Holdco;

(e)     reasonable fees and disbursements of all independent registered public accountants of Holdco incurred specifically in connection with such Registration; and

(f)     reasonable fees and expenses not to exceed $50,000 of one legal counsel selected by (i) the majority-in-interest of the DR Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the SUO Demanding Holders initiating a Shelf Underwritten Offering, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by Holdco for its own account or that of a Holdco shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“SPAC” shall have the meaning given in the Recitals.

“SPAC’s Class A Common Stock” shall mean SPAC’s class A common stock, par value $0.0001 per share.

“Sponsor” shall have the meaning given in the Preamble.

“SUO Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“SUO Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Holdco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall have the meaning given in the Recitals.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Holdco shall, as soon as practicable, but in any event within thirty (30) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar

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provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) calendar days following the filing deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission and provided further that if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended the same number of days that the Commission remains closed for operations. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. Holdco shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its reasonable best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five (5) business days of such date, Holdco shall notify the Holders of the effectiveness of such Registration Statement.

2.1.2 Holdco shall use its reasonable best efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after Holdco is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, one or more Holders may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of $12,500,000 from such Shelf Underwritten Offering (such amount of Registrable Securities, as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to Holdco (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, Holdco shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Holdco Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Shelf Underwritten Offering (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Shelf Underwritten Offering, a “SUO Requesting Holder”) shall so notify Holdco of its intent to participate in such Shelf Underwritten Offering, in writing, within five (5) business days after the receipt by such Holder of Holdco Shelf Takedown Notice. Upon receipt by Holdco of any such written notification from a SUO Requesting Holder to Holdco, subject to the provisions of subsection 2.2.4, Holdco shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder. Holdco shall enter into an underwriting agreement in customary form for such Shelf Underwritten Offering by Holdco with the managing Underwriter or Underwriters selected by the Holders holding at least a majority-in-interest of the Registered Securities being registered after consultation with Holdco and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and Holdco shall enter shall contain representations,

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covenants, indemnities and other rights and obligations in customary form for such Shelf Underwritten Offering by Holdco. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof and provided that Holdco does not have an effective Registration Statement pursuant to subsection 2.1.1 covering Registrable Securities, Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities may make a written demand for Registration of all or part of their Registrable Securities on (a) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (b) if available, Form F-3, which in the case of either clause (a) or (b), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended methods of distribution thereof (such written demand a “Demand Registration”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. Holdco shall, within ten (10) business days following Holdco’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “DR Requesting Holder”) shall so notify Holdco, in writing, within five (5) business days after the receipt by the Holder of the notice from Holdco. For the avoidance of doubt, to the extent a DR Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such DR Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by Holdco of any such written notification from a DR Requesting Holder to Holdco, subject to subsection 2.2.4 below, such DR Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Holdco shall file, as soon thereafter as practicable, but not more than forty-five (45) days immediately after Holdco’s receipt of the Demand Registration, and Holdco shall use reasonable best efforts to effect the Registration of all Registrable Securities requested by the DR Demanding Holders and DR Requesting Holders pursuant to such Demand Registration as soon as practicable. Holdco shall not be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Sponsor, and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Parent, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) to be registered on behalf of the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) Holdco has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the DR Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Holdco in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that Holdco shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by a DR Demand Holder becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the DR Demanding Holders so advise Holdco as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such DR Demanding Holder or DR Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with Holdco and the Underwriter selected for such Underwritten Offering by the majority-in-interest of the DR Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. In the event of a Demand Registration that is to be an Underwritten Offering or a Shelf Underwritten Offering, and if any managing Underwriter, in good faith, advises Holdco in writing that, in its opinion, the dollar amount or number of Registrable Securities desired to be sold under any such Underwritten Offering, taken together with all other Ordinary Shares or other equity securities that Holdco desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of Holdco who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Holdco shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Holders participating in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that all Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”); (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that Holdco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to Holdco and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Holders, being less than the Minimum Amount), Holdco shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Holdco shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5. Any such withdrawal shall be counted towards the limit on Registrations set forth in subsection 2.2.1.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If, at any time on or after the date hereof, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Holdco, other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to Holdco’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of Holdco, (d) for a dividend reinvestment plan, (e) filed pursuant to subsection 2.1.1, (f) filed pursuant to Section 2.2, or (g) filed in connection with any business combination

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or acquisition involving Holdco, then Holdco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended methods of distribution (including whether such registration will be pursuant to a shelf registration statement) and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) describe such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). Holdco shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Holdco or Holdco shareholders for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended methods of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriters selected for such Underwritten Offering by Holdco or Holdco shareholders for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by Holdco of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as Holdco amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3). Holdco may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time on its own good faith determination.

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and any managing Underwriter, in good faith, advises Holdco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that Holdco desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Holdco, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for Holdco’s account, Holdco shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of Holdco, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then Holdco shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c),

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the Ordinary Shares or other equity securities for the account of other persons or entities that Holdco is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to Holdco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. Holdco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Holdco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3; provided, however, that the rights to demand a Piggyback Registration under this Section 2.3 shall terminate on the second anniversary of the date hereof.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to Holdco’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Holdco initiated Registration and provided that Holdco has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and Holdco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to Holdco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Holdco shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Holdco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Holdco shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that Holdco shall not defer its obligation in this manner more than twice in any twelve (12)-month period (the “Aggregate Blocking Period”). Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Lock-Up Securities held by Parent or Sponsor, until after the expiration of the Lock-Up Period.

Article III
HOLDCO PROCEDURES

3.1 General Procedures. If, at any time on or after the date hereof, Holdco is required to effect the Registration of Registrable Securities, Holdco shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Holdco shall, as promptly as reasonably practicable:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities included in such Registration or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Holdco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Holdco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Holdco are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that Holdco amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.8 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.9 notify the Holders of Registrable Securities included in such Registration at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders of Registrable Securities included in such Registration, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of Holdco and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause Holdco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by Holdco, such representatives or Underwriters shall enter into a confidentiality agreement, in form and substance reasonably satisfactory to Holdco, prior to the release or disclosure of any such information;

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3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from Holdco’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing Holdco for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Holdco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if Holdco timely files information on Forms 20-F and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $12,500,000, use its reasonable efforts to make available senior executives of Holdco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders of Registrable Securities included in such Registration in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Holdco. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, marketing costs, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders. Any reimbursement or payment by Holdco shall in no event (a) be duplicative of or (b) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and Holdco.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of Holdco pursuant to a Registration initiated by Holdco hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by Holdco and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 Holdco will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with Holdco or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite Holdco’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against Holdco as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Holdco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of

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Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for Holdco believes to be necessary to comply with law (it being understood that Holdco hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by Holdco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Holdco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, (ii) audited financial statements as of a date other than Holdco’s fiscal year end, or (iii) pro forma financial statements that are required to be included in a registration statement, Holdco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event for a period more than sixty (60) consecutive days or more than two times in any calendar year, determined in good faith by the Board to be necessary for such purpose; provided that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event Holdco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Holdco shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of Holdco. As long as any Holder shall own Registrable Securities, Holdco, at all times while it shall be a reporting company under the Exchange Act, covenants and agrees to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Holdco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. Holdco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, Holdco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 Holdco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and employees and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonably attorneys’ fees) (collectively, “Claims”), to which any such Holder or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to Holdco by such Holder expressly for use therein. Holdco shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, Holdco may require that, as a condition to including any Registrable Securities in any Registration Statement, Holdco shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify Holdco, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) Holdco against any Claims, to which Holdco or such other persons may become subject, insofar as such Claims arise

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out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of Holdco.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof once bills are received or expense, loss, damage or liability is incurred.

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Article V
LOCK-UP

5.1 Transfer Restrictions. Except as permitted by Section 5.2, each of Parent and Sponsor shall not, directly or indirectly, Transfer any Lock-Up Securities beneficially owned or owned of record by such Holder until the earliest of: (i) the date that is one year from the date hereof, (ii) the date on which the closing price of the Ordinary Shares on the Nasdaq Stock Market equals or exceeds $12.50 per Ordinary Share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the date hereof, or (iii) such date on which Holdco completes a liquidation, merger, share exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-Up Period”). Holdco shall not be obligated to effect any Shelf Registration, Demand Registration or Piggyback Registration (or any Registration whatsoever) of any Lock-Up Securities prior to the expiration of the Lock-Up Period.

5.2 Lock-Up Period Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 Transfers of Lock-Up Securities as a bona fide gift or gifts, or to a charitable organization;

5.2.2 if the Holder is an individual, Transfers of Lock-Up Securities to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.3 if the Holder is an individual, Transfers by will or intestate succession upon the death of such Holder;

5.2.4 the Transfer of Lock-Up Securities by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.5 if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the Holder, and (ii) distributions of Lock-Up Securities to its partners, limited liability company members or managers, directors, officers, equity holders or shareholders of the Holder;

5.2.6 Transfers (i) to Holdco (including pursuant to any redemption) or Holdco’s officers, directors or their affiliates and (ii) to the officers, directors or affiliates of the undersigned;

5.2.7 the Transfer of all Lock-Up Securities owned by Parent to any affiliates of Parent;

5.2.8 the Transfer of Lock-Up Securities owned by the Sponsor to MG Partners, the Baron Funds or any of their respective affiliates;

5.2.9 pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control of Holdco, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Securities subject to this Agreement shall remain subject to this Agreement;

5.2.10 pursuant to a bona fide tender, squeeze out or exchange offer for Ordinary Shares, provided that in the event that such tender, squeeze out or exchange offer is not completed, the Lock-Up Securities subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period; and

provided, that in the case of any Transfer or distribution pursuant to subsections 5.2.1 through 5.2.8 each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to Holdco, to be bound by the provisions of this Agreement.

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Article VI
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

if to Holdco or Parent, to:

Codere Online Luxembourg, S.A.
7 rue Robert Stümper,
L-2557 Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

Codere Newco, S.A.U.
Avenida de Bruselas 26,
28108, Alcobendas, Madrid (Spain)
Attention: Angel Corzo
Email: angel.corzo@codere.com

in each case with a copy to:

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

if to Sponsor, to:

DD3 Sponsor Group, LLC
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third-Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.

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6.2.2 Prior to the expiration of the Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as permitted in Section 5.2 of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Holdco unless and until Holdco shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to Holdco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.5 Amendments and Modifications. Upon the written consent of Holdco and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is adverse and materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Holdco and any other party hereto or any failure or delay on the part of a Holder or Holdco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Holdco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights; Termination of Prior Agreement. Other than pursuant to the terms of the Equity Agreements, Holdco represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require Holdco to register any securities of Holdco for sale or to include such securities of Holdco in any Registration filed by Holdco for the sale of securities for its own account or for the account of any other person. SPAC, Sponsor and MG Partners hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Further, Holdco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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6.7 Term. This Agreement shall terminate upon the earlier of (i) the date as of which all of the Registrable Securities have either (A) been sold pursuant to a Registration Statement or (B) ceased to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), or (ii) the date as of which the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale, or (iii) the third anniversary of the date hereof. The provisions of Article IV shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDCO:

Codere Online Luxembourg, S.A.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

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PARENT:

Codere Newco S.A.U.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]
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SPONSOR:

DD3 Sponsor Group, LLC

By:
Name:
Title:

SPAC:

DD3 Acquisition Corp. II

By:
Name:
Title:

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MG PARTNERS MULTI-STRATEGY FUND LP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

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BARON GLOBAL ADVANTAGE FUND

By:
Name:
Title:

BARON EMERGING MARKETS FUND

By:
Name:
Title:

DESTINATIONS INTERNATIONAL EQUITY FUND

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

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Exhibit B

Nomination Agreement

[Exhibit B to Business Combination Agreement]

Annex A-101

EXHIBIT B

FORM OF NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of [ ], 2021 (this “Agreement”), is entered into by and among Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), DD3 Sponsor Group, LLC (“Sponsor”), and Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent,” and collectively with Sponsor, the “Shareholders”).

WHEREAS, on or about the date hereof, Holdco has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the business combination agreement (the “Business Combination Agreement”), dated as of June 21, 2021, by and among Holdco, Parent, DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (the “Company”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, (i) Parent contributed its shares of the Company to Holdco in exchange for Ordinary Shares and (ii) Merger Sub merged with and into SPAC (with SPAC being the surviving entity and a wholly-owned subsidiary of Holdco) in exchange for SPAC’s shareholders receiving Ordinary Shares;

WHEREAS, each of the Shareholders holds Ordinary Shares;

WHEREAS, the Shareholders desire that, after giving effect to the Transactions, they will have representation on the Board of Holdco as to create value for equityholders of Holdco in accordance with the terms hereunder; and

WHEREAS, in furtherance of the foregoing, the Shareholders and Holdco agree to grant certain director nomination rights with respect to Holdco, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the amended and restated articles of association of Holdco, as in effect as of the date hereof pursuant to the terms of the Business Combination Agreement, as the same may be amended, restated, altered, or amended and restated from time to time.

“Board” means the board of directors of Holdco, as such term is used in the Articles.

“Business Day” means any day, except Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the Kingdom of Spain or the Grand Duchy of Luxembourg; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Director” means a director serving on the Board.

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“Governmental Authority” means any U.S. federal, state, county or local or non-U.S. government, federal, regional (including autonomous communities), national, supranational (including the European Union), administrative, supervisory, standard setting, determinative, state, regional, provincial, municipal, local or similar court or tribunal, governmental, quasi-governmental, legislative or regulatory body, administrative agency or bureau, commission, branch, minister, or authority or other body exercising similar powers or authority.

“Independent Director” means a director who complies with the independence requirements for directors with respect to Holdco for companies domiciled in Luxembourg and listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, national, state, regional, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, binding order, judgment, rule, regulation, ruling or requirement, or any equivalent legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or between states and supranational bodies, rules of common law, customary law and equity and all other civil or other codes, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares of Holdco.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Shareholders’ Meeting” means a general meeting of the shareholders of Holdco, as such term is used in the Articles.

Article II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION

Section 2.1 Board Nomination Rights.

(a) Board Composition. The size of the Board shall be such number as approved by the shareholders of Holdco at a Shareholders’ Meeting; provided, however, that from the date hereof until the date on which Holdco holds its second Shareholders’ Meeting after the date hereof at which Directors are to be elected, including any adjournment or postponement thereof (the “Sponsor Proposal Period”), the Board shall consist of seven Directors.

(b) Shareholder Nominees.

(i) In connection with any Shareholders’ Meeting at which Directors are to be elected, or any adjournment or postponement thereof, Parent shall have the right to propose for appointment the number of Directors set forth in this Section 2.1(b)(i) (each such Director proposed for appointment by Parent, a “Parent Director” and collectively, the “Parent Directors”), as follows:

(A) During the Sponsor Proposal Period, Parent shall have the right to propose for appointment four Parent Directors, at least one of whom must qualify as an Independent Director and one or more of whom (which may include one or more of such Independent Directors) may be required by Parent to qualify as a Luxembourg tax resident, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors (as defined below) to qualify as Independent Directors, in which case Parent shall maintain its right to propose for appointment a number of non-Independent Directors as nearly equal as possible to the proportions established in this Agreement.

(B) After the Sponsor Proposal Period, Parent shall have the right to propose for appointment five Parent Directors, at least two of whom must qualify as Independent Directors and one or more of whom (which may include one or more of such Independent Directors) may be required by Parent to qualify as a Luxembourg tax resident, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder

Annex A-103

Directors (as defined below) to qualify as Independent Directors, in which case Parent shall maintain its right to propose for appointment a number of non-Independent Directors as nearly equal as possible to the proportions established in this Agreement.

(ii) In connection with any Shareholders’ Meeting at which Directors are to be elected, or any adjournment or postponement thereof, held during the Sponsor Proposal Period, Sponsor shall have the right to propose for appointment two Directors, one of whom shall have the right to be re-appointed and serve as Director up to (but not after) the second annual Shareholders’ Meeting that takes place after the date hereof and one of whom shall have the right to be re-appointed and serve as Director up to (but not after) the third annual Shareholders’ Meeting that takes place after the date hereof (each such Director proposed for appointment by Sponsor, a “Sponsor Director” and collectively, the “Sponsor Directors”); in each case on the terms and conditions provided for in this Agreement and subject to compliance with any applicable laws, rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed. At least one of the Sponsor Directors must qualify as an Independent Director.

(iii) During the Sponsor Proposal Period, Parent and Sponsor, jointly, shall have the right to propose for appointment one additional Independent Director who shall not be an Affiliate of Parent or Sponsor and who shall also qualify as an industry expert (the “Industry Expert Independent Director,” and collectively with the Parent Directors and Sponsor Directors, each a “Shareholder Director” and collectively, the “Shareholder Directors”). The Industry Expert Independent Director may, subject to the Board’s sole discretion, be designated as the chairperson of the Board.

(iv) Except as otherwise determined by the Board, (A) only the Industry Expert Independent Director and one Independent Director who is a Parent Director shall be entitled to compensation as consideration for serving on the Board and any Board committees, and (B) no other Shareholder Directors shall be entitled to receive compensation for serving on the Board and/or any Board committees, other than the reimbursement for reasonable and documented out-of-pockets expenses.

(v) If at any point in time the Directors on the Board are divided into classes, the Shareholders shall apportion the Shareholder Directors among such classes so that (A) the aggregate number of Shareholder Directors proposed by each of Parent and Sponsor, as applicable, in each class is as nearly equal as possible to the proportions established in this Agreement and (B) the number of Parent Directors, Sponsor Directors and the Industry Expert Independent Director, respectively, in each such class is as nearly equal as possible to the proportions established in this Agreement.

(vi) For so long as Holdco maintains an Audit Committee, such committee shall include at least one Parent Director and one Sponsor Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) meets the heightened independence requirements applicable to audit committees under the U.S. Securities and Exchange Commission rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed). In addition, Parent shall have the right, but not the obligation, to propose for appointment one non-executive, non-Independent Director as an observer to the Audit Committee to be appointed by the Board, subject to compliance with Rule 10A-3 under the U.S. Securities Exchange Act of 1934.

(c) Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director nominated pursuant to this Section 2.1, then Parent and Sponsor, as applicable, shall, to the fullest extent permitted by this Section 2.1 and applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Shareholder Director’s term, and Holdco and the Shareholders shall take all action to cause such Shareholder Director to be appointed to the Board.

(d) Additional Nomination Procedures.

(i) In connection with any Shareholders’ Meeting at which Directors are to be elected, unless otherwise informed in writing by Parent and/or Sponsor, as applicable, the incumbent Shareholder Directors previously proposed for appointment in accordance with Section 2.1(b) shall automatically be deemed proposed for appointment by Parent and/or Sponsor, as applicable, for such Shareholders’ Meeting. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any Shareholders’

Annex A-104

Meeting, Parent or Sponsor, as applicable, shall propose such Shareholder Director for appointment by delivering to Holdco a written statement at least 90 days prior to the one-year anniversary of the preceding annual Shareholders’ Meeting that (A) informs Holdco of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. Holdco may require any Shareholder Director to (i) provide Holdco with a completed and executed copy of Holdco’s standard director questionnaire applicable to all other Directors; (ii) provide Holdco with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is proposed for appointment to the Board; (iii) complete a reasonably satisfactory interview with the governance committee or other appropriate committee, in each case, if established (“Governance Committee”), and the Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as Holdco may reasonably request, including information that Holdco is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii) The Governance Committee (if established, otherwise the Board) shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by this Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Governance Committee (or the Board, as applicable) so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Governance Committee (or the Board, as applicable) after consultation with legal counsel), the Governance Committee shall recommend such Shareholder Director to the Board for inclusion (or the Board shall so include, as applicable) in the slate of directors that is included in any proxy statement (or similar document) of Holdco in respect of any Shareholders’ Meeting at which Directors are to be elected. Holdco and the Shareholders shall take all action to ensure that the Governance Committee complies with the preceding sentence.

(iii) In the event the Board or the Governance Committee (if applicable) declines, in good faith, to approve any Shareholder Director, Parent and Sponsor, as applicable, may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If Holdco identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) Holdco shall promptly notify Parent and/or Sponsor, as applicable, of that fact and (y) Holdco, Parent and/or Sponsor, as applicable, shall cooperate in good faith to eliminate such impediment or Parent and/or Sponsor, as applicable, shall identify another nominee in accordance with this Section 2.1.

Section 2.2 Assurances.

(a) Each of the Shareholders agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, each of the Shareholders further agrees that it shall to the maximum extent permitted by law:

(i) cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all Ordinary Shares that each of the Shareholders or its respective Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which each of the Shareholders or its respective Affiliates holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; and (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement.

(ii) cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all Ordinary Shares that each of the Shareholders or its respective Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which each of the Shareholders or its respective Affiliates holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 8 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 8 of the Articles that is not supported by the Board; and

Annex A-105

(iii) not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

(b) Holdco agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, Holdco further agrees that it shall to the maximum extent permitted by law:

(i) take all actions necessary to: (1)  give effect to the provisions of this Agreement (including (x) each Shareholder Director that is proposed for appointment in accordance with the terms of this Agreement by the Shareholders as part of the slate that is included in any proxy statement (or similar document) of Holdco in respect of any Shareholders’ Meeting at which Directors are to be elected, and (y) supporting the election of such Shareholder Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Holdco’s slate of directors; provided, however, that with respect to each of the Shareholder Directors proposed for nomination by Sponsor, such obligations shall only exist during the Sponsor Proposal Period, and (2) submit proposals to the extraordinary Shareholders’ Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of, this Agreement;

(ii) take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) supporting the removal of any Shareholder Director (except at the direction of the Shareholder who proposed such Shareholder Director for nomination); provided, however, that with respect to each of the Shareholder Directors proposed for nomination by Sponsor, such obligations shall only exist for the Shareholders’ Meetings held during the Sponsor Proposal Period, or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any Shareholders’ Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Shareholders set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholders set forth in this Article II).

Article III

NOMINATION TERMINATION

Section 3.1 Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of Holdco and the Shareholders, this Agreement shall continue in full force and effect for a period of five years from the date hereof; provided, however, that this Agreement shall automatically terminate (i) with respect to Parent, on the date on which Parent and/or its Affiliates cease to beneficially own, in the aggregate, at least 30% of the issued and outstanding Ordinary Shares, and (ii) with respect to Sponsor, after the Sponsor Proposal Period; provided, further, that Parent and Holdco shall, no later than 30 days prior to the fifth anniversary of this Agreement, agree in writing to renew this Agreement, with respect to Parent and Holdco, for an additional five years if Parent and/or its Affiliates beneficially own, in the aggregate, no less than 30% of the issued and outstanding Ordinary Shares. Upon such termination, Parent and Sponsor, as applicable, shall not have any of the rights, and Parent and Sponsor, as applicable, and Holdco, shall not have or owe any of the obligations, set forth herein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for any breach of this Agreement prior to its termination.

Annex A-106

Article IV

MISCELLANEOUS

Section 4.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

if to Holdco or Parent, respectively, to:

Codere Online Luxembourg, S.A.
7 rue Robert Stümper,
L-2557 Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

Codere Newco, S.A.U.
Avenida de Bruselas 26,
28108, Alcobendas, Madrid (Spain)
Attention: Angel Corzo
Email: angel.corzo@codere.com

in each case with a copy to:

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

if to Sponsor, to:

DD3 Sponsor Group, LLC
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.1.

Section 4.2 Recapitalization and Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of Holdco or any successor or assign of Holdco (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange

Annex A-107

for or in substitution of, the Ordinary Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. For as long as the rights of the Shareholders have not terminated under Section 3.1, Holdco and the Shareholders shall cause any successor or assign of Holdco (whether by merger, consolidation, sale of assets or otherwise), as a condition of any such transaction, to enter into a new Nomination Agreement on terms substantially the same as this Agreement with the Shareholders.

Section 4.3 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by Holdco and the Shareholders; provided, that, after the Sponsor Proposal Period, any such amendment, modification or waiver shall only require the written agreement of Holdco and Parent.

Section 4.4 Successors and Assigns. The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of Holdco and the Shareholders; provided that each of the Shareholders may assign its rights and obligations hereunder to any of its Affiliates to which it has transferred all of its Ordinary Shares and, provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning Shareholder and Holdco mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as a party for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the corresponding assigning Shareholder. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by any of the Shareholders and/or their Affiliates be deemed an assignment of the rights and obligations under this Agreement without an express assignment of such rights and obligations in accordance with the terms of this Section 4.4.

Section 4.5 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.7 Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. Holdco and the Shareholders irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.8 Immunity Waiver. Holdco hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.9 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.10 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

Annex A-108

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed in three originals as of the date first written above, each party hereby acknowledging having received one original.

HOLDCO:

CODERE ONLINE LUXEMBOURG, S.A.

By:
Name:
Title:

PARENT:

CODERE NEWCO, S.A.U.

By:
Name:
Title:

SPONSOR:

DD3 SPONSOR GROUP, LLC

By:
Name:
Title:

[Signature Page to Project Cobra Nomination Agreement]

Annex A-109

Exhibit C

Indemnification Letter

[Exhibit C to Business Combination Agreement]

Annex A-110

EXHIBIT C

[-], 2021

Codere Online Luxembourg, S.A.
7 rue Robert Stümper, L-2557
Luxembourg, Grand Duchy of Luxembourg,
as indemnified party

Servicios de Juego Online, S.A.U.
Avenida de Bruselas 26, 28108,
Alcobendas, Madrid, Spain,
as indemnified party

Ladies and Gentlemen:

Reference is made to the business combination agreement (the “Business Combination Agreement”) entered into as of June 21, 2021 by and among DD3 Acquisition Corp. II, Codere Newco, S.A.U. (“Parent”), Servicios de Juego Online, S.A.U. (the “Company”), Codere Online Luxembourg, S.A. (“Holdco”) and Codere Online U.S. Corp. Capitalized terms used but not otherwise defined in this letter agreement (this “Indemnification Agreement”) have the respective meanings ascribed thereto in the Business Combination Agreement.

In connection with the transactions contemplated under the Business Combination Agreement, Parent, Holdco and the Company have agreed to cause a corporate restructuring pursuant to which all of Codere, S.A.’s and Parent’s online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing and pari-mutuel activities (collectively, the “Online Business”) will be operated or owned, as applicable, by the Company and the Company Subsidiaries by holding or receiving assets, rights and/or entities from Codere S.A., Parent and/or their respective subsidiaries in accordance with the Transaction Documents and Section 8.18 of the Company Disclosure Schedule (the “Restructuring”). In consideration of the benefits Parent will receive under the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent has agreed to indemnify Holdco and the Company and their respective subsidiaries (each, an “Indemnitee” and collectively, “Indemnitees”) against certain Losses (as defined below), as set forth in this Indemnification Agreement. This Indemnification Agreement, including the representations, warranties and agreements of Parent set forth herein, when accepted by Holdco and the Company, will evidence the agreement of the parties with respect to the matters contained in this Indemnification Agreement. Parent, Holdco and the Company agree as follows:

1. (a) Except for Liabilities (as defined below) arising under Section 1(b) (which shall be governed under Section 1(b)), Liabilities arising under Section 1(c) (which shall be governed under Section 1(c)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees, including under the principles of transferee or successor liability, against any debts, losses, damages, fines, penalties, expenses and liabilities (collectively, “Liabilities”) incurred by them and arising under or in connection with the ownership of the assets (other than entities, assets or rights to be transferred to the Company or a Company Subsidiary pursuant to the Restructuring) of, or the operation of the business (other than the Online Business) by, Parent or any affiliate of Parent (excluding Holdco, Merger Sub, the Company and the Company Subsidiaries) (collectively, the “Non-Online Losses”).

(b) Except for Liabilities arising under Section 1(a) (which shall be governed under Section 1(a)), Liabilities arising under Section 1(c) (which shall be governed under Section 1(c)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees, including under the principles of transferee or successor liability, against any Liabilities incurred by any of the Indemnitees as a result of the consummation of the Restructuring, but only to the extent that such Liabilities would not have been incurred but for the Restructuring (collectively, the “Restructuring Losses”).

(c) Except for Liabilities arising under Section 1(a) (which shall be governed under Section 1(a)), Liabilities arising under Section 1(b) (which shall be governed under Section 1(b)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees against any Taxes of any Indemnitee, including Transfer Taxes, incurred by the Indemnitees as a result of the consummation of the Restructuring, but only to the extent that such Taxes would not have been incurred but

Annex A-111

for the Restructuring (the “Tax Losses,” and together with the Non-Online Losses and the Restructuring Losses, the “Losses”). Losses shall be deemed to exclude any legal or other expenses incurred by the Indemnitees in connection with investigating or defending any related action or claim, except to the extent Parent is required to indemnify or pay for such expenses pursuant to this Section 1.

(d) The obligations of Parent to indemnify and hold harmless the Indemnitees against, or to contribute to, Losses pursuant to this Indemnification Agreement shall remain in full force and effect until the date that is 24 months after the Closing Date. The aggregate amount of all Losses for which Parent shall be liable pursuant to this Indemnification Agreement, including, for the avoidance of doubt, any legal or other expenses incurred by the Indemnitees and required to be paid by Parent in connection with investigating and defending any related action or claim, shall not exceed $10,000,000 in the aggregate (the “Maximum Liability”).

(e) The Company shall promptly provide written notice to Parent of any Action in connection with any Losses with respect to which any Indemnitee claims indemnification pursuant to this Indemnification Agreement (a “Proceeding”); provided that the failure to notify Parent shall not relieve Parent from any liability that it may have hereunder except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. If a Proceeding is instituted against any Indemnitee by a third party (a “Third Party Proceeding”), Parent may, but shall not be obligated to, assume the defense of such Third Party Proceeding, at its own expense, by providing written notice to the Company within 10 days of receiving written notice of such Third Party Proceeding. Notwithstanding the foregoing, if Parent does not expressly elect to assume the defense of a Third Party Proceeding within ten (10) days of receiving written notice of such Third Party Proceeding, the Company shall have the right to assume the defense of such Third Party Proceeding at the expense of Parent. Similarly, in the event of any Third Party Proceeding for equitable or injunctive relief or with respect to potential criminal liability, Parent shall not be entitled to assume the defense of such Third Party Proceeding without the prior written consent of the Company, and the Company shall have the right to assume such defense at the expense of Parent.

(f) If Parent assumes the defense of any Third Party Proceeding under the terms of Section 1(e), it shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Proceeding if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, fault, culpability or a failure to act, (ii) does not include an unconditional written release by the claimant or plaintiff from all liability in respect of such Third Party Proceeding or (iii) imposes equitable remedies or any obligation on any Indemnitee other than solely for the payment of money damages for which such Indemnitee will be indemnified hereunder. If Company assumes the defense of any Third Party Proceeding under the terms of Section 1(e), the Company may not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment. Parent shall not be liable for any settlement of an action or claim for monetary or other damages that the Indemnitees may effect without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) An Indemnitee shall retain the right to employ its own counsel and to participate in the defense of any Third Party Proceeding, the defense of which has been assumed by Parent pursuant to Section 1(e), but the Company shall bear and shall be solely responsible for the costs and expenses in connection with such participation. An Indemnitee may retain the same counsel than Parent, with the prior written consent of Parent, unless (x) the Company receives the written opinion of counsel that representation of such Indemnitee and Parent by the same counsel presents a conflict of interest under applicable standards of professional conduct or (y) the Company receives the written opinion of counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to the defenses available to Parent and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel. With respect to all Third Party Proceedings which are not defended by Parent, Parent shall have the right to employ its own counsel and to consult with counsel to the Company or an Indemnitee and to be fully involved and participate fully in the defense of the Third Party Proceeding (including the right to make recommendations which shall be considered in good faith by the Company and each Indemnitee).

(h) Parent shall pay to the Indemnitees any Losses that are due and payable by Parent to one or more Indemnitees under the terms of and to the extent provided in this Section 1. If the indemnification provided for pursuant to this Section 1 is unavailable or insufficient (up to the Maximum Liability) to hold harmless any Indemnitees in respect of all Losses incurred, then Parent shall contribute (up to the Maximum Liability) to the amount paid or payable by such Indemnitees as a result of such Losses an amount in such proportion as is equitable to reflect the relative fault

Annex A-112

of any Indemnitees, on the one hand, and Parent, on the other. Parent agrees that payments in respect of Losses to an Indemnitee shall be made by wire transfer of immediately available funds to one or more accounts designated for such purposes by the Company. If any indemnification payments pursuant to this Section 1 are taxable, the parties shall cooperate and use reasonable best efforts to structure any payment pursuant to this Section 1 in a manner that reduces, minimizes or eliminates any applicable Taxes to the extent reasonably permitted under applicable Tax Law while not adversely affecting Parent in any material respect. Notwithstanding Section 11.02 of the Business Combination Agreement, the representations, warranties, obligations, agreements and covenants in this Indemnification Agreement shall survive the Closing.

(i) The obligations of Parent under this Section 1 are not exclusive and shall not limit any rights or remedies which may otherwise be available to the Company or Holdco at law or in equity and shall be in addition to any liability which it may otherwise have.

(j) Notwithstanding any other provision of this Indemnification Agreement, the maximum liability of Parent under this Indemnification Agreement shall not exceed the Maximum Liability.

2.      This Indemnification Agreement may not be assigned by any party without the prior written consent of each other party hereto. The provisions of this Indemnification Agreement shall be for the benefit of and enforceable by the Company and Holdco. No other person shall have any rights hereunder.

3.      If any provision of this Indemnification Agreement is held to be illegal, invalid or unenforceable, the provision shall be fully severable; this Indemnification Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Indemnification Agreement, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Indemnification Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and, as changed or amended, continue to reflect the original intent of the parties hereto.

4.      The parties to this Indemnification Agreement each agree not to disclose the existence of this Indemnification Agreement or the contents or subject matter hereof to any other party without the prior written consent of the other parties hereto unless required by applicable Law, judicial process, regulatory action or stock exchange rules or regulations (in which case, to the extent permitted by such Law, process, action, rule or regulation, the non-disclosing party shall allow the other party reasonable time to comment on the contents of such disclosure in advance of such disclosure); provided that each party may disclose the existence, contents and subject matter of this Indemnification Agreement to its officers, directors, attorneys, agents and other representatives (“Representatives”), so long as such party makes its Representatives aware of its confidentiality obligations pursuant to this Section 4 and agrees to be liable for any disclosure by its Representatives of the existence of this Indemnification Agreement or the contents or subject matter hereof except to the extent permitted hereby, and that this Indemnification Agreement may be described in, and filed as an exhibit to, any registration statement of Holdco filed with the U.S. Securities and Exchange Commission. Nothing contained herein shall limit the Company or Holdco from disclosing this Indemnification Agreement and the subject matter hereof in connection with the enforcement of their rights hereunder.

5.      This Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.      The provisions of Section 11.01, 11.08 and 11.12 of the Business Combination Agreement are incorporated herein and shall apply to this Indemnification Agreement, mutatis mutandis.

7.      This Indemnification Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Annex A-113

Very truly yours,

Codere Newco, S.A.U.

By:
Name:
Title:
Accepted and agreed by,

Codere Online Luxembourg, S.A.

By:
Name:
Title:

Servicios de Juego Online, S.A.U.

By:
Name:
Title:

[Signature page to Indemnification Agreement]

Annex A-114

Exhibit D

[Reserved]

[Exhibit D to Business Combination Agreement]

Annex A-115

Exhibit E

Directors and Officers of Holdco and the Surviving Corporation

The Holdco Board shall be constituted as follows: (i) two (2) directors shall be appointed by SPAC/Sponsor, (ii) four (4) directors shall be appointed by the Company/Parent and (iii) one (1) director shall be jointly appointed by SPAC/Sponsor and the Company/Parent.

Holdco Officers
1. Moshe Edree (Managing Director*)
2. Oscar Iglesias
3. Alberto Telias
4. Gonzalo de Osma Bucero
5. Deborah Guivisdalsky
6. Aviv Sher
7. Erez Leket

*        Provides services as non-employee independent contractor

Surviving Corporation Directors	Surviving Corporation Officers
1. Oscar Iglesias	1. Gonzalo de Osma Bucero
2. Moshe Edree	2. Arie Rubinstein
3. Gonzalo de Osma Bucero

[Exhibit E to Business Combination Agreement]

Annex A-116

Exhibit F

SPAC Warrant Amendment

[Exhibit F to Business Combination Agreement]

Annex A-117

EXHIBIT F

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2021, by and among DD3 Acquisition Corp. II, a Delaware corporation, with offices at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico (the “Company”), Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümpert, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, with offices at 1 State Street, 30th Floor, New York, New York 10004, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 7, 2020, and filed with the United States Securities and Exchange Commission on December 11, 2020 (the “Existing Warrant Agreement”);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) an aggregate of 185,000 warrants (“Private Warrants”) that were part of the private units sold in connection with the closing of the Company’s initial public offering (the “Public Offering”), each whole Private Warrant entitling the holder thereof to purchase one share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exercise price of $11.50 per share, subject to adjustment, and (b) an aggregate of 6,250,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) that were part of the units sold in the Public Offering, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment; for the avoidance of doubt, no Working Capital Warrants nor Post IPO Warrants have been issued as of the date hereof;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on June 21, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“SEJO”), Holdco and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement and that certain Contribution and Exchange Agreement, dated as of June 21, 2021, entered into by and among Holdco, SEJO and Parent (the “Exchange Agreement”), (a) Parent will contribute its ordinary shares in SEJO to Holdco in exchange for additional ordinary shares of Holdco with a nominal value of €1.00 per share (“Holdco Ordinary Shares”), to be subscribed for by Parent, (b) as a result of the Exchange (as defined in the Business Combination Agreement), SEJO will become a wholly-owned subsidiary of Holdco and Parent will continue to hold all the issued and outstanding Holdco Ordinary Shares, and (c) Merger Sub will merge with and into the Company, with the Company surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection with the Merger, all shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement), but after the SPAC Class B Conversion (as defined in the Business Combination Agreement), will be exchanged for Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Class A Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

Annex A-118

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or to correct any mistake, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time. Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2. Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1. Preamble. The first paragraph on page one of the Existing Warrant Agreement is hereby amended by deleting “DD3 Acquisition Corp. II, a Delaware corporation, with offices at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico” and replacing it with “Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg)”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2. Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted in their entirety and replaced with the following:

“WHEREAS, on December 10, 2020, DD3 Acquisition Corp. II (“DD3”) consummated an initial public offering (“Public Offering”) of 12,500,000 units (including 1,500,000 units pursuant to the underwriters’ partial exercise of their over-allotment option) (“Public Units”), each Public Unit comprised of one share of Class A common stock of DD3, par value $0.0001 per share (“Common Stock”), and one-half of one warrant, where each whole warrant entitled the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, issued and delivered 6,250,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering; and

Annex A-119

WHEREAS, DD3 filed with the Securities and Exchange Commission (the “SEC”) Registration Statements on Form S-1, File Nos. 333-250212 and 333-251190 (collectively, the “Registration Statement”), and a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Act”), of the Public Units, the Public Warrants and the Common Stock included in the Public Units; and

WHEREAS, pursuant to binding commitments from DD3 Sponsor Group, LLC (the “Sponsor”) and certain other investors, DD3 sold an aggregate of 370,000 units to the Sponsor and such investors, which included an aggregate of 185,000 warrants (the “Private Warrants”, and together with the Public Warrants, the “DD3 Warrants”) bearing the legend set forth in Exhibit B hereto, in a private placement transaction that occurred simultaneously with the consummation of the Public Offering; and

WHEREAS, the Company, DD3, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of June 21, 2021 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock will be exchanged for ordinary shares of the Company (“Company Ordinary Shares”) pursuant to a share capital increase of the Company, as set forth in the Business Combination Agreement; and

WHEREAS, on [•], 2021, pursuant to the terms of the Business Combination Agreement, the Company, DD3 and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which DD3 assigned its rights and obligations under this Agreement to the Company and the Company assumed DD3’s rights and obligations under this Agreement from DD3; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding DD3 Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.”

2.3. Reference to Company Ordinary Shares. All references in the Existing Warrant Agreement (including all Exhibits thereto) to: (i) “Common Stock” or “shares of Common Stock” shall mean “Company Ordinary Shares” with a nominal value of €1.00 per share, (ii) “stockholders” shall mean “shareholders” and (iii) “par value” shall mean “nominal value”.

2.4. Form of Warrants. The first sentence of Section 2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer.”

Annex A-120

2.5. Uncertificated Warrants. The first sentence of Section 2.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof.”

2.6. Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.7. Post IPO Warrants and Working Capital Warrants.

2.7.1. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.7.2. All references to “Post IPO Warrants” and “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.8. Warrant Price. The last sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants, provided further that any such reduction shall be applied consistently to all of the Warrants, and provided further that the Warrant Price shall not be less than the nominal value of the underlying Company Ordinary Shares.”

2.9. Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on [December 10, 2021]1 and terminating at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the consummation of the transactions contemplated by the Business Combination Agreement (“Business Combination”), (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (“Expiration Date”).”

2.10. Issuance of Company Ordinary Shares. The fourth sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless.”

2.11. Valid Issuance. Section 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All Company Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles of Association of the Company, following the necessary updates to the shareholder register of the Company, shall be validly issued and fully paid.”

2.12. Maximum Percentage. Section 3.3.5 of the Existing Warrant Agreement is amended by deleting the phrase “the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K

____________

1         The later of December 10, 2021 and the date that is 30 days after the closing of the Business Combination.

Annex A-121

or other public filing with the SEC as the case may be” and hereby replacing it with “the Company’s most recent annual report on Form 20-F, report of foreign private issuer on Form 6-K or other public filing with the SEC as the case may be”.

2.13. Share Dividends/Split Ups. The first sentence of Section 4.1 of the Existing Warrant Agreement is amended by deleting the phrase “Section 4.6” and hereby replacing it with “Section 4.8”.

2.14. Extraordinary Dividends. Section 4.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Company Ordinary Shares or other shares of the Company’s share capital into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Company Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).”

2.15. Adjustments in Exercise Price. Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Whenever the number of Company Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price, which shall correspond to at least the nominal value of the Company Ordinary Shares underlying the Warrant, shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Company Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Company Ordinary Shares so purchasable immediately thereafter; provided, however, that neither the Warrant Price nor the exercise price of a Warrant shall be less than the nominal value of the underlying Company Ordinary Shares.”

2.16. Issuance in connection with a Business Combination. Section 4.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.17. Notices of Changes in Warrant. The second sentence of Section 4.7 of the Existing Warrant Agreement is amended by deleting the phrase “Sections 4.1, 4.2, 4.3, 4.4, 4.5, or 4.6” and hereby replacing it with “Sections 4.1, 4.2, 4.3, 4.4 or 4.5”.

2.18. No Fractional Warrants or Shares. The second sentence of Section 4.8 of the Existing Warrant Agreement is amended by deleting the phrase “round up” and hereby replacing it with “round down”.

Annex A-122

2.19. No Adjustment. Section 4.11 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.20. Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting the phrase, “, except as part of the Units”.

2.21. Private Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Permitted Transferee” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.22. Transfers Prior to Detachment. Section 5.7 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.23. Reservation of Company Ordinary Shares. Section 7.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall at all times reserve and keep available an authorized share capital that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.”

2.24. Notices.

2.24.1. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Codere Online Luxembourg, S.A.
7 rue Robert Stümpert,
L-2557 Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

2.24.2. Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to delete references to the delivery of a copy of notices to Greenberg Traurig, P.A., Graubard Miller and EarlyBirdCapital, Inc., to be replaced with the following:

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

2.25. Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.26. Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1. Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchange and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

Annex A-123

3.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4. Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8. Reference to and Effect on Agreements; Entire Agreement.

3.8.1. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

Annex A-124

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

DD3 ACQUISITION CORP. II

By:
Name:
Title:

CODERE ONLINE LUXEMBOURG, S.A.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

Annex A-125

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

Annex A-126

____________

1The later of December 10, 2021 and the date that is 30 days after the closing of the Business Combination.

NUMBER	(SEE REVERSE SIDE FOR LEGEND)	WARRANTS
_________—	THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION DATE (DEFINED BELOW)

Codere Online Luxembourg, S.A.

CUSIP [_______]

WARRANT

THIS CERTIFIES THAT, for value received [__________] is the registered holder of a warrant or warrants (the “Warrant”) of Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “Company”), expiring at 5:00 p.m., New York City time, on the five year anniversary of the consummation of the Business Combination (as such term is defined in the Warrant Agreement (defined below)), or earlier upon redemption or liquidation, to purchase one fully paid ordinary share with a nominal value of €1.00 per share (“Shares”), of the Company for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on [December 10, 2021]1, such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Continental Stock Transfer & Trust Company (the “Warrant Agent”), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the Warrant Agent, as amended (the “Warrant Agreement”). In no event will the Company be required to net cash settle any warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Redemption Trigger Price (as defined below) and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share for any Warrant is equal to $11.50 per share.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been or could not be exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of call in writing to the holders of record of the Warrant, giving at least 30 days’ notice of such call, at any time while the Warrant is

Annex A-127

exercisable, if the last sale price of the Shares has been at least $18.00 per share (the “Redemption Trigger Price”) on each of 20 trading days within any 30 trading day period (the “30-day trading period”) ending on the third business day prior to the date on which notice of such call is given and if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be cancelled on the books of the Company and have no further value except for the $0.01 call price.

By

	Chief Executive Officer	Secretary

Annex A-128

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such Shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

_____________________________________________________________________________________________

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

Annex A-129

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, ____________hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

_________________of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The Signature to the Assignment of the Subscription Form Must Correspond to the Name Written upon the Face of this Warrant Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatsoever, and Must be Guaranteed by a Commercial Bank or Trust Company or a Member Firm of the NYSE American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, or Chicago Stock Exchange.

Annex A-130

Exhibit G
Redemption Agreement

[Exhibit G to Business Combination Agreement]

Annex A-131

EXHIBIT G

Codere Online Luxembourg, S.A.

AND

Codere Newco, S.A.U.

SHARE ReDEMPTION AGREEMENT

Annex A-132

This redemption agreement (the “Agreement”) is made on ________________ 2021

BETWEEN:

(1)    Codere Online Luxembourg, S.A., a Luxembourg public limited liability company (société anonyme), having its registered office at 7, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B_______ (“Holdco”); and

(2)    Codere Newco, S.A.U., a limited liability stock company (sociedad anónima) incorporated under the laws of the Kingdom of Spain, with registered domicile at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and with Tax Identification Number A-87.172.003 (“Parent”).

Parent and Holdco are together referred to hereafter as the “Parties”, and each a “Party”.

WHEREAS:

(A)    As of the date hereof, Parent is the sole shareholder of Holdco.

(B)    Holdco is currently the sole shareholder of the Company and Merger Sub.

(C)    Parent, Holdco, Merger Sub and the Company currently participate in a business combination transaction governed by the BCA, with SPAC pursuant to which, among other things:

a)      in a first step, Parent has contributed on the date hereof all its shares in the Company to Holdco in exchange for ordinary shares of Holdco (the “Contribution”), and

b)      not earlier than one business day after the completion of such Contribution by Parent, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct subsidiary of Holdco (the “Merger”) and in connection with the Merger, all shares of SPAC class A common stock issued and outstanding immediately prior to the Merger shall be contributed to Holdco against the issuance of new ordinary shares of Holdco, so that as a result, Holdco shall become the sole shareholder of SPAC.

(D)    In accordance with the provisions of the BCA, on the date hereof, Parent, in its capacity as sole shareholder of Holdco, authorised Holdco to repurchase, from its existing sole shareholder, in one or several stages, up to a maximum of [3,000,000] ordinary shares of Holdco, at a purchase price of not less than, and not exceeding, USD 10.00 per share, for a period of 5 years, starting as of [*] 2021, in accordance with the provisions of article 430-15 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “1915 Law”), and authorised the board of directors of Holdco (the “Board”) to implement such share repurchase as soon as practicable after the consummation of the Merger.

(E)    On the basis of such authorisation and considering that the legal conditions for effecting a share repurchase are fulfilled, the Board approved the repurchase of […] ordinary shares of Holdco from Parent for a total repurchase price of USD […], and Parent agrees to such share repurchase, which shall be effected pursuant to the terms and condition as set forth herein.

THE PARTIES AGREE AS FOLLOWS:

1.     INTERPRETATION

1.1     Any capitalized terms not expressly defined herein shall have the meaning ascribed to them in the BCA. Capitalised terms used in this Agreement shall have the following meaning:

“1915 Law” has the meaning ascribed to it in Recital (C).

“BCA” means the business combination agreement entered into by SPAC, Parent, the Company, Merger Sub and Holdco, on 21 June 2021.

“Board” has the meaning ascribed to it in Recital (D).

Annex A-133

“Company” means Servicios de Juego Online, S.A.U., a limited liability stock company (sociedad anónima) incorporated under the Laws of the Kingdom of Spain, with registered domicile at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and with Tax Identification Number A-88.102.009.

“Confidential Information” means (i) any information concerning the business, accounts, finances, contractual arrangements or intellectual property (whether owned or licensed) or other dealings, transactions, affairs or property of each Party but does not include information which has become a matter of public knowledge (other than by reason of a breach of clause 9 of this Agreement or of its unlawful disclosure by any person), (ii) any information relating to the existence and content of this Agreement or the transaction described in it, and (iii) any information which an obligation of confidence is owed to any third party by Parent or Holdco.

“Consideration” means the purchase price for the Shares in the aggregate amount of USD [XXX] payable by Holdco to Parent pursuant to this Agreement.

“Consideration Payment Confirmation” means the confirmation issued by Holdco Bank confirming that the Consideration has been debited from Holdco Bank Account towards Parent Bank Account as stipulated in this Agreement.

“Contribution” has the meaning ascribed to it in Recital (C)a)

“Effective Transfer Moment” means the completion of the Merger Issuance.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement having similar effect.

“Euro” or “EUR” means the single currency unit of any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Holdco Bank” means [XXX], having its registered office at [XXX].

“Holdco Bank Account” means a bank account of Holdco, IBAN [XXX], SWIFT [XXX], kept in Holdco Bank.

“Merger” has the meaning ascribed to it in the Recital (C)b)

“Merger Sub” means Codere Online U.S. Corp., a Delaware corporation.

“Parent Bank” means [XXX], having its registered office at [XXX].

“Parent Bank Account” means a bank account of Parent, IBAN [XXX], SWIFT [XXX], kept in Parent Bank.

“Shares” means [insert aggregate number of shares] registered ordinary shares with a nominal value of one Euro (EUR 1.-) issued by Holdco that are owned by Parent.

“SPAC” means DD3 Acquisition Corp. II, a Delaware corporation which is a special purpose acquisition company incorporated under the laws of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalisation, reorganisation or other similar business combination with one or more businesses or entities.

“Transfer” means, in relation to the Shares, to:

(a)     sell, transfer, or otherwise dispose of it;

(b)    agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing; and “transferred” shall be construed accordingly.

“USD” means United States Dollar.

Annex A-134

1.2     Interpretation

1.2.1     In this Agreement, a reference to:

(a)     a statutory provision includes a reference to:

(b)    the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

(c)     any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement).

(d)    a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement.

1.2.2      References to this Agreement include any schedules to it (which schedules are an integral part of this Agreement); and references to articles, clauses, sections (or to subsections thereof) and schedules are to articles, clauses, sections (or subsections) of and schedules to this Agreement.

1.2.3      Headings in this Agreement do not affect its interpretation and are to be ignored in construing its terms.

1.2.4      “including” shall be read as if followed by words “but not limited to”, in parenthesis.

1.2.5      a “person” includes, without limitation, a reference to any individual, firm, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality).

1.2.6      a “Party” is a reference to a party to this Agreement (either by virtue of having executed this Agreement or having entered into a deed of adherence to it) and includes a reference to that party’s legal personal representatives, successors and permitted assigns, and “Parties” shall be construed accordingly.

1.2.7      Unless specified to the contrary, use of the singular is deemed to include the plural and use of any gender is deemed to include every gender.

2.     Transfer and repurchase of the Shares

2.1    On and subject to the terms of this Agreement, the BCA and the 1915 Law, Parent hereby sells and transfers to Holdco the Shares, with full title guarantee and free from all claims, liens, charges, equities, options and Encumbrances, together with all rights now and in the future attaching to them and for the Consideration stipulated below.

2.2    On and subject to the terms of this Agreement, the BCA and the 1915 Law, Holdco hereby repurchases in accordance with article 430-15 of the 1915 Law and accepts from Parent the Shares, with full title guarantee and free from all claims, liens, charges, equities, options and Encumbrances, together with all rights now and in the future attaching to them and for the Consideration stipulated below.

2.3    Subject to the Merger Issuance occurring and being completed, the title and the ownership right and all other rights to the Shares or arising out of the Shares shall be transferred from Parent to Holdco at the Effective Transfer Moment.

3.     Consideration

3.1    The Consideration for the sale and repurchase of the Shares amounting in aggregate to USD [XXX] (that is USD 10.00.- per one Share) shall be paid by Holdco in cleared funds in U.S. dollars as stipulated below.

3.2    Holdco shall procure that the Consideration is debited from Holdco Bank Account towards Parent Bank Account within ten (10) days from the Effective Transfer Moment. The obligation of Holdco to pay the Consideration is fulfilled upon debiting of the Consideration from Holdco Bank Account.

Annex A-135

3.3    Immediately upon the debiting of the Consideration from Holdco Bank Account, Holdco shall provide Parent with the Consideration Payment Confirmation, confirming that the Consideration is debited from Holdco Bank Account towards Parent Bank Account as stipulated in this Agreement.

3.4    If the Consideration Payment Confirmation has not been provided by Holdco to Parent (other than due to the fault of Parent) on ________________ at the latest, then Parent shall have the right to unilaterally terminate and rescind from this Agreement by a written notice served to Holdco as a result of breach of Holdco’s obligation in Clause 3.3. above and nothing in this Agreement shall restrict Parent’s rights in that regard.

3.5    The Consideration is final and shall not be in any way affected by the performance of stock price of Holdco until the Effective Transfer Moment.

4.     Further undertakings and cooperation

4.1    Parent undertakes to Holdco that it will neither transfer the Shares (other than to Holdco pursuant to this Agreement) nor grant any Encumbrance over the Shares or any of them at any time until the Effective Transfer Moment.

4.2    Parent undertakes to Holdco that it will not issue any proxy, mandate or power of attorney to any person to give effect to any action stipulated in Clause 4.1. above (other than in relation to the transfer of the Shares to Holdco pursuant to this Agreement).

4.3    Holdco shall have the right to unilaterally terminate and rescind from this Agreement by a written notice served to Parent as a result of breach of any of Parent’s obligations in Clauses 4.1. and 4.2. above and nothing in this Agreement shall restrict Holdco’s rights in that regard.

4.4    Following the Effective Transfer Moment, the Parties shall cooperate in good faith and execute any transfer certification and other documentation confirming the transfer of the Shares.

5.     Representations and Warranties

Parent’s Representations and Warranties

5.1    Parent hereby represents and warrants to Holdco as follows, with such representations applying on the date of this Agreement and are deemed repeated on the Effective Transfer Moment:

5.1.1      Parent has full power, authority and obtained all approvals to execute this Agreement and to perform its obligations hereunder;

5.1.2      this Agreement and any other document contemplated by this Agreement executed by Parent constitutes the valid and legally binding obligations of Parent, enforceable against it in accordance with their terms and conditions;

5.1.3      Parent is not required to give any notice to, make any filing with or obtain any consent from any third person to the execution of this Agreement by Parent and the execution of this Agreement by Parent will not in any way violate any law or any decision of any body of relevant authority to which Parent is subject or any Agreement or instrument to which Parent is a party;

5.1.4      Parent is not a party to any court, insolvency or administrative proceedings which could affect the performance of its obligation under this Agreement and to the best of Parent’s knowledge there are no such proceedings pending or threatened;

5.1.5      Parent is the sole legal owner of the Shares and holds any and all rights attached to the Shares and the Shares are not subject to any Encumbrance and can be freely transferred pursuant to the terms of this Agreement.

5.2    Parent acknowledges that Holdco is entering into this Agreement in reliance on the warranties.

5.3    Each of Parent’s warranties shall be construed separately and none of Parent’s warranties shall limit or govern the extent, application or construction of any of the other Parent’s warranties.

Annex A-136

5.4    Holdco shall have the right unilaterally terminate and rescind from this Agreement by a written notice served to Parent as a result of breach of any of Parent’s warranties or as a consequence of a misrepresentation generally and nothing in this Agreement shall restrict Holdco’s rights in that regard.

Holdco’s Representations and Warranties

5.5    Holdco hereby represents to Parent as follows, with such representations applying on the date of this Agreement and are deemed repeated on the Effective Transfer Moment:

5.5.1      Holdco has full power, authority and obtained all corporate approvals to execute this Agreement and to perform its obligations hereunder;

5.5.2      this Agreement and any other document contemplated by this Agreement executed by Holdco constitutes the valid and legally binding obligations of Holdco, enforceable against it in accordance with their terms and conditions;

5.5.3      Holdco is not required to give any notice to, make any filing with or obtain any consent from any third person to the execution of this Agreement by Holdco and the execution of this Agreement by Holdco will not in any way violate any law or any decision of any body of relevant authority to which Holdco is subject or any Agreement or instrument to which Holdco is a party;

5.5.4      Holdco is not a party to any court, insolvency or administrative proceedings which could affect the performance of its obligation under this Agreement and to the best of Holdco’s knowledge there are no such proceedings pending or threatened;

5.5.5      Holdco is duly established and validly existing under the laws of the Grand Duchy of Luxembourg; and

5.5.6      the transfer of the Shares by the Parent to Holdco and the repurchase of such Shares by Holdco from Parent comply with all requirements set out in article 430-15 of the 1915 Law.

5.6    Each of Holdco’s warranties shall be construed separately and none of Holdco’s warranties shall limit or govern the extent, application or construction of any of the other Holdco’s warranties.

6.     Termination

6.1    This Agreement can only be terminated:

6.1.1      by Parent pursuant to Clause 3.4. above;

6.1.2      by Holdco pursuant to Clause 4.3. above;

6.1.3      by Holdco pursuant to Clause 5.4. above; or

6.1.4      by mutual Agreement of the Parties.

6.2    The Parties acknowledge and agree that neither Party has a right to rescind from or otherwise terminate this Agreement save as set forth in Clause 6.1. above.

7.     Assignment

7.1    Parent may not assign or delegate, in whole or in part, all or any of its rights, interests or obligations under this Agreement without the prior written consent of Holdco.

7.2    Holdco may not assign or delegate, in whole or in part, all or any of its rights, interests or obligations under this Agreement without the prior written consent of Parent.

8.     Notices

8.1    Any notice, request, demand, consent or other communication provided for under this Agreement shall be made in writing and in the English language and (unless specifically provided otherwise under this Agreement) shall be deemed fully made to a Party hereto when hand delivered to such Party (including a hand delivery to the representative of that Party mentioned below) or upon receipt of the same by such Party if it is posted in any

Annex A-137

general or branch office of a national postal service or standard courier shipping service (DHL, UPS or similar), enclosed in a certified prepaid envelope (return receipt requested), in each case addressed using the address of such Party stated below (or such different address as such Party may have fixed by notice):

if to Parent:
address: Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain
representative for delivery of notices: [XXX]

if to Holdco:
address: 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg representative for delivery of notices: [XXX]

8.2    The Parties agree that the provisions of this Clause 8 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or connected with any court or arbitration proceedings, in which case the rules of such court or arbitration panel as to the giving and receipt of the same shall be applicable.

9.     Confidentiality

9.1    None of the Parties shall disclose the existence of this Agreement, the Confidential Information or any information of a confidential nature acquired as a consequence of or in connection with this Agreement.

9.2    Notwithstanding Article 9.1 above, any Party is entitled to disclose information but only to the extent required:

9.2.1      if required by applicable law or regulation (including any rule of stock exchange on which the shares of a Party are listed);

9.2.2      in connection with any legal or arbitration proceedings;

9.2.3      to a competent governmental, tax or regulatory authority having the power by applicable law or regulation to request disclosure;

9.2.4      to its professional advisers; and

9.2.5      with the prior written consent of the other Party.

10.     Final Provisions

10.1  Any amount payable by any Party shall be made in full without set-off or counterclaim and free from any deduction or withholding.

10.2  Each of the Parties shall at its own cost take all actions as may reasonably be required to give effect to the provisions of this Agreement (and to the transfer of the Shares) in accordance with its terms and conditions.

10.3  This Agreement is governed by laws of the Grand Duchy of Luxembourg and any dispute between the Parties under or in connection with it shall be resolved by courts in Luxembourg.

10.4  If any provision hereof becomes invalid, ineffective or unenforceable, the validity, effectiveness and enforceability of the remaining provisions of this Agreement shall remain unaffected, unless the nature of the provision concerned, the contents of this Agreement or the circumstances in which such provision came into being indicate that such provision cannot be severed from the remainder of this Agreement. The Parties agree to replace the invalid, ineffective or unenforceable provision with a valid, effective and enforceable one which will achieve the same economic result (to the maximum extent permitted by applicable law) as is the intent of the provision to be so replaced.

10.5  This Agreement is made in two (2) counterparts in English. Each Party shall receive one (1) counterpart.

10.6  Amendments or modifications to this Agreement and any schedules hereto shall be in writing and signed by all Parties.

10.7  This Agreement comes into force and effect upon conclusion hereof, i.e. on the moment the first counterpart of this Agreement is signed by both Parties.

Annex A-138

The Parties have executed this Agreement on the date first written above.

THE COMPANY

Codere Online Luxembourg, S.A.

By:
Title:

Annex A-139

THE SHAREHOLDER

Codere Newco, S.A.U.

By:
Title:

Annex A-140

Exhibit H
Expenses Reimbursement Letter

[Exhibit H to Business Combination Agreement]

Annex A-141

EXHIBIT H

[-], 2021

DD3 Acquisition Corp. II
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico

Codere Online Luxembourg, S.A.
7 rue Robert Stümper, L-2557
Luxembourg, Grand Duchy of Luxembourg

Ladies and Gentlemen:

Reference is made to the business combination agreement (the “Business Combination Agreement”) entered into as of June 21, 2021 by and among DD3 Acquisition Corp. II (“SPAC”), Codere Newco, S.A.U. (“Parent”), Servicios de Juego Online, S.A.U. (the “Company”), Codere Online Luxembourg, S.A. (“Holdco”) and Codere Online U.S. Corp. (“Merger Sub”). Capitalized terms used but not otherwise defined in this letter agreement (this “Expense Reimbursement Agreement”) have the respective meanings ascribed thereto in the Business Combination Agreement.

This Expense Reimbursement Agreement, including the representations, warranties and agreements of DD3 Sponsor Group, LLC (“Sponsor”) and Parent set forth herein, when accepted by the SPAC and Holdco, will evidence the agreement of the parties with respect to the matters contained in this Expense Reimbursement Agreement. Parent, Sponsor, SPAC and Holdco further agree for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1. Sponsor, as shareholder of the SPAC, in consideration of the benefits that Sponsor will receive in connection with the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to reimburse Holdco, as future sole shareholder of the Surviving Corporation under the Business Combination Agreement, for the aggregate amount of SPAC Transaction Expenses payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement. For the avoidance of doubt, notwithstanding the references in Section 11.03 of the Business Combination Agreement to the maximum amount of SPAC Transaction Expenses payable pursuant to each of the concepts set forth in the Transaction Expenses Table, Sponsor shall not be required to reimburse Holdco if the aggregate maximum amount of SPAC Transaction Expenses payable by the Surviving Corporation does not exceed the aggregate maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement, regardless of whether SPAC Transaction Expenses are exceeded in one or more of the concepts set forth in the Transaction Expenses Table.

2. Parent, as shareholder of the Company and Merger Sub, in consideration of the benefits that Parent will receive in connection with the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to reimburse Holdco, as shareholder of the Company and future sole shareholder of the Surviving Corporation under the Business Combination Agreement, for the aggregate amount of Company Transaction Expenses payable by the Surviving Corporation, Holdco, the Company or any Company Subsidiary in excess of the maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement. For the avoidance of doubt, notwithstanding the references in Section 11.03 of the Business Combination Agreement to the maximum amount of Company Transaction Expenses payable pursuant to each of the concepts set forth in the Transaction Expenses Table, Parent shall not be required to reimburse Holdco if the aggregate maximum amount of Company Transaction Expenses payable by the Surviving Corporation, Holdco, the Company or any Company Subsidiary does not exceed the aggregate maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement, regardless of whether Company Transaction Expenses are exceeded in one or more of the concepts set forth in the Transaction Expenses Table.

Annex A-142

3. Sponsor shall cause the Chief Financial Officer of SPAC, solely in his or her capacity as such, at least seven Business Days prior to the Closing to provide written notice to SPAC, the Company and Holdco of any SPAC Transaction Expenses incurred in excess of the aggregate maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement; provided that the failure to notify SPAC, the Company and Holdco shall not relieve Sponsor from any liability that it may have hereunder.

4. Parent shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, at least seven Business Days prior to the Closing to provide written notice to SPAC, the Company and Holdco of any Company Transaction Expenses incurred in excess of the aggregate maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement; provided that the failure to notify SPAC, the Company and Holdco shall not relieve Parent from any liability that it may have hereunder.

5. Parent and Sponsor agree that payments hereunder shall be made by wire transfer of immediately available funds to one or more accounts designated for such purposes by Holdco. If any payments pursuant to this Expense Reimbursement Agreement are taxable, the parties shall cooperate and use reasonable best efforts to structure any payment pursuant to this Expense Reimbursement Agreement in a manner that reduces, minimizes or eliminates any applicable Taxes to the extent reasonably permitted under applicable Tax Law while not adversely affecting Parent or Sponsor, as applicable, in any material respect. Notwithstanding Section 11.02 of the Business Combination Agreement, the representations, warranties, obligations, agreements and covenants in this Expense Reimbursement Agreement shall survive the Closing.

6. The obligations of Parent and Sponsor under this Expense Reimbursement Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to the SPAC or Holdco at law or in equity and shall be in addition to any liability which it may otherwise have.

7. This Expense Reimbursement Agreement may not be assigned by any party without the prior written consent of each other party hereto. The provisions of this Expense Reimbursement Agreement shall be for the benefit of and enforceable by the SPAC and Holdco. No other person shall have any rights hereunder.

8. If any provision of this Expense Reimbursement Agreement is held to be illegal, invalid or unenforceable, the provision shall be fully severable; this Expense Reimbursement Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Expense Reimbursement Agreement, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Expense Reimbursement Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and, as changed or amended, continue to reflect the original intent of the parties hereto.

9. The parties to this Expense Reimbursement Agreement each agree not to disclose the existence of this Expense Reimbursement Agreement or the contents or subject matter hereof to any other party without the prior written consent of the other parties hereto unless required by applicable Law, judicial process, regulatory action or stock exchange rules or regulations (in which case, to the extent permitted by such Law, process, action, rule or regulation, the non-disclosing party shall allow the other party reasonable time to comment on the contents of such disclosure in advance of such disclosure); provided that each party may disclose the existence, contents and subject matter of this Expense Reimbursement Agreement to its officers, directors, attorneys, agents and other representatives (“Representatives”), so long as such party makes its Representatives aware of its confidentiality obligations pursuant to this Section 9 and agrees to be liable for any disclosure by its Representatives of the existence of this Expense Reimbursement Agreement or the contents or subject matter hereof except to the extent permitted hereby, and that this Expense Reimbursement Agreement may be described in, and filed as an exhibit to, any registration statement of Holdco filed with the U.S. Securities and Exchange Commission. Nothing contained herein shall limit the SPAC or Holdco from disclosing this Expense Reimbursement Agreement and the subject matter hereof in connection with the enforcement of their rights hereunder.

Annex A-143

10.The provisions of Section 11.01 (including Sponsor, which details are set forth below), 11.07, 11.08, and 11.12 of the Business Combination Agreement are incorporated herein and shall apply to this Expense Reimbursement Agreement, mutatis mutandis.

if to Sponsor, to:

DD3 Sponsor Group, LLC
Pedregal 24, 3rd Floor, Interior 300
Colonia Molino del Rey, Del. Miguel Hidalgo
11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

11. This Expense Reimbursement Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Annex A-144

Very truly yours,
Codere Newco, S.A.U.

By:
Name:
Title:

DD3 Sponsor Group, LLC

By:
Name:
Title:
Accepted and agreed by,

DD3 Acquisition Corp. II

By:
Name:
Title:

Codere Online Luxembourg, S.A.

By:
Name:
Title:

[Signature page to Expense Reimbursement Agreement]

Annex A-145

Annex B

Preliminary Proxy Card

DD3 ACQUISITION CORP. II

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
              , 2021

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated             ,    2021, in connection with the Special Meeting of Stockholders to be held on             ,    2021, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, and hereby appoints Dr. Martin M. Werner, Jorge Combe and Daniel Salim, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of DD3 Acquisition Corp. II (“DD3”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on            , 2021: The notice of special meeting and the accompanying Proxy Statement/Prospectus are available at             .

FOR	AGAINST	ABSTAIN

Proposal 1 — The Business Combination Proposal

To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 21, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among DD3, Codere Newco, S.A.U., Servicios de Juego Online S.A.U., Codere Online Luxembourg, S.A. and Codere Online U.S. Corp., and the business combination contemplated thereby (the “Business Combination”).

☐	☐	☐
FOR	AGAINST	ABSTAIN

Proposal 2 — The Nasdaq Proposal

To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the current total issued and outstanding shares of DD3 common stock to certain investors pursuant to forward purchase agreements entered into at the time of DD3’s initial public offering and subscription agreements entered into in connection with PIPE transactions at or prior to the closing of the Business Combination.

☐	☐	☐
FOR	AGAINST	ABSTAIN

Proposal 3 — The Adjournment Proposal

To consider and vote upon a proposal to authorize the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting of Stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or public stockholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

☐	☐	☐
Dated:	______________________2021

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annex B-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Senior Managers

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

Holdco’s articles of association provide that directors of Holdco are not held personally liable for the indebtedness or other obligations of Holdco. As agents of Holdco, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Holdco’s articles of association and mandatory provisions of law, every person who is, or has been, a director or senior manager of Holdco (and his or her heirs, executors and administrators) shall be indemnified by Holdco to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or senior manager of Holdco, or, at the request of Holdco, of any other company of which Holdco is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, senior manager or shareholder of Holdco (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Holdco or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of Holdco.

Holdco’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or senior manager may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or senior manager and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and senior manager, may be entitled by contract or otherwise under law. Holdco shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and senior managers of Holdco, as Holdco may decide upon from time to time.

In connection with the Business Combination, Holdco expects that it will enter into indemnification agreements with each of its directors and senior managers. These agreements will provide that Holdco will indemnify each of its directors and such senior managers to the fullest extent permitted by law and its charter and its bylaws.

Holdco also expects that it will enter into a general liability insurance policy, in effect as at or as soon as possible after the time of the Business Combination, which will cover certain liabilities of directors and senior managers of Holdco arising out of claims based on acts or omissions in their capacities as directors or senior managers.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*#

Business Combination Agreement, dated as of June 21, 2021, by and among DD3 Acquisition Corp. II, Codere Newco, S.A.U., Servicios de Juego Online S.A.U., Codere Online Luxembourg, S.A. and Codere Online U.S. Corp. (included as Annex A to the proxy statement/prospectus).

3.1*	Articles of Association of Codere Online Luxembourg, S.A., dated as of July 2, 2021.
3.2*	Deed of Incorporation of Codere Online Luxembourg, S.A., dated as of June 4, 2021.
3.3*	Rectification to Deed of Incorporation of Codere Online Luxembourg, S.A., dated as of July 2, 2021.
3.4

Amended and Restated Certificate of Incorporation of DD3 Acquisition Corp. II (incorporated by reference to Exhibit 3.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on December 11, 2020).

3.5

Bylaws of DD3 Acquisition Corp. II (incorporated by reference to Exhibit 3.3 to DD3 Acquisition Corp. II’s Registration Statement on Form S-1 (File No. 333-250212), filed with the SEC on November 19, 2020).

4.1**	Specimen Ordinary Share Certificate of Codere Online Luxembourg, S.A.
4.2

Warrant Agreement, dated December 7, 2020, by and between DD3 Acquisition Corp. II, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on December 11, 2020).

4.3

Form of Assignment, Assumption and Amendment Agreement by and among DD3 Acquisition Corp. II, Codere Online Luxembourg, S.A. and Continental Stock Transfer & Trust Company, with respect to the Warrant Agreement dated as of December 7, 2020 (incorporated by reference to Exhibit F of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

4.4

Form of Warrant Certificate of Codere Online Luxembourg, S.A. (incorporated by reference to Exhibit A to Exhibit F of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

5.1**	Legal Opinion of Clifford Chance.
8.1**	Tax Opinion of Greenberg Traurig, P.A.
10.1

Contribution and Exchange Agreement, dated as of June 21, 2021, by and among Codere Online Luxembourg, S.A., Servicios de Juego Online, S.A.U. and Codere Newco, S.A.U. (incorporated by reference to Exhibit 10.2 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.2

Investor Support Agreement, dated as of June 21, 2021, by and among DD3 Acquisition Corp. II, Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund (incorporated by reference to Exhibit 10.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).
10.4

Forward Purchase Agreement, dated as of November 17, 2020, by and among DD3 Acquisition Corp. II, Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund (incorporated by reference to Exhibit 10.5 to DD3 Acquisition Corp. II’s Registration Statement on Form S-1 (File No. 333-250212), filed with the SEC on November 19, 2020).

10.5

Forward Purchase Agreement, dated as of November 19, 2020, by and between DD3 Acquisition Corp. II and MG Partners Multi-Strategy Fund LP (incorporated by reference to Exhibit 10.12 to DD3 Acquisition Corp. II’s Registration Statement on Form S-1 (File No. 333-250212), filed with the SEC on November 19, 2020).

10.6

Amendment No. 1 to Forward Purchase Agreement, dated as of June 21, 2021, by and among DD3 Acquisition Corp. II, Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund (incorporated by reference to Exhibit 10.6 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.7

Amendment No. 1 to Forward Purchase Agreement, dated as of June 21, 2021, by and between DD3 Acquisition Corp. II and MG Partners Multi-Strategy Fund LP (incorporated by reference to Exhibit 10.7 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.8

Form of Registration Rights and Lock-Up Agreement, by and among Codere Online Luxembourg, S.A., DD3 Sponsor Group, LLC, MG Partners Multi-Strategy Fund LP, Baron Global Advantage Fund, Baron Emerging Markets Fund, Destinations International Equity Fund, Codere Newco, S.A.U. and DD3 Acquisition Corp. II (incorporated by reference to Exhibit A of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

Exhibit Number	Description
10.9

Form of Nomination Agreement, by and among Codere Online Luxembourg, S.A., DD3 Sponsor Group, LLC and Codere Newco, S.A.U. (incorporated by reference to Exhibit B of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.10

Form of Indemnification Letter, by and among DD3 Acquisition Corp. II, Codere Newco, S.A.U., Servicios de Juego Online, S.A.U., Codere Online Luxembourg, S.A. and Codere Online U.S. Corp. (incorporated by reference to Exhibit C of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.11

Form of Redemption Agreement for Codere Ordinary Shares by and between Codere Online Luxembourg, S.A. and Codere Newco, S.A.U. (incorporated by reference to Exhibit G of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.12

Form of Expenses Reimbursement Letter by and among DD3 Acquisition Corp. II, Codere Newco, S.A.U., Servicios de Juego Online, S.A.U., Codere Online Luxembourg, S.A. and Codere Online U.S. Corp. (incorporated by reference to Exhibit H of Exhibit 2.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on June 22, 2021).

10.13*	Relationship and License Agreement, dated June 21, 2021, by and between Servicios de Juego Online S.A.U and Codere Newco, S.A.U.
10.14*#	Sponsorship and Services Agreement, dated June 21, 2021, by and between Servicios de Juego Online S.A.U. and Codere Newco, S.A.U.
10.15*	Platform and Technology Services Agreement, dated January 1, 2021, by and among Codere Newco, S.A.U., Codere Apuestas España, S.L.U. and Codere Online Management Services LTD.
10.16**	Agreement, dated June 21, 2021, by and between Libros Foráneos, S.A. de C.V. and Servicios de Juego Online S.A.U. with respect to the online gaming business in Mexico.
10.17*	Internal Affiliate Program Master Agreement, dated March 12, 2021, by and between Servicios de Juego Online S.A.U. and Codere Newco, S.A.U.
10.18*#	Services Agreement, dated October 9, 2018, as amended on November 30, 2020, between Moshe Edree, Novelly Investments Limited and Codere Online Management Services Ltd
10.19

Letter Agreement, dated December 7, 2020, by and among DD3 Acquisition Corp. II, DD3 Sponsor Group, LLC, MG Partners Multi-Strategy Fund LP and each of the officers, directors and initial stockholders of DD3 Acquisition Corp. II (incorporated by reference to Exhibit 10.1 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on December 11, 2020).

10.20

Investment Management Trust Agreement, dated December 7, 2020, by and between DD3 Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on December 11, 2020).

10.21

Stock Escrow Agreement, dated December 7, 2020, by and among DD3 Acquisition Corp. II, Continental Stock Transfer & Trust Company and certain securityholders (incorporated by reference to Exhibit 10.4 to DD3 Acquisition Corp. II’s Form 8-K (File No. 001-39767), filed with the SEC on December 11, 2020).

21.1**	List of Subsidiaries of Codere Online Luxembourg, S.A.
23.1*	Consent of Ernst & Young, S.L.
23.2*	Consent of Marcum LLP
23.3**	Consent of Clifford Chance (to be included in Exhibit 5.1).
23.4**	Consent of Greenberg Traurig, P.A. (to be included in Exhibit 8.1).
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Proxy Card for DD3 Acquisition Corp. II’s Special Meeting of Stockholders (included as Annex B to the proxy statement/prospectus).
99.2*	Consent of Martin M. Werner to be named Director Nominee.
99.3*	Consent of Daniel Valdez to be named Director Nominee.
99.4**	Consent of Nominee to be named Director Nominee.
99.5**	Consent of Nominee to be named Director Nominee.
99.6**	Consent of Nominee to be named Director Nominee.
99.7**	Consent of Nominee to be named Director Nominee.
99.8**	Consent of Nominee to be named Director Nominee.

____________

*        Filed herewith.

**      To be filed by amendment.

#        Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Item 22. Undertakings

A.     Holdco hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.      Holdco hereby undertakes:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.     The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg on August 12, 2021.

Codere Online Luxembourg, S.A.
By:	/s/ Moshe Edree
	Name:	Moshe Edree
	Title:	Director
By:	/s/ Oscar Iglesias
	Name:	Oscar Iglesias
	Title:	Director and Principal Financial Officer
By:	/s/ Gonzalo de Osma
	Name:	Gonzalo de Osma
	Title:	Director and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Moshe Edree, Oscar Iglesias and Gonzalo de Osma, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Codere Online Luxembourg, S.A., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
By: /s/ Moshe Edree	Director	August 12, 2021
Moshe Edree
By: /s/ Oscar Iglesias	Director and Principal Financial Officer	August 12, 2021
Oscar Iglesias
By: /s/ Gonzalo de Osma	Director and Principal Accounting Officer	August 12, 2021
Gonzalo de Osma

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in the undersigned’s capacity as the duly authorized representative of the registrant in the United States, on August 12, 2021.

By:	/s/ Karen Spain
Name: Karen Spain
Title: Assistant Secretary (CT Corporation System)